As filed with the Securities and Exchange Commission on May 30, 2025

Registration No. 333-286021

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_______________

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_______________

GrabAGun Digital Holdings Inc.

Co-registrant is listed on the following page

(Exact name of registrant as specified in its charter)

_______________

Texas	3480	—
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

214 Brazilian Avenue, Suite 200-J
Palm Beach, FL 33480
Telephone: (561) 805-3588

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

_______________

Omeed Malik
c/o Colombier Acquisition Corp. II
214 Brazilian Avenue, Suite 200-J
Palm Beach, FL 33480
Telephone: (561) 805-3588

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________

Copies to:

Douglas S. Ellenoff, Esq. Stuart Neuhauser, Esq. Meredith Laitner, Esq. David Landau, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, New York 10105-0302 (212) 370-1300	Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 (212) 451-2300

_______________

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and after all conditions under the Merger Agreement to consummate the proposed merger are satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF CO-REGISTRANT

Exact Name of Co-registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Metroplex Trading Company LLC(1)	Texas	3480	26-1106852

____________

(1)      The Co-registrant has the following principal executive offices:

200 East Beltline Road, Suite 403
Coppell, Texas 75019
(972) 552-7246

(2)      The agent for service for the Co-registrant is:

Marc Nemati
President and Chief Executive Officer
Metroplex Trading Company LLC
200 East Beltline Road, Suite 403
Coppell, Texas 75019
(972) 552-7246

The information in this preliminary proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS — SUBJECT TO COMPLETION,
DATED May 30, 2025

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
OF COLOMBIER ACQUISITION CORP. II
AND
PROSPECTUS FOR UP TO [•] SHARES OF COMMON STOCK,
UP TO [•] WARRANTS, AND
UP TO [•] SHARES OF COMMON STOCK UNDERLYING WARRANTS
OF GrabAGun Digital Holdings Inc.

To the Shareholders of Colombier Acquisition Corp. II:

You are cordially invited to attend the extraordinary general meeting of shareholders (the “Colombier Extraordinary General Meeting”) of Colombier Acquisition Corp. II (“Colombier”), which will be held at [•] a.m., Eastern Time, on [•], 2025. The Board of Directors of Colombier (the “Board” or “Colombier Board”) has determined to convene and conduct the Colombier Extraordinary General Meeting in a virtual meeting format at www.cstproxy.com/[•]. For the purposes of Colombier’s Amended and Restated Memorandum and Articles of Association (the “Current Charter”), the Colombier Extraordinary General Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302. The accompanying proxy statement/prospectus includes instructions on how to access the virtual Colombier Extraordinary General Meeting and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Colombier Extraordinary General Meeting by visiting www.cstproxy.com/[•] and using a control number assigned by Continental Stock Transfer & Trust Company and printed on your proxy card. To register and receive access to the Colombier Extraordinary General Meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Colombier will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus.

On January 6, 2025, Colombier entered into a Business Combination Agreement (the “Merger Agreement”) with (i) GrabAGun Digital Holdings Inc., a Texas corporation fifty-percent owned by Colombier and fifty-percent owned by GrabAGun (“Pubco”), (ii) Gauge II Merger Sub LLC, a Texas limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”) and (iii) Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company (“GrabAGun”); upon subsequent execution of a joinder agreement, Gauge II Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”, and together with Company Merger Sub, the “Merger Subs”) also became a party to the Merger Agreement (all of the transactions contemplated by the Merger Agreement, including the issuances of securities thereunder, the “Business Combination”). A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A. You are being asked to vote on the Business Combination and certain other related matters.

Pursuant to the Merger Agreement, and subject to the terms and conditions set forth therein, (i) Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity (the “Colombier Merger”), as a result of which each security of Colombier outstanding as of immediately prior to the effective time of the Colombier Merger will be cancelled in exchange for the right to receive substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), and as a result of which all of the interests in GrabAGun outstanding as of immediately prior to the effective time of the GrabAGun Merger will be cancelled in exchange for the right to receive newly-issued shares of Pubco common stock, par value $0.0001 per share (“Pubco Common Stock”), in each case pursuant to the terms and conditions of the Merger Agreement.

Assuming the consummation of the Business Combination (the “Closing”, to occur on the “Closing Date”), the consideration to be delivered to the current owners of GrabAGun (the “GrabAGun Members”) in connection with the Mergers (the “Merger Consideration”) will consist of (i) a number of newly issued shares of Pubco Common Stock equal to $100.0 million divided by $10.00 (the “Aggregate Stock Consideration”) plus (ii) the cash consideration in an aggregate amount equal to $50.0 million (the “Aggregate Cash Consideration”), each of (i) and (ii) to be distributed pro rata to the GrabAGun Members at the Closing. Additionally, 300,000 shares of Pubco Common Stock will be issued to a GrabAGun consultant in consideration of services the consultant provided to GrabAGun. As a result of the transactions comprising the proposed Business Combination, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco, which will operate the business of GrabAGun. The Merger Agreement also contains a closing condition, waivable by Colombier and GrabAGun, that, at the Closing, cash and cash equivalents equal to or greater than $30.0 million be delivered to Pubco, after satisfaction of all Redemption Payments and Colombier transaction expenses and also after payment of the Aggregate Cash Consideration to the GrabAGun Members.

Immediately after the Closing, assuming that none of the outstanding Public Shares are redeemed prior to the Closing Date, taking into account also the assumptions further described under the headings “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” in the accompanying proxy statement/prospectus, it is anticipated that the former Colombier public shareholders would own an interest of approximately 53.9% in Pubco, Colombier Sponsor II LLC, a Delaware limited liability company (the “Sponsor”) will own an interest of approximately 13.5% in Pubco, the GrabAGun Consultant will own an interest of approximately 0.9% in Pubco, and the former GrabAGun Members will own an interest of approximately 31.7% of Pubco. If the actual facts immediately after the Closing are different from the foregoing assumptions, which they are likely to be, the percentage ownership information set forth above will also be different.

The units sold in Colombier’s initial public offering (the “Units”), the Colombier Class A ordinary shares underlying the Units (the “Public Shares”) and the redeemable warrants included as part of each Unit, entitling the holder thereof to purchase one-third of a Colombier Class A ordinary share (the “Public Warrants”) are traded on the NYSE under the symbols “CLBR.U,” “CLBR” and “CLBR.WS,” respectively. On [•], 2025, the record date for the Colombier Extraordinary General Meeting (the “Record Date”), the closing sale prices of the Units, the Colombier Class A ordinary shares and the Public Warrants were $[•], $[•] and $[•], respectively. In connection with the Mergers, Pubco has applied for the listing of its Common Stock and Warrants on the NYSE under the proposed symbols “PEW” and “PEWW”, respectively, to be effective at the Closing. There is no assurance that Pubco will be able to satisfy the NYSE listing criteria or will be able to continue to satisfy such criteria following the consummation of the Business Combination. Pubco will not have units traded following the consummation of the Business Combination.

Only holders of record of Colombier Class A ordinary shares and Colombier Class B ordinary shares, par value $0.0001 per share (the “Colombier Class B Ordinary Shares” or “Sponsor Shares”), at the close of business on [•], 2025 (the “Record Date”), are entitled to notice of and to vote and have their votes counted at the Colombier Extraordinary General Meeting and any adjournments or postponements thereof.

Colombier is, and following the Business Combination, Pubco will be, an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012, as amended, and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the consummation of the Business Combination.

After careful consideration, the Colombier Board has unanimously approved the Merger Agreement and the Transactions comprising the Business Combination and determined that each of the proposals to be presented at the Colombier Extraordinary General Meeting is fair, advisable and in the best interests of Colombier and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Colombier’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Colombier and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals set forth in the accompanying proxy statement/prospectus (the “Proposals”). See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of Certain Colombier Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination, including the securities to be issued in connection with, or the consideration to be delivered to, GrabAGun Members under the terms of the Merger Agreement.

There are currently no specified circumstances or arrangements under which Colombier securities held by the Sponsor or its affiliates could be transferred, or that could result in the forfeiture, surrender or cancellation of such securities, subject to certain permitted exceptions for pre-closing distributions or transfers of Sponsor securities (subject, as applicable, to contractual lock-up restrictions), provided, that it is possible that other pre-closing changes to Sponsor securities could occur in connection with transaction financing arrangements (should any such arrangements or transactions be pursued in connection with the Business Combination, which is not currently anticipated but could occur, subject to the terms of the Merger Agreement) or otherwise. Although it is not currently anticipated that any financing transactions will occur contemporaneously or in connection with the proposed Business Combination, if any such transactions do occur, material dilution to non-redeeming Colombier shareholders could also occur, as would be described in subsequent public disclosure documents.

Pursuant to a letter agreement between Colombier, the Sponsor, Colombier’s officers and directors and the representative of Colombier’s IPO underwriters (the “Insider Letter”), the Sponsor and such individuals agreed to (i) vote any Colombier ordinary shares held by them in favor of any proposed initial business combination presented by Colombier for approval by Colombier shareholders and (ii) not to redeem any Colombier ordinary shares owned by them in connection with such shareholder approval. No consideration was offered to any of the Sponsor or such individuals in respect of the foregoing commitments. There are currently no agreements, arrangements, or understandings, including any payments, between the Sponsor and unaffiliated security holders of Colombier regarding the redemption of outstanding securities of Colombier or with respect to determining whether to proceed with a de-SPAC transaction.

The Insider Letter contains restrictions on whether and when the Sponsor may sell Colombier securities held by the Sponsor. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. Colombier Private Warrants, warrants issued upon conversion of any working capital loans made by the Sponsor to Colombier (if any), and Colombier shares underlying the foregoing warrants are subject to a lock-up whereby, subject to certain limited exceptions, such securities are not transferable until 30 days following the consummation by Colombier of an initial business combination.

Because the Sponsor acquired the Sponsor Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon the exercise of the warrants held by the Sponsor. Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Colombier’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled:

•        “Questions and Answers About the Colombier Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?”

•        “Risk Factors — Risks Related to the Business Combination and Colombier — The Sponsor paid nominal consideration for the Sponsor Shares it holds. As a result, the Sponsor may make a substantial profit if the Business Combination is consummated, even if the shares held by the Sponsor lose substantial value and even if the Business Combination arguably may not be in the best interests of Colombier’s public shareholders”

•        “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.”

When Colombier shareholders consider the Proposals presented in the accompanying proxy statement/prospectus, they should keep in mind that the Sponsor and Colombier’s directors and officers have interests in the Business Combination that are different from or in addition to, or may conflict with, interests of unaffiliated holders of Colombier shares. For instance, the Sponsor will benefit from the completion of a business combination and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Colombier. In such event, among other things, the value of certain interests of the Sponsor, its affiliates and Colombier directors and officers would become worthless including, among other things:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares, also referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of the Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned other sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Colombier Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of such working capital loans may be convertible into Private Warrants at the option of the lender, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

For more information about the potential conflicts of interest, the nature of compensation and the potential dilutive impact of such interests held by the Sponsor and Colombier’s directors and officers, see the following sections in the accompanying proxy statement/prospectus:

•        “Questions and Answers About the Colombier Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?”

•        “Risk Factors — Risks Related to the Business Combination and Colombier — The Sponsor paid nominal consideration for the Sponsor Shares it holds. As a result, the Sponsor may make a substantial profit if the Business Combination is consummated, even if the shares held by the Sponsor lose substantial value and even if the Business Combination arguably may not be in the best interests of Colombier’s public shareholders.”

•        “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”

In addition, you should carefully consider the matters discussed under the heading entitled “Risk Factors” beginning on page 29 of the accompanying proxy statement/prospectus.

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

Colombier’s Sponsor, Colombier Sponsor II LLC, a Delaware limited liability company, and its affiliates have received or may receive the following consideration from Colombier prior to or in connection with the completion by Colombier of an initial business combination in accordance with the terms of Colombier’s governing documents (including upon the Closing of the proposed Business Combination with GrabAGun):

	Interest in Securities	Other Consideration
Sponsor

At Closing, the Sponsor will hold a total of 4,250,000 shares of Pubco Common Stock, which will be issued in exchange for Colombier Class B ordinary shares purchased by the Sponsor prior to Colombier’s IPO for an aggregate price of $25,000 (or $0.006 per share).

Farvahar Capital LLC, an affiliate of the Sponsor, receives $10,000 per month for services pursuant to the Administrative Services Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $180,000 has been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

At Closing, the Sponsor will hold a total of 5,000,000 warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for Colombier Private Warrants purchased by the Sponsor at the time of Colombier’s IPO for an aggregate price of $5,000,000 (or $1.00 per warrant).

OJJA LLC, an affiliate of the Sponsor, is paid $60,000 per month for the services of Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer, pursuant to the Services and Indemnification Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $1,040,000 has been paid under the Services and Indemnification Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

If any such loans are issued by the Sponsor and remain unpaid prior to Closing, up to $1,500,000 of working capital loans by the Sponsor to Colombier, which may be convertible into Private Warrants at the Closing, would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Because the Sponsor acquired the Sponsor Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon the exercise of the warrants held by the Sponsor, Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Colombier’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Colombier Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?” and “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”.

The accompanying proxy statement/prospectus provides Colombier shareholders with detailed information about the Business Combination and other matters to be considered at the Colombier Extraordinary General Meeting. Colombier urges you to read the accompanying proxy statement/prospectus, including the financial statements and annexes and other documents referred to therein, carefully and in their entirety.

The accompanying proxy statement/prospectus may refer to important business and financial information about Colombier reflected in documents Colombier has filed with the Securities and Exchange Commission that are not included in or delivered with this proxy statement/prospectus. You may access these and other filings of Colombier with the Securities and Exchange Commission by visiting its website at www.sec.gov or by requesting them in writing or by telephone at the following address:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: aact.info@investor.sodali.com

You will not be charged for any of these documents that you request. Shareholders requesting documents should do so by [•], 2025 in order to receive them before the Colombier Extraordinary General Meeting.

Your vote is very important. To ensure your representation at the Colombier Extraordinary General Meeting, please complete and return the enclosed proxy card or submit your proxy by following the instructions contained in the accompanying proxy statement/prospectus and on your proxy card. Please submit your proxy promptly whether or not you expect to participate in the meeting. Submitting a proxy now will NOT prevent you from being able to vote online during the virtual Colombier Extraordinary General Meeting. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form you receive from your broker, bank or other nominee.

Very truly yours,

Omeed Malik
Chief Executive Officer and Chairman of the Board

If you return your proxy card signed and without an indication of how you wish to vote, your shares will be voted in favor of each of the proposals and for the election of each of the directors proposed by Colombier for election.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD COLOMBIER CLASS A ORDINARY SHARES THROUGH UNITS, SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF COLOMBIER CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE DATE OF THE COLOMBIER EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE COLOMBIER EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS” IN THE PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Business Combination or the other transactions contemplated thereby, as described in the accompanying proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated [•], 2025, and is first being mailed to shareholders of Colombier on or about [•], 2025.

Colombier Acquisition Corp. II
214 Brazilian Avenue, Suite 200-J
Palm Beach, FL 33480

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
To Be Held On [•], 2025
[•] a.m. Eastern Time

[•], 2025

TO THE SHAREHOLDERS OF COLOMBIER ACQUISITION CORP. II:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Colombier Extraordinary General Meeting”) of Colombier Acquisition Corp. II, a Cayman Islands exempted company (“Colombier”), will be held virtually at [•] a.m. Eastern Time on [•], 2025. The Colombier Board of Directors (the “Colombier Board”) has determined to convene and conduct the Colombier Extraordinary General Meeting in a virtual meeting format at www.cstproxy.com/[•]. For the purposes of the Current Charter, the Colombier Extraordinary General Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302. The accompanying proxy statement/prospectus includes instructions on how to access the virtual Colombier Extraordinary General Meeting and how to listen and vote from home or any remote location with internet connectivity. You or your proxy holder will be able to attend and vote at the Colombier Extraordinary General Meeting by visiting www.cstproxy.com/ and using a control number assigned by Continental Stock Transfer & Trust Company. The Colombier Extraordinary General Meeting will be held for the purpose of considering and voting on the proposals (the “Proposals”) described below and in the accompanying proxy statement/prospectus. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (those holding shares through a stock brokerage account or by a bank or other holder of record) of Colombier will need to follow the instructions applicable to them provided in the accompanying proxy statement/prospectus. At the Colombier Extraordinary General Meeting, Colombier shareholders will be asked to:

(i)     The Business Combination Proposal (Proposal 1) — to consider and vote on a proposal to approve, by ordinary resolution, the (1) Business Combination Agreement, dated as of January 6, 2025 (as it may be amended or supplemented from time to time, the “Merger Agreement”), by and among Colombier and (i) Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company (together with its successors, “GrabAGun”), (ii) GrabAGun Digital Holdings Inc., a Texas corporation fifty-percent owned by Colombier and fifty-percent owned by GrabAGun (“Pubco”), (iii) Gauge II Merger Sub LLC, a Texas limited liability company and a wholly owned subsidiary of Pubco (“Company Merger Sub”), and to which (iv) Gauge II Merger Sub Corp., a Cayman Islands exempted company and a wholly owned subsidiary of Pubco (“Purchaser Merger Sub”, and together with Company Merger Sub, the “Merger Subs”)) also became a party upon execution of a joinder agreement to the Merger Agreement (all of the transactions (the “Transactions”) contemplated by the Merger Agreement and agreements ancillary thereto, the “Business Combination”) and (2) all of the Transactions comprising the Business Combination, including, without limitation, (a) the merger of Purchaser Merger Sub with and into Colombier, with Colombier continuing as the surviving corporation and a wholly owned subsidiary of Pubco (the “Colombier Merger”), (b) the merger of Company Merger Sub with and into GrabAGun, with GrabAGun continuing as the surviving corporation and a wholly owned subsidiary of Pubco (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), (c) the issuance of Pubco securities in connection with the Transactions and (d) the delivery to the former owners of GrabAGun (the “GrabAGun Members”) of consideration under the Merger Agreement consisting of newly-issued Pubco shares and aggregate cash consideration equal to $50.0 million.

The Business Combination Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal (Proposal 1).” A copy of the Merger Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

(ii)    The Merger Proposal (Proposal 2) — to consider and vote on a proposal to approve, by special resolution, (i) the merger of Purchaser Merger Sub with and into Colombier, with Colombier continuing as the surviving entity (the “Colombier Merger”) and (ii) the plan of merger (the “Plan of Merger”) to be adopted in connection with the Colombier Merger, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B. The Merger Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Merger Proposal (Proposal 2).”

(iii)   The Charter Proposal (Proposal 3) — to consider and vote on a proposal to approve, by ordinary resolution, an amended and restated certificate of formation of Pubco (the “Proposed Charter”) in the form attached to the accompanying proxy statement/prospectus as Annex C, which will be effective as of the Closing, concurrent with which the amended and restated bylaws of Pubco (the “Proposed Bylaws”) in the form attached to the accompanying proxy statement/prospectus as Annex D, will also be adopted. The Charter Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Charter Proposal (Proposal 3).”

(iv-ix)   The Organizational Documents Proposals (Proposals 4 – 9) — to consider and vote on six (6) separate non-binding advisory proposals to approve, by ordinary resolution, material differences between the Current Charter in effect prior to the Colombier Merger and the terms and provisions to be set forth in the Proposed Charter and Proposed Bylaws of Pubco upon completion of the Business Combination in accordance with the requirements of the SEC, specifically:

Proposal 4:    to approve provisions to be included in the Proposed Charter that increase the total number of authorized shares of capital stock of Pubco to 210,000,0000 shares, consisting of 200,000,000 shares of Pubco Common Stock and 10,000,000 shares of undesignated Pubco preferred stock.

Proposal 5:    to approve provisions to be included in the Proposed Charter providing that directors can only be removed for cause at a meeting called for such purpose by the affirmative vote of the shareholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Pubco shares entitled to vote thereon.

Proposal 6:    to approve provisions to be included in the Proposed Charter providing that (A) special meetings of shareholders may only be called by (i) shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the Texas Business Organizations Code, as amended (“TBOC”)) of the voting power of outstanding Pubco shares entitled to vote at such meeting or (ii) by the Pubco board of directors or Pubco’s Chairman, Chief Executive Officer, or (to the extent required by the TBOC) President; and (B) to allow shareholders to act by unanimous written consent in lieu of a meeting, subject to the rights of holders of any outstanding series of Pubco preferred stock, in accordance with TBOC requirements.

Proposal 7:    to approve provisions to be included in the Proposed Bylaws that increase the threshold for a quorum for any meeting of Pubco shareholders to the number of shareholders, present in person or by proxy, holding a majority of the shares entitled to vote at such meeting.

Proposal 8:    to approve provisions to be included in the Proposed Charter that set the threshold of shareholder votes required to approve a “fundamental business transaction” (as such term is defined in the Texas Business Organizations Code, as amended (“TBOC”), including transactions such as a merger, interest exchange, conversion, or non-ordinary course sale of all or substantially all of Pubco’s assets) to a majority of the outstanding shares entitled to vote on the matter.

Proposal 9:    to approve the omission from the terms of the Proposed Charter of certain blank check provisions that will not be necessary to include in the Proposed Charter upon consummation of the Business Combination.

The Organizational Documents Proposals are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Proposals (Proposals 4 – 9).”

(x)    The Incentive Plan Proposal (Proposal 10) — to consider and vote on a proposal to approve, by ordinary resolution, the 2025 Stock Incentive Plan (the “Incentive Plan”) in the form attached to the accompanying proxy statement/prospectus as Annex E, which, if approved by the Colombier shareholders and adopted by Pubco, will be available to Pubco on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 10).”

(xi)   The NYSE Proposal (Proposal 11) — to consider and vote on a proposal to approve, by ordinary resolution, for the purposes of complying with the applicable provisions of Listing Rule 312.03 of the New York Stock Exchange (the “NYSE”), the issuance of Pubco Common Stock in connection with the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03. The NYSE Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The NYSE Proposal (Proposal 11).”

(xii)  The Director Election Proposal (Proposal 12) — to consider and vote on a proposal, by ordinary resolution, to approve the election of nine (9) directors, effective upon the Closing, to serve on the Pubco Board until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation or removal. The Director Election Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal (Proposal 12).”

(xiii) The Insider Letter Amendments Proposal (Proposal 13) — to consider and vote on a proposal to approve, by ordinary resolution, amendments (the “Insider Letter Amendments”) to the letter agreement, dated as of November 20, 2023, between Colombier, the Sponsor and the other parties thereto (the “Insider Letter”), attached to the accompanying proxy statement/prospectus as Annex F, to revise the lock-up period applicable to the Colombier Class B Ordinary Shares (as defined below) held by the Sponsor (the “Sponsor Shares”) set forth in the Insider Letter to end on the date that is the earlier of (i) six (6) months or (ii) the date on which the dollar volume-weighted average price of a share of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period beginning on the Closing Date. The Insider Letter Amendments Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 13: The Insider Letter Amendments Proposal.”

(xiv) The Adjournment Proposal (Proposal 14) — to consider and vote on a proposal to approve, by ordinary resolution, the adjournment of the Colombier Extraordinary General Meeting to a later date or dates, if necessary or desirable, at the determination of the Colombier Board or the chairman of the Colombier Extraordinary General Meeting. The Adjournment Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “Proposal 14: The Adjournment Proposal.”

The proposals being submitted for a vote at the Colombier Extraordinary General Meeting are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Merger Agreement. Colombier urges you to read carefully the accompanying proxy statement/prospectus in its entirety, including the annexes and accompanying financial statements.

After careful consideration, the Colombier Board has unanimously approved the Merger Agreement and the Transactions comprising the Business Combination and determined that each of the proposals to be presented at the Colombier Extraordinary General Meeting is fair, advisable and in the best interests of Colombier and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

The existence of financial and personal interests of Colombier’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Colombier and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections entitled “Proposal 1: The Business Combination Proposal — Interests of Certain Colombier Persons in the Business Combination” and “Beneficial Ownership of Securities” in the accompanying proxy statement/prospectus for a further discussion.

The Record Date for the Extraordinary General Meeting is [•], 2025 (the “Record Date”). Only holders of record of the Class A Ordinary Shares, par value $0.0001 per share, of Colombier (the “Colombier Class A Ordinary Shares”), and the Class B Ordinary Shares, par value $0.0001 per share, of Colombier (the “Colombier Class B Ordinary Shares” and together with the Colombier Class A Ordinary Shares, the “Colombier Ordinary Shares”) at the close of business on the Record Date are entitled to notice of the Colombier Extraordinary General Meeting and to vote at the Colombier Extraordinary General Meeting and any adjournments or postponements of the Colombier Extraordinary General Meeting.

Pursuant to the Current Charter, in connection with the Business Combination, holders (“Public Shareholders”) of Colombier Class A Ordinary Shares underlying the units (the “Colombier Units”) issued in Colombier’s initial public offering (the “IPO”) may elect to have Colombier redeem, effective upon the closing of the Business Combination, Colombier Class A Ordinary Shares then held by them for cash equal to a pro rata portion of the aggregate amount on deposit in the trust account (the “Trust Account”) established at the time of the IPO as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Colombier in connection with withdrawals from the interest accrued in the Trust Account (in accordance with Colombier’s organizational documents and IPO prospectus), divided by the number of then outstanding Public Shares, subject to the limitations described herein. As of March 17, 2025, based on funds in the Trust Account of approximately $179.2 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.54 per share. Public Shareholders are not required to attend or vote at the Colombier Extraordinary General Meeting in order to elect to have Colombier redeem their Colombier Class A Ordinary Shares for cash. This means that Public Shareholders who hold Colombier Class A Ordinary Shares on or before [•], 2025 (two (2) business days before the Colombier Extraordinary General Meeting) will be eligible to elect to have their Colombier Class A Ordinary Shares redeemed for cash in connection with the Colombier Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Colombier Extraordinary General Meeting. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from electing to have shares redeemed without Colombier’s prior consent if, in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, for which redemption is sought exceeds 15% or more of the Colombier Ordinary Shares included in the Colombier Units (including overallotment securities sold to Colombier’s underwriters in connection with the IPO). Holders of Colombier’s outstanding public warrants and Colombier Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Colombier Units must separate the underlying Colombier Class A Ordinary Shares and Colombier public warrants prior to exercising redemption rights with respect to Public Shares.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [•], 2025 (two (2) business days before the Colombier Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that your Public Shares be redeemed for cash to Continental Stock Transfer & Trust Company, Colombier’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Colombier Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Colombier’s transfer agent at least two (2) business days before the Colombier Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Colombier’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Colombier does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Colombier’s consent, until the consummation of to the Business Combination, or such other date and time as may be determined by the Colombier Board in its sole discretion. If you delivered your shares for redemption to Colombier’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Colombier’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Colombier’s transfer agent at the phone number or address listed above. See the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

The Sponsor has agreed to waive its redemption rights with respect to any Colombier Class A Ordinary Shares it may hold in connection with the consummation of the Business Combination, and such shares will be excluded from the pro rata calculation used to determine the per share redemption price for Public Shares in connection with the consummation of the Business Combination. Currently, the Sponsor beneficially owns 20% of the issued and outstanding Colombier Class A Ordinary Shares, giving effect to the conversion from Colombier Class B Ordinary Shares to Class A Ordinary Shares as contemplated by the Current Charter at a one-to-one ratio (as, prior to the Closing, the Sponsor is expected to waive its anti-dilution rights that would otherwise allow the Sponsor to maintain ownership of 20% of Pubco). The Sponsor has agreed to vote any Colombier Ordinary Shares owned by it on the Record Date in favor of the Business Combination and the other Proposals.

Your vote is very important, regardless of the number of Colombier Class A Ordinary Shares that you own. The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting.

If the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the Colombier shareholders for a vote. If the Merger Proposal is not approved, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal will not be presented to the Colombier shareholders for a vote. The approval of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal are preconditions to the consummation of the Business Combination.

The Colombier Board has adopted and approved the Merger Agreement and recommends that Colombier shareholders vote “FOR” all of the Proposals presented to Colombier shareholders at the Colombier Extraordinary General Meeting. In arriving at its recommendations, the Colombier Board carefully considered a number of factors described in the accompanying proxy statement/prospectus. When you consider the recommendation of the Colombier Board, you should keep in mind that directors and officers of Colombier have interests in the Business Combination that may conflict with your interests as a shareholder. For instance, rather than liquidating Colombier, the Sponsor will benefit from the Business Combination and may be incentivized to complete the Business Combination, even if the transaction is unfavorable to Colombier shareholders. See the section of the accompanying proxy statement/prospectus entitled “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination” for a further discussion of these considerations.

All Colombier shareholders are cordially invited to virtually attend the Colombier Extraordinary General Meeting and we are providing the accompanying proxy statement/prospectus and proxy card in connection with the solicitation of proxies to be voted at the Colombier Extraordinary General Meeting (or any adjournment or postponement thereof). To ensure your representation at the Colombier Extraordinary General Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If your shares are held in an account at a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee on how to vote your shares or, if you wish to virtually attend the Colombier Extraordinary General Meeting and vote, obtain a proxy from your broker, bank or other nominee.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Colombier Extraordinary General Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Your attention is directed to the proxy statement/prospectus accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. We encourage you to read this proxy statement/prospectus carefully. If you have any questions or need assistance voting your shares, please contact Sodali & Co., our proxy solicitor, using the contact information provided in the enclosed proxy statement/prospectus.

Very truly yours,

Omeed Malik
Chief Executive Officer and Chairman of the Board

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED “FOR” EACH OF THE PROPOSALS.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST (1) IF YOU HOLD SHARES OF COLOMBIER CLASS A ORDINARY SHARES THROUGH UNITS, ELECT TO SEPARATE YOUR UNITS INTO THE UNDERLYING SHARES OF COLOMBIER CLASS A ORDINARY SHARES AND PUBLIC WARRANTS PRIOR TO EXERCISING YOUR REDEMPTION RIGHTS WITH RESPECT TO THE PUBLIC SHARES, (2) SUBMIT A WRITTEN REQUEST, INCLUDING THE LEGAL NAME, PHONE NUMBER AND ADDRESS OF THE BENEFICIAL OWNER OF THE SHARES FOR WHICH REDEMPTION IS REQUESTED, TO THE TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE COLOMBIER EXTRAORDINARY GENERAL MEETING, THAT YOUR PUBLIC SHARES BE REDEEMED FOR CASH AND (3) DELIVER YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT, PHYSICALLY OR ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT/WITHDRAWAL AT CUSTODIAN) SYSTEM, IN EACH CASE, IN ACCORDANCE WITH THE PROCEDURES AND DEADLINES DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS. IF THE BUSINESS COMBINATION IS NOT CONSUMMATED, THEN THE PUBLIC SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK, BROKER OR OTHER NOMINEE TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “THE COLOMBIER EXTRAORDINARY GENERAL MEETING — REDEMPTION RIGHTS’’ IN THIS PROXY STATEMENT/PROSPECTUS FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS DOCUMENT

This document, which forms part of the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), constitutes a prospectus of Pubco under the Securities Act of 1933, as amended (the “Securities Act”), with respect to securities to be issued by Pubco in connection with the proposed Business Combination. This document also constitutes a notice of a meeting and a proxy statement of Colombier under Section 14(a) of the Exchange Act with respect to the Colombier Extraordinary General Meeting at which Colombier shareholders will be asked to consider and vote on a proposal to approve the Business Combination by approving and adopting the Merger Agreement, among other matters.

This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date on the cover hereof, or the date referenced herein, as applicable. Neither the mailing of this proxy statement/prospectus to Colombier shareholders nor the issuance by Pubco of its securities in connection with the Business Combination will create any implication to the contrary.

Information contained in this proxy statement/prospectus regarding Colombier and its business, operations, management and other matters has been provided by Colombier and its representatives and information contained in this proxy statement/prospectus regarding GrabAGun and its business, operations, management and other matters has been provided by GrabAGun and its representatives.

This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy or consent, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Colombier Extraordinary General Meeting, please contact Colombier’s proxy solicitor listed below. You will not be charged for any of the documents that you request.

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: aact.info@investor.sodali.com

In order for you to receive the timely delivery of the documents in advance of the Colombier Extraordinary General Meeting to be held on [•], 2025, you must request the information by [•], 2025.

You may also obtain additional information about Colombier from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 261 of the accompanying proxy statement/prospectus.

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TRADEMARKS AND TRADE NAMES

This proxy statement/prospectus includes trademarks of GrabAGun such as GrabAGun, Shoot Now Pay Later, GrabAQuote and others, which are protected under applicable intellectual property laws and are the property of GrabAGun. This proxy statement/prospectus also includes other trademarks, trade names, service marks and trade names that are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, ™ and SM symbols, but such references are not intended to indicate, in any way, that Colombier, Pubco or GrabAGun do not assert, to the fullest extent under applicable law, their respective rights, or the right of the applicable licensor to these trademarks, service marks and trade names.

MARKET AND INDUSTRY DATA

This proxy statement/prospectus includes estimates, industry position, forecasts, market size growth and information that Colombier and GrabAGun obtained or derived from internal company reports, independent third-party reports and publications, surveys and studies by third parties. Some data are also based on good faith estimates, which are derived from internal company research or analyses, or review of internal company reports as well as the independent sources referred to above. Information that is based on market research, estimates, forecasts, projections, or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. The industry in which GrabAGun operates, and Pubco will operate, is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information with respect to industry, business, market, and other data are subject to the same qualiﬁcations and additional uncertainties regarding the other forward-looking statements in this proxy statement/prospectus. See “Cautionary Note Regarding Forward-Looking Statements.” These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts, industry information or estimates from independent third parties, Colombier and GrabAGun. Although both Colombier and GrabAGun believe that third-party information on which the companies have based estimates of industry position and industry data are generally reliable, the accuracy and completeness of this information is not guaranteed and is, in any event, subject to change and has not been independently verified.

FREQUENTLY USED TERMS

In this document:

“2024 SPAC Rules” means the rules and regulations for special purchase acquisition companies adopted by the SEC on January 24, 2024, which became effective on July 1, 2024.

“Administrative Services Agreement” means the Administrative Services Agreement, dated as of November 20, 2023, between Colombier and Farvahar, pursuant to which Colombier agreed to pay Farvahar a total of $10,000 a month for office space and secretarial and administrative support services.

“Aggregate Cash Consideration” means an amount of cash equal to $50,000,000, deliverable to the GrabAGun Members at the Closing under the terms of the Merger Agreement.

“Aggregate Stock Consideration” means a number of newly issued shares of Pubco Common Stock equal to $100,000,000 divided by $10.00, deliverable to the GrabAGun Members at the Closing under the terms of the Merger Agreement.

“AI” means artificial intelligence.

“Amended and Restated Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into effective as of the Closing among Colombier, Pubco, the Sponsor and the GrabAGun Members.

“Ancillary Agreements” means each agreement, instrument or document attached to the Merger Agreement or executed or delivered by any party to the Merger Agreement in connection with or pursuant to the Merger Agreement.

“ATF” means the Bureau of Alcohol, Tobacco, Firearms and Explosives.

“BTIG Engagement Letter” means the engagement letter, dated as of April 17, 2025, between Colombier and BTIG, pursuant to which Colombier engaged BTIG to act as capital markets advisor to Colombier in connection with the Business Combination.

“BTIG Reimbursable Expenses” means out-of-pocket fees and expenses incurred in connection with the BTIG Engagement Letter reimbursable by Colombier to BTIG upon consummation, if any, of the Business Combination, not to exceed $25,000, in the aggregate.

“Business Combination” means all of the transactions associated with the proposed business combination of Pubco, Colombier and GrabAGun, including as and contemplated by the terms of the Merger Agreement.

“Closing Date” means the date of the Closing of the Business Combination.

“Closing” means the closing of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“Colombier Board” means the board of directors of Colombier.

“Colombier Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Colombier.

“Colombier Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Colombier.

“Colombier Extraordinary General Meeting” means the Extraordinary General meeting of the shareholders of Colombier, to be held virtually at [•] a.m., Eastern Time on [•], 2025, and, for purposes of the Current Charter, in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302.

“Colombier I” means Colombier Acquisition Corp., a Delaware corporation.

“Colombier Merger” means the merger, in accordance with the terms of the Merger Agreement and which is the subject of the Plan of Merger, of Purchaser Merger Sub with and into Colombier, with Colombier continuing as the surviving entity, as a result of which, all of the Colombier securities outstanding as of immediately prior to the Colombier Merger Effective Time will be cancelled in exchange for the right to receive substantially equivalent securities of Pubco.

“Colombier Merger Effective Time” means the effective time of the Colombier Merger.

“Colombier Ordinary Shares” means the Colombier Class A Ordinary Shares and the Colombier Class B Ordinary Shares.

“Colombier Preference Shares” means preference shares, par value $0.0001 per share, of Colombier, to the extent issued under the terms of the Current Charter, if any, prior to the Business Combination.

“Colombier Securities” means the Units, the Colombier Ordinary Shares, the Colombier Preference Shares and the Warrants, collectively.

“Colombier Warrant Agreement” means the warrant agreement, dated as of November 20, 2023, by and between Colombier and Continental Stock Transfer & Trust Company, as warrant agent, which, upon the Closing, will become an agreement between Pubco and the warrant agent.

“Colombier” means Colombier Acquisition Corp. II, a Cayman Islands exempted company.

“Colombier Transaction Expenses” means the unpaid fees and expenses of Colombier immediately prior to the Closing incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of the Merger Agreement, any Ancillary Agreements related thereto and all other matters related to the consummation of the Merger Agreement.

“Combination Period” means the 27-month period from the closing of the IPO to February 24, 2026 that Colombier has to consummate an initial business combination, unless such time period is further extended by an amendment to the Current Charter.

“Common Stock” or “Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco.

“Companies Act” means the Companies Act (Revised) of the Cayman Islands.

“Company Merger Sub” means Gauge II Merger Sub LLC, a Texas limited liability company.

“Covered Parties” means GrabAGun and Pubco and their respective subsidiaries, as set forth in the Non-Competition Agreements.

“Current Charter” means Colombier’s Amended and Restated Memorandum and Articles of Association as currently in effect or in effect from time to time.

“Consulting Agreement” means the Consulting Agreement, dated as of December 31, 2024, between GrabAGun and the GrabAGun Consultant, Donald J. Trump Jr., pursuant to which the Consultant is entitled to receive certain GrabAGun restricted units, which will be settled at the Closing in the form of 300,000 newly issued shares of Pubco Common Stock and which shares do not entitle Mr. Trump to any portion of the Aggregate Cash Consideration.

“DTC” means The Depository Trust Company.

“DWAC” means The Depository Trust Company’s Deposit Withdrawal At Custodian.

“Employment Agreements” means, collectively, the executive employment agreements, to be entered into by Pubco and each of Marc Nemati, Matthew Vittitow and Justin C. Hilty prior to the Closing in accordance with the terms of the Merger Agreement, to take effect contingent and effective upon consummation of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Exchange Agent” means Continental Stock Transfer & Trust Company, or another agent mutually agreeable to Colombier and GrabAGun for the purposes, and to perform the actions and transactions, described in the Merger Agreement in connection with the Closing.

“Farvahar” means Farvahar Capital LLC.

“FINRA” means the Financial Industry Regulatory Authority (and any successor thereto, as applicable).

“GrabAGun” means Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company.

“GrabAGun Consultant” means Donald J. Trump Jr.

“GrabAGun Interests” means the membership interests of GrabAGun.

“GrabAGun Members” means Marc Nemati, Matthew Vittitow, Justin C. Hilty and Brent Cossey.

“GrabAGun Merger” means the merger, in accordance with the terms of the Merger Agreement, of Company Merger Sub with and into GrabAGun, with GrabAGun continuing as the surviving entity, as a result of which each interest in GrabAGun outstanding as of immediately prior to the GrabAGun Merger Effective Time will be cancelled in exchange for the right to receive the Aggregate Stock Consideration and Aggregate Cash Consideration in accordance with the terms of the Merger Agreement.

“GrabAGun Merger Effective Time” means the effective time of the GrabAGun Merger in accordance with the Merger Agreement.

“GrabAGun Transaction Expenses” means the unpaid fees and expenses of GrabAGun immediately prior to the Closing incurred in connection with or related to the authorization, preparation, negotiation, execution or performance of the Merger Agreement, any Ancillary Agreements related thereto and all other matters related to the consummation of the Merger Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Incentive Plan” means the Pubco 2025 Equity Incentive Plan, in the form included as Annex E to this proxy statement/prospectus.

“Insider Letter” means the letter agreement, dated as of November 20, 2023, between Colombier, its officers and directors, BTIG, as representative of the underwriters, and the Sponsor.

“Insider Letter Amendments” means the proposed amendments to the Insider Letter, dated January 6, 2025, as amended, attached as Annex F to this proxy statement/prospectus and proposed to be adopted in connection with the Closing and to be effective as of the Closing, subject to approval by the Colombier shareholders of the Insider Letter Amendments Proposal.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO Promissory Note” means the unsecured promissory note in the principal amount of up to $300,000 issued to the Sponsor on September 27, 2023, which was repaid in full by Colombier.

“IPO Prospectus” means the final prospectus of Colombier, dated as of November 20, 2023, in connection with the IPO, as filed with the SEC pursuant to Rule 424(b) under the Securities Act on November 22, 2023 (File No. 333-274902).

“IPO” means the initial public offering of Colombier’s securities consummated on November 24, 2023.

“IPO Underwriter” or “BTIG” means BTIG, LLC.

“Lock-Up Agreements” means the lock-up agreements entered into simultaneously with the execution of the Merger Agreement between Pubco and each GrabAGun Member pursuant to which the GrabAGun Members agreed to certain transfer and other restrictions applicable to the shares of Pubco Common Stock they will receive in the Merger for a period of time after the Closing.

“Merger Agreement” means the Business Combination Agreement, dated as of January 6, 2025, as it may be amended or supplemented from time to time, between Colombier, Pubco, GrabAGun and Company Merger Sub, to which Purchaser Merger Sub also became a party upon subsequent execution of a joinder agreement.

“Merger Consideration” means the Aggregate Stock Consideration and the Aggregate Cash Consideration to be delivered to the GrabAGun Members upon consummation of the Business Combination under the terms of the Merger Agreement.

“Mergers” means the Colombier Merger and the GrabAGun Merger.

“Minimum Cash Condition” means the condition to Colombier’s and GrabAGun’s respective obligations to consummate the Business Combination under the terms of the Merger Agreement, waivable by both parties, that, at the Closing, and after payment to the GrabAGun Members of the Aggregate Cash Consideration, Pubco will receive cash and cash equivalents, of at least $30.0 million, including funds remaining in the Trust Account (after satisfaction of required Redemption Payments and payment of Colombier Transaction Expenses, but excluding the payment of GrabAGun’s transaction expenses) and including the aggregate amount of transaction financing, if any such financing transactions permitted by the Merger Agreement are entered into and consummated in connection with the Business Combination (which is not currently anticipated).

“Non-Competition Agreements” means the non-competition and non-solicitation agreements between Pubco, GrabAGun and each of the GrabAGun Members, entered into simultaneously with the execution of the Merger Agreement.

“NYSE” means the New York Stock Exchange.

“OJJA” means OJJA, LLC, a Florida limited liability company.

“Outside Date” means, for purposes of, and as used in, the Merger Agreement, the date of August 1, 2025, or an applicable later date if extended pursuant to the terms of the Merger Agreement.

“Permitted Withdrawals” means withdrawals from the interest accrued in the Trust Account, in accordance with Colombier’s Current Charter and IPO prospectus, to (i) fund Colombier’s working capital requirements, subject to an annual limit of $1,000,000, and (ii) pay Colombier’s taxes, provided that notwithstanding the $1,000,000 annual limitation applicable to working capital withdrawals; provided that all Permitted Withdrawals may only be made from interest and not from the principal held in the Trust Account.

“Person” or “person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Plan of Merger” means the plan of merger to be entered into between Colombier, Purchaser Merger Sub, and Pubco in connection with effecting the Colombier Merger in accordance with the laws of the Cayman Islands.

“Private Placement” means the private placement consummated simultaneously with the IPO in which Colombier issued the Private Warrants to the Sponsor.

“Private Warrant” means (i) prior to the Closing, one (1) whole warrant entitling the holder thereof to purchase one (1) Colombier Class A Ordinary Share at a purchase price of $11.50 per share, and (ii) after the Closing, the equivalent warrants of Pubco issued in exchange for the Private Warrants of Colombier upon consummation of the Colombier Merger.

“Private Warrant Subscription Agreement” means the Warrant Subscription Agreement, dated as of November 20, 2023, between Colombier and the Sponsor, pursuant to which, the Sponsor purchased 5,000,000 Private Warrants in the Private Placement.

“Proposals” means the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Organizational Documents Proposals, the NYSE Proposal, the Incentive Plan Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal, each as defined in the section of this proxy statement/prospectus entitled “Questions and Answers About the Colombier Extraordinary General Meeting — What proposals are shareholders of Colombier being asked to vote upon?”.

“Proposed Bylaws” means the amended and restated bylaws of Pubco in the form included as Annex D to this proxy statement/prospectus, to be adopted by Pubco upon consummation of the Business Combination.

“Proposed Charter” means the amended and restated certificate of formation of Pubco in the form included as Annex C to this proxy statement/prospectus, to be adopted by Pubco and which will be effective as of the Closing, assuming the Charter Proposal is approved by Colombier shareholders at the Colombier Extraordinary General Meeting.

“Pubco” means GrabAGun Digital Holdings Inc.

“Pubco Board” means the board of directors of Pubco.

“Public Shares” means Colombier Class A Ordinary Shares underlying the Units sold in the IPO, including any overallotment securities acquired by Colombier’s underwriters.

“Public Shareholders” means holders of Public Shares.

“Public Warrant” means (i) prior to the Closing, one (1) whole redeemable warrant that was included in as part of each Unit, entitling the holder thereof to purchase one (1) Colombier Class A Ordinary Share at a purchase price of $11.50 per share, and (ii) after the Closing, the equivalent warrants of Pubco issued in exchange for the Public Warrants of Colombier upon consummation of the Colombier Merger.

“Purchaser Merger Sub” means Gauge II Merger Sub Corp., an exempted company incorporated in the Cayman Islands.

“Record Date” means the close of business on [•], 2025, the date on which only holders of record of the Colombier Ordinary Shares are entitled to notice of the Colombier Extraordinary General Meeting and to vote at the Colombier Extraordinary General Meeting and any adjournments or postponements of the Colombier Extraordinary General Meeting.

“Redemption” means the right of the holders of Public Shares to have their shares redeemed in connection with the consummation of the Business Combination in accordance with the procedures set forth in this proxy statement/prospectus and the Current Charter.

“Redemption Payment” means the aggregate amount paid to such Public Shareholders that have redeemed their Public Shares pursuant to the Redemption.

“Redemption Price” means an amount equal to the price at which Public Shareholders that timely and properly request Redemptions may have Public Shares held by them redeemed pursuant to the Redemption.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of November 20, 2023, among Colombier, Sponsor and the other persons listed thereto, entered into in connection with the IPO.

“Required Proposals” means the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal.

“Roth” means Roth Capital Partners, LLC.

“Roth Engagement Letter” means the engagement letter, dated as of April 18, 2025, between Colombier and Roth, pursuant to which Colombier engaged Roth to act as capital markets advisor to Colombier in connection with the Business Combination.

“Roth IPO Advisory Agreement” means that certain Financial Advisory Services Agreement, dated as of November 20, 2024, between Colombier and Roth.

“Roth Reimbursable Expenses” means out-of-pocket fees and expenses incurred in connection with the Roth Engagement Letter reimbursable by Colombier to Roth upon consummation, if any, of the Business Combination, not to exceed $5,000, in the aggregate.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Support Agreements” means the Seller Support Agreements entered into by Colombier, GrabAGun and each of the GrabAGun Members simultaneously with the execution of the Merger Agreement.

“Services and Indemnification Agreement” means the Services and Indemnification Agreement, dated as of November 20, 2023, between Colombier, OJJA and Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer, pursuant to which Colombier pays OJJA $60,000 per month for the services of the aforementioned officers of Colombier.

“Shareholders’ Agreement” means the Shareholders’ Agreement among Pubco, Colombier and GrabAGun entered into simultaneously with the execution of the Merger Agreement.

“Sodali” means “Sodali & Co.

“Sponsor” means Colombier Sponsor II LLC, a Delaware limited liability company.

“Sponsor Shares” means Colombier Class B Ordinary Shares initially purchased by the Sponsor in a private placement consummated simultaneously with the IPO, and following the Closing, the shares of Pubco Common Stock to be issued in exchange for such Colombier Class B Ordinary Shares.

“Stephens” means Stephens Inc., financial advisor to GrabAGun in connection with the Business Combination.

“Stephens Engagement Letter” means that certain letter agreement, dated as of April 5, 2021, between GrabAGun and Stephens (as amended by that certain letter agreement, dated as of December 13, 2022, between GrabAGun and Stephens, and as further amended by that certain letter agreement, dated as of January 3, 2025, between GrabAGun and Stephens).

“TBOC” means the Texas Business Organizations Code, as amended.

“Transactions” means all of the actions and transactions comprising the proposed Business Combination, including all of the transactions contemplated by the Merger Agreement, the Ancillary Agreements and any other agreements entered into in connection with the Closing, including the issuances of Pubco securities pursuant to the foregoing.

“Trust Account” means the trust account of Colombier, established at the time of the IPO, containing proceeds of the sale of the Units in the IPO, including from overallotment securities sold by Colombier’s underwriters, and the sale of Private Warrants following the closing of the IPO.

“Trust Agreement” means the Investment Management Trust Agreement, dated as of November 20, 2023, between Colombier and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, a New York corporation, in its capacity as Trustee under the Trust Agreement.

“Underwriting Agreement” means that certain underwriting agreement, dated as of November 20, 2023, by and between Colombier and the IPO Underwriter.

“Units” means the units issued in the IPO (including overallotment units acquired by the IPO Underwriter) consisting of one (1) Colombier Class A Ordinary Share and one-third (1/3) of one Public Warrant.

“US GAAP” means generally accepted accounting principles in the United States of America.

“Warrants” means Private Warrants and Public Warrants, collectively.

“Working Capital Loans” means funds, if any, that, in order to provide working capital or finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor or certain of Colombier’s directors and officers may, but are not obligated to, loan to Colombier.

Share Calculations and Ownership Percentages

Unless otherwise specified (including in the sections of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities”), the share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to holders of securities of Pubco as of immediately following the Business Combination are for illustrative purposes only and assume the following (certain capitalized terms below are defined elsewhere in this proxy statement/prospectus):

1.      That no Public Shareholders exercise their redemption rights prior to (in the event that, in connection with a meeting of Colombier shareholders convened prior to the Closing Date, if any, Public Shareholders are provided an opportunity to redeem Public Shares in accordance with the terms of the Current Charter) or in connection with the Closing of the Business Combination. Please see the section entitled “The Colombier Extraordinary General Meeting — Redemption Rights.”

2.      That there are no transfers, distributions, conversions or forfeitures of securities held by the Sponsor prior to or in connection with the Closing.

3.      That no holders of Public Warrants or Private Warrants exercise any of the outstanding Colombier warrants.

4.      That there are no issuances of equity securities by Colombier prior to the Closing.

5.      That other than pursuant to the Consulting Agreement, GrabAGun does not issue any equity or equity-linked securities prior to or in connection with the Closing.

6.      That, at the Closing, 300,000 shares of Pubco Common Stock will be issued to the GrabAGun Consultant in accordance with the terms of the Consulting Agreement.

7.      For purposes of calculating estimated Redemption Payments in connection with the presentation in this proxy statement/prospectus of various illustrative examples of pro forma Pubco ownership scenarios, except to the extent otherwise noted, a Redemption Price of $10.56 per Public Share, calculated based on $179.5 million contained in the Trust Account as of March 31, 2025, is used, solely for calculation purposes.

The share calculations and ownership percentages set forth in this proxy statement/prospectus with respect to Pubco security holders following the Business Combination also do not include any shares reserved for issuance in connection with, or equity awards that may be made in connection with or following completion of the Business Combination pursuant to the Incentive Plan, and do not give effect to any other potential dilutive issuances of equity or equity-linked securities.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement/prospectus may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. Forward-looking statements reﬂect Colombier’s, Pubco’s, and GrabAGun’s current views, as applicable, with respect to, among other things, their respective capital resources, performance and results of operations. Likewise, all of Colombier’s and GrabAGun’s statements, if any, regarding anticipated growth in operations, anticipated market conditions, demographics, reserves and results of operations are forward-looking statements. In some cases, you can identify these forward-looking statements by the use of terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “scheduled,” “forecasts,” “estimates,” “anticipates” or the negative version of these words or other comparable words or phrases. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements.

Colombier and GrabAGun caution readers of this proxy statement/prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond Colombier’s and GrabAGun’s control, which could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, forecasts of growth, market opportunity and market share, potential benefits and the commercial attractiveness to its customers of products sold through GrabAGun’s platform, the potential success of GrabAGun’s marketing and growth strategies, potential benefits of the Business Combination (including with respect to shareholder value), and expectations related to the terms and timing of the Business Combination. These statements are based on various assumptions, whether or not identified in this proxy statement/prospectus, and on the current expectations of GrabAGun’s and Colombier’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions and none of Colombier, Pubco or GrabAGun guarantees that the transactions and events described will happen as described (or that they will happen at all). These forward-looking statements are subject to a number of risks and uncertainties, including:

•        changes in the competitive industries and markets in which GrabAGun operates or plans to operate;

•        changes in applicable laws or regulations affecting GrabAGun’s business;

•        the ability of GrabAGun to implement business plans and realize opportunities;

•        risks related to the expansion of GrabAGun’s business;

•        risks related to GrabAGun’s potential inability to maintain profitability and continue generating significant revenues;

•        current and future economic, political and social conditions in the U.S. economy and the impacts, uncertainty, unrest or concern about any of the foregoing may have on GrabAGun’s business and the market in which it operates;

•        the ability of GrabAGun to retain existing vendor partners, FFL holders, distributors and other material business relationships and attract new business partners in the future;

•        the potential inability of GrabAGun to manage growth effectively;

•        GrabAGun’s ability to continue to enhance its technology and customer-facing eCommerce platform;

•        the ability to recruit, train and retain qualified personnel;

•        risks related to supply shortages or a potential inability to keep pace with product or marketplace innovations;

•        risk related to GrabAGun listing shares on the NYSE and operating as a public company;

•        risks related to GrabAGun’s marketing and growth strategies;

•        the effects of competition on GrabAGun’s business;

•        estimates for the prospects and financial performance of GrabAGun’s business may prove to be incorrect or materially different from actual results;

•        the inability of the parties to successfully or timely consummate the proposed Business Combination, including the risk that required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect Pubco or that the expected benefits of the proposed Business Combination or that the approval of the shareholders of Colombier are not obtained;

•        costs related to the Business Combination and the failure to realize anticipated benefits of the Business Combination or to realize estimated pro forma results and underlying assumptions, including with respect to estimated shareholder redemptions;

•        the amount of redemption requests made by the Public Shareholders;

•        the inability to satisfy the Aggregate Cash Consideration required to be paid to GrabAGun Members or the terms of other closing conditions set forth in the Merger Agreement;

•        the ability of Colombier or Pubco to issue equity or equity-linked securities in connection with the proposed Business Combination or in the future;

•        GrabAGun’s and Colombier’s inability to complete the proposed Business Combination as contemplated by the Merger Agreement;

•        matters discovered by the parties as they complete their respective due diligence investigation of the other;

•        the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, the amount of cash available to Pubco and GrabAGun from and after the Closing;

•        the ability of Pubco to meet the initial listing standards of the NYSE upon consummation of the Business Combination or to satisfy the continued listing requirements of the NYSE after the Closing;

•        costs related to the proposed Business Combination;

•        expectations with respect to future operating and financial performance and growth;

•        the failure to satisfy the conditions to the consummation of the Business Combination, including the approval of the Business Combination and definitive agreements for the Business Combination by the shareholders of Colombier;

•        the occurrence of any event, change or other circumstance that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against GrabAGun or Colombier related to the Business Combination, and those factors discussed in Colombier’s IPO Prospectus under the heading “Risk Factors,” and other documents of Colombier filed, or to be filed, with the SEC; and

•        other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors.”

If any of these risks materialize or any of Colombier’s or GrabAGun’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Colombier nor GrabAGun presently know or that Colombier and GrabAGun currently believe are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect Colombier’s and GrabAGun’s expectations, plans or forecasts of future events and views as of the date of this proxy statement/prospectus. Colombier and GrabAGun anticipate that subsequent events and developments may cause Colombier’s and GrabAGun’s assessments to change. However, while Colombier, Pubco or GrabAGun may elect to update these forward-looking statements at some point in the future, Colombier,

Pubco and GrabAGun specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Colombier’s and GrabAGun’s assessments as of any date subsequent to the date of this proxy statement/prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements. Actual results, performance or achievements may, and are likely to, differ materially, and potentially adversely, from any projections and forward-looking statements and the assumptions on which those forward-looking statements were based. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond Colombier’s and GrabAGun’s control. Forward-looking statements are not guarantees of performance. All forward-looking statements attributable to Colombier, Pubco or GrabAGun or a person acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements.

QUESTIONS AND ANSWERS ABOUT THE COLOMBIER EXTRAORDINARY GENERAL MEETING

The following questions and answers below only highlight selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Colombier Extraordinary General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to Colombier shareholders. We urge you to read this entire proxy statement/prospectus, including the Annexes and other documents referred to herein, carefully and in their entirety to fully understand the proposed Business Combination and the voting procedures for the Colombier Extraordinary General Meeting. See also the section of this proxy statement/prospectus entitled “Where You Can Find More Information.”

Q:     Why am I receiving this proxy statement/prospectus?

A:     Colombier shareholders are being asked to consider and vote upon a Proposal to approve and adopt the Business Combination including the Transactions contemplated by the Merger Agreement, among other Proposals. Upon the completion of the transactions contemplated by the Merger Agreement, both Colombier and GrabAGun will become wholly owned subsidiaries of Pubco. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Colombier Extraordinary General Meeting. You should read this proxy statement/prospectus and its annexes and the other documents referred to herein carefully and in their entirety.

THE VOTE OF COLOMBIER SHAREHOLDERS IS IMPORTANT. COLOMBIER SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS AND ITS ANNEXES AND CAREFULLY CONSIDERING EACH OF THE PROPOSALS BEING PRESENTED AT THE COLOMBIER EXTRAORDINARY GENERAL MEETING.

Q:     What proposals are shareholders of Colombier being asked to vote upon?

A:     Shareholders of Colombier are being asked to vote upon the following Proposals:

(1)    The Business Combination Proposal (Proposal 1) — To consider and vote on a proposal to approve, by ordinary resolution, the Merger Agreement and the transactions contemplated thereby pursuant to which, at the Effective Time of the Mergers:

•        Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity and a wholly owned subsidiary of Pubco, as a result of which each issued and outstanding security of Colombier immediately prior to the Colombier Merger Effective Time will be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco; and

•        Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity and a wholly owned subsidiary of Pubco, as a result of which each of the outstanding interests in GrabAGun held by GrabAGun Members will be cancelled in exchange for the right to receive newly-issued shares of Pubco Common Stock and the Aggregate Cash Consideration; and

•        Concurrently with the foregoing, Colombier will satisfy required Redemption Payments and Pubco will issue 300,000 shares of Pubco Common Stock to the GrabAGun Consultant under the terms of the Consulting Agreement.

We refer to this Proposal as the “The Business Combination Proposal.” A copy of the Merger Agreement is attached to the proxy statement/prospectus as Annex A.

In addition to the approval of the Proposals at the Colombier Extraordinary General Meeting, unless waived by the parties to the Merger Agreement, in accordance with the Merger Agreement and applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among other things, receipt of the requisite shareholder approvals contemplated by this proxy statement/prospectus. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — Conditions to Closing.”

The Merger Agreement may be terminated at any time prior to the Closing of the Business Combination upon agreement of GrabAGun and Colombier, or by GrabAGun or Colombier acting alone in specified circumstances as described in the Merger Agreement. For more information about the termination rights under the Merger Agreement, see the section entitled “The Business Combination Proposal — Termination.”

Pursuant to the Current Charter, in connection with the Business Combination, the Public Shareholders may elect to redeem, effective upon the Closing of the Business Combination, Colombier Class A Ordinary Shares then held by them for cash equal to the aggregate amount then on deposit in the Trust Account as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Colombier in connection with Permitted Withdrawals, divided by the number of then outstanding Public Shares, subject to the limitations described herein and in the Current Charter. As of March 17, 2025, based on funds in the Trust Account of approximately $179.2 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.54 per share. Public Shareholders are not required to affirmatively vote for or against the Business Combination in order to redeem their Colombier Class A Ordinary Shares for cash. This means that Public Shareholders who hold Colombier Class A Ordinary Shares on or before [•], 2025 (two (2) business days before the Colombier Extraordinary General Meeting) will be eligible to elect to have their Colombier Class A Ordinary Shares redeemed for cash in connection with the Colombier Extraordinary General Meeting, whether or not they are holders as of the Record Date, and whether or not such shares are voted at the Colombier Extraordinary General Meeting.

A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Colombier Ordinary Shares included in the Units. Holders of Colombier’s outstanding public warrants and Units do not have redemption rights with respect to such securities in connection with the Business Combination. Holders of outstanding Units must separate the underlying Colombier Class A Ordinary Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

See the section entitled “The Colombier Extraordinary General Meeting — Redemption Rights.”

The Business Combination will be consummated only if the Required Proposals are approved at the Colombier Extraordinary General Meeting, which Required Proposals include the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal. The Required Proposals are conditioned on the approval of the Business Combination Proposal. The Organizational Documents Proposals are conditioned on the Required Proposals. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The Business Combination is not structured in a way that approval of at least a majority of unaffiliated Colombier shareholders is required.

The Business Combination involves numerous risks. For more information about these risks, see the section entitled “Risk Factors.”

(2)    The Merger Proposal (Proposal 2) — To consider and vote on a proposal to approve, by special resolution, (i) the merger of Purchaser Merger Sub with and into Colombier, with Colombier continuing as the surviving entity and (ii) the Plan of Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, and any and all transactions provided for in the Plan of Merger, including the amendment and restatement of the memorandum and articles of association of Colombier.

(3)    The Charter Proposal (Proposal 3) — To consider and vote on a proposal to approve, by ordinary resolution, the Proposed Charter, in the form attached to this proxy statement/prospectus as Annex C (the “Proposed Charter”), which will amend and restate the Current Charter in its entirety and which will be effective as of the Closing. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

(4-9) The Organizational Documents Proposals (Proposals 4-9) — to consider and vote on six (6) separate non-binding advisory proposals to approve, by ordinary resolution, material differences between the Current Charter in effect prior to the Colombier Merger and the terms and provisions to be set forth in the Proposed Charter and Proposed Bylaws of Pubco upon completion of the Business Combination in accordance with the requirements of the SEC, specifically:

Proposal 4:    to approve provisions to be included in the Proposed Charter that increase the total number of authorized shares of capital stock of Pubco to 210,000,0000 shares, consisting of 200,000,000 shares of Pubco Common Stock and 10,000,000 shares of undesignated Pubco preferred stock.

Proposal 5:    to approve provisions to be included in the Proposed Charter providing that directors can only be removed for cause at a meeting called for such purpose by the affirmative vote of the shareholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Pubco shares entitled to vote thereon.

Proposal 6:    to approve provisions to be included in the Proposed Charter providing that (A) special meetings of shareholders may only be called by (i) shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the Texas Business Organizations Code, as amended (“TBOC”)) of the voting power of outstanding Pubco shares entitled to vote at such meeting or (ii) by the Pubco Board or by the Pubco Chairman, Chief Executive Officer, or (to the extent required by the TBOC) President; and (B) to allow shareholders to act by unanimous written consent in lieu of a meeting, subject to the rights of holders of any outstanding series of Pubco preferred stock, in accordance with TBOC requirements.

Proposal 7:    to approve provisions to be included in the Proposed Bylaws that increase the threshold for a quorum for any meeting of Pubco shareholders to the number of shareholders, present in person or by proxy, holding a majority of the shares entitled to vote at such meeting.

Proposal 8:    to approve provisions to be included in the Proposed Charter that set the threshold of shareholder votes required to approve a “fundamental business transaction” (as such term is defined in the Texas Business Organizations Code, as amended (“TBOC”), including transactions such as a merger, interest exchange, conversion, or non-ordinary course sale of all or substantially all of Pubco’s assets) to a majority of the outstanding shares entitled to vote on the matter.

Proposal 9:    to approve the omission from the terms of the Proposed Charter of certain blank check provisions that will not be necessary to include in the Proposed Charter upon consummation of the Business Combination.

(10)  The Incentive Plan Proposal (Proposal 10) — To consider and vote on a proposal to approve, by ordinary resolution, the 2025 Stock Incentive Plan (the “Incentive Plan”) in the form attached to this proxy statement/prospectus as Annex E, which, if approved by the Colombier shareholders and adopted by Pubco, will be available to Pubco on a go-forward basis from the Closing. The Incentive Plan Proposal is described in more detail in this proxy statement/prospectus under the heading “The Incentive Plan Proposal (Proposal 10).”

(11)  The NYSE Proposal (Proposal 11) — To consider and vote on a proposal to approve, by ordinary resolution and for purposes of complying with the applicable listing rules of the NYSE, the issuance of the shares of Common Stock to be issued in connection with the Business Combination. The NYSE Proposal is described in more detail in this proxy statement/prospectus under the heading “The NYSE Proposal (Proposal 11).”

(12)  The Director Election Proposal (Proposal 12) — To consider and vote on a proposal to approve, by ordinary resolution, the election of nine (9) directors to serve terms on Pubco’s board of directors effective at the Effective Time as set forth in the Pubco Charter or until their respective successors are duly elected and qualified. The Director Election Proposal is described in more detail in this proxy statement/prospectus under the heading “The Director Election Proposal (Proposal 12).”

(13)  The Insider Letter Amendments Proposal (Proposal 13) — To consider and vote on a proposal to approve, by ordinary resolution, amendments to the Insider Letter, attached to this proxy statement/prospectus as Annex F, to revise the lock-up period applicable to Colombier’s Class B Ordinary Shares held by the Sponsor set forth in the Insider Letter to end on the date that is the earlier of (i) six (6) months after the Closing Date or (ii) the date on which the dollar volume-weighted average price of a share of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period beginning on the Closing Date. The Insider Letter Amendments Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 13: The Insider Letter Amendments Proposal.”

(14)  The Adjournment Proposal (Proposal 14) — To consider and vote on a proposal to approve, by ordinary resolution, the adjournment of the Colombier Extraordinary General Meeting to a later date or dates, if necessary or appropriate as determined by the Colombier Board.

Q:     What interests do Colombier’s Sponsor, current officers and directors and advisors have in the Business Combination?

A:     In considering the recommendation of the Colombier Board to vote in favor of the Business Combination, Public Shareholders should be aware that, aside from their interests as shareholders, the Sponsor, directors and officers have interests in the Business Combination that are different from, or in addition to, those of Colombier’s other shareholders generally, including the aggregate amount at risk to the Sponsor of $5,025,000, which is the amount that the Sponsor paid for its Sponsor Shares and Private Warrants. Colombier’s directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to the Public Shareholders that they approve the Business Combination. Further, the interests of the Sponsor and current officers or directors of Colombier may be different from or in addition to (and which may conflict with) your interests and they may be incentivized to complete a less favorable business combination rather than liquidating Colombier. Public Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things, the fact that:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of a Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of which may be convertible into Private Warrants at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

In addition to the interests of the Sponsor and Colombier’s executive officers and directors in the Business Combination, Colombier shareholders should be aware that the IPO Underwriter (BTIG) as well as Roth, in its capacity as financial advisor to Colombier in connection with the IPO, may also have financial interests that are different from, or in addition to, the interests of Colombier shareholders, including the fact that:

•        pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to up to $0.35 per Unit issued in the IPO, or $5,950,000, and such fees are payable only if Colombier completes an initial business combination. Up to $0.30 per Unit of the $0.35 at the sole discretion of Colombier may be reallocated for expenses in connection with its initial business combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement described below;

•        pursuant to the Financial Advisory Services Agreement, Roth may receive a deferred fee of up to $1,190,000, or such other amount as Roth and Colombier have agreed, as permitted by the terms of the Roth IPO Advisory Agreement, and such fees are payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated.

•        pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination; and

•        pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

These interests may have influenced the Colombier Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Colombier Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that

Colombier shareholders approve the proposals required to effect the Business Combination. The Colombier Board determined that the overall benefits expected to be received by Colombier and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from these interests. In addition, the Colombier Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

Q:     Did the Colombier Board obtain a fairness opinion (or any similar report or appraisal) in determining whether or not to proceed with the Business Combination?

A:     No. The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to GrabAGun Members under the terms of the Merger Agreement). However, Colombier management and the members of the Colombier Board have substantial experience evaluating the financial merits of companies across a variety of industries, including eCommerce and other consumer-oriented businesses, and the Colombier Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The factors and information considered by the Colombier Board, as further described under the heading “Colombier Financial Analysis” below, included information about other public companies with similarities to GrabAGun’s business and other relevant financial information selected based on the business experience and the professional judgment of Colombier management. The risks related to the Colombier Board not obtaining a fairness opinion or any similar report or appraisal in connection with the determination to approve the Business Combination are further described under the heading “Risks Related to the Business Combination and Colombier” below, under the subheading “Neither the Colombier Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, you have no assurance from an independent source that the price Colombier is paying for GrabAGun is fair to Colombier — and, by extension, its securityholders — from a financial point of view.”

Q:     What determination was made by the Colombier Board regarding the fairness and advisability of the Transactions?

A:     Prior to Colombier entering into the Merger Agreement, the Colombier Board convened a meeting to complete its evaluation of the proposed Business Combination and the Transactions. In such evaluation, the Colombier Board considered the matters necessary or appropriate to reach an informed conclusion as to the fairness, advisability and reasonableness of the Transactions, including, without limitation, whether the proposed Business Combination is in the best interests of Colombier shareholders. Having affirmed the foregoing, the Colombier Board proceeded to approve the Business Combination. As Colombier is an exempted company under the laws of the Cayman Islands, the Colombier Board’s review of the Transactions was conducted in accordance with Cayman Islands law, based on advice from Cayman legal counsel that directors of a Cayman company have a duty to act in good faith and in the best interests of the company (generally considered to include the interests of the company’s shareholders, as a whole). Accordingly, taking into account the Colombier Board’s view that the proposed Transactions are in the best interests of the Colombier shareholders, the Colombier Board approved the Transactions as being fair, advisable and in the best interests of Colombier.

Q:     Are any of the proposals conditioned on one another?

A:     Yes. Each of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal is conditioned on one another and are referred to collectively herein as the “Required Proposals.” The remaining Proposals, consisting of the Organizational Documents Proposals and the Adjournment Proposal are not Required Proposals. Unless the Business Combination Proposal is approved, the other Required Proposals will not be presented to the shareholders of Colombier at the Colombier Extraordinary General Meeting, because they are conditioned on the approval of the Business Combination Proposal. The Business Combination Proposal and the Organizational Documents Proposals are likewise conditioned on the approval of these Required Proposals.

The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination. The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus.

It is important for you to note that if the Required Proposals do not receive the requisite vote for approval, Colombier will not consummate the Business Combination. If Colombier does not consummate the Business Combination and fails to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will be required, in accordance with the Current Charter, to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account (less Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses) to its Public Shareholders. If Colombier’s initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), then Colombier’s existence will terminate, and Colombier will distribute amounts in the Trust Account as provided in the Current Charter.

Q:     When and where will the Colombier Extraordinary General Meeting take place?

A:     The Colombier Extraordinary General Meeting will be held on [•], 2025 at [•] a.m. Eastern Time, in a virtual meeting format at www.cstproxy.com/[•]. For the purposes of the Current Charter, the Extraordinary General Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302.

Q:     What will happen in the Business Combination?

A:     At the Effective Time, (i) Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity, as a result of which each issued and outstanding security of Colombier immediately prior to the effective time of the Colombier Merger will no longer be outstanding and will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity, and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger will no longer be outstanding and will automatically be cancelled, in exchange for which the security holders of GrabAGun will receive shares of Pubco Common Stock and the Aggregate Cash Consideration. As a result of the Mergers and other transactions contemplated by the Merger Agreement, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the Merger Agreement, and Pubco will become a publicly traded company. For details and more information please see the sections entitled “The Business Combination Proposal (Proposal 1) — The Merger Agreement — Merger Consideration.” After the Closing of the Business Combination and following satisfaction of the Redemption Payments, the cash held in the Trust Account will be released from the Trust Account and used (i) to pay the Aggregate Cash Consideration, (ii) to pay Colombier’s Transaction Expenses due as of the Closing, (iii) to pay GrabAGun Transaction Expenses due as of the Closing and (iv) by Pubco for working capital and general corporate purposes. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

Q:     What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?

A:     Upon consummation of the Business Combination (assuming, among other things, that no Public Shareholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Share Calculations and Ownership Percentages”), (i) the Public Shareholders are expected to own approximately 53.9% of the outstanding shares of Pubco Common Stock, (ii) the Sponsor is expected to own approximately 13.5% of the outstanding shares of Pubco Common Stock, (iii) the GrabAGun Members are expected to own approximately 31.7% of the outstanding shares of Pubco Common Stock, and (iv) the GrabAGun Consultant is expected to own approximately 0.9% of the outstanding shares of Pubco Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Shareholders redeem Public Shares prior to or in connection with the Business Combination, and (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, but exclude the potential dilutive effect of Pubco warrants to be issued at Closing to former holders of Colombier Public Warrants and Colombier Private Warrants (and the shares of Pubco Common Stock issuable upon exercise of such warrants)

and excluding, also, any post-Closing equity awards under the Incentive Plan. If actual facts are different from these assumptions, which they are likely to be, the percentage ownership retained by the Colombier shareholders and GrabAGun Members and the GrabAGun Consultant in Pubco, and associated voting power, will be different.

If any of the Public Shareholders redeem their Public Shares prior to or in connection with the Closing, the percentage of the outstanding Pubco Common Stock held by Public Shareholders will decrease and the percentages of the outstanding Pubco Common Stock held by the Sponsor and by the GrabAGun Members and the GrabAGun Consultant will increase, in each case, relative to the percentage held if none of the shares of Colombier Class A Ordinary Shares are redeemed.

If any of the Public Shareholders redeem their Public Shares at Closing in accordance with the Current Charter but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of [•], 2025, the record date for the Colombier Extraordinary General Meeting (the “Record Date”), would be the closing sale prices of Colombier’s Units, Class A Ordinary Shares and Public Warrants were $[•], $[•] and $[•], respectively, regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of the Pubco Common Stock in connection with the Business Combination, the percentage ownership of the total outstanding shares of Pubco Common Stock by Public Shareholders who do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding shares of Pubco Common Stock that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof elect to have redeemed in connection with the Business Combination.

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination:

	Scenario 1 Assuming No Redemptions		Scenario 2 25% of Contractual Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
GrabAGun Members	10,000,000	31.7%	10,000,000	34.1%
Colombier Public Shareholders	17,000,000	53.9%	14,782,019	50.4%
Sponsor	4,250,000	13.5%	4,250,000	14.5%
GrabAGun Consultant	300,000	0.9%	300,000	1.0%
Total Pubco Common Stock	31,550,000	100.0%	29,332,019	100.0%
	Scenario 3 50% of Contractual Maximum Redemptions		Scenario 4 Assuming Contractual Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
GrabAGun Members	10,000,000	36.9%	10,000,000	44.1%
Colombier Public Shareholders	12,564,038	46.3%	8,128,076	35.8%
Sponsor	4,250,000	15.7%	4,250,000	18.8%
GrabAGun Consultant	300,000	1.1%	300,000	1.3%
Total Pubco Common Stock	27,114,038	100.0%	22,678,076	100.0%

The numbers of shares and percentage interests set forth above reflect different redemption scenarios as set forth below.

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming 25% of Contractual Maximum Redemptions:    In addition to the assumptions in the “No Redemptions” scenario, this presentation assumes that the Public Shareholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 2,217,981 Public Shares are redeemed for an aggregate Redemption Payment of approximately $23.4 million.

•        Assuming 50% of Contractual Maximum Redemptions:    In addition to the assumptions in the “No Redemptions” scenario, this presentation assumes that the Public Shareholders holding approximately 26.1% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 4,435,962 Public Shares are redeemed for an aggregate Redemption Payment of approximately $46.8 million.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million (the “Minimum Cash Condition”). The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

The foregoing table does not reflect the impact of any other equity issuances on the beneficial ownership levels of Pubco, such as:

•        grants of equity under the Incentive Plan or any other Pubco equity incentive plans of that may be made in the future; or

•        any private investment in public equity or any other dilutive financing sources, as none of Colombier, GrabAGun or Pubco has commitments for any such financing transaction commitments as this time, in connection with the proposed Business Combination or otherwise and does not currently anticipate having any such transactions or commitments prior to the Closing.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the assumptions incorporated into the “Contractual Maximum Redemptions” scenario, as described above. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary materially from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Dilution

Dilution per share to the original investors in the SPAC (Colombier) is determined by its net tangible book value per share, as adjusted, while excluding the Business Combination, while giving effect to material probable or consummated transactions and other material effects on the SPAC’s net tangible book value per share, from the initial public offering price per share paid by original investors in the SPAC as set forth as follows under three redemption scenarios.

The following table presents the net tangible book value per share at specified redemption levels assuming various sources of material probable dilution (but excluding the effects of the Business Combination transaction itself):

(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 25% of Contractual Maximum Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
Per Share Offering Price Class A Ordinary Shares in IPO	$10.00	$10.00	$10.00	$10.00
Net tangible book value, as adjusted(1)	$168,545	145,126	$121,708	$74,870
As adjusted shares(2)	21,250,000	19,032,019	16,814,038	12,378,076
Net tangible book value per share, as adjusted, as of March 31, 2025	$7.93	7.63	$7.24	$6.05
Dilution per share to Public Shareholders	$2.07	2.37	$2.76	$3.95

____________

(1)      See table below for reconciliation of net tangible book value, as adjusted.

(2)      See table below for reconciliation of as adjusted shares.

The following table illustrates Colombier’s net tangible book value per share and the increase in Colombier’s as adjusted net tangible book value per share following the Closing, excluding the effects of the Business Combination transaction, while giving effect to probable or consummated transactions that are material and other material effects on Colombier’s net tangible book value per share. These are presented in relation to the initial public offering price per share paid by original investors in Colombier as set forth as follows under the four redemption scenarios:

(in thousands, except share and per share data)	Assuming No Redemptions	Assuming 25% of Contractual Maximum Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
Net tangible book value per share, as adjusted, as of March 31, 2025	$7.93	$7.63	$7.24	$6.05

Numerator adjustments
Colombier’s net tangible book value(1)	$(7,348)	$(7,348)	$(7,348)	$(7,348)
Transaction expenses to be incurred by Colombier	(3,602)	(3,602)	(3,602)	(3,602)
Reclassification of shares subject to redemption to equity	179,495	156,076	132,658	85,821
As adjusted net tangible book value	$168,545	$145,126	$121,708	$74,871

Denominator adjustments
Colombier’s Public Shareholders	17,000,000	14,782,019	12,564,038	8,128,076
Colombier’s Sponsor	4,250,000	4,250,000	4,250,000	4,250,000
As adjusted Colombier’s shares outstanding	21,250,000	19,032,019	16,814,038	12,378,076

____________

(1)      Colombier’s net tangible book value was calculated by total assets minus total liabilities minus ordinary shares subject to redemption.

Colombier issued shares in the IPO at $10 per share. After giving effect to the IPO and the concurrent private placement of 4,250,000 Sponsor Shares sold to the Sponsor, there are 21,250,000 issued and outstanding Colombier Ordinary Shares issued and outstanding. In connection with the proposed Business Combination, assuming its consummation in accordance with the Merger Agreement, immediately after the Closing, Pubco is expected to have outstanding an additional 10,300,000 shares of Pubco Common Stock, including 10,000,000 shares of Pubco Common Stock to be issued to the GrabAGun Members in the GrabAGun Merger and 300,000 shares of Pubco Common Stock to be issued to the GrabAGun Consultant under the Consulting Agreement. The tabular disclosure includes presentations of information at various illustrative redemption levels consistent with the “No Redemptions”, “25% of Contractual Maximum Redemptions”, “50% of Contractual Maximum Redemptions” and “Contractual Maximum Redemptions” scenarios further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

For purposes of Item 1604(c)(1) of Regulation S-K, Pubco would have 31,550,000 total shares of outstanding Common Stock immediately after giving effect to the Business Combination under the “No Redemptions” scenario. Where there are no redemptions of Public Shares prior to the Closing, Colombier valuation is based on the issuance price of Colombier securities in the IPO of $10.00 and is therefore calculated as: $10.00 (Colombier per share IPO price) times 31,550,000 shares, or $315,500,000. The following table illustrates the valuation at the offering price of the securities at the IPO price of $10.00 per share for each redemption scenario:

	Assuming No Redemptions	Assuming 25% of Contractual Maximum Redemptions	Assuming 50% of Contractual Maximum Redemptions	Assuming Contractual Maximum Redemptions
Colombier shares valuation based on offering price of the securities in the IPO of $10.00 per share	$212,500,000	$190,320,191	$168,140,381	$123,780,762
Colombier public shareholders shares outstanding post Business Combination	21,250,000	19,032,019	16,814,038	12,378,076
GrabAGun shares valuation based on offering price of the securities in the IPO of $10.00 per share	$100,000,000	$100,000,000	$100,000,000	$100,000,000
GrabAGun Members shares outstanding post Business Combination(1)	10,000,000	10,000,000	10,000,000	10,000,000
Other shares valuation based on offering price of the securities in the IPO of $10.00 per share	$3,000,000	$3,000,000	$3,000,000	$3,000,000
Other stockholder shares outstanding post Business Combination(2)	300,000	300,000	300,000	300,000
Total valuation based on offering price of the securities in the IPO of $10.00 per share	$315,500,000	$293,320,191	$271,140,381	$226,780,762
Total shares outstanding post Business Combination	31,550,000	29,332,019	27,114,038	22,678,076

____________

(1)      Includes 10,000,000 shares of Pubco Common Stock to be issued to the GrabAGun Members in the GrabAGun Merger, upon consummation of the Business Combination.

(2)      Includes the issuance of 300,000 shares of Pubco Common Stock to be issued to the GrabAGun Consultant pursuant to the Consulting Agreement.

The foregoing required disclosure is not a guarantee that the trading price of the Pubco Common Stock will not be below the offering price in the IPO, nor is the required disclosure a guarantee that Pubco will attain any of the levels of valuation presented.

The above discussion and table are based on 21,250,000 Colombier Ordinary Shares outstanding on March 31, 2025, and exclude, as of such date, up to 10,666,667 shares issuable upon exercise of outstanding Warrants. Although exercise of Warrants is a potential material source of future dilution, such Warrants are not exercisable until 30 days after the Closing Date, at which point they are exercisable, at the holder’s election, until the fifth year anniversary of the Closing Date, at an exercise price of $11.50 (subject to adjustment). If all of such warrants are exercised, the number of outstanding shares will be increased by 10,666,667 shares, and the adjusted net book value per share will be decreased by $2.65.

The above discussion and table also exclude potential dilutive effects associated with future issuances or grants of equity or equity-linked securities by Pubco pursuant to the Incentive Plan expected to be adopted in connection with the Closing, assuming the approval by Colombier shareholders of the Incentive Plan at the Colombier Extraordinary General Meeting.

The aforementioned equity issuances are not the only sources of potential dilution to the relative ownership and associated voting percentage associated with shares of Pubco Common Stock held by non-redeeming Public Shareholders after the Closing; any additional equity and equity-linked issuances by Pubco may result in additional dilution to Public Shareholders’ percentage ownership in Pubco, potentially significantly, which, in turn, may limit or decrease Public Shareholders’ voting power and ability to influence decision-making with regard to Pubco and may have other effects, as described above and as further described in the “Risk Factors” section of this proxy statement/prospectus.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the “Maximum Redemptions,” the section entitled “Unaudited Pro Forma Condensed Combined Financial Statements.” Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, potentially materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended. See “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:     How many votes per share is each share of Pubco Common Stock entitled to pursuant to the Proposed Charter?

A:     Upon the Closing, each holder of record of Common Stock will be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which shareholders are generally entitled to vote.

Q:     What conditions must be satisfied to complete the Business Combination?

A:     In addition to the Required Proposals, there are a number of closing conditions in the Merger Agreement, including the approval of the Business Combination by the GrabAGun Members. For a summary of the conditions that must be satisfied or waived prior to the Closing of the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1) — The Merger Agreement” and “Summary of the Proxy Statement/Prospectus —  Proposals to be Voted on by Colombier Shareholders.”

Q:     Why is Colombier providing shareholders with the opportunity to vote on the Business Combination?

A:     Under the Current Charter, Colombier must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of Colombier’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business and other reasons, Colombier has elected to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, Colombier is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its public shareholders to effectuate redemptions of their Public Shares in connection with the Closing of the Business Combination.

Q:     How many votes do I have at the Colombier Extraordinary General Meeting?

A:     Colombier shareholders are entitled to one vote at the Colombier Extraordinary General Meeting for each Colombier Class A Ordinary Share. Holders of Colombier Class A Ordinary Shares and Colombier Class B Ordinary Shares will vote together as a single class on all Proposals. As of the close of business on the Record Date, there were 17,000,000 outstanding Colombier Class A Ordinary Shares and 4,250,000 outstanding Colombier Class B Ordinary Shares.

Q:     What vote is required to approve the Proposals to be presented at the Colombier Extraordinary General Meeting?

A:     The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting.

If the Business Combination Proposal is not approved, the Merger Proposal will not be presented to the Colombier shareholders for a vote. If the Merger Proposal is not approved, the Charter Proposal, the Organizational Documents Proposals, the Inventive Plan Proposal, the NYSE Proposal, the Director Election

Proposal and the Insider Letter Amendments Proposal will not be presented to the Colombier shareholders for a vote, although the Adjournment Proposal may be presented. The approval of the Business Combination Proposal and the other Required Proposals are preconditions to the consummation of the Business Combination.

The Sponsor has agreed to vote its shares in favor of the Proposals.

Q:     What constitutes a quorum at the Colombier Extraordinary General Meeting?

A:     A quorum will be present at the Colombier Extraordinary General Meeting if one-third of the Colombier Ordinary Shares issued and outstanding and entitled to vote at the Colombier Extraordinary General Meeting are represented in person online or by proxy at the Colombier Extraordinary General Meeting. As of the Record Date, 7,083,334 Colombier Ordinary Shares would be required to achieve a quorum.

Q:     May the Sponsor or Colombier’s directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?

A:     In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, or Colombier’s directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of Colombier’s Sponsor or the other members of the Sponsor, directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such a shareholder, although still the record holder of Colombier’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such shareholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor or any other member of the Sponsor or Colombier’s directors, officers or advisors or their respective affiliates purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be transacted at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:     How will the Sponsor vote?

A:     The Sponsor entered into the Insider Letter, pursuant to which it has agreed to vote any Colombier Ordinary Shares owned by it in favor of the Business Combination, including each of the Proposals. Accordingly, because of the Insider Letter, it is more likely that the necessary shareholder approval for the Proposals will be received.

Q:     What interests do GrabAGun’s members and officers have in the Business Combination?

A:     GrabAGun’s members and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests. These interests include, among other things, the interests listed below:

•        Certain officers of GrabAGun are expected to become officers of Pubco upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of GrabAGun are expected to become officers of Pubco upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Marc Nemati	President, Chief Executive Officer and Chairman of the Board
Matthew Vittitow	Chief Operating Officer and Director
Justin C. Hilty	Chief Financial Officer

•        Additionally, each of Marc Nemati and Matthew Vittitow have been identified as nominees to serve on the Pubco Board immediately after the consummation of the Business Combination, in connection with which Messrs. Nemati and Vittitow may receive compensation for such service, to the extent Pubco determines to provide any such compensation to its board and board committee members. See also the section of this proxy statement/prospectus entitled “Director Compensation — Director Compensation After the Business Combination.”

•        All four GrabAGun Members, three of whom are officers, own GrabAGun Interests, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination, including the Aggregate Cash Consideration. See also the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of GrabAGun’s members and officers in the Business Combination.

•        Each of Messrs. Nemati, Vittitow and Hilty will enter into employment agreements with Pubco prior to the Closing, which will be effective and contingent upon the consummation of the Business Combination. For a summary of such employment agreements see the section of this proxy statement/prospectus entitled “Executive Compensation of GrabAGun — Executive Compensation After the Business Combination.”

Please see the sections entitled “Risk Factors” and “The Business Combination Proposal (Proposal 1) — Interests of GrabAGun’s Members and Officers” and “Management After the Business Combination — Executive Officers and Directors After the Business Combination” and “Executive Compensation of GrabAGun — Executive Compensation After the Business Combination” and “Director Compensation — Director Compensation After the Business Combination” and “The Charter Proposal (Proposal 3)” of this proxy statement/prospectus for a further discussion of these interests.

In addition to the interests of GrabAGun’s members and executive officers in the Business Combination, Colombier shareholders should be aware that (i) under the terms of the Consulting Agreement, the GrabAGun Consultant will receive at and contingent upon the Closing, 300,000 newly-issued shares of Pubco Common Stock, representing the settlement of previously-granted restricted units in GrabAGun (which restricted units will have no economic value and be forfeited if the Business Combination is not consummated) and that the GrabAGun Consultant accordingly has financial interests in the Business Combination that may be different from the interests of the Colombier shareholders and (ii) Stephens, in its capacity as financial advisor to GrabAGun in connection with the Business Combination, has financial interests in the Business Combination that are different from the interests of Colombier shareholders, including the fact that, pursuant to the Stephens Engagement Letter, Stephens will receive at and contingent upon the Closing, a transaction fee in the amount of $2,500,000. The Stephens Engagement Letter also provides for reimbursement of Stephens’ out-of-pocket expenses incurred in connection with its engagement by GrabAGun, regardless of whether the Business Combination is consummated.

Q:     How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A:     The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and they will not be redeemable by Pubco so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, Pubco may redeem the Public Warrants prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders.

Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Common Stock issuable upon exercise of such warrants is effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act. If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco will not redeem the warrants as described above if the issuance of shares of Common Stock upon exercise of Public Warrants is not exempt from registration or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event Pubco determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Colombier Warrant Agreement (which will be amended to reflect the Business Combination). Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the Colombier Warrant Agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC.

The closing price for the Colombier Class A Ordinary Shares as of [•], 2025 was $[•] and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Q:     What happens if I sell my Colombier Class A Ordinary Shares before the Colombier Extraordinary General Meeting?

A:     The Record Date is earlier than the date of the Colombier Extraordinary General Meeting. If you transfer your Colombier Class A Ordinary Shares after the Record Date, but before the Colombier Extraordinary General Meeting, unless the transferee obtains a proxy from you to vote those shares, you will retain your right to vote at the Colombier Extraordinary General Meeting. However, you will not be able to seek redemption of your shares because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination in accordance with the provisions described herein. If you transfer your Colombier Class A Ordinary Shares prior to the Record Date, you will have no right to vote those shares at the Colombier Extraordinary General Meeting.

Q:     What happens if a substantial number of the public shareholders vote in favor of the Business Combination and exercise their redemption rights?

A:     Colombier shareholders who vote in favor of the Business Combination may nevertheless also exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of public shareholders are reduced as a result of redemptions by public shareholders. Both parties’ obligation to consummate the Business Combination is also conditioned upon at least $30.0 million in gross cash and cash equivalents being delivered to Pubco after payment of the Aggregate Cash Consideration to GrabAGun Members and including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Colombier Transaction Expenses, but excluding the payment of GrabAGun Transaction Expenses) and including the aggregate amount of any transaction financing. In addition, with fewer public shares and public shareholders, the trading market for Pubco’s stock may be less liquid than the market for Colombier Ordinary Shares was prior to consummation of the Business Combination and Pubco may not be able to meet the listing standards of the NYSE. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into GrabAGun’s business will be reduced. As a result, the proceeds will be greater in the event that no public shareholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Public Shareholders exercise the maximum allowed redemption rights.

Q:     What happens if I vote against any of the Required Proposals (consisting of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal)?

A:     If any of the Required Proposals are not approved, the Business Combination will not be consummated. If Colombier does not otherwise consummate an alternative business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), pursuant to the Current Charter, Colombier will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), unless Colombier seeks and obtains the consent of its shareholders to amend the Current Charter to extend the date by which it must consummate its initial business combination (an “Extension”), in which event Public Shareholders will be entitled to redemption rights in accordance with the Current Charter. If Colombier’s initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), then Colombier will cease all business except for the purposes of winding up, and Colombier will redeem all Public Shares and distribute amounts in the Trust Account as provided in the Current Charter.

Q:     Do I have redemption rights in connection with the Business Combination?

A:     Pursuant to the Current Charter, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with the Current Charter. As of March 17, 2025, based on funds in the Trust Account of approximately $179.2 million as of such date, the pro rata portion of the funds available in the Trust Account for the redemption of Public Shares was approximately $10.54 per share. If a holder exercises its redemption rights, then such holder will be exchanging its Colombier Class A Ordinary Shares for cash and will only have equity interests in Pubco pursuant to the exercise of its Public Warrants, to the extent it still holds Public Warrants. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Colombier’s transfer agent prior to the Colombier Extraordinary General Meeting. See the section entitled “The Colombier Extraordinary General Meeting — Redemption Rights” for the procedures to be followed if you wish to elect to have Colombier redeem your shares for cash.

Q:     Will my vote affect my ability to exercise redemption rights?

A:     No. You may exercise your redemption rights whether or not you attend or vote your Colombier Ordinary Shares at the Colombier Extraordinary General Meeting, and regardless of how you vote your shares. As a result, the Merger Agreement and the Required Proposals can be approved by shareholders who will elect to have their shares redeemed and who will no longer remain shareholders, leaving shareholders who choose not to elect to have their shares redeemed holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability of Pubco to meet the listing standards of the NYSE.

Q:     How do I exercise my redemption rights?

A:     In order to exercise your redemption rights, you must, prior to 5:00 p.m., Eastern Time, on [•], 2025 (two (2) business days before the date of the Colombier Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing, including the legal name, phone number and address of the beneficial owner of the shares for which redemption is requested, that Colombier redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, Colombier’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

Please also affirmatively certify in your request to Continental Stock Transfer & Trust Company for redemption if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholders with respect to Colombier Ordinary Shares. A holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from seeking redemption rights with respect to an aggregate of 15% or more of the Public Shares, which we refer to as the “15% threshold.” Accordingly, all Public Shares in excess of the 15% threshold beneficially owned by a public shareholders or group will not be redeemed for cash.

Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Colombier’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Colombier does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Colombier’s consent, until the consummation of the Business Combination, or such other date and time as determined by the Colombier Board. If you delivered your shares for redemption to Colombier’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Colombier’s transfer agent return the shares (physically or electronically). You may make such request by contacting Colombier’s transfer agent at the phone number or address listed under the question “Who can help answer my questions?” below.

If Colombier receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Colombier may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Colombier may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Colombier may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this joint proxy statement/consent solicitation statement/prospectus.

Q:     What are the U.S. federal income tax consequences of exercising my redemption rights?

A:     Holders of Colombier Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “U.S. Federal Income Tax Considerations.”

TAX MATTERS ARE COMPLICATED, AND THE TAX CONSEQUENCES OF EXERCISING YOUR REDEMPTION RIGHTS WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE EXERCISE OF REDEMPTION RIGHTS TO YOU IN YOUR PARTICULAR CIRCUMSTANCES.

Q:     If I am a Warrant holder, can I exercise redemption rights with respect to my Warrants?

A:     No. The holders of Warrants have no redemption rights with respect to Warrants.

Q:     If I am a Unit holder, can I exercise redemption rights with respect to my Units?

A:     No. Holders of outstanding Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, our transfer agent, with written instructions to separate such Units into Public Shares, and Public Warrants. This must be completed far enough in advance to permit the mailing of the stock certificates for the Public Shares back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our transfer agent. Such written instructions must include the number of Units to be split and the nominee holding such Units. Your nominee must also initiate electronically, using The Depository Trust Company’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Q:     Do I have appraisal rights in connection with the proposed Business Combination?

A:     Colombier shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Q:     What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:     After completion of the Business Combination, if consummated, the funds held in the Trust Account will be used to pay holders of the Public Shares who properly exercise their redemption rights and, after paying the Redemptions, a portion is expected to be used (i) to pay the Aggregate Cash Consideration, (ii) to pay Colombier’s Transaction Expenses due as of the Closing, (iii) to pay GrabAGun Transaction Expenses due as of the Closing and (iv) by Pubco for working capital and general corporate purposes.

If the Business Combination is consummated, the funds remaining in the Trust Account after payment of the foregoing and any additional transaction expenses, if any (“Remaining Proceeds”), are expected to be used by Pubco for working capital and general corporate purposes.

Despite the receipt of the remaining proceeds, Pubco may still require other available sources of liquidity to fund its operations, including any funds on hand, any funds generated through business operations and any funds that may be available to Pubco through financing or other means, if and to the extent available.

As of the date of this proxy statement/prospectus, GrabAGun cannot predict with certainty all of the particular uses of the funds held in the Trust Account. The amounts and timing of Pubco’s actual expenditures may vary significantly depending on numerous factors, including the amount of Remaining Proceeds realized from the Business Combination, if any, cash flows from operations and the anticipated growth of Pubco’s business. Pubco’s management will retain broad discretion over the allocation of the proceeds from the Business Combination. Pending its use of the funds in the Trust Account, GrabAGun intends to invest the funds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

Q:     What happens if the Business Combination is not consummated?

A:     There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “The Business Combination Proposal (Proposal 1) — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, Colombier is unable to complete the Business Combination or another initial business combination transaction by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Current Charter provides that Colombier will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to Colombier (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as Colombier shareholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Colombier’s remaining shareholders and the Colombier Board, liquidate and dissolve, subject in each case to Colombier’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to Colombier.

Colombier expects that the amount of any distribution its Public Shareholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Business Combination, subject in each case to Colombier’s obligations under the Companies Act to provide for claims of creditors and other requirements of applicable law. The Sponsor has waived any right to any liquidation distribution from the Trust Account with respect to Sponsor Shares.

In the event of liquidation, there will be no liquidating distributions with respect to Colombier’s outstanding Warrants. Accordingly, the Warrants will expire worthless in the event of liquidation.

Q:     When is the Business Combination expected to be completed?

A:     The Closing is expected to take place (i) as promptly as practicable, but in no event later than the second business day following the satisfaction or waiver of the conditions described below under the section entitled “The Business Combination Proposal (Proposal 1) — Conditions to Closing” or (ii) on such other date as agreed to by the parties to the Merger Agreement in writing, in each case, subject to the satisfaction or waiver of the Closing conditions. The Merger Agreement may be terminated by Colombier and/or GrabAGun if the Closing has not occurred by August 1, 2025, or an applicable later date (which will not be later than November 24, 2025) if extended pursuant to the Merger Agreement (the “Outside Date”).

For a description of the conditions to the completion of the Business Combination, see the section entitled “The Business Combination Proposal (Proposal 1).”

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder. You should then submit a proxy to vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, submit your voting instructions on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you are a shareholder of record of Colombier as of [•], 2025, the Record Date, you may submit your proxy before the Colombier Extraordinary General Meeting in any of the following ways, if available:

•        use the toll-free number shown on your proxy card;

•        visit the website shown on your proxy card to vote via the internet; or

•        complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

Shareholders who choose to participate in the Colombier Extraordinary General Meeting can vote their shares electronically during the meeting via live audio webcast by visiting www.cstproxy.com/[•]. You will need the control number that is printed on your proxy card to enter the Colombier Extraordinary General Meeting. Colombier recommends that you log in at least 15 minutes before the meeting to ensure you are logged in when the Colombier Extraordinary General Meeting starts.

If your shares are held in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the Colombier Extraordinary General Meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:     What will happen if I abstain from voting or fail to vote at the Colombier Extraordinary General Meeting?

A:     If you fail to take any action with respect to the Colombier Extraordinary General Meeting and the Business Combination is approved by Colombier’s shareholders and consummated, you will become a shareholder of Pubco. If you fail to take any action with respect to the Colombier Extraordinary General Meeting and the Business Combination is not approved, you will remain a shareholder of Colombier. However, if you fail to take any action with respect to the Colombier Extraordinary General Meeting, you will nonetheless be able to elect to redeem your Public Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement/prospectus to redeem your shares.

Q:     What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:     Signed and dated proxies received by Colombier without an indication of how the shareholder intends to vote on a proposal will be voted “FOR” each proposal presented to the shareholders. The proxy holders may use their discretion to vote on any other matter which properly comes before the Colombier Extraordinary General Meeting.

Q:     If I am not going to attend the Colombier Extraordinary General Meeting virtually or in person, should I return my proxy card instead?

A:     Yes. Whether or not you plan to attend the Colombier Extraordinary General Meeting, please read this proxy statement/prospectus carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:     If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:     No. Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Each of the Proposals is non-discretionary. Colombier believes the Proposals presented to the shareholders will be considered non-routine and therefore your broker, bank or nominee cannot vote your shares without your instruction on any of the Proposals presented at the Colombier Extraordinary General Meeting. Your bank, broker or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with the directions you provide. However, Colombier expects that the Adjournment Proposal will be treated as a routine proposal. Accordingly, your broker, bank or nominee may vote your shares with respect to such proposal without receiving voting instructions.

Q:     May I change my vote after I have mailed my signed proxy card?

A:     Yes. If you are a holder of record of Colombier Ordinary Shares as of the close of business on the Record Date, and submit a proxy by mail or otherwise, you can change your vote or revoke your proxy before it is voted at the Colombier Extraordinary General Meeting by sending a later-dated, signed proxy card to Colombier’s secretary at the address listed below so that it is received by Colombier’s secretary prior to the Colombier Extraordinary General Meeting or attend the Colombier Extraordinary General Meeting in person online and vote (although attending the Colombier Extraordinary General Meeting will not, by itself, revoke a proxy). You also may revoke your proxy by sending a notice of revocation to Colombier’s secretary, which must be received by Colombier’s secretary prior to the Colombier Extraordinary General Meeting. If you are a beneficial owner of Colombier Ordinary Shares as of the close of business on the Record Date, you must follow the instructions of your broker, bank or other nominee to revoke or change your voting instructions.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     Colombier will pay the cost of soliciting proxies for the Colombier Extraordinary General Meeting. Colombier has engaged Sodali & Co. (“Sodali”) to assist in the solicitation of proxies for the Colombier Extraordinary General Meeting. Colombier has agreed to pay Sodali a fee of $30,000, plus disbursements of its expenses in connection with the services relating to the Colombier Extraordinary General Meeting. Colombier will reimburse Sodali for reasonable out-of-pocket expenses and will indemnify Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses. Colombier will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of Colombier Ordinary Shares for their expenses in forwarding soliciting materials to beneficial owners of the Colombier Ordinary Shares and in obtaining voting instructions from those owners. Colombier’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person online. They will not be paid any additional amounts for soliciting proxies.

Q:     Who can help answer my questions?

A:     If you have questions about the proposals or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card you should contact our proxy solicitor at:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: aact.info@investor.sodali.com

To obtain timely delivery, Colombier shareholders must request the materials no later than [•], 2025.

You may also obtain additional information about Colombier from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your shares (either physically or electronically) to Colombier’s transfer agent prior to the Colombier Extraordinary General Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?”. If you have questions regarding the certification of your position or delivery of your shares, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary, together with the section entitled “Questions and Answers about the Colombier Extraordinary General Meeting” highlights certain information contained in this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Business Combination and the Proposals to be considered at the Colombier Extraordinary General Meeting, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information” of this proxy statement/prospectus.

Unless otherwise indicated or the context otherwise requires, references in this summary to “Colombier” refer to Colombier Acquisition Corp. II and references to “GrabAGun” refer to Metroplex Trading Company LLC (doing business as GrabAGun.com) prior to the Business Combination. References to “Pubco” refer to GrabAGun Digital Holdings Inc., and include GrabAGun and any other direct or indirect subsidiaries of GrabAGun, (to the extent applicable) after giving effect to the Business Combination.

Unless otherwise specified, all share calculations assume no exercise of redemption rights by Colombier’s public shareholders and do not include any shares issuable upon the exercise of the Warrants.

Parties to the Business Combination

Colombier Acquisition Corp. II

Colombier is a special purpose acquisition company incorporated as an exempted company under the laws of the Cayman Islands on September 27, 2023, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Colombier Class A Ordinary Shares, Units and Public Warrants are currently listed on the NYSE under the symbols “CLBR,” “CLBR.U” and “CLBR.WS,” respectively.

The mailing address of Colombier’s principal executive office is 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL, 33480 and its telephone number is (561) 805-3588.

Metroplex Trading Company LLC (doing business as GrabAGun.com)

GrabAGun is a Texas limited liability company established on September 20, 2007. GrabAGun is a multi-brand eCommerce retailer of firearms, ammunition and related accessories. For more information about GrabAGun, see the sections entitled “Information About GrabAGun” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun.”

The mailing address of GrabAGun’s principal executive office is 200 East Beltline Road, Suite 403, Coppell, Texas 75019 and its telephone number is (972) 552-7246.

Pubco

GrabAGun Digital Holdings Inc. (or Pubco) was formed as a corporation under the laws of the State of Texas effective on December 30, 2024. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted, and prior to the effective times of the Mergers will not conduct, any activities other than those incidental to its formation and the Transactions. As a result of the Business Combination, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company.

In connection with the Mergers, Pubco has applied for the listing of its Common Stock and Warrants on the NYSE under the proposed symbols “PEW” and “PEWW”, respectively, to be effective at the Closing. Pubco will not have units traded following the consummation of the Business Combination.

The mailing address of Pubco’s principal executive office is 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480 and its telephone number is (561) 805-3588.

Purchaser Merger Sub

Gauge II Merger Sub Corp. (or Purchaser Merger Sub) was formed as an exempted company under the laws of the Cayman Islands on February 4, 2025, and is currently a wholly owned subsidiary of Pubco. Purchaser Merger Sub was formed for the purpose of effectuating the Colombier Merger described herein and it has not conducted, and prior to the Colombier Merger Effective Time will not conduct, any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Purchaser Merger Sub will not be the surviving entity in the Colombier Merger, as contemplated by the Merger Agreement and described herein.

The mailing address of Purchaser Merger Sub’s principal executive office is 71 Fort Street, 3rd Floor, Grand Cayman, Cayman Islands and its telephone number is (561) 805-3588.

Company Merger Sub

Gauge II Merger Sub LLC (or Company Merger Sub) was formed as a limited liability company under the laws of the State of Texas on December 30, 2024, and is currently a wholly owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the GrabAGun Merger described herein and it has not conducted, and prior to the GrabAGun Merger Effective Time will not conduct, any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Company Merger Sub will not be the surviving entity in the GrabAGun Merger, as contemplated by the Merger Agreement and described herein.

The mailing address of Company Merger Sub’s principal executive office is 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480 and its telephone number is (561) 805-3588.

Proposals to be Voted on by Colombier Shareholders

The Business Combination Proposal (Proposal 1)

Pubco, Colombier, GrabAGun and the Merger Subs have agreed to the Business Combination under the terms of the Merger Agreement, dated as of January 6, 2025. Pursuant to the terms and subject to the conditions of the Merger Agreement, at the effective times, respectively, of the Mergers, among other things:

•        Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity and a wholly owned subsidiary of Pubco, as a result of which each issued and outstanding security of Colombier immediately prior to the Colombier Merger Effective Time will be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco; and

•        Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity and a wholly owned subsidiary of Pubco, as a result of which each of the outstanding interests in GrabAGun held by GrabAGun Members will be cancelled in exchange for the right to receive newly-issued shares of Pubco Common Stock and the Aggregate Cash Consideration; and

•        Concurrently with the foregoing, Colombier will satisfy required Redemption Payments and Pubco will issue 300,000 shares of Pubco Common Stock to the GrabAGun Consultant under the terms of the Consulting Agreement.

Assuming the other Required Proposals are approved, Colombier is asking its shareholders to vote upon a proposal to approve and adopt the Merger Agreement.

Organizational Structure

The diagram below depicts a simplified version of the current organizational structures of Pubco and GrabAGun prior to, and after, the consummation of the proposed Business Combination, taking into account various assumptions, as further described below and under the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages” and as described under the presentation described as the “Assuming No Redemption” in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The diagram below depicts a simplified version of Pubco’s organizational structure immediately following the completion of the Business Combination, taking into account the assumptions identified in the caption above.

CLBR II Public Shareholders
Sponsor
GrabAGun Members
GrabAGun Consultant
53.9%
13.5%
31.7%
1.0%
Pubco (Texas Corp.)
100%
100%
CLBR II (Cayman Islands Corp.)
GrabAGun (Texas LLC)

The Merger Proposal (Proposal 2)

Colombier is asking its shareholders to consider and vote on a proposal to approve, by special resolution, (i) the merger of Purchaser Merger Sub with and into Colombier, with Colombier continuing as the surviving entity and (ii) the plan of merger (the “Plan of Merger”) in connection with the Colombier Merger, a copy of which is attached to this proxy statement/prospectus as Annex B, and any and all transactions provided for in the Plan of Merger, including the amendment and restatement of the memorandum and articles of association of Colombier. The Merger Proposal is described in more detail in this proxy statement/prospectus under the heading “The Merger Proposal (Proposal 2).”

The Charter Proposal (Proposal 3)

Colombier is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution, the Proposed Charter, as attached to this proxy statement/prospectus as Annex C. The Proposed Charter, which will be effective as of the Closing, will, among other things, increase the authorized shares of capital stock of Pubco to 210,000,000 shares of capital stock, consisting of 200,000,000 shares of Pubco Common Stock and 10,000,000 shares of undesignated Pubco preferred stock. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

A summary of these provisions is set forth in the “The Charter Proposal (Proposal 3)” section of this proxy statement/prospectus and a copy of these provisions is attached hereto as Annex C. You are encouraged to read them in their entirety.

The Organizational Documents Proposals (Proposals 4-9)

Colombier is asking its shareholders to consider and vote upon proposals to approve, by ordinary resolution and on a non-binding advisory basis, certain material differences between the Current Charter in effect prior to the Colombier Merger and the terms and provisions to be set forth in the Proposed Charter of Pubco upon completion of the Business Combination. In accordance with SEC guidance, each of the Organizational Documents Proposals is being presented separately and will be voted upon on a non-binding advisory basis.

Proposal 4:    to approve provisions to be included in the Proposed Charter that increase the total number of authorized shares of capital stock of Pubco to 210,000,0000 shares, consisting of 200,000,000 shares of Pubco Common Stock and 10,000,000 shares of undesignated Pubco preferred stock.

Proposal 5:    to approve provisions to be included in the Proposed Charter providing that directors can only be removed for cause at a meeting called for such purpose by the affirmative vote of the shareholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Pubco shares entitled to vote thereon.

Proposal 6:    to approve provisions to be included in the Proposed Charter providing that (A) special meetings of shareholders may only be called by (i) shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the TBOC) of the voting power of outstanding Pubco shares entitled to vote at such meeting or (ii) by the Pubco Board or by the Pubco Chairman, Chief Executive Officer, or (to the extent required by the TBOC) President; and (B) to allow shareholders to act by unanimous written consent in lieu of a meeting, subject to the rights of holders of any outstanding series of Pubco preferred stock, in accordance with TBOC requirements.

Proposal 7:    to approve provisions to be included in the Proposed Bylaws that increase the threshold for a quorum for any meeting of Pubco shareholders to the number of shareholders, present in person or by proxy, holding a majority of the shares entitled to vote at such meeting.

Proposal 8:    to approve provisions to be included in the Proposed Charter that set the threshold of shareholder votes required to approve a “fundamental business transaction” (as such term is defined in the Texas Business Organizations Code, as amended (“TBOC”), including transactions such as a merger, interest exchange, conversion, or non-ordinary course sale of all or substantially all of Pubco’s assets) to a majority of the outstanding shares entitled to vote on the matter.

Proposal 9:    to approve the omission from the terms of the Proposed Charter of certain blank check provisions that will not be necessary to include in the Proposed Charter upon consummation of the Business Combination.

A summary of these provisions is set forth in the “The Organizational Documents Proposals (Proposals 4 – 9)” section of this proxy statement/prospectus. You are encouraged to read them in their entirety.

The Incentive Plan Proposal (Proposal 10)

Colombier is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution, the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan.

If approved by the Colombier shareholders and adopted by Pubco, the Incentive Plan will be available to Pubco on a go-forward basis from the Closing. The number of shares of Common Stock available for issuance under the Incentive Plan will be equal to 12% of the total number of shares of issued and outstanding Pubco Common Stock as of immediately following the Closing of the Business Combination.

A summary of the Incentive Plan is set forth in the “The Incentive Plan Proposal (Proposal 10)” section of this proxy statement/prospectus and the form of the Incentive Plan is attached to this proxy statement/prospectus as Annex E.

The NYSE Proposal (Proposal 11)

Colombier is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, for purposes of complying with the applicable provisions of the NYSE Listing Rule 312.03 of the NYSE, the issuance of the shares of Common Stock to be issued in the Business Combination and the additional shares of Pubco Common Stock that will, upon Closing, be reserved for issuance pursuant to the Incentive Plan, to the extent such issuances would require shareholder approval under NYSE Listing Rule 312.03.

The Director Election Proposal (Proposal 12)

Colombier is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, the election of nine (9) directors, effective upon the Closing, to serve on the Pubco Board until their respective successors are duly elected and qualified, or until such directors’ earlier death, resignation or removal.

The Insider Letter Amendments Proposal (Proposal 13)

Colombier is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, amendments to the Insider Letter, attached to this proxy statement/prospectus as Annex F, to revise the lock-up period applicable to the Sponsor Shares set forth in the Insider Letter to end on the date that is the earlier of (i) 6 months or (ii) the date on which the dollar volume-weighted average price of a share of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period beginning on the Closing Date. The Insider Letter Amendments Proposal is described in more detail in this proxy statement/prospectus under the heading “Proposal 13: The Insider Letter Amendments Proposal.”

The Adjournment Proposal (Proposal 14)

Colombier is asking its shareholders to consider and vote upon a proposal to approve, by ordinary resolution, the adjournment of the Colombier Extraordinary General Meeting to a later date or time, if necessary or appropriate as determined by the Colombier Board, at the determination of the Colombier Board.

Conditionality of Proposals

The Required Proposals are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the shareholders of Colombier at the Colombier Extraordinary General Meeting. The Adjournment Proposal is not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Merger Proposal, the Charter

Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal) do not receive the requisite vote for approval, then Colombier will not consummate the Business Combination. If Colombier does not consummate the Business Combination and fails to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses).

The Colombier Extraordinary General Meeting

Date, Time and Place of the Colombier Extraordinary General Meeting

The Colombier Extraordinary General Meeting will be held virtually at [•] a.m. Eastern time on [•], 2025 or at such other date and time to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. For the purposes of the Current Charter (as defined below), the Colombier Extraordinary General Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302.

Registering for the Colombier Extraordinary General Meeting

As a registered Colombier shareholder, you received a proxy card from Continental Stock Transfer & Trust Company. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s support contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the meeting starting [•], 2025 at [•] a.m. Eastern Time. Enter the URL address www.cstproxy.com/[•] into your browser and enter your control number, name, and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Colombier shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact Continental Stock Transfer & Trust Company to receive a control number. If you plan to vote shares you hold in “street name” at the meeting, you will need to have a legal proxy from your bank or broker, or if you would like to join and not vote, Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. Either way, you must contact Continental Stock Transfer & Trust Company for specific instructions on how to receive the control number. They can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 within the U.S. and Canada (toll-free), or +1 857-999-9155 outside the U.S. and Canada (standard rates apply) when prompted enter the pin number [•]#. This is listen-only and is being provided as a courtesy, and you will not be able to vote, be deemed present at the meeting or enter or ask questions during the meeting via telephone.

Purpose of the Colombier Extraordinary General Meeting

At the Colombier Extraordinary General Meeting, Colombier is asking its shareholders to consider and vote upon:

•        The Business Combination Proposal. A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

•        The Merger Agreement Proposal. A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

•        The Charter Proposal. The form of Proposed Charter to become effective upon consummation of the Business Combination is attached to this proxy statement/prospectus as Annex C. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

•        The Organizational Documents Proposals.

•        The Incentive Plan Proposal. The form of the Incentive Plan is attached to this proxy statement/prospectus as Annex E.

•        The NYSE Proposal.

•        The Director Election Proposal.

•        The Insider Letter Amendments Proposal. The Insider Letter Amendments are attached to this proxy/prospectus as Annex F.

•        The Adjournment Proposal, if presented at the Colombier Extraordinary General Meeting.

Voting Power and Record Date

You will be entitled to vote or direct votes to be cast at the Colombier Extraordinary General Meeting if you owned Colombier Ordinary Shares at the close of business on [•], 2025, which is the Record Date. You are entitled to one vote for each share of Colombier Ordinary Shares that you owned as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 21,250,000 Colombier Ordinary Shares outstanding, of which 17,000,000 are Public Shares and 4,250,000 are Sponsor Shares.

Vote of the Sponsor

In connection with the IPO, Colombier entered into an agreement with the Sponsor pursuant to which the Sponsor agreed to vote any Colombier Ordinary Shares owned by it in favor of the Business Combination Proposal and for all other Proposals presented at the Colombier Extraordinary General Meeting. This agreement applies to the Business Combination Proposal and for all other Proposals presented to Colombier shareholders in this proxy statement/prospectus.

The Sponsor has waived any redemption rights, including with respect to Colombier Class A Ordinary Shares purchased in the aftermarket, in connection with Business Combination. No consideration was provided in exchange for the Sponsor’s waiver of its redemption rights. The Sponsor Shares have no redemption rights upon Colombier’s liquidation and will be worthless if no business combination is effected by Colombier by February 24, 2026 (or such other date as approved by the Colombier shareholders). If Colombier’s initial business combination is not consummated by February 24, 2026 (or such other date as may be approved by Colombier shareholders), then Colombier’s existence will terminate, and Colombier will distribute amounts in the Trust Account as provided in the Current Charter.

Quorum and Required Vote for Shareholder Proposals

A quorum of Colombier shareholders is necessary to hold a valid meeting. A quorum will be present at the Colombier Extraordinary General Meeting if one-third of the Colombier Ordinary Shares issued and outstanding and entitled to vote at the Colombier Extraordinary General Meeting are represented in person online or by proxy at the Colombier Extraordinary General Meeting.

The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting.

The Required Proposals are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the shareholders of Colombier at the Colombier

Extraordinary General Meeting. The Adjournment Proposal is not conditioned on any other proposal. It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal) do not receive the requisite vote for approval, then Colombier will not consummate the Business Combination. If Colombier does not consummate the Business Combination and fails to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), it will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses).

In accordance with the Insider Letter entered into concurrently with the IPO, all of the Colombier Ordinary Shares owned by the Sponsor, equal to 20% of the issued and outstanding Colombier Ordinary Shares, will be voted in favor of each of the Proposals. Assuming all of the outstanding Colombier Ordinary Shares vote on each Proposal, each of the Proposals other than the Merger Proposal requires the affirmative vote of an additional 6,375,000 shares of Colombier Class A Ordinary Shares, or approximately 37.5% of the Public Shares, in order to be approved, where the Colombier Class A Ordinary Shares vote together with the Colombier Class B Ordinary Shares as a single class. Assuming all of the outstanding Colombier Ordinary Shares vote on the Merger Proposal, the Merger Proposal requires the affirmative vote of an additional 9,916,667 shares of Colombier Class A Ordinary Shares, or approximately 58.3% of the Public Shares, in order to be approved, where the Colombier Class A Ordinary Shares vote together with the Colombier Class B Ordinary Shares as a single class.

For more information about these proposals, see the sections of this proxy statement/prospectus entitled “The Colombier Extraordinary General Meeting — Quorum and Required Vote for Proposals.”

Proxy Solicitation

Proxies may be solicited by telephone, by facsimile, by mail, on the Internet or in person. We have engaged Sodali to assist in the solicitation of proxies. If a shareholder grants a proxy, it may still vote its shares in person online (which will have the effect of revoking any prior proxy given before the Colombier Extraordinary General Meeting). A shareholder may also change its vote by submitting a later-dated proxy or written revocation, as described in the section entitled “Colombier Extraordinary General Meeting — Revoking Your Proxy; Changing Your Vote.”

Redemption Rights

Pursuant to the Current Charter, holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Permitted Withdrawals, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Current Charter and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to the Colombier as Permitted Withdrawals). For illustrative purposes, based on funds in the Trust Account of approximately $179.2 million on March 17, 2025, the estimated per share Redemption Price at the Closing would have been approximately $10.54. A Public Shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Colombier Ordinary Shares included in the Units.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [•], 2025 (two (2) business days before the Colombier Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that your Public Shares be redeemed for cash to Continental Stock Transfer & Trust Company, Colombier’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Colombier Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Colombier’s transfer agent at least two (2) business days before the Colombier Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Colombier’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Colombier does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Colombier’s consent, until the consummation of to the Business Combination, or such other date and time as may be determined by the Colombier Board in its sole discretion. If you delivered your shares for redemption to Colombier’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Colombier’s transfer agent return the shares (physically or electronically). You may make such a request by contacting Colombier’s transfer agent at the phone number or address listed above. See the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Public Shares for cash.

If Colombier receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Colombier may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Colombier may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Colombier may select which holders to seek such withdrawals of redemption requests from based on any factors Colombier may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this proxy statement/prospectus.

Prior to exercising redemption rights, shareholders should verify the market price of Colombier Ordinary Shares as they may receive higher proceeds from the sale of their Colombier Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Colombier Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Colombier Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Colombier Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Colombier otherwise does not consummate an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will be required to redeem all Public Shares and dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders and the Warrants will expire worthless.

Appraisal Rights

Colombier shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Colombier Board’s Reasons for the Approval of the Business Combination

The Colombier Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Colombier Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The Colombier Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the Colombier Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to the GrabAGun Members under the terms of the Merger Agreement). Colombier management and the members of the Colombier Board have extensive experience evaluating eCommerce, tech-enabled services and other consumer-oriented businesses and the Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The factors and information considered by the Colombier Board, as further described below, included industry and market information, certain guideline public company data and other relevant information selected based on the business experience and professional judgment of Colombier management. The independent directors of the Colombier Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Colombier shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

The Colombier Board, before reaching its unanimous decision that the Mergers and all of the transactions contemplated by the Merger Agreement (including the consideration deliverable to GrabAGun Members thereunder) are fair, advisable and in the best interests of Colombier and to recommend the Business Combination to the Colombier shareholders, consulted with Colombier’s advisors and reviewed in detail information and analyses provided to the Colombier Board by Colombier management, as further described below. As Colombier management and the members of the Colombier Board have substantial experience evaluating the financial merits of companies across a wide range of industries, including eCommerce, tech-enabled services and other consumer-oriented businesses, the Colombier Board concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the proposed Business Combination and its terms. The due diligence and analyses conducted by Colombier management and Colombier’s advisors included:

•        meetings and calls with the management team and advisors of GrabAGun regarding, among other things, GrabAGun’s product offerings, platform operations and technology, vendor partner and other industry relationships, customer base and business plans;

•        review of material contracts and other material matters;

•        financial, tax, legal, cybersecurity and IT infrastructure, accounting, operational, business and other due diligence;

•        review of unaudited historical financial statements and operating information;

•        consultation with GrabAGun management and its legal counsel, as well as certain industry partners;

•        review of GrabAGun’s proprietary tech stack, platform scalability;

•        financial analyses of GrabAGun, the Business Combination and the performance of certain public companies with similarities to the business of GrabAGun, based on publicly available information, as presented by Colombier management to the Colombier Board, as further described in the section entitled “— Colombier Financial Analysis” below.

At the conclusion of this process, the Colombier Board determined that while, like all business deals, the acquisition of GrabAGun presents potential risks, nevertheless pursuing a business combination with GrabAGun would overall be an attractive opportunity for Colombier and its shareholders for a number of reasons, including, but not limited to, the belief that (1) particularly among younger and technically-inclined customers accustomed to buying products online, there is a robust addressable market for the firearms, ammunitions and related accessories products GrabAGun sells on its eCommerce platform; (2) GrabAGun’s technology-first approach and propriety tech stack differentiate the company from competitors and are scalable as the business grows; (3) enhanced digital marketing, customer outreach and publicity may result in a stronger and broader earned media presence, thereby expanding further awareness about GrabAGun and attracting more customers; and (4) GrabAGun can currently be acquired at an attractive valuation.

In addition, based on its review of information about GrabAGun and its business plans, together with the results of Colombier management’s financial analyses, as further described below, the factors considered by the Colombier Board included, but were not limited to, the following:

•        Robust Addressable Market.    Company management believes the addressable market for GrabAGun’s product offerings, based on U.S. 2024 retail data, may have totaled as much as $25 billion. Further, amongst buyers of firearms, ammunitions and related accessories, buyers under age 45 appear to represent growing proportions of today’s 2A buyers, a trend GrabAGun management expects to continue and believes that the Company’s online, mobile-first platform is especially well-positioned to capture, as today’s buyers increasingly favor tech-forward experiences over more traditional retail transactions.

•        Competitive eCommerce Model.    GrabAGun is positioned to be a leading U.S. mobile-focused firearms retail platform for the next generation of buyers. The largely fragmented collection of mom-and-pop and chain stores that has dominated the firearms retail space to date tend to have significantly less modern, if any, digital presence or eCommerce buying capabilities. By contrast, during the 12 months ended in October 2024, mobile sales represented approximately 60% of total GrabAGun customer transactions and an estimated 58% of Company revenues.

•        Cash Flow Generative Business.    GrabAGun’s business is cash flow generative and, based on the unaudited financial information provided to the Colombier Board prior to execution of the Merger Agreement, as further described under the heading “Colombier Financial Analysis”, experienced year-over-year revenue growth of close to 10% during the twelve months ended September 30, 2024, as compared to the twelve months ended September 30, 2023, while the number of NICS background checks during the same period declined by approximately 8%.

•        Passionate Customers and Strong User Engagement.    GrabAGun’s eCommerce platform is designed to serve the new and next generations of American defenders of Second Amendment (“2A”) rights, outdoor enthusiasts and sportsmen. A mailing list of over 1.25 million and estimated e-mail “open rate” of approximately 32% (for the 12-month period ending October 2024) exemplify the engagement of GrabAGun’s user base with its platform. GrabAGun estimates that during the 12 months ended in October 2024, GrabAGun’s average e-mail order value (AOV) exceeded its general AOV by approximately $75 per order.

•        Deep Industry Relationships and Extensive Product Offerings.    GrabAGun’s long-standing vendor partner relationships and multi-brand strategy enables the Company to offer over 78,000 firearms products, including leading brands and lesser-known alternatives. GrabAGun collaborates with its trusted manufacturers, suppliers and distributors to provide integrated inventory prediction, procurement and regulatory compliance capabilities, creating scalable efficiencies and streamlining order fulfilment. The Company has also assembled a nation-wide network of 42,000 federal firearms licensed dealers that carry out legally required background checks, when applicable, and where GrabAGun customers pick up firearms products.

•        Scalable Tech Platform.    AI-enabled product listings, proprietary demand predication and automated procurement systems developed by GrabAGun create efficiencies in pricing, inventory and supply chain management that distinguish the Company from retailers with more traditional firearms supply chain models. The Company’s digitized serial number database, sophisticated address and ordering systems and eGunbook compliance system provide further scalable advantages over existing competitors.

•        Potential Benefits from Business Combination.    While the timeline and certainty to consummate the proposed Business Combination cannot be predicted, GrabAGun’s 2A focus and digital and mobile platform make the company well-positioned to benefit from advantages that going public through a transaction with Colombier may offer, including the possibility that the company receives increased public attention and is able to access a broader network of potential customers.

•        Multiple Avenues for Growth.    Enhanced marketing and customer outreach strategies and stronger earned media presence may improve GrabAGun’s market penetration and increase the Company’s user base. Additional growth opportunities for GrabAGun may include cross-selling via other marketplaces, broadening procurement channels and, in the future, longer-term acquisition and market consolidation opportunities.

•        Management Continuity.    GrabAGun’s experienced management team, led by Chief Executive Officer Marc Nemati, plans to continue running the business after the Closing.

•        Attractive Valuation.    The Colombier Board’s determination that, if GrabAGun is successful in achieving its goals, Colombier shareholders will have acquired their shares in Pubco at an attractive valuation based on the implied valuation of other guideline internet platform companies, as described under the section entitled “The Business Combination Proposal — Guideline Company Analyses.”

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Business Combination were, in the opinion of the Colombier Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by GrabAGun Members.    The Colombier Board considered that the GrabAGun Members are converting ownership interests in GrabAGun into Pubco in the proposed Business Combination and that the shares of Pubco Common Stock held by former GrabAGun Members after the Closing will be subject to lock-up restrictions described elsewhere in this proxy statement/prospectus.

•        GrabAGun Being an Attractive Target.    The Colombier Board considered the fact that, after a thorough review of other business combination opportunities reasonably available to Colombier, the proposed Business Combination with GrabAGun represents the most attractive opportunity based upon the process used to evaluate and assess other potential acquisition targets.

In the course of its deliberations, in addition to the various other risks associated with the business of GrabAGun, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Colombier Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Business Plans May Not be Achieved.    GrabAGun’s business plans, including, without limitation, enhanced user engagement and digital marketing efforts, access to a broader network and customer base, potential cross-selling and other-market expansions, future identification of prospective acquisition targets and other areas may not be successful, or may take longer or be more costly to implement than anticipated, which may affect GrabAGun’s ability or the extent and timeline for GrabAGun to grow profitably.

•        Readiness to be a Public Company.    As GrabAGun has not previously been a public company and its current management team has not managed a public company before, GrabAGun may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC.

•        Competition.    GrabAGun, and the firearms, ammunitions and related products offered on its platform currently and in the future, compete with offerings of larger and better-capitalized companies and GrabAGun may not be able to compete with these larger or other companies, particularly if their digital and advertising capabilities expand or online product offerings improve.

•        Macroeconomic Uncertainty.    Macroeconomic uncertainty could negatively impact GrabAGun’s revenues and financial performance.

•        Consumer Preferences; Publicity.    Consumer spending habits are subject to personal tastes and preferences, which are susceptible to change and influence and negative publicity about GrabAGun, owning firearms, GrabAGun marketplace participants, or advisors, consultants, representatives, ambassadors, influencers or other persons who are currently or may in the future be associated with GrabAGun may deter platform engagement or sales.

•        Regulated Industry; Litigation.    GrabAGun operates in a highly regulated industry and regulations applicable to the business may change over time and from time to time. Additionally, it is possible that litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        IT Infrastructure and Cybersecurity.    As GrabAGun’s customer base and eCommerce platform capabilities continue to expand, GrabAGun may need to enhance certain aspects of its systems, technology and infrastructure to meet demands associated with scaling its platform and protecting its systems and user data of its customers from cybersecurity risks, which may be costly and time consuming and which may not prevent risk of loss of personal data or other impacts of cybersecurity incidents such as information theft, data corruption, loss of customers’ data or legal claims against the company.

•        Valuation.    The risk that the Colombier Board may not have properly valued GrabAGun’s business and did not obtain a third-party valuation or independent fairness opinion in connection with the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Colombier Public Shares exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account after satisfaction (or waiver, as applicable) of other conditions to consummating the Business Combination.

•        Exchange Listing.    The potential inability to maintain the listing of Pubco’s securities on a national exchange following the Closing.

•        Liquidation.    The risks and costs to Colombier if the Business Combination with GrabAGun is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Colombier being unable to effect a business combination within the timeframe permitted by the Current Charter (or any other timeframe as may be approved by Colombier shareholders), which would require Colombier to liquidate.

•        Conflicts of Interest.    The possibility that the Colombier Board may have been influenced by conflicts between what may be in Colombier’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Colombier is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Class B Ordinary Shares and Private Warrants owned by the Sponsor would be worthless. See the section entitled “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.”

•        Other Risks Factors.    Various other risk factors associated with the business of GrabAGun, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the Colombier Board also considered that the Sponsor and certain officers and directors of Colombier may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Colombier shareholders (see section entitled “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”). In evaluating the conflicts of interest referenced above, the Colombier Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

After considering the foregoing, the Colombier Board concluded, in its business judgment, that the potential benefits to Colombier and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination.

Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination

When you consider the recommendation of the Colombier Board to vote in favor of approval of the Proposals, you should keep in mind that Colombier’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Colombier. These interests include, among other things, the fact that:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of a Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of which may be convertible into Private Warrants at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

In addition to the interests of the Sponsor and Colombier’s executive officers and directors in the Business Combination, Colombier shareholders should be aware that the IPO Underwriter (BTIG) as well as Roth, in its capacity as financial advisor to Colombier in connection with the IPO, may also have financial interests that are different from, or in addition to, the interests of Colombier shareholders, including the fact that:

•        pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to up to $0.35 per Unit issued in the IPO, or $5,950,000, and such fees are payable only if Colombier completes an initial business combination. Up to $0.30 per Unit of the $0.35 at the sole discretion of Colombier may be reallocated for expenses in connection with its initial business combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement described below;

•        pursuant to the Financial Advisory Services Agreement, Roth may receive a deferred fee of up to $1,190,000, or such other amount as Roth and Colombier have agreed, as permitted by the terms of the Roth IPO Advisory Agreement, and such fees are payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated;

•        pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination; and

•        pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

These interests may have influenced the Colombier Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Colombier Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Colombier shareholders approve the proposals required to effect the Business Combination. The Colombier Board determined that the overall benefits expected to be received by Colombier and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from these interests. In addition, the Colombier Board determined that potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

Colombier’s Sponsor, Colombier Sponsor II LLC, a Delaware limited liability company, and its affiliates have received or may receive the following consideration from Colombier prior to or in connection with the completion by Colombier of an initial business combination in accordance with the terms of Colombier’s governing documents (including upon the Closing of the proposed Business Combination with GrabAGun):

	Interest in Securities	Other Consideration
Sponsor

At Closing, the Sponsor will hold a total of 4,250,000 shares of Pubco Common Stock, which will be issued in exchange for Colombier Class B ordinary shares purchased by the Sponsor prior to Colombier’s IPO for an aggregate price of $25,000 (or $0.006 per share).

Farvahar Capital LLC, an affiliate of the Sponsor, receives $10,000 per month for services pursuant to the Administrative Services Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $180,000 has been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

At Closing, the Sponsor will hold a total of 5,000,000 warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for Colombier Private Warrants purchased by the Sponsor at the time of Colombier’s IPO for an aggregate price of $5,000,000 (or $1.00 per warrant).

OJJA LLC, an affiliate of the Sponsor, is paid $60,000 per month for the services of Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer, pursuant to the Services and Indemnification Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $1,040,000 has been paid under the Services and Indemnification Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

If any such loans are issued by the Sponsor and remain unpaid prior to Closing, up to $1,500,000 of working capital loans by the Sponsor to Colombier, which may be convertible into Private Warrants at the Closing, would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Because the Sponsor acquired the Sponsor Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon the exercise of the warrants held by the Sponsor, Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Colombier’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Colombier Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?” and “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”.

Recommendation to Colombier Shareholders

After careful consideration, the Colombier Board has unanimously approved the Merger Agreement and the Transactions comprising the Business Combination and determined that each of the proposals to be presented at the Colombier Extraordinary General Meeting is fair, advisable and in the best interests of Colombier and recommends that you vote or give instruction to vote “FOR” each of the above proposals.

For a description of various factors considered by the Colombier Board in reaching its decision to recommend in favor of voting for each of the Proposals to be presented at the Colombier Extraordinary General Meeting, see the section herein titled “Colombier Board’s Reasons for the Approval of the Business Combination.”

The Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements; a copy of the Merger Agreement is attached as Annex A hereto, which is incorporated herein by reference. Colombier shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — The Merger Agreement” are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Colombier does not believe that the disclosure schedules contain information that is material to an investment decision.

On January 6, 2025, Colombier entered into the Merger Agreement with Pubco, Purchaser Merger Sub (upon subsequent execution of a joinder to the Merger Agreement), Company Merger Sub, and GrabAGun. Pursuant to the terms of the Merger Agreement, a business combination between Colombier and GrabAGun will be effected. More specifically, and as described in greater detail below, at the Effective Time, Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity, as a result of which each issued and outstanding security of Colombier immediately prior to the effective time of the Colombier Merger will no longer be outstanding and will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco, Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity, and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger will no longer be outstanding and will automatically be cancelled in exchange for the right to receive newly-issued shares of Pubco Common Stock and the Aggregate Cash Consideration. As a result of the Mergers and other transactions contemplated by the Merger Agreement, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the Merger Agreement, and Pubco will become a publicly traded company.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the consideration to be delivered to the holders of equity interests of GrabAGun in connection with the Mergers will consist of (i) a number of newly issued shares of Pubco Common Stock equal to $100.0 million divided by $10.00 plus (ii) an amount of cash equal to $50.0 million. Each GrabAGun Member will be entitled to receive his pro rata portion of the Aggregate Stock Consideration and the Aggregate Cash Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Colombier and GrabAGun that are reasonably customary for similar transactions and that include certain qualifications and customary exceptions, as applicable. Additionally, many of the representations and warranties are qualified by specified exceptions or qualifications contained in the Merger Agreement, by information provided pursuant to certain disclosure schedules to the Merger Agreement, or by reference to materiality, Material Adverse Effect, or similar qualifiers. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the agreements related thereto to which it is a party or bound or to perform its obligations, subject to customary exceptions.

No Survival

No party’s representations, warranties or pre-Closing covenants will survive Closing, except for those covenants and agreements to be performed after the Closing, which will survive until fully performed. No party has any post-Closing indemnification obligations.

Covenants of the Parties

The Merger Agreement includes customary covenants of the parties with respect to, among others things, (i) operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger, (ii) access to information, (iii) cooperation in the preparation of the registration statement on Form S-4 required to be filed with the SEC in connection with the Mergers and (iv) obtaining all requisite approvals of each party’s respective shareholders. Additionally, each of Colombier and GrabAGun has agreed not to solicit or enter into a competing alternative transaction in accordance with customary terms and provisions set forth in the Merger Agreement.

Further, Colombier also agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Colombier Board to its shareholders for approval and adoption of the Merger Agreement. Notwithstanding the foregoing, if, prior to obtaining the approval from Colombier shareholders, the Colombier Board, after consultation with its outside legal counsel, determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that a Material Adverse Effect with respect to GrabAGun has occurred on or after the date of the Merger Agreement and, as a result, the failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the Colombier Board, Colombier may make a Change in Recommendation, provided that such party will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) such party delivers to the other party a written notice advising such other party that its board of directors proposes to take such action and containing the material facts underlying its board of directors’ determination that a Material Adverse Effect on GrabAGun has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) business day immediately following the day on which the Change in Recommendation Notice is delivered, the Colombier Board reaffirms in good faith (after consultation with its outside legal counsel and taking into account any adjustments in the terms and conditions of the Merger Agreement offered by GrabAGun as described in the following sentence) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable law. If requested by GrabAGun, Colombier will use its reasonable best efforts to cause its representative to, during the Change in Recommendation Notice Period, engage in good faith negotiations with GrabAGun and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Change in Recommendation.

Conditions to the Closing of the Business Combination

Each party’s obligation to consummate the transactions comprising the Business Combination (the “Transactions”) are conditioned upon, among other things, (i) approval by Colombier’s shareholders of the Merger Agreement and the Transactions, (ii) approval by GrabAGun’s members of the Merger Agreement and the Transactions, consistent with the terms of the Seller Support Agreements entered into by each GrabAGun Member contemporaneously with the execution of the Merger Agreement, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any other applicable antitrust laws; to the extent applicable, (iv) the absence of any applicable law or order that makes illegal, or prohibits or prevents, the transactions contemplated by the Merger Agreement; (v) Colombier or Pubco having at least $5,000,001 in consolidated net tangible assets either immediately prior to the Closing, after giving effect to the completion of the Redemption, or upon the Closing after giving effect to the Mergers, the Redemption and any transaction financing, or upon the Closing, Pubco otherwise being exempt from the provisions of Rule 419 promulgated under the Exchange Act (the “NTA Condition”); (vi) the members of the Pubco Board having been elected or appointed as of the Closing consistent with the requirements of the Merger Agreement; (vii) the Registration Statement having become effective in accordance with the provisions of the Securities Act, (viii) Pubco will have amended and restated its certificate of formation in a form satisfactory to Colombier and GrabAGun, (ix) upon the Closing, the gross cash and cash equivalents delivered to Pubco in connection with the transactions contemplated by the Merger Agreement after payment of the Aggregate Cash Consideration to the GrabAGun Members and including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Colombier’s Transaction Expenses, but excluding the payment of

GrabAGun Transaction Expenses) and including the aggregate amount of any transaction financing (if any, with no transaction financing being currently contemplated), will equal or exceed $30.0 million, which condition is waivable by Colombier and GrabAGun; and (x) shares of Pubco Common Stock and Public Warrants will have been approved for listing on NYSE upon the Closing.

In addition, Colombier’s obligation to consummate the transactions contemplated by the Merger Agreement is conditioned upon, among other things (i) the representations and warranties of GrabAGun relating to organization and standing, authorization, non-contravention, capitalization (other than the first sentence of such representation in the Merger Agreement) and finders and brokers being true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of the Merger Agreement and as of the date of Closing, (ii) the representations and warranties of GrabAGun set forth in the first sentence of the capitalization representation being true and correct in all respects on and as of the date of the Merger Agreement and as of the date of Closing, (iii) all other representations and warranties of GrabAGun being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects on and as of the date of the Merger Agreement and on and as of the date of Closing, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect, (iv) GrabAGun having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, (v) no Material Adverse Effect having occurred with respect to GrabAGun since the date of the Merger Agreement, which that is continuing and uncured, (vi) each Non-Competition Agreement, each Employment Agreement, each Lock-Up Agreement and the Insider Letter Amendments being in full force and effect as of the Closing, and (vii) each GrabAGun Member having executed the Amended and Restated Registration Rights Agreement.

GrabAGun’s obligation to consummate the transactions contemplated by the Merger Agreement is further conditioned upon, among other things (i) the representations of Colombier relating to organization and standing, authorization, non-contravention, capitalization (other than the first sentence of such representation in the Merger Agreement) and finders and brokers being true and correct in all material respects on and as of the date of the Merger Agreement and as of the Closing, (ii) the representations and warranties of Colombier set for in the first sentence of the capitalization representation being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Merger Agreement and as of the Closing, (iii) the representations and warranties of Colombier relating to whether Colombier has been subject to a Material Adverse Effect being true and correct on and as of the date of the Merger Agreement and as of the Closing, (iv) all other representations and warranties of Colombier being true and correct on and as of the Closing Date as if made on and as of the Closing Date (subject to certain exceptions and an overall “Purchaser Material Adverse Effect” standard), (v) Colombier having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, (vi) the Insider Letter Amendments being in full force and effect as of the Closing, and (vii) Colombier and Sponsor will have executed the Amended and Restated Registration Rights Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time by either Colombier or GrabAGun if the Mergers and related transactions are not consummated on or before August 1, 2025, provided that Colombier and GrabAGun may agree to extend the Outside Date to a mutually agreed upon date.

The Merger Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons (i) by mutual written consent of Colombier and GrabAGun; (ii) by written notice by either Colombier and GrabAGun to the other if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by GrabAGun for Colombier’s uncured material breach of the Merger Agreement, such that the related closing condition would not be met; (iv) by Colombier for GrabAGun’s uncured material breach of the Merger Agreement, such that the related closing condition would not be met; (v) by Colombier, if there will have been a Material Adverse Effect on GrabAGun following the date of the Merger Agreement which is uncured and continuing; (vi) by either Colombier or GrabAGun if Colombier holds its shareholder meeting to approve the Merger Agreement and the Transactions, and such approval is not obtained; and (vii) by written notice from Colombier to GrabAGun if GrabAGun has not delivered the PCAOB-audited financial statements for its fiscal years ended December 31, 2023 and December 31, 2024 to Colombier on or before March 15, 2025.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to public announcements, confidentiality, effect of termination, fees and expenses, trust fund waiver, and customary miscellaneous provisions) will terminate, no party to the Merger Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Merger Agreement prior to termination.

Trust Account Waiver

GrabAGun agreed on behalf of itself and its affiliates that neither it nor its affiliates will have any right, title, interest of any kind in or to any monies in Colombier’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) other than in connection with the Closing.

Governing Law

The Merger Agreement is governed by the New York law, provided that matters that are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Colombier Merger and the fiduciary duties that may apply to the directors and officers of the parties) will be governed by the laws of the Cayman Islands and, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof).

U.S. Federal Income Tax Consequences

The material U.S. federal income tax considerations that may be relevant to you in respect of the Business Combination are discussed in more detail in the section entitled “U.S. Federal Income Tax Considerations” beginning on page 155, which contains a detailed discussion of the U.S. federal income tax consequences of the Business Combination and the redemption of Colombier Ordinary Shares for cash if you so elect if the Business Combination is completed. You should also consult your tax advisor for a complete analysis of the effect of the Business Combination on your federal, state and local and/or foreign taxes.

Risk Factors

In evaluating the Business Combination and the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors” beginning on page 29 of this proxy statement/prospectus. Among these important risks are the following:

SUMMARY RISK FACTORS

In evaluating the Proposals to be presented at the Colombier Extraordinary General Meeting, you should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors.”

Some of the risks related to GrabAGun’s business are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” refer to GrabAGun.

Risks related to GrabAGun

•        We do not manufacture products and our financial performance depends upon the ability to obtain high-quality products to sell on our eCommerce platform. If we lose key relationships with vendor partners or our vendor partners are unable to supply high-quality products to us, we might not be able to find alternative products to offer that will be attractive to our customers and our sales, results of operations and financial performance would suffer.

•        We operate an online, mobile-accessible eCommerce platform featuring tech-forward customer interfaces; if we do not continue to innovate and upgrade our technology, taking into account changing customer preferences over time and from time to time, we will not be able to attract customers or sell products.

•        Substantial competition could reduce our market share and significantly harm our financial performance.

•        Our sales are dependent on continued innovations in the firearms and ammunition offerings by our vendor partners and the competitiveness of their offerings relative to those of other businesses.

•        Our business is susceptible to changes in consumer tastes and preferences and if consumers become less interested in buying firearms, ammunition and related accessories, or stop wanting to purchase these products online, our sales and results of operations would suffer.

•        The interruption of the flow of firearms, ammunition and related accessories from our vendor partners could disrupt our sales, revenues and earnings.

•        Gun violence prevention and legislative advocacy organizations that oppose sales of firearms and ammunition could inhibit sales of our products.

•        Our business depends on our relationships with our vendor partners and if these or other material business relationships of ours were to suffer, our sales and results of operations may also suffer;

•        For us to sell products requires prospective customers to be aware of our eCommerce platform and the products we offer and we may not be able to grow if we cannot increase our digital marketing and other publicity efforts to enhance our earned media presence or cannot for any other reason continue to attract customers to buy products from GrabAGun.

•        We may in the future make strategic acquisitions and such acquisitions could disrupt our operations and may have an adverse effect on our financial results.

•        The sale and purchase of firearms and ammunition are subject to extensive federal, state, local and foreign governmental laws, violations of which could result in the revocation of our licenses.

•        The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

•        Breaches of data security and the failure to protect our information technology systems from cybersecurity threats could adversely impact our business.

•        We sell products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.

•        If we lose any of our executive officers or key personnel, are unable to attract and retain the talent required for our business, including our operations as a public company after the Closing, our labor costs significantly increase or our approach to workforce management is ineffective, our business could be disrupted, and our financial performance could suffer.

•        A natural disaster or other adverse occurrence at our warehouse and fulfillment facility or a third-party provider location could damage our business.

•        Increases in the cost of commercial delivery services or disruptions of those services could materially adversely impact our business.

•        We are exposed to risks from legal proceedings, including intellectual property infringement claims, and audits, including ATF compliance inspections, which may result in substantial costs and expenses or interruption of our normal business operations.

•        Failure to comply with complex and evolving laws and regulations applicable to our operations or failure to meet stakeholder expectations on corporate responsibility matters could adversely affect our business, results of operations or cash flows.

Risks Related to the Business Combination and Colombier

•        The ability of Colombier shareholders to exercise redemption rights with respect to a large number of Public Shares, the terms of the proposed Business Combination or other factors may not allow Colombier to complete the Business Combination or optimize its capital structure.

•        Past performance by any member of the Colombier management team or Colombier Board, the Sponsor or any of their respective affiliates, may not be indicative of future performance of an investment in Colombier or Pubco.

•        Neither the Colombier Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, you have no assurance from an independent source that the price Colombier is paying for GrabAGun is fair to Colombier — and, by extension, its securityholders — from a financial point of view.

•        that Colombier’s directors and officers may have interests in the Business Combination that differ from the interests of Colombier’s shareholders.

•        Colombier’s non-redeeming shareholders and GrabAGun Members may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

Risks Related to Ownership of Pubco Common Stock

•        There can be no assurance that the shares of Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Pubco after the Closing will be able to comply with the continued listing rules of the NYSE.

•        An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

•        Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

•        Pubco will issue shares of Common Stock as consideration for the Business Combination, which will result in immediate dilution to Colombier shareholders, and may issue additional shares or other equity or equity-linked securities without approval of its shareholders, which would dilute existing ownership interests and may depress the market price of shares of Pubco Common Stock.

Risks Related to the Redemption

•        There is no guarantee that a Public Shareholder’s decision whether to redeem its Colombier Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

•        If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

SELECTED HISTORICAL FINANCIAL INFORMATION OF COLOMBIER

The following table sets forth selected historical financial information of Colombier for the periods and as of the dates indicated. The selected historical financial information of Colombier and the selected historical financial information of Colombier as of December 31, 2024 and 2023, and for the years ended December 31, 2024, and for the period from September 27, 2023 (inception) through December 31, 2023 were derived from the audited historical financial statements of Colombier included elsewhere in this proxy statement/prospectus. Such financial information should be read in conjunction with Colombier’s audited financial statements and related notes included elsewhere in this proxy statement/prospectus.

The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should carefully read the following selected historical financial information in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Colombier” and Colombier’s financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Three months ended March 31, 2025	Three months ended March 31, 2024	For the Year Ended December 31, 2024	For the Period from September 27, 2023 (Inception) Through December 31, 2023
Statement of operations data:
General and administrative expenses	$1,909,086	$568,619	$3,019,794	$441,961
Loss from operations	1,909,086	568,619	(3,019,794)	(441,961)

Other income:
Interest earned on marketable securities held in Trust Account	1,860,128	2,298,698	8,778,260	856,457
Total other income, net	1,860,128	2,298,698	8,778,260	856,457

Net income	$(48,958)	$1,660,079	$5,758,466	$414,496

Weighted average shares outstanding of Class A Ordinary Shares	17,000,000	17,000,000	17,000,000	6,621,053

Basic and diluted net income per Ordinary Share, Class A Ordinary Shares	$(0.00)	$0.08	$0.27	$0.04

Weighted average shares outstanding of Class B Ordinary Shares	4,250,000	4,250,000	4,250,000	3,944,737

Basic and diluted net income per Ordinary Share, Class B Ordinary Shares	$(0.00)	$0.08	$0.27	$0.04
	March 31, 2025	December 31, 2024	December 31, 2023
Balance sheet data:
Total assets	$180,211,916	$178,880,310	$172,592,362
Total liabilities	8,065,119	6,684,555	6,155,073
Redemption value of Series A Ordinary Shares subject to possible redemption	179,494,845	177,634,717	170,000,000
Shareholders’ deficit	(7,348,048)	(5,438,962)	(3,562,711)

SELECTED HISTORICAL FINANCIAL INFORMATION OF GrabAGun

The following tables summarize selected historical financial information of GrabAGun. Selected historical financial information from the balance sheet as of March 31, 2025 and the statements of operations and statements of cash flows as of and for the three months ended March 31, 2025 and 2024 was derived from GrabAGun’s unaudited financial statements included elsewhere in this proxy statement/prospectus. Selected historical financial information from the statements of operations, balance sheets, and statements of cash flows as of and for the years ended December 31, 2024 and 2023 was derived from GrabAGun’s audited financial statements included elsewhere in this proxy statement/prospectus.

GrabAGun’s historical results are not necessarily indicative of the results that may be expected in the future. The following selected historical financial information should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and GrabAGun’s financial statements and accompanying notes included elsewhere in this proxy statement/prospectus. The selected historical financial information included in this section is not intended to replace GrabAGun’s financial statements and accompanying notes. As explained elsewhere in this proxy statement/prospectus, the selected historical financial information contained in this section relates to GrabAGun, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of GrabAGun going forward. For further information regarding the estimated pro forma effect of the Business Combination, see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.

(in thousands, except unit and per unit amounts)	Three months ended March 31, 2025	Three months ended March 31, 2024	Year ended December 31, 2024	Year ended December 31, 2023
Statement of Operations Data:
Net revenues	$23,331	$26,600	$93,122	$96,283
Cost of goods sold	21,068	24,509	83,621	86,168
Sales and marketing	140	152	543	709
General and administrative	2,058	1,252	5,062	5,236
Total operating expenses	2,198	1,404	5,605	5,945
Operating income	65	687	3,896	4,170
Other income, net	53	73	405	167
Net income	$118	$760	$4,301	$4,337
Per share information attributable to GrabAGun
Weighted average participating membership interest units, basic and diluted	100	100	100	100
Net income per participating membership interest unit, basic and diluted	$1,180	$7,600	$43,010	$43,370
(in thousands)	March 31, 2025	December 31, 2024	December 31, 2023
Balance Sheet Data:
Cash and cash equivalents	$7,418	$7,887	$10,738
Total assets	15,940	14,231	16,867
Total liabilities	14,925	12,314	14,831
Total members’ capital	1,015	1,917	2,036

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below will have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

The following summary unaudited pro forma condensed combined financial data (the “Summary Pro Forma Information”) gives effect to the transactions contemplated by the Business Combination (the “Transactions”). The Business Combination will be accounted for as a reverse recapitalization, in accordance with GAAP. Under this method of accounting, although Colombier will acquire all of the outstanding equity interests of GrabAGun in the Business Combination, Colombier will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be reflected as the equivalent of GrabAGun issuing shares for the net assets of Colombier, followed by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of GrabAGun. The summary unaudited pro forma condensed combined balance sheet as of March 31, 2025, gives effect to the Transactions as if they had occurred on March 31, 2025. The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and for the year ended December 31, 2024, gives effect to the Transactions as if they had occurred on January 1, 2024.

The summary Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” in this proxy statement/prospectus and the accompanying notes thereto. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical financial statements and related notes of Colombier, GrabAGun and Pubco for the applicable period included in this proxy statement/prospectus. The Summary Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what Pubco’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Summary Pro Forma Information does not purport to project the future financial position or operating results of Pubco following the reverse recapitalization.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Common Stock:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes there are no redemptions of Public Shares prior to the Business Combination’s consummation and that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million (the “Minimum Cash Condition”). The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

	Pro Forma Combined
	Assuming No Redemptions	Assuming Contractual Maximum Redemptions
	(in thousands, except share and per share data)
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the three months ended March 31, 2025
Net income (loss)	$(326)	$(326)
Net income (loss) per share – basic and diluted	$(0.01)	$(0.01)
Weighted average shares outstanding of common stock – basic and diluted	31,550,000	22,678,076
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data For the year ended December 31, 2024
Net income (loss)	$(6,526)	$(6,526)
Net income (loss) per share – basic and diluted	$(0.21)	$(0.29)
Weighted average shares outstanding of common stock – basic and diluted	31,550,000	22,678,076
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data As of March 31, 2025
Total assets	$132,997	$39,309
Total liabilities	$13,930	$13,930
Total stockholders’ equity	$119,067	$25,379

MARKET PRICE AND DIVIDEND INFORMATION

COLOMBIER

Holders

As of the Record Date, there were [•] holders of record of Units, [•] holders of record of Colombier Class A Ordinary Shares and [•] holders of record of the Public Warrants.

Ticker Symbol and Market Price

The Units, the Colombier Class A Ordinary Shares and the Public Warrants are currently listed on the NYSE under the symbols “CLBR.U,” “CLBR” and “CLBR.WS,” respectively. The closing price of the Units, the Colombier Class A Ordinary Shares and the Public Warrants on January 3, 2025, the last trading day before announcement of the execution of the Merger Agreement, was $11.50, $11.79 and $1.49 respectively. As of [•], the Record Date, the closing price for the Units, the Colombier Class A Ordinary Shares and the Public Warrants was $[•], $[•] and $[•], respectively.

Dividend Policy

Colombier has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of its initial business combination.

GrabAGun

Currently, there is no public market for GrabAGun Interests or any other GrabAGun securities.

Dividend Policy of Pubco Following the Business Combination

The payment of cash dividends in the future will be dependent upon Pubco’s revenue and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Pubco Board.

RISK FACTORS

You should carefully consider all the following risk factors, together with all of the other information included in this proxy statement/prospectus, including the financial information, before deciding whether or how to vote or instruct your vote to be cast to approve the Proposals described in this proxy statement/prospectus.

The value of your investment following consummation of the Business Combination will be subject to significant risks affecting, among other things, Pubco’s business, financial condition or results of operations. If any of the events described below occur, Pubco’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of Pubco’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of Colombier and GrabAGun. Any reference in this “Risk Factors” section to the “surviving entity” will mean Pubco.

Risks Related to the Business Combination and Colombier

The ability of Colombier shareholders to exercise redemption rights with respect to a large number of Public Shares, the terms of the proposed Business Combination or other factors may not allow Colombier to complete the Business Combination or optimize its capital structure.

Under the terms of the Merger Agreement, it is a condition to both parties’ obligation to consummate the proposed Business Combination, waivable by each party, that, at the Closing, gross cash and cash equivalents delivered to Pubco in connection with the transactions contemplated by the Merger Agreement after payment to the GrabAGun Members of the Aggregate Cash Consideration and including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Colombier Transaction Expenses, but excluding the payment of GrabAGun Transaction Expenses) and including the aggregate amount of any transaction financing, equal or exceed $30.0 million. The Current Charter also provides that Colombier will only consummate an initial Business Combination if net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of an initial business combination.

If redemptions reduce the funds available from the Trust Account to the point that the Minimum Cash Condition is not satisfied, Colombier may need to seek to restructure the transaction to reserve a greater portion of the cash in the Trust Account, arrange for third-party financing or otherwise. Third-party financing may not be available on acceptable terms or at all. Furthermore, raising additional third-party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels.

If the Business Combination is unsuccessful, you would not receive your pro rata portion of the Trust Account until Colombier liquidates the Trust Account or consummates an alternative initial business combination or upon the occurrence of an Extension or certain other corporation actions as set forth in the Current Charter. If you are in need of immediate liquidity, you could attempt to sell your shares in the open market; however, at such time Colombier’s shares may trade at a discount to the pro rata amount per share in the Trust Account or there may be limited market demand at such time. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with Colombier’s redemption until Colombier liquidates, consummates an alternative initial business combination, effectuates an Extension or takes certain other actions set forth in the Current Charter or you are able to sell your shares in the open market.

You may be unable to ascertain the merits or risks of GrabAGun’s operations.

If the Business Combination is consummated, Pubco will be affected by numerous risks inherent in GrabAGun’s business. Although Colombier’s management has endeavored to evaluate the risks inherent in the proposed Business Combination with GrabAGun, Colombier cannot assure you that it can adequately ascertain or assess all of the significant risk factors. Further, some of these risks may be outside of Colombier’s and GrabAGun’s control. Colombier also cannot assure you that an investment in Pubco’s securities will not ultimately prove to be less favorable to investors in Colombier than a direct investment, if an opportunity were available, in GrabAGun. In addition, if Colombier shareholders do not believe that the prospects for the Business Combination are promising, a greater number of shareholders may exercise their redemption rights, which may make it difficult for Colombier to consummate the Business Combination.

There is no assurance that Colombier’s diligence will reveal all material risks that may be present with regard to GrabAGun. Subsequent to the completion of the Business Combination, Pubco may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.

Colombier cannot assure you that the due diligence Colombier has conducted on GrabAGun will reveal all material issues that may be present with regard to GrabAGun, or that it would be possible to uncover all material issues through a customary amount of due diligence or that risks outside of Colombier’s and GrabAGun’s control will not later arise. GrabAGun is aware that Colombier must complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders). Consequently, GrabAGun may have obtained leverage over Colombier, knowing that if Colombier does not complete the Business Combination, Colombier may be unlikely to be able to complete an initial business combination with any other target business prior to such deadline.

GrabAGun operates in a highly competitive, regulated industry and, while it has been doing business as GrabAGun.com since 2010, GrabAGun has never before been a public company and its business and platform operations continue to change and evolve. As a result, Colombier has therefore made its decision to pursue a business combination with GrabAGun on the basis of limited information, which may result in a business combination that is not as profitable as expected, if at all, for GrabAGun, Colombier and their respective security holders. As a result of these factors, Pubco may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses.

Even if Colombier’s due diligence successfully identified certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with Colombier’s preliminary risk analysis. Even though these charges may be non-cash items and would not have an immediate impact on Colombier’s or Pubco’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about GrabAGun or Colombier and Pubco’s securities. In addition, charges of this nature, if any, may cause Pubco to violate leverage or other covenants to which it may be (or in the future become) subject as a result of any financing that may be obtained by Pubco or GrabAGun after the consummation of the proposed Business Combination transaction. Accordingly, any shareholders of Colombier who choose to remain shareholders of Pubco following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by Colombier’s officers or directors of a fiduciary duty owed by them to Colombier, or if they are able to successfully bring a private claim under securities laws that the proxy statement/prospectus relating to the Business Combination contained an actionable material misstatement or material omission.

Past performance by any member of the Colombier management team or Colombier Board, the Sponsor or any of their respective affiliates, may not be indicative of future performance of an investment in Colombier or Pubco.

Past performance by any member of Colombier’s management team or the Colombier Board, including Persons who are public figures, the Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member of Colombier’s management team or the Colombier Board, including any such Persons who are public figures, or any of their respective current or former affiliates or entities related to one or more of them, or any of the investment performance of any of the foregoing, as indicative of the future performance of an investment in Colombier or Pubco or the returns Colombier or Pubco may (or may not), generate going forward. Additionally, the involvement of a public figure in any business venture does not constitute a guarantee of any such success, and you should not make an investment decision regarding the Business Combination based on the involvement of such public figures. You are urged to read carefully, and consider independently, all of the information contained in this proxy statement/prospectus and in Pubco’s public filings after the Closing, including the financial statements and other information incorporated herein and therein, including, without limitation, under the headings “Risk Factors” and “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.” You are advised, in your sole discretion, to consult with your own financial and other advisors before you make investment decisions about buying or selling Colombier or Pubco securities or investing in the business of GrabAGun. Involvement or past performance by Persons associated with any of GrabAGun, Pubco, or any other businesses, entities or Persons affiliated or associated with any of them, including public figures, does not guarantee that the Business Combination, GrabAGun or Pubco will be successful, and you should be prepared to lose your entire investment.

There are risks to Colombier’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring interests in GrabAGun directly in an underwritten public offering, including no independent due diligence review by an underwriter.

There is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco securities in connection therewith. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (“FINRA”) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering.

If GrabAGun became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” Because GrabAGun will become a public company through a business combination with Colombier, a special purpose acquisition company, investors in Colombier and Pubco may not have the same remedies available to them under U.S. federal securities laws in connection with the Business Combination as they otherwise might have had if GrabAGun were to have gone public in a traditional firm commitment underwritten initial public offering.

In addition, the amount of due diligence conducted by Colombier and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of GrabAGun. Accordingly, it is possible that defects in GrabAGun’s business or problems with GrabAGun’s management that would have been discovered if GrabAGun conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of Pubco securities.

Unlike an underwritten initial public offering, the initial trading of Pubco’s securities will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing. The lack of such a process in connection with the listing of Pubco’s securities on the NYSE could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco’s securities during the period immediately following the listing.

If third parties bring claims against Colombier, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $10.54 per share (based on the Trust Account balance as of March 17, 2025).

Colombier’s placing of funds in the Trust Account may not protect those funds from third-party claims against Colombier. Although Colombier seeks to have vendors, service providers (other than Colombier’s independent registered public accounting firm), prospective target businesses and other entities with which Colombier does business execute agreements with Colombier waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Colombier’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Colombier’s management will consider whether competitive alternatives are reasonably available to Colombier and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of Colombier under the circumstances. Colombier’s auditor, Withum, has not and will not execute an agreement with Colombier waiving such claims to the monies held in the Trust Account.

Examples of possible instances where Colombier may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Colombier and will not seek recourse against the Trust Account for any reason. Upon redemption of Public Shares, if Colombier has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with its initial business combination, Colombier will be required to provide for payment of claims of creditors that were not waived that may be brought against Colombier within the ten years following redemption. Accordingly, the per share redemption amount received by Colombier Public Shareholders could be less than the $10.54 per Public Share (based on the Trust Account balance as of March 17, 2025 and net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), due to claims of such creditors.

The Sponsor has agreed that it will be liable to Colombier if and to the extent any claims by a third party for services rendered or products sold to Colombier, or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or other similar agreement or Merger Agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of Permitted Withdrawals (and up to $100,000 of interest to pay dissolution expenses), except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Colombier’s indemnity of the underwriters of Colombier’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. Colombier has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of Colombier. The Sponsor may not have sufficient funds available to satisfy those obligations. Colombier has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, Colombier may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of Colombier’s directors or officers will indemnify Colombier for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if Colombier is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against Colombier which is not dismissed, or if Colombier otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in Colombier’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Colombier’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, Colombier may not be able to return to Colombier Public Shareholders $10.54 per share, net of Permitted Withdrawals (and up to $100,000 of interest to pay dissolution expenses) (which is the approximate amount per Colombier Public Share based on the Trust Account balance as of March 17, 2025). Colombier has access to minimal funds held outside the Trust Account with which to pay any such potential claims. In the event that Colombier liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

Involvement or past performance by consultants, advisors, influencers, brand ambassadors and other Persons involved with GrabAGun or Pubco, including members of their respective boards of directors, managers, consultants, advisors and other Persons, some or all of whom are public figures, may not be indicative of the future performance of GrabAGun and Pubco and you should assess the merits of GrabAGun’s business independently and be prepared to lose your entire investment.

Involvement or past performance by advisors, consultants, influencers, ambassadors, members of boards of directors, executive officers, managers and other Persons involved with GrabAGun or Pubco, or Persons or entities affiliated, associated or otherwise related to any of the foregoing, is not a guarantee of success with respect to the Business Combination or the future results of GrabAGun or trading prices of Pubco securities. You should not rely upon the involvement or past performance of any Person or Persons as indicative of whether or not you should invest in Colombier, Pubco or GrabAGun. You are urged to read carefully, and consider independently, all of the information contained in this proxy statement/prospectus and in Pubco’s public filings after the Closing, including the financial statements and other information incorporated herein and therein, including, without limitation, under the headings “Risk Factors” and “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.” You are advised, in your sole discretion, to consult with your own financial and other advisors before you make investment decisions about buying or selling Colombier or Pubco securities or investing in the business of GrabAGun. Involvement or past performance by Persons associated with any of GrabAGun, Pubco, or any other businesses, entities or Persons affiliated or associated with any of them, including public figures, does not guarantee that the Business Combination, GrabAGun or Pubco will be successful, and you should be prepared to lose your entire investment.

Colombier’s shareholders may be held liable for claims by third parties against Colombier to the extent of distributions received by them upon redemption of their shares.

If Colombier is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, Colombier was unable to pay Colombier’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by Colombier’s shareholders. Furthermore, Colombier’s directors may be viewed as having breached their fiduciary duties to Colombier or Colombier’s creditors or having acted in bad faith, and thereby exposing themselves and Colombier to claims, by paying Colombier Public Shareholders from the Trust Account prior to addressing the claims of creditors. Colombier cannot assure you that claims will not be brought against Colombier for these reasons. Colombier and its directors or any manager thereof who knowingly and willfully authorized or permitted any distribution to be paid out of Colombier’s share premium account while Colombier was unable to pay Colombier’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine and to imprisonment for five years in the Cayman Islands.

The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of Pubco’s results if the Business Combination is consummated and, accordingly, you will have limited financial information on which to evaluate the financial performance of Pubco and your investment decision.

Colombier and GrabAGun currently operate as separate companies, and Pubco is an entity established solely to effect the proposed Business Combination and has no operations. Colombier has had no prior history as an operating company and its operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of Pubco. The pro forma statement of operations does not reflect future nonrecurring charges resulting from the Business Combination. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of current or future market conditions on revenues or expenses. The pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from Colombier’s and GrabAGun’s historical financial statements and certain adjustments and assumptions have been made regarding Pubco after giving effect to the Business Combination. Differences between preliminary estimates in the pro forma financial information and the final acquisition accounting will occur and could have an adverse impact on the pro forma financial information and Pubco’s financial position and future results of operations.

In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect Pubco’s financial condition or results of operations following the Closing. Any potential decline in Pubco’s financial condition or results of operations may cause significant variations in the stock price of Pubco.

Colombier may issue preferred stock or additional ordinary shares to complete the Business Combination, which would dilute the interest of Colombier shareholders and likely present other risks.

The Current Charter authorizes the issuance of up to 500,000,000 Colombier Class A Ordinary Shares, 50,000,000 Colombier Class B Ordinary Shares, and 1,000,000 Colombier Preference Shares. There are currently 483,000,000 authorized but unissued Colombier Class A Ordinary Shares available for issuance, which amount does not take into account shares reserved for issuance upon exercise of outstanding warrants. There are currently 45,750,000 authorized but unissued Colombier Class B Ordinary Shares available for issuance. There are currently no shares of Colombier Preference Shares issued and outstanding.

Colombier may issue preference shares or a substantial number of additional ordinary shares to complete the initial Business Combination or under an employee incentive plan after completion of the Business Combination. However, the Current Charter provides, among other things, that prior to Colombier’s initial business combination, Colombier may not issue additional shares of capital stock that would entitle the holders thereof to (i) receive funds from the Trust Account or (ii) vote on any initial business combination. These provisions of the Current Charter may be amended with a shareholder vote. Colombier’s Sponsor agreed, pursuant to a written agreement with Colombier, that it will not propose any amendment to the Current Charter that would affect the substance or timing of Colombier’s obligation to redeem 100% of its Public Shares if Colombier does not complete the initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), unless Colombier provides its Public Shareholders with the opportunity to redeem their Colombier Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest will be net of Permitted Withdrawals), divided by the number of then outstanding Public Shares. The issuance of additional shares:

•        may significantly dilute the equity interest of existing investors;

•        may subordinate the rights of shareholders if preferred stock is issued with rights senior to those afforded the Colombier Ordinary Shares;

•        could cause a change of control if a substantial number of ordinary shares are issued, which may affect, among other things, Colombier’s ability to use its net operating loss carry forwards, if any, and could result in the resignation or removal of Colombier’s present officers and directors; and

•        may adversely affect prevailing market prices for Colombier’s Units, Public Shares, and/or Warrants.

Neither the Colombier Board nor any committee thereof obtained a fairness opinion (or any similar report or appraisal) in determining whether or not to pursue the Business Combination. Consequently, you have no assurance from an independent source that the price Colombier is paying for GrabAGun is fair to Colombier — and, by extension, its securityholders — from a financial point of view.

Neither the Colombier Board nor any committee thereof obtained an opinion (or any similar report or appraisal) from an independent investment banking or accounting firm that the price that Colombier is paying for GrabAGun in the Business Combination is fair to Colombier from a financial point of view. In analyzing the Business Combination, the Colombier Board reviewed summaries of due diligence results and financial analyses prepared by Colombier management. The Colombier Board also consulted with legal counsel and with Colombier management and considered a number of factors, uncertainty and risks, including, but not limited to, those discussed under “The Business Combination Proposal — Colombier Board’s Reasons for the Approval of the Business Combination”, and concluded that the proposed Business Combination is fair, advisable and in the best interest of Colombier. The Colombier Board believes that, because of the professional experience and background of its directors, it was qualified to conclude that the proposed Business Combination was fair from a financial perspective to its shareholders and that GrabAGun’s fair market value was at least 80% of the value of the Trust Account (excluding the deferred underwriting discount and Permitted Withdrawals) at the time of execution of the Merger Agreement. Accordingly, investors will be relying solely on the judgment of the Colombier Board in valuing GrabAGun, and the Colombier Board may not have properly valued such businesses. As a result, the terms of the Business Combination may not be fair from a financial point of view to the Public Shareholders. The lack of a fairness opinion (or any similar report or appraisal) may also lead an increased number of Colombier shareholders to vote against the Business Combination or demand redemption of their shares of Colombier, which could potentially impact Colombier’s ability to consummate the Business Combination. For information about the standards used by the Colombier Board in evaluating the Merger Agreement and proposed Business Combination with GrabAGun, as further described under the heading “Colombier Financial Analysis.”

The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to GrabAGun Members under the terms of the Merger Agreement).

In part because fairness opinions or any similar reports or appraisals ordinarily rely in part on financial projections (which were neither prepared by GrabAGun nor used by the Colombier Board in connection with its evaluation of the proposed Business Combination), the Colombier Board also did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be paid to the GrabAGun Members under the terms of the Merger Agreement). Accordingly, investors in Colombier will be relying solely on the judgment of the Colombier Board in valuing GrabAGun.

Colombier’s management and the members of the Colombier Board have substantial experience evaluating the financial merits of companies across a variety of industries, including eCommerce and other consumer-oriented businesses, which the Colombier Board concluded enabled them to make the necessary analyses and determinations regarding the Business Combination. The Colombier Board was provided with financial analyses prepared by Colombier management (the “Colombier Financial Analyses” as further described under the heading “Colombier Financial Analysis” within the “Background of the Business Combination” section of this proxy statement/prospectus), which analyses were among the factors considered by the Colombier Board in its decision-making regarding the proposed Business Combination (as further described under the heading “Colombier Board’s Reasons for the Approval of the Business Combination”).

Colombier’s financial analyses consisted of Guideline Company Analyses prepared by Colombier management and GrabAGun Information (each as defined under the heading “Guideline Company Analyses” within the “Background of the Business Combination” section of this proxy statement/prospectus) which included, among other materials, i) certain GrabAGun historical unaudited financial and operating history information; (ii) information about GrabAGun’s existing user base and customer network (including, without limitation, regarding GrabAGun’s existing e-mail and other outreach efforts, user engagement and comparative order values), (iii) technical information about components of GrabAGun’s eCommerce platform (including, among other elements, predictive inventory and procurement capabilities, AI-enhanced product listings, integrations with third-party databases, financing and payments capabilities) and its scalability and (iv) management’s business plans, including potential enhancements to the Company’s existing customer outreach and marketing strategies in connection with the proposed Business Combination and generally as well as other potential avenues for future growth.

All of the information incorporated in Colombier’s financial analyses are subject to general qualifications and limitations described under the sub-heading “General Limitations,” which follows the description of the Colombier Financial Analysis contained in the “Background of the Business Combination” section of the disclosure; investors are also encouraged to read carefully the descriptions about various risks and uncertainties concerning GrabAGun’s business described herein, including under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements.”

Including because, as described above, Colombier did not obtain an opinion from an independent third-party valuation firm as to the fairness of the proposed Business Combination to Colombier from a financial point of view, and in light of the qualifications and limitations described under “General Limitations” and elsewhere in the description of the Colombier Financial Analysis incorporated in this proxy statement/prospectus, the Colombier Board may not have properly valued GrabAGun. As a result, the terms of the proposed Business Combination may not be fair from a financial point of view to the Public Shareholders of Colombier. Uncertainty about Colombier Board’s valuation of GrabAGun or the consideration being offered to the GrabAGun Members in the Business Combination, may lead an increased number of Colombier shareholders to vote against the Business Combination or demand redemption of their shares of Colombier, which could potentially impact Colombier’s ability to consummate the Business Combination. Further, investors are encouraged to read carefully the descriptions about various risks and uncertainties concerning GrabAGun’s business described in this proxy statement/prospectus, including under the headings “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements.”

Colombier is dependent upon its executive officers and directors and their departure could adversely affect Colombier’s ability to operate and to consummate the initial business combination. Additionally, Colombier’s executive officers and directors also allocate their time to other businesses, thereby causing potential conflicts of interest that could have a negative impact on Colombier’s ability to complete the initial business combination.

Colombier’s operations and its ability to consummate the Business Combination are dependent upon a relatively small group of individuals and, in particular, its executive officers and directors. Colombier believes that its success depends on the continued service of its executive officers and directors, at least until the completion of the Business Combination. The unexpected loss of the services of one or more of Colombier’s directors or executive officers could have a detrimental effect on Colombier and the ability to consummate the Business Combination. In addition, Colombier’s executive officers and directors are not required to commit any specified amount of time to its affairs and, accordingly, may have conflicts of interest in allocating management time among various business activities, including monitoring the due diligence and undertaking the other actions required in order to consummate the Business Combination. Each of Colombier’s executive officers is engaged in several other business endeavors for which they may be entitled to substantial compensation, and Colombier’s directors also serve as officers and board members for other entities. If Colombier’s executive officers’ and directors’ other business affairs require them to devote substantial amounts of time to such affairs in excess of their current commitment levels, it could limit their ability to devote time to Colombier’s affairs, which may have a negative impact on Colombier’s ability to consummate the Business Combination.

Pubco’s ability to be successful following the Business Combination will depend upon the efforts of the Pubco Board and key personnel, and the loss of such persons could negatively impact the operations and profitability of Pubco’s post-Business Combination business.

Pubco’s ability to be successful following the Business Combination will be dependent upon the efforts of the Pubco Board and key personnel of Pubco. Colombier cannot assure you that the Pubco Board and key personnel will be effective or successful or remain with Pubco. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause Pubco’s management to have to expend time and resources helping them become familiar with such requirements.

It is estimated that, pursuant to the Merger Agreement, assuming no redemptions prior to or in connection with the proposed Business Combination, Colombier’s Public Shareholders will own approximately 53.9% of the equity interests or assets of Pubco after the Closing and Colombier’s management will not be engaged in the management of Pubco’s business. Accordingly, the future performance of Pubco will depend upon the quality of the post-Business Combination board of directors, management and key personnel of Pubco.

Because Colombier’s Sponsor will lose its entire investment in Colombier if the Business Combination or an alternative business combination is not completed by February 24, 2026 (or such other date as approved by the Colombier shareholders), and because Colombier’s Sponsor, executive officers and directors will not be eligible to be reimbursed for their out-of-pocket expenses if the Business Combination is not completed, a conflict of interest may have arisen in determining whether GrabAGun was appropriate for Colombier’s initial business combination.

The Sponsor received 4,250,000 Colombier Class B Ordinary Shares from Colombier for an aggregate price of $25,000, which will have a significantly higher value at the time of the Business Combination, if it is consummated, and, based on the closing price of the Colombier Class A Ordinary Shares on March 14, 2025, which was $10.58, would have an aggregate value of $44,965,000 as of the same date. If Colombier does not consummate the Business Combination or another initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), and Colombier is therefore required to be liquidated, these shares would be worthless, as the Sponsor is not entitled to participate in any redemption or liquidation of the Trust Account. Additionally, unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of the forgoing expecting to occur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated).

The personal and financial interests of Colombier’s executive officers and directors may have influenced their motivation in identifying and selecting a target business combination, completing an initial business combination and influencing the operation of the business following the initial business combination. At the closing of Colombier’s initial business combination, its Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on Colombier’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. In the event the Business Combination or an alternative business combination is completed, there is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred in connection with activities on Colombier’s behalf. However, Colombier’s Sponsor, executive officers and directors, or any of their respective affiliates will not be eligible for any such reimbursement if the Business Combination or an alternative business combination is not completed. Such financial interests of Colombier’s Sponsor, executive officers and directors may have influenced their motivation in approving the Business Combination and may influence their motivation for completing the Business Combination.

The Sponsor paid nominal consideration for the Sponsor Shares it holds. As a result, the Sponsor may make a substantial profit if the Business Combination is consummated, even if the shares held by the Sponsor lose substantial value and even if the Business Combination arguably may not be in the best interests of Colombier’s public shareholders.

The Sponsor has invested in Colombier an aggregate of $5,025,000, comprised of the $25,000 purchase price for the Sponsor Shares and the $5,000,000 purchase price for the Private Warrants. Assuming a trading price of $10.58 per share of Pubco upon consummation of the Business Combination, the 4,250,000 Sponsor Shares would have an aggregate implied value of $44,965,000 at that time. Even if the trading price of Pubco Common Stock were as low as approximately $1.18 per share and the Private Warrants were worthless, the value of the Sponsor Shares would be equal to the Sponsor’s initial investment in Colombier. If the Business Combination is not completed, however, and if Colombier is forced to liquidate, the Sponsor will lose its entire investment in Colombier. As a result, the Sponsor is likely to be able to recoup its investment in Colombier and make a substantial profit on that investment, even if the Public Shares have lost significant value.

Colombier’s directors and officers may have interests in the Business Combination that differ from the interests of Colombier’s shareholders.

Executive officers of Colombier negotiated the terms of the Merger Agreement with their counterparts at GrabAGun, and the Colombier Board determined that the Merger Agreement and the transactions contemplated thereby are fair, advisable and in the best interests of Colombier, and approved the Merger Agreement and the transactions contemplated thereby. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Colombier’s executive officers and directors may have financial interests in the Business Combination that may be different from, or in addition to, the interests of Colombier’s shareholders, including, but not limited to, the continued service as an officer or director of Pubco, severance benefits, equity grants, continued indemnification and the potential ability to sell an increased number of shares of common stock of Pubco.

The Colombier Board was aware of and considered these interests, among other matters, in reaching the determination that the Merger Agreement and the transactions contemplated thereby were fair, advisable and in the best interests of Colombier. For a detailed discussion of the special interests that Colombier’s directors and executive officers may have in the Business Combination, see the section of this proxy statement/prospectus entitled “Proposal No. 1: The Business Combination Proposal — Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.”

You should consider the financial incentives that Colombier’s officers and directors may have to approve and complete the Business Combination when evaluating whether to vote for the Business Combination Proposal, as well as when considering whether to redeem your Public Shares prior to or in connection with the Business Combination.

The exercise of Colombier’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in Colombier’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Merger Agreement, would require Colombier to agree to amend the Merger Agreement, to consent to certain actions taken by GrabAGun or to waive rights that Colombier is entitled to under the Merger Agreement. Such events could arise because of changes in the course of GrabAGun’s business or a request by GrabAGun to undertake actions that would otherwise be prohibited by the terms of the Merger Agreement. In any of such circumstances, it would be at Colombier’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for Colombier and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

Colombier and GrabAGun will incur significant transaction and transition costs in connection with the Business Combination.

Colombier and GrabAGun have incurred significant transaction and transition costs in connection with the Business Combination, and Pubco will incur significant costs in operating as a public company following the consummation of the Business Combination. Pubco may also incur additional costs to retain key employees.

These expenses will reduce the amount of cash available to be used for other corporate purposes by Pubco if the Business Combination is completed or by Colombier if the Business Combination is not completed. If the Business Combination is not consummated, Colombier may not have sufficient funds to seek an alternative business combination and may be forced to liquidate and dissolve.

The value of the Pubco shares which are issued at Closing in consideration of the Sponsor Shares upon consummation would likely to be substantially higher than the nominal price paid for the Sponsor Shares, even if the trading price of Pubco Common Stock at such time is substantially less than $10.00 per share.

The Sponsor has invested in Colombier an aggregate of $5,025,000, comprised of the $25,000 purchase price for the Sponsor Shares and the $5,000,000 purchase price for the Private Warrants. Assuming a trading price of $10.00 per share upon consummation of the Business Combination, the 4,250,000 Sponsor Shares would have an aggregate implied value of approximately $42,500,000. Even if the trading price of Pubco Common Stock were as low as approximately $1.18 per share, and the Private Warrants were worthless, the value of the Sponsor Shares would be equal to the Sponsor’s initial investment in Colombier. As a result, the Sponsor is likely to be able to recoup its investment in Pubco and make a substantial profit on that investment, even if the Public Shares have lost significant value. Accordingly, the Colombier management team, which owns interests in the Sponsor, may have an economic incentive that differs from that of the public shareholders to pursue and consummate the Business Combination rather than to liquidate and to return all of the cash in the trust to the public shareholders. For the foregoing reasons, you should consider the Colombier management team’s financial incentive to complete the Business Combination when evaluating whether to redeem your shares prior to or in connection with the Business Combination.

Colombier’s non-redeeming shareholders and GrabAGun Members may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with the Business Combination.

If Pubco is unable to realize the full strategic and financial benefits currently anticipated from the Business Combination, Colombier shareholders and GrabAGun Members will have experienced substantial dilution of their ownership interests in their respective companies without receiving any commensurate benefit, or only receiving part of the commensurate benefit to the extent Pubco and GrabAGun are able to realize only part of the strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, Colombier and GrabAGun may not be able to enter into a business combination with another party because of restrictions in the Merger Agreement, which could adversely affect their respective businesses. Further, certain provisions of the Merger Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Merger Agreement.

Covenants in the Merger Agreement impede the ability of Colombier and GrabAGun to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, the parties may be at a disadvantage to their competitors during the interim period prior to Closing. In addition, while the Merger Agreement is in effect, each party is generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination outside the ordinary course of business, with any third party, which transactions, if any materialized and were pursued, could have been or could be favorable to such party’s shareholders.

If the conditions to the Merger are not met, the Business Combination may not occur.

Even if the Business Combination is approved by the shareholders of Colombier (including each of the Required Proposals) and GrabAGun Members, specified conditions must be satisfied or waived to complete the Business Combination. These conditions are described in detail in the Merger Agreement and, in addition to shareholder and member consent, include, among other requirements, (i) approval by Colombier’s shareholders of the Merger Agreement and the Transactions, (ii) approval by GrabAGun’s members of the Merger Agreement and the Transactions, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any other applicable antitrust laws; (iv) the absence of any applicable law or order that makes illegal, or prohibits or prevents, the transactions contemplated by the Merger Agreement; (v) Colombier or Pubco having at least $5,000,001 in consolidated net tangible assets either immediately prior to the Closing, after giving effect to the completion of the Redemption, or upon the Closing after giving effect to the Mergers, the Redemption and any transaction financing, or upon the Closing, Pubco otherwise being exempt from the provisions of Rule 419 promulgated under the Exchange Act; (vi) the members of the Pubco Board having been elected or appointed as of the Closing consistent with the requirements of the Merger Agreement; (vii) the Registration Statement having become effective in accordance with the provisions of the Securities Act, (viii) Pubco will have amended and restated its certificate of formation in a form satisfactory to Colombier and GrabAGun, (ix) upon the Closing, the gross cash and cash equivalents delivered to Pubco in connection with the transactions contemplated by the Merger Agreement after payment of the Aggregate Cash Consideration to holders of equity interests in GrabAGun and including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Colombier Transaction Expenses, but excluding the payment of GrabAGun Transaction Expenses) and including the aggregate amount of any transaction financing, will equal or exceed $30.0 million; and (x) shares of Pubco Common Stock and Pubco Public Warrants will have been approved for listing on NYSE upon the Closing. See “The Business Combination Proposal (Proposal 1) — Conditions to Closing” below for a more complete summary. Colombier and GrabAGun cannot assure you that all of the conditions will be satisfied. If the conditions are not satisfied or waived, the Business Combination may not occur, or may be delayed and such delay may cause Colombier and GrabAGun to each lose some or all of the intended benefits of the Business Combination. If the Business Combination does not occur, Colombier may not be able to find another potential candidate for its initial business combination prior to Colombier’s deadline (currently February 24, 2026, or such other date as approved by the Colombier shareholders), and Colombier will be required to liquidate.

On January 24, 2024, the SEC issued final rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such rules may increase Colombier’s costs and the time needed to complete the Business Combination and may constrain the circumstances under which Colombier could complete a business combination.

On January 24, 2024, the SEC issued final rules (the “SPAC Rules”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as Colombier and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; and the potential liability of certain participants in proposed business combination transactions. These SPAC Rules may increase the costs of, and the time needed to negotiate and complete, an initial business combination, and may constrain the circumstances under which Colombier could complete an initial business combination.

If Colombier is deemed to be an investment company for purposes of the Investment Company Act, Colombier would be required to institute burdensome compliance requirements and its activities would be severely restricted. As a result, in such circumstances, unless Colombier is able to modify its activities so that it would not be deemed an investment company, Colombier may abandon its efforts to complete an initial business combination and instead liquidate.

There is currently some uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like Colombier. As a result, it is possible that a claim could be made that Colombier has been operating as an unregistered investment company.

If Colombier is deemed to be an investment company under the Investment Company Act, its activities would be severely restricted. In addition, Colombier would be subject to burdensome compliance requirements. Colombier does not believe that its principal activities will subject it to regulation as an investment company under the Investment Company Act. However, if Colombier is deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, Colombier would be subject to additional regulatory burdens and expenses for which it has not allotted funds. As a result, unless Colombier is able to modify its activities so that it would not be deemed an investment company, Colombier may abandon its efforts to complete an initial business combination and instead liquidate. Were Colombier to liquidate, Colombier’s warrants and rights would expire worthless, and its securityholders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of Colombier’s securities.

To mitigate the risk that Colombier might be deemed to be an investment company for purposes of the Investment Company Act, Colombier may, at any time, instruct the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account until the earlier of the consummation of a business combination or Colombier’s liquidation. As a result, Colombier may receive less interest on the funds held in the Trust Account than the interest Colombier would have received pursuant to Colombier’s original Trust Account investments, which could reduce the dollar amount Colombier’s public shareholders would receive upon any redemption or Colombier’s liquidation.

The funds in the Trust Account have, since the IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. However, to mitigate the risk of Colombier being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, Colombier may, at any time, instruct Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest bearing demand deposit account at a bank until the earlier of the consummation of a business combination or the liquidation of Colombier. Colombier intends to take such steps in the event that the proposed Business Combination with GrabAGun is not consummated or, in the event that Colombier, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with GrabAGun. However, the risks described herein exist even if no such material delay occurs or is determined to be reasonably likely to occur. Following such liquidation, Colombier may receive less interest on the funds held in the Trust Account than the interest Colombier would have received pursuant to its original Trust Account investments. However, interest previously earned on the funds held in the Trust Account still may be released to Colombier to pay its taxes, if any, and certain other expenses as permitted. As a result, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account could reduce the dollar amount the Public Shareholders would receive upon any redemption or Colombier’s liquidation.

The longer that the funds in the Trust Account are held in short-term U.S. government treasury obligations or in money market funds invested exclusively in such securities, the greater the risk that Colombier may be deemed to be an unregistered investment company, in which case Colombier may be required to liquidate. Accordingly, Colombier may determine, in its discretion, to liquidate the securities held in the Trust Account at any time and instead hold all funds in the Trust Account in an interest-bearing demand deposit account, which could further reduce the dollar amount the Public Shareholders would receive upon any redemption or Colombier’s liquidation, and Colombier expects to proceed with such steps in the event that that proposed Business Combination with GrabAGun is not consummated or in the event that Colombier, in its sole discretion, determines there to be a reasonable likelihood of a material delay to the consummation of the proposed Business Combination with GrabAGun. Were Colombier to liquidate, Colombier’s warrants would expire worthless, and Colombier’s securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of Colombier’s securities.

Texas law and Pubco’s certificate of formation and bylaws will contain certain provisions, including structural defenses, that limit the ability of shareholders to take certain actions and could delay or discourage certain transactions that shareholders may consider favorable.

The Proposed Charter and the Proposed Bylaws that will be in effect upon consummation of the Business Combination, and the TBOC, contain provisions that could have the effect of rendering more difficult, delaying, or preventing certain transactions deemed undesirable by the Pubco Board and therefore depress the trading price of Pubco’s common stock. These provisions could also make it difficult for shareholders to take certain actions, including electing directors who are not nominated by the current members of GrabAGun or taking other corporate actions, including effecting changes in the management of Pubco. Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding or pursuant to which:

•        the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting powers and other rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer and may include super voting, special approval, dividend or other rights or preferences superior to the rights of Pubco’s Common Stock;

•        the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

•        the ability of the Pubco Board to determine the number of directors;

•        all vacancies of the Pubco Board, including up to two newly created directorships during the period between any two successive annual meetings of shareholders, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, which prevents shareholders from being able to fill vacancies and newly created directorships on the Pubco Board (unless, pursuant to the TBOC, a special meeting of the shareholders is called to fill such directorships or vacancies, or if the Pubco Board elects to wait until the next annual meeting of the shareholders to fill such directorships or vacancies);

•        shareholders representing ownership of at least a majority of the outstanding shares of capital stock of Pubco entitled to vote is required to call a special meeting of shareholders, otherwise a special meeting of shareholders may be called only by the Pubco Board, the chairperson of the Pubco Board, Pubco’s chief executive officer or Pubco’s president, which could limit or delay the ability of shareholders to force consideration of a proposal or to take action, including the removal of directors;

•        provisions providing that directors of Pubco may only be removed for cause and only by the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon;

•        provisions that, subject to the rights of holders of any outstanding series of preferred stock, prohibit shareholders of Pubco from taking any action by consent in lieu of a meeting of shareholders unless such action is by unanimous written consent;

•        controlling the procedures for the conduct and scheduling of board of directors and stockholder meetings;

•        the requirement for the affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal (i) certain provisions of the Proposed Charter or (ii) certain provisions of the Proposed Bylaws, which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Pubco Board and governance and also may inhibit the effectuation of amendments meant to facilitate certain transactions by an acquiror or otherwise that the Pubco Board deems undesirable;

•        the ability of the Pubco Board to unilaterally amend the bylaws, which may allow the Pubco Board to take additional actions to prevent certain transactions that the Pubco Board deems undesirable; and

•        advance notice procedures with which shareholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Pubco Board and also may discourage or deter a solicitation of proxies to elect a slate of directors favorable to certain transactions or otherwise attempting to obtain control of Pubco.

These provisions, alone or together, could delay or prevent certain transactions and changes in control or changes in the Pubco Board or management.

Any provision of the Proposed Charter, the Proposed Bylaws or Texas law that has the effect of delaying or preventing a change of control could limit the opportunity for shareholders to receive a premium for their shares of Pubco’s capital stock and could also affect the price that some investors are willing to pay for Pubco’s common stock.

The Proposed Charter will designate a state or federal court located within the State of Texas as the exclusive forum for substantially all disputes between Pubco and its shareholders, and also provide that the federal district courts will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, each of which could limit the ability of Pubco’s shareholders to choose the judicial forum for disputes with Pubco or its directors, officers, or employee or shareholders.

The Proposed Charter, which will become effective upon the Closing, will provide that, unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of its current or former directors, officers, or other employees to Pubco or its shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the TBOC, or the certificate of incorporation or the bylaws, (iv) any other action asserting a claim related to or involving Pubco that is governed by the internal affairs doctrine or (v) any action asserting an “internal entity claim” as that term is defined in the TBOC, will be the United States District Court for the Northern District of Texas, Dallas Division (the “Texas Federal Court”) or, if the Texas Federal Court lacks jurisdiction for such action, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas). The Proposed Charter will also provide that the federal district courts of the United States of America will be, to the fullest extent permitted by applicable law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF PUBCO AND EACH OTHER PERSON WHO IS BOUND BY THE PROPOSED CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE PROPOSED CHARTER AND THE PROPOSED BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws, including the Securities Act and the Exchange Act.

Any person or entity purchasing or otherwise acquiring any interest in any of Pubco’s shares of capital stock will be deemed to have notice of and consented to this provision. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco or its directors, officers, other employees or shareholders, or could result in increased costs for a stockholder to bring a claim, particularly if they do not reside in or near Texas, both of which may discourage such lawsuits against Pubco and its current or former directors, officers, employees and shareholders. Alternatively, if a court were to find these provisions inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect Pubco’s business and financial condition.

The Sponsor or Colombier’s directors, officers, advisors and their affiliates may elect to purchase Colombier Class A Ordinary Shares or the Public Warrants from Colombier Public Shareholders, which may influence a vote on a proposed initial business combination and reduce the public “float” of the Colombier Class A Ordinary Shares.

The Sponsor or Colombier’s directors, officers, advisors or their affiliates may purchase Colombier Class A Ordinary Shares or the Public Warrants or a combination thereof in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. However, other than as expressly stated herein, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Colombier Class A Ordinary Shares or the Public Warrants in such transactions.

Such a purchase may include a contractual acknowledgement that such a shareholder, although still the record holder of Colombier Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor or Colombier’s directors, officers, advisors or their affiliates purchase Colombier Class A Ordinary Shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the initial business combination and thereby increase the likelihood of obtaining shareholder approval of the initial business combination. Any such purchases of the Colombier securities may result in the completion of the initial business combination that may not otherwise have been possible. Any such purchases will be reported pursuant to Section 13 and Section 16 of the Exchange Act to the extent such purchasers are subject to such reporting requirements.

In addition, if such purchases are made, the public “float” of Colombier Class A Ordinary Shares or the Public Warrants and the number of beneficial holders of Colombier’s securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of the Colombier securities on a national securities exchange.

Colombier shareholders who redeem their Colombier Class A Ordinary Shares may continue to hold any Public Warrants that they own, which will result in dilution to non-redeeming Colombier shareholders upon exercise of such Public Warrants.

Colombier shareholders who redeem their Colombier Class A Ordinary Shares may continue to hold any Public Warrants that they own at such time, which will result in additional dilution to non-redeeming holders upon exercise of such warrants. Assuming (a) all redeeming Colombier shareholders that acquired Colombier Units in the IPO continue to hold the Public Warrants that were included in such Colombier Units, and (b) maximum redemption of Colombier Class A Ordinary Shares held by the redeeming Colombier shareholders, 5,666,667 Public Warrants would be retained by redeeming Colombier shareholders. As a result, the redeeming Colombier shareholders would hold Public Warrants with an aggregate market value of approximately $3.9 million, assuming a closing price of $0.7011 as reported by the NYSE on March 14, 2025, while non-redeeming Colombier shareholders would suffer dilution in their percentage ownership of Pubco upon exercise of the Public Warrants held by redeeming Colombier shareholders.

You may only be able to exercise your Pubco Public Warrants on a “cashless basis” under certain circumstances, and if you do so, you will receive fewer shares of Pubco Common Stock from such exercise than if you were to exercise such Pubco Public Warrants for cash.

The Colombier Warrant Agreement provides that in the following circumstances holders of Warrants who seek to exercise their Warrants will not be permitted to do for cash and will, instead, be required to do so on a cashless basis in accordance with Section 3(a)(9) of the Securities Act: (i) if the shares of Pubco Common Stock issuable upon exercise of the Warrants are not registered under the Securities Act in accordance with the terms of the Colombier

Warrant Agreement; if Pubco has so elected and the shares of Pubco Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of “covered securities” under Section 18(b)(1) of the Securities Act; and (iii) if Pubco has so elected and Pubco calls the Warrants for redemption. If you exercise the Warrants on a cashless basis, you would pay the warrant exercise price by surrendering the Warrants for that number of Pubco Common Stock to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” of the Pubco Common Stock (as defined in the next sentence) over the exercise price of the Warrants by (y) the fair market value. The “fair market value” is the average reported closing price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is received by the warrant agent or on which the notice of redemption is sent to the holders of Warrants, as applicable. As a result, you would receive fewer shares of Pubco Common Stock from such exercise than if you were to exercise such Warrants for cash.

Pubco may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.

Pubco will have the ability to redeem all of the outstanding Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of shares of Pubco Common Stock and equity-linked securities for capital raising purposes in connection with the closing of the IPO) on each of 20 trading days within a 30 trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to proper notice of such redemption. Pubco will not redeem the Warrants unless an effective registration statement under the Securities Act covering the shares of Pubco Common Stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those shares of Pubco Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by Pubco, Pubco may exercise its redemption right even if Pubco is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force you to (i) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants or (iii) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of your Warrants.

Pubco may amend the terms of the Warrants in a manner that may be adverse to holders of the Pubco Public Warrants with the approval by the holders of at least a majority of the then outstanding Warrants. As a result, the exercise price of your Warrants could be increased, the exercise period could be shortened and the number of shares of Pubco Common Stock purchasable upon exercise of a Warrant could be decreased, all without your approval.

The Public Warrants were issued in registered form under the Colombier Warrant Agreement, and the Private Warrants were purchased by the Sponsor pursuant to an exemption to registration, and are governed by the terms of the Colombier Warrant Agreement, with the exception that such Private Warrants are subject to restriction. The Colombier Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding Warrants to make any change that adversely affects the interests of the registered holders of Warrants. Accordingly, Pubco may amend the terms of the Warrants in a manner adverse to a holder if holders of at least a majority of the then outstanding Warrants approve of such amendment. Although Pubco’s ability to amend the terms of the Warrants with the consent of at least a majority of the then outstanding Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, convert the Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Pubco Common Stock purchasable upon exercise of a Warrant.

The Colombier Warrant Agreement designates the courts of the State of New York located in the County of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Public Warrants, as applicable, which will limit the ability of Public Warrant holders to obtain a favorable judicial forum for disputes with Pubco.

The Colombier Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against Pubco arising out of or relating in any way to the Pubco Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York located in the County of New York or the

United States District Court for the Southern District of New York, (ii) in each case Pubco irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. Pubco will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the Colombier Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any Warrants, as applicable, will be deemed to have notice of and to have consented to the forum provisions in the Colombier Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the Colombier Warrant Agreement, as applicable, is filed in a court other than a court of the State of New York located in the County of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of Warrants, as applicable, such holder will be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions, and (y) having service of process made upon such Warrant holder in any such action brought in such court to enforce the forum provisions by service upon such Warrant holder’s counsel in the foreign action as agent for such Warrant holder.

This choice-of-forum provision may limit a Warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with Pubco, which may discourage such lawsuits. Warrant holders who are unable to bring their claims in the judicial forum of their choosing may be required to incur additional costs in pursuit of actions which are subject to Pubco’s choice-of-forum provisions. Alternatively, if a court were to find this provision of the Colombier Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, Pubco may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect Pubco’s business, financial condition and results of operations and result in a diversion of the time and resources of Pubco’s management and board of directors.

If Colombier requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If Colombier requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, Colombier will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until Colombier has returned their securities to them. The market price for Colombier’s shares may decline during this time and Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to the Current Charter, Colombier is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if Colombier requires Public Shareholders who wish to redeem their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for redemption. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain Colombier’s securities when they otherwise would not want to.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect Colombier’s business, including its ability to complete the Business Combination, and results of operations.

Colombier is subject to laws and regulations enacted by national, regional and local governments. In particular, Colombier is required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on Colombier’s business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on Colombier’s business, including its ability to complete the Business Combination, and results of operations.

The Business Combination may be subject to U.S. foreign investment regulations, which may impose conditions on or prevent the consummation of the Business Combination. Such conditions or limitations could also potentially make Class A Ordinary Shares less attractive to investors or cause Colombier’s future investments to be subject to U.S. foreign investment regulations.

Colombier’s Sponsor is Colombier Sponsor II LLC, a Delaware limited liability company. The Sponsor currently owns 4,250,000 shares of Colombier Class B Ordinary Shares, initially purchased by the Sponsor in the private placement occurring prior to the IPO, and 5,000,000 Private Warrants, that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO. Omeed Malik, Colombier’s Chief Executive Officer and the Chairman of Colombier’s board of directors and a U.S. citizen, is the sole managing member of the Sponsor. Other members of the Sponsor include certain officers and directors of Colombier and other third party investors, who are all U.S. citizens. The Sponsor is not controlled by any non-U.S. persons on a look-through basis. To the best of Colombier’s knowledge, the Sponsor does not have substantial ties or substantial interests with any non-U.S. persons. The Sponsor is expected to own approximately 13.5% of Pubco following the Business Combination, assuming that the other conditions and assumptions incorporated in the sections of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages” and “Unaudited Pro Forma Condensed Combined Financial Information” are also accurate as of the Closing Date.

Certain acquisitions or an initial business combination may be subject to review or approval by regulatory authorities pursuant to certain U.S. or foreign laws or regulations. In the event that such regulatory approval or clearance is not obtained, or the review process is extended beyond the period of time that would permit an initial business combination to be consummated with us, Colombier may not be able to consummate an initial business combination with such target. In addition, regulatory considerations may decrease the pool of potential target companies Colombier may be willing or able to consider.

Among other things, the U.S. Federal Communications Act prohibits foreign individuals, governments, and corporations from owning more than a specified percentage of the capital stock of a broadcast, common carrier, or aeronautical radio station licensee. In addition, U.S. law currently restricts foreign ownership of U.S. airlines. In the United States, certain mergers that may affect competition may require certain filings and review by the Department of Justice and the Federal Trade Commission, and investments or acquisitions that may affect national security are subject to review by the Committee on Foreign Investment in the United States (“CFIUS”). CFIUS is an interagency committee authorized to review certain transactions involving foreign investment in the United States by foreign persons in order to determine the effect of such transactions on the national security of the United States.

Outside the United States, laws or regulations may affect Colombier’s ability to consummate an initial business combination with potential target companies incorporated or having business operations in jurisdictions where national security considerations, involvement in regulated industries (including telecommunications), or in businesses where a country’s culture or heritage may be implicated.

U.S. and foreign regulators generally have the power to deny the ability of the parties to consummate a transaction or to condition approval of a transaction on specified terms and conditions, which may not be acceptable to Colombier or a target. In such event, Colombier may not be able to consummate a transaction with that potential target.

Colombier does not believe that the business combination with GrabAGun is subject to review by CFIUS. However, if Colombier does not complete the business combination with GrabAGun, the pool of other potential targets with whom Colombier could complete an initial business combination may be limited and Colombier may be adversely affected in competing with other special purpose acquisition companies that do not have similar ownership issues. Moreover, the process of government review, whether by CFIUS or otherwise, could be lengthy. Because Colombier has only a limited time to complete its initial business combination, Colombier’s failure to obtain any required approvals within the requisite time period may require Colombier to liquidate. If Colombier liquidates, Colombier’s public shareholders may only receive a pro rata amount of the funds in Colombier’s trust account, and Colombier’s warrants will expire worthless. This will also cause you to lose any potential investment opportunity in a target company and the chance of realizing future gains on your investment through any price appreciation in Pubco.

Changes in international trade policies, tariffs and treaties affecting imports and exports may have a material adverse effect on the performance or business prospects of Pubco after the Business Combination.

There have recently been significant changes to international trade policies and tariffs affecting imports and exports. Any significant increases in tariffs on goods or materials or other changes in trade policy could negatively affect our ability to complete the Business Combination.

Recently, the U.S. has implemented a range of new tariffs and increases to existing tariffs. In response to the “tariffs announced by the U.S., other countries have imposed, are considering imposing, and may in the future impose new or increased tariffs on certain exports from the United States. There is currently significant uncertainty about the future relationship between the United States and other countries with respect to trade policies, taxes, government regulations and tariffs. and we cannot predict whether, and to what extent, current tariffs will continue or trade policies will change in the future.

Tariffs, or the threat of tariffs or increased tariffs, could have a significant negative impact on certain businesses, including GrabAGun (either due to domestic businesses’ reliance on imported goods or dependence on access to foreign markets, or foreign businesses’ reliance on sales into the United States). These tariffs and threats of tariffs and other potential trade policy changes could negatively affect the attractiveness of the Business Combination with GrabAGun or lead to material adverse effects on Pubco following the Business Combination. Among other things, to the extent that GrabAGun’s business is affected by trade policies and/or tariffs, historical financial performance of GrabAGun may not provide useful guidance as to the future performance of GrabAGun, because future financial performance of GrabAGun may be materially affected by new U.S. tariffs or foreign retaliatory tariffs, or other changes to trade policies. We have entered into the Merger Agreement with GrabAGun, and the business prospects of a GrabAGun could change prior to the consummation of the Business Combination pursuant to the Merger Agreement, as a result of tariffs or the threat of tariffs that may have a material impact on GrabAGun’s business, and it may be costly or impractical for us to terminate the Merger Agreement.

We may not be able to adequately address the risks presented by these tariffs or other potential trade policy changes. As a result, we may deem it costly, impractical or risky to complete the Business Combination with GrabAGun. If we complete the Business Combination with GrabAGun, Pubco’s operations and financial results could be adversely affected following the Business Combination as a result of tariffs or changes to trade policies, which may cause the market value of the securities of Pubco to decline.

Risks Related to Ownership of Pubco Common Stock

An active market for Pubco’s securities may not develop, which would adversely affect the liquidity and price of Pubco’s securities.

The price of Pubco’s securities may vary significantly due to factors specific to Pubco, as well as to general market or economic conditions. Further, an active trading market for Pubco’s securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

There can be no assurance that the shares of Pubco Common Stock that will be issued in connection with the Business Combination will be approved for listing on the NYSE following the Closing, or that Pubco after the Closing will be able to comply with the continued listing rules of the NYSE.

In connection with the Business Combination and as a condition to Colombier’s and GrabAGun’s obligations to complete the Business Combination, Pubco will be required to demonstrate compliance with the NYSE’s initial listing requirements. In addition to the listing requirements for Pubco’s common stock, the NYSE imposes listing standards on warrants. Colombier cannot assure you that Pubco will be able to meet those initial listing requirements, in which case neither party will be obligated to complete the Business Combination.

In order to continue the listing of its securities on the NYSE, Colombier prior to the Business Combination, and Pubco following the consummation of the Business Combination, must maintain certain financial, share price and distribution levels. Generally, a listed company must maintain a minimum market capitalization (generally $50,000,000) and a minimum number of holders of its securities (currently 300 public holders). Even if Pubco’s common stock and warrants are approved for listing on the NYSE, Pubco may not meet the NYSE continued listing requirements following the Business Combination.

If the NYSE delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that Pubco’s common stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities;

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The continued eligibility for listing of Pubco’s securities may depend on, among other things, the number of Colombier Class A Ordinary Shares that are redeemed.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because Colombier’s units, ordinary shares and warrants are listed on the NYSE, Colombier’s units, ordinary shares and warrants qualify as covered securities under the statute. Although the states are preempted from regulating the sale of Colombier’s securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While Colombier is not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the State of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if Colombier was no longer listed on the NYSE, Colombier’s securities would not qualify as covered securities under the statute and Colombier would be subject to regulation in each state in which Colombier offers its securities.

The market price of Pubco’s common stock may decline as a result of the Business Combination.

The market price of Pubco’s common stock may decline as a result of the Business Combination for a number of reasons, including if:

•        investors react negatively to the prospects of Pubco’s business and the prospects of the Business Combination;

•        the effect of the Business Combination on Pubco’s business and prospects is not consistent with the expectations of financial or industry analysts; or

•        Pubco does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

Pubco’s stock price may change significantly following the Business Combination and you could lose all or part of your investment as a result.

The trading price of Pubco Common Stock is likely to be volatile. The stock market recently has experienced extreme volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your shares of Pubco Common Stock at an attractive price due to a number of factors such as those listed in “— Risks Related to GrabAGun” and the following:

•        results of operations that vary from the expectations of securities analysts and investors;

•        results of operations that vary from those of Pubco’s competitors;

•        changes in expectations as to Pubco’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

•        declines in the market prices of stocks generally;

•        strategic actions by Pubco or its competitors;

•        announcements by Pubco or its competitors of significant contracts, acquisitions, joint ventures, other strategic relationships or capital commitments;

•        any significant change in Pubco’s management;

•        changes in general economic or market conditions or trends in Pubco’s industry or markets;

•        changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to Pubco’s business;

•        future sales of Pubco Common Stock or other securities;

•        investor perceptions of the investment opportunity associated with Pubco Common Stock relative to other investment alternatives;

•        the public’s response to press releases or other public announcements by Pubco or third parties, including Pubco’s filings with the SEC;

•        litigation involving Pubco, Pubco’s industry, or both, or investigations by regulators into the Pubco Board, Pubco’s operations or those of Pubco’s competitors;

•        guidance, if any, that Pubco provides to the public, any changes in this guidance or Pubco’s failure to meet this guidance;

•        the development and sustainability of an active trading market for Pubco Common Stock;

•        actions by institutional or activist shareholders;

•        changes in accounting standards, policies, guidelines, interpretations or principles; and

•        other events or factors, including those resulting from pandemics, natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of Pubco Common Stock, regardless of Pubco’s actual operating performance. In addition, price volatility may be greater if the public float and trading volume of Pubco Common Stock is low.

In the past, following periods of market volatility, shareholders have instituted securities class action litigation. If Pubco was involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from Pubco’s business regardless of the outcome of such litigation.

Because there are no current plans to pay cash dividends on Pubco Common Stock for the foreseeable future, you may not receive any return on investment unless you sell your Pubco Common Stock at a price greater than what you paid for it.

Pubco intends to retain future earnings, if any, for future operations, expansion and debt repayment and there are no current plans to pay any cash dividends for the foreseeable future. The declaration, amount and payment of any future dividends on shares of Pubco Common Stock will be at the sole discretion of the Pubco Board. The Pubco Board may take into account general and economic conditions, Pubco’s financial condition and results of operations, Pubco’s available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions, implications of the payment of dividends by Pubco to its shareholders or by its subsidiaries to it and such other factors as the Pubco Board may deem relevant. As a result, you may not receive any return on an investment in Pubco Common Stock unless you sell your Pubco Common Stock for a price greater than that which you paid for it.

Pubco shareholders may experience dilution in the future.

The percentage of shares of Pubco Common Stock owned by current shareholders may be diluted in the future because of equity issuances for acquisitions, capital market transactions or otherwise, including, without limitation, equity awards that Pubco may grant to its directors, officers and employees, or the exercise of Pubco warrants. Such issuances may have a dilutive effect on Pubco’s earnings per share, which could adversely affect the market price of Pubco Common Stock.

If securities or industry analysts do not publish research or reports about Pubco’s business, if they change their recommendations regarding Pubco Common Stock or if Pubco’s operating results do not meet their expectations, Pubco Common Stock price and trading volume could decline.

The trading market for Pubco Common Stock will depend in part on the research and reports that securities or industry analysts publish about Pubco or its businesses. If no securities or industry analysts commence coverage of Pubco, the trading price for Pubco Common Stock could be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover Pubco downgrade its securities or publish unfavorable research about its businesses, or if Pubco’s operating results do not meet analyst expectations, the trading price of Pubco Common Stock would likely decline. If one or more of these analysts cease coverage of Pubco or fail to publish reports on Pubco regularly, demand for Pubco Common Stock could decrease, which might cause Pubco Common Stock price and trading volume to decline.

Pubco will issue shares of Common Stock as consideration for the Business Combination, which will result in immediate dilution to Colombier shareholders, and may issue additional shares or other equity or equity-linked securities without approval of its shareholders, which would dilute existing ownership interests and may depress the market price of shares of Pubco Common Stock.

Upon consummation of the Business Combination (assuming, among other things, that no Public Shareholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Share Calculations and Ownership Percentages”), (i) the Public Shareholders are expected to own approximately 53.9% of the outstanding shares of Pubco Common Stock, (ii) the Sponsor is expected to own approximately 13.5% of the outstanding shares of Pubco Common Stock, (iii) the GrabAGun Members are expected to own approximately 31.7% of the shares of Pubco Common Stock, and (iv) the GrabAGun Consultant is expected to own approximately 0.9% of the shares of Pubco Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Shareholders redeem Public Shares prior to or in connection with the Business Combination, and (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, but exclude the potential dilutive effect of Pubco warrants to be issued at Closing to former holders of Colombier Public Warrants and Colombier Private Warrants (and the shares of Pubco Common Stock issuable upon exercise of such warrants) and excluding, also, any post-Closing equity awards under the Incentive Plan. If actual facts are different from these assumptions, which they are likely to be, the percentage ownership retained by the Colombier shareholders and GrabAGun Members and the GrabAGun Consultant in Pubco, and associated voting power, will be different.

Holders of Public Shares prior to Closing that elect to redeem their Public Shares may continue to hold any Public Warrants that they owned prior to redemption, the exercise of which would result in additional dilution to non-redeeming Colombier shareholders, and exercise of outstanding Private Warrants would also result in additional dilution to non-redeeming Colombier shareholders. Additionally, although no such transactions are currently anticipated, Colombier or Pubco may, prior to the Closing, offer or sell additional securities in connection with a PIPE or other financing transaction, the issuance of which would dilute ownership interests to Public Shareholders that do not redeem Public Shares in connection with the Business Combination.

Additionally, the terms of the Merger Agreement contemplate the adoption, effective at Closing, subject to approval by the Colombier shareholders at the Colombier Extraordinary General Meeting, of the Incentive Plan, pursuant to which Pubco may make grants or issue equity or equity-linked securities after the Closing in accordance with the terms of such plan from reserves of shares Pubco Common Stock to be established for such purpose.

The potential issuance of shares, or the vesting and settlement or exercise of equity-linked securities issued or granted under the Incentive Plan would also result in additional dilution to non-redeeming Colombier shareholders. The dilutive effects of the exercise of Public Warrants and Private Warrants at various redemptions levels is illustrated in the table set forth below.

In addition to the foregoing potential sources of dilution to non-redeeming Public Shareholders, after the Closing, Pubco may require capital investment to support its business, and Pubco may issue additional shares of Common Stock or other equity or convertible debt securities of equal or senior rank in the future without approval of the holders of Pubco stock in certain circumstances, all of which may result in additional dilution to non-redeeming Public Shareholders.

The percentage of the outstanding shares and voting power of Pubco Common Stock that will be owned by Public Shareholders after the Closing will vary based, among other things, on the number of Public Shares redeemed in connection with the Business Combination and the issuance by Colombier or Pubco of additional equity or equity-based securities prior to, at or after the Closing. Certain dilutive effects on non-redeeming Colombier shareholders across various redemption scenarios are shown in the table set forth below, though, as described herein, there may be other sources of dilution that impact ownership and voting control of Public Shareholders after the Business Combination is consummated.

The following table illustrates varying beneficial ownership levels in Pubco immediately following the Business Combination, incorporating the assumptions described below and in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, and the Contractual Maximum Redemptions Scenario assumptions with regard to redemptions by Public Shareholders, as further described below:

The following table illustrates varying ownership levels of Pubco immediately following the Business Combination:

Equity Capitalization Summary	Scenario 1 Assuming No Redemptions		Scenario 2 25% of Contractual Maximum Redemptions
	Shares	%	Shares	%
GrabAGun Members	10,000,000	31.7%	10,000,000	34.1%
Colombier Public Shareholders	17,000,000	53.9%	14,782,019	50.4%
Sponsor	4,250,000	13.5%	4,250,000	14.5%
GrabAGun Consultant	300,000	0.9%	300,000	1.0%
Total Pubco Common Stock	31,550,000	100.0%	29,332,019	100.0%
Equity Capitalization Summary	Scenario 3 50% of Contractual Maximum Redemptions		Scenario 4 Assuming Contractual Maximum Redemptions
	Shares	%	Shares	%
GrabAGun Members	10,000,000	36.9%	10,000,000	44.1%
Colombier Public Shareholders	12,564,038	46.3%	8,128,076	35.8%
Sponsor	4,250,000	15.7%	4,250,000	18.8%
GrabAGun Consultant	300,000	1.1%	300,000	1.3%
Total Pubco Common Stock	27,114,038	100.0%	22,678,076	100.0%

The numbers of shares and percentage interests set forth above reflect different redemption scenarios as set forth below.

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming 25% of Contractual Maximum Redemptions:    In addition to the assumptions in the “No Redemptions” scenario, this presentation assumes that the Public Shareholders holding approximately 13.0% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 25% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 2,217,981 Public Shares are redeemed for an aggregate Redemption Payment of approximately $23.4 million.

•        Assuming 50% of Contractual Maximum Redemptions:    In addition to the assumptions in the “No Redemptions” scenario, this presentation incorporates all of the assumptions in the “Contractual Maximum Redemptions Scenario” described below and assumes that the Public Shareholders holding approximately 26.1% of the Public Shares exercise redemption rights with respect to their Public Shares, which is approximately 50% of the Public Shares assumed to be redeemed under the contractual maximum redemption scenario. This scenario assumes that 4,435,962 Public Shares are redeemed for an aggregate Redemption Payment of approximately $46.8 million.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes there are no redemptions of Public Shares prior to the Business Combination’s consummation and that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition set forth in the Merger Agreement, a condition to the Closing would not be met and the Business Combination may not be consummated.

The foregoing table does not reflect the impact of any other equity issuances on the beneficial ownership levels of Pubco, such as:

•        grants of equity under the Incentive Plan or any other Pubco equity incentive plans that may be made in the future; or

•        any private investment in public equity or any other dilutive financing sources, as none of Colombier, GrabAGun or Pubco has any commitments any such financing transaction commitments as this time, in connection with the Business Combination or otherwise and does not currently anticipate having any such transactions or commitments prior to the Closing.

The issuance of additional shares of Common Stock or other equity or convertible debt securities by Colombier prior to the Closing or Pubco after the Closing would have the following effects: (i) Colombier’s existing shareholders’ proportionate ownership interest in Pubco may decrease relative to such holders’ ownership percentage if no such dilutive issuances occur; (ii) the amount of cash available per share, including for payment of dividends in the future, may decrease; (iii) the relative voting power of shares of Pubco Common Stock held by non-redeeming Public Shareholders may be diminished; (iv) the market price of shares of Pubco Common Stock may decline; and (v) as a result of having a minority (or diminished) ownership and voting position, Public Shareholders’ ability to influence management of Pubco may be reduced relative to Public Shareholders’ influence over Colombier management currently.

Future sales, or the perception of future sales, by Pubco or its shareholders in the public market following the Business Combination could cause the market price for Pubco Common Stock to decline.

The sale of shares of Pubco Common Stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of Pubco Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for Pubco to sell equity securities in the future at a time and at a price that it deems appropriate.

Upon consummation of the Business Combination, it is currently expected that Pubco will have a total of 31,550,000 shares of Pubco Common Stock outstanding (i) assuming that there are no redemptions of any shares by Colombier’s public shareholders in connection with the Business Combination, and (ii) without giving effect to any awards that may be issued under the Incentive Plan. All shares currently held by Colombier Public Shareholders and all of the shares issued in the Business Combination to GrabAGun Members will be freely tradable without registration under the Securities Act, and without restriction by persons other than Pubco’s “affiliates” (as defined under Rule 144 under the Securities Act, (“Rule 144”)), including Pubco’s directors, executive officers and other affiliates.

Simultaneously with the execution and delivery of the Merger Agreement, the members of GrabAGun, who are expected to collectively own approximately 31.7% of the shares of Pubco Common Stock outstanding following the Business Combination (based on the above assumptions and holdings of GrabAGun Interests), agreed with Colombier pursuant to the Lock-Up Agreements, subject to certain exceptions, not to dispose of or hedge any of their shares of Pubco Common Stock or securities convertible into or exchangeable for shares of Pubco Common Stock during the period from the date of the Closing and ending six months after such date. See “The Business Combination Proposal — Certain Related Agreements — Lock-Up Agreements.”

In addition, the shares of Pubco Common Stock reserved for future issuance under the Incentive Plan will become eligible for sale in the public market once those shares are issued, subject to any applicable vesting requirements, lock-up agreements and other restrictions imposed by law. A total number of shares representing 12% of the outstanding shares of Pubco Common Stock immediately following consummation of the Business Combination are expected to be reserved for future issuance under the Incentive Plan. Pubco is expected to file one or more registration statements on Form S-8 under the Securities Act to register shares of Pubco Common Stock or securities convertible into or exchangeable for shares of Pubco Common Stock issued pursuant to the Incentive Plan. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market.

In the future, Pubco may also issue its securities in connection with investments or acquisitions. The amount of shares of Pubco Common Stock issued in connection with an investment or acquisition could constitute a material portion of the then-outstanding shares of Pubco Common Stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to Pubco shareholders.

Colombier currently is, and Pubco will be, an “emerging growth company” and a “smaller reporting company” within the meaning of the Securities Act, and if Pubco takes advantage of certain exemptions from disclosure requirements available to emerging growth companies and smaller reporting companies, this could make Colombier’s securities less attractive to investors and may make it more difficult to compare Colombier’s performance with other public companies.

Colombier is currently and, following the consummation of the Merger, Pubco will be, an “emerging growth company” and “smaller reporting company” within the meaning of the Securities Act, as modified by the JOBS Act. Pubco may continue to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies or smaller reporting companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, Pubco shareholders may not have access to certain information they may deem important. Colombier cannot predict whether investors will find securities issued by Pubco less attractive because Pubco will rely on these exemptions. If some investors find those securities less attractive as a result of its reliance on these exemptions, the trading prices of Pubco’s securities may be lower than they otherwise would be, there may be a less active trading market for Pubco’s securities and the trading prices of Pubco’s securities may be more volatile.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. Colombier has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earliest of: (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement, (ii) the last day of the fiscal year in which Pubco has total annual gross revenue of at least $1.235 billion; (iii) the last day of the fiscal year in which Pubco is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the worldwide market value of Pubco Common Stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year; or (iv) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Pubco Common Stock and equity-linked securities for capital raising purposes in connection with the closing of the initial business combination) on each of 20 trading days within a 30 trading-day period ending on the third trading day prior to the date Pubco sends the notice of redemption to the warrant holders. If and when the Public Warrants become redeemable by Pubco, Pubco may exercise its redemption right if there is a current registration statement in effect with respect to the shares of Pubco Common Stock underlying such warrants. Redemption of the outstanding Public Warrants could force you to: (i) exercise your warrants and pay the related exercise price at a time when it may be disadvantageous for you to do so; (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants; or (iii) accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by Pubco for cash so long as they are held by the Sponsor or its permitted transferees.

In the event Pubco determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in our warrant agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. The closing price for the Colombier Class A Ordinary Shares as of March 14, 2025 was $10.58 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Risks Related to the Redemption

There is no guarantee that a Colombier public shareholder’s decision whether to redeem its Colombier Ordinary Shares for a pro rata portion of the Trust Account will put such shareholder in a better future economic position.

Colombier cannot assure you as to the price at which a public shareholder may be able to sell the shares of Pubco Common Stock in the future following the completion of the Business Combination. Certain events following the consummation of any business combination, including the Merger, may cause an increase in Pubco share price, and may result in a lower value realized now than a Colombier shareholder might realize in the future had the shareholder not elected to redeem such shareholder’s Public Shares. Similarly, if a Public Shareholder does not redeem such shareholder’s shares, such shareholder will bear the risk of ownership of Pubco Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell such shareholder’s shares of Pubco Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult such shareholder’s own tax or financial advisor for assistance on how this may affect its individual situation.

If Public Shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Colombier intends to comply with the U.S. federal proxy rules in conducting redemptions in connection with the Business Combination. However, despite Colombier’s compliance with these rules, if a Colombier shareholder fails to receive Colombier’s proxy materials, such shareholder may not become aware of the opportunity to redeem its Colombier Ordinary Shares. In addition, this proxy statement/prospectus provides the various procedures that must be complied with in order to validly tender or redeem Public Shares. In the event that a Public Shareholder fails to comply with these or any other procedures, its Public Shares may not be redeemed.

In order to exercise their redemption rights, public shareholders are required to deliver their Public Shares, either physically or electronically using Continental Stock Transfer & Trust Company’s DWAC System, to Colombier’s transfer agent prior to the vote at the Colombier Extraordinary General Meeting. If a public shareholder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, Colombier will redeem these Public Shares for a pro rata portion of the funds deposited in the Trust Account and the public shareholder will no longer own such Public Shares following the Merger. See the section entitled “Colombier Extraordinary General Meeting of Shareholders — Redemption Rights” for additional information on how to exercise your redemption rights.

If you or a “group” of Colombier shareholders of which you are a part is deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, or all of the members of such group in the aggregate) will lose the ability to redeem all such Public Shares in excess of 15% of the Public Shares.

A public shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming in the aggregate such shareholder’s Public Shares or, if part of such a group, the group’s Public Shares, in excess of 15% of the Public Shares, without the prior consent of Colombier. However, Colombier shareholders’ ability to vote all of their Public Shares (including such excess shares) for or against the Business Combination Proposal is not restricted by this limitation on redemptions. Your inability to redeem any such excess Public Shares could result in you suffering a material loss on your investment in Colombier if you sell such excess Public Shares in open market transactions. Colombier cannot assure you that the value of such excess Public Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per share redemption price.

Risks Related to GrabAGun

Unless the context otherwise requires, references in this section under the heading “Risks Related to GrabAGun” to “we,” “us” or “our” refer to GrabAGun.

Business and Operational Risks

Our business depends on our vendor partner relationships, the availability of their products and the terms of the agreements governing those relationships, and if we lose those relationships, our product offerings would be limited and less desirable to our customers.

All of the firearms, ammunition and related accessories offered on our eCommerce platform are supplied by wholesale distributors and original manufacturers (referred to as our “vendor partners”). Although we have long-established relationships with many of our vendor partners, we generally do not maintain long-term contracts with them, as is typical in the markets in which we compete, although we may do so from time to time. Instead, purchases from our vendor partners are generally made by means of standard purchase orders that specify only prices and quantities for the products purchased and payment terms, with no additional material terms or conditions. As of [FILING DATE], 2025, GrabAGun does not have any “material contracts” (as defined in Item 601(b)(10) of Regulation S-K) with any firearms manufacturers or distributors. A reduction in vendor partner programs or our failure to timely react to changes in vendor partner programs could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount or a change in the terms of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our ability to sell some or all of their products or change the terms and conditions that apply to our purchases of their products. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through distributors and resellers, they will not limit or curtail the availability of their products to eCommerce retailers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

We purchase the firearms and ammunition products offered on our website directly from both wholesale distributors and original manufacturers. For the year ended December 31, 2024, we purchased approximately 97% of the products we sold from wholesale distributors and the remaining 3% directly from firearms manufacturers, measured by product cost. Although we purchase from a diverse vendor base, in 2024, the products we purchased from wholesale distributors Sports South, LLC, Big Rock Sports, LLC and Bill Hicks & Co, Ltd. (our three largest wholesale distributor partners during calendar year 2024 by product cost), represented approximately 26%, 13% and 10%, respectively, of total purchases during 2024 by product cost. In addition, sales of products manufactured by Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, whether purchased directly from these manufacturers or from a wholesale distributor, represented approximately 8%, 8%, 5% and 3%, respectively, of our 2024 sales. The loss of, or change in business relationships with, any of these or any other key vendor partners, or the diminished availability of their products, including due to backlogs for their products, could reduce the supply and impact the cost of products we sell and negatively impact our competitive position.

Further, the sale, spin-off or combination of any of our key vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, or our inability to develop relationships with new and emerging vendors and vendors that we have not historically represented in the marketplace, could have an adverse impact on our business, results of operations or cash flows.

Our sales are dependent on continued innovations in the firearms and ammunition offerings by our vendor partners, the competitiveness of their offerings and our ability to partner with new and emerging firearms and ammunition makers.

The firearms and ammunition industry is characterized by rapid innovation and the frequent introduction of new and enhanced firearm, ammunition and related accessories, as well as non-firearms products that appeal to outdoor enthusiasts. We have been and will continue to be dependent on innovations in these products, as well as the acceptance of those innovations by customers. Also, customers may delay spending while they evaluate new firearms-related products. A decrease in the rate of innovation, a lack of acceptance of innovations by our customers or delays in spending by our customers could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to anticipate and expand our capabilities to keep pace with changes in new firearms, ammunition and related accessories, for example by providing the appropriate training to our sales personnel to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We may be unable to offer firearms products from certain vendors that sell exclusively through authorized dealers. We may also be limited from selling certain vendors’ products to the extent our vendor partners do not carry their products or are restricted from selling their products to us because the vendors’ policies do not permit sales of their products to eCommerce retailers like us. Because of this, we are dependent upon our vendor partners for the development and marketing of firearms, ammunition and related accessories to compete effectively with the firearms, ammunition and related accessories of vendors whose products we do not currently offer or that we are unable to offer on our eCommerce platform. To the extent that a vendor’s offering that is in high demand is not available to us for resale on our platform, and there is not a competitive offering from another vendor that is available to us, or if we are unable to develop relationships with new vendors that we have not historically worked with, our business, results of operations or cash flows could be adversely impacted.

We sell products that create exposure to potential product liability, warranty liability or personal injury claims and litigation.

The products sold on our eCommerce platform are used in activities and situations that may involve risk of personal injury and death. Any improper or illegal use by customers of firearms or ammunition sold on our eCommerce platform could potentially expose us to product liability, warranty liability and personal injury claims and litigation relating to the use or misuse of products sold on our website, including allegations of a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, any such claims could have a material adverse effect on our reputation, business, operating results and financial condition. Defects in products sold on our platform may also result in a loss of sales, recall expenses, delay in market acceptance and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage or may not be covered by our insurance policies. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

We may also incur losses due to lawsuits, including potential class action suits, relating to our policies on the sale of firearms and ammunition, our performance of background checks on firearms and ammunition purchases and compliance with other sales laws and regulations as mandated by state and federal laws, including lawsuits by municipalities or other organizations attempting to recover costs from retailers of firearms and ammunition.

Gun violence prevention and legislative advocacy organizations that oppose sales of firearms and ammunition could inhibit sales of our products.

Gun violence prevention and legislative advocacy organizations have in the past opposed sales of assault-style weapons and high-capacity ammunition by pressing for legislation in these areas and by engaging in public demonstrations and media campaigns. There can be no assurance that such organizations will not target us and the sale of our products, which could possibly require us to significantly change or discontinue a particular product line. In addition, certain major retailers, such as Dick’s Sporting Goods and Walmart, are no longer selling firearms and ammunition in any of their stores, and Amazon has prohibited the sale of firearms and ammunition on its site, reflecting how the pressure on retailers by these gun control organizations has impacted the industry.

Substantial competition could reduce our market share and significantly harm our financial performance.

We compete with many retail formats, including traditional brick and mortar sporting goods and specialty gun stores, pawn shops and gun shows, and other online retailers, who sell directly to customers. We expect the competitive landscape to continue to evolve as new firearm and ammunition products and business models emerge. Our continued competitiveness depends upon our ability to anticipate and evolve at pace and scale with new firearms and ammunition products and technologies through strategic and timely investments in innovation, expansion of offerings and the capabilities necessary to implement them.

While innovation can help our business as it creates new offerings for us to sell, it can also disrupt our business model and create new and stronger competitors. For instance, some of our firearms and ammunition vendor partners sell, and could intensify their efforts to sell, their products online directly to our customers. Moreover, traditional firearms and ammunition manufacturers have increased their omni-channel capabilities through mergers and acquisitions with retailers, which could potentially increase competition in the market to provide products to customers. If we are unable to effectively respond to the evolving competitive landscape or respond in a manner that is less effective than that of our competitors, our business, results of operations or cash flows could be adversely impacted.

We focus on providing high quality customer service to gain new customers and retain existing customers. To the extent we face increased competition to gain and retain customers, we may be required to reduce prices, increase advertising expenditures or take other actions which could adversely affect our business, results of operations or cash flows. Additionally, some of our competitors may reduce their prices in an attempt to stimulate sales, which may require us to reduce prices. This would require us to sell a greater number of products to achieve the same level of net sales and gross profit. If such a reduction in prices occurs and we are unable to attract new customers and sell increased quantities of products, our sales growth and profitability could be adversely affected.

If we are unable to maintain and expand our network of Federal Firearms License (“FFL”) holders, whether as a result of competition or other factors, our business and financial results could be adversely affected.

Our business model relies on a network of FFL holders to facilitate the final transfer of firearms to our customers, and the breadth and reliability of this network is a critical component of our value proposition.

FFL holders in our network vary widely in their core business models. Some operate solely to conduct transfers, while others, such as hardware stores or pawn shops, provide FFL services as a complement to unrelated primary businesses. Still other FFL holders in our network are full-scale brick-and-mortar retailers or online firearms retailers that also have physical locations where they offer FFL services, whose core operations may compete more directly with ours. While certain retail-focused FFLs may view our platform as a competitor, we believe that many choose to remain in our network despite these concerns because it provides revenue from background check processing and opportunities to engage with customers within their target demographic. Although some FFLs have exited the network due to competitive considerations, such instances have been rare and, to date, have not had a material adverse impact on the size or performance of our FFL network. However, a significant reduction in the number of participating FFL holders, whether due to dissatisfaction with our pricing model, increased competition, or other factors, could materially disrupt our operations, diminish the convenience and geographic reach of our platform, and adversely impact our revenue. We also face competitive risks from other eCommerce firearm retailers with their own FFL networks. We do not currently pay fees or other incentives to FFL holders. Should a competing platform offer incentives to FFL holders, we could be forced to offer similar incentives, thereby increasing our costs, or risk losing FFL participation, either of which could adversely affect our business.

GrabAGun’s growth to date may not be sustainable or indicative of future performance.

Our growth has placed and is expected to continue to place significant demands on our management, financial, operational, technological and other resources. The growth and expansion of our business depends on a number of factors, including our ability to:

•        increase awareness of our brand and successfully compete with other companies that compete against us;

•        continue to innovate and introduce new product offerings;

•        maintain and improve our website;

•        identify and maintain key manufacturer and wholesale distributor relationships; and

•        expand the number of consumers using our website.

The growth and expansion of our business will place significant demands on our management, technology and operations teams and require significant additional resources, financial and otherwise, to meet our needs, which may not be available in a cost-effective manner, or at all. We expect to expend substantial resources on:

•        sales and marketing efforts;

•        development and/or acquisition, distribution, marketing and sales efforts;

•        website maintenance; and

•        general administration, including increased finance, legal, compliance and accounting expenses associated with being a public company.

Our investments may not result in the growth of our business. Even if these investments do result in the growth of our business, if we do not effectively manage our growth, we may not be able to successfully execute on our business plan, respond to competitive pressures, take advantage of market opportunities, satisfy the expectations of consumers or maintain high-quality product offerings, any of which could adversely affect our business, financial condition, results of operations and prospects. You should not rely on our historical rate of growth as an indication of our future performance or the rate of growth we may experience going forward or with respect to any new products we may introduce.

In addition, to support continued growth, we must effectively integrate, develop and motivate existing and new employees while maintaining our corporate culture. We face significant competition for personnel. To attract top talent, we will need to offer competitive compensation and benefits packages. We may also need to increase our employee compensation levels to remain competitive in attracting and retaining talented employees. In addition, we may face challenges in attracting employees whose values align with our own. The risks associated with a rapidly growing workforce may be particularly acute as we expand into new markets. Additionally, we may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs or successfully integrate new hires, our efficiency, ability to meet forecasts and employee morale, productivity and retention could suffer, which could have an adverse effect on our business, financial condition, results of operations and prospects.

We will also be required to manage numerous relationships with various businesses, suppliers and vendors, service providers and other third parties. Further growth of our operations, information technology systems or internal controls and procedures may not be adequate to support our operations. If we are unable to manage the growth of our organization effectively, our business, financial condition, results of operations and prospects may be materially adversely affected.

We are exposed to inventory risks, which could result in our products becoming obsolete or no longer in demand.

We are exposed to inventory risks as a result of evolving customer tastes, rapid industry standards and other changes that affect the market and pricing for the products we sell. In addition to drop-ship arrangements with many of our manufacturers and wholesale distributors, we seek to minimize our inventory exposure through a variety of inventory management procedures and policies, as well as vendor price protection and product return programs. However, if we were unable to maintain our inventory management model, if there were unforeseen product developments that created more rapid obsolescence or if our vendor partners were to change their terms and conditions, our inventory risks could increase. We also from time to time take advantage of cost savings associated with certain opportunistic bulk inventory purchases offered by our vendor partners or we may decide to carry high inventory levels of certain products that have limited or no return privileges due to customer demand or request or to manage supply chain interruptions.

If we purchase inventory in anticipation of customer demand that does not materialize, or if customers reduce, delay or decommit from orders, and if we were unable to return the inventory to a vendor partner, we would be exposed to an increased risk of inventory obsolescence.

We may in the future make selective acquisitions and such acquisitions could disrupt our operations and may have an adverse effect on our financial results.

We may in the future pursue transactions, including selective strategic acquisitions, in an effort to extend or complement our existing business. These types of transactions involve numerous business risks, including finding suitable transaction partners and negotiating terms that are acceptable to us, the diversion of management’s attention from other business priorities, extending our product offerings into areas in which we have limited experience, entering into new geographic markets, an acquisition target’s differing or inadequate cybersecurity and data protection controls, the potential loss of key employees or business relationships and successfully integrating acquired businesses. There can be no assurance that the intended benefits of our acquisitions will be realized, or that those benefits will offset these numerous risks or other unforeseen factors, any of which could adversely affect our business, results of operations or cash flows.

In addition, our financial results could be adversely affected by financial adjustments required by US GAAP in connection with these types of transactions where significant goodwill or intangible assets are recorded. To the extent the value of goodwill or identifiable intangible assets becomes impaired, we may be required to incur material charges relating to the impairment of those assets.

The success of our business depends on the continuing development, maintenance and operation of our information technology systems.

Our success is dependent on the accuracy, proper utilization and continuing operation, maintenance and development of our information technology systems, including our business systems, such as our sales, customer management, financial and accounting, marketing, purchasing, warehouse management, eCommerce and mobile systems, as well as our operational platform, including voice and data networks and power systems. The quality and our utilization of the information generated by our information technology systems, and our success in implementing new systems and upgrades, could adversely affect, among other things, our ability to:

•        conduct business with our customers, including delivering products to them;

•        effectuate comprehensive and reliable data collection, maintenance and governance;

•        manage our inventory, accounts receivable and accounts payable;

•        support planned growth in our product offerings and continued evolution of the business;

•        purchase, sell, ship and invoice our firearms and ammunition products efficiently and on a timely basis; and

•        maintain our cost-efficient operating model while scaling our business.

Our information technology systems are inherently exposed to varied technological threats beyond our control. While we have taken steps to protect our information technology systems from a variety of threats, both internal and external, and from human error, there can be no guarantee that those steps will be effective. Further, although we have redundant systems at a separate location to back up our primary systems, there can be no assurance that these redundant systems will operate properly if and when required. Moreover, software vulnerabilities within the third-party information technology systems we use are discovered and reported on nearly a daily basis. When made public or otherwise known to us, we attempt to remediate or mitigate these vulnerabilities following guidance provided by the software vendor, and/or appropriate authorities, and before the vulnerability is successfully used in a cyberattack against our systems. If and when cyberattacks target and successfully exploit these vulnerabilities, we take steps designed to contain and limit the impact on our business. Any disruption to or infiltration of our information technology systems could significantly harm our reputation, business and results of operations due to failure to comply with customer, partner, legal or regulatory obligations.

We maintain and periodically upgrade many of our information technology systems, some of which are complex, costly and time-consuming. If our information technology systems are not properly maintained or enhanced, the attention of our coworkers could be diverted and our ability to provide the level of service our customers demand could be constrained for some time. Further, new information technology systems and updates to existing information technology systems may not properly integrate with other information technology systems. Also, once implemented, the new information technology systems, updates to existing information technology systems and related technology may not provide the intended efficiencies or anticipated benefits, or could be defective or improperly installed, and could add costs, complications and disruptions to our ongoing operations.

As part of our growth strategy, we may acquire new companies, businesses or eCommerce sites with cybersecurity and data protection systems. These systems may not conform with our standards. It may require significant time and expense to upgrade and integrate such systems and controls, and if we are unable to do so in a timely manner, or at all, failures or breaches of such systems could harm our reputation, business and results of operations due to failure to comply with customer, partner, legal or regulatory obligations.

Breaches of data security and the failure to protect our information technology systems from cybersecurity threats could adversely impact our business.

Our business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of employees, customers, partners and others, which we must do in compliance with applicable law. In connection with our business, some of our employees have access to our customers’ confidential data and other information. Additionally, third parties, such as data center colocation and hosted solution partners, provide services to us and also provide services as a component of our delivery of products to customers. These third parties or others that are a part of our supply chain could also be a source of security risk in the event of a failure to protect their own products, security systems and infrastructure and we may not be able to control the manner in which these third parties respond to any security breach. We have privacy and data security policies, practices and controls in place that are designed to prevent security breaches; however, as newer technologies evolve, as more business is conducted over the internet and remotely, as we acquire business operations from targets with differing or inadequate cybersecurity and data protection controls and as the third parties we exchange confidential information with expands, we are increasingly likely to be exposed to risks from breaches in security, including those arising from human error, negligence or mismanagement or from illegal or fraudulent acts, such as cyberattacks.

We, and some third parties upon which we rely, regularly experience malicious attacks and other attempts to gain unauthorized access to our systems, and attacks against us by state-sponsored organizations and nation-states may increase during periods of intense diplomatic or armed conflicts. Further, security breaches may go undetected and persist in our environments for extended periods. Although we have not experienced a material security breach to date, the evolving and escalating nature of cybersecurity threats, in light of new and sophisticated methods used by criminals and cyberterrorists, state-sponsored organizations and nation-states, including computer viruses, malware, ransomware, phishing, misrepresentation, social engineering and forgery, make it increasingly challenging to anticipate, detect and defend against these threats. We and our third-party partners have implemented various security controls to meet compliance and privacy requirements while defending against these evolving security threats. However, breaches in security could expose us, our supply chain, our customers or other individuals to significant disruptions and a risk of public disclosure, loss or misuse of confidential data.

Security breaches could result in legal claims or proceedings, liability or regulatory penalties under laws protecting the privacy of personal information (including those under the California Privacy Rights Act), significant remediation costs as well as the loss of partners and existing or potential customers and, ultimately, damage to our brand and reputation and adversely impact our business. While we maintain insurance coverages that are intended to address certain aspects of data security, such insurance may be insufficient to cover all losses or all types of claims that may arise and may not continue to be available to us on economically reasonable terms or at all. Moreover, media or other reports of perceived vulnerabilities in our network security or perceived lack of security within our environment, even if inaccurate, could materially adversely impact our reputation and business. The cost and operational consequences of implementing further data protection measures could also be material. Such breaches, costs and consequences could adversely affect our business, results of operations or cash flows.

Issues relating to the use or capabilities of artificial intelligence, including social and ethical issues, in our eCommerce platform or offerings may result in reputational harm and liability and increased costs.

Social and ethical issues relating to the use of new and evolving technologies such as AI in our eCommerce platform, which we use to sell firearms and ammunition, may result in reputational harm and liability. We currently utilize AI to enhance pricing and inventory management, product listings, marketing campaigns and customer service. We do not manufacture products but we sell firearms, ammunitions and related accessories manufactured by third parties some or all of which may, in the future, incorporate AI technologies to, among other things, assist with target identification, tracking and decision-making, and, as with many innovations, AI presents risks and challenges that could affect the operation, efficacy and safety of firearms products, their adoption, and therefore our business. We also depend on other third parties, such as vendors, distributors and dealers as part of the life cycle from purchase to delivery of our product offerings; these third parties too may currently or in the future incorporate AI technologies into aspects of their respective businesses. If we or the third-party manufacturers or other businesses with whom we partner use, enable or offer products or services that draw controversy due to the perceived or actual impact of the use of AI as part of or in connection with such products, offerings or businesses or on society generally, we may experience brand or reputational harm, competitive harm or legal liability. Increased focus and potential government regulation in the space of AI ethics may also increase the burden and cost of research and product development in this area, subjecting us to brand or reputational harm, competitive harm or legal liability. Failure to address AI ethics issues by us or others in our industry could undermine public confidence in AI and slow adoption of AI in our products.

Additionally, the development, adoption and use for AI is still in its early stages, and ineffective or inadequate AI development or deployment practices by us or our manufacturer and vendor partners could result in unintended consequences. AI technologies are complex and rapidly evolving, and we face significant competition in the market and from other companies regarding such technologies.

Real or perceived errors, failures or bugs in GrabAGun’s website could materially and adversely affect its operating results and growth prospects.

The software underlying our website is highly technical and complex. Our software has previously contained, and may now or in the future contain, undetected errors, bugs or vulnerabilities. In addition, errors, failures and bugs may be contained in open source software utilized in building and operating our products or may result from errors in the deployment or configuration of open source software. Some errors in our software may only be discovered after the software has been deployed or may never be generally known. Any errors, bugs or vulnerabilities discovered in our software after it has been deployed, or never generally discovered, could result in interruptions in website availability, product malfunctioning or data breaches, and thereby result in damage to our reputation, adverse effects upon consumers, loss of consumers and relationships with third parties, including social media networks, loss of revenue or liability for damages. In some instances, we may not be able to identify the cause or causes of these problems or risks within an acceptable period of time.

GrabAGun’s business depends on continued and unimpeded access to its website on the internet, which in turn relies on third-party telecommunications and internet service providers (“ISPs”). If GrabAGun or those who engage with its content experience disruptions in such internet service for any reason, such as the failure of ISPs to provide reliable services, or if ISPs are able to block, degrade or charge for access to GrabAGun’s website, it could incur additional expenses and the loss of traffic.

Products sold through our website depend on the ability of consumers to access our website via the internet. Currently, GrabAGun relies on services from third-party telecommunications providers in order to provide services to its customers. In addition, GrabAGun depends on its ISPs to provide uninterrupted and error-free service through their networks. GrabAGun exercises little control over these third-party providers, which increases its vulnerability to problems with the services they provide. Further, telecommunications and ISPs have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers.

Moreover, when internet problems occur, it may be difficult to identify the source of the problem and confirm whether it is due to the acts and omissions of our service providers or another cause. Service disruption or outages, whether caused by GrabAGun’s service, the products or services of GrabAGun’s third-party service providers, or customers’ equipment and systems, may result in loss of market acceptance of its website and any necessary repairs or other remedial actions may force it to incur significant costs and expenses.

Additionally, laws or regulations that adversely affect the growth, popularity or use of the internet, including changes to laws or regulations impacting internet neutrality, could decrease the demand for our products or offerings, increase our operating costs, require us to alter the manner in which we conduct our business and/or otherwise adversely affect our business. We could experience discriminatory or anti-competitive practices that could impede our growth, cause us to incur additional expense or otherwise negatively affect our business. For example, paid prioritization could enable ISPs to impose higher fees and otherwise adversely impact our business. Internationally, government regulation concerning the internet, and in particular, network neutrality, may be developing or may not exist at all. Within such an environment, without network neutrality regulations, we could experience discriminatory or anti-competitive practices that could impede both our growth, increase our costs or adversely affect our business.

Changes in tax rates, changes in tax treatment of companies engaged in e-commerce, or the adoption of new tax legislation may adversely impact GrabAGun’s financial results.

Due to shifting economic and political conditions in both the United States or elsewhere, tax policies, laws, or rates may be subject to significant changes in ways that impair GrabAGun’s financial results. Various jurisdictions have enacted or are considering digital services taxes, which could lead to inconsistent and potentially overlapping tax regimes. In the United States, the rules dealing with federal, state and local income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the United States Treasury Department. Changes to tax laws (which changes may have retroactive application) could adversely impact us. In recent years, many such changes have been made and changes are likely to continue to occur in the future. It cannot be predicted whether, when, in what form, or with what effective dates, new tax laws may be enacted, or regulations and rulings may be promulgated or issued under existing or new tax laws, which could result in an increase in our tax liability or require changes in the manner in which we operates in order to minimize or mitigate any adverse effects of changes in tax law or in the interpretation thereof.

If we lose any of our executive officers or key personnel, are unable to attract and retain the talent required for our business, our labor costs significantly increase or our approach to workforce management is ineffective, our business could be disrupted, and our financial performance could suffer.

Our success is heavily dependent on our ability to attract, develop, engage and retain key personnel to manage and grow our business, including our key executive, management, sales and technical employees. Our future success will depend to a significant extent on the efforts of Marc Nemati, our Chief Executive Officer, as well as the continued service and support of our other executive officers, Matthew Vittitow, Chief Operating Officer, and Justin C. Hilty, Chief Financial Officer. Each of them has substantial knowledge regarding our online firearms and ammunition technology and business contacts that would be difficult to replace. The loss of the services of such individuals if they were to become unavailable to us could have a material adverse effect on our business and prospects.

Our future success also will depend on our ability to retain and motivate our sales team employees, who have been given critical company knowledge regarding, and the opportunity to develop strong relationships with, many of our customers. In addition, as we seek to expand our offerings of firearms, ammunition and related accessories, our success will even more heavily depend on attracting and retaining highly skilled technical employees, for whom the market is extremely competitive.

In order to attract, retain and motivate key personnel in a competitive marketplace, it is important to provide a competitive compensation package. If our compensation package is not viewed as being competitive, our ability to attract, retain and motivate key personnel could be adversely affected. Additionally, as minimum wage rates increase or related laws and regulations change, we have and may need to continue to increase not only the wage rates of our minimum wage employees, but also the wages paid to our other hourly or salaried employees.

A sustained labor shortage or increased turnover rates within our employee base could lead to increased costs, such as increased overtime to meet demand and increased wage rates to attract and retain employees, and could adversely affect our business, results of operations or cash flows. Additionally, if we fail to effectively manage our workforce, we may need to terminate or reposition employees within our company to eliminate an abundance of or to reconfigure resources, which could damage our employee relations and our ability to attract and retain key personnel.

If we are unable to attract, develop, engage and retain key personnel, or if our approach to workforce management is ineffective, our relationships with our vendor partners and customers and our ability to expand our offerings of firearms, ammunition and related accessories could be adversely affected. Moreover, if we are unable to continue to train our sales, product and technical personnel effectively to meet the rapidly changing needs of our customers, the overall quality and efficiency of such personnel could decrease. Such consequences could adversely affect our business, results of operations or cash flows.

Negative publicity or media coverage about GrabAGun or persons or businesses associated with GrabAGun could adversely affect GrabAGun’s reputation and its business, results of operations and future growth prospects.

We may receive a high degree of media coverage in connection with the proposed Business Combination and after the Closing. Negative publicity or other changes in public perceptions about our company, including our firearms product offerings, mission and ideologies, sales practices, personnel or customer service, or regarding others who publicly support (or, conversely, object to) our business, could adversely affect the growth of our business, our reputation or demand for our products, and diminish confidence in and the use of firearms products sold through our website. Such negative publicity could also adversely affect our business and financial results. In addition, any negative publicity could adversely affect the willingness of our manufacturer and vendor partners, distributors, service providers and others to do business with us. Because of our industry and the growing use of social and digital media by consumers and third parties generally to disseminate and share information increases the speed and extent to which information, misinformation and opinions can be shared, negative publicity or other information affecting public perception of GrabAGun, its brands or products on social or digital or other media could adversely affect, potentially swiftly and materially, our business, financial condition and results of operations.

GrabAGun’s success depends in part on our ability to reach potential customers through channels other than traditional advertising methods, which we may do with the aid of certain highly influential individuals. We may also involve other persons in our outreach efforts, such as brand ambassadors, influencers, content creators and others, and we also expect to benefit, going forward, from strong earned media. Any adverse publicity relating to consultants, brand ambassadors, influencers, content-creators or other persons with whom we may partner for user outreach purposes, or the loss of their services, could adversely affect GrabAGun’s success.

We operate in a highly regulated industry and firearms retailers experience certain restrictions related to advertising and marketing that require us to reach prospective customers through other channels. To enhance our ability to reach potential customers and build valuable earned media, we employ a variety of outreach strategies, which includes partnering with influential individuals, including our consultant Donald J. Trump Jr. Going forward, we expect to expand our efforts to attract and retain new customers, including with the aid of consultants, brand ambassadors, social media influencers and others. Our success depends in part on the efficacy of the outreach strategies we employ or may pursue in the future and the extent to which these efforts result in overall improvements in earned media and increased awareness of our business. The reputation and popularity of our consultants, ambassadors, influencers or other persons that create or post shareable content about GrabAGun may impact significantly the extent to which we are able to build strong earned media and attract new users to our business. Our outreach strategies may be negatively impacted by a number of factors, including the reputation and popularity of our consultants, ambassadors or influencers and the content about GrabAGun that we or they create and post. Adverse publicity relating to a consultant, ambassador, influencer or content creator could adversely impact our revenues and results of operations as well as our ability to maintain positive earned media and attract and retain customers. Additionally, a decline in the number of influential individuals, ambassadors, influencers and content creators involved with GrabAGun, or in their popularity, could adversely impact our success. Our business may be harmed, in particular, if Donald J. Trump Jr. ceases to be involved with GrabAGun or to support our business and publicize our product offerings. We believe that maintaining and enhancing valuable earned media is important to GrabAGun’s business, financial condition and results of operations, particularly given our eCommerce focus. If we fail to maintain and enhance positive earned media and effective outreach programs, or if excessive expenses are incurred in an effort to do so, our business, financial condition and results of operations could be materially and adversely affected.

A natural disaster or other adverse occurrence at our warehouse and fulfillment facility or a third-party provider location could damage our business.

If the warehouse and fulfillment operations were to be seriously damaged or disrupted by a natural disaster, which may increase in number or severity as a result of climate change, or other adverse occurrence, including disruption related to political or social unrest, we could utilize another facility or third-party distributors to ship products to firearm and ammunition dealers and our customers. However, this may not be sufficient to avoid interruptions in our business and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs. In addition, we operate facilities which may contain both business-critical data and confidential information of our customers and third parties, such as data center colocation, managed services sites and hosted solution partners, and third parties provide services as a component of our delivery of products to customers. A natural disaster or other adverse occurrence at any of our major data storage locations, managed services sites or third-party provider locations could negatively impact our business, results of operations or cash flows.

Increases in the cost of commercial delivery services or disruptions of those services could materially adversely impact our business.

We generally ship firearms products to firearms and ammunition dealers (or, with respect to most accessories and other eligible products, to our customers), by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services (including those that may result from an increase in fuel or personnel costs or a need to use higher cost delivery channels during periods of increased demand), our profitability could be adversely affected. Additionally, strikes, inclement weather, natural disasters or other service interruptions by such shippers or periods of increased demand for delivery services could materially and adversely affect our ability to deliver or receive products on a timely basis.

GrabAGun’s ability to implement our business plan successfully depends in part on our ability to further build brand recognition using our trademarks, service marks, proprietary products, trade secrets and other intellectual property, including our name and logos.

We rely on U.S. trademark, copyright and trade secret laws, as well as license agreements, nondisclosure agreements, and confidentiality and other contractual provisions to protect our intellectual property. The success of our business depends on our continued ability to use our existing trademarks, trade names, and service marks to increase brand awareness and further develop our brand as we expand into new markets. We have registered and applied to register trademarks and service marks in the United States. We may not be able to adequately protect our trademarks and service marks, and our competitors and others may successfully challenge the validity or enforceability of our trademarks and service marks and other intellectual property. There can also be no assurance that pending or future U.S. trademark applications will be approved in a timely manner or at all, or that such registrations will effectively protect our brand names and trademarks.

GrabAGun’s issuance of additional capital stock in connection with financings, acquisitions, investments, the Incentive Plan, or otherwise, will dilute all other shareholders.

We expect to issue additional capital stock in the future that will result in dilution to all other shareholders. We expect to grant equity-based awards to our executive officers, employees, directors and consultants under the Incentive Plan. We may also raise capital through equity financing in the future. As part of our business strategy, we may acquire businesses or technologies and issue equity securities to pay for any such acquisition. Any such issuances of additional capital stock may cause shareholders to experience significant dilution in their percentage of our company ownership and cause the per share value of our common stock to decline.

GrabAGun may require additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms, or at all.

Since our inception, we have internally financed our operations and capital expenditures. In the future, we could be required to raise capital through public or private financing or other arrangements. Such financing may not be available on acceptable terms, or at all, and our failure to raise capital when needed could harm our business. In addition, inflation rates in the United States have been higher than in previous years, which may result in higher costs of capital and constrained credit and liquidity. The Federal Reserve has raised, and may again raise, interest rates in response to concerns over inflation risk. Increases in interest rates could impact our ability to access the capital markets. We may sell equity securities or debt securities in one or more transactions at prices and in a manner as we may determine from time to time. If we sell any such securities in subsequent transactions, our current investors may be materially diluted. Any debt financing, if available, may involve restrictive covenants and could reduce our operational flexibility or achieve profitability. If we cannot raise funds on acceptable terms, we may not be able to grow our business or respond to competitive pressures and consumer demand.

We may need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms, if at all. For example, the amount of proceeds realized in connection with the consummation of the Business Combination is dependent on a number of factors, including the level of redemptions and any funds the combined company raises through any private placement investment or through any other financing. We may need to raise additional financing following the completion of the Business Combination, and such additional financing may be required more quickly than we anticipate and may not be available to us upon favorable terms, if at all.

Further, if we engage in debt financing, the holders of debt would have priority over the holders of our common stock, and we may be required to accept terms that restrict our ability to incur additional indebtedness. We may also be required to take other actions that would otherwise be in the interests of the debt holders and force us to maintain specified liquidity or other ratios, any of which could harm our business, results of operations and financial condition. If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•        enhance our product offerings;

•        expand our sales and marketing efforts;

•        acquire businesses and technologies;

•        hire, train and retain employees; or

•        respond to competitive pressures or unanticipated working capital requirements.

Our failure to have sufficient capital to do any of these things could harm our business, financial condition and results of operations.

There can be no assurance that following completion of the Business Combination we will not need to raise additional financing, and such additional financing may be required more quickly than we anticipate and any required additional financing may not be available to us on acceptable terms, or at all.

To the extent GrabAGun incurs indebtedness in the future, such indebtedness could adversely affect its financial condition, its ability to raise additional capital to fund its operations, its ability to operate its business, its ability to react to changes in the economy or its industry and its ability to pay its debts and could divert its cash flow from operations for debt payments.

In the future, we may have a material amount of indebtedness and leverage. Our level of indebtedness increases the possibility that we may be unable to generate cash sufficient to pay the principal of, interest on, or other amounts due with respect to our indebtedness. Our leverage and debt service obligations could adversely impact our business, including by:

•        impairing our ability to generate cash sufficient to pay interest or principal, including periodic principal payments;

•        increasing our vulnerability to general adverse economic and industry conditions;

•        requiring the dedication of a portion of our cash flow from operations to service our debt, thereby reducing the amount of our cash flow available for other purposes, including capital expenditures, dividends to shareholders or to pursue future business opportunities;

•        requiring us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet payment obligations;

•        limiting our flexibility in planning for, or reacting to, changes in our business and the industries in which we compete; and

•        placing us at a possible competitive disadvantage with less leveraged competitors and competitors that may have better access to capital resources.

Any of the foregoing factors could have negative consequences on our financial condition and results of operations.

Seasonality and weather conditions may cause our operating results to vary from quarter to quarter.

Because many of our products are used for seasonal outdoor sporting activities, our operating results may be significantly impacted by unseasonable weather conditions. Accordingly, our operating results could suffer when weather patterns do not conform to seasonal norms.

Shipments of ammunition for hunting are highest during the months of June through September to meet consumer demand for the fall hunting season and holidays. The seasonality of our sales may change in the future. Seasonal variations in our operating results may reduce our cash on hand, increase our inventory levels and extend our accounts receivable collection periods. This in turn may cause us to increase our debt levels and interest expense to fund our working capital requirements.

Our future operating results may fluctuate significantly, which may result in volatility in the market price of our stock following this transaction and could impact on our ability to operate our business effectively.

We may experience significant variations in our future quarterly results of operations following this transaction. These fluctuations may cause the market price of our common stock to be volatile and may result from many factors, including the state of the firearms and ammunition industry in general, shifts in demand and pricing for firearms and ammunition, the introduction of new products or upgrades. Further, if our customers are adversely affected by national or regional economic conditions such as cost inflation or rising interest rates, they may delay or reduce purchases from us, which could adversely affect our results of operations.

Our operating results are also highly dependent on gross profit. Our gross profit fluctuates due to numerous factors, some of which may be outside of our control, including general macroeconomic conditions including inflation; pricing pressures; changes in product costs from our vendor partners and wholesale distributors; the availability of price protection, purchase discounts and incentive programs from our vendor partners and wholesale distributors; changes in product, order size and customer mix; the risk of some items in our inventory becoming obsolete; increases in product and delivery costs that we cannot pass on to customers; and general market and competitive conditions.

In addition, our cost structure is based, in part, on anticipated sales and gross margins. Therefore, we may not be able to adjust our cost structure quickly enough to compensate for any unexpected sales or gross margin shortfall, and any such inability could have an adverse effect on our business, results of operations or cash flows.

Members of GrabAGun’s management team have limited or no prior experience of managing a public company.

The members of our senior management team have no experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company, which will subject us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts, investors and regulators. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations and financial condition.

Macroeconomic and Industry Risks

National and regional economic, social and political conditions may have an adverse impact on our business.

Sales of firearms and ammunition are influenced by a variety of economic, social and political factors, which may result in volatile sales. Political events and controversies, trade and other international disputes, war, terrorism, natural disasters, public health issues, industrial accidents and other business interruptions can harm or disrupt national and regional commerce and the economy and could have a material adverse effect on our company and customers, suppliers, manufacturers, distributors and other channel partners. Concerns about presidential, congressional, and state elections and legislature and policy shifts resulting from those elections can adversely affect the demand for our products. In addition, uncertainty surrounding the control of firearms, firearm products, and ammunition at the federal, state, and local level and heightened fears of terrorism and crime can adversely affect consumer demand for our products. Often, such concerns result in an increase in near-term consumer demand and subsequent softening of demand when such concerns subside.

Weak or unstable economic conditions generally, inflation and actions taken to counter inflation, sustained uncertainty about global political conditions, periods of intense diplomatic or armed conflict, government spending cuts and the impact of new government policies (including the introduction of new or increased taxes, the imposition of minimum taxes or new or increased limitations on deductions, credits or other tax benefits), or a tightening of credit markets, including as a result of rising interest rates or bank failures, could cause our customers and prospective customers to postpone or reduce spending on firearms and ammunition or put downward pressure on prices, which could have an adverse effect on our business, results of operations or cash flows.

The interruption of the flow of firearms and ammunition from suppliers could disrupt our supply chain.

Our business depends on the timely supply of firearms, ammunition and related accessories in order to meet the demands of our customers. Manufacturing interruptions or delays, including as a result of the financial instability or bankruptcy of manufacturers, significant labor disputes such as strikes, natural disasters (which may increase in number or severity as a result of climate change), political or social unrest, armed conflict, pandemics or other public health crises, or other adverse occurrences affecting any of our suppliers’ facilities could disrupt our supply chain. We have not experienced but could in the future experience product constraints due to the failure of suppliers to accurately forecast customer demand, or to manufacture sufficient quantities of products to meet customer demand, among other reasons. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows.

Supply chain disruptions could cause us to experience volatility in our level of inventory and delays in the completion of orders for our customers and could further exacerbate inflationary pressures. In the event that supply chain pressures ease, we may experience changes in average selling prices and our gross margins on certain products as customers become more price sensitive.

Our supply chain is also exposed to risks related to international operations. While we source our products in the United States, our vendor partners may manufacture or purchase a portion of the products we sell outside of the United States. Political, social or economic instability in regions in which our vendor partners purchase or manufacture the products we sell, could cause disruptions in trade, including exports to the United States. Other events related to international operations that could cause disruptions to our supply chain include:

•        the imposition of additional trade law provisions or regulations, including the adoption or expansion of trade restrictions;

•        the imposition of additional duties, tariffs and other charges on imports and exports, including any resulting retaliatory tariffs or charges and any reductions in the production of products subject to such tariffs and charges; and

•        restrictions on the transfer of funds.

We cannot predict whether the countries in which the products we sell, or any components of those products, are purchased or manufactured will be subject to new or additional trade restrictions or sanctions imposed by the United States or foreign governments, including the likelihood, type or effect of any such restrictions. Periods of intense diplomatic or armed conflict may result in new and rapidly evolving trade restrictions and sanctions. Trade restrictions, including new or increased tariffs or quotas, embargoes, sanctions, safeguards and customs restrictions against the products we sell, could increase the cost or reduce the supply of product available to us and adversely affect our business, results of operations or cash flows.

Legal and Regulatory Risks

The sale and purchase of firearms and ammunition are subject to extensive federal, state, local and foreign governmental laws, violations of which could result in the revocation of our licenses.

We are subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

Among the various laws and regulations governing the sale and purchase of firearms in the United States are restrictions on the sale of firearms to certain individuals, including federal law prohibiting the sale of firearms to convicted felons, individuals adjudicated as mentally ill, and those subject to restraining orders for domestic violence, among others, pursuant to 18 U.S.C. § 922(g). Additionally, the Gun Control Act of 1968 sets minimum age requirements, generally prohibiting federally licensed dealers from selling handguns to individuals under 21 and long guns to individuals under 18. These restrictions are enforced by the ATF, and may be further supplemented by additional requirements or restrictions imposed by state and local laws.

State and local laws and regulations may place additional restrictions or prohibitions on firearm ownership and transfer. These laws and regulations vary significantly from jurisdiction to jurisdiction. Some states or other governmental entities have enacted, and others are considering laws restricting or prohibiting the ownership, use, sale or importation of certain categories of firearms, ammunition, ammunition feeding devices, or all of these products. For example, certain states have adopted restrictions on the sale of modern sporting rifles, and other states are considering adopting similar laws. Several states require internal or external locking mechanisms for firearms sold in their jurisdictions. Some states mandate, or are considering mandating, certain design features based on perceived safety or other grounds. California maintains a roster of handguns that are certified for sale in the state. Compliance with these various state and local laws and regulations can be burdensome, time-consuming and potentially increase our operation costs.

Failure to comply with these or other applicable federal, state, or local firearms laws and regulations could result in significant civil or criminal penalties, including fines, license revocation, and potentially the suspension or termination of our ability to sell firearms. In addition, non-compliance could damage our reputation, result in costly litigation, and adversely affect our relationships with customers, vendors, and regulatory authorities.

Federal and state legislatures also frequently consider laws relating to the regulation of firearms and ammunition, including the amendment or repeal of existing laws. Existing laws may also be affected by future judicial rulings and interpretations. Changes to existing laws or the enactment of new laws may seek to restrict the makeup of firearms and ammunition, including limiting magazine capacity; mandating the use of certain technologies in a firearm; removing existing legal defenses in lawsuits; setting and/or increasing existing minimum age limits to purchase certain firearms and ammunition; or banning the sale and, in some cases, the ownership of various types of firearms and accessories. For example, certain states and the District of Columbia restrict magazine capacity. Further, a number of states have adopted some form of so called “gun industry accountability” laws that attempt to facilitate the filing of civil lawsuits by the respective state government or private individuals against certain industry participants. Other states are considering adopting similar laws. Interest in gun control legislation among federal and state legislatures tends to intensify following significant events, such as mass shootings. If restrictive laws or restrictive changes to existing laws are adopted, we could find it difficult, expensive, or even impossible to comply with such laws, which could impede our ability to distribute existing products. In addition, gun-control activists may succeed in imposing restrictions or an outright ban on private firearm ownership or particular firearm models, such as modern sporting rifles. Such restrictions or bans could have a material adverse effect on our business, operating results, and financial condition.

Failures in our FFL validation or shipment processes could lead to regulatory violations, customer dissatisfaction, and material harm to our business.

A critical aspect of our operations involves shipping firearms to our network of third-party FFL holders, who are responsible for completing the final transfer of firearms to our customers in accordance with applicable law. Regulatory compliance requires that shipments be made only to valid, active FFL holders at their licensed locations. We maintain a series of validation steps, including verification of FFL status through the ATF’s online “FFLEZCheck” system and ongoing order-level validations through our proprietary eGunbook regulatory compliance software. Nevertheless, despite these safeguards, errors may occur in the validation or fulfillment process. For example, a shipment could be sent to an FFL holder whose license has become inactive, or to an incorrect address if discrepancies in order data or shipping label generation are not detected.

If firearms are shipped to inactive FFLs, incorrect addresses, or otherwise in violation of applicable law, we could be subject to regulatory enforcement actions, fines, or other penalties. In addition, errors that delay or disrupt customer pickups could lead to reputational damage, loss of customer trust, increased operational costs to remediate errors, and ultimately a negative impact on our revenue and financial results. Although our systems are designed to detect and remediate discrepancies prior to shipment, errors may nonetheless occur despite these safeguards, and we rely on various manual processes, including customer service representative intervention and outbound shipment verification, to resolve discrepancies. Any material increase in validation or fulfillment errors could adversely affect our business, financial condition, and results of operations.

We are exposed to risks from legal proceedings, including intellectual property infringement claims, and audits, including ATF compliance inspections, which may result in substantial costs and expenses or interruption of our normal business operations.

Although we are not currently a party to any legal proceedings, in the ordinary course of our business we may become subject to commercial, regulatory, employment, tort and other litigation.

We may become subject to intellectual property infringement claims against us in the ordinary course of our business because of the software, systems and processes we use to sell our products, in the form of cease-and-desist letters, licensing inquiries, lawsuits and other communications and demands.

We also are subject to audits by various partners and customers relating to purchases and sales under various contracts. In addition, we are subject to indemnification claims under various contracts. Similarly, we are subject to audits by the ATF in the form of a compliance inspection, which can be done without a warrant, once a year. The possible consequences for noncompliance range from a warning letter to license revocation.

Current and future litigation, infringement claims, governmental proceedings and investigations, audits or indemnification claims that we face may result in substantial costs and expenses and significantly divert the attention of our management regardless of the outcome. In addition, these matters could lead to increased costs or interruptions of our normal business operations. Litigation, infringement claims, governmental proceedings and investigations, audits or indemnification claims involve uncertainties and the eventual outcome of any such matter could adversely affect our business, results of operations or cash flows.

Failure to comply with complex and evolving laws and regulations applicable to our operations or failure to meet stakeholder expectations on environmental sustainability and corporate responsibility matters could adversely affect our business, results of operations or cash flows.

Our operations span a variety of legal regimes, subjecting us to numerous complex, diverse, evolving and at times potentially inconsistent laws and regulations in a number of areas, including labor and employment, advertising, eCommerce, tax, trade, import and export controls, economic and trade sanctions, anti-corruption, data privacy and security requirements, competition, climate, environmental and health and safety. The evaluation of and compliance with these laws, regulations and similar requirements may be onerous and expensive, and may have other adverse impacts on our business, results of operations or cash flows, the risk of which will be heightened as we expand the products we offer and expand into new markets and channels. For example, we may be subject to increased costs and use of operational resources associated with complying with any new climate-related laws and regulations.

We have implemented policies and procedures designed to help ensure compliance with applicable laws and regulations, but there can be no guarantee against employees, contractors or agents violating such laws and regulations or our policies and procedures. Additionally, there is increased focus by stakeholders on environmental sustainability and corporate responsibility matters, and stakeholders may disagree with our commitments and initiatives on such matters. Our disclosure on these matters and our failure, or perceived failure, to meet our commitments (including with respect to climate change) or otherwise effectively address these matters may erode customer trust or confidence, particularly if they receive considerable publicity or result in litigation and could have a negative impact on our business.

Following this transaction, we will also become subject to increasingly complex public disclosure, corporate governance and accounting requirements that increase compliance costs and require significant management focus.

The requirements of being a public company may strain GrabAGun’s resources, divert management’s attention and affect its ability to attract and retain qualified independent board members.

As a public company, we will be subject to the reporting and corporate governance requirements of the Exchange Act, the listing requirements of the NYSE and other applicable securities rules and regulations, including the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company” as defined in the JOBS Act. Among other things, the Exchange Act will require us to file annual, quarterly and current reports with respect to our business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. In order to improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could harm our business, financial condition, results of operations and prospects. Although we have already hired outside consultants to help comply with these requirements, we may hire additional personnel within our legal and finance departments in the future, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time-consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies, regulatory authorities may initiate legal proceedings against us and our business and prospects may be harmed. As a result of disclosure of information in the filings required of a public company and in this proxy statement/prospectus, our business and financial condition will become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business, financial condition, results of operations and prospects could be materially harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and materially harm our business, financial condition, results of operations and prospects.

GrabAGun may be exposed to risk if it cannot enhance, maintain and adhere to its internal controls and procedures.

As a public company trading on the NYSE, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing and implementing effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business accounting, auditing and regulatory requirements and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company, and we are still early in the process of generating a mature system of internal controls and integration across business systems. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our financial statements, and harm our operating results.

Matters impacting our internal controls may cause us to be unable to report our financial information in an accurate manner or on a timely basis and thereby subject us to adverse regulatory consequences, including sanctions by the SEC or violations of NYSE rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in us and the reliability of our financial statements. Confidence in the reliability of our financial statements also could suffer if we or our independent registered public accounting firm continue to report a material weakness in our internal controls over financial reporting. This could seriously affect us and lead to a decline in the market price of our common stock.

As a public company, GrabAGun will incur increased expenses associated with the costs of being a public company.

Following the consummation of the Business Combination, we will face a significant increase in insurance, legal, auditing, accounting, administrative and other costs and expenses as a public company that we do not currently incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404 of that Act, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Act and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (“PCAOB”), the SEC and the NYSE, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase our costs and make certain activities more time-consuming. A number of those requirements will require us to carry out activities that we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, additional expenses associated with SEC reporting requirements will be incurred. Further, if any issues in complying with those requirements are identified (for example, if our independent registered accounting firm identifies a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs to remediate those issues, and the existence of those issues could adversely affect our reputation or investor perceptions of it. Being a public company could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage with increased self-retention risk or substantially higher costs to obtain the same or similar coverage. Being a public company could also make it more difficult and expensive for us to attract and retain qualified persons to serve on our board of directors, board committees or as executive officers. Further, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action and potentially civil litigation.

The additional reporting and other obligations imposed by various rules and regulations applicable to public companies will increase legal and financial compliance costs and the costs of related legal, auditing, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below will have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.

Introduction

The following unaudited pro forma condensed combined financial information and accompanying notes present the combination of the historical financial information of Colombier, GrabAGun and Pubco, adjusted to give effect to the Business Combination and related transactions. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction (“Transaction Accounting Adjustments”).

The following unaudited pro forma condensed combined balance sheet as of March 31, 2025, assumes that the Business Combination occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the year ended December 31, 2024 presents pro forma effect to the Business Combination as if it had been completed on January 1, 2024.

The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Colombier was derived from the unaudited financial statements of Colombier as of and for the three months ended March 31, 2025 and the audited financial statements of Colombier as of and for the year ended December 31, 2024 included elsewhere in this proxy statement/prospectus. The historical financial information of GrabAGun was derived from the unaudited financial statements of GrabAGun as of and for the three months ended March 31, 2025 and the audited financial statements of GrabAGun as of and for the year ended December 31, 2024 which are included elsewhere in this proxy statement/prospectus. The historical financial information of Pubco was derived from the unaudited financial statements as of and for the three months ended March 31, 2025 and the audited financial statements of Pubco as of and for the year ended December 31, 2024 included elsewhere in this proxy statement/prospectus. This information should be read together with Colombier’s, GrabAGun’s, and Pubco’s audited financial statements and related notes, unaudited financial statements and related notes, the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Colombier” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Business Combination

On January 6, 2025, Colombier and GrabAGun entered into the Merger Agreement with Pubco and Company Merger Sub, to which Purchaser Merger Sub also became a party upon subsequent execution of a joinder agreement. Pursuant to the terms of the Merger Agreement, a business combination will be effected between Colombier, GrabAGun and Pubco, among other parties, including the occurrence of the following:

•        At the Colombier Merger Effective Time, Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity, as a result of which each issued and outstanding security of Colombier immediately prior to the Colombier Merger Effective Time will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco.

•        At the GrabAGun Merger Effective Time, Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity, and as a result of which each issued and outstanding security of GrabAGun immediately prior to the GrabAGun Merger Effective Time will automatically be cancelled in exchange for the right of GrabAGun Members to receive, at the Closing, newly-issued shares of Pubco Common Stock.

•        As a result of the Mergers and other transactions contemplated by the Merger Agreement, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco, in each case subject to the terms and conditions set forth in the Merger Agreement.

•        In connection with the Business Combination, the parties will submit an application for Pubco shares and warrants to become listed on the NYSE.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the consideration to be delivered to the GrabAGun Members will consist of (i) a number of newly issued shares of Pubco Common Stock equal to One Hundred Million U.S. Dollars ($100,000,000) divided by Ten U.S. Dollars ($10.00) plus (ii) an amount of cash equal to Fifty Million U.S. Dollars ($50,000,000). Each GrabAGun Member will be entitled to receive his pro rata portion of the Aggregate Stock Consideration and the Aggregate Cash Consideration. Concurrent with the Closing, separate and apart from the Aggregate Stock Consideration and Aggregate Cash Consideration, 300,000 shares of Pubco Common Stock will be issued to the GrabAGun Consultant under the terms of the Consulting Agreement.

The following table summarizes the pro forma number of shares of Pubco Common Stock expected to be outstanding immediately following the consummation of the Business Combination under two separate scenarios, each as further described below, assuming no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, and excluding the potential dilutive effect of Pubco warrants to be issued at Closing to former holders of Colombier Public Warrants and Colombier Private Warrants (and the shares of Pubco Common Stock issuable upon exercise of such warrants).

	Scenario 1 Assuming No Redemptions		Scenario 2 Assuming Contractual Maximum Redemptions
Equity Capitalization Summary	Shares	%	Shares	%
GrabAGun Members	10,000,000	31.7%	10,000,000	44.1%
Colombier Public Shareholders	17,000,000	53.9%	8,128,076	35.8%
Sponsor	4,250,000	13.5%	4,250,000	18.8%
GrabAGun Consultant	300,000	0.9%	300,000	1.3%
Total Pubco Common Stock	31,550,000	100.0%	22,678,076	100.0%

The foregoing table does not reflect the impact of any other equity issuances on the beneficial ownership levels of Pubco, such as:

•        grants of equity under the Incentive Plan or any other Pubco equity incentive plans of that may be made in the future; or

•        any private investment in public equity or any other dilutive financing sources, as none of Colombier, GrabAGun or Pubco has commitments for any such financing transaction commitments as this time, in connection with the proposed Business Combination or otherwise and does not currently anticipate having any such transactions or commitments prior to the Closing.

All of the relative percentages above are for illustrative purposes only and are based upon certain assumptions as described in the section entitled “Share Calculations and Ownership Percentages” and, with respect to the determination of the assumptions incorporated into the “Contractual Maximum Redemptions” scenario, as further described below. Additionally, the relative percentages above assume the Business Combination was consummated on March 31, 2025. Should one or more of the assumptions prove incorrect, actual ownership percentages may vary, perhaps materially, from those described in this proxy statement/prospectus as anticipated, believed, estimated, expected or intended.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Colombier will be treated as the “acquired” company and GrabAGun will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of GrabAGun issuing stock for the net assets of Colombier, accompanied by a recapitalization. The net assets of Colombier will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GrabAGun.

GrabAGun has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to Pubco immediately after the Closing, applicable to both the “no redemptions” and “contractual maximum” redemption scenarios:

•        Effective upon the Closing, the Pubco Board will consist of nine (9) directors, a majority of whom will be designees of GrabAGun.

•        The executive officers of GrabAGun will become the initial executive officers of Pubco.

•        The assets of GrabAGun will represent a significant majority of the assets of Pubco (excluding cash formerly held in the Trust Account); and

•        Immediately after the Closing, Pubco’s business will be the continued business of GrabAGun, focusing on its core operations as a retailer specializing in firearms, ammunition, and related accessories.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption for cash of Public Shares:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes there are no redemptions of Public Shares prior to the Business Combination’s consummation and that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

The following unaudited pro forma condensed combined balance sheet as of March 31, 2025, and the unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the year ended December 31, 2024 are based on the unaudited historical financial statements for Colombier, GrabAGun, and Pubco as of and for the three months ended March 31, 2025 and the audited historical financial statements for Colombier, GrabAGun, and Pubco as of and for the year ended December 31, 2024. These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have been obtained had the Business Combination and related transactions actually been completed on the assumed date or for the period presented, or which may be realized in the future. The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information and include immaterial rounding differences.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2025
(in thousands, except share and per share data)

	As of March 31, 2025			Assuming No Redemptions			Assuming Contractual Maximum Redemptions
	(1) GrabAGun (Historical)	(2) Colombier (Historical)	(3) Pubco (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Assets
Cash and cash equivalents	7,418	443	—	179,495	A	125,236	(93,688)	M	31,548
				(418)	B
				(5,950)	C
				(5,299)	D
				5,100	E
				(5,553)	F
				(50,000)	G
Inventory, net	6,320	—	—			6,320			6,320
Deferred transaction costs	1,035	—	—	(1,035)	F	—			—
Prepaid expenses and other current assets	440	274	—			714			714
Total Current Assets	15,213	717	—			132,270			38,582
Capitalized software, net	433	—	—			433			433
Property and equipment, net	30	—	—			30			30
Operating lease right-of-use asset	208	—	—			208			208
Marketable securities in Trust Account	—	179,495	—	(179,495)	A	—			—
Other assets	56	—	—			56			56
Total Assets	15,940	180,212	—			132,997			39,309

Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current Liabilities
Accounts payable	11,602	—	—	(1,035)	F	10,567			10,567
Unearned Revenue	2,216	—	—			2,216			2,216
Operating lease liability, current	218	—	—			218			218
Accrued expenses and other current liabilities	889	2,115	40	(418)	B	929			929
				(1,697)	D
Total Current Liabilities	14,925	2,115	40			13,930			13,930
Operating lease liability, net of current portion	—	—	—			—			—
Deferred underwriting fee payable	—	5,950	—	(5,950)	C	—			—
Total Liabilities	14,925	8,065	40			13,930			13,930

Commitments and contingencies
Common shares subject to possible redemption	—	179,495	—	(179,495)	M	—			—

Members’ Capital	1,015	—	—	(1,015)	K	—			—

Stockholders’ Equity (Deficit)
New GrabAGun (Pubco) Common Stock	—	—	—	1	H	3			2
				0.03	I
				0.43	J
				1.7	M		(0.89)	M
Colombier Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—	—	—		—			—

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF MARCH 31, 2025 — (Continued)
(in thousands, except share and per share data)

	As of March 31, 2025			Assuming No Redemptions			Assuming Contractual Maximum Redemptions
	(1) GrabAGun (Historical)	(2) Colombier (Historical)	(3) Pubco (Historical)	Transaction Accounting Adjustments		Pro Forma Combined	Additional Transaction Accounting Adjustments		Pro Forma Combined
Colombier Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding (excluding 17,000,000 shares subject to possible redemption)	—	—	—			—			—
Colombier Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,250,000 shares issued and outstanding	—	0.43	—	(0.43)	J	—			—
Additional paid in capital	—	—	0.10	99,999	H	119,491	(93,686)	M	25,805
				(150,000)	G, H
				2,900	I
				(7,348)	L
				179,493	M
				(5,553)	F
Stock subscription receivable			(0.10)			(0.10)			(0.10)
Retained earnings (Accumulated deficit)	—	(7,348)	(40)	5,100	E	(427)			(427)
				7,348	L
				(2,900)	I
				1,015	K
				(3,602)	D
Total members’ equity and stockholders’ equity	1,015	(7,348)	(40)			119,067			25,379
Total liabilities, members’ equity and stockholders’ equity	15,940	180,212	—			132,997			39,309

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
(in thousands, except share and per share data)

(1)    Derived from the unaudited balance sheet of GrabAGun as of March 31, 2025.

(2)    Derived from the unaudited balance sheet of Colombier as of March 31, 2025.

(3)    Derived from the unaudited balance sheet of Pubco as of March 31, 2025.

(A)    Reflects the transfer of marketable securities held in the Trust Account to cash.

(B)    Reflects payments of Colombier accrued expenses at the closing of the Business Combination. These represent costs associated with the Administrative Services Agreement and the Services and Indemnification Agreement, each of which is a contractual obligation entered into at the time of the Colombier IPO and continued through the completion of the Business Combination.

(C)    Reflects the settlement of deferred IPO underwriting commissions at the closing of the Business Combination.

(D)    Reflects preliminary estimated Transaction Expenses expected to be incurred by Colombier of approximately $6.25 million (which amount is subject to change, prior to Closing). Of the estimated aggregate $6.25 million Transaction Expenses, $850 thousand is attributable to deferred IPO underwriting costs, as documented in Adjustment (E), $101 thousand of such fees have been paid and $1.7 million have been accrued as of the pro forma balance sheet date. The remaining estimated amount of $3.6 million is reflected as an adjustment to accumulated deficit.

(E)    Represents a reimbursement for a portion of the deferred IPO underwriting fees payable by Colombier upon consummation of the Business Combination, as documented in Adjustment (C). Based on the arrangement with the underwriters, Colombier’s deferred underwriting fee obligation was initially set at $0.35 per unit for the 17 million units issued in Colombier’s IPO, resulting in total deferred underwriting fees of $5.95 million. However, up to $0.30 per unit may be reallocated to as a reimbursement to Colombier to cover expenses and post-closing working capital needs. As a result, the remaining aggregate deferred underwriting fees payable at the closing are expected to be limited to $850 thousand ($0.05 per unit × 17 million units). Consequently, $5.1 million of the deferred underwriting fees currently recorded on Colombier’s balance sheet are expected to be reallocated to reimburse expenses and fund post-closing working capital needs and is presented as an adjustment to cash and retained earnings.

(F)    Represents the settlement of GrabAGun’s estimated future Transaction Expenses related to the Business Combination of $4.5 million, as well as $1.0 million which GrabAGun has deferred as of March 31, 2025. GrabAGun’s direct and incremental Transaction Expenses will be capitalized as deferred transaction costs when incurred. Upon the closing of the Business Combination, all deferred Transaction Expenses will be reclassified, resulting in a reduction of cash proceeds and a corresponding decrease in additional paid-in capital.

(G)    Reflects the $50 million Aggregate Cash Consideration paid to the GrabAGun Members in connection with the Business Combination in accordance with the terms of the Merger Agreement.

(H)    Represents the $100 million of Aggregate Stock Consideration issued to the GrabAGun Members in connection with the Business Combination in accordance with the terms of the Merger Agreement. This adjustment is allocated between newly issued shares of Pubco Common Stock and additional paid-in capital using par value of $0.0001 per share.

(I)     In December 2024, GrabAGun entered into the Consulting Agreement pursuant to which the GrabAGun Consultant became entitled to receive restricted units of GrabAGun, the grant date of which took place in January 2025. Upon the consummation of the proposed Business Combination, these units will be settled in the form of 300,000 newly issued Pubco Common Stock at a price of $10.00 per share. The units will be forfeited if the Business Combination is not consummated.

(J)     Reflects the reclassification of issued and outstanding Colombier Class B Ordinary Shares which, prior to Closing, will convert into Colombier Class A Ordinary Shares in accordance with the Current Charter which shares will be cancelled in connection with the Colombier Merger in consideration of the right to receive newly-issued shares of Pubco Common Stock, all in accordance with terms of the Merger Agreement. This adjustment is allocated between new Pubco Common Stock and additional paid-in capital using par value of $0.0001 per share.

(K)    Reflects the reclassification of GrabAGun’s historical members’ capital to accumulated deficit. As GrabAGun is currently a limited liability company (LLC), it does not report a retained earnings or accumulated deficit balance. Upon the consummation of the proposed Business Combination, GrabAGun will no longer be an LLC, but will be considered a corporation, and as such, its members’ capital balance will be reclassified to accumulated deficit.

(L)    Reflects the elimination of Colombier’s historical accumulated deficit to align the combined entity’s financial statements the capital structure upon completion of the Business Combination.

(M)   Reflects the redemption of Public Shares for cash by the Colombier Public Shareholders upon consummation of the Business Combination. In Scenario 1, “No Redemptions,” the presentation reflects that no Public Shareholders exercise redemption rights in connection with or prior to the consummation of the Business Combination in consideration for a pro rata share of the funds in the Trust Account. Scenario 2, “Contractual Maximum Redemptions”, reflects the redemption of 8,871,924 Public Shares for aggregate Redemption Payments by Colombier of approximately $93.7 million (based on an assumed $10.56 Redemption Price per share calculated based on $179.5 million contained in the Trust Account as of March 31, 2025). The associated reduction in equity reflects the par value of $0.0001 per share allocated to common stock, with the remainder of the redemption price allocated to Additional Paid-In Capital (APIC).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2025

Statements of Operations – USD ($)	Three Months Ended March 31, 2025			Assuming No Additional Redemptions			Assuming Contractual Maximum Redemptions
	(1) GrabAGun (Historical)	(2) Colombier (Historical)	(3) Pubco (Historical)	Transaction Adjustments		Pro Forma Combined	Additional Transaction Adjustments	Pro Forma Combined
Net Revenues	23,331	—	—	—		23,331	—	23,331
Cost of goods sold	21,068	—	—			21,068	—	21,068
Gross Profit	2,263	—	—	—		2,263	—	2,263
Operating Expenses:
Sales and marketing	140	—	—			140		140
General and administrative	2,058	1,909	39	(210)	BB	2,502		2,502
				(1,294)	CC
Total operating expenses	2,198	1,909	39			2,642		2,642
Operating income (loss)	65	(1,909)	(39)			(379)		(379)
Other income
Interest income (including interest earned on marketable securities held in Trust Account)	—	1,860	—	(1,860)	AA	—		—
Other income	53	—	—			53		53
Total other income	53	1,860	—			53		53
Net income (loss)	118	(49)	(39)			(326)		(326)
Net income per participating member units, basic and diluted	1,180
Basic and diluted net income per share, Class A common stock		(0.002)
Basic and diluted net income per share, Class B common stock		(0.002)
Weighted average number of common shares outstanding, basic and diluted						31,550,000		22,678,076
Net income (loss) per common share, basic and diluted			(39)			(0.01)		(0.01)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands, except share and per share data)

(1)    Derived from the unaudited statement of operations of GrabAGun for the three months ended March 31, 2025.

(2)    Derived from the unaudited statement of operations of Colombier for the three months ended March 31, 2025.

(3)    Derived from the unaudited statement of operations of Pubco for the three months ended March 31, 2025.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(BB) Represents an adjustment to eliminate costs associated with the Administrative Services Agreement and the Services and Indemnification Agreement, each of which is a contractual obligation entered into at the time of the IPO and continued through the completion of the Business Combination. These costs will cease to be paid upon Closing of the Business Combination after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(CC) Represents an adjustment to eliminate transaction expenses that have been incurred by Colombier in Q1 2025 that will be reclassed to 2024 giving effect to the Business Combination as if it had occurred on January 1, 2024.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2024
(in thousands, except share and per share data)

Statements of Operations – USD ($)	Year Ended December 31, 2024			Assuming No Additional Redemptions			Assuming Contractual Maximum Redemptions
	(1) GrabAGun (Historical)	(2) Colombier (Historical)	(3) Pubco (Historical)	Transaction Adjustments		Pro Forma Combined	Additional Transaction Adjustments	Pro Forma Combined
Net Revenues	93,122	—	—	—		93,122	—	93,122
Cost of goods sold	83,621	—				83,621		83,621
Gross Profit	9,501	—		—		9,501	—	9,501
Operating Expenses:
Sales and marketing	543	—		2,900	DD	3,443		3,443
General and administrative	5,062	3,020	0.89	(840)	BB	12,989		12,989
				5,746	CC
Total operating expenses	5,605	3,020	0.89			16,432		16,432
Operating income (loss)	3,896	(3,020)	(0.89)			(6,931)		(6,931)
Other income
Interest income (including interest earned on marketable securities held in Trust Account)	—	8,778	—	(8,778)	AA	—		—
Other income	405	—	—			405		405
Total other income	405	8,778	—			405		405
Net income (loss)	4,301	5,758	(0.89)			(6,526)		(6,526)
Net income per participating member units, basic and diluted	43,010
Basic and diluted net income per share, Class A common stock		0.27
Basic and diluted net income per share, Class B common stock		0.27
Weighted average number of common shares outstanding, basic and diluted						31,550,000		22,678,076
Net income (loss) per common share, basic and diluted			(0.89)			(0.21)		(0.29)

Adjustments to Unaudited Pro Forma Condensed Combined Statement of Operations
(in thousands, except share and per share data)

(1)    Derived from the audited statement of operations of GrabAGun for the year ended December 31, 2024.

(2)    Derived from the audited statement of operations of Colombier for the year ended December 31, 2024.

(3)    Derived from the audited statement of operations of Pubco for the year ended December 31, 2024.

(AA) Represents an adjustment to eliminate interest earned on marketable securities held in the Trust Account after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(BB) Represents an adjustment to eliminate costs associated with the Administrative Services Agreement and the Services and Indemnification Agreement, each of which is a contractual obligation entered into at the time of the IPO and continued through the completion of the Business Combination. These costs will cease to be paid upon Closing of the Business Combination after giving effect to the Business Combination as if it had occurred on January 1, 2024.

(CC) Represents the estimated total Transaction Expenses for Colombier of $6.25 million (which amount is subject to change, prior to Closing), of which $0.5 million has been incurred and reflected in the historical results of Colombier during 2024 as if the Business Combination was consummated on January 1, 2024.

(DD) Represents the stock-based compensation expense related to the Consulting Agreement which upon consummation of the proposed Business Combination will be settled as presented in Adjustment (I) within the Unaudited Pro Forma Condensed Combined Balance Sheet.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization with no goodwill or other intangible assets recorded, in accordance with GAAP. Under this method of accounting, Colombier will be treated as the “accounting acquiree,” and GrabAGun as the “accounting acquirer” for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of GrabAGun issuing shares for the net assets of Colombier, followed by a recapitalization. The net assets of Colombier will be stated at historical cost, with no revaluation. Operations prior to the Business Combination will be those of GrabAGun.

The unaudited pro forma condensed combined balance sheet as of March 31, 2025 assumes that the Business Combination and related transactions occurred on March 31, 2025. The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the year ended December 31, 2024, presents pro forma effect to the Business Combination as if it had been completed on January 1, 2024. This period is presented on the basis of GrabAGun as the accounting acquirer.

The unaudited condensed pro forma combined balance sheet as of March 31, 2025 has been prepared using, and should be read in conjunction with, the following:

•        Colombier’s unaudited balance sheet as of March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus;

•        GrabAGun’s unaudited balance sheet as of March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Pubco’s unaudited balance sheet as of March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2025 and the year ended December 31, 2024 has been prepared using, and should be read in conjunction with, the following:

•        Colombier’s unaudited statement of operations for the three months ended March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus;

•        GrabAGun’s unaudited statement of operations for the three months ended March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus;

•        Pubco’s unaudited statement of operations for the three months ended March 31, 2025 and the related notes, included elsewhere in this proxy statement/prospectus;

•        Colombier’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this proxy statement/prospectus;

•        GrabAGun’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this proxy statement/prospectus; and

•        Pubco’s audited statement of operations for the year ended December 31, 2024 and the related notes, included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Colombier Ordinary Shares:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes there are no redemptions of Public Shares prior to the Business Combination’s consummation and that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates and include estimates related to the amount of transaction expenses expected to be incurred after March 31, 2025, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that Colombier believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Colombier believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Pubco. They should be read in conjunction with the historical financial statements and notes thereto of Colombier, GrabAGun and Pubco.

2. Accounting Policies

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are expected to have a continuing impact on the results of Pubco.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” to depict the accounting for the transaction and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Colombier has elected not to present Management’s Adjustments and is only presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

The audited historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to transaction accounting adjustments that reflect the accounting for the transaction under GAAP. GrabAGun and Colombier have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma condensed combined financial information does not include income tax effects as the parties to the Business Combination are evaluating the post-closing tax implications and related accounting policies of the combined company. Accordingly, the unaudited pro forma condensed combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the parties to the Business Combination filed consolidated income tax returns during the periods presented, nor does it reflect the amounts of pro forma deferred tax assets or liabilities as of the periods presented.

The pro forma basic and diluted loss per share amounts presented in the unaudited pro forma condensed combined statement of operations are based upon the number of Pubco’s shares outstanding, assuming the Business Combination occurred on January 1, 2024.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for cash of Colombier Ordinary Shares as of March 31, 2025:

	As of and for the year ended March 31, 2025
(in thousands, except share and per share data)	Scenario 1 Assuming No Redemptions	Scenario 2 Assuming Contractual Maximum Redemptions
Net loss	$(326)	$(326)
Stockholders’ equity	119,067	25,379
Weighted average shares outstanding of common stock(1)	31,550,000	22,678,076
Net income (loss) per common share, basic and diluted	$(0.01)	$(0.01)
Book value per share	$3.77	$1.12

____________

(1)     For the purposes of calculating diluted earnings per share, all outstanding Warrants should have been assumed to have been exercised. However, since this results in anti-dilution, the effect of such exercise was not included in calculation of diluted loss per share.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
PER SHARE FINANCIAL INFORMATION

The following table sets forth the historical comparative share information for Colombier, GrabAGun and Pubco on a stand-alone basis and the unaudited pro forma combined share information as of and for the three months ended March 31, 2025 and the year ended December 31, 2024, after giving effect to the Business Combination, assuming (i) no Public Shareholders exercise redemption rights with respect to their Public Shares upon the consummation of the Business Combination; and (ii) the Public Shareholders exercise their redemption rights with respect to a maximum of 8,871,924 Public Shares. Under the Contractual Maximum redemption scenario, this represents approximately 52.2% of the Public Shares being redeemed, resulting in aggregate Redemption Payments of $93.7 million, calculated based on a redemption price of approximately $10.56 per share. The estimated per share redemption value of $10.56 was calculated by dividing the amount of $179.5 million in the Trust Account as of March 31, 2025 by the 17,000,000 total Public Shares. The 52.2% redemption amount reflects the maximum number of Public Shares that can be redeemed without violating the closing conditions of the Merger Agreement. This scenario includes all adjustments contained in the “no redemption” scenario and presents additional adjustments to reflect the effect of contractual maximum redemptions.

This information is only a summary and should be read together with the selected historical financial information summary of Colombier, GrabAGun and Pubco and the historical financial statements and related notes of each of Colombier, GrabAGun and Pubco, in each case, that are included elsewhere in this proxy statement. The unaudited pro forma combined per share information of Colombier, GrabAGun and Pubco is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had Colombier, GrabAGun and Pubco consummated a business combination during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Colombier and GrabAGun would have been had Colombier and GrabAGun consummated a business combination during the period presented.

As of and for the three months ended March 31, 2025	GrabAGun (Historical)	Colombier (Historical)	Pubco (Historical)	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming Contractual Maximum Redemptions
Book value (deficit) per share	$10,150	$(0.35)	$(40)	$3.77	$1.12
Weighted average of outstanding share – basic and diluted	100		1,000	31,550,000	22,678,076
Net income (loss) per share – basic and diluted	$1,180		$(39)	$(0.01)	$(0.01)
Weighted average of Class A outstanding share – basic and diluted		17,000,000
Net income (loss) per share – Class A basic and diluted		$(0.002)
Weighted average of Class B outstanding share – basic and diluted		4,250,000
Net income (loss) per share – Class B basic and diluted		$(0.002)

As of and for the year ended December 31, 2024	GrabAGun (Historical)	Colombier (Historical)	Pubco (Historical)	Pro Forma Combined Assuming No Redemption	Pro Forma Combined Assuming Contractual Maximum Redemptions
Weighted average of outstanding share – basic and diluted	100		1,000	31,550,000	22,678,076
Net income (loss) per share – basic and diluted	$43,010		$(0.89)	$(0.21)	$(0.29)
Weighted average of Class A outstanding share – basic and diluted		17,000,000
Net income (loss) per share – Class A basic and diluted		$0.27
Weighted average of Class B outstanding share – basic and diluted		4,250,000
Net income (loss) per share – Class B basic and diluted		$0.27

____________

(1)      The book value (deficit) per share is equal to the total stockholders’ (deficit) equity.

(2)      Denominator in the calculation of the historical book value per share includes both redeemable ordinary common shares and non-redeemable ordinary common shares.

INFORMATION ABOUT THE PARTIES TO THE BUSINESS COMBINATION

Colombier Acquisition Corp. II

Colombier is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Colombier Class A Ordinary Shares, Units and Public Warrants are currently listed on the NYSE under the symbols “CLBR,” “CLBR.U” and “CLBR.WS,” respectively. The mailing address of Colombier’s principal executive office is 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480, and its telephone number is (561) 805-3588.

Metroplex Trading Company LLC (doing business as GrabAGun.com)

GrabAGun is a Texas limited liability company established on September 20, 2007. GrabAGun is a multi-brand eCommerce retailer of firearms, ammunition and related accessories. For more information about GrabAGun, see the sections entitled “Information About GrabAGun” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun.”

The mailing address of GrabAGun’s principal executive offices is 200 East Beltline Road, Suite 403, Coppell, Texas 75019, and its telephone number at that address is (972) 552-7246.

Pubco

GrabAGun Digital Holdings Inc. (or Pubco) was formed as a corporation under the laws of the State of Texas on December 30, 2024. Pubco was formed for the purpose of effectuating the Business Combination described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. As a result of the Business Combination, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco and Pubco will become a publicly traded company.

In connection with the Mergers, Pubco has applied for the listing of its Common Stock and Warrants on the NYSE under the proposed symbols “PEW” and “PEWW”, respectively, to be effective at the Closing. Pubco will not have units traded following the consummation of the Business Combination.

Pubco’s principal executive offices are located at 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480 and its telephone number is (561) 805-3588.

Purchaser Merger Sub

Gauge II Merger Sub Corp. (or Purchaser Merger Sub) was formed as an exempted company under the laws of the Cayman Islands on February 4, 2025 and is currently a wholly owned subsidiary of Pubco. Purchaser Merger Sub was formed for the purpose of effectuating the Colombier Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Purchaser Merger Sub will not be the surviving entity in the Colombier Merger, as contemplated by the Merger Agreement and described herein.

Purchaser Merger Sub’s principal executive offices are located at 71 Fort Street, 3rd Floor, Grand Cayman, Cayman Islands and its telephone number is (561) 805-3588.

Company Merger Sub

Gauge II Merger Sub LLC (or Company Merger Sub) was formed as a limited liability company under the laws of the State of Texas on December 30, 2024 and is currently a wholly owned subsidiary of Pubco. Company Merger Sub was formed for the purpose of effectuating the GrabAGun Merger described herein and it has not conducted any activities other than those incidental to its formation and the transactions contemplated by the Merger Agreement. Company Merger Sub will not be the surviving entity in the GrabAGun Merger, as contemplated by the Merger Agreement and described herein.

Company Merger Sub’s principal executive offices are located at 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480 and its telephone number is (561) 805-3588.

THE COLOMBIER EXTRAORDINARY GENERAL MEETING

General

Colombier is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by the Colombier Board for use at the Colombier Extraordinary General Meeting to be held on [•], 2025 and at any adjournment or postponement thereof. This proxy statement/prospectus provides Colombier shareholders with information they need to know to be able to vote or direct their vote to be cast at the Colombier Extraordinary General Meeting.

This proxy statement/prospectus is being first mailed on or about [•], 2025 to all shareholders of record of Colombier as of [•], which is the Record Date. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the Colombier Extraordinary General Meeting.

Date, Time and Place

The Colombier Extraordinary General Meeting will be held as a “virtual meeting” via live audio webcast on [•], 2025 at [•] a.m. Eastern Time at www.cstproxy.com/[•]. For the purposes of the Current Charter, the Colombier Extraordinary General Meeting may also be attended in person at Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, New York, New York 10105-0302.

Registering for the Colombier Extraordinary General Meeting

As a registered Colombier shareholder, you received a proxy card from Continental Stock Transfer & Trust Company. The form contains instructions on how to attend the meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact Continental Stock Transfer & Trust Company at the phone number or e-mail address below. Continental Stock Transfer & Trust Company’s support contact information is as follows: (917) 262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the meeting starting [•], 2025 at [•] a.m. Eastern Time. Enter the URL address into your browser www.cstproxy.com/[•], enter your control number, name and email address. At the start of the meeting, you will need to re-log in using your control number and will also be prompted to enter your control number if you vote during the meeting.

A Colombier shareholder that holds such shareholder’s shares in “street name,” which means such shareholder’s shares are held of record by a broker, bank or other nominee, may need to contact Continental Stock Transfer & Trust Company to receive a control number. If you beneficially own shares held in “street name” and plan to vote at the meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote Continental Stock Transfer & Trust Company will issue you a guest control number with proof of ownership. Either way you must contact Continental for specific instructions on how to receive the control number. We can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.

If you do not have internet capabilities, you can listen only to the meeting by dialing 1 800-450-7155 within the U.S. and Canada (toll-free), or +1 857-999-9155 outside the U.S. and Canada (standard rates apply) when prompted enter the pin number [•]#. This is listen-only and you will not be able to vote or enter questions during the meeting and will not be deemed to be present at the meeting, if you are listening via telephone.

Purpose of the Colombier Extraordinary General Meeting

At the Colombier Extraordinary General Meeting, Colombier is asking its shareholders to consider and vote upon:

•        The Business Combination Proposal.    A copy of the Merger Agreement is attached to this proxy statement/prospectus as Annex A.

•        The Merger Proposal.    A copy of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

•        The Charter Proposal.    The form of Proposed Charter to become effective in connection with the consummation of the Business Combination is attached to this proxy statement/prospectus as Annex C. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

•        The Organizational Documents Proposals.    The form of the Proposed Charter containing the advisory amendments to become effective upon consummation of the Business Combination are listed here.

•        The Incentive Plan Proposal.    The form of the Incentive Plan to be used by Pubco from and after the Closing of the Business Combination is attached to this proxy statement/prospectus as Annex E.

•        The NYSE Proposal.

•        The Director Election Proposal.

•        The Insider Letter Amendments Proposal.    The Insider Letter Amendments are attached to this proxy/prospectus as Annex F.

•        The Adjournment Proposal, if presented at the Colombier Extraordinary General Meeting.

Voting Power and Record Date

You will be entitled to vote at the Colombier Extraordinary General Meeting if you owned Colombier Ordinary Shares at the close of business on [•], 2025, which is the Record Date. You are entitled to one vote for each share of Colombier Ordinary Shares that you held as of the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the Record Date, there were 21,250,000 Colombier Ordinary Shares outstanding, of which 17,000,000 are Public Shares and 4,250,000 are Colombier Ordinary Shares held by the Sponsor.

Vote of the Sponsor

In connection with the IPO, Colombier entered into agreements with the Sponsor, pursuant to which it agreed to vote any Colombier Ordinary Shares owned by it in favor of the Business Combination Proposal and for all other Proposals presented at the Colombier Extraordinary General Meeting. These agreements apply to the Business Combination Proposal and for all other Proposals presented to Colombier shareholders in this proxy statement/prospectus.

The Sponsor has waived any redemption rights, including with respect to Colombier Class A Ordinary Shares purchased in the aftermarket, in connection with Business Combination. No consideration was provided in exchange for the Sponsor’s waiver of its redemption rights. The Sponsor Shares held by the Sponsor have no redemption rights upon Colombier’s liquidation and will be worthless if no business combination is effected by Colombier by February 24, 2026 (or such other date as approved by the Colombier shareholders).

Quorum and Required Vote for Proposals

A quorum of Colombier shareholders is necessary to hold a valid meeting. A quorum will be present at the Colombier Extraordinary General Meeting if one-third of the Colombier Ordinary Shares issued and outstanding and entitled to vote at the Colombier Extraordinary General Meeting are represented in person online or by proxy at the Colombier Extraordinary General Meeting. Abstentions will count as present for the purposes of establishing a quorum. Broker non-votes will not be counted for purposes of establishing a quorum.

The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Accordingly, a Colombier shareholder’s failure to vote by proxy or to vote virtually in person at the Colombier Extraordinary General Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome. However, if a Colombier shareholder votes any shares by proxy or virtually in person at the Colombier Extraordinary General Meeting on any Proposal, the failure to vote such shares on other Proposals (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” such other Proposals.

The Required Proposals are conditioned on the approval of the Business Combination Proposal and the Business Combination Proposal is conditioned on the approval of the other Required Proposals (which do not include the Organizational Documents Proposals or the Adjournment Proposal). Unless the Business Combination Proposal is approved, the remaining Required Proposals will not be presented to the shareholders of Colombier at the Colombier Extraordinary General Meeting. The Adjournment Proposal is not conditioned on any other proposal.

It is important for you to note that in the event the Required Proposals (consisting of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal) do not receive the requisite vote for approval, then Colombier will not consummate the Business Combination. If Colombier does not consummate the Business Combination and fails to complete an initial business combination by February 24, 2026 and does not seek to obtain the approval of its shareholders for an Extension, Colombier will be required to cease all operations except for the purposes of winding up, redeem its Public Shares and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses).

Abstentions and Broker Non-Votes

Abstentions will have no effect on the outcome of the vote on any of the Proposals.

The approval of each of the Business Combination Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal, the Insider Letter Amendments Proposal and the Adjournment Proposal requires an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. The approval of the Merger Proposal requires a special resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Accordingly, a Colombier shareholder’s failure to vote by proxy or to vote virtually in person at the Colombier Extraordinary General Meeting on any of the Proposals (including by abstaining on each of the Proposals) will have no effect on the outcome. However, if a Colombier shareholder votes any shares by proxy or virtually in person at the Colombier Extraordinary General Meeting on any Proposal, the failure to vote such shares on other Proposals (including by abstaining on the Business Combination Proposal) will have the same effect as a vote “AGAINST” such other Proposals.

Recommendation of the Colombier Board

The Colombier Board has determined that each of the Proposals is fair, advisable and in the best interests of Colombier and has unanimously approved such Proposals. The Colombier Board unanimously recommends that shareholders vote “FOR” each of the Proposals.

When you consider the recommendation of Colombier Board in favor of approval of the Proposals, you should keep in mind that the Sponsor, members of Colombier Board and officers have interests in the Business Combination that may be different from or in addition to (or which may conflict with) your interests as a shareholder. These interests include, among other things, the fact that:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of a Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of which may be convertible into Private Warrants at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

In addition to the interests of the Sponsor and Colombier’s executive officers and directors in the Business Combination, Colombier shareholders should be aware that the IPO Underwriter (BTIG) as well as Roth, in its capacity as financial advisor to Colombier in connection with the IPO, may also have financial interests that are different from, or in addition to, the interests of Colombier shareholders, including the fact that:

•        pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to up to $0.35 per Unit issued in the IPO, or $5,950,000, and such fees are payable only if Colombier completes an initial business combination. Up to $0.30 per Unit of the $0.35 at the sole discretion of Colombier may be reallocated for expenses in connection with its initial business combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement described below;

•        pursuant to the Financial Advisory Services Agreement, Roth may receive a deferred fee of up to $1,190,000, or such other amount as Roth and Colombier have agreed, as permitted by the terms of the Roth IPO Advisory Agreement, and such fees are payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated;

•        pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination; and

•        pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

These interests may have influenced the Colombier Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Colombier Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Colombier shareholders approve the proposals required to effect the Business Combination. The Colombier Board determined that the overall benefits expected to be received by Colombier and its shareholders in the Business Combination outweighed any potential risk created by the conflicts stemming from these interests. In addition, the Colombier Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

Voting Your Shares

Each Colombier Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares, there are three ways to vote your Colombier Ordinary Shares at the Colombier Extraordinary General Meeting:

1.      Vote by internet.

•        Before the meeting:    Go online to www.cstproxyvote.com. Use the internet to transmit your proxy with your voting instructions and for electronic delivery information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or obtain a proxy from the record holder of your shares allowing you to submit a proxy via the internet with respect thereto.

•        During the meeting:    Go online to www.cstproxy.com/[•]. You will be able to attend the Colombier Extraordinary General Meeting online and vote your shares electronically until voting is closed. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Colombier Ordinary Shares.

2.      Vote by mail.    Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States). By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Colombier Extraordinary General Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Colombier Extraordinary General Meeting so that your shares will be voted if you are unable to attend the Colombier Extraordinary General Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Colombier Extraordinary General Meeting. If you sign and return the proxy card but do not give instructions on how to vote your shares, your Colombier Ordinary Shares will be voted as recommended by our Board. Our Board recommends voting “FOR” the Proposals. Proxies submitted by mail should be received by [•], 2025 in order to ensure that they are counted at the Colombier Extraordinary General Meeting.

3.      Vote by telephone.    You may submit a proxy to vote your shares by calling and following the instructions on the proxy card. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or obtain a proxy from the record holder of your shares allowing you to submit a proxy via telephone with respect thereto. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your Colombier Ordinary Shares.

Revoking Your Proxy; Changing Your Vote

If you are a record owner of your shares and you give a proxy, you may change your vote or revoke your proxy at any time before it is exercised at the Colombier Extraordinary General Meeting by doing any one of the following:

•        submitting a valid, later-dated proxy card or proxy via the internet or by telephone before 11:59 p.m., Eastern Time, on the calendar day immediately preceding the Colombier Extraordinary General Meeting, or by mail that is received prior to the Colombier Extraordinary General Meeting;

•        sending a written revocation of a proxy to Colombier’s secretary at 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480, that bears a date later than the date of the proxy you want to revoke and is received prior to the date of the Colombier Extraordinary General Meeting; or

•        attending the Colombier Extraordinary General Meeting (or, if the Colombier Extraordinary General Meeting is adjourned or postponed, attending the applicable adjourned or postponed meeting) and voting in person online, which automatically will cancel any proxy previously given, or revoking your proxy in person online, but your attendance alone will not revoke any proxy previously given.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.

Who Can Answer Your Questions About Voting Your Shares

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Colombier Ordinary Shares, you may contact Sodali, Colombier’s proxy solicitor, at:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: aact.info@investor.sodali.com

No Additional Matters May Be Presented at the Colombier Extraordinary General Meeting.

The Colombier Extraordinary General Meeting has been called only to consider the approval of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Organizational Documents Proposals, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and, if presented at the Colombier Extraordinary General Meeting, the Adjournment Proposal. Under the Current Charter, other than procedural matters incident to the conduct of the Colombier Extraordinary General Meeting, no other matters may be considered at the Colombier Extraordinary General Meeting if they are not included in this proxy statement/prospectus, which serves as the notice of the Colombier Extraordinary General Meeting.

Redemption Rights

Pursuant to the Current Charter, any holders of Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses, calculated as of two (2) business days prior to the consummation of the Business Combination. If demand is properly made in accordance with the procedures reflected in this proxy statement/prospectus and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account (calculated as of two (2) business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to Colombier as Permitted Withdrawals). For illustrative purposes, based on funds in the Trust Account of approximately $179.2 million on March 17, 2025, the estimated per share redemption price would have been approximately $10.54. A public shareholder, together with any of such shareholder’s affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of Exchange Act) will be restricted from redeeming in the aggregate such shareholder’s shares or, if part of such a group, the group’s shares, with respect to 15% or more of the Colombier Ordinary Shares included in the Units.

In order to exercise redemption rights, holders of Public Shares must:

•        prior to 5:00 p.m. Eastern Time on [•], 2025 (two (2) business days before the Colombier Extraordinary General Meeting), tender your shares physically or electronically using The Depository Trust Company’s DWAC system and submit a request in writing that your Public Shares be redeemed for cash to Continental Stock Transfer & Trust Company, Colombier’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com

•        In your request to Continental Stock Transfer & Trust Company for redemption, you must also affirmatively certify if you “ARE” or “ARE NOT” acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other shareholder with respect to Colombier Ordinary Shares; and

•        deliver your Public Shares either physically or electronically through DTC to Colombier’s transfer agent at least two (2) business days before the Colombier Extraordinary General Meeting. Public Shareholders seeking to exercise redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent and time to effect delivery. It is Colombier’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Colombier does not have any control over this process, and it may take longer than two weeks. Shareholders who hold their Public Shares in “street name” will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests (and submitting shares to the transfer agent) and thereafter, with Colombier’s consent, until the consummation of the Business Combination, or such other date and time as determined by the Colombier Board. If you delivered your shares for redemption to Colombier’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Colombier’s transfer agent return the shares (physically or electronically). You may make such request by contacting Colombier’s transfer agent at the phone number or address listed above.

If Colombier receives valid redemption requests from holders of Public Shares prior to the redemption deadline, Colombier may, at its sole discretion, following the redemption deadline and until the date of Closing (or such earlier date and time, if any, as Colombier may determine in its sole discretion), seek and permit withdrawals by one or more of such holders of their redemption requests. Colombier may select which holders to seek such withdrawals of redemption requests from based on any factors we may deem relevant, and the purpose of seeking such withdrawals may be to increase the funds held in the Trust Account. If a holder of Public Shares delivered its Public Shares for redemption to the transfer agent and decides within the required timeframe not to exercise its redemption rights, it may request that the transfer agent return the shares (physically or electronically). The holder can make such request by contacting the transfer agent, at the address or email address listed in this joint proxy statement/consent solicitation statement/prospectus.

Prior to exercising redemption rights, shareholders should verify the market price of Colombier Ordinary Shares as they may receive higher proceeds from the sale of their Colombier Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your Colombier Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Colombier Ordinary Shares when you wish to sell your shares.

If you exercise your redemption rights, your Colombier Ordinary Shares will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of Pubco, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not consummated and Colombier otherwise does not consummate an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to the public shareholders (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses) and the Warrants will expire worthless.

Appraisal Rights

Colombier shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

Proxy Solicitation

Colombier is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. Colombier and its directors, officers and employees may also solicit proxies in person. Colombier will file with the SEC all scripts and other electronic communications as proxy soliciting materials. Colombier will bear the cost of the solicitation.

Colombier has hired Sodali to assist in the proxy solicitation process. Colombier will pay that firm a fee of $30,000, plus disbursements of its expenses in connection with the services relating to the Colombier Extraordinary General Meeting.

Colombier will ask banks, brokers and other institutions, nominees and fiduciaries (“other nominees”) to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Colombier will reimburse them for their reasonable expenses in connection with such efforts.

Potential Purchases of Public Shares and/or Warrants

At any time prior to the Colombier Extraordinary General Meeting, Colombier’s Sponsor, directors or officers or GrabAGun and/or their respective affiliates, during a period when they are not then aware of any material non-public information regarding Colombier or Colombier’s securities, may purchase Units, Colombier Class A Ordinary Shares, or Public Warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions would be to increase the likelihood that the Proposals are approved at the Colombier Extraordinary General Meeting or to provide additional equity financing. Any such share purchases and other transactions may thereby increase the likelihood of obtaining shareholder approval of the Business Combination. This may result in the completion of the Business Combination that may not otherwise have been possible. As of the date of this proxy statement/prospectus, none of Colombier’s Sponsor, directors or officers has any plans to make any such purchases. Colombier will file a Current Report on Form 8-K to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the Proposals. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.

Entering into any such incentive arrangements may have a depressive effect on outstanding Colombier Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Colombier Extraordinary General Meeting.

The existence of financial and personal interests of Colombier’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of Colombier and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the Proposals. See the sections entitled “Risk Factors,” “The Business Combination Proposal (Proposal 1) — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination” and “Beneficial Ownership of Securities” for more information and other risks.

THE BUSINESS COMBINATION PROPOSAL (PROPOSAL 1)

General

Holders of Colombier Ordinary Shares are being asked to consider and vote on a proposal to approve, by ordinary resolution, the Merger Agreement and the Business Combination. Colombier shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “The Merger Agreement” below, for additional information and a summary of certain terms of the Merger Agreement. You are urged to read carefully the Merger Agreement in its entirety before voting on this proposal.

Because Colombier is holding a shareholder vote on the Business Combination, Colombier may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the Colombier Ordinary Shares that are voted at the Colombier Extraordinary General Meeting, voting together as a single class.

The Merger Agreement

This section describes the material provisions of the Merger Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement and the related agreements; a copy of the Merger Agreement is attached as Annex A hereto, which is incorporated herein by reference. Colombier shareholders and other interested parties are urged to read such agreement in its entirety because it is the primary legal document that governs the Business Combination. Unless otherwise defined herein, the capitalized terms used in this section “Proposal 1: The Business Combination Proposal — The Merger Agreement” are defined in the Merger Agreement.

The Merger Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement or other specific dates, including, in some cases, as of the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement. The representations, warranties and covenants in the Merger Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. Colombier does not believe that the disclosure schedules contain information that is material to an investment decision.

On January 6, 2025, Colombier entered into the Merger Agreement with Pubco, Purchaser Merger Sub (upon subsequent execution of a joinder to the Merger Agreement), Company Merger Sub, and GrabAGun. Pursuant to the terms of the Merger Agreement, a business combination between Colombier and GrabAGun will be effected. More specifically, and as described in greater detail below, at the Effective Time, Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity, as a result of which each issued and outstanding security of Colombier immediately prior to the effective time of the Colombier Merger will no longer be outstanding and will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent securities of Pubco, Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity, and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger will no longer be outstanding and will automatically be cancelled in exchange for the right to receive newly-issued shares of Pubco Common Stock and the Aggregate Cash Consideration. As a result of the Mergers and other transactions contemplated by the Merger Agreement, Colombier and GrabAGun will become wholly owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the Merger Agreement, and Pubco will become a publicly traded company.

Merger Consideration

Pursuant to the terms of the Merger Agreement, the consideration to be delivered to the holders of equity interests of GrabAGun in connection with the Mergers will consist of (i) a number of newly issued shares of Pubco Common Stock equal to $100.0 million divided by $10.00 plus (ii) an amount of cash equal to $50.0 million. Each GrabAGun Member will be entitled to receive his pro rata portion of the Aggregate Stock Consideration and the Aggregate Cash Consideration.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of Colombier and GrabAGun that are reasonably customary for similar transactions and that include certain qualifications and customary exceptions, as applicable. Additionally, many of the representations and warranties are qualified by specified exceptions or qualifications contained in the Merger Agreement, by information provided pursuant to certain disclosure schedules to the Merger Agreement, or by reference to materiality, Material Adverse Effect, or similar qualifiers. “Material Adverse Effect” as used in the Merger Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person and its subsidiaries, taken as a whole, or (b) the ability of such person or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Merger Agreement or the agreements related thereto to which it is a party or bound or to perform its obligations, subject to customary exceptions.

No Survival

No party’s representations, warranties or pre-Closing covenants will survive Closing, except for those covenants and agreements to be performed after the Closing, which will survive until fully performed. No party has any post-Closing indemnification obligations.

Covenants of the Parties

The Merger Agreement includes customary covenants of the parties with respect to, among others things, (i) operation of their respective businesses prior to consummation of the Merger and efforts to satisfy conditions to consummation of the Merger, (ii) access to information, (iii) cooperation in the preparation of the registration statement on Form S-4 required to be filed with the SEC in connection with the Mergers and (iv) obtaining all requisite approvals of each party’s respective shareholders. Additionally, each of Colombier and GrabAGun has agreed not to solicit or enter into a competing alternative transaction in accordance with customary terms and provisions set forth in the Merger Agreement.

Further, Colombier also agreed not to change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the recommendation of the Colombier Board to its shareholders for approval and adoption of the Merger Agreement. Notwithstanding the foregoing, if, prior to obtaining the approval from Colombier shareholders, the Colombier Board, after consultation with its outside legal counsel, determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that a Material Adverse Effect with respect to GrabAGun has occurred on or after the date of the Merger Agreement and, as a result, the failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the Colombier Board, Colombier may make a Change in Recommendation, provided that such party will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) such party delivers to the other party a written notice advising such other party that its board of directors proposes to take such action and containing the material facts underlying its board of directors’ determination that a Material Adverse Effect on GrabAGun has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) business day immediately following the day on which the Change in Recommendation Notice is delivered, the Colombier Board reaffirms in good faith (after consultation with its outside legal counsel and taking into account any adjustments in the terms and conditions of the Merger Agreement offered by GrabAGun as described in the following sentence) that the failure to make a Change in Recommendation would be a breach of its fiduciary duties under applicable law. If requested by GrabAGun, Colombier will use its reasonable best efforts to cause its representative to, during the Change in Recommendation Notice Period, engage in good faith negotiations with GrabAGun and its representatives to make such adjustments in the terms and conditions of the Merger Agreement so as to obviate the need for a Change in Recommendation.

Conditions to Closing

Each party’s obligation to consummate the Transactions are conditioned upon, among other things, (i) approval by Colombier’s shareholders of the Merger Agreement and the Transactions, (ii) approval by GrabAGun’s members of the Merger Agreement and the Transactions, (iii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended or any other applicable antitrust laws; (iv) the absence of any applicable law or order that makes illegal, or prohibits or prevents, the transactions contemplated by the Merger Agreement; (v) Colombier or Pubco having at least $5,000,001 in consolidated net tangible assets either immediately prior to the Closing, after giving effect to the completion of the Redemption, or upon the Closing after giving effect to the Mergers, the Redemption and any transaction financing, or upon the Closing, Pubco otherwise being exempt from the provisions of Rule 419 promulgated under the Exchange Act; (vi) the members of the Pubco Board having been elected or appointed as of the Closing consistent with the requirements of the Merger Agreement; (vii) the Registration Statement having become effective in accordance with the provisions of the Securities Act, (viii) Pubco will have amended and restated its certificate of formation in a form satisfactory to Colombier and GrabAGun, (ix) upon the Closing, the gross cash and cash equivalents delivered to Pubco in connection with the transactions contemplated by the Merger Agreement after payment of the Aggregate Cash Consideration to holders of equity interests in GrabAGun and including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Colombier Transaction Expenses, but excluding the payment of GrabAGun Transaction Expenses) and including the aggregate amount of any transaction financing, will equal or exceed $30.0 million; and (x) shares of Pubco Common Stock and Pubco Public Warrants will have been approved for listing on NYSE upon the Closing.

In addition, Colombier’s obligation to consummate the transactions contemplated by the Merger Agreement is conditioned upon, among other things (i) the representations and warranties of GrabAGun relating to organization and standing, authorization, non-contravention, capitalization (other than the first sentence of such representation in the Merger Agreement) and finders and brokers being true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of the Merger Agreement and as of the date of Closing, (ii) the representations and warranties of GrabAGun set forth in the first sentence of the capitalization representation being true and correct in all respects on and as of the date of the Merger Agreement and as of the date of Closing, (iii) all other representations and warranties of GrabAGun being true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all respects on and as of the date of the Merger Agreement and on and as of the date of Closing, except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect, (iv) GrabAGun having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, (v) no Material Adverse Effect having occurred with respect to GrabAGun since the date of the Merger Agreement, which such Material Adverse Effect is continuing and uncured, (vi) each Non-Competition Agreement, each Employment Agreement, each Lock-Up Agreement and the Insider Letter Amendments being in full force and effect as of the Closing, and (vii) each GrabAGun Member having executed the Amended and Restated Registration Rights Agreement.

GrabAGun’s obligation to consummate the transactions contemplated by the Merger Agreement is further conditioned upon, among other things (i) the representations of Colombier relating to organization and standing, authorization, non-contravention, capitalization (other than the first sentence of such representation in the Merger Agreement) and finders and brokers being true and correct in all material respects on and as of the date of the Merger Agreement and as of the Closing, (ii) the representations and warranties of Colombier set for in the first sentence of the capitalization representation being true and correct in all respects (except for de minimis inaccuracies) on and as of the date of the Merger Agreement and as of the Closing, (iii) the representations and warranties of Colombier relating to whether Colombier has been subject to a Material Adverse Effect being true and correct on and as of the date of the Merger Agreement and as of the Closing, (iv) all other representations and warranties of Colombier being true and correct on and as of the Closing Date as if made on and as of the Closing Date (subject to certain exceptions and an overall “Purchaser Material Adverse Effect” standard), (v) Colombier having performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under the Merger Agreement to be performed or complied with by it on or prior to the Closing Date, (vi) the Insider Letter Amendments being in full force and effect as of the Closing, and (vii) Colombier and Sponsor will have executed the Amended and Restated Registration Rights Agreement.

Termination

The Merger Agreement may be terminated at any time prior to the Effective Time by either Colombier or GrabAGun if the Mergers and related transactions are not consummated on or before August 1, 2025, provided that Colombier and GrabAGun may agree to extend the Outside Date to a mutually agreed upon date.

The Merger Agreement may also be terminated under certain other customary and limited circumstances at any time prior the Closing, including, among other reasons (i) by mutual written consent of Colombier and GrabAGun; (ii) by written notice by either Colombier and GrabAGun to the other if a governmental authority of competent jurisdiction will have issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by GrabAGun for Colombier’s uncured material breach of the Merger Agreement, such that the related closing condition would not be met; (iv) by Colombier for GrabAGun’s uncured material breach of the Merger Agreement, such that the related closing condition would not be met; (v) by Colombier, if there will have been a Material Adverse Effect on GrabAGun following the date of the Merger Agreement which is uncured and continuing; (vi) by either Colombier or GrabAGun if Colombier holds its shareholder meeting to approve the Merger Agreement and the Transactions, and such approval is not obtained; and (vii) by written notice from Colombier to GrabAGun if GrabAGun has not delivered the PCAOB-audited financial statements for its fiscal years ended December 31, 2023 and December 31, 2024 to Colombier on or before March 15, 2025.

If the Merger Agreement is terminated, all further obligations of the parties under the Merger Agreement (except for certain obligations related to public announcements, confidentiality, effect of termination, fees and expenses, trust fund waiver, and customary miscellaneous provisions) will terminate, no party to the Merger Agreement will have any further liability to any other party thereto except for liability for fraud or for willful breach of the Merger Agreement prior to termination.

Trust Account Waiver

GrabAGun agreed on behalf of itself and its affiliates that neither it nor its affiliates will have any right, title, interest of any kind in or to any monies in Colombier’s trust account held for its public shareholders, and agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom) other than in connection with the Closing.

Governing Law

The Merger Agreement is governed by the New York law, provided that matters that are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Colombier Merger and the fiduciary duties that may apply to the directors and officers of the parties) will be governed by the laws of the Cayman Islands and, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof).

Certain Related Agreements

This section describes the material provisions of certain additional agreements entered into or to be entered into pursuant to the Merger Agreement but does not purport to describe all of the terms thereof or include all of the additional agreements entered into or to be entered into pursuant to the Merger Agreement. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Colombier shareholders and other interested parties are urged to read such Related Agreements in their entirety.

Seller Support Agreement

Simultaneously with the execution of the Merger Agreement, each GrabAGun Member entered into a Seller Support Agreement, pursuant to which, among other things, each such equity holder agreed to vote its membership interests in favor of the adoption of the Merger Agreement, the ancillary documents, the approval of the Transactions and any amendments to GrabAGun’s organizational documents in connection therewith, subject to certain customary conditions. Each GrabAGun Member also agreed to take certain other actions in support of the Merger Agreement and related transactions (and any actions required in furtherance thereof) and refrain from taking actions that would adversely affect such holder’s ability to perform his obligations under the Seller Support Agreement. Pursuant to the Seller Support Agreement, the holders of equity interests of GrabAGun also agreed not to transfer their equity interests of GrabAGun during the period from and including the date of the Seller Support Agreement and the first to occur of the date of Closing or the date on which the Seller Support Agreement is terminated.

Lock-Up Agreements

Simultaneously with the execution of the Merger Agreement, the holders of equity interests of GrabAGun entered into a lock-up agreement, pursuant to which such holder agreed not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Pubco Common Stock to be received by such holder in the Transactions, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such shares of Pubco Common Stock, or (iii) publicly disclose the intention to do any of the foregoing, for a period commencing from the Closing and ending on the date that is 6 months after the Closing Date (subject to early release on the earlier upon (i) the date on which the volume-weighted average trading price of one share of Pubco Common Stock traded on the NYSE (or such other exchange on which the shares of Pubco Common Stock are then listed) is greater than or equal to $15.00 for any 20 trading days within any 30 consecutive trading day period beginning on the Closing Date and (ii) date after the Closing on which Pubco consummates a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of its shareholders having the right to exchange their shares of Pubco Common Stock for cash, securities, or other property), subject to certain customary transfer exceptions.

Insider Letter Amendment

Simultaneously with the execution of the Merger Agreement, Pubco, Colombier and the Sponsor entered into an amendment to the letter agreement that was entered into in connection with the IPO, (i) to add Pubco as a party to the Insider Letter, (ii) to revise the terms of the Insider Letter to reflect the transactions contemplated by the Merger Agreement, including the issuance of shares of Pubco Common Stock in exchange for the ordinary shares of Colombier, and (iii) to amend the terms of the lock-up set forth in the Insider Letter to conform with the lock-up terms in the Lock-Up Agreement.

Non-Competition and Non-Solicitation Agreements

Simultaneously with the execution and delivery of the Merger Agreement, each GrabAGun Member entered into a Non-Competition and Non-Solicitation Agreement in favor of GrabAGun and Pubco and their respective subsidiaries, pursuant to which such holders will agree for a period of three years after the Closing not to compete with the Covered Parties and not to solicit the employees and customers of the Covered Parties. Each holder also agreed not to disparage the Covered Parties and to customary confidentiality requirements.

Shareholders’ Agreement

Simultaneously with the execution of the Merger Agreement, Colombier and GrabAGun entered into a shareholders’ agreement, pursuant to which, among other matters, (a) Colombier and GrabAGun, as the shareholders of Pubco, agreed that Pubco, GrabAGun Merger Sub and Colombier Merger Sub will not engage in any business activities other than as contemplated by the Merger Agreement and have no assets or liabilities except in connection with the Transactions, (b) if the Merger Agreement is terminated prior to Closing, Colombier and GrabAGun will cause Pubco to be dissolved and (c) each of Colombier and GrabAGun agreed not to take any action with respect to Pubco without the consent of the other, not to be unreasonably withheld. The Shareholders’ Agreement will terminate upon the earlier of the Closing or the termination of the Merger Agreement.

Amended and Restated Registration Rights Agreement

Prior to the Closing of the Business Combination, Pubco, the Sponsor and the holders of equity interests of GrabAGun will enter into an amended and restated registration rights agreement that will amend and restate the Registration Rights Agreement entered into at the time of the IPO, pursuant to which (i) Pubco will assume the registration obligations of Colombier under such registration rights agreement, with such rights applying to the shares Pubco Common Stock and (ii) the holders of equity interests of GrabAGun will be granted equal registration rights thereunder.

Organizational Structure

Board of Directors and Management Following the Business Combination

The following persons are expected to be elected or appointed by the Pubco Board to serve as executive officers and directors following the Business Combination. For biographical information concerning the executive officers and directors following the Business Combination, see “Management After the Business Combination — Executive Officers and Directors After the Business Combination.”

Each director will hold office until the next annual meeting of shareholders for the election of the class of directors in which such director serves and until his or her successor is duly elected and qualified, or until his or her death, resignation, removal or disqualification.

The following table sets forth the name, age and position of each of the expected directors and executive officers of Pubco upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Marc Nemati	37	President, Chief Executive Officer and Chairman of the Board
Matthew Vittitow	48	Chief Operating Officer and Director
Justin C. Hilty	49	Chief Financial Officer
Non-Employee Directors
Chris Cox	54	Director
Blake Masters	38	Director
Colion Noir	41	Director
Donald J. Trump Jr.	47	Director
Dusty Wunderlich	44	Director

Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination

When you consider the recommendation of the Colombier Board to vote in favor of approval of the Proposals, you should keep in mind that Colombier’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Colombier. These interests include, among other things, the fact that:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor

Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of a Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of which may be convertible into Private Warrants at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less

Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

In addition to the interests of the Sponsor and Colombier’s executive officers and directors in the Business Combination, Colombier shareholders should be aware that the IPO Underwriter (BTIG) as well as Roth, in its capacity as financial advisor to Colombier in connection with the IPO, may also have financial interests that are different from, or in addition to, the interests of Colombier shareholders, including the fact that:

•        pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to up to $0.35 per Unit issued in the IPO, or $5,950,000, and such fees are payable only if Colombier completes an initial business combination. Up to $0.30 per Unit of the $0.35 at the sole discretion of Colombier may be reallocated for expenses in connection with its initial business combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement described below;

•        pursuant to the Financial Advisory Services Agreement, Roth may receive a deferred fee of up to $1,190,000, or such other amount as Roth and Colombier have agreed, as permitted by the terms of the Roth IPO Advisory Agreement, and such fees are payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated;

•        pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination; and

•        pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

These interests may have influenced the Colombier Board in making their recommendation that you vote in favor of the approval of the Business Combination. The members of the Colombier Board were aware of and considered these interests, among other matters, when they approved the Business Combination and recommended that Colombier shareholders approve the proposals required to effect the Business Combination. The Colombier Board determined that the overall benefits expected to be received by Colombier and its shareholders in the Business Combination outweigh any potential risk created by the conflicts stemming from these interests. In addition, the Colombier Board determined that potentially disparate interests would be mitigated because (i) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, (ii) these interests could be adequately disclosed to shareholders in this proxy statement/prospectus, and that shareholders could take them into consideration when deciding whether to vote in favor of the proposals set forth herein and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

Interests of GrabAGun’s Members and Officers

When you consider the recommendation of the Colombier Board in favor of the Business Combination Proposal, you should keep in mind that GrabAGun’s members and officers have interests in such proposal that are different from, or in addition to those of Colombier shareholders generally. These interests include, among other things, the interests listed below:

•        Certain officers of GrabAGun are expected to become officers of Pubco upon the consummation of the Business Combination. Specifically, the following individuals who are currently officers of GrabAGun are expected to become officers of Pubco upon the consummation of the Business Combination, serving in the offices set forth opposite their names below:

Name	Position
Marc Nemati	President, Chief Executive Officer and Chairman of the Board
Matthew Vittitow	Chief Operating Officer and Director
Justin C. Hilty	Chief Financial Officer

•        Additionally, each of Marc Nemati and Matthew Vittitow have been identified as nominees to serve on the Pubco Board immediately after the consummation of the Business Combination, in connection with which Messrs. Nemati and Vittitow may receive compensation for such service, to the extent Pubco determines to provide any such compensation to its board and board committee members. See also the section of this proxy statement/prospectus entitled “Director Compensation — Director Compensation After the Business Combination.”

•        All four GrabAGun Members, three of whom are officers, own GrabAGun Interests, and will be entitled to receive a portion of the consideration contemplated by the Merger Agreement upon the consummation of the Business Combination, including the Aggregate Cash Consideration. See also the section of this proxy statement/prospectus entitled “Beneficial Ownership of Securities” for a further discussion of the equity interests of GrabAGun’s members and officers in the Business Combination.

•        Each of Messrs. Nemati, Vittitow and Hilty will enter into employment agreements with Pubco prior to the Closing, which will be effective and contingent upon the consummation of the Business Combination. For a summary of such employment agreements see the section of this proxy statement/prospectus entitled “Executive Compensation of GrabAGun — Executive Compensation After the Business Combination.”

In addition to the interests of GrabAGun’s members and executive officers in the Business Combination, Colombier shareholders should be aware that (i) under the terms of the Consulting Agreement, the GrabAGun Consultant will receive at and contingent upon the Closing, 300,000 newly-issued shares of Pubco Common Stock, representing the settlement of previously-granted restricted units in GrabAGun (which restricted units will have no economic value and be forfeited if the Business Combination is not consummated) and that the GrabAGun Consultant accordingly has financial interests in the Business Combination that may be different from the interests of the Colombier shareholders and (ii) Stephens, in its capacity as financial advisor to GrabAGun in connection with the

Business Combination, has financial interests in the Business Combination that are different from the interests of Colombier shareholders, including the fact that, pursuant to the Stephens Engagement Letter, Stephens will receive at and contingent upon the Closing, a transaction fee in the amount of $2,500,000. The Stephens Engagement Letter also provides for reimbursement of Stephens’ out-of-pocket expenses incurred in connection with its engagement by GrabAGun, regardless of whether the Business Combination is consummated.

Ownership of Pubco after the Business Combination

Upon consummation of the Business Combination (assuming, among other things, that no Public Shareholders exercise redemption rights in connection with the Closing and the other assumptions described under the section with the heading “Frequently Used Terms — Share Calculations and Ownership Percentages”), (i) the Public Shareholders are expected to own approximately 53.9% of the outstanding Pubco Common Stock, (ii) the Sponsor is expected to own approximately 13.5% of the outstanding Pubco Common Stock, and (iii) the GrabAGun Members are expected to own approximately 31.7% of the outstanding Pubco Common Stock.

These percentages assume, among other assumptions, that at, or in connection with, the Closing, (i) no Public Shareholders redeem Public Shares prior to or in connection with the Business Combination, and (ii) there are no pre-Closing transfers, distributions or forfeitures of securities held by the Sponsor, but exclude the potential dilutive effect of Pubco warrants to be issued at Closing to former holders of Colombier Public Warrants and Colombier Private Warrants (and the shares of Pubco Common Stock issuable upon exercise of such warrants) and excluding, also, any post-Closing equity awards under the Incentive Plan. If actual facts are different from these assumptions, which they are likely to be, the percentage ownership retained by the Colombier shareholders and GrabAGun Members and the GrabAGun Consultant in Pubco, and associated voting power, will be different.

Charter

Pursuant to the Merger Agreement, Pubco will adopt the Proposed Charter and the Proposed Bylaws, which will be effective as of the Closing. See “The Charter Proposal (Proposal 3).”

Name and Headquarters of Pubco

Pubco’s headquarters will be located at 200 East Beltline Road, Suite 403, Coppell, TX 75019.

Background of the Business Combination

Colombier is a blank check company incorporated as an exempted company under the laws of the Cayman Islands on September 27, 2023, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Prior to entering into the Merger Agreement, Colombier conducted a thorough search for a business combination target, drawing upon the networks of relationships of its management team, the members of the Colombier Board and input from the Sponsor and its affiliates across different industries, leveraging the significant experience of Colombier’s officers and directors in analyzing and evaluating companies and market opportunities across a variety of sectors. Prior to consummating its IPO on November 24, 2023, neither Colombier, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with GrabAGun. The terms of the proposed Business Combination with GrabAGun are the result of arm’s-length negotiations between representatives of Colombier and GrabAGun. The following is a brief description of the background of these negotiations and the resulting Business Combination.

During its search process, Colombier formally evaluated approximately 50 business combination opportunities across a broad range of sectors including, among others, technology, healthcare, consumer goods, ecommerce, financial services, asset management, banking, oil and gas, natural resources and media. Most of these targets had operations concentrated in the United States. Colombier identified these target businesses through a combination of business and personal relationships of members of Colombier management and the Colombier Board and inquiries and presentations made to Colombier by representatives of the target businesses. As Colombier continued to gather and evaluate information about these potential business combination opportunities (including, among other factors, target company management qualifications, preparedness to go public and perceived likelihood of companies’ abilities to timely proceed with a business combination transaction process), Colombier was able to further narrow the companies it was evaluating to focus on a group of 12 businesses, with which Colombier entered into non-disclosure agreements.

During Colombier’s search for a business combination target, Colombier management kept members of the Colombier Board apprised of the details of such business combination opportunities, including overviews of the businesses, their target sectors and the material discussions with such businesses and the status thereof.

With regard, in particular, to the 12 potential target businesses with which Colombier entered into non-disclosure agreements, Colombier engaged in substantive discussions with advisors, significant stockholders and/or other representatives of such businesses. For the potential business combination opportunities that were deemed to warrant significant interest, Colombier management and members of the Colombier Board carried out diligence efforts, including receiving presentations from and holding discussions with management teams, evaluating management experience and engaging in readiness discussions, and assessing these target companies’ financial condition and growth prospects within their respective industries and markets. Colombier, in the course of its search and evaluation process, distributed initial draft letters of intent to five potential business combination targets (including GrabAGun) and ultimately entered into two letters of intent (inclusive of the letter of intent with GrabAGun).

Description of Negotiation Process with Candidates other than GrabAGun.

Below is a summary of targets other than GrabAGun that were considered and the reasons why Colombier did not proceed with these candidates.

•        Target A:    Following the execution of an NDA in November 2023, for a period of six weeks commencing in mid-December 2023, Colombier carried out due diligence and engaged in discussions with Target A, a consumer-oriented asset manager, regarding the possibility of engaging in a business combination transaction. After further discussions and negotiations of potential transaction terms, Colombier ultimately discontinued discussions with Target A because the parties’ expectations regarding transaction timelines and terms were not aligned.

•        Target B:    Colombier and Target B, consumer-oriented digital market and insights platform, began discussing the possibility of engaging in a business combination transaction in early April 2024, and continued for a five-week period following the parties’ execution of an NDA in mid-April 2024. Colombier carried out due diligence regarding Target B during this period and ultimately decided not to pursue a business combination with Target B because of Target B’s business plans and because Colombier and Target B were not able to agree on transaction terms.

•        Target C:    Following the execution of an NDA in mid-May 2024, Colombier and Target C, a consumer marketplace company, began discussing the possibility of engaging in a business combination transaction. Colombier conducted various aspects of diligence and negotiated potential transaction terms with Target C for approximately three weeks, following which Target C determined to discontinue such discussions due to the parties’ inability to agree on the terms of a potential business combination.

•        Target D:    For a period of three months, beginning in early June 2024, Colombier and Target D, a bank, began discussing the possibility of engaging in a business combination transaction. After executing an NDA in mid-June 2024, Colombier conducted various aspects of diligence and negotiated potential transaction terms with Target D. Such discussions resulted in the parties entering into a letter of intent on July 4, 2024. After extensive discussions and negotiations, Target D’s commitment to pursuing a business combination appeared uncertain and Colombier ultimately discontinued discussions with Target D in order to pursue other opportunities.

Description of Negotiations between Colombier and GrabAGun.

During early October 2024, a mutual business contact of Omeed Malik, the Chairman of the Colombier Board and Colombier’s Chief Executive Officer, and Marc Nemati, the Chief Executive Officer of GrabAGun, introduced Messrs. Malik and Nemati, following which Mr. Nemati and the Colombier management team had an initial telephonic meeting to discuss attributes of Colombier and the possibility of Colombier and GrabAGun commencing discussions regarding the possibility of engaging in a business combination transaction. On October 3, 2024, representatives of GrabAGun’s previously engaged financial advisor, Stephens Inc. (“Stephens”), connected members of the Colombier management team with GrabAGun management over email.

On October 7, 2024, Colombier and GrabAGun entered into a non-disclosure agreement. Between October 2, 2024, and October 24, 2024, calls and meetings were held between members of Colombier management, GrabAGun management and GrabAGun’s financial advisor, Stephens, to continue preliminary discussions concerning a potential business combination transaction, including prospective timelines, the parties’ respective goals with regard to a potential business combination between Colombier and GrabAGun and the potential benefits to GrabAGun of becoming a public company. Among such meetings were initial due diligence discussions regarding GrabAGun’s business, which were attended by Colombier management, Mr. Nemati and representatives of Stephens. The parties also provisionally discussed the valuation to be attributed to GrabAGun’s business in a transaction with Colombier, as well as the GrabAGun Members’ expectation that a portion of the consideration deliverable at the Closing consist of cash. In this regard, in determining the proposed transaction consideration Colombier incorporated into the Initial LOI, as further described below, Colombier management considered, among other factors, certain historical financial and operating information about GrabAGun (including GrabAGun’s estimated EBITDA of $5M for the twelve months ended September 30, 2024, derived from the unaudited historical information provided by GrabAGun to Colombier prior to the execution of the Merger Agreement, as further detailed under the subheading below entitled “GrabAGun Information”), certain observations about potential growth opportunities for GrabAGun (as further described below), informed by Colombier management’s experience evaluating eCommerce and other companies, and financial metrics associated with certain peer companies derived from publicly available sources, all as further detailed under the subsection entitled “Colombier Financial Analysis”. Relative to GrabAGun’s potential future growth, Colombier management considered both costs, as well as prospective benefits, to GrabAGun associated with becoming a public company, which benefits may include access to capital not previously available to GrabAGun as a privately-owned company, increased awareness about GrabAGun’s eCommerce platform and other opportunities to extend GrabAGun’s current customer base and network of business relationships. These observations about potential future benefits were informed by Colombier management’s professional experience, including observations gleaned from the Colombier I business combination transaction resulting in the business of PublicSq. becoming a public company in July 2023, as further described under the heading “Information About Colombier — Colombier I”; however, some or none of these prospective benefits may apply to GrabAGun or to Pubco after the consummation of the proposed Business Combination, if any.

On October 29, 2024, Andrew Nasser, Colombier’s Chief Investment Officer and Co-President, sent an initial draft of a non-binding letter of intent (“Initial LOI”) on behalf of Colombier to Mr. Nemati, which was ultimately executed by both parties on November 18, 2024 (the “LOI”).

The terms proposed by Colombier in the Initial LOI included, among other things, (i) proposed transaction consideration to GrabAGun Members equal to $150 million, consisting of (A) newly issued shares of common stock of the post-closing entity (at a per share value equal to the Redemption Price) and (B) maximum aggregate cash consideration to the GrabAGun Members in an amount equal to $50 million, subject to reduction by $5 million for each incremental $17 million payable (and pro rata for amounts not a multiple of $17 million) by Colombier to Public Shareholders to satisfy Redemption Payments, (ii) a six-month post-closing lock-up period for GrabAGun Members and the Sponsor, subject to early release based on the achievement of certain share price milestones (with the lock-up period applicable to the Sponsor Shares to be revised, subject to approval by Colombier shareholders and the IPO Underwriter) and (iii) a closing condition that, at the Closing, GrabAGun would receive gross cash proceeds from the proposed business combination of at least $50 million, before payment of Colombier’s accrued but unpaid transaction expenses.

In the following days, Colombier and GrabAGun discussed and negotiated various terms contained in the Initial LOI and GrabAGun proposed revised terms related to, among other things, the aggregate cash consideration to be received by the GrabAGun Members and the closing condition regarding minimum transaction proceeds to GrabAGun. Ultimately, the parties agreed to a final version of the LOI, which was executed on November 18, 2024. The terms of the LOI included that (i) at the Closing, the GrabAGun Members would receive aggregate consideration equal to $150 million, consisting of (A) $100 million in newly issued shares of common stock of the post-closing entity (at an assumed value of $10.00 per share) and (B) cash consideration of $50 million, (ii) the definitive transaction agreement would include a closing condition that, at the Closing, GrabAGun would receive minimum gross cash proceeds equal to at least $30 million (after satisfaction of Redemptions and after giving effect to the payment of Colombier expenses but before giving effect to the payment of unpaid GrabAGun expenses).

Subsequent to the execution of the LOI, a “kick-off” meeting was held via video conference on November 20, 2024, among representatives of Colombier and its legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), and representatives of GrabAGun and its legal counsel, Olshan Frome Wolosky LLP (“Olshan”). During this meeting, the participants discussed the anticipated terms of the proposed business combination outlined in the LOI and a high-level anticipated timeline for the proposed transaction. Following that meeting, on November 29, 2024, GrabAGun provided EGS access to a virtual data room (the “VDR”) containing information about GrabAGun, which were reviewed by Colombier and its representatives as part of due diligence.

Between November 20, 2024, and the date of execution of the Merger Agreement, Colombier, GrabAGun and certain of their respective advisors and representatives participated in a number of telephone calls and video conferences and Colombier management gathered information to analyze and share with the Colombier Board in connection with Colombier’s evaluation of GrabAGun and the proposed Business Combination. Among other things, Colombier management utilized the information provided by GrabAGun management to inform its review and analysis of GrabAGun’s business and to prepare Colombier analyses of the proposed transaction as further described under the heading “Colombier Financial Analysis” below.

During the period between execution of the LOI and execution of the Merger Agreement, Colombier and its legal counsel EGS conducted legal due diligence based on the documents and other information provided by GrabAGun in the VDR and carried out meetings with Olshan and representatives of GrabAGun. Colombier also engaged Williams Mullen (“Williams Mullen”) as firearms regulatory legal counsel. Additionally, Baker Botts L.L.P. was engaged to assist on Texas legal matters. Legal due diligence efforts conducted by EGS focused, among other areas, on GrabAGun’s capitalization, intellectual property and platform technology, material contracts and employment and benefits arrangements. Due diligence efforts conducted by Williams Mullen focused on GrabAGun’s compliance with firearms regulations applicable to GrabAGun’s business, including to confirm the parties’ understanding that the proposed Business Combination would not require pre-Closing consent or notification from the U.S. Bureau of Alcohol, Tobacco, Firearms & Explosives (the “ATF”), as well as the fact that Pubco would be required to notify the ATF within a period of 30 days after the Closing of a change of control of GrabAGun and, as soon as practicable after the Closing, designate a qualified individual as a “Responsible Person” as defined by the ATF.

To facilitate legal due diligence efforts, EGS sent Olshan a customary legal due diligence request list on November 19, 2024, as supplemented on December 3, 2024, December 5, 2024, December 10, 2024, December 19, 2024, and December 21, 2024, which requests were responded to by GrabAGun and its counsel in writing, orally during meetings and by GrabAGun periodically uploading responsive documents and other information to the VDR. Over the following weeks and until the Merger Agreement was signed, Colombier, GrabAGun and their respective legal counsel continued to hold supplemental diligence meetings and engage in related communication while Colombier management provided periodic updates to the Colombier Board regarding the status of due diligence and transaction negotiations.

In parallel with legal diligence efforts, representatives of Colombier continued to conduct business and financial due diligence. At these meetings, among other things, GrabAGun responded to business, accounting and information technology-related diligence questions posed to the company and meeting participants, including representatives of Colombier, GrabAGun and their respective advisors and discussed, among other topics, GrabAGun’s business plans and strategy, historical financial and operating results, industry positioning and competition, accounting and financial oversight functions and processes and privacy and technology. Colombier management also met with other business contacts knowledgeable about the firearms industry (including certain members of the Colombier Board and other business contacts of Colombier management and the Colombier Board with industry experience or familiarity, as further described below) and reviewed certain publicly-available third-party information and materials about the firearms, ammunitions and firearms accessories retail sector and about other public companies with similarities to GrabAGun’s business, though none of such information or materials was focused on, or materially relied upon, by the Colombier Board to a particular extent relative to other information reviewed and considered as part of due diligence regarding GrabAGun and its business. As further described under the subheading “Colombier Financial Analysis” below, Colombier management and members of the Colombier have substantial experience evaluating the financial merits of companies across a wide range of industries, including eCommerce platforms, tech-enabled services and other consumer-oriented businesses such as GrabAGun’s. Additionally, Michael Seifert, a member of the Colombier Board, is the founder, Chief Executive Officer, President and Chairman of the board of directors of PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSq.”), which owns and operates Credova Holdings, Inc., which provides “buy now, pay later” payment services to GrabAGun customers through its subsidiary Credova Financial, LLC, as further described elsewhere in this proxy statement/prospectus; and Mr. Malik, the Chairman of the Colombier Board and Colombier’s Chief Executive Officer, was previously a member of the board of directors of PublicSq.

On November 8, 2024 and November 15, 2024, Messrs. Nasser, representing Colombier, and Nemati, representing GrabAGun, continued to discuss the proposed business combination, including, without limitation, the jurisdiction of formation of Pubco, the entity expected to be the surviving public company in a business combination involving Colombier and GrabAGun, certain aspects of ongoing financial diligence, as well as the parties’ respective expectations regarding potential transaction expenses as well as recent trends in redemptions from SPAC trust accounts in connection with closings of other recently-consummated initial business combination transactions.

On December 3, 2024, Colombier and GrabAGun agreed to extend the exclusivity term of the LOI to December 18, 2024, in order for the parties to continue discussing and negotiating the terms of the proposed business combination. On December 18, 2024, Colombier and GrabAGun agreed to extend the exclusivity term of the LOI to January 8, 2025. The topics discussed between the parties between December 3 and December 18, 2024, which gave rise to the parties’ determination to extend the exclusivity term under the LOI, are identified and described below in the next paragraph.

EGS prepared an initial draft of the Merger Agreement and sent it to Olshan on December 5, 2024. Between December 5, 2024, and January 3, 2025, Colombier, EGS, GrabAGun and Olshan exchanged multiple drafts of the Merger Agreement. Numerous calls and virtual meetings between EGS and Olshan were held during this period to discuss the terms of the Merger Agreement, including meetings on December 17, 2024, December 23, 2024, December 27, 2024, December 30, 2024, December 31, 2024 and January 3, 2025. The principal topics discussed during these calls and virtual meetings included (i) the structure of the proposed business combination, (ii) the date by which GrabAGun must deliver PCAOB-audited financial statements to Colombier, (iii) the Outside Date, (iv) interim period covenants of both Colombier and GrabAGun, including regarding a change in the Colombier Board’s recommendation of the transaction for approval by Colombier shareholders, and (vi) materiality, lookback periods and other qualifications for the representations and warranties of GrabAGun and Colombier.

During the course of negotiations of the Merger Agreement, the parties also exchanged drafts of, and negotiated the terms of, the Seller Support Agreement, Non-Competition Agreement, Lock-Up Agreement, Insider Letter Amendment, Pubco Stockholder Agreement and Amended Registration Rights Agreement (collectively, the “Ancillary Agreements”). With regard to the Ancillary Agreements, the principal topics discussed and ultimately agreed between the parties included (i) that the lock-up terms applicable to the Pubco shares deliverable to the GrabAGun Members at the Closing should be equivalent to the lock-up restrictions applicable to the Pubco shares deliverable at the Closing to the SPAC Sponsor (in consideration of the Colombier shares received by the Sponsor at the time of the IPO, subject, in this case, to approval by Colombier shareholders of the Insider Letter Amendment Proposal, when presented to shareholders at the Colombier Extraordinary General Meeting) and (ii) that the Non-Competition Agreements into which each GrabAGun Member entered concurrent with the execution of the Merger Agreement, to be effective as of the Closing, would have three (3)-year terms. While the parties continued to discuss and refine the Merger Agreement and Ancillary Agreements, they also worked on a draft investor presentation describing GrabAGun and its business (the “Investor Presentation”). The parties continued to exchange drafts of the Investor Presentation until such presentation was ultimately finalized and a copy thereof furnished as an exhibit to Colombier’s Current Report on Form 8-K filed in connection with the announcement of the parties’ execution of the Merger Agreement.

The execution version of the Merger Agreement contained a number of material terms reflecting negotiations between the parties subsequent to December 5, 2024, including, among other things, (i) certain modifications to the interim period covenants, (ii) the parties agreed that GrabAGun must deliver the PCAOB-audited and, to the extent applicable, auditor-reviewed financial statements required for inclusion in this proxy statement/prospectus on or before March 15, 2025, (iii) the Outside Date was revised to August 1, 2025, (iv) GrabAGun agreed that it will, as promptly as practicable after the date of the Merger Agreement but no later than the Closing, obtain foreign qualifications to do business in each jurisdiction in which it reasonably determines it is required to do so, (v) Pubco and GrabAGun agreed to, as promptly as practicable after the Closing but no later than 30 days after the Closing, provide written notice to the ATF of a change of control and (vi) Pubco and GrabAGun also agreed to, as promptly as practicable after the date of Closing, designate a qualified individual as a Responsible Person, as such term is defined in by the ATF.

The Colombier Board was kept apprised on a regular basis by Colombier management of the status of negotiations with GrabAGun and, on January 5, 2025, the Colombier Board convened a virtual meeting to consider the terms of the Merger Agreement and the transactions contemplated thereby. At such meeting, EGS gave a presentation to the Colombier Board regarding (i) the terms of the Merger Agreement and the transactions contemplated thereby and (ii) the fiduciary duties of directors when considering whether to authorize a potential business combination transaction (incorporating prior input on fiduciary duties under Cayman Islands law provided by Ogier (Cayman) LLP (“Ogier”), Cayman Islands legal counsel to Colombier. Colombier management, led by Mr. Nasser, presented to the Colombier Board its financial analysis of GrabAGun and the proposed terms of the business combination, including the results of Colombier management’s comparative analysis to applicable public peer companies (as further described under the heading “Colombier Financial Analysis”), based on information and materials shared with the Colombier Board prior to such meeting. After review and discussion, including questions from members of the Colombier Board posed to legal counsel and to Colombier management, the members of the Colombier Board agreed to approve the proposed final version of the Merger Agreement and the transactions contemplated thereby and recommended that Colombier’s shareholders adopt and approve in all respects the Merger Agreement and the transactions contemplated thereby.

The Merger Agreement was also approved, prior to its execution, by all of the GrabAGun Members following their review of a substantially final draft of the Merger Agreement and execution of an unanimous written consent on December 13, 2024 to, among other things, authorize, adopt and approve the Merger Agreement and transactions contemplated thereby, and authorize and direct the officers of GrabAGun to further negotiate, execute and deliver the Merger Agreement and consummate the transactions contemplated thereby.

On January 6, 2025, Colombier, GrabAGun, Pubco and Company Merger Sub executed the Merger Agreement and the applicable Ancillary Agreements and issued a joint press release announcing the transaction. Since the date that the Merger Agreement was executed, the parties have held, and expect to continue to hold, regular discussions regarding the timing of consummating the Business Combination and various preparatory efforts in connection therewith. Subsequent to the original execution date of the Merger Agreement, Purchaser Merger Sub was formed and entered into a joinder agreement to become a party to the Merger Agreement.

Colombier Board’s Reasons for the Approval of the Business Combination

The Colombier Board considered a variety of factors in connection with its evaluation of the Business Combination. In light of the number and complexity of those factors, the Colombier Board, as a whole, did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. Individual directors may have given different weight to different factors. The Colombier Board viewed its decision as being a business judgment that was based on all of the information available to, and the factors presented to and considered by, the Colombier Board. Certain information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be delivered to the GrabAGun Members under the terms of the Merger Agreement). Colombier management and the members of the Colombier Board have extensive experience evaluating eCommerce, tech-enabled services and other consumer-oriented businesses and the Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination and its terms. The factors and information considered by the Colombier Board, as further described below, included industry and market information, certain guideline public company data and other relevant information selected based on the business experience and professional judgment of Colombier management. The independent directors of the Colombier Board did not retain an unaffiliated representative to act solely on behalf of the unaffiliated Colombier shareholders to negotiate the terms of the Business Combination and/or prepare a report concerning the approval of the Business Combination.

Prior to Colombier entering into the Merger Agreement, the Colombier Board convened a meeting to complete its evaluation of the proposed Business Combination and the Transactions. In such evaluation, the Colombier Board considered the matters necessary or appropriate for the Colombier Board to reach an informed conclusion as to the fairness and advisability of the Transactions, including, without limitation, whether the proposed Business Combination is in the best interests of Colombier’s shareholders. Having affirmed the foregoing, the Colombier Board proceeded to approve the Business Combination. As Colombier is an exempted company under the laws of the Cayman Islands, the Colombier Board’s review of the Transactions was conducted in accordance with Cayman Islands law, based on advice from Cayman legal counsel that directors of a Cayman company have a duty to act in good faith and in the best interests of the company (generally considered to include the interests of the company’s shareholders, as a whole). Accordingly, taking into account the Colombier Board’s view that the proposed Transactions are in the best interests of the Colombier shareholders, the Colombier Board unanimously approved the Transactions as being fair, advisable and in the best interests of Colombier, and determined to recommend the Business Combination to the Colombier shareholders. Prior to reaching these conclusions and determinations, the Colombier Board consulted with Colombier’s advisors and reviewed in detail information and analyses provided to the Colombier Board by Colombier management, as further described below. As Colombier management and the members of the Colombier Board have substantial experience evaluating the financial merits of companies across a wide range of industries, including eCommerce, tech-enabled services and other consumer-oriented businesses, the Colombier Board concluded that their experience and background enabled them to make the necessary analyses and determinations regarding the proposed Business Combination and its terms. The due diligence and analyses conducted by Colombier management and Colombier’s advisors included:

•        meetings and calls with the management team and advisors of GrabAGun regarding, among other things, GrabAGun’s product offerings, platform operations and technology, vendor partner and other industry relationships, customer base and business plans;

•        review of material contracts and other material matters;

•        financial, tax, legal, cybersecurity and IT infrastructure, accounting, operational, business and other due diligence;

•        review of unaudited historical financial statements and operating information;

•        consultation with GrabAGun management and its legal counsel, as well as certain industry partners;

•        review of GrabAGun’s proprietary tech stack, platform scalability;

•        financial analyses of GrabAGun, the Business Combination and the performance of certain public companies with similarities to the business of GrabAGun, based on publicly available information, as presented by Colombier management to the Colombier Board, as further described in the section entitled “— Colombier Financial Analysis” below.

At the conclusion of this process, the Colombier Board determined that while, like all business deals, the acquisition of GrabAGun presents potential risks, nevertheless pursuing a business combination with GrabAGun would overall be an attractive opportunity for Colombier and its shareholders for a number of reasons, including, but not limited to, the belief that (1) particularly among younger and technically-inclined customers accustomed to buying products online, there is a robust addressable market for the firearms, ammunitions and related accessories products GrabAGun sells on its eCommerce platform; (2) GrabAGun’s technology-first approach and propriety tech stack differentiate the company from competitors and are scalable as the business grows; (3) enhanced digital marketing, customer outreach and publicity may result in a stronger and broader earned media presence, thereby expanding further awareness about GrabAGun and attracting more customers; and (4) GrabAGun can currently be acquired at an attractive valuation.

In addition, based on its review of information about GrabAGun and its business plans, together with the results of Colombier management’s financial analyses, as further described below, the factors considered by the Colombier Board included, but were not limited to, the following:

•        Robust Addressable Market.    Company management believes the addressable market for GrabAGun’s product offerings, based on U.S. 2024 retail data, may have totaled as much as $25 billion. Further, amongst buyers of firearms, ammunitions and related accessories, buyers under age 45 appear to represent growing proportions of today’s 2A buyers, a trend GrabAGun management expects to continue and believes that the Company’s online, mobile-first platform is especially well-positioned to capture, as today’s buyers increasingly favor tech-forward experiences over more traditional retail transactions.

•        Competitive eCommerce Model.    GrabAGun is positioned to be a leading U.S. mobile-focused firearms retail platform for the next generation of buyers. The largely fragmented collection of mom-and-pop and chain stores that has dominated the firearms retail space to date tend to have significantly less modern, if any, digital presence or eCommerce buying capabilities. By contrast, during the 12 months ended in October 2024, mobile sales represented approximately 60% of total GrabAGun customer transactions and an estimated 58% of Company revenues.

•        Cash Flow Generative Business.    GrabAGun’s business is cash flow generative and, based on the unaudited financial information provided to the Colombier Board prior to execution of the Merger Agreement, as further described under the heading “Colombier Financial Analysis”, experienced year-over-year revenue growth of close to 10% during the twelve months ended September 30, 2024, as compared to the twelve months ended September 30, 2023, while the number of NICS background checks during the same period declined by approximately 8%.

•        Passionate Customers and Strong User Engagement.    GrabAGun’s eCommerce platform is designed to serve the new and next generations of American defenders of Second Amendment (“2A”) rights, outdoor enthusiasts and sportsmen. A mailing list of over 1.25 million and estimated e-mail “open rate” of approximately 32% (for the 12-month period ending October 2024) exemplify the engagement of GrabAGun’s user base with its platform. GrabAGun estimates that during the 12 months ended in October 2024, GrabAGun’s average e-mail order value (AOV) exceeded its general AOV by approximately $75 per order.

•        Deep Industry Relationships and Extensive Product Offerings.    GrabAGun’s long-standing vendor partner relationships and multi-brand strategy enables the Company to offer over 78,000 firearms products, including leading brands and lesser-known alternatives. GrabAGun collaborates with its trusted manufacturers, suppliers and distributors to provide integrated inventory prediction, procurement and regulatory compliance capabilities, creating scalable efficiencies and streamlining order fulfilment. The Company has also assembled a nation-wide network of 42,000 federal firearms licensed dealers that carry out legally required background checks, when applicable, and where GrabAGun customers pick up firearms products.

•        Scalable Tech Platform.    AI-enabled product listings, proprietary demand predication and automated procurement systems developed by GrabAGun create efficiencies in pricing, inventory and supply chain management that distinguish the Company from retailers with more traditional firearms supply chain models. The Company’s digitized serial number database, sophisticated address and ordering systems and eGunbook compliance system provide further scalable advantages over existing competitors.

•        Potential Benefits from Business Combination.    While the timeline and certainty to consummate the proposed Business Combination cannot be predicted, GrabAGun’s 2A focus and digital and mobile platform make the company well-positioned to benefit from advantages that going public through a transaction with Colombier may offer, including the possibility that the company receives increased public attention and is able to access a broader network of potential customers.

•        Multiple Avenues for Growth.    Enhanced marketing and customer outreach strategies and stronger earned media presence may improve GrabAGun’s market penetration and increase the Company’s user base. Additional growth opportunities for GrabAGun may include cross-selling via other marketplaces, broadening procurement channels and, in the future, longer-term acquisition and market consolidation opportunities.

•        Management Continuity.    GrabAGun’s experienced management team, led by Chief Executive Officer Marc Nemati, plans to continue running the business after the Closing.

•        Attractive Valuation.    The Colombier Board’s determination that, if GrabAGun is successful in achieving its goals, Colombier shareholders will have acquired their shares in Pubco at an attractive valuation based on the implied valuation of other guideline internet platform companies, as described under the section entitled “The Business Combination Proposal — Guideline Company Analyses.”

•        Terms and Conditions of the Merger Agreement.    The terms and conditions of the Merger Agreement and the Business Combination were, in the opinion of the Colombier Board, the product of arm’s-length negotiations between the parties.

•        Continued Ownership by GrabAGun Members.    The Colombier Board considered that the GrabAGun Members are converting ownership interests in GrabAGun into Pubco in the proposed Business Combination and that the shares of Pubco Common Stock held by former GrabAGun Members after the Closing will be subject to lock-up restrictions described elsewhere in this proxy statement/prospectus.

•        GrabAGun Being an Attractive Target.    The Colombier Board considered the fact that, after a thorough review of other business combination opportunities reasonably available to Colombier, the proposed Business Combination with GrabAGun represents the most attractive opportunity based upon the process used to evaluate and assess other potential acquisition targets.

In the course of its deliberations, in addition to the various other risks associated with the business of GrabAGun, as described in the section entitled “Risk Factors” and appearing elsewhere in this proxy statement/prospectus, the Colombier Board also considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the following:

•        Business Plans May Not be Achieved.    GrabAGun’s business plans, including, without limitation, enhanced user engagement and digital marketing efforts, access to a broader network and customer base, potential cross-selling and other-market expansions, future identification of prospective acquisition targets and other areas may not be successful, or may take longer or be more costly to implement than anticipated, which may affect GrabAGun’s ability or the extent and timeline for GrabAGun to grow profitably.

•        Readiness to be a Public Company.    As GrabAGun has not previously been a public company and its current management team has not managed a public company before, GrabAGun may not have all the different types of employees necessary for it to timely and accurately prepare financial statements and reports for filing with the SEC.

•        Competition.    GrabAGun, and the firearms, ammunitions and related products offered on its platform currently and in the future, compete with offerings of larger and better-capitalized companies and GrabAGun may not be able to compete with these larger or other companies, particularly if their digital and advertising capabilities expand or online product offerings improve.

•        Macroeconomic Uncertainty.    Macroeconomic uncertainty could negatively impact GrabAGun’s revenues and financial performance.

•        Consumer Preferences; Publicity.    Consumer spending habits are subject to personal tastes and preferences, which are susceptible to change and influence and negative publicity about GrabAGun, owning firearms, GrabAGun marketplace participants, or advisors, consultants, representatives, ambassadors, influencers or other persons who are currently or may in the future be associated with GrabAGun may deter platform engagement or sales.

•        Regulated Industry; Litigation.    GrabAGun operates in a highly regulated industry and regulations applicable to the business may change over time and from time to time.    Additionally, it is possible that litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•        IT Infrastructure and Cybersecurity.    As GrabAGun’s customer base and eCommerce platform capabilities continue to expand, GrabAGun may need to enhance certain aspects of its systems, technology and infrastructure to meet demands associated with scaling its platform and protecting its systems and user data of its customers from cybersecurity risks, which may be costly and time consuming and which may not prevent risk of loss of personal data or other impacts of cybersecurity incidents such as information theft, data corruption, loss of customers’ data or legal claims against the company.

•        Valuation.    The risk that the Colombier Board may not have properly valued GrabAGun’s business and did not obtain a third-party valuation or independent fairness opinion in connection with the Business Combination.

•        Fees and Expenses.    The fees and expenses associated with completing the Business Combination.

•        Redemptions.    The risk that holders of Colombier Public Shares exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account after satisfaction (or waiver, as applicable) of other conditions to consummating the Business Combination.

•        Exchange Listing.    The potential inability to maintain the listing of Pubco’s securities on a national exchange following the Closing.

•        Liquidation.    The risks and costs to Colombier if the Business Combination with GrabAGun is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Colombier being unable to effect a business combination within the timeframe permitted by the Current Charter (or any other timeframe as may be approved by Colombier shareholders), which would require Colombier to liquidate.

•        Conflicts of Interest.    The possibility that the Colombier Board may have been influenced by conflicts between what may be in Colombier’s best interests and what may be best for a director’s personal interests, including the possibility that if the Business Combination is not consummated, and Colombier is forced to liquidate because it is unable to consummate another business combination within the timeframe permitted by the Current Charter, the Class B Ordinary Shares and Private Warrants owned by the Sponsor would be worthless. See the section entitled “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination.”

•        Other Risks Factors.    Various other risk factors associated with the business of GrabAGun, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

In addition to considering the factors described above, the Colombier Board also considered that the Sponsor and certain officers and directors of Colombier may have interests in the Business Combination as individuals that are in addition to, and that may be different from, the interests of Colombier shareholders (see section entitled “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”). In evaluating the conflicts of interest referenced above, the Colombier Board concluded that the potentially disparate interests would be mitigated because (i) certain of these interests were disclosed in the prospectus for the IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by Colombier with any other target business or businesses, and (iii) the Sponsor will hold equity interests in Pubco with value that, after the Closing, will be based on the future performance of Pubco’s stock.

After considering the foregoing, the Colombier Board concluded, in its business judgment, that the potential benefits to Colombier and its shareholders relating to the Business Combination outweighed the potentially negative factors and risks relating to the Business Combination

Colombier Financial Analysis

Guideline Company Analyses; Certain GrabAGun Information

GrabAGun does not maintain detailed financial projections to measure business performance and Colombier determined not to prepare, or to request that GrabAGun prepare, GrabAGun projections in connection with the proposed Business Combination. This determination was made due to the inherent uncertainty of aspects of forecasts generally, as well as it being difficult to predict the potential growth GrabAGun may experience in connection with and following the proposed Business Combination, assuming its consummation and successful implementation of the Company’s business plans. Accordingly, GrabAGun financial projections were not prepared by GrabAGun, Colombier or any third parties or provided to or relied upon by the Colombier Board in connection with its evaluation of GrabAGun. The Colombier Board did not obtain a fairness opinion (or any similar report or appraisal) in connection with its determination to approve the Business Combination (including the consideration to be paid to GrabAGun Members under the terms of the Merger Agreement) in part because such opinions and reports ordinarily rely in part on the availability of detailed financial projections. Colombier management and the members of the Colombier Board have substantial experience evaluating the financial merits of companies across a variety of industries, including eCommerce, tech-enabled services and other consumer-oriented businesses, and the Board concluded that this experience and background enabled them to make the necessary analyses and determinations regarding the Business Combination. The Colombier Board’s evaluation of the proposed Business Combination was informed by Colombier management’s analysis of information about provided by GrabAGun about GrabAGun, its management team, product offerings and business relationships, historical financial and operating performance, eCommerce and technology capabilities, user engagement and customer outreach programs, together with industry and addressable market data (collectively, together with other information utilized in connection with Colombier’s evaluation of the potential Business Combination, the “GrabAGun Information”), as well as certain financial information about guideline public companies selected based on the GrabAGun Information and the experience and the professional judgment of Colombier’s management team, as further described below.

Specifically, Colombier management and the Colombier Board reviewed the Guideline Company Analyses prepared by Colombier management utilizing information provided by GrabAGun and publicly available information, as further described below. In the course of Colombier’s evaluation, GrabAGun prepared, as applicable, and provided to Colombier GrabAGun Information which included, among other materials, (i) certain GrabAGun historical unaudited financial and operating history information; (ii) information about GrabAGun’s existing user base and customer network (including, without limitation, regarding the Company’s existing e-mail and other outreach efforts, user engagement and comparative order values), (iii) technical information about components of GrabAGun’s eCommerce platform (including, among other elements, predictive inventory and procurement capabilities, AI-enhanced product listings, integrations with third-party databases, financing and payments capabilities) and its scalability and (iv) management’s business plans, including potential enhancements to the Company’s existing customer outreach and marketing strategies in connection with the proposed Business Combination and generally as well as other potential avenues for future growth, all of which helped form the basis for Colombier’s analysis of GrabAGun’s potential future valuation, and which the Colombier Board used in its review and approval of the terms of the Business Combination (including the consideration to be paid in the transaction to GrabAGun Members); provided, however, that the future value that Colombier attributed to GrabAGun in its evaluation of GrabAGun’s business and approval of the Business Combination did not take into consideration forecasted financial results or specific predictions about GrabAGun’s future business plans, including, without limitation, potential expansions of GrabAGun’s user network or any acquisition or consolidation opportunities that GrabAGun may pursue in the future.

Forward-looking information, including information about future business plans, are susceptible to multiple interpretations and inherently reflect assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, all of which are difficult to predict and many of which are beyond Colombier’s and GrabAGun’s control. None of Colombier management, GrabAGun management, or any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of GrabAGun. Additionally, forward-looking information is inherently subject to uncertainties and contingencies, many of which are beyond GrabAGun’s control, may be significant and cannot be predicted. The various risks and uncertainties include those set forth in the “Risk Factors,” Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus.

There can be no assurance that GrabAGun’s business plans will succeed, currently or in the future. Further, analyses by Colombier management, as presented to the Colombier Board and as described herein, were not and are not intended, and should not be construed or interpreted as, predictions, forecasts, estimates, guarantees, indications or statements of any kind regarding GrabAGun’s likely or actual future results of operations or financial performance. There can also be no assurance that the GrabAGun Information provided to Colombier was complete and accurate or that Colombier, in its assessment of GrabAGun, took into consideration all of the material facts, circumstances and contingencies affecting or that may in the future affect GrabAGun’s business, many of which are not in Colombier’s or GrabAGun’s control and cannot be predicted. After considering the GrabAGun Information and the Guideline Company Analyses, among other factors, positive and negative, as further described elsewhere in this proxy statement/prospectus, the Colombier Board concluded, in its business judgment, to recommend the proposed Business Combination to Colombier shareholders. It is possible, however, that the Colombier Board relied upon information that was incomplete or for any number of reasons does not accurately reflect GrabAGun or its business or the likelihood that Pubco, including the business of GrabAGun, will succeed as a public company after the Business Combination. For these, and any number of other reasons, it is possible that the Colombier Board did not value GrabAGun correctly or arrived at conclusions with which reasonable investors might disagree. Investors are encouraged to read carefully the information contained in this proxy statement/prospectus, including the GrabAGun financial information and the descriptions about various risks and uncertainties concerning GrabAGun’s business described herein, including under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements.”

Guideline Company Analyses

In connection with its analysis of the proposed Business Combination, the Colombier Board reviewed the “Guideline Company Analyses” described below, which were prepared by Colombier management using publicly available Guideline Company data accessed January 2, 2025 (the “access date”) and presented to the Colombier Board. The Guideline Company Analyses incorporated Guideline Company forward year growth rate estimates and recent enterprise value and earnings before interest, taxes, depreciation and amortization (“EBITDA”) information derived from several public companies with attributes similar to GrabAGun (the “Guideline Companies”). Information about the Guideline Companies was then compared with growth rate and pro forma enterprise and EBITDA information about GrabAGun, as further described below.

Guideline Company Selection

The Guideline Company Analyses focused on a group of market-leading e-Commerce and tech-enabled services companies chosen for such analysis by Colombier management based on publicly available information accessed as of the access date. These Guidelines Companies — Mercado Libre, DoorDash, Carvana, Uber, Booking Holdings, Costco, Chewy, eBay, Etsy and Ammo, Inc. — were selected because they are publicly traded companies with operations and business models that, for purposes of this analysis, Colombier management considered to be sufficiently similar to GrabAGun’s business, though none of these businesses are the same as GrabAGun’s business and many of the Guideline Companies are more mature businesses than GrabAGun’s business currently. Similarities between the Guideline Companies’ and GrabAGun’s respective businesses include consumer retail or services companies operating digital and mobile platforms that appeal to younger cohorts and emphasize technology and accessibility. Colombier management opted to focus on these selected Guideline Companies, as opposed to other businesses, such as privately-held companies, because, at the time the Guideline Companies were selected, there were fewer such companies with eCommerce business models bearing similarities to GrabAGun’s business about which Colombier management could find credible reports and analyses through publicly-available sources. Privately-held businesses with certain similarities to, in Colombier management’s view, GrabAGun’s business include Guns.com, CheaperThanDirect, Buds Gun Shop, and Palmetto State Armory; however, there was not sufficient publicly-available information about these companies for Colombier to include them in the Guideline Company Analyses. Although there are few firearms retailers which are U.S. listed public companies (with the scarcity of such companies being the reason Colombier management did not include other firearms retailers as Guideline Companies selected for its analyses), one Guideline Company, Ammo, Inc. (now known as Outdoor Holding Company, “Ammo”), which operates in the firearms and ammunitions sector and operates an eCommerce platform, was considered sufficiently similar to the GrabAGun’s business to include in the analysis; provided, however, that, among other differences, Ammo’s business includes manufacturing and product development, whereas GrabAGun only sells products manufactured by third parties. None of the Guideline Companies is identical to GrabAGun, or one another, and, other than Ammo, GrabAGun differs from the Guideline Companies in terms of the industry in which it operates, which is highly regulated and has associated media and advertising constraints that do not affect the businesses of the other Guideline Companies. Still, Colombier management determined, for the reasons described above, the businesses of the Guideline Companies to be sufficiently similar to GrabAGun’s business to utilize these companies for purposes of its analysis and opted to compare GrabAGun to these further scaled businesses with a profile that could be possible if GrabAGun’s business grows.

Guideline Company Data

Set forth in the table below are Guideline Company data used by Colombier management in the Guideline Company Analyses. The data include third-party generated one-year forward growth rates (“1YR FR Growth Rates”) obtained from publicly available Fact Set databases, as well as market cap, enterprise value and last twelve month EBITDA information derived from the most current Guideline Company financial information available as of the access date, which, in turn, used to derive “EV/LTM EBITDA” multiples, as further described below. In determining to use LTM EBITDA information, Colombier Management took into account, among other factors, the periods covered by the unaudited financial information GrabAGun provided to Colombier prior to the parties’ execution of the Merger Agreement as well as the fact that GrabAGun has historically been structured as a limited liability company.

GrabAGun Information

With regard to GrabAGun, Colombier management used historical financial information for calendar year provided by GrabAGun to Colombier as part of due diligence to derive a year-over-year historical (or backward-looking (“BW”)) growth rate (“1 YR BW Growth Rate”) for GrabAGun of approximately 9.2%, using Company unaudited information for the one-year periods ending September 30, 2024, and September 30, 2023, respectively. Specifically, Colombier management compared unaudited GrabAGun revenues for the one-year period ending September 30, 2024 (approximately $99.5 million) with unaudited GrabAGun revenues for the one-year period ending September 30, 2023 (approximately $91.1 million) (the foregoing unaudited historical revenue information, the “GrabAGun Historical Revenue Growth Rate Data”) to derive a year-over-year “backward-looking” historical growth rate for GrabAGun of approximately 9.2%. The GrabAGun Historical Revenue Growth Rate Data was derived from unaudited GrabAGun financial statements provided to Colombier as part of due diligence and, as there were no specific circumstances of which Colombier management was aware at the time the Guideline Company Analyses were prepared that caused Colombier to regard the historical unaudited GrabAGun revenue information provided by GrabAGun that was used to derive the 1 YR BW Growth Rate as inaccurate, Colombier management did not incorporate any assumptions into, or otherwise make any adjustments to, the financial information comprising the GrabAGun Historical Revenue Growth Rate Data as provided by GrabAGun to Colombier as part of due diligence. Colombier management and the Colombier Board were aware that the financial statements GrabAGun provided to Colombier in due diligence prior to the execution of the Merger Agreement were unaudited and that the information contained therein was therefore subject to the results of the PCAOB audit process; however, Colombier was comfortable utilizing the unaudited GrabAGun Historical Revenue Growth Rate Data to approximate the 1 YR BW Growth Rate for purposes of the Guideline Company Analyses, as further described below. The data points from GrabAGun unaudited financial information comprising the GrabAGun Historical Revenue Growth Rate Data were information as of one-year periods ending September 30, 2024, and September 30, 2023, respectively, whereas the GrabAGun audited financial statements present information as of GrabAGun’s fiscal year end, which is December 31. Audited GrabAGun financial statements were not delivered to Colombier until after the Merger Agreement was executed. After receiving the GrabAGun audited financial statements, the Colombier Board did not determine that there was a need to change the Colombier Board’s recommendation that Colombier shareholders approve the Merger Agreement and proposed transactions comprising the Business Combination.

Based on significant experience evaluating eCommerce, tech-enabled services and other consumer-oriented businesses, along with industry information and the information GrabAGun provided to Colombier in due diligence, Colombier management also determined that it would be reasonable to use GrabAGun’s 1 YR BR Growth Rate to approximate 1 YR FR Growth Rate for Pubco. Colombier management considered GrabAGun’s 1YR BR Growth rate a reasonable approximation of Pubco’s potential forward year growth rate because Colombier management was not, at the time the Guideline Analysis was prepared, aware of any specific circumstances that seemed likely to result in GrabAGun becoming unable sustain a growth rate similar to or greater than the Company’s 1 YR BR Growth Rate; additionally, the increased public attention and other potential benefits to GrabAGun associated with Business Combination, if any, may contribute to accelerated growth during the one-year forward growth period, subject, in all cases, to a wide variety of factors, known and unknown, many of which are not within Colombier or GrabAGun’s control, including those described in the sections of this proxy statement/prospectus, “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements.”

Relative to determining an estimated EV/LTM EBITDA multiple for GrabAGun, Colombier management utilized an estimated pro forma enterprise value of $196.5M, based on an approximation of Pubco’s enterprise value affected by the assumed consummation of the proposed Business Combination, resulting in $110M of proceeds to the Company, after satisfaction of expenses, to be added to an assumed additional $6M in cash retained on the Company’s balance sheet. $110M in proceeds from the proposed Business Combination was considered to be a reasonable amount based on the amount of funds in the Trust Account as of date the Merger Agreement was signed, as well as the terms of the proposed Business Combination; $6M cash on GrabAGun’s balance sheet is consistent with the approximate amount of cash on GrabAGun’s balance sheet as of September 30, 2024. Based on GrabAGun’s estimated EBITDA of $5M for the twelve months ended September 30, 2024, derived from the unaudited historical information provided by GrabAGun to Colombier prior to the execution of the Merger Agreement, the EV/LTM EBITDA multiple for GrabAGun was 37.1x.

Company	Key metrics as of January 2, 2025
	Fwd Yr Growth*	Market Cap ($M)	Ent Value ($M)	LTM EBITDA	EV/LTM EBITDA
Mercado Libre	24.6%	$89,481	$86,845	$2,589	33.5x
DoorDash	18.9%	$77,344	$72,158	308	234.3x
Carvana	17.2%	$43,748	$48,069	1,009	47.6x
Uber	15.7%	$139,300	$142,200	4,006	35.5x
Booking Holdings	8.7%	$167,700	$167,300	7,159	23.4x
Costco	7.0%	$406,000	$400,000	11,780	34.0x
Chewy	4.7%	$14,938	$14,431	240	60.1x
eBay	3.5%	$31,322	$32,984	2,952	11.2x
Etsy	2.7%	$6,461	$7,703	474	16.2x
AMMO, Inc	(2.3)%	$139	$126	(4)	nm
Upper Quartile	16.8%				47.6x
Median	7.9%				34.0x
Lower Quartile	3.8%				23.4x
GrabAGun	9.2%				37.1x

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Note: Market Data per FactSet on January 2, 2025 (the “access date”). Last twelve-month (“LTM”) information covers the twelve-month period preceding the most recent period for which Guideline Company financial statements (audited or unaudited) had been reported as of the access date which, most for Guideline Companies, was the twelve months ending

____________

September 30, 2024. For the Guideline Companies whose third quarter 2024 financial statements had not been publicly filed as of the access date, LTM data is for the twelve months ending as of the terminal date of such companies’ most recently publicly filed audited or unaudited financial statements.

*        Quartile and median data points are based on 1 YR FR Growth Rates for Guideline Public Companies; GrabAGun data is 1 YR BW Growth Rate.

Comparative Analyses

Colombier considered the EV/LTM EBITDA multiple for GrabAGun derived from the terms of the proposed Business Combination and the GrabAGun Information provided to Colombier (including historical financial and operating information), as compared with the Guideline Companies’ EV/LTM EBITDA multiples, along with the results of the 1 YR FR Growth Rate analysis described above.

The Guideline Companies’ 1YR FR Growth Rates ranged from 24.6% (Mercado Libre), on the high end, to 2.7% (Etsy), on the low end (excluding Ammo), placing GrabAGun’s 1 YR BW Growth Rate of 9.2% between the median value (7.9%) and the upper quartile (16.8%) of the Guideline Companies’ 1 YR FR Growth Rates. GrabAGun’s estimated growth rate also far outpaced the negative 2.3% 1 YR FR Growth Rate estimated for Ammo, which also operates in the firearms industry and has an eCommerce marketplace with similarities to GrabAGun’s business.

Relative to EV/LTM EBITDA multiples, the Guideline Companies ranged from 11.2x (eBay), on the low end, to 234.3x (DoorDash), on the high end; no EV/LTM EBITDA multiple was generated for Ammo, which had negative earnings during the LTM period. GrabAGun’s 37.1x estimated EV/LTM EBITDA multiple, derived from terms of the proposed Business Combination, put the Company between the upper quartile (47.6x) and median (34.0x) values for the Guideline Companies.

Based on the foregoing, Colombier concluded that, in Colombier’s view, the valuation attributed to GrabAGun under the terms of the proposed Business Combination, including the consideration deliverable to GrabAGun Members under the Merger Agreement, is fair and appropriate and the Colombier Board, taking into account the foregoing and the other described elsewhere in this proxy statement/prospectus, determined to recommend the Business Combination and associated Proposals contained in this proxy statement/prospectus to Colombier shareholders.

In reviewing the results of the Guideline Companies Analysis, the Colombier Board recognized that no company included in the Guideline Companies group was identical to GrabAGun and that the group of Guideline Companies (i) are generally significantly larger and better capitalized than GrabAGun and have more established customer bases than GrabAGun does currently and (ii) operate or are involved in numerous business lines, most of which are in sectors or industries that are not similar to GrabAGun’s existing business. Still, Colombier management, in its professional experience, determined the Guideline Companies to have sufficient similarities to GrabAGun’s eCommerce platform to have analytical relevance, taking into account the significant differences between the business of most of the Guideline Companies and GrabAGun’s business, and amongst the Guideline Companies, none of which is identical to one another.

None of outcomes of the analyses carried out by Colombier management, including the Guideline Company Analyses, are intended or should be understood to represent, predictions or forecasts about GrabAGun’s actual future performance or operating results and no assurances can be made as to the success of GrabAGun’s future business activities or degree to which GrabAGun’s business, once further established or developed, will have a business model or achieve scale similar to any of the Guideline Companies.

A complete valuation analysis of GrabAGun cannot rely solely upon a quantitative review of the selected guideline public companies and involves complex considerations and judgments about which reasonable investors may differ concerning differences in financial and operating characteristics of such companies, as well as other factors likely to affect the value of the Guideline Companies relative to that of GrabAGun. Therefore, the Guideline Company Analyses are also subject to certain other limitations, including, without limitation, those described in the “General Limitations” section below, which provides additional detail on judgments and assumptions made by Colombier as part of the Guideline Company Analyses. Further, investors are encouraged to read carefully the information contained in this proxy statement/prospectus, including the GrabAGun financial information and the descriptions about various risks and uncertainties concerning GrabAGun’s business described herein, including under the headings “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of GrabAGun” and “Cautionary Note Regarding Forward-Looking Statements.”

Valuing a business involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The analyses performed by Colombier, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses (nor are they intended to be, as further described under the heading “General Limitations” below). An analysis of publicly traded comparable companies is not mathematical; rather it involves complex considerations and judgments about which reasonable investors may differ concerning the differences in financial and operating characteristics of the companies and other factors that could affect the value of GrabAGun and the public trading values of the companies to which they were compared. The analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

The Guideline Company Analyses described in this section of this proxy statement/prospectus includes certain illustrative estimates about GrabAGun and about the group of companies included in analysis (the “Guideline Comps Information”). The Guideline Comps Information should not be viewed as public guidance. The Guideline Comps Information were not prepared with a view toward public disclosure or complying with the rules and regulations of the SEC regarding projections or the published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. None of GrabAGun’s, Pubco’s nor Colombier’s respective independent registered public accounting firms, nor any other independent accountants, has compiled, examined or performed any procedures with respect to the Guideline Comps Information included above, nor have they expressed any opinion or any other form of assurance on such information or its achievability. Nonetheless, the Guideline Comps Information incorporated in the Colombier Financial Analyses is included in this proxy statement/prospectus because it was made available to the Colombier Board in connection with its review of the Merger Agreement and related transactions. Neither the Guideline Company Analyses nor any other aspect of the Colombier Financial Analyses is included in this proxy statement/prospectus in order to induce any Colombier shareholders to vote in favor of any of the proposals at the Colombier Extraordinary General Meeting.

General Limitations

Colombier based its analyses about GrabAGun and its business, including the Guideline Company Analyses described above, on assumptions that Colombier management deemed reasonable, based on currently available information, including GrabAGun Information and assumptions concerning general business and economic conditions and industry-specific factors. None of the Colombier financial analyses purport to be appraisals, forecasts, predications, promises, guarantees (express or implied) or assessments of the likelihood of success of GrabAGun and its business. Actual facts and results may differ, potentially significantly, from assumptions incorporated into, or the results of, the Colombier Financial Analyses.

If the conditions required for GrabAGun to successfully further scale its business and continue to increase revenues and profitability are not achieved, or other intervening factors and events occur that prevent GrabAGun from increasing its network of users, capturing market share or otherwise operating its business successfully, many of which are outside of Colombier’s and GrabAGun’s control and cannot be predicted, then the value of Pubco and GrabAGun may be different (potentially materially) from the valuation attributed to GrabAGun in the proposed Business Combination, and GrabAGun many not be able to compete successfully with other businesses. The Colombier management analyses described in this proxy statement/prospectus are not intended to represent (and should not be construed or interpreted as) forecasts, predictions or guarantees as to the likelihood that GrabAGun will be able to achieve any particular financial or operating results or as any indication as to the timeline or likelihood that GrabAGun’s business or the business of Pubco will be successful, if at all, or the timeline, capital resources, budget and other factors that may impact GrabAGun’s achievement of its business plans and objectives.

In conducting its analyses, Colombier management considered the results of all its analyses and did not attribute any particular weight to any one analysis or factor. Colombier management arrived at its valuation range for GrabAGun based on the results of all analyses undertaken and assessed as a whole and believes that the totality of the factors considered and analyses performed by Colombier management in connection with its analyses operated collectively. The foregoing summary does not purport to be a complete description of the analyses performed by Colombier management in connection with the proposed Business Combination. Assessing the value of a business involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. The analyses performed by Colombier management, particularly those based on estimates, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. None of the public companies used in the Guideline Company Analyses described above are identical to GrabAGun and there are many differences between the businesses of the companies included in the Guideline Company Analysis and GrabAGun’s business. Accordingly, an analysis of publicly traded Guideline Companies is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the value of GrabAGun and the public trading values of the companies to which they were compared. The analyses described herein do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future. Colombier management’s assessment of GrabAGun’s valuation, as reflected in the Colombier Management Analyses described above, was just one of the many factors taken into consideration by the Colombier Board in determining to approve the Business Combination. Consequently, Colombier management’s analysis should not be viewed as determinative of the decision of the Colombier Board.

Satisfaction of 80% Test

It is a requirement under Colombier’s Current Charter and the New York Stock Exchange listing requirements that the business or assets acquired in Colombier’s initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for its initial business combination.

As of January 6, 2025, the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $177,760,375 (excluding deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $142,208,300. In reaching its conclusion that the Business Combination meets the 80% asset test, the Colombier Board looked at the $150 million pre-transaction equity value ascribed to GrabAGun under the terms of the proposed Business Combination. In determining whether this value represents the fair market value of GrabAGun, the Colombier Board considered the analyses and information described this section, including results of the Guideline Companies Analyses, and the fact that the purchase price for GrabAGun was the result of an arm’s length negotiation with GrabAGun, together with the other factors — positive and negative — as further described under the heading “Colombier Board’s Reasons for the Approval of the Business Combination” within the disclosure under the heading “Background of the Business Combination.” As a result, the Colombier Board concluded that the fair market value of the business acquired exceeds 80% of the assets held in the Trust Account (excluding the deferred underwriting discount and taxes payable on the income earned on the Trust Account). In light of the financial background and experience of the members of Colombier management team and the Colombier Board, the Colombier Board believes that the members of its management team and the Colombier Board are qualified to determine whether the Business Combination meets the 80% asset test. The Colombier Board did not seek or obtain a fairness opinion (or any similar report or appraisal) in determining whether the 80% asset test has been met.

Interests of Certain Colombier Persons in the Business Combination

When you consider the recommendation of the Colombier Board to vote in favor of approval of the Proposals, you should keep in mind that Colombier’s directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Colombier. These interests include, among other things, the fact that:

When you consider the recommendation of the Colombier Board to vote in favor of approval of the Business Combination Proposal and the other Proposals, Colombier shareholders should keep in mind that Colombier’s Sponsor, directors and officers have interests in the Business Combination that may be different from or in addition to (and which may conflict with) your interests as a shareholder and may be incentivized to complete a business combination that is less favorable to shareholders rather than liquidating Colombier. These interests include, among other things, the fact that:

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 4,250,000 Class B Ordinary Shares referred to as the Sponsor Shares (which, upon consummation of an initial business combination or earlier, in accordance with the terms of the Current Charter, will or may be converted into Colombier Class A Ordinary Shares) held by the Sponsor (or any permitted distributees thereof, as applicable) will be worthless because the holders thereof entered into an agreement waiving entitlement to participate in any redemption or liquidating distributions with respect to such shares. Neither the Sponsor nor any other person received any compensation in exchange for this agreement to waive redemption and liquidation rights. Pursuant to terms of the Insider Letter, the Sponsor Shares are subject to a lock-up whereby, subject to certain limited exceptions, the Sponsor Shares are not transferable until the earlier of (A) six months after the completion of Colombier’s initial business combination or (B) subsequent to Colombier’s initial business combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities or other properties; provided, however, that if the Insider Letter Amendments Proposal is approved by Colombier shareholders when presented at the Colombier Extraordinary General Meeting, the foregoing lock-up terms will be amended as set forth in such proposal, upon the effectiveness of the Insider Letter Amendments at the Closing. In this regard, while the Sponsor Shares are not the same as the Colombier Class A Ordinary Shares, are subject to certain restrictions that are not applicable to the Colombier Class A Ordinary Shares, and may become worthless if Colombier does not complete a business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the aggregate value of the 4,250,000 Sponsor Shares owned by the Sponsor is estimated to be approximately $45.0 million, assuming the per share value of the Sponsor Shares is the same as the $10.58 closing price of the Colombier Class A Ordinary Shares on the NYSE on March 14, 2025;

•        that if the Business Combination or another Colombier initial business combination is not consummated by February 24, 2026 (or such other date as approved by the Colombier shareholders), Colombier will cease all operations except for the purpose of winding up. In such event, the 5,000,000 Private Warrants held by the Sponsor (or any permitted distributees thereof, as applicable) will expire worthless. The Sponsor purchased the Private Warrants at an aggregate purchase price of $5,000,000, or $1.00 per warrant, with each whole Private Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per share, in the Private Placement consummated simultaneously with the IPO. Pursuant to the terms of the Insider Letter, the Private Warrants and all of their underlying securities, are also subject to lock-up restrictions whereby, subject to certain limited exceptions, the Private Warrants will not be sold or transferred until 30 days after Colombier has completed a business combination. In this regard, while the Private Warrants are not the same as the Public Warrants, the aggregate value of the 5,000,000 Private Warrants held by the Sponsor is estimated to be approximately $3.5 million, assuming the per warrant value of a Private Warrant is the same as the $0.7011 closing price of the Public Warrants on the NYSE on March 14, 2025;

•        that if the proposed Business Combination is consummated, immediately after the Closing the Sponsor is anticipated to hold 13.5% of the outstanding shares of Pubco Common Stock, based on the assumptions set forth in the section of this proxy statement/prospectus entitled “Share Calculations and Ownership Percentages”, which also incorporate relevant assumptions further described in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Beneficial Ownership of Securities” and 5,000,000 warrants, assuming, among other assumptions further described in aforementioned sections of this proxy statement/prospectus, no redemptions of Public Shares and no exercise of Public Warrants or Private Warrants prior to or in connection with the proposed Business Combination;

•        that, based on the difference in the effective purchase price of $0.006 per share paid for the Colombier Class B Ordinary Shares, and $1.00 per warrant paid for the Private Warrants, as compared to the purchase price of $10.00 per Unit sold in the IPO, the Sponsor and its members may earn a positive rate of return even if the share price of Pubco after the Closing falls below the price initially paid for the Units in the IPO and the unredeeming unaffiliated Public Shareholders experience a negative rate of return following the Closing of the Business Combination;

•        that if, prior to the Closing, the Sponsor provides working capital loans to Colombier, up to $1,500,000 of which may be convertible into Private Warrants at the option of the Sponsor, such loans may not be repaid if no business combination is consummated and Colombier is forced to liquidate; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding;

•        that unless Colombier consummates an initial business combination, it is possible that Colombier’s officers, directors and the Sponsor may not receive reimbursement for out-of-pocket expenses incurred by them, to the extent that such expenses exceed the amount of available funds not deposited in the Trust Account or from Permitted Withdrawals (provided, however, that, as of the date of this proxy statement/prospectus, Colombier’s officers and directors have not incurred (nor are any of them expecting to incur) out-of-pocket expenses exceeding such funds available to Colombier for reimbursement thereof, but provided, further, that if any such expenses are incurred prior to consummation of the Business Combination, Colombier’s officers, directors and the Sponsor may not receive reimbursement therefor if the proposed Business Combination is not consummated);

•        that if the Trust Account is liquidated, including in the event Colombier is unable to complete an initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Sponsor has agreed that it will be liable to Colombier, if and to the extent any claims by a third party for services rendered or products sold to Colombier or a prospective target business with which Colombier has entered into a written letter of intent, confidentiality or similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, to less than $10.00 per share due to reductions in the value of the trust assets less Permitted Withdrawals, provided, however, that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable), nor will it apply to any claims under Colombier’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act;

•        that the Sponsor and Colombier’s officers and directors may benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•        that under the terms of the Services and Indemnification Agreement, Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer are collectively entitled to aggregate payments of $60,000 per month until the earlier to occur of the completion of Colombier’s initial business combination or its liquidation, payable through OJJA, an affiliate of the Sponsor;

•        that, under the terms of the Administrative Services Agreement, Farvahar Capital LLC, an affiliate of the Sponsor, is entitled to $10,000 per month for office space, secretarial and administrative support services until the earlier of the completion of Colombier’s initial business combination or its liquidation;

•        that Colombier’s directors and officers will be eligible for continued indemnification and continued coverage under directors’ and officers’ liability insurance after the Business Combination and pursuant to the terms of the Merger Agreement; and

•        that the Sponsor has invested an aggregate of $5,025,000 (consisting of $25,000 for the Sponsor Shares and $5,000,000 for the Private Warrants), which means that the Sponsor, following the Merger, if consummated, may experience a positive rate of return on such investments, even if other Colombier shareholders experience a negative rate of return on their investment.

In addition to the interests of the Sponsor and Colombier’s executive officers and directors in the Business Combination, Colombier shareholders should be aware that the IPO Underwriter (BTIG) as well as Roth, in its capacity as financial advisor to Colombier in connection with the IPO, may also have financial interests that are different from, or in addition to, the interests of Colombier shareholders, including the fact that:

•        pursuant to the terms of the Underwriting Agreement, the IPO Underwriter may receive deferred underwriting fees in an amount equal to up to $0.35 per Unit issued in the IPO, or $5,950,000, and such fees are payable only if Colombier completes an initial business combination. Up to $0.30 per Unit of the $0.35 at the sole discretion of Colombier may be reallocated for expenses in connection with its initial business combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement described below;

•        pursuant to the Financial Advisory Services Agreement, Roth may receive a deferred fee of up to $1,190,000, or such other amount as Roth and Colombier have agreed, as permitted by the terms of the Roth IPO Advisory Agreement, and such fees are payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination;

•        pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated;

•        pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination; and

•        pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

In addition, Colombier’s executive officers and directors currently have fiduciary duties or contractual obligations to the following other entities. Colombier does not believe that the pre-existing fiduciary duties or contractual obligations of its executive officers and directors materially impacted its decision to enter into the proposed Business Combination with GrabAGun:

Individual(1)	Entity	Entity’s Business	Affiliation
Michael Seifert	PSQ Holdings, Inc.	Internet Marketplace	Officer and Director
Joe Voboril	Farvahar Partners(2) 1789 Capital(3)	Investing Investing	Principal Officer
Andrew Nasser	Farvahar Partners(2)	Investing	Partner
Jordan Cohen	Farvahar Partners(2) 1789 Capital(3)	Investing Investing	Partner Officer
Chris Buskirk	1789 Capital(3) Atlas Capital Partners(4)	Investing Investing	Principal Managing Director
Omeed Malik	Farvahar Partners(2) 1789 Capital(3)	Investing Investing	Principal Officer
Ryan Kavanaugh	Proxima Media Knight Global Superfile Nanotech GenTV Investo	Entertainment/media Family Office Software Energy Entertainment/media Investing	Principal Principal Co-founder Board member Co-founder Co-GP
Candice Willoughby	Science & Technology Partners BeaconLight Capital	Hedge fund Hedge fund	Director Consultant

____________

(1)      Each of the entities listed in this table may have competitive interests with our company with respect to the performance by each individual listed in this table of his or her obligations. Each individual listed has a fiduciary duty with respect to each of the listed entities.

(2)      Such person may also be an officer or a director of portfolio companies of Farvahar Partners and its affiliates, and may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(3)      Such person may also be an officer or a director of portfolio companies of 1789 Capital and its affiliates, and may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

(4)      Such person may also be an officer or a director of portfolio companies of Atlas Capital Partners and its affiliates, and may be obligated to show acquisitions to such companies before we may pursue such acquisitions.

Except as set forth above, no compensation was paid to the Sponsor, or to Colombier executive officers or directors, for services rendered to or in connection with the Business Combination. However, these persons may be reimbursed for out-of-pocket expenses (if any) incurred in connection with activities on Colombier’s behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Further, the Sponsor will receive Pubco shares in exchange of Colombier shares that it owns and Pubco Warrants in respect of the Private Warrants the Sponsor owns at the Closing of the Business Combination. The issuance of these securities to be may result in material dilution of the equity interests of non-redeeming Public Shareholders. See “Questions and Answers about the Colombier Extraordinary General Meeting — Q: What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?”

Other than arising out of the proposed Business Combination and related transactions and as described under “Involvement or past performance by consultants, advisors, influencers, brand ambassadors and other Persons involved with GrabAGun or Pubco, including members of their respective boards of directors, managers, consultants, advisors and other Persons, some or all of whom are public figures, may not be indicative of the future performance of GrabAGun and Pubco and you should assess the merits of GrabAGun’s business independently and be prepared to lose your entire investment.” In the section of this proxy statement/prospectus entitled “Risk Factors”, none of Colombier, the Sponsor, or their respective affiliates had any interest in, or affiliation with, GrabAGun. The existence of the differing, additional and/or conflicting interests described above may have influenced the decision of Colombier’s officers and directors to enter into the Merger Agreement and Colombier’s directors in making their recommendation that you vote in favor of the approval of the Business Combination. In particular, the existence of the interests described above may incentivize Colombier’s officers and directors to complete an initial business combination, even if on terms less favorable to Colombier Public Shareholders compared to liquidating Colombier, because, among other things, if Colombier is liquidated without completing an initial business combination, the Sponsor Shares and Private Warrants would be worthless (which, if unrestricted and freely tradable, would be worth an aggregate of approximately $48.5 million based on the closing price of Colombier Class A Ordinary Shares and Colombier Public Warrants on March 14, 2025), unreimbursed out-of-pocket expenses advanced by the Sponsor and any loans made by the Sponsor to Colombier, to the extent applicable, would not be repaid to the extent such amounts exceed cash held by Colombier outside of the Trust Account and Permitted Withdrawals (none of which such expenses or loans have been incurred or are outstanding, as of the date of this proxy statement/prospectus). Upon completion of the Business Combination, it is not anticipated that any member of Colombier management or the Colombier Board will be employed by or provide services to Pubco, and there have been no conversations regarding the same.

Vote of the Sponsor

Pursuant to the Insider Letter, each of the Sponsor and Colombier’s directors and officers agreed to vote any Colombier Ordinary Shares, including the Sponsor Shares and any Public Shares purchased during or after the IPO, owned by them in favor of an initial business combination of Colombier. Each has also waived any redemption rights, including with respect to the Sponsor Shares and any Public Shares they hold, in connection with the proposed Business Combination. The Sponsor Shares held by the Sponsor are not entitled to redemption rights upon SPAC’s liquidation and will be worthless if no business combination is effected by February 24, 2026 (or such other date as approved by the Colombier shareholders). However, the Sponsor and Colombier’s directors and officers are entitled to redemption rights upon Colombier’s liquidation with respect to any Colombier Class A Ordinary Shares they may acquire from the public market if no business combination is effected by February 24, 2026 (or such other date as approved by the Colombier shareholders).

Consideration Received or to be Received, and Securities Issued or to be Issued, by or to the Sponsor

Colombier’s Sponsor, Colombier Sponsor II LLC, a Delaware limited liability company, and its affiliates have received or may receive the following consideration from Colombier prior to or in connection with the completion by Colombier of an initial business combination in accordance with the terms of Colombier’s governing documents (including upon the Closing of the proposed Business Combination with GrabAGun):

	Interest in Securities	Other Consideration
Sponsor

At Closing, the Sponsor will hold a total of 4,250,000 shares of Pubco Common Stock, which will be issued in exchange for Colombier Class B ordinary shares purchased by the Sponsor prior to Colombier’s IPO for an aggregate price of $25,000 (or $0.006 per share).

Farvahar Capital LLC, an affiliate of the Sponsor, receives $10,000 per month for services pursuant to the Administrative Services Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $180,000 has been paid under the Administrative Services Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

At Closing, the Sponsor will hold a total of 5,000,000 warrants to purchase shares of Pubco Common Stock, which will be issued in exchange for Colombier Private Warrants purchased by the Sponsor at the time of Colombier’s IPO for an aggregate price of $5,000,000 (or $1.00 per warrant).

OJJA LLC, an affiliate of the Sponsor, is paid $60,000 per month for the services of Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer, pursuant to the Services and Indemnification Agreement, dated as of November 20, 2023. As of March 31, 2025, approximately $1,040,000 has been paid under the Services and Indemnification Agreement, with any accrued and unpaid amounts to be paid at consummation of an initial business combination.

Sponsor

If any such loans are issued by the Sponsor and remain unpaid prior to Closing, up to $1,500,000 of working capital loans by the Sponsor to Colombier, which may be convertible into Private Warrants at the Closing, would, if not so converted, be repaid (or converted) at the Closing; provided, however, that, as of the date of this proxy statement/prospectus, there are no such working capital loans outstanding.

Reimbursement for any unpaid out-of-pocket expenses related to identifying, investigating and completing an initial business combination (provided, however, that as of the date of this proxy statement/prospectus, there are no such expenses for which reimbursement at the Closing is expected).

Because the Sponsor acquired the Sponsor Shares at a nominal price, the holders of non-redeeming Public Shares will incur an immediate and substantial dilution at the Closing and will incur additional dilution upon the exercise of the warrants held by the Sponsor, Additional detailed information about the potential dilutive impact of interests held by the Sponsor and Colombier’s directors and officers is contained in the accompanying proxy statement/prospectus, including in the sections entitled: “Questions and Answers About the Colombier Extraordinary General Meeting — What equity stake will current Public Shareholders, the Sponsor, GrabAGun Members and the GrabAGun Consultant hold in Pubco immediately after the Closing?” and “The Business Combination Proposal — Interests of Colombier’s Sponsor, Directors, Officers and Advisors in the Business Combination”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, although Colombier will acquire all of the outstanding equity interests of GrabAGun in the Business Combination, Colombier will be treated as the “acquired” company and GrabAGun will be treated as the accounting acquirer for financial statement reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of GrabAGun issuing stock for the net assets of Colombier, accompanied by a recapitalization. The net assets of Colombier will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of GrabAGun.

GrabAGun has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances with regard to Pubco immediately after the Closing, applicable to both the “no redemptions” and “contractual maximum” redemption scenarios:

•        Effective upon the Closing, the Pubco Board will consist of nine (9) directors, a majority of whom will be designees of GrabAGun.

•        The executive officers of GrabAGun will become the initial executive officers of Pubco.

•        The assets of GrabAGun will represent a significant majority of the assets of Pubco (excluding cash formerly held in the Trust Account); and

•        Immediately after the Closing, Pubco’s business will be the continued business of GrabAGun, focusing on its core operations as a retailer specializing in firearms, ammunition, and related accessories.

Potential Purchases of Public Shares

In connection with the shareholder vote to approve the proposed Business Combination, the Sponsor, directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from shareholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. Such a purchase would include a contractual acknowledgement that such a shareholder, although still the record holder of Colombier’s shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such shareholder to vote such shares in favor of the proposals presented at the Colombier Extraordinary General Meeting. In the event that the Sponsor or directors, officers or advisors or their affiliates of Colombier purchase shares in privately negotiated transactions from public shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares for a portion of the Trust Account. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. None of Colombier’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act.

The purpose of such purchases would be to increase the likelihood of obtaining shareholder approval of the Business Combination and other proposals or, where the purchases are made by the Sponsor, directors, officers or advisors or their respective affiliates, to satisfy a closing condition in an agreement related to the Business Combination.

Regulatory Matters

Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (“FTC”), certain transactions may not be consummated unless notifications have been given and information has been furnished to the Antitrust Division of the Department of Justice (“DOJ”) and the FTC and certain statutory waiting period requirements have been satisfied. The Business Combination is not subject to these requirements.

At any time before or after consummation of the Business Combination, the DOJ and the FTC could take such action under applicable antitrust laws as each deems necessary or desirable, including seeking to enjoin the consummation of the Business Combination, to rescind the Business Combination or to conditionally permit completion of the Business Combination subject to regulatory conditions or other remedies. In addition, non-U.S. regulatory bodies and U.S. state attorneys general could take action under other applicable regulatory laws as they deem necessary or desirable, including, without limitation, seeking to enjoin or otherwise prevent the completion of the Business Combination or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. There can be no assurance that the DOJ, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, there can be no assurance as to its result. Neither Colombier nor GrabAGun is aware of any material regulatory approvals or actions that are required for completion of the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the entry by the Company into the Business Combination Agreement, dated as of January 6, 2025 (the “Merger Agreement”), by and among (i) Colombier Acquisition Corp. II (“Colombier”) GrabAGun Digital Holdings Inc. (“Pubco”), (ii) by a joinder agreement, Gauge II Merger Sub Corp (“Purchaser Merger Sub”), (iii) Gauge II Merger Sub LLC (“Company Merger Sub”), and (iv) Metroplex Trading Company LLC (doing business as GrabAGun.com) (“GrabAGun”), and the consummation of the transactions contemplated by the Merger Agreement, including the merger of Purchaser Merger Sub with and into Colombier, with Colombier surviving as the surviving company and as a wholly owned subsidiary of Pubco, and the merger of Company Merger Sub with and into GrabAGun, with GrabAGun surviving as the surviving company and as a wholly owned subsidiary of Pubco, and the issuance of the consideration thereunder, and the performance by the Company of its obligations thereunder and thereby be ratified, approved, adopted and confirmed in all respects.”

Vote Required for Approval

The approval of the Business Combination Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE BUSINESS COMBINATION PROPOSAL.

THE MERGER PROPOSAL (PROPOSAL 2)

Overview

In connection with the Business Combination, Colombier’s shareholders are being asked to consider and vote on a proposal to approve, by special resolution, the Colombier Merger and the Plan of Merger. The form of the Plan of Merger is attached to this proxy statement/prospectus as Annex B.

As a matter of Cayman Islands law, approval of Colombier’s shareholders is required for the authorization of the Plan of Merger, including, without limitation:

(i)     the amendment and restatement of the Current Charter by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Colombier (as the surviving entity); and

(ii)     redesignation of all authorized Colombier Class A Ordinary Shares as ordinary shares of $0.0001 par value each of the surviving entity, and cancellation of all of the authorized but unissued Colombier Class B Ordinary Shares and Colombier Preference Shares (as contemplated therein).

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that Colombier be authorized to merge with Purchaser Merger Sub so that Colombier be the surviving company (the “Surviving Company”) and all the undertaking, property, and liabilities of Colombier and Purchaser Merger Sub vest in the Surviving Company by virtue of such merger pursuant to the Companies Act (Revised) of the Cayman Islands (the “Colombier Merger”) and the plan of merger in connection with the Colombier Merger, a copy of which is attached to the proxy statement/prospectus as Annex B (the “Plan of Merger”), be approved and Colombier be authorized to enter into the Plan of Merger, and any and all transactions provided for in the Plan of Merger, including, without limitation, at the effective time of the Colombier Merger (the “Effective Time”) (a) the amendment and restatement of the Colombier Articles by deletion in their entirety and the substitution in their place of the new amended and restated memorandum and articles of association of Colombier (as the surviving entity) (the “Surviving Entity Articles”) and (b) the redesignation of all authorized class A ordinary shares of $0.0001 par value each of Colombier as ordinary shares of $0.0001 par value each of the surviving entity, and the cancellation all of the authorized but unissued class B ordinary shares of $0.0001 par value each and the preference shares of $0.0001 par value each of Colombier, such that the authorized share capital of the surviving entity will be $50,000 divided into 500,000,000 ordinary shares of a par value of $0.0001 per share, with such rights, privileges and conditions as set out in the Surviving Entity Articles; and (c) the change of name of Colombier from Colombier Acquisition Corp. II to GAG Surviving Corporation, Inc., be approved and authorized in all respects.”

Votes Required for Approval

If the Business Combination Proposal is not approved, the Merger Proposal will not be presented at the extraordinary general meeting. The approval of the Merger Proposal requires a special resolution under Cayman Islands law, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL.

THE CHARTER PROPOSAL (PROPOSAL 3)

If the Business Combination is to be consummated, Pubco will adopt the Proposed Charter in the form attached to this proxy statement/prospectus as Annex C, which, in the judgment of the Colombier Board, is necessary to adequately address the needs of Pubco following the Closing. Concurrent with the adoption of the Proposed Charter, the Proposed Bylaws in the form attached to this proxy statement/prospectus as Annex D will also be adopted.

The following table sets forth a summary of the principal differences between the Current Charter and the Proposed Charter. This summary is qualified by reference to the complete text of the Proposed Charter, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read the Proposed Charter in its entirety for a more complete description of its terms.

	Current Charter	Proposed Charter
Number of Authorized Shares

The Current Charter authorizes 551,000,000 shares, consisting of (a) 550,000,000 ordinary shares, including (i) 500,000,000 Colombier Class A Ordinary Shares, and (ii) 50,000,000 Colombier Class B Ordinary Shares, and (b) 1,000,000 Colombier Preference Shares.

The Proposed Charter increases the total number of authorized shares of all classes of capital stock to 210,000,000 shares, consisting of (i) 200,000,000 shares of Common Stock, and (ii) 10,000,000 shares of undesignated preferred stock, each having a par value of $0.0001 per share.

As of the date of this proxy statement/prospectus, no Colombier Preference Shares are outstanding.

Upon consummation of the Business Combination, we expect there will be approximately 31,550,000 shares of Common Stock outstanding, assuming that there are no redemptions of any shares by Colombier’s public shareholders in connection with the Business Combination. Following consummation of the Business Combination, Pubco is not expected to have any preferred stock outstanding.

Purpose

The Current Charter provides that the objects for which Colombier is established are unrestricted and Colombier shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

The Proposed Charter provides that the purpose of Pubco is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code (the “TBOC”).

Voting

The Current Charter provides that holders of Colombier Class A Ordinary Shares and holders of Colombier Class B Ordinary Shares will vote together as a single class on all matters (subject to the Variation of Rights of Shares Article, the Appointment and Removal of Directors Article, and the Transfer by Way of Continuation Article). Each Colombier Ordinary Share will have one vote on all such matters. If the share capital of Colombier is divided into different classes, the rights of such a class may not be varied except by a vote of that affected class, which shall not be less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class or by consent in writing of the holders of not less than two thirds of the

Except as otherwise required by law or the charter of Pubco, holders of Common Stock are entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each share of Common Stock and held of record by such holder as of the record date for determining shareholders entitled to vote on such matter.

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter (including any filed certificate of designation) that relates solely to the designation, powers, preferences and relative participation, optional or other rights, if any, or other terms of one or more outstanding series

	Current Charter	Proposed Charter

issued shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article, which shall only require the consent in writing of the holders of a majority of the issued Colombier Class B Ordinary Shares).

An Ordinary Resolution under Cayman Islands law, requires a resolution being passed by a majority of the votes which are cast by the holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or, where proxies are allowed, by proxy at the Colombier Extraordinary General Meeting. A Special Resolution under Cayman Islands law requires a resolution passed by a majority of at least two-thirds of the votes (subject to a higher threshold being included in the company’s Charter) which are cast by such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given. Both an Ordinary Resolution and a Special Resolution include a unanimous written resolution.

of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any filed certificate of designation) or pursuant to the TBOC.

Under the TBOC, certain matters subject to a shareholder vote, including amendments to the Proposed Charter, dissolution and “fundamental business transactions” such as mergers, interest exchanges, conversions or sales of substantially all assets, require a default vote of 2/3 of the shareholders of each class, unless the charter specifies a lower voting threshold. The Proposed Charter contains language setting the default voting thresholds at a majority of the outstanding shares of stock entitled to vote on the matter standard, including for “fundamental business transactions”, unless a different standard is specified elsewhere. The Proposed Bylaws contain language setting the default voting thresholds at a majority of the outstanding shares of stock entitled to vote on the matter standard for “fundamental business transactions” and provide that in all matters other than a fundamental business transaction or a contested election of directors, the voting threshold is the affirmative vote of the majority of outstanding shares of stock present in person or proxy at a shareholders meeting having a quorum and entitled to vote on the subject matter. Directors are elected by a plurality of the votes cast.

Duration of Existence

The Current Charter provides that if Colombier fails to complete a business combination within 24 months from the consummation of the IPO (or within 27 months from the consummation of the IPO if Colombier has executed, within 24 months from the consummation of the IPO, a letter of intent, agreement in principle or definitive agreement for a business combination), or such earlier time as the directors may approve in accordance with the Current Charter, it will be required to: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit

The Proposed Charter omits the liquidation provision in the Current Charter and retains the default of perpetual existence under the TBOC.

	Current Charter	Proposed Charter

in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Colombier (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then Public Shares in issue, which redemption will completely extinguish Public Shareholders’ rights as shareholders of Colombier (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining Colombier shareholders and the Colombier Board, liquidate and dissolve subject in each case to its obligations under Cayman Islands law to provide for claims of creditors and other requirements of applicable law.

Provisions Specific to a Blank Check Company	Under the Current Charter, Article 49 sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter omits the provisions previously included as Article 49 in the Current Charter in their entirety because, upon consummation of the Business Combination, Pubco will not be a blank check company. In addition, the provisions requiring that the proceeds from the Offering be held in a trust account until a business combination or liquidation of Colombier and the terms governing Colombier’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be omitted.

Amendment to Current Charter

Under the Current Charter, Article 18.3 provides that subject to the provisions of the Companies Act, the provisions of the Charter as regards to matters to be dealt with by Ordinary Resolution and Article 29.4 (relating to the Appointment and Removal of Directors prior to the consummation of a business combination), the Colombier may by Special Resolution alter or add to the Charter. The Current Charter requires a separate or specific vote for the following amendments to the Charter prior to the consummation of the initial business combination:

•   Article 29.1 (relating to the appointment and removal of directors prior to the closing of a business combination) may only be amended by a Special Resolution

The Proposed Charter requires a separate or specific vote for:

•   Amendments that relate solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon;

•   Amendments to the provisions of the Proposed Charter related to amendments to the Proposed Bylaws, the size of the Board of Directors, the classification of the Board of Directors, the

	Current Charter	Proposed Charter

passed by at least 90% of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a Special Resolution has been given, or by way of unanimous written resolution.

•   Article 47.1 (relating to the transfer by way of continuation prior to the closing of a business combination) may only be amended by a Special Resolution which shall include the affirmative vote of a simple majority of the Class B Shares.

appointment and removal of directors, the inability of shareholders to act by written consent (unless unanimous) and the authority to call special meetings of shareholders require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class;

•   Subject to the rights of the holders of any series of Preferred Stock, amendments increasing or decreasing the number of authorized shares of Common Stock may be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon, irrespective of the provisions of Section 21.364(d) of the TBOC, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor; and

•   Amendments to the provisions of the Proposed Charter related to the limitation of director liabilities shall not adversely affect any right or protection of a director of Pubco in respect of any act or omission occurring prior to the time of such amendment.

Appointment of Directors

Under the Current Charter, Colombier may by ordinary resolution of the holders of the Colombier Class B Ordinary Shares appoint any person to serve as a director. For the avoidance of doubt, prior to the closing of a business combination, holders of Colombier Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

At Pubco’s annual meeting, the shareholders elect directors, each of whom shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation, death, disqualification or removal. When a quorum is present, the vote required for election of a director shall be by a plurality of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon.

	Current Charter	Proposed Charter
Board of Directors Vacancies

Under the Current Charter, vacancies on the Board occurring between annual and extraordinary general meetings can only be filled by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director.

The Proposed Charter provides that, except as otherwise required by the TBOC, director vacancies shall be filled only (1) by a vote of a majority of the remaining members of the board of directors (even if less than a quorum) or (2) by a sole remaining director. Additionally, the Pubco Board may not fill more than two vacancies caused by an increase in the size of the board of directors during the period between any two successive annual meetings of shareholders, and any directors appointed or elected by the board of directors or shareholders to fill a vacancy can only serve until the next annual meeting of the shareholders (or special meeting called to elect directors).

Composition of the Board of Directors

Under the Current Charter, Article 27 sets out the composition of the Board of Directors, dividing the board into three (3) classes, as nearly equal in number as possible, and designated Class I, Class II and Class III.

The Proposed Charter does not provide for a classified board.
Removal of Directors

Under the Current Charter, Colombier may by ordinary resolution of the holders of the Colombier Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of Colombier Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

The Proposed Charter provides that directors may be removed only for cause, at a shareholder meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon.

Except as applicable law otherwise provides for purposes of the Proposed Charter, “cause” for the removal of a director will be deemed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction (and that conviction is no longer subject to direct appeal); (ii) has been found to have been grossly negligent or guilty of willful misconduct in the performance of his duties to Pubco in any matter of substantial importance to Pubco by (a) the affirmative vote of at least 80% of the directors then in office at any meeting of

	Current Charter	Proposed Charter

the Pubco Board called for that purpose or (b) a court of competent jurisdiction (and that finding is no longer subject to direct appeal); or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of Pubco.

Action by Written Consent

The Current Charter provides that a resolution to be passed either as an Ordinary Resolution or a Special Resolution at a general meeting, also includes a unanimous written resolution of the shareholders of the Company.

Under the TBOC, shareholders are required to have the option to act by written consent in lieu of a meeting, and so the Proposed Charter provides that, subject to the rights of holders of any outstanding series of Preferred Stock, shareholders may act by unanimous written consent in lieu of a meeting.

Calling of Special Shareholder Meetings

The Current Charter provides that the directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and that the shareholders shall not have the ability to call general meetings.

Shareholders who, at the date of deposit of a requisition, hold not less than ten per cent in par value of the issued shares in the capital of the Company which as at that date carry the right to vote, may requisition a general meeting provided such requisition states the objects of the meeting and is signed by the requisitionists. If the directors do not within 21 days from the date of deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists (or any of them representing more than half of the total voting rights of all of the requisitionists) may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

The Proposed Charter provides that special shareholder meetings may be called by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president, or by shareholders holding 50% (or the highest percentage of ownership that may be set under the TBOC) of the shares entitled to vote on the proposed action of such meeting. Under the TBOC, the president of a corporation is required to have the right to call a shareholder meeting as are shareholders holding a specified percentage of the shares entitled to vote at such meeting. We have acknowledged that statutory right in the Proposed Charter.

Indemnification

The Current Charter provides that a director or officer of Colombier shall be indemnified out of the assets of Colombier against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act

The Proposed Charter authorizes the indemnification of directors and officers to the fullest extent permitted by Texas law as it exists or may be amended from time to time.

	Current Charter	Proposed Charter

or failure to act in carrying out their functions as a director or officer, as applicable, unless such liability (if any) that they may incur arises through that person’s actual fraud, willful neglect or willful default.

Limitation on Liability

The Current Charter provides that a director or officer of Colombier shall be indemnified out of the assets of Colombier against any liability, action, proceeding, claim, demand, costs, damages, or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions as a director or officer, as applicable, unless such liability (if any) that they may incur arises through that person’s actual fraud, willful neglect, or willful default.

To the fullest extent permitted by the TBOC and appliable law, a director of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, including for a breach of fiduciary duty as a director.

To the fullest extent permitted by the TBOC and applicable law, as the same exists as of the effective date of the Proposed Charter or may thereafter be amended from time to time, an officer of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the officer’s capacity as an officer, including for a breach of fiduciary duty as an officer.

Stock Ownership Requirement for Derivative Suits

As a general rule, an action for a wrong done to the company may not be brought by a minority shareholder of a Cayman Islands exempted company, save in very limited circumstances. However, if those circumstances exist, the person who brings those proceedings must own stock in the company.

The Proposed Bylaws provide that no derivative action or proceeding on behalf of Pubco shall be commenced by any shareholder of Pubco unless, at the time of the filing of the action or proceeding: (1) the shareholder was a shareholder of Pubco at the time of the transaction in question, or became a shareholder by operation of law originating from a person that was a shareholder at the time of the transaction in question; (2) the shareholder fairly and adequately represents the interests of Pubco in enforcing the right of Pubco; and (3) the shareholder beneficially owns a number of the common shares sufficient to meet the 3% required ownership threshold to institute a derivative proceeding in the right of the corporation identified in the Proposed Bylaws.

Waiver of Jury Trial	The Current Charter does not contain a waiver of trial by jury.

TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF PUBCO AND EACH OTHER PERSON WHO IS BOUND BY THE PROPOSED CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY

	Current Charter	Proposed Charter

CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE PROPOSED CHARTER AND THE PROPOSED BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS.

Corporate Opportunities

To the extent allowed by law, no individual serving as a director or officer of Colombier shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company. Colombier renounces any expectancy that any of the directors or officers of Colombier will offer any such corporate opportunity of which he or she may become aware to Colombier.

Subject to the limitations of the TBOC and applicable law, the Proposed Charter will, among other things, provide that (i) a director on the Pubco Board shall have no duty to refrain from competing directly or indirectly with Pubco and (ii) if any director on the Pubco Board becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director solely in his or her capacity as Pubco’s director), that director will have no duty to communicate or offer that opportunity to Pubco, and in each case such director shall not be liable to Pubco or its shareholders for breach of any fiduciary duty.

	Current Charter	Proposed Charter
Choice of Forum

The Current Charter provides that unless Colombier consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the amended and restated memorandum of association of Colombier, the amended and restated articles of association of Colombier, or otherwise related in any way to each Colombier shareholder’s shareholding in Colombier, including but not limited to (i) any derivative action or proceeding brought on behalf of Colombier, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of Colombier to Colombier or Colombier shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Companies Act, the amended and restated memorandum of association of Colombier, or the amended and restated articles of association of Colombier, or (iv) any action asserting a claim against Colombier governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

Unless Pubco consents in writing to the selection of an alternative forum, the Proposed Charter sets forth that the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of its current or former directors, officers, or other employees to Pubco or its shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the TBOC, or the certificate of formation or bylaws, (iv) any other action asserting a claim related to or involving Pubco that is governed by the internal affairs doctrine or (v) any action asserting an “internal entity claim” as that term is defined in the TBOC, shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Texas Federal Court”) or, if the Texas Federal Court lacks jurisdiction for such action, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas). The Proposed Charter also provides that the federal district courts of the United States of America will be, to the fullest extent permitted by applicable law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

In the judgment of the Colombier Board, the Proposed Charter is necessary to address the needs of Pubco following the Closing. In particular:

•        The greater number of authorized shares of capital stock is desirable for Pubco to have sufficient shares to complete the Business Combination. Additionally, the Colombier Board believes that it is important for Pubco to have available for issuance a number of authorized shares sufficient to support its growth and to provide flexibility for future corporate needs (including, if needed, as part of financing for future growth acquisitions). The shares would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of equity or convertible debt, stock dividends or issuances under current and any future stock incentive plans, pursuant to which Pubco may provide equity incentives to employees, officers and directors. The Colombier Board believes that these additional shares will provide Pubco with needed flexibility to issue shares in the future in a timely manner and under circumstances it considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.

•        The change in purpose, the change in duration of existence, and the deletion of provisions specific to a blank check company, are necessary to adequately address the needs of Pubco following the Closing. The elimination of certain provisions related to being a blank check company is desirable because these provisions will serve no purpose following the Business Combination.

•        The Colombier Board believes the choice of forum provision is desirable to delineate matters for which the Texas Federal Courts, the Texas Business Court or the Texas state district court, as applicable, is the sole and exclusive forum, in order that Pubco is not subject to such types of claims in numerous jurisdictions, unless Pubco consents in writing to the selection of an alternative forum.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that adoption by Pubco of the (i) Proposed Charter, in the form attached to the proxy statement/prospectus as Annex C, and (ii) the Proposed Bylaws, in form attached to the proxy statement/prospectus as Annex D, each to be effective upon the consummation of the Business Combination, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Charter Proposal does not require the passing of a resolution under the Current Charter or Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the Charter Proposal by ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Charter Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE
“FOR” THE CHARTER PROPOSAL.

THE ORGANIZATIONAL DOCUMENTS PROPOSALS (PROPOSALS 4-9)

In connection with the Business Combination, Colombier is asking its shareholders to vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions contained in the Proposed Charter. The shareholder votes regarding these proposals are advisory votes, and are not binding on Pubco or the Pubco Board. In the judgment of the Colombier Board, these provisions are necessary to adequately address the needs of Pubco. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Proposals (separate and apart from approval of the Charter Proposal).

Colombier shareholders will be asked to approve, on a non-binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented as six two separate sub-proposals (“The Organizational Documents Proposals”):

(a)     Organizational Documents Proposal 4: to approve provisions to be included in the Proposed Charter that increase the total number of authorized shares of capital stock of Pubco to 210,000,0000 shares, consisting of 200,000,000 shares of Pubco Common Stock and 10,000,000 shares of undesignated Pubco preferred stock.

(b)    Organizational Documents Proposal 5: to approve provisions to be included in the Proposed Charter providing that directors can only be removed for cause at a meeting called for such purpose by the affirmative vote of the shareholders representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding Pubco shares entitled to vote thereon.

(c)     Organizational Documents Proposal 6: to approve provisions to be included in the Proposed Charter providing that (A) special meetings of shareholders may only be called by (i) shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the TBOC) of the voting power of outstanding Pubco shares entitled to vote at such meeting or (ii) by the Pubco Board or by the Pubco Chairman, Chief Executive Officer, or (to the extent required by the TBOC) President; and (B) to allow shareholders to act by unanimous written consent in lieu of a meeting, subject to the rights of holders of any outstanding series of Pubco preferred stock, in accordance with TBOC requirements.

(d)    Organizational Documents Proposal 7: to approve provisions to be included in the Proposed Bylaws that increase the threshold for a quorum for any meeting of Pubco shareholders to the number of shareholders, present in person or by proxy, holding a majority of the shares entitled to vote at such meeting.

(e)     Organizational Documents Proposal 8: to approve provisions to be included in the Proposed Charter that set the threshold of shareholder votes required to approve a “fundamental business transaction” (as such term is defined in the Texas Business Organizations Code, as amended (“TBOC”), including transactions such as a merger, interest exchange, conversion, or non-ordinary course sale of all or substantially all of Pubco’s assets) to a majority of the outstanding shares entitled to vote on the matter.

(f)     Organizational Documents Proposal 9: to approve the omission from the terms of the Proposed Charter of certain blank check provisions that will not be necessary to include in the Proposed Charter upon consummation of the Business Combination.

In the judgment of the Board, the variations between the Current Charter and the Proposed Charter are desirable for the following reasons:

•        the greater number of authorized number of shares of capital stock is desirable for Pubco to have enough additional authorized shares for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits and to issue upon exercise of the equity grants made under the Incentive Plan (assuming the Incentive Plan is approved at the Colombier Extraordinary General Meeting and contingent upon the Closing); and

•        it is desirable to omit the provisions that relate to operation as a blank check company prior to the consummation of its initial business combination because they would not be applicable after the Business Combination (such as the obligation to dissolve and liquidate if a business combination is not consummated within a certain period of time).

The approval of each of the Organizational Documents Proposals requires a majority of the votes cast on such Proposal by the holders of the Colombier Ordinary Shares entitled to vote thereon at the Colombier Extraordinary General Meeting, voting together as a single class.

A copy of the Proposed Charter, as will be in effect and upon consummation of the Business Combination and filing with the Texas Secretary of State, is attached to this proxy statement/prospectus as Annex C.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as ordinary resolutions, that:

(i)     the authorized shares of capital stock of Pubco be increased to 210,000,000 shares of capital stock, consisting of 200,000,000 shares of Common Stock, and 10,000,000 shares of undesignated preferred stock; and

(ii)    certain blank check provisions that will no longer be necessary upon consummation of the Business Combination be eliminated.”

Vote Required for Approval

The approval of the Organizational Documents Proposals does not require the passing of a resolution under the Current Charter or Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the Organizational Documents Proposals by ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Organizational Documents Proposals is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” EACH OF THE ORGANIZATIONAL DOCUMENTS PROPOSALS.

THE INCENTIVE PLAN PROPOSAL (PROPOSAL 10)

Colombier is asking its shareholders to consider and vote on a proposal to approve, by ordinary resolution, the 2025 Stock Incentive Plan (the “Incentive Plan”), which, if approved by the Colombier shareholders and adopted by Pubco, will be available to Pubco on a go-forward basis from the Closing. Approval of the Incentive Plan will allow Pubco to utilize a broad array of equity incentives to secure and retain the services of employees, officers, directors, consultants and advisors and to provide long-term incentives that align the interests of employees, officers, directors, consultants and advisors with the interests of Pubco’s shareholders following the Closing of the Business Combination. If the Incentive Plan is not approved by Colombier shareholders, it will not become effective and no awards will be granted thereunder.

For purposes of this Proposal 10 and except where the context otherwise requires, the term (i) “Company” and similar terms will include Pubco at and following the Closing, and any of its present or future parent or subsidiary corporations as defined in Sections 424I or (f) of the Code and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board and (ii) “Board” will mean the Pubco Board at and following the Closing and the compensation committee of the Board or any similar committee or sub-committee or the Delegated Persons (as defined below) to the extent that the Board’s powers or authority under the Incentive Plan have been delegated to such committee, sub-committee or Delegated Persons, in accordance with the Incentive Plan.

The remainder of this Proposal 10 includes:

•        Highlights of the Reasons Why Shareholders Should Approve the Incentive Plan; and

•        Description of the Incentive Plan.

Highlights of the Reasons Why Shareholders Should Approve the Incentive Plan

Incentivizes, Retains and Motivates Talent.    It is critical to the Company’s success that the Company incentivize, retain and motivate the best talent in what is a competitive labor market. The Company’s equity-based compensation program will be a key component in the Company’s ability to pay market-competitive compensation to its employees.

Aligns with Pay-for-Performance Compensation Philosophy.    The Company believes that equity-based compensation is inherently performance-based. As the value of the Company’s stock appreciates, Incentive Plan participants receive greater compensation at the same time that its shareholders are receiving a greater return on their investment. Conversely, if the stock price does not appreciate following the grant of an equity award, then Incentive Plan participants would not receive any compensation in respect of stock options and SARs and would receive lower compensation than intended in respect of restricted stock and RSUs.

Aligns Participant Interests with Shareholder Interests.    Providing participants with compensation in the form of equity directly aligns the interests of those participants with the interests of the Company’s shareholders. If the Incentive Plan is approved by Colombier shareholders, the Company will be able to grant equity-based incentives that foster this alignment between Incentive Plan participants and the Company’s shareholders.

Consistent with Shareholder Interests and Sound Corporate Governance.    As described under the heading “Highlights of the Incentive Plan” and more thoroughly below, the Incentive Plan was purposefully designed to include features that are consistent with the interests of the Company’s shareholders and sound corporate governance practices.

Description of the Incentive Plan

The following is a brief summary of the Incentive Plan.

Types of Awards; Shares Available for Awards; Share Counting Rules

The Incentive Plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Code, nonstatutory stock options, SARs, restricted stock, RSUs and other stock-based awards, as described below (collectively, “awards”).

Subject to adjustment in the event of stock splits, stock dividends and other similar events, awards may be made under the Incentive Plan for up to the number of shares of Common Stock that is equal to 12% of the outstanding shares of Pubco Common Stock as determined immediately after the Closing of the Business Combination (the “Share Reserve”).

The Incentive Plan provides that the maximum aggregate amount of cash and value of awards (calculated based on grant date fair value for financial reporting purposes) granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director may not exceed $750,000 in the case of an incumbent director and may not exceed $950,000 for a non-employee director in such non-employee director’s initial year of service. Moreover, fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense will not count against this limit. Exceptions to this limitation may only be made by the Board in extraordinary circumstances provided that any non-employee director receiving additional compensation does not participate in the decision to award such compensation. This limitation does not apply to cash or awards granted to a non-employee director in his or her capacity as an advisor or consultant to the Company.

For purposes of counting the number of shares available for the grant of awards under the Incentive Plan, all shares of Common Stock covered by SARs will be counted against the number of shares available for the grant of awards under the Plan. However, SARs that may be settled only in cash will not be so counted. Similarly, to the extent that an RSU award may be settled only in cash, no shares will be counted against the shares available for the grant of awards under the Incentive Plan. In addition, if the Company grants a SAR in tandem with an option for the same number of shares of Common Stock and provide that only one such award may be exercised (a “tandem SAR”), only the shares covered by the option, and not the shares covered by the tandem SAR, will be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Incentive Plan.

Shares covered by awards under the Incentive Plan that expire or are terminated, surrendered, or cancelled without having been fully exercised or are forfeited in whole or in part (including as the result of shares subject to such award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or that result in any shares not being issued (including as a result of an award being settled in cash rather than stock) will again be available for the grant of awards under the Incentive Plan (subject, in the case of incentive stock options, to any limitations under the Code). In the case of the exercise of a SAR, the number of shares counted against the shares available for the grant of awards under the Incentive Plan will be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle the SAR upon exercise, and the shares covered by a tandem SAR will not again become available for grant upon the expiration or termination of the tandem SAR.

Shares of Common Stock that are delivered (by actual delivery, attestation, or net exercise) to the Company by a participant to purchase shares of Common Stock upon exercise of an award or to satisfy tax withholding obligations (including shares retained from the award creating the tax obligation) will be added back to the number of shares available for the future grant of awards under the Incentive Plan.

In connection with a merger or consolidation of an entity with the Company or the Company’s acquisition of property or stock of an entity, the Board may grant awards under the Incentive Plan in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof on such terms as the Board determines appropriate in the circumstances, notwithstanding any limitation on awards contained in the Incentive Plan. No such substitute awards will count against the Share Reserve, or any sublimit, contained in the Incentive Plan, except as required by reason of Section 422 and related provisions of the Code.

Descriptions of Awards

Options.    A participant who is awarded an option receives the right to purchase a specified number of shares of Common Stock at a specified exercise price and subject to the other terms and conditions that are specified in connection with the award agreement. An option that is not intended to be an “incentive stock option” is a “nonstatutory stock option.” Options may not be granted at an exercise price that is less than 100% of the fair market value of the Common Stock on the date of grant. If the Board approves the grant of an option with an exercise price to be determined on a future date, the exercise price may not be less than 100% of the fair market value of the Common

Stock on that future date. Under present law, incentive stock options may not be granted at an exercise price less than 110% of the fair market value in the case of stock options granted to participants who hold more than 10% of the total combined voting power of the Company’s stock or any of the Company’s subsidiaries. Under the terms of the Incentive Plan, options may not be granted for a term in excess of ten years (and, under present law, five years in the case of incentive stock options granted to participants who hold greater than 10% of the total combined voting power of the Company’s stock or any of the Company’s subsidiaries).

The Incentive Plan permits participants to pay the exercise price of options using one or more of the following manners of payment: (i) payment by cash or by check, (ii) except as may otherwise be provided in the applicable award agreement or approved by the Board, in connection with a “cashless exercise” through a broker, (iii) to the extent provided in the applicable award agreement or approved by the Board, and subject to certain conditions, by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock owned by the participant valued at their fair market value, (iv) to the extent provided in an applicable nonstatutory stock option award agreement or approved by the Board, by delivery of a notice of “net exercise” as a result of which the Company will retain a number of shares of Common Stock otherwise issuable pursuant to the stock option equal to the aggregate exercise price for the portion of the option being exercised divided by the fair market value of the Common Stock on the date of exercise, (v) to the extent permitted by applicable law and provided for in the applicable award agreement or approved by the Board, by any other lawful means, or (vi) by any combination of these forms of payment to the extent approved by the Board. No option granted under the Incentive Plan may contain a provision entitling the participant to the automatic grant of additional options in connection with any exercise of the original option. No options granted under the Incentive Plan may provide for the payment or accrual of dividend equivalents.

Stock Appreciation Rights.    A participant who is awarded a SAR receives, upon exercise, a number of shares of the Common Stock, or cash (or a combination of shares of Common Stock and cash) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock over the measurement price. The Incentive Plan provides that the measurement price of a SAR may not be less than 100% of the fair market value of the Common Stock on the date the SAR is granted (provided, however, that if the Board approves the grant of a SAR effective as of a future date, the measurement price will not be less than 100% of the fair market value on such future date) and that SARs may not be granted with a term in excess of ten years. No SARs granted under the Incentive Plan may contain a provision entitling the participant to the automatic grant of additional SARs in connection with any exercise of the original SAR. No SARs granted under the Incentive Plan may provide for the payment or accrual of dividend equivalents.

Limitation on Repricing of Options or SARs.    With respect to options and SARs, unless such action is approved by shareholders or otherwise permitted under the terms of the Incentive Plan in connection with certain changes in capitalization and reorganization events, the Company may not (i) amend any outstanding option or SAR granted under the Incentive Plan to provide an exercise price or measurement price per share that is lower than the then-current exercise price or measurement price per share of such outstanding option or SAR, (ii) cancel any outstanding option or SAR (whether or not granted under the Incentive Plan) and grant in substitution for the canceled award, new awards under the Incentive Plan (other than certain substitute awards issued in connection with a merger or consolidation of an entity with the Company or an acquisition by the Company, described above) covering the same or a different number of shares of the Common Stock and having an exercise price or measurement price per share lower than the then-current exercise price or measurement price per share of the cancelled option or SAR, (iii) cancel in exchange for a cash payment any outstanding option or SAR with an exercise price or measurement price per share above the then-current fair market value of the Common Stock, or (iv) take any other action under the Incentive Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange or any other exchange or market on which the Company’s stock is listed or traded.

Restricted Stock Awards.    A participant who is granted a restricted stock award is entitled to acquire shares of the Common Stock, subject to the Company’s right to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) in the event that the conditions specified in the applicable award are not satisfied prior to the end of the applicable restriction period established for such award. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of restricted stock will be paid to the participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. No interest will be paid on unvested dividends.

Restricted Stock Unit Awards.    A participant who is granted an RSU award is entitled to receive shares of the Common Stock, or cash equal to the fair market value of such shares or a combination thereof, to be delivered at the time the award vests or on a deferred basis pursuant to the terms and conditions established by the Board. The Board may provide that settlement of RSUs will be deferred, on a mandatory basis or at the election of the participant, in a manner that complies with Section 409A of the Code. A participant has no voting rights with respect to any RSU. An RSU award agreement may provide the applicable participant with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of the Common Stock. Any such dividend equivalents may be settled in cash and/or shares of the Common Stock and will be subject to the same restrictions on transfer and forfeitability as the RSUs with respect to which such dividend equivalents are awarded. No interest will be paid on dividend equivalents.

Other Stock-Based Awards.    Under the Incentive Plan, the Board may grant other awards of shares of the Common Stock, and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares of the Common Stock or other property, having such terms and conditions as the Board may determine. These types of awards are referred to in this proxy statement/prospectus as “other stock-based awards.” Other stock-based awards may be available as a form of payment in settlement of other awards granted under the Incentive Plan or as payment in lieu of compensation to which a participant is otherwise entitled. Other stock-based awards may be paid in shares of the Common Stock or in cash, as the Board may determine. The award agreement of another stock-based award may provide the participant who receives the other stock-based award with the right to receive dividend equivalents. Dividend equivalents may be settled in cash and/or shares of the Common Stock and will be subject to the same restrictions on transfer and forfeitability as the other stock-based award with respect to which they are awarded. No interest will be paid on dividend equivalents.

Eligibility to Receive Awards

As of [•], 2025, and assuming the Closing of the Business Combination, 38 persons would have been eligible to receive awards under the Incentive Plan, including GrabAGun’s three named executive officers (the “NEOs”), three other executive officers who are not NEOs, 25 other employees of GrabAGun and seven non-employee directors. Incentive stock options may only be granted to employees of the Company or of a present or future parent or subsidiary corporation as defined in Sections 424(e) or (f) of the Code, and employees of any other entities the employees of which are eligible to receive incentive stock options under the Code.

Transferability of Awards

Awards may not be sold, assigned, transferred, pledged or otherwise encumbered by a participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an incentive stock option, pursuant to a qualified domestic relations order. During the life of the participant, awards are exercisable only by the participant. However, except with respect to awards that are subject to Section 409A of the Code and incentive stock options, the Board may permit or provide in an award for the gratuitous transfer of the award by the participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the participant and/or an immediate family member of the participant if the Company would be eligible to use a Registration Statement on Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such award to the proposed transferee. Further, the Company is not required to recognize any such permitted transfer until such time as the permitted transferee has, as a condition to the transfer, delivered to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee will be bound by all of the terms and conditions of the award. None of the restrictions described in this paragraph prohibit transfers from the participant to the Company.

No Rights as a Shareholder; Clawback

No participant or designated beneficiary will have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an award granted under the Incentive Plan until becoming a record holder of such shares, subject to the terms of an award agreement. In accepting an award under the Incentive Plan, a participant agrees to be bound by the clawback policy that the Company has in effect or may adopt in the future.

Administration

The Incentive Plan will be administered by the Board. The Board has the authority to grant awards and to adopt, amend and repeal the administrative rules, guidelines and practices relating to the Incentive Plan that it deems advisable and to construe and interpret the provisions of the Incentive Plan and any award agreements entered into under the Incentive Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Incentive Plan or any award. All actions and decisions by the Board with respect to the Incentive Plan and any awards made under the Incentive Plan will be made in the Board’s discretion and will be final and binding on all persons having or claiming any interest in the Incentive Plan or in any award.

Pursuant to the terms of the Incentive Plan, the Board may delegate any or all of its powers under the Incentive Plan to one or more committees or subcommittees of the Board. The Company expects that the Compensation Committee will administer certain aspects of the Incentive Plan.

Subject to any requirements of applicable law, the Board may, by resolution, delegate to one or more persons (including officers) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant awards (subject to any limitations under the Incentive Plan) to eligible service providers of the Company and to exercise such other powers under the Incentive Plan as the Board may determine. In delegating the power to grant awards, the Board must fix (i) the maximum number of awards, and the maximum number of shares issuable upon exercise of those awards, that may be issued by such Delegated Persons, (ii) the time period during which those awards, and during which the shares issuable upon exercise of those awards, may be issued, and (iii) the minimum amount of consideration (if any) for which those awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise of those awards. No Delegated Person may be authorized to grant awards to itself or to any “executive officer” (as defined by Rule 3b-7 under the Exchange Act), or to any “officer” (as defined by Rule 16a-1(f) under the Exchange Act).

Subject to applicable limitations contained in the Incentive Plan, the Board, the Compensation Committee, or any other committee or subcommittee or Delegated Person to whom the Board has delegated authority pursuant to the Incentive Plan, as the case may be, selects the recipients of awards and determines (i) the number of shares of Common Stock, cash or other consideration covered by awards and the terms and conditions of such awards, including the dates upon which such awards become exercisable or otherwise vest, (ii) the exercise or measurement price of awards, if any, and (iii) the duration of awards.

Except as otherwise provided in the Incentive Plan, each award under the Incentive Plan may be made alone or in addition or in relation to any other award. The terms of each award need not be identical, and the Board need not treat participants uniformly. The Board will determine the effect on an award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a participant, and the extent to which, and the period during which, the participant (or the participant’s legal representative, conservator, guardian or designated beneficiary) may exercise rights or receive any benefits under an award.

The Board may at any time provide that any award will become immediately exercisable in whole or in part, free from some or all restrictions or conditions or otherwise realizable in whole or in part, as the case may be.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock, other than an ordinary cash dividend, the Company is required to make equitable adjustments (or make substituted awards, as applicable), in the manner determined by the Board, to (i) the number and class of securities available under the Incentive Plan, (ii) the share counting rules set forth in the Incentive Plan and the number and class of securities available for issuance under the Incentive Plan that may be issued as incentive stock options, (iii) the number and class of securities and exercise price per share of each outstanding option, (iv) the share- and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of restricted stock, and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding RSU award and each outstanding other stock-based award. In the event the Company effects a split of Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then a participant who exercises an option between the record date and the distribution date for such stock dividend will be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

The Company will indemnify and hold harmless each director, officer, employee or agent to whom any duty or power relating to the administration or interpretation of the Incentive Plan has been or will be delegated against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Incentive Plan unless arising out of such person’s own fraud or bad faith.

Amendment of Awards.    Except as otherwise provided under the Incentive Plan with respect to repricing outstanding stock options or SARs and with respect to actions requiring shareholder approval, the Board may amend, modify or terminate any outstanding award, including but not limited to, substituting for an award another award of the same or a different type, changing the date of exercise or realization, and converting an incentive stock option to a nonstatutory stock option, provided that the participant’s consent to any such action will be required unless the Board determines that the action, taking into account any related action, does not materially and adversely affect the participant’s rights under the Incentive Plan or the change is otherwise permitted under the terms of the Incentive Plan in connection with certain corporate events.

Reorganization Events

The Incentive Plan contains provisions addressing the consequences of any reorganization event. A reorganization event is defined under the Incentive Plan as (i) any merger or consolidation of the Company with or into another entity as a result of which all Common Stock is converted into or exchanged for the right to receive cash, securities or other property, or is cancelled, (ii) any transfer or disposition of all Common Stock for cash, securities or other property pursuant to a share exchange or other transaction or (iii) the liquidation or dissolution of the Company.

Provisions Applicable to Awards Other than Restricted Stock.    Under the Incentive Plan, if a reorganization event occurs, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding awards other than restricted stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable award agreement or another agreement between a participant and the Company): (i) provide that such awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate of the acquiring or succeeding corporation), (ii) upon written notice to a participant, provide that all of the participant’s unvested awards will be forfeited immediately before the reorganization event and/or that all of the participant’s unexercised awards will terminate immediately prior to the consummation of such reorganization event unless exercised by the participant (to the extent then exercisable) within a specified period following the date of such notice, (iii) provide that outstanding awards will become exercisable, realizable, or deliverable, or restrictions applicable to an award will lapse, in whole or in part prior to or upon such reorganization event, (iv) in the event of a reorganization event under the terms of which holders of Common Stock will receive upon consummation of the reorganization event a cash payment for each share surrendered in the reorganization event, which is referred to in this proxy statement/prospectus as the Acquisition Price, make or provide for a cash payment to participants with respect to each award held by a participant equal to (I) the number of shares of Common Stock subject to the vested portion of the award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such reorganization event) multiplied by (II) the excess, if any, of (A) the Acquisition Price over (B) the exercise, measurement or purchase price of such award and any applicable tax withholdings, in exchange for the termination of such award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of the award, then the award will be cancelled without any payment of consideration, (v) provide that, in connection with the liquidation or dissolution of the Company, awards will convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (vi) any combination of the foregoing.

The Board is not obligated to treat all awards, all awards held by a participant, or all awards of the same type, identically. Certain RSU awards that are subject to Section 409A of the Code will be settled in accordance with the terms of the applicable award agreement or as otherwise specified in the Incentive Plan. The Board, with reasonable notice to participants holding options or SARs, may impose a limitation on the ability of these participants to exercise their awards for the minimum number of days prior to the closing of the reorganization event as is reasonably necessary to facilitate the orderly closing of the reorganization event.

Provisions Applicable to Restricted Stock.    Upon the occurrence of a reorganization event other than liquidation or dissolution of the Company, the Company’s repurchase and other rights with respect to outstanding restricted stock will inure to the benefit of the Company’s successor and will, unless the Board determines otherwise, apply to the cash, securities or other property which Common Stock was converted into or exchanged for pursuant to such reorganization event in the same manner and to the same extent as they applied to such restricted stock. However, the Board may either provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any restricted stock or any other agreement between a participant and the Company, either initially or by amendment or provide for forfeiture of such restricted stock if issued at no cost. Upon the occurrence of a reorganization event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any award of restricted stock or any other agreement between the participant and the Company, all restrictions and conditions on all restricted stock then outstanding will automatically be deemed terminated or satisfied.

Provisions for Foreign Participants

The Board may establish one or more sub-plans under the Incentive Plan to satisfy applicable securities, tax or other laws of various jurisdictions. The Board will establish such sub-plans by adopting supplements to the Incentive Plan containing any limitations on the Board’s discretion under the Incentive Plan and any additional terms and conditions not otherwise inconsistent with the Incentive Plan as the Board deems necessary or desirable. All supplements adopted by the Board will be deemed to be part of the Incentive Plan, but each supplement will only apply to participants within the affected jurisdiction.

Withholding

The participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an award or approved by the Board, a participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the award creating the tax obligation, valued at their fair market value. However, except as otherwise provided by the Board, the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax) as the Company will determine to be necessary to satisfy the tax liability associated with any award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

Amendment or Termination

If Colombier receives shareholder approval of the Incentive Plan, no award may be granted under the Incentive Plan after the expiration of ten years from the Closing Date but awards previously granted may extend beyond that date. The Board may amend, suspend or terminate the Incentive Plan or any portion of the Incentive Plan at any time, except that (i) no amendment may be made to the Incentive Plan to permit an option or SAR to be repriced without shareholder approval and (ii) no amendment that would require shareholder approval under the rules of the national securities exchange on which the Company maintains its primary listing may be made effective unless and until such amendment has been approved by the Company’s shareholders. If at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to incentive stock options, the Board may not effect such modification or amendment without such approval.

Unless otherwise specified in the amendment, any amendment to the Incentive Plan adopted in accordance with the procedures described above will apply to, and be binding on the holders of, all awards outstanding under the Incentive Plan at the time the amendment is adopted, provided that the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of participants under the Incentive Plan. No award will be made that is conditioned on shareholder approval of any amendment to the Incentive Plan unless the award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date the award was granted and (ii) it may not be exercised or settled (or otherwise result in the issuance of shares of the Common Stock) prior to the receipt of such shareholder approval.

If shareholders do not approve the Incentive Plan, the Incentive Plan will not go into effect, and the Company will not grant any awards under the Incentive Plan. In this event, the Board will consider whether to adopt alternative arrangements based on its assessment of the Company’s needs.

Federal Income Tax Consequences

The following is a summary of the United States federal income tax consequences that generally will arise with respect to awards granted under the Incentive Plan. This summary is based on the federal tax laws in effect as of the date of this proxy statement/prospectus. In addition, this summary assumes that all awards are exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. Changes to these laws could alter the tax consequences described below.

Incentive Stock Options.    A participant will not have income upon the grant of an incentive stock option. Also, except as described below, a participant will not have income upon exercise of an incentive stock option if the participant has been employed by the Company or its corporate parent or 50% or majority-owned corporate subsidiary at all times beginning with the option grant date and ending three months before the date the participant exercises the option. If the participant has not been so employed during that time, then the participant will be taxed as described below under “Nonstatutory Stock Options.” The exercise of an incentive stock option may subject the participant to the alternative minimum tax.

A participant will have income upon the sale of the stock acquired under an incentive stock option at a profit (if sales proceeds exceed the exercise price). The type of income will depend on when the participant sells the stock. If a participant sells the stock more than two years after the option was granted and more than one year after the option was exercised, then all of the profit will be long-term capital gain. If a participant sells the stock prior to satisfying these waiting periods, then the participant will have engaged in a disqualifying disposition and a portion of the profit will be ordinary income and a portion may be capital gain. This capital gain will be long-term if the participant has held the stock for more than one year and otherwise will be short-term. If a participant sells the stock at a loss (sales proceeds are less than the exercise price), then the loss will be a capital loss. This capital loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Nonstatutory Stock Options.    A participant will not have income upon the grant of a nonstatutory stock option. A participant will have compensation income upon the exercise of a nonstatutory stock option equal to the value of the stock on the day the participant exercised the option less the exercise price. Upon sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the option was exercised. This capital gain or loss will be long-term if the participant has held the stock for more than one year and otherwise will be short-term.

Stock Appreciation Rights.    A participant will not have income upon the grant of a SAR. A participant generally will recognize compensation income upon the exercise of a SAR equal to the amount of the cash and the fair market value of any stock received. Upon the sale of the stock, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the day the SAR was exercised. This capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Awards.    A participant will not have income upon the grant of restricted stock unless an election under Section 83(b) of the Code is made within 30 days of the date of grant. If a timely Section 83(b) election is made, then a participant will have compensation income equal to the value of the stock less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the difference between the sales proceeds and the value of the stock on the date of grant. If the participant does not make a Section 83(b) election, then when the stock vests the participant will have compensation income equal to the value of the stock on the vesting date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the vesting date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Restricted Stock Units.    A participant will not have income upon the grant of an RSU. A participant is not permitted to make a Section 83(b) election with respect to an RSU award. When the shares of Common Stock are delivered with respect to the RSUs (which may be upon vesting or may be at a later date), the participant will have income on the date of delivery in an amount equal to the fair market value of the stock on such date less the purchase price, if any. When the stock is sold, the participant will have capital gain or loss equal to the sales proceeds less the value of the stock on the delivery date. Any capital gain or loss will be long-term if the participant held the stock for more than one year and otherwise will be short-term.

Other Stock-Based Awards.    The tax consequences associated with any other stock-based award granted under the Incentive Plan will vary depending on the specific terms of such award. Among the relevant factors are whether or not the award has a readily ascertainable fair market value, whether or not the award is subject to forfeiture provisions or restrictions on transfer, the nature of the property to be received by the participant under the award, and the participant’s holding period and tax basis for the award or underlying Common Stock.

Tax Consequences to the Company.    There will be no tax consequences to the Company except that the Company will be entitled to a deduction when a participant has compensation income, subject to the limitations of Section 162(m) of the Code.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that adoption of the 2025 Stock Incentive Plan, a copy of which is attached to the proxy statement/prospectus as Annex E, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Incentive Plan Proposal does not require the passing of a resolution under the Current Charter and Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the Incentive Plan Proposal as an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Incentive Plan Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE INCENTIVE PLAN PROPOSAL.

THE NYSE PROPOSAL (PROPOSAL 11)

Overview

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Pubco expects to issue approximately [•] shares of Common Stock in connection with the Business Combination. For further details, see “The Business Combination Proposal.”

Accordingly, the aggregate number of shares of Pubco Common Stock that Pubco will issue in connection with the Business Combination will exceed 20% of both the voting power and the shares of Pubco Common Stock outstanding before such issuance and this issuance of shares may result in a change of control of the registrant under Section 312.03(d) of the NYSE’s Listed Company Manual, and for these reasons, Colombier is seeking the approval of Colombier shareholders for the issuance of Pubco Common Stock in connection with the Business Combination.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

RESOLVED, as an ordinary resolution, that for the purposes of complying with the applicable provisions of NYSE Listing Rule 312.03, the issuance of up to 31,550,000 shares of Pubco Common Stock in connection with the Business Combination, be approved.”

Vote Required for Approval

The approval of the NYSE Proposal does not require the passing of a resolution under the Current Charter and Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the NYSE Proposal by way of an ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the NYSE Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE ‘‘FOR’’ THE NYSE PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL (PROPOSAL 12)

Effective upon the Closing, the Pubco Board will consist of nine (9) directors, comprised of: (i) two (2) persons that are designated by Colombier prior to the Closing and (ii) seven (7) persons that are designated by GrabAGun prior to the Closing, at least five (5) of whom will be required to qualify as an independent director under NYSE rules.

For more information on the experience of each of these director nominees, see the section entitled “Board of Directors and Management Following the Business Combination” in this proxy statement/prospectus.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution that, the nine (9) persons listed below be elected to serve terms on Pubco’s board of directors effective at the Effective Time as set forth in the Pubco Charter or until their respective successors are duly elected and qualified, be approved in all respects:

•        Marc Nemati

•        Matthew Vittitow

•        Chris Cox

•        Blake Masters

•        Colion Noir

•        Donald J. Trump Jr.

•        Dusty Wunderlich”

Vote Required for Approval

The approval of the Director Election Proposal does not require the passing of a resolution under the Current Charter or Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the Director Election Proposal by ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Director Election Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR”
THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

THE INSIDER LETTER AMENDMENTS PROPOSAL (PROPOSAL 13)

Background and Overview

As a condition to the IPO, Colombier, Colombier’s officers and directors (at the time of the IPO) and the Sponsor, entered into the Insider Letter on November 20, 2023, pursuant to which each Insider agreed that, subject to certain limited exceptions, the Sponsor Shares will not be transferred, assigned, sold until the earlier of (i) six months following the consummation of Colombier’s initial business combination; or (ii) subsequent to the consummation of Colombier’s initial business combination, the date on which we consummate a transaction which results in all of our shareholders having the right to exchange their shares for cash, securities, or other property subject to certain limited exceptions.

Colombier shareholders are being asked to approve and adopt the Insider Letter Amendment, which would revise the lock-up period applicable to the Sponsor Shares set forth in the Insider Letter to end on the date that is the earlier of (i) six (6) months after the Closing Date or (ii) the date on which the dollar volume-weighted average price of a share of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) trading days within any thirty (30) consecutive trading day period beginning on the Closing Date. As the Insider Letter was a condition to the IPO, Colombier is seeking shareholder approval to enter into and consummate the Insider Letter Amendments to facilitate the consummation of the Business Combination.

A copy of the Insider Letter Amendments is attached to this proxy statement/prospectus as Annex F.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that execution of amendments to the letter agreement, dated as of November 2023, between Colombier, Colombier Sponsor II LLC and the other parties thereto (the “Insider Letter”), a copy of which is attached to the proxy statement/prospectus as Annex F, be confirmed, ratified and approved.”

Vote Required for Approval

The approval of the Insider Letter Amendments Proposal does not require the passing of a resolution under the Current Charter or Cayman Islands law. Notwithstanding this, the Colombier Board is asking the Colombier shareholders to approve the Insider Letter Amendments Proposal by ordinary resolution, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

The adoption of the Insider Letter Amendments Proposal is conditioned upon the adoption of the Business Combination Proposal and the Merger Proposal.

Recommendation of the Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INSIDER LETTER AMENDMENTS PROPOSAL.

THE ADJOURNMENT PROPOSAL (PROPOSAL 14)

Overview

The Adjournment Proposal, if adopted, will allow the Colombier Board to adjourn the Colombier Extraordinary General Meeting to a later date or dates, at the determination of the Colombier Board. The Adjournment Proposal will only be presented to Colombier shareholders in the event that based upon the tabulated vote at the time of the Colombier Extraordinary General Meeting there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Merger Proposal, the Charter Proposal, the Incentive Plan Proposal, the NYSE Proposal, the Director Election Proposal and the Insider Letter Amendments Proposal. In no event will the Colombier Board adjourn the Colombier Extraordinary General Meeting or consummate the Business Combination beyond the date by which it may properly do so under the Current Charter and Cayman Islands.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Colombier’s shareholders, the Colombier Board may not be able to adjourn the Colombier Extraordinary General Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Resolution to be Voted Upon

The full text of the resolution to be passed is as follows:

“RESOLVED, as an ordinary resolution, that the adjournment of the Extraordinary General Meeting to a later date or dates to be determined by the board of directors of Colombier or the chairman of the Extraordinary General Meeting, if necessary, to permit further solicitation and vote of proxies be confirmed, ratified and approved in all respects.”

Vote Required for Approval

The approval of the Adjournment Proposal will require an ordinary resolution under the Current Charter and Cayman Islands law, being a resolution passed by a majority of the votes which are cast by those holders of Colombier Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Colombier Extraordinary General Meeting. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, will not count as votes cast at the Colombier Extraordinary General Meeting and will have no effect on any of the proposals.

Recommendation of the Colombier Board

THE COLOMBIER BOARD UNANIMOUSLY RECOMMENDS THAT
SHAREHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following description sets forth the material U.S. federal income tax consequences of (i) electing, in the case of beneficial owners of Colombier Ordinary Shares, to have their Colombier Ordinary Shares redeemed for cash if the Business Combination is completed and (ii) the Business Combination. It does not address U.S. federal income tax consequences of the Business Combination on other Colombier securities. The following description addresses the U.S. federal income tax consequences to (i) U.S. Holders and Non-U.S. Holders (as defined below) of Colombier Ordinary Shares that elect to have their Colombier Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) U.S. Holders that participate in the Business Combination, and (iii) Non-U.S. Holders of owning and disposing of Pubco Common Stock after the Business Combination. The following description, including without limitation the descriptions set forth below under the headings “— Tax Consequences of the Business Combination to U.S. Holders of Colombier Ordinary Shares” and “— Redemption of Colombier Ordinary Shares”, is the opinion of Ellenoff Grossman & Schole LLP. The information set forth in this section is based on the Code, its legislative history, final, temporary and proposed treasury regulations promulgated thereunder (“Treasury Regulations”), published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

For purposes of this description, a “U.S. Holder” means a beneficial owner of Colombier Ordinary Shares that is for U.S. federal income tax purposes:

•        an individual citizen or resident of the United States;

•        a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•        a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

A “Non-U.S. Holder” means a beneficial owner of Colombier Ordinary Shares that, for U.S. federal income tax purposes, is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

This description does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this description considers only holders that hold Colombier Ordinary Shares as capital assets within the meaning of Section 1221 of the Code. This description does not address the alternative minimum tax, the Medicare tax on net investment income, or the U.S. federal income tax consequences to holders that are subject to special rules, including:

•        financial institutions or financial services entities;

•        broker-dealers;

•        persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;

•        tax-exempt entities;

•        governments or agencies or instrumentalities thereof;

•        insurance companies;

•        regulated investment companies;

•        real estate investment trusts;

•        specified expatriates or former long-term residents of the United States;

•        persons that acquired Colombier Ordinary Shares pursuant to an exercise of employee options, in connection with employee incentive plans or otherwise as compensation;

•        persons that hold Colombier Ordinary Shares as part of a straddle, constructive sale, hedging, redemption or other integrated transaction;

•        persons whose functional currency is not the U.S. dollar;

•        controlled foreign corporations;

•        passive foreign investment companies;

•        partnerships (or other entities classified as partnership for U.S. federal income tax purposes) or partners in such partnerships or entities classified for U.S. federal income tax purposes as a “disregarded entity”;

•        persons required to accelerate the recognition of any item of gross income with respect to Colombier Ordinary Shares as a result of such income being recognized on an applicable financial statement;

•        persons who actually or constructively own 5 % or more of Colombier Ordinary Shares by vote or value (except as specifically provided below); or

•        the Sponsor or its affiliates.

This description does not address any tax laws other than the U.S. federal income tax law, such as gift or estate tax laws, state, local or non-U.S. tax laws or, except as described herein, any tax reporting obligations of a holder of Colombier Ordinary Shares. Additionally, this description does not address the tax treatment of partnerships or other pass-through entities or entities classified for U.S. federal income tax purposes as a “disregarded entity” or persons who hold Colombier Ordinary Shares through such entities. If a partnership (or other entity classified as a partnership or treated as a disregarded entity for U.S. federal income tax purposes) is the beneficial owner of Colombier Ordinary Shares, the U.S. federal income tax treatment of a partner in the partnership or owner of the disregarded entity will generally depend on the status of the partner or owner and the activities of the partnership or disregarded entity. This description also assumes that any distribution made (or deemed made) on Colombier Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Colombier Ordinary Shares is made in U.S. dollars. Additionally, this description does not address the tax treatment of the Warrants in the Business Combination. Holders of Warrants should consult with their own tax advisors regarding the particular tax consequences to them of holding, exercising or disposing of the Warrants.

THE U.S. FEDERAL INCOME TAX TREATMENT OF THE BENEFICIAL OWNERS OF COLOMBIER ORDINARY SHARES MAY BE AFFECTED BY MATTERS NOT DESCRIBED HEREIN AND DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF U.S. FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. COLOMBIER URGES BENEFICIAL OWNERS OF COLOMBIER ORDINARY SHARES WHO CHOOSE TO EXERCISE THEIR CONVERSION RIGHTS OR WHO CHOOSE TO PARTICIPATE IN THE BUSINESS COMBINATION TO CONSULT THEIR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE BUSINESS COMBINATION AND OWNING AND DISPOSING OF COLOMBIER ORDINARY SHARES AS A RESULT OF ITS PARTICULAR CIRCUMSTANCES, INCLUDING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Holders

Tax Consequences of the Business Combination to U.S. Holders of Colombier Ordinary Shares

Subject to the discussion under “PFIC Considerations” below, it is intended that the Business Combination qualifies as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Colombier Ordinary Shares for Pubco Common Stock will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351 of the Code. Assuming such qualification and subject to the discussion under “PFIC Considerations” below, a U.S. Holder that receives Pubco Common Stock in exchange for Colombier Ordinary Shares in the Business Combination generally should not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Common Stock received in the Business Combination by a U.S. Holder should be equal to the adjusted tax basis of the Colombier Ordinary Shares exchanged therefor. The holding period of the Pubco Common Stock should include the holding period during which the Colombier Ordinary Shares exchanged therefor were held by such U.S. Holder (which, as discussed above, should include the holding period of any Colombier Ordinary Shares surrendered in the Business Combination).

PFIC Considerations

Even if the Business Combination qualifies as an exchange described in Section 351(a) of the Code, the Business Combination may still be a taxable event to U.S. Holders of Colombier Ordinary Shares under the PFIC provisions of the Code, to the extent that Section 1291(f) of the Code applies, as described below.

Effect of PFIC Rules on the Business Combination

Even if the Business Combination qualifies as an exchange described in Section 351(a) of the Code, Section 1291(f) of the Code requires that, to the extent provided in regulations, a U.S. person that disposes of stock of a PFIC must recognize gain notwithstanding any other provision of the Code. No final Treasury regulations are in effect under Section 1291(f). Proposed Treasury Regulations under Section 1291(f) were promulgated in 1992, with a retroactive effective date once they become finalized. If finalized in their present form, those regulations would require taxable gain recognition by a U.S. Holder with respect to its exchange of Colombier Ordinary Shares for Colombier Ordinary Shares in the Business Combination if Colombier were classified as a PFIC at any time during such U.S. Holder’s holding period in the Colombier Ordinary Shares. Any such gain would be treated as an “excess distribution” made in the year of the Business Combination and subject to the special tax and interest charge rules described below under “Definition and General Taxation of a PFIC.” The proposed Treasury Regulations under Section 1291(f) should not apply to an Electing Shareholder (as defined below) with respect to its Colombier Ordinary Shares for which a timely QEF election, QEF election with a purging election, or MTM election is made, as each such election is described below.

Definition and General Taxation of a PFIC

A non-U.S. corporation will be a PFIC if either (a) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it owns or is considered to own at least 25% of the shares by value, is passive income (the “gross income test”) or (b) at least 50% of its assets in a taxable year, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it owns or is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income (the “asset test”). Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The determination of whether a foreign corporation is a PFIC is made annually.

Pursuant to a “start-up exception”, a corporation will not be a PFIC for the first taxable year the corporation has gross income if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the first two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. Taking into account all relevant facts and circumstances, however, there is a material risk that Colombier will not be eligible for the “start-up exception.” If Colombier is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Colombier Ordinary Shares and the U.S. Holder did not make either (a) a timely “qualified election fund” (QEF) election for Colombier’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Colombier Ordinary Shares, (b) a QEF election along with a “purging election,” or (c) a “mark-to-market” (MTM) election, all of which are described further below, such U.S. Holder generally will be subject to special rules with respect to any gain recognized by the U.S. Holder on the sale or other disposition of its Colombier Ordinary Shares and any “excess distribution” made to the U.S. Holder. Excess distributions are generally any distributions to such U.S. Holder during a taxable year of the

U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Colombier Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Colombier Ordinary Shares.

Under these rules, the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Colombier Ordinary Shares. The amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of Colombier’s first taxable year in which it qualified as a PFIC, will be taxed as ordinary income. The amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder. The interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if Colombier is determined to be a PFIC, a U.S. Holder may avoid the tax consequences described above with respect to its Colombier Ordinary Shares by making a timely QEF election (or a QEF election along with a purging election), or an MTM election, all as described below.

Impact of PFIC Rules on Certain U.S. Holders

The impact of the PFIC rules on a U.S. Holder of Colombier Ordinary Shares will depend on whether the U.S. Holder has made a timely and effective election to treat Colombier as a QEF, under Section 1295 of the Code, for Colombier’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Colombier Ordinary Shares, the U.S. Holder made a QEF election along with a “purging election,” or if the U.S. Holder made an MTM election, all as described below. A U.S. Holder of a PFIC that made either a timely and effective QEF election, a QEF election along with a purging election, or an MTM election is hereinafter referred to as an “Electing Shareholder.”

A U.S. Holder’s ability to make a QEF election with respect to its Colombier Ordinary Shares is contingent upon, among other things, the provision by Colombier of certain information that would enable the U.S. Holder to make and maintain a QEF election. Colombier will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election, but there can be no assurance that Colombier will timely provide such information that is required to make and maintain the QEF election.

As indicated above, if a U.S. Holder of Colombier Ordinary Shares has not made a timely and effective QEF election with respect to Colombier’s first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) Colombier Ordinary Shares, such U.S. Holder generally may nonetheless qualify as an Electing Shareholder by filing on a timely filed U.S. income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that it would otherwise recognize if the U.S. Holder sold its Colombier Ordinary Shares for their fair market value on the “qualification date.” The qualification date is the first day of Colombier’s tax year in which Colombier qualifies as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held Colombier Ordinary Shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its Colombier Ordinary Shares by the amount of the gain recognized and will also have a new holding period in the Colombier Ordinary Shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable shares, the U.S. Holder may make an MTM election with respect to such shares for such taxable year. If the U.S. Holder makes a valid MTM election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) Colombier Ordinary Shares and for which Colombier is determined to be a PFIC, such holder will not be subject to the PFIC rules described above in respect to its Colombier Ordinary Shares. Instead, the U.S. Holder will include as ordinary income each year the excess, if any, of the fair market value of its Colombier Ordinary Shares at the end of its taxable year over the adjusted basis in its Colombier Ordinary Shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted basis of its Colombier Ordinary Shares over the fair market value of its Colombier Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Colombier Ordinary Shares will be adjusted to reflect any such income or loss amounts and any further gain recognized on a sale or other taxable disposition of the Colombier Ordinary Shares will be treated as ordinary income. The MTM election is available only for shares that are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including NYSE, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. U.S. Holders should consult their own tax advisers regarding the availability and tax consequences of an MTM election in respect to Colombier Ordinary Shares under their particular circumstances.

The rules dealing with PFICs and with the timely QEF election, the QEF election with a purging election, and the MTM election are very complex and are affected by various factors in addition to those described above. Accordingly, a U.S. Holder of Colombier Ordinary Shares should consult its own tax advisor concerning the application of the PFIC rules to such securities under such holder’s particular circumstances.

Effects of Section 367 to U.S. Holders of Colombier Ordinary Shares

Section 367 of the Code applies to certain non-recognition transactions involving foreign corporations, including the acquisition of a foreign corporation by a domestic corporation in an exchange described in Section 351(a) of the Code. Section 367 of the Code imposes income tax on certain United States persons in connection with transactions that would otherwise be tax-free. Section 367(b) of the Code will generally apply to U.S. Holders of Colombier Ordinary Shares on the date of the Business Combination.

A.      U.S. Holders Whose Colombier Ordinary Shares Have a Fair Market Value of $50,000 or More and Who Own More Than 10% of the Voting Power or Value of Colombier

A U.S. Holder who, on the date of the Business Combination beneficially owns (directly, indirectly or constructively) 10% or more of the total combined voting power or value of Colombier (a “10% U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (as defined in Treasury Regulation Section 1.367(b)-2(d)) attributable to the Colombier Ordinary Shares it directly owns. A U.S. Holder’s ownership of Warrants will be taken into account in determining whether such U.S. Holder owns 10% or more of the total combined voting power or value of Colombier. Complex attribution rules apply in determining whether a U.S. Holder owns 10% or more of the total combined voting power or value of Colombier and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.

A 10% U.S. Shareholder’s “all earnings and profits amount” with respect to its Colombier Ordinary Shares is the net positive earnings and profits of Colombier attributable to its shares (as determined under Treasury Regulation Section 1.367(b)-2) but without regard to any gain that would be realized on a sale or exchange of such shares.

B.      U.S. Holders Whose Colombier Ordinary Shares Have a Fair Market Value of $50,000 or More But Who Own Less Than 10% of the Voting Power and Value of Colombier

A U.S. Holder who, on the date of the Business Combination, beneficially owns (directly, indirectly or constructively) Colombier Ordinary Shares with a fair market value of $50,000 or more but owns less than 10% of the total combined voting power and value of Colombier will recognize gain (but not loss) with respect to the Business Combination unless such U.S. Holder elects to recognize the “all earnings and profits” amount attributable to such holder as described below.

Unless such a U.S. Holder makes the “all earnings and profits” election as described below, such holder generally must recognize gain (but not loss) with respect to Colombier Ordinary Shares received in the Business Combination in an amount equal to the excess of the fair market value of Colombier Ordinary Shares received over the U.S. Holder’s adjusted tax basis in the Colombier Ordinary Shares deemed surrendered in the Business Combination.

As an alternative to recognizing any gain as described in the preceding paragraph, such a U.S. Holder may elect to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Colombier Ordinary Shares under Section 367(b) of the Code. There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other thing:

(i)     a statement that the Business Combination is a Section 367(b) exchange;

(ii)    a complete description of the Business Combination;

(iii)   a description of any stock, securities or other consideration transferred or received in the Business Combination;

(iv)   a statement describing the amounts required to be taken into account for U.S. federal income tax purposes;

(v)    a statement that the U.S. Holder is making the election and that includes (A) a copy of the information that the U.S. Holder received from Colombier establishing and substantiating the “all earnings and profits amount” with respect to the U.S. Holder’s Colombier Ordinary Shares, and (B) a representation that the U.S. Holder has notified Colombier that the U.S. Holder is making the election; and

(vi)   certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations thereunder.

In addition, the election must be attached by an electing U.S. Holder to such holder’s timely filed U.S. federal income tax return for the taxable year in which the Business Combination occurs, and the U.S. Holder must send notice of making the election to Colombier no later than the date such tax return is filed. In connection with this election, Colombier may in its discretion provide each U.S. Holder eligible to make such an election with information regarding Colombier’s earnings and profits upon request.

U.S. HOLDERS ARE STRONGLY URGED TO CONSULT A TAX ADVISOR REGARDING THE CONSEQUENCES OF MAKING AN ELECTION AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO AN ELECTION.

C.     U.S. Holders that Own Colombier Ordinary Shares with a Fair Market Value of Less Than $50,000

A U.S. Holder who, on the date of the Business Combination, beneficially owns (directly, indirectly, or constructively) Colombier Ordinary Shares with a fair market value less than $50,000 should not be required to recognize any gain or loss under Section 367 of the Code in connection with the Business Combination and generally should not be required to include any part of the “all earnings and profits amount” in income.

All U.S. Holders of Colombier Ordinary Shares are urged to consult their tax advisors with respect to the effect of Section 367 of the Code to their particular circumstances.

Redemption of Colombier Ordinary Shares

Subject to the PFIC rules described above, in the event that a U.S. Holder of Colombier Ordinary Shares exercises such holder’s right to have such holder’s Colombier Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such Colombier Ordinary Shares pursuant to Section 302 of the Code or whether the U.S. Holder will be treated as receiving a corporate distribution within the meaning of Section 301 of the Code. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Colombier Ordinary Shares treated as held by the U.S. Holder (including any Colombier Ordinary Shares constructively owned by the U.S. Holder as a result of, among other things, owning warrants) relative to all of shares of Colombier Ordinary Shares both before and after the redemption. The redemption of Colombier Ordinary Shares generally will be treated as a sale of the shares (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. Holder, results in a “complete termination” of the U.S. Holder’s interest in Colombier or is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also Colombier Ordinary Shares that are constructively owned by such U.S. Holder. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which generally would include Colombier Ordinary Shares that could be acquired pursuant to the exercise of the Warrants. In order to meet the substantially disproportionate test, the percentage of Colombier’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Colombier Ordinary Shares must, among other requirements, be less than 80% of the percentage of Colombier’s outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either all the Colombier Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or all the Colombier Ordinary Shares actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the Colombier Ordinary Shares will not be essentially equivalent to a dividend if a U.S. Holder’s redemption results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in Colombier. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in Colombier will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. Holder under Section 302 of the Code, the U.S. Holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Colombier Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. Holder’s tax basis in such holder’s shares of Colombier Ordinary Shares generally will equal the cost of such shares. A U.S. Holder that purchased Units would have been required to allocate the cost between the Public Shares and the Public Warrants comprising the Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Colombier Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Colombier Ordinary Shares. Special rules apply to dividends received by U.S. Holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. Holder in the redeemed Colombier Ordinary Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Colombier Ordinary Shares, or, to the basis of Colombier Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Non-U.S. Holders

Tax Consequences for Non-U.S. Holders of Owning and Disposing of Pubco Common Stock

Distributions on Pubco Common Stock

Distributions of cash or property to a Non-U.S. Holder in respect of Pubco Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from Pubco’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds Pubco’s current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in Pubco Common Stock. Any remaining excess will be treated as capital gain and will be treated as described below under “— Gain on Disposition of Pubco Common Stock.”

Dividends paid to a Non-U.S. Holder of Pubco Common Stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to such withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of Pubco Common Stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as described below, for dividends will be required (a) to complete the applicable IRS Form W-8 and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if Pubco Common Stock are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

A Non-U.S. Holder of Pubco Common Stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim or refund with the IRS. Non-U.S. Holders are urged to consult their own tax advisors regarding their entitlement to the benefits under any applicable income tax treaty.

Gain on Disposition of Pubco Common Stock

Subject to the description of backup withholding below, any gain realized by a Non-U.S. Holder on the taxable disposition of Pubco Common Stock generally will not be subject to U.S. federal income tax unless:

•        the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. Holder);

•        the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition, and certain other conditions are met; or

•        Pubco is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for such securities disposed of, and, generally, in the case where shares of Pubco Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or indirectly, more than 5% of such shares, as applicable, at any time during the shorter of the five year period ending on the date of disposition or the Non-U.S. Holder’s holding period for the shares disposed of. There can be no assurance that shares of Pubco Common Stock will be treated as regularly traded on an established securities market for this purpose.

An individual Non-U.S. Holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. An individual Non-U.S. Holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States, provided that the individual has timely filed U.S. federal income tax returns with respect to such losses. If a Non-U.S. Holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% (or such lower rate as may be specified by an applicable income tax treaty) of its effectively connected earnings and profits, subject to adjustments.

Pubco does not believe it is and does not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. However, the determination as to whether Pubco is or will become a “United States real property holding corporation” will not be made until a future tax year, and there can be no assurance that Pubco will not become such a corporation in the future.

Tax Consequences to Non-U.S. Holders That Elect to Have Their Colombier Ordinary Shares Converted for Cash

This section is addressed to Non-U.S. Holders of Colombier Ordinary Shares that elect to have their Colombier Ordinary Shares converted for cash. For purposes of this section of this proxy statement/prospectus, “conversion” of shares for cash means the process of exercising a holder’s right to redeem its shares for cash as further described in this proxy statement/prospectus. For purposes of this description, a “Converting Non-U.S. Holder” is a Non-U.S. Holder that so converts its Colombier Ordinary Shares.

Except as otherwise described in this section, a Converting Non-U.S. Holder who elects to have its Colombier Ordinary Shares converted for cash will generally be treated in the same manner as a Converting U.S. Holder for U.S. federal income tax purposes. See the description above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Colombier Ordinary Shares Converted for Cash.”

A Converting Non-U.S. Holder will not be subject to U.S. federal income tax on any gain recognized as a result of the exchange unless:

•        such Converting Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which the Redemption takes place and certain other conditions are met; or

•        such Converting Non-U.S. Holder is engaged in a trade or business within the United States and any gain recognized in the exchange is treated as effectively connected with such trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a United States permanent establishment of such Non-U.S. Holder), in which case the Converting Non-U.S. Holder will generally be subject to the same treatment as a Converting U.S. Holder with respect to the exchange, and a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes may be subject to an additional branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty).

With respect to any Redemption of Colombier Ordinary Shares for cash that is treated as a distribution rather than a sale, any amount treated as dividend income received by a Converting Non-U.S. Holder that is effectively connected with such holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, such dividends are attributable to a United States permanent establishment of the Converting Non-U.S. Holder), will be taxed as described above under “— U.S. Holders — Tax Consequences to U.S. Holders That Elect to Have Their Colombier Ordinary Shares Converted for Cash.” In addition, dividends received by a Converting Non-U.S. Holder that is classified as a corporation for U.S. federal income tax purposes that are effectively connected with the holder’s conduct of a U.S. trade or business may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

Converting Non-U.S. Holders of Colombier Ordinary Shares considering exercising their redemption rights should consult their own tax advisors as to whether the Redemption of their shares will be treated as a sale or as a distribution under the Code.

This section makes references to holders of Colombier Ordinary Shares that elect to have their Colombier Ordinary Shares “converted” for cash as described in the section entitled “The Colombier Extraordinary General Meeting — Redemption Rights.” For purposes of this description, “conversion” refers to the process of requesting that a holder’s Colombier Ordinary Shares be redeemed for cash in accordance with the terms of the Current Charter and with applicable Cayman Islands law.

Information Reporting and Backup Withholding

Pubco must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

A Non-U.S. Holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of Pubco Common Stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a Non-U.S. Holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (commonly referred as the “Foreign Account Tax Compliance Act” or “FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of securities (including Pubco Common Stock) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which shares of Pubco Common Stock are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of Pubco Common Stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners”, which will in turn be provided to the U.S. Department of Treasury. All holders should consult their tax advisors regarding the possible implications of FATCA on their ownership of Pubco Common Stock.

INFORMATION ABOUT COLOMBIER

Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to Colombier.

Overview

We are a blank check company incorporated as an exempted company under the laws of the Cayman Islands on September 27, 2023, which seeks to effect a Business Combination with one or more businesses or entities.

Initial Public Offering

On November 24, 2023, we consummated our IPO of 17,000,000 Units, including 2,000,000 Units issued pursuant to the exercise of the underwriters’ over-allotment option. Each Unit consists of one Public Share and one-third of one Public Warrant, with each Public Warrant entitling the holder thereof to purchase one Colombier Class A Ordinary Share for $11.50 per whole share. The Units were sold at a price of $10.00 per Unit, generating gross proceeds to our Company of $170,000,000.

Simultaneously with the closing of the IPO, we completed the private sale of an aggregate of 5,000,000 Private Warrants to our Sponsor at a purchase price of $1.00 per Private Warrant, generating gross proceeds of $5,000,000.

A total of $170,000,000, comprised of $167,450,000 of the proceeds from the IPO and $2,550,000 of the proceeds of the Private Placement was placed in the Trust Account maintained by the Trustee.

It is the job of our Sponsor and management team to complete our initial business combination. We must complete our initial business combination by February 24, 2026, the end of our Combination Period, which is 27-months from the closing of our IPO, unless we decide to pursue an amendment to our Current Charter and select another time period in which we must consummate an initial business combination. If our initial business combination is not consummated by the end of our Combination Period, then our existence will terminate, and we will distribute all amounts in the Trust Account, as described further herein.

We may seek to extend the Combination Period consistent with applicable laws, regulations and stock exchange rules. Such an extension would require the approval of our Public Shareholders, who will be provided the opportunity to redeem all or a portion of their Public Shares. Such redemptions will likely have a material adverse effect on the amount held in our Trust Account, our capitalization, principal shareholders and other impacts on our Company or management team, such as our ability to maintain our listing on NYSE.

Colombier I

Certain members of our management team (including one of our independent directors) were formerly members of the management team of Colombier I. On June 11, 2021, Colombier I consummated its initial public offering (the “Colombier I IPO”) of 15,000,000 units. The units were sold at a price of $10.00 per unit, generating gross proceeds of $150,000,000. In addition, simultaneously with the closing of the Colombier I IPO, Colombier I completed the private sale of an aggregate of 5,250,000 warrants (the “Colombier I PPWs”), at a purchase price of $1.00 per warrant to its sponsor, generating gross proceeds of $5,250,000. On July 1, 2021, the Colombier I IPO underwriters exercised the over-allotment option in full and purchased an additional 2,250,000 units, generating gross proceeds of $22,500,000. A total of $172,500,000 of the net proceeds from the sale of the units (including the over-allotment units and the Colombier I PPWs) was placed in a U.S.-based trust account. Colombier I consummated the Colombier I Business Combination on July 19, 2023. PublicSq.’s shares of Class A common stock and warrants trade on the NYSE under the symbols “PSQH” and “PSQH WS,” respectively. Michael Seifert, the Founder, Chief Executive Officer, President and Chairman of PublicSq. serves as one of our directors.

General

Our management team is predominantly composed of principals of Farvahar Partners, a boutique investment bank and broker/dealer that acts as an advisor and liquidity provider to high growth venture backed companies and institutional investors, 1789 Capital, an investment firm that provides financing to companies in the budding Entrepreneurship, Innovation & Growth (“EIG”) economy, and former executives, and board members from Colombier I, which merged with PublicSq. in July 2023 in the Colombier I Business Combination, as further discussed below.

During their extensive careers, our management team has earned the trust and respect of founders, executives, investors, and trendsetters in a wide range of sectors, including but not limited to finance, tech-enabled services, entertainment, digital marketplaces, software, information services, telecommunications, industrial manufacturing, and social media. These relationships have been cultivated through their various roles as operators, investment bankers, investors, and legal counsel across these industries.

Our officers, directors and Sponsor team members have significant experience with SPACs, acquisitions, corporate strategy and public markets. This experience includes leadership roles in Colombier I. The management team of Colombier I successfully identified and consummated an initial business combination with PublicSq., a digital marketplace designed to cater to consumers seeking products and businesses aligned with traditional American values, often overlooked today by corporate America. We believe that PublicSq. provides a compelling function in facilitating consumer transactions within the burgeoning “patriotic parallel economy.” Our management team utilized their professional network and expertise to help foster the growth of PublicSq. This effort included accessing new sales channels and partnership opportunities, securing supplementary private capital in addition to the substantial funding provided by the Colombier I Business Combination, and assembling a prospective public company board equipped to provide strategic direction. From the date Colombier I announced its merger with PublicSq. From February 27, 2023 to July 31, 2023, a few days after the close of Colombier I Business Combination, PublicSq.’s number of active consumer members grew by 218%. We are confident that our collective expertise, extensive experience with public listing vehicles, and expansive network can be harnessed to generate value for any potential target identified by us, thereby benefiting our investors.

Our Sponsor and members of our management team are affiliated with 1789 Capital, an investment firm focused on unlocking value across EIG opportunities. We believe our management team is well positioned to find additional EIG opportunities and are recognized by companies as leading investors in the space.

Additionally, our team’s access and credibility within the EIG ecosystem allows us to credentialize a merger target amongst like-minded, values-aligned American investors, consumers, media, and social networks, as well as introduce our Company to new business partnerships and sales opportunities. We believe a target will recognize the value our team can create, both for the target and our shareholders.

With respect to the foregoing experiences of our management team, past performance is not a guarantee (i) that we will be able to identify a suitable candidate for our initial business combination or (ii) of success with respect to any Business Combination we may consummate. Our shareholders should not rely on the historical record of our management team’s performance as indicative of our future performance. For more information on the experience and background of our management team, please see “Colombier’s Management” in this proxy statement/prospectus.

Experience and Responsibilities of our Sponsor

Our Sponsor, Colombier Sponsor II LLC, is a Delaware limited liability company formed exclusively for the purpose of serving as a sponsor for us. The Sponsor had sole responsibility for organizing, directing and managing the business and affairs of us from its incorporation. The Sponsor’s activities in connection with our IPO included identifying and negotiating terms with the representative of the underwriters for the offering, other third-party service providers such as its auditors and legal counsel, and our directors and officers. Our Sponsor also assisted in identifying targets and negotiating terms with them for an initial business combination, including with GrabAGun.

On November 20, 2023, we entered into the Administrative Services Agreement with Farvahar Capital LLC, an affiliate of our Sponsor. Under the Administrative Services Agreement, we pay $10,000 per month to Farvahar Capital LLC for office space and secretarial and administrative support services. On November 20, 2023, we entered into the Services and Indemnification Agreement with OJJA LLC, Omeed Malik, Joe Voboril, Andrew Nasser and Jordan Cohen. Under the Services and Indemnification Agreement, we pay OJJA LLC $60,000 per month for the services of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer. We will cease these monthly fees under both the Administrative Services Agreement and the Services and Indemnification Agreement upon the earlier to occur of the completion of our initial business combination or liquidation.

Omeed Malik, Colombier’s Chief Executive Officer and the Chairman of Colombier’s board of directors, is the sole managing member of the Sponsor. No other person has a direct or indirect material interest in our Sponsor.

Redemption Rights for Public Shareholders upon Completion of Our Initial Business Combination

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Colombier Class A Ordinary Shares upon the completion of our initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of an initial business combination, including interest earned on the funds held in the Trust Account (which interest will be net of Permitted Withdrawals), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein. As of March 17, 2025, the amount in the Trust Account was approximately $10.54 per Public Share (before any Permitted Withdrawals). The per share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters.

Our Sponsor, officers and directors have entered into the Insider Letter with us, pursuant to which they have agreed to waive their redemption rights with respect to any Sponsor Shares and Public Shares they may hold in connection with the completion of our initial business combination.

Limitations on Redemptions

Our Current Charter provides that we will only consummate an initial business combination if our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination. In the event the aggregate cash consideration we would be required to pay for all Colombier Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares in connection with such initial business combination, and all Colombier Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of our IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.

Manner of Conducting Redemptions

We will provide our Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of our initial business combination either (i) in connection with a general meeting called to approve the initial business combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether we will seek shareholder approval of a proposed initial business combination or conduct a tender offer will be made by us, solely in our discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would require us to seek shareholder approval under applicable law or stock exchange listing requirements. Asset acquisitions and share purchases would not typically require shareholder approval while direct mergers with our Company (other than with a 90% subsidiary of ours) and any transactions where we issue more than 20% of our outstanding Colombier Ordinary Shares or seek to amend our Current Charter would require shareholder approval. So long as we obtain and maintain a listing for our securities on the NYSE, we will be required to comply with the NYSE’s shareholder approval rules.

The requirement that we provide our Public Shareholders with the opportunity to redeem their Public Shares by one of the two methods listed above will be contained in provisions of our Current Charter and will apply whether or not we maintain our registration under the Exchange Act or our listing on the NYSE. Such provisions may be amended if approved by a special resolution of our shareholders, which is a resolution passed by at least two-thirds of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of the company and includes a unanimous written resolution.

If we provide our Public Shareholders with the opportunity to redeem their Public Shares in connection with a general meeting, we will:

•        conduct the redemptions in conjunction with a proxy solicitation pursuant to Regulation 14A of the Exchange Act, which regulates the solicitation of proxies, and not pursuant to the tender offer rules, and

•        file proxy materials with the SEC.

If we seek shareholder approval, we will complete our initial business combination only if we receive the approval of an ordinary resolution under our Current Charter and Cayman Islands law, which is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote at a general meeting of the company and includes a unanimous written resolution. In accordance with our Current Charter, a quorum for such meeting will be holders of one-third of the shares in the capital of the company being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy at the general meeting. Our Sponsor will count towards this quorum and, pursuant to the Insider Letter, our Sponsor, officers and directors have agreed to vote any Sponsor Shares and any Public Shares purchased during or after our IPO (including in open market and privately-negotiated transactions) in favor of our initial business combination. For purposes of seeking approval of an ordinary resolution, non-votes will have no effect on the approval of our initial business combination once a quorum is obtained. As a result, in addition to the Sponsor Shares held by our Sponsor, we would need 6,375,000 Public Shares, or approximately 37.5% of the 17,000,000 Public Shares issued and outstanding to be voted in favor of an initial business combination in order to have our initial business combination approved (assuming all outstanding shares are voted and applicable law does not require approval by a greater majority than an ordinary resolution). Assuming that only one-third of our issued and outstanding Ordinary Shares, representing a quorum under our Current Charter, are voted, we will not need any Public Shares in addition to Sponsor Shares to be voted in favor of an initial business combination in order to have an initial business combination approved. These quorum and voting thresholds, and the voting agreements of our Sponsor, may make it more likely that we will consummate our initial business combination. Each Public Shareholder may elect to redeem its Public Shares irrespective of whether they vote for or against the proposed transaction or whether they were a shareholder on the record date for the shareholder meeting held to approve the proposed transaction.

If a shareholder vote is not required and we do not decide to hold a shareholder vote for business or other legal reasons, we will:

•        conduct the redemptions pursuant to Rule 13e-4 and Regulation 14E of the Exchange Act, which regulate issuer tender offers, and

•        file tender offer documents with the SEC prior to completing our initial business combination, which contain substantially the same financial and other information about the initial business combination and the redemption rights as is required under Regulation 14A of the Exchange Act, which regulates the solicitation of proxies.

In the event we conduct redemptions pursuant to the tender offer rules, our offer to redeem will remain open for at least 20 business days, in accordance with Rule 14e-1(a) under the Exchange Act, and we will not be permitted to complete our initial business combination until the expiration of the tender offer period. In addition, the tender offer will be conditioned on Public Shareholders not tendering more than a specified number of Public Shares, which number will be based on the requirement that we will only consummate an initial business combination if our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination. If Public Shareholders tender more shares than we have offered to purchase, we will withdraw the tender offer and not complete the initial business combination.

Upon the public announcement of our initial business combination, if we elect to conduct redemptions pursuant to the tender offer rules, we or our Sponsor will terminate any plan established in accordance with Rule 10b5-1 to purchase Colombier Class A Ordinary Shares in the open market, in order to comply with Rule 14e-5 under the Exchange Act.

We intend to require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the DWAC System, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two business days prior to the vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a Public Shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two business days prior to the vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring Public Shareholders to satisfy such delivery requirements. We believe that this will allow our transfer agent to efficiently process any redemptions without the need for further communication or action from the redeeming Public Shareholders, which could delay redemptions and result in additional administrative cost. If the proposed initial business combination is not approved and we continue to search for a target company, we will promptly return any certificates or shares delivered by Public Shareholders who elected to redeem their shares.

Our Current Charter provides that we will only consummate an initial business combination if our net tangible assets will be at least $5,000,001 either immediately prior to or upon consummation of our initial business combination. In the event the aggregate cash consideration we would be required to pay for all Colombier Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares in connection with such initial business combination, and all Colombier Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of our IPO, in order to, among other reasons, satisfy such net tangible assets or minimum cash requirements.

Limitation on Redemption Upon Completion of Our Initial Business Combination If We Seek Shareholder Approval

If we seek shareholder approval of our initial business combination and we do not conduct redemptions in connection with our initial business combination pursuant to the tender offer rules, our Current Charter provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the shares sold in our IPO (the “Excess Shares”), without our prior consent. We believe this restriction will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. By limiting our shareholders’ ability to redeem no more than 15% of the shares sold in our IPO without our prior consent, we believe we will limit the ability of a small group of shareholders to unreasonably attempt to block our ability to complete our initial business combination, particularly in connection with a Business Combination with a target that requires as a closing condition that we have a minimum net worth or a certain amount of cash.

However, we would not be restricting our shareholders’ ability to vote all of their shares (including Excess Shares) for or against our initial business combination.

Delivering Share Certificates in Connection with the Exercise of Redemption Rights

As described above, we intend to require our Public Shareholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name,” to, at the holder’s option, either deliver their share certificates to our transfer agent or deliver their shares to our transfer agent electronically using the DWAC System, prior to the date set forth in the proxy materials or tender offer documents, as applicable. In the case of proxy materials, this date may be up to two business days prior to the vote on the proposal to approve the initial business combination. In addition, if we conduct redemptions in connection with a shareholder vote, we intend to require a Public Shareholder seeking redemption of its Public Shares to also submit a written request for redemption to our transfer agent two business days prior to the vote in which the name of the beneficial owner of such shares is included. The proxy materials or tender offer documents, as applicable, that we will furnish to holders of our Public Shares in connection with our initial business combination will indicate whether we are requiring Public Shareholders to satisfy such delivery requirements. Accordingly, a Public Shareholder would have up to two business days prior to the vote on the initial business combination if we distribute proxy materials, or from the time we send out our tender offer materials until the close of the tender offer period, as applicable, to submit or tender its shares if it wishes to seek to exercise its redemption rights. In the event that a shareholder fails to comply with these or any other procedures disclosed in the proxy or tender offer materials, as applicable, its shares may not be redeemed. Given the relatively short exercise period, it is advisable for shareholders to use electronic delivery of their Public Shares.

There is a nominal cost associated with the above-referenced process and the act of certificating the shares or delivering them through the DWAC system. The transfer agent will typically charge the broker submitting or tendering shares a fee of approximately $100.00 and it would be up to the broker whether or not to pass this cost on to the redeeming holder. However, this fee would be incurred regardless of whether or not we require holders seeking to exercise redemption rights to submit or tender their shares. The need to deliver shares is a requirement of exercising redemption rights regardless of the timing of when such delivery must be effectuated.

Any request to redeem such shares, once made, may be withdrawn at any time up to the date set forth in the proxy materials or tender offer documents, as applicable. Furthermore, if a holder of a Public Share delivered its certificate in connection with an election of redemption rights and subsequently decides prior to the applicable date not to elect to exercise such rights, such holder may simply request that the transfer agent return the certificate (physically or electronically). It is anticipated that the funds to be distributed to holders of our Public Shares electing to redeem their shares will be distributed promptly after the completion of our initial business combination.

If our initial business combination is not approved or completed for any reason, then our Public Shareholders who elected to exercise their redemption rights would not be entitled to redeem their shares for the applicable pro rata share of the Trust Account. In such case, we will promptly return any certificates delivered by public holders who elected to redeem their shares.

If our initial proposed initial business combination is not completed, we may continue to try to complete an initial business combination with a different target until the end of the Combination Period.

Redemption of Public Shares and Liquidation if No Initial Business Combination

Our Current Charter provides that we will have only until the end of the Combination Period to complete our initial business combination. If we are unable to complete our initial business combination within such Combination Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of Permitted Withdrawals and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and our Board, liquidate and dissolve, subject in each case to our obligations under the Companies Act to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our Warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.

Our Sponsor, officers and directors have entered into the Insider Letter with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Sponsor Shares they hold if we fail to complete our initial business combination within the Combination Period. However, if our Sponsor or management team acquire Public Shares in or after our IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination within the allotted Combination Period.

Our Sponsor has agreed, pursuant to the Insider Letter with us, that it will not propose any amendment to our Current Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (net of Permitted Withdrawals), divided by the number of then outstanding Public Shares. However, we will only redeem our Public Shares if our net tangible assets will be at least $5,000,0001 either immediately prior to or upon consummation of our initial business combination.

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $[•] proceeds held outside the Trust Account as of [•], 2025, although there may not be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay taxes or make other Permitted Withdrawals, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our IPO and the sale of the Private Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account and any Permitted Withdrawals or expenses for the dissolution of the Trust Account, the per-share redemption amount received by shareholders upon our dissolution would be approximately $10.54. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure our shareholders that the actual per-share redemption amount received by shareholders will not be substantially less than $10.54. While we intend to pay such amounts, if any, we may not have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers (other than our independent registered public accounting firm), prospective target businesses, and other entities with which we do business execute agreements, with us waive any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our Management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if Management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Management is unable to find a service provider willing to execute a waiver. The underwriters of our IPO and Withum, our independent registered public accounting firm, will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the Trust Account assets, less Permitted Withdrawals; provided that, such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our Company. Our Sponsor may not be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete our initial business combination, and our shareholders would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per share due to reductions in the value of the Trust Account assets, in each case less Permitted Withdrawals, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance. Accordingly, due to claims of creditors, the actual value of the per-share redemption price will not be less than $10.00 per share.

We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. As of [•], 2025, we had access to up to approximately $[•] from the proceeds of our IPO, as well as any Permitted Withdrawals, with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors.

If we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, we may not be able to return $10.05 per share to our Public Shareholders. Additionally, if we file a bankruptcy or winding up petition or an involuntary bankruptcy or winding up petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent preference, conveyance or disposition.” As a result, a bankruptcy or other court could seek to recover some or all amounts received by our shareholders. Furthermore, our Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our Company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure our shareholders that claims will not be brought against us for these reasons.

Our Public Shareholders will be entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Combination Period, (ii) in connection with a shareholder vote to amend our Current Charter to modify the substance or timing of our obligation to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period or with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the Business Combination alone will not result in a shareholder redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of our Current Charter, like all provisions of our Current Charter, may be amended with a shareholder vote.

Employees

We currently have four executive officers. These individuals are not obligated to devote any specific number of hours to our matters, but they devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they devote in any time period varies based on the stage of the Business Combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.

Legal Proceedings

To the knowledge of our management, there is no litigation currently pending or contemplated against us, any of our officers or directors in their capacity as such or against any of our property.

COLOMBIER’S MANAGEMENT

Unless otherwise indicated or the context otherwise requires, references in this section to “we,” “our,” “us” and other similar terms refer to Colombier before the Business Combination.

Directors and Executive Officers

We have five directors. The directors and executive officers of Colombier are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Michael Seifert	29	Director
Joe Voboril	46	Chief Financial Officer and Co-President
Andrew Nasser	36	Chief Investment Officer and Co-President
Jordan Cohen	45	Chief Operating Officer
Ryan Kavanaugh	49	Director
Chris Buskirk	55	Director
Candice Willoughby	49	Director
Omeed Malik	45	Chief Executive Officer and Chairman of the Board of Directors

Michael Seifert has served as one of our directors since November 2023. From 2021, he was President, Chief Executive Officer and Chairman of the Board and the Founder of PSQ Holdings, Inc., a marketplace of patriotic businesses and consumers, which, following the Colombier I Business Combination on July 19, 2023, was renamed “PublicSq. Inc.,” and Colombier I was renamed “PSQ Holdings, Inc.” (NYSE: PSQH). He retained the same positions at the combined company following the Business Combination. Prior to founding PSQ Holdings, Inc., Mr. Seifert served as the Marketing and Public Relations Coordinator from 2019 to 2021 at Pacifica Enterprises, Inc., a real estate and asset management group, where he led the marketing department. In 2019, Mr. Seifert was the Associate Director at JH Ranch, a non-profit organization, and served as the City Director for Tuscaloosa, Alabama at JH Ranch from 2015 to 2017. Mr. Seifert holds a Bachelor’s Degree in Political Science and International Relations from Liberty University. Michael was selected to serve on our Board due to his industry experience and public company background.

Joe Voboril is our Chief Financial Officer and Co-President. Since 2018, Joe has served as the Co-Founder and Managing Partner of Farvahar Partners, a boutique investment bank and broker/dealer which acts as an advisor and liquidity provider to high growth venture backed companies and institutional investors. From 2021 to July 2023, he served as an officer and director of Colombier I. Since January 2023, he has also been Head of Research of 1789 Capital, an investment firm that provides financing to companies in the budding EIG economy.

Joe was a public market investor at different hedge funds from 2002 to 2015 where he constructed and risk managed public equity portfolios, in roles ranging from analyst to portfolio manager, and CIO. Despite being a generalist, his areas of focus were in Consumer, Tech/Media/Telecom (TMT), and Financial Institutions. During that period Joe invested into public equity businesses, with a core focus of identifying companies that have surpassed an inflection point.

At Bank of America from 2015 to 2018, Joe co-created the Hedge Fund Advisory group and managed the internal vetting effort of investment managers for Bank of America’s Emerging Manager Program. He also led the bank’s Separately Managed Account (SMA) Initiative, which assisted Pensions, Endowments, and Fund of Funds in optimizing the financing of their multi-manager portfolios.

Joe is a graduate of Colgate University with a double major in Philosophy (honors) and Political Science. He was a member of the Track and Field team. He holds Series 7, 63 and 79 licenses.

Andrew Nasser has served as our Co-President and Chief Investment Officer since inception. Since 2023, Andrew has been a Partner at Farvahar Partners, a boutique investment bank and broker/dealer which acts as an advisor and liquidity provider to high growth venture backed companies and institutional investors. Over his career, Mr. Nasser has reviewed hundreds of investment opportunities for blank check companies in a variety of technology-enabled sectors, including software, mobility, industrial technology, energy storage, data analytics, education technology, social networking, digital marketplaces, and payment processing. He was a special advisor to Colombier I. Previously, from 2018 to 2021, Andrew led business development for the Churchill Capital public listing investment vehicles as an investment banker with its Sponsor, M. Klein and Company, a boutique merchant bank and strategic advisory firm. Mr. Nasser led or facilitated target sourcing, transaction execution, investment decisions, private capital fundraising, due diligence assessments and investor engagement for five blank check companies, including four Churchill Capital-affiliated entities and for Colombier I. These included, among others, automotive manufacturer Lucid Motors, data analytics firm Clarivate Analytics, and values-aligned digital marketplace PublicSq. He has also advised companies publicly listed by Churchill Capital and Colombier I subsequent to their mergers on capital markets, financing, strategic investments, partnerships, and acquisitions. Prior to joining M. Klein and Company in 2018, Andrew worked for Citigroup Global Markets in their technology, media, and telecommunications investment banking group. Andrew has previously worked as a consultant for Deloitte and PwC. Mr. Nasser is a CFA charterholder, and he holds a bachelor’s degree from Boston College and a master’s degree in business administration from New York University’s Stern School of Business.

Jordan Cohen, who has served as our Chief Operating Officer since inception, has since 2020 been a Partner at Farvahar Partners, a boutique investment bank and broker/dealer which acts as an advisor and liquidity provider to high growth venture backed companies and institutional investors. Jordan is also the Chief Operating Officer of 1789 Capital, an investment firm that provides financing to companies in the budding EIG economy, since January 2023. Jordan was a strategic advisor to Colombier I from 2021 to July 2023, and he also served as the President, Chief Financial Officer and a Board Member of Ceres Acquisition Corp (“Ceres”), a Canadian special purpose acquisition company from 2020 to 2022. Ceres announced a $1.844 billion merger with Parallel, however the transaction was mutually terminated by the parties and Ceres ultimately wound up its affairs. Prior to joining Farvahar, from 2009 to 2020, Jordan was the Managing Director of Sierra Bonita Holdings, a family office where he was responsible for evaluating, structuring and managing a multi-strategy portfolio in the consumer and TMT verticals. Jordan was also the Founder and Chief Executive Officer of PLAYLIST, a lifestyle fitness brand, from 2015 to 2020. Jordan has over twenty years of experience investing in, and working with, companies in the consumer, technology and wellness industries. Jordan began his career as a corporate attorney at Weil, Gotshal & Manges LP, working on a broad range of transactions, including but not limited to complex M&A, capital markets, restructurings and other private equity transactions. Jordan received a Bachelor of Science & Management in Finance from Tulane University where he graduated magna cum laude and a Juris Doctor with Honors from Emory University School of Law, where he was an Editor of the Emory Law Journal.

Ryan Kavanaugh has served as one of our directors since November 2023. Ryan Kavanaugh is an accomplished, prolific and honored executive in the entertainment industry. Using an intelligent financial model of film finance, and dubbed the creator of “moneyball for movies,” he produced, distributed, and/or structured financing for more than 200 films, generating more than $20 billion in worldwide box office revenue and earning 60 Oscar nominations, holding the distinction of being the 25th highest grossing film producer of all time, including Fast and Furious 2-6, 300, The Social Network, Limitless, Fighter, Talladega Nights, Step Brothers, and Mamma Mia! Ryan and/or his films and shows have been Oscar, Emmy, Grammy and Tony nominated.

Ryan also originated a number of “first of their kind” deals including the creation of Marvel Studios where Kavanaugh pioneered an innovative finance deal for post-bankruptcy Marvel, creating the studio and finance structure which led to Marvel Cinematic Universe. He went on to create the SVOD (streaming) category with Netflix, an agreement that boosted that company’s market capitalization significantly.

Ryan then launched a sports agency from the ground up, known today as Independent Sports & Entertainment, which under Kavanaugh’s leadership grew to become the 2nd largest sports agency in the U.S. with over 2.5 billion dollars in player contracts.

He also created a television production company, now known as Critical Content, producing hit shows like Catfish on MTV and Limitless on CBS, which he sold for $200 million. Prior to its sale the company had 40 television series on air across 19 networks.

Ryan has built and or invested in numerous successful tech and biotech companies including funding PreCash, renamed Noventus, which sold for over $300 million in 2021. Ryan seed invested in ZetaRX, which later reversed into a shell vehicle, Juno, the largest biotech IPO of 2014, and recently lead the acquisition, merger and re-launch of the social media and music app, Triller.

Ryan has earned several achievements and awards, from Variety’s Producer of the Year Award to The Hollywood Reporters Leadership Award, from Fortune’s 40 Under 40 Most Influential People in Business to Forbes’ Future 400, Billion-Dollar Producer by the Daily Variety and the 100 Most Influential People in the World by Vanity Fair.

Ryan is co-founder of Triller, one of the three fastest growing social media apps. In November 2020, he started The Fight Club, which launched with the record-breaking Tyson-Roy Jones Jr Pay Per View event becoming the 8th highest grossing PPV event. In 2017, Ryan also launched Proxima, a holding company set up to build media, technology, and related entities. Ryan served as Chief Executive Officer of Relativity Holdings, a media, sports, television and content company in 2016, and in additional roles from 2016 to 2018. Between 2015 and 2018, Relativity Media LLC and certain of its subsidiaries commenced a restructuring action under Chapter 11 of the U.S. Bankruptcy Code. Mr. Kavanaugh has also been subject to certain other litigation over the years, including in connection with his tenure at Relativity and its initial Chapter 11 proceedings. Since 2017, Ryan has served as Chief Executive Officer of Knight Global, a family office. From 2021 to July 2023, he served as a director of Colombier I.

Given his passion for animals, Ryan is also active in a pet food brand, Dog for Dog, who donates dog food to local and national shelters for each product purchased to save dogs from being euthanized. He also served on the boards of several charitable foundations including the Sheriff’s Youth Foundation and Cedars-Sinai’s Board of Governors and served as the Chairman of Art Of Elysian for almost 8 years amongst others. Ryan was selected to serve on our Board due to his significant leadership and entrepreneurial experience.

Chris Buskirk has served as one of our directors since November 2023. Since January 2023, he has been the Founder and Chief Investment Officer of 1789 Capital, an investment firm that provides financing to companies in the budding EIG economy. From 2016 to the present, he has been the publisher of American Greatness, a web magazine focused on restoring American prosperity and vitality. Between 1996 and the present, he has founded, built and sold multiple finance businesses including in insurance, reinsurance, specialty lending, and tax-credit financing, including JAS Intermediaries/Diversified Risk Management Holdings, a diversified insurance and risk management business; Nexteco Energy Capital and Crucible Energy Partners LLC, which financed renewable energy installations through a combination of conventional and tax credit financing; America’s Cash Express, a consumer-facing lender providing both secured and unsecured loans to both prime and non-prime borrowers; and Steadfast Holdings, LLC, a family-owned investment vehicle that serves as a platform for investments across sectors but with a focus on innovative, entrepreneur-led growth companies. For over 15 years he has been an investor in growth stages companies across the financial services space as well as in real estate, digital marketing, consumer brands, and media, including Rumble, Inc (NASDAQ: RUM), an online video platform and Patriot Mobile, a mobile phone company. He is the author of three books, most recently “American & The Art of the Possible: Restoring National Vitality In An Age of Decay,” which describes problems undermining American prosperity and explains how to restore American growth and broadly shared affluence. Mr. Buskirk is a graduate of Claremont-McKenna College. Chris was selected to serve on our Board due to his significant investment experience and background in a wide variety of industries.

Candice Willoughby has served as one of our directors since November 2023. She has over two decades of capital markets and investment management experience, serving in senior roles and consulting for multiple hedge funds and investment banking firms worldwide. Ms. Willoughby currently serves as an advisor to hedge funds for capital partnerships with institutional investors. Prior to that, from 2020 to 2022, she led the Client Strategy group for the launch of Brookfield Asset Management’s multi-manager hedge fund platform. Before Brookfield, from 2014 to 2020, she served as Head of Business Development at BeaconLight Capital, a global long/short equity fund where she oversaw Marketing and Investor Relations. Ms. Willoughby came to BeaconLight from UBS where she was an Executive Director in US Equity Sales covering long only accounts, hedge funds, and Asian sovereign wealth funds. She joined UBS after covering European equities as a senior salesperson in New York and London for ABN Amro and Donaldson, Lufkin & Jenrette. Ms. Willoughby started her Wall Street career in equity research at Donaldson, Lufkin & Jenrette, following Specialty Chemicals and Fertilizers. She graduated with honors from the University of Pennsylvania with a Bachelor of Arts in International Relations and a minor in East Asian Studies and is fluent in Mandarin. Ms. Willoughby currently serves on the Board of Advisors for the Penn Libraries and the Trustees’ Council for Penn Women. In addition, Ms. Willoughby is a member of the Endowment Committee for the Webb School of Knoxville and serves as a Trustee for the Knoxville Museum of Art and is a member of the Executive and Finance Committee. Candice was selected to serve on our Board due to her significant investment, research, sales and advisory experience in a variety of institutional settings.

Omeed Malik is our Chief Executive Officer and has served as the Chairman of the Board of Directors since inception. Since 2018, Omeed has served as the Founder and CEO of Farvahar Partners, a boutique investment bank and broker/dealer which acts as an advisor and liquidity provider to high growth venture backed companies and institutional investors. Omeed is also the President of 1789 Capital, an investment firm that provides financing to companies in the budding Entrepreneurship, Innovation & Growth (“EIG”) economy. From 2021 to July 2023, he served as an officer and director of Colombier I and from July 2023 to December 2024 served as a non-executive director of PSQ Holdings, Inc. (NYSE:PSQH) following the consummation of the Colombier I Business Combination. Prior to starting his own firm, Omeed was a Managing Director and the Global Head of the Hedge Fund Advisory Business at Bank of America Merrill Lynch from 2012 to 2018. Omeed was also the founder and head of the Emerging Manager Program within the Global Equities business. In this capacity, Omeed was charged with selecting both established and new hedge funds for the firm to partner with and oversaw the allocation of financing/prime brokerage, capital strategy, business consulting and talent introduction resources. Before joining Bank of America Merrill Lynch, Omeed was a Senior Vice President at MF Global where he helped reorganize the firm’s distribution platform globally and developed execution and clearing relationships with institutional clients.

An experienced financial services professional and securities attorney, Omeed was a corporate lawyer at Weil, Gotshal & Manges LLP working on transactional matters in the capital markets, corporate governance, private equity and bankruptcy fields. Omeed has also worked in the United States Senate and House of Representatives. Omeed received a JD, with Honors, from Emory Law School (where he serves on the Advisory Board) and a BA in Philosophy and Political Science, Cum Laude, from Colgate University. He holds FINRA Series 7, 63, 3, 79 and 24 registrations.

Omeed is a Contributing Editor and minority owner of The Daily Caller and was a Term Member of the Council on Foreign Relations and a Centennial Society Member of the Economic Club of New York. Omeed was selected to serve on our Board due to his significant leadership and financial experience.

We believe our management team has the skills and experience to identify, evaluate and consummate a Business Combination and is positioned to assist the businesses we acquire. However, our management team’s network of contacts, and its investing and operating experience, do not guarantee a successful initial business combination. The members of our management team are not required to devote any significant amount of time to our business and are involved with other businesses. We cannot guarantee that our current officers and directors will continue in their respective roles, or in any other role, after our initial business combination, and their expertise may only be of benefit to us until we complete our initial business combination. Past performance by our management team is not a guarantee of success with respect to any Business Combination we may consummate.

Involvement in Legal Proceedings

There are no legal proceedings that have occurred within the past ten years concerning our directors or control persons which involved a criminal conviction, a criminal proceeding, an administrative or civil proceeding limiting one’s participation in the securities or banking industries, or a finding of securities or commodities law violations.

Director Independence

The rules of the NYSE require that a majority of our Board be independent within one year of our Initial Public Offering. Our Board of Directors has determined that each of Ryan Kavanaugh, Chris Buskirk and Candice Willoughby are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Both our audit committee and our compensation committee are composed solely of independent directors. Subject to phase-in rules, the rules of NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of NYSE require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors. Each committee will operate under a charter that will be approved by our board and will have the composition and responsibilities described below.

Audit Committee

Under the phase-in provisions of Rule 303A of the NYSE rules and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. We have established an audit committee of the board of directors consisting of Messrs. Kavanaugh and Buskirk and Ms. Willoughby y, each of whom is an independent director. Mr. Buskirk is the chair of the audit committee. Each member of the audit committee is financially literate and our board of directors has determined that Ms. Willoughby qualifies as an “audit committee financial expert” as defined in applicable SEC rules and has accounting or related financial management expertise.

The audit committee is governed by the audit committee charter, which details the purpose and principal functions of the audit committee, including:

•        assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent auditor’s qualifications and independence, and (4) the performance of our internal audit function and independent auditors;

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Colombier”;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established the Compensation Committee of our Board. The members of our Compensation Committee are Messrs. Kavanaugh and Buskirk and Ms. Willoughby, and Ms. Willoughby serves as chair of the Compensation Committee. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•        reviewing and making recommendations to our Board with respect to the compensation, and any incentive compensation and equity-based plans that are subject to board approval of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting Management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement;

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors; and

•        advising the Board and any other Board committees if the clawback provisions of the Rule are triggered based upon a financial statement restatement or other financial statement change, with the assistance of Management, and to the extent that our securities continue to be listed on an exchange and subject to the Rule.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

Nominating and Corporate Governance Committee

We have established a Nominating and Corporate Governance Committee of the Board of Directors. The members of our Nominating and Corporate Governance Committee are Messrs. Kavanaugh and Buskirk and Ms. Willoughby, and Mr. Kavanaugh serves as chair of the Nominating and Corporate Governance Committee.

We have adopted a Nominating and Corporate Governance Committee charter, which details the purpose and responsibilities of the Nominating and Corporate Governance Committee, including:

•        identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the Board of Directors candidates for nomination for election at the annual meeting of shareholders or to fill vacancies on the Board of Directors;

•        developing and recommending to the Board of Directors and overseeing implementation of our corporate governance guidelines;

•        coordinating and overseeing the annual self-evaluation of the Board of Directors, its committees, individual directors and Management in the governance of the company; and

•        reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.

The charter also provides that the Nominating and Corporate Governance Committee may, in its sole discretion, retain or obtain the advice of, and terminate, any search firm to be used to identify director candidates, and will be directly responsible for approving the search firm’s fees and other retention terms.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating director nominees, our Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders. Prior to our initial business combination, holders of our Public Shares do not have the right to recommend director candidates for nomination to our Board.

Director Nominations

In addition to the work of the nominating and corporate governance committee, the board of directors will also consider director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of shareholders (or, if applicable, an extraordinary general meeting of shareholders). Our shareholders that wish to nominate a director for election to our board of directors must follow the procedures set forth in our Current Charter.

Compensation Committee Interlocks and Insider Participation

None of our officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more officers serving on our board of directors.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees (the “Code of Ethics”). We have filed a copy of our Code of Ethics and our Audit Committee, Compensation Committee and nominating and corporate governance charters as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2024. Our shareholders are also able to review these documents by accessing our public filings at the SEC’s website at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Limitation on Liability and Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. The Current Charter provides for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We expect to purchase a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the trust account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the trust account for any reason whatsoever. Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the trust account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF COLOMBIER

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto, which are included elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those set forth under “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Colombier a blank check company incorporated in the Cayman Islands on September 27, 2023, formed for the purpose of effecting an initial business combination with one or more businesses or entities. We consummated our IPO on November 27, 2023 and are currently in the process of consummating the Business Combination. We intend to effectuate our business combination using cash derived from the proceeds of the IPO and the Private Placement, our shares, debt or a combination of cash, shares and debt. We expect to continue to incur significant costs for the consummation of the business combination and we cannot assure our shareholders that our plans to complete a business combination will be successful.

Recent Developments

On January 6, 2025, Colombier entered into the Merger Agreement with GrabAGun, Pubco, Company Merger Sub and, upon execution of a joinder to the Merger Agreement, Purchaser Merger Sub.

Pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, (i) Purchaser Merger Sub will merge with and into Colombier, with Colombier continuing as the surviving entity and, as a result of which, each issued and outstanding security of Colombier immediately prior to the effective time of the Colombier Merger will no longer be outstanding and will automatically be cancelled in exchange for which the security holders of Colombier will receive substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity, and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger will no longer be outstanding and will automatically be cancelled in exchange for which the security holders of GrabAGun will receive shares of common stock, par value $0.0001 per share, of Pubco. As a result of the Mergers and other transactions contemplated by the Merger Agreement, Colombier and GrabAGun will become wholly-owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the Merger Agreement, and Pubco will become a publicly traded company.

For a full description of the Merger Agreement and the proposed Business Combination, please see the section entitles “The Business Combination Proposal”.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from September 27, 2023 (inception) through March 31, 2025 were organizational activities, those necessary to prepare for the IPO, described below, and identifying a target company for a business combination. We do not expect to generate any operating revenues until after the completion of our business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended March 31, 2025, we had a net loss of $48,958, which consisted of interest earned on marketable securities held in the Trust Account of $1,860,128, offset by operating expenses of $1,909,086.

For the three months ended March 31, 2024, we had a net income of $1,660,079, which consisted of interest earned on marketable securities held in the Trust Account of $2,228,698, offset by operating expenses of $568,619.

For the year ended December 31, 2024, we had a net income of $5,758,466 which consisted of interest earned on marketable securities held in the Trust Account of $8,778,260, partially offset by operating expenses of $3,019,794.

For the period from September 27, 2023 (inception) through December 31, 2023, we had a net income of $414,496, which consisted of interest earned on marketable securities held in the Trust Account of $856,457, partially offset by operating expenses of $441,961.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial business combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, public health considerations, and geopolitical instability, such as the military conflicts in Ukraine and the Middle East. We cannot at this time predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial business combination.

Liquidity and Capital Resources

On November 24, 2023, we consummated the IPO of 17,000,000 Units, which includes the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $170,000,000. Simultaneously with the closing of the IPO, pursuant to the Private Warrant Subscription Agreement, we consummated the sale of 5,000,000 Private Warrants to the Sponsor at a price of $1.00 per Private Warrant, or $5,000,000 in the aggregate.

For the three months ended March 31, 2025, net cash used in operating activities was $462,370. Net income of $48,958 was affected by interest earned on marketable securities of $1,860,128 and changes in operating assets and liabilities, which used $1,446,716 of cash from operating activities.

For the three months ended March 31, 2024, net cash used in operating activities was $509,127. Net income of $1,660,079 was affected by interest earned on marketable securities of $2,228,698 and changes in operating assets and liabilities, which used $59,492 of cash from operating activities.

For the year ended December 31, 2024, net cash used in operating activities was $2,302,151. Net income of $5,758,466 was affected by interest earned on marketable securities of $8,778,260 and changes in operating assets and liabilities, which used $717,643 of cash from operating activities.

On April 1, 2024 and December 4, 2024, we withdrew $1,000,000 from the Trust Account as a Permitted Withdrawal for working capital purposes and as of March 31, 2025, $2,000,000 had been removed from the Trust Account for the first annual and second annual permitted working capital withdrawal.

On September 27, 2023, the Sponsor loaned us an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to the IPO Promissory Note. This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which we consummated the IPO. The outstanding balance of $196,319 was repaid at the closing of the IPO on November 24, 2023, and borrowings under the IPO Promissory Note are no longer available.

At March 31, 2025, we had cash and marketable securities held in the Trust Account of approximately $179,494,845 (including approximately $9,494,845 of interest income). We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest will be net of Permitted Withdrawals and excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the Trust Account for any Permitted Withdrawals. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

At March 31, 2025, we had cash of $442,670 held outside of the Trust Account. We use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.

In order to finance transaction costs in connection with the initial business combination, the Sponsor or an affiliate of the Sponsor or certain of our officers and directors may, but are not obligated to, loan us Working Capital Loans as may be required on a non-interest bearing basis. If we complete the initial business combination, we will repay such Working Capital Loans. In the event that the initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial business combination. The warrants would be identical to the Private Warrants. Other than as set forth above, the terms of such Working Capital Loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There were no Working Capital Loans outstanding as of March 31, 2025 and December 31, 2024.

In connection with our assessment of going concern considerations in accordance with FASB Accounting Standards Update Topic 2014-15, “Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have until February 24, 2026 to consummate a business combination. It is uncertain that we will be able to consummate a business combination by this time and have the financial resources to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the unaudited condensed financial statements included in this proxy statement/prospectus. If a business combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of Colombier. We cannot provide any assurance that (i) new financing will be available to us on commercially acceptable terms, if at all, or (ii) that our plans to consummate an initial business combination will be successful. We have determined that the liquidity condition and mandatory liquidation should a business combination not occur, and potential subsequent dissolution raises substantial doubt about our ability to continue as a going concern. The unaudited condensed financial statements and notes thereto included in this proxy statement/prospectus do not include any adjustments that might result from our inability to continue as a going concern.

Off-Balance Sheet Financing Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2025 and December 31, 2024. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than the (i) the Administrative Services Agreement and (ii) Services and Indemnification Agreement. Under the Administrative Services Agreement, we pay $10,000 per month to an affiliate of our Sponsor for office space and secretarial and administrative support services. Under the Services and Indemnification Agreement, we pay an affiliate of the Sponsor $60,000 per month for the services of our Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and Chief Operating Officer. We will cease these monthly fees under both the Administrative Services Agreement and the Services and Indemnification Agreement upon the earlier to occur of the completion of our initial business combination or liquidation. As of March 31, 2025 and December 31, 2024, we have paid $280,000 and $910,000, respectively, pursuant to the Administrative Services Agreement and the Services and Indemnification Agreement of which $70,000 is included in prepaid expenses and will be applied to the 2025 Administrative Services Agreement and the Services and Indemnification Agreement fees.

The underwriters were entitled to a cash underwriting fee of $0.15 per Unit, or $2,550,000 in the aggregate, paid upon the closing of the IPO. In addition, $0.35 per Unit, or $5,950,000 in the aggregate, will be payable to the underwriters for a deferred underwriting fee. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely if we complete an initial business combination, subject to the terms of the underwriting agreement for the IPO. Up to $0.30 per Unit of the $0.35 at our sole discretion may be reallocated for expenses in connection with our initial business combination and working capital needs post the initial business combination. Any such reduction of the deferred underwriting fee will reduce proportionately the deferred underwriting fee to the underwriters and will also reduce proportionately the amount payable to Roth under the Financial Advisory Services Agreement (as defined below).

On November 20, 2023, we entered into a Financial Advisory Services Agreement with Roth (the “Financial Advisory Services Agreement”), pursuant to which, Roth provided us with consulting and advisory services in connection with the IPO. Roth represented our interests only, was independent of the underwriters and was not a party to any securities purchase agreement with Colombier, the underwriters, or investors in relation to the IPO. Roth did not participate (within the meaning of FINRA Rule 5110(j)(16)) in the IPO; acted as an independent financial adviser (within the meaning of FINRA Rule 5110(j)(9)), and it did not act as an underwriter in connection with the IP O. Roth’s fee was $510,000, payable upon the closing of the IPO. A deferred fee of up to $1,190,000 will be paid to Roth at the closing of the business combination. This deferred fee will only be paid to Roth if Colombier completes a business combination. Roth’s fees in both cases will be offset from the underwriting fees already recorded between the cash underwriting fee of $2,550,000 and the deferred underwriting fee of $5,950,000, resulting in no additional incremental fee already recorded by Colombier.

On April 17, 2025, we entered into the BTIG Engagement Letter with BTIG. Pursuant to the BTIG Engagement Letter, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the BTIG Engagement Letter, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

On April 18, 2025, we entered into the Roth Engagement Letter with Roth. Pursuant to the Roth Engagement Letter, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the Roth Engagement Letter, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated.

Critical Accounting Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires Colombier’s management team to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have not identified any critical accounting estimates. The following are the critical accounting policies:

Ordinary Shares Subject to Possible Redemption

We account for our Ordinary Shares subject to possible redemption in accordance with the guidance in FASB ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”). Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable Colombier Ordinary Shares (including Colombier Ordinary Shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, Colombier Ordinary Shares are classified as shareholders’ equity. Colombier Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Colombier Ordinary Shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ deficit section of our balance sheet of the financial statements contained elsewhere in this proxy statement/prospectus.

Warrant Instruments

We account for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to a company’s common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of a company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of Warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the Colombier Warrant Agreement in connection with the IPO, the Colombier’s management team concluded that the Public Warrants and Private Warrants issued pursuant to such Colombier Warrant Agreement qualify for equity accounting treatment.

Net Income per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” We have two classes of shares, Colombier Class A Ordinary Shares and Colombier Class B Ordinary Shares. Income and losses are shared pro rata between the two classes of shares. Net income per Colombier Ordinary Share is computed by dividing net income by the weighted average number of Colombier Ordinary Shares outstanding for the period. Accretion associated with the redeemable Colombier Ordinary Shares is excluded from income per Colombier Ordinary Share as the redemption value approximates fair value.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU Topic 2016-13 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2016-13, as of November 24, 2023. There was no effect from such adoption to the financial statement contained elsewhere in this proxy statement/prospectus.

In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. Colombier adopted ASU 2020-06, as of September 27, 2023 (inception). There was no effect from such adoption to the financial statement contained elsewhere in this proxy statement/prospectus.

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Colombier’s management team does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our financial statements included elsewhere in this proxy statement/prospectus.

INFORMATION ABOUT GRABAGUN

Unless otherwise indicated or the context otherwise requires, references in this section entitled “Information about GrabAGun” to “GrabAGun” or “we,” “our,” “us,” and similar terms refer to Metroplex Trading Company LLC (doing business as GrabAGun.com) before the Business Combination, which will be the business of Pubco and its consolidated subsidiaries immediately after giving effect to the Business Combination.

Overview of GrabAGun

GrabAGun is a digitally native and multi-brand eCommerce retailer of firearms, ammunition and related accessories. Since it began doing business as GrabAGun.com in 2010, GrabAGun has developed and grown its online gun platform, leveraging technology to provide a tech-first eCommerce experience, specially catering to the next generation of firearms enthusiasts, sportsmen and defenders. Our broad selection of product offerings ranges from carry handguns and sporting long guns to an assortment of firearm ammunition, magazines and optics. We source these products from more than 2,000 leading brands, such as Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, for whom we serve as a non-exclusive online sales partner, as well as emerging brands and manufacturers. Our firearms products are purchased by customers online through our eCommerce site and delivered to the customers’ choice of over 42,000 federal firearm licensed dealers or, with respect to most accessories and other eligible products, delivered directly to customers. Our collaborative business relationships and multi-brand vendor strategy enable us to offer more than 78,000 products, which we believe to be one of the most expansive product assortments currently offered among firearms and ammunition industry retailers. We generated approximately $93.1 million and $96.3 million in net revenues for the years ended December 31, 2024, and December 31, 2023, respectively, and have positive net income for both years. For the three months ended March 31, 2025 and 2024, we generated $23.3 million and $26.6 million in net revenues, respectively, and had positive net income for both periods.

We operate in a highly fragmented and goring firearms and ammunition market and offer, through our mobile-accessible online platform, a robust alternative to traditional brick-and-mortar gun retailers. We are positioned in the middle of the firearms ecosystem, where we procure products from firearms manufacturers and wholesale distributors and provide added value to our customers by helping them navigate the firearms selection process to meet their specific needs. Our ability to leverage software to optimize procurement and order fulfillment and reduce costs creates efficiencies that enable us to better serve our vendor partners and our customers and can be scaled as GrabAGun continues to grow. As a seller of firearms, we are regulated by the U.S. Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). As further described below, we leverage our proprietary software to promote compliance-related efficiencies and rely on our extensive network of federal firearm licensed (“FFL”) dealers to carry out required customer background checks.

Our goal is to have our customers, regardless of whether they are first-time buyers or long-term sportsmen and enthusiasts, view us as an extension of their Second Amendment (“2A”) right and a trusted source to buy and own a firearm for recreational target shooting, hunting, home and personal defense, and other lawful purposes. We believe our tech-first approach, supported by our digital-forward, mobile-optimized eCommerce platform and proprietary tech stack, positions us well to capture the business of the growing group of younger, technology-savvy customers who demand convenience and a seamless purchasing experience for firearms, ammunition, and related accessories.

In connection with the proposed Business Combination with Colombier, we aim to leverage the expertise of our advisors, consultants, and business relationships as a public company to serve the next generation of 2A enthusiasts. We intend to focus on accelerating growth and consolidating the firearms, ammunition and related accessories industry (referred to herein as the “2A Sector”) by bringing GrabAGun’s tech-forward approach to an industry that has historically been fragmented from a retail sales perspective, and, following the Closing, by potentially acquiring businesses related or additive to GrabAGun’s existing business, if and to the extent attractive opportunities arise.

GrabAGun was formed as a limited liability company under the laws of the State of Texas on September 20, 2007. Its principal executive offices are located at 200 East Beltline Road, Suite 403, Coppell, Texas 75019.

Our Value Proposition

GrabAGun is positioned in the middle of the firearms ecosystem, where we procure products from firearms manufacturers and wholesale distributors and offer them to our customers through our website and mobile platforms, offering accessibility as well as customized customer experiences. Our ability to leverage software to optimize procurement and order fulfillment and reduce costs creates efficiencies that enable us to better serve our vendor partners and our customers and can be scaled as GrabAGun continues to grow.

At GrabAGun, we offer our customers certain key advantages, including:

•        A broad and deep multi-brand assortment of over 78,000 products, including a wide range of firearms, ammunition and accessories from leading manufacturers, as well as emerging brands.

•        Commitment to in-stock availability and competitive pricing.

•        Efficient order processing, fulfillment and delivery processes so customers receive their purchases as quickly as possible.

•        An enhanced purchasing journey by combining knowledgeable support, seamless logistics, and modern technology to meet the expectations of today’s and future firearm owners.

•        AI-driven supply chain software solutions and automated compliance technology that facilitate a hassle-free, efficient, and intuitive buying process from start to finish.

With regard to our vendors, our eCommerce platform offers:

•        Digital customer outreach strategies provide a cost-effective way to reach a highly engaged customer base, maximizing exposure while avoiding overhead costs of traditional retail.

•        A large and well-established online sales channel, providing access to an expanding market, driving increased product visibility and sales potential.

•        Strong FFL dealer distribution capabilities, streamlining logistics and fulfillment and allowing products to be efficiently delivered to customers.

•        Optimized product listings, compliance, and digital marketing strategies to enhance sales performance.

•        Broad end-market coverage, allowing vendors to connect with a diverse range of firearms enthusiasts, hunters and professional users to strengthen brand presence across multiple customer segments.

Tech-Forward Approach

GrabAGun’s technology-driven approach underpins every aspect of our operations, from customer engagement to procurement, pricing, compliance, and fulfillment. We utilize a combination of proprietary software, AI-enhanced tools, and other technology solutions to optimize efficiency and scalability in our operations while delivering a seamless buying experience to our customers. One example of this is our New Inventory Program (“NIP”), which integrates proprietary AI-driven pricing and demand forecasting capabilities. These technologies are an essential and differentiating component of our business model, enabling us to maximize efficiency in procurement and order fulfillment, dynamically adjust pricing to remain competitive, and scale our operations to meet the needs of our nationwide customer base.

Our feature-rich eCommerce and supply chain software solutions integrate the following functionalities:

•        AI-powered demand prediction to optimize pricing and inventory allocation.

•        Automated procurement systems that synchronize with distributor inventory every few minutes.

•        Real-time competitor price adjustments, ensuring market-leading affordability.

•        Digital compliance management via our proprietary eGunbook Regulatory Management System, which we believe to be the first software to receive ATF approval for its specific implementation.

•        Customer data analytics leveraging over a decade of purchase history to enhance personalization and engagement.

eCommerce Platform and Technology

The next generation of gun buyers expects a modern, intuitive, and technology-driven experience, yet the industry has been slow to adopt innovations that have transformed other eCommerce sectors. Our ultimate goal is to be the trusted, go-to source for both first-time buyers and long-term 2A enthusiasts by bridging this gap.

To achieve this, we have designed and developed our mobile-optimized eCommerce platform to include UI/UX (user interface/user experience) enhancements that align with modern consumer expectations for seamless eCommerce transactions. In addition, we have created robust and feature-rich supply-chain software solutions that integrate (i) AI-powered pricing and demand forecasting, (ii) dynamic inventory and order management, and (iii) automated regulatory compliance support. These technologies provide significant operational efficiencies, allowing us to ship customer orders quickly and accurately while providing exceptional customer service and competitive pricing.

Along with the technological innovations that power our eCommerce platform, we have built a vast network of over 42,000 federal firearms dealers to handle the transfer of firearms purchased on our platform to our customers, enabling us to reach a nationwide customer base in compliance with ATF regulations.

Next-Generation Customer UI/UX

With the extensive software development expertise of our management team, we have designed and developed our platform to provide an intuitive, mobile-optimized experience that aligns with modern consumer expectations for seamless eCommerce transactions. Our eCommerce platform incorporates UI/UX innovations that we continuously evaluate and refine based on emerging industry trends and evolving consumer expectations. These features ensure ease of navigation, product discovery, and checkout efficiency.

Our firearm retail website offers advanced search and filtering tools, detailed product descriptions and near real-time inventory updates, empowering customers to find exactly what they are looking for, whether they are first-time buyers or seasoned collectors.

Mobile-First Focus and User Engagement

With the proliferation of smartphones and the increasing reliance on mobile devices for daily activities, mobile eCommerce has become a fundamental pillar of modern digital retail strategy. Our company has been at the forefront of this shift, leveraging our mobile-optimized platform to meet the demands of modern consumers. According to Google Analytics data, over the twelve months ended March 31, 2025, (i) mobile traffic (measured by number of page views from mobile devices) represented approximately 73% of all traffic on our website across device categories and (ii) sales completed from mobile devices accounted for approximately 65% of all customer transactions on our website and an estimated 62% of total revenues generated from our website.

Engagement metrics for our eCommerce website demonstrate a highly active and engaged user base. According to Google Analytics data, for the twelve months ended March 31, 2025, the average number of monthly views of our website was approximately 13.4 million and we recorded an estimated total 25.7 million active user sessions, with an average session duration of over five minutes and a bounce rate of 23.4% (representing the percentage of users who left a session after viewing a single page). Further, for the twelve months ended March 31, 2025, we recorded approximately 246,000 completed customer transactions on our eCommerce website, with average monthly completed customer transactions of approximately 21,000. This translates to an estimated conversion rate for active user sessions over the same period of approximately 0.96% (representing the percentage of total sessions that resulted in a completed customer transaction).

To enhance customer engagement further, our platform leverages customer data analytics to provide personalized recommendations and targeted marketing, enhancing the customer experience while driving higher sales conversions.

New Inventory Program

Our New Inventory Program (NIP) is a proprietary inventory and order management software solution that enables seamless fulfillment and data management, industry leading pricing and attractive margins. NIP is integrated with our supplier data to provide near real-time pricing and inventory levels, updated automatically approximately every two minutes. NIP also uses AI-powered demand prediction, allowing us to optimize pricing and inventory allocation. In addition to facilitating our ability to provide competitive pricing for our customers, these functionalities enable us to maximize efficiency in procurement and order fulfillment, allowing us to ship customer orders quickly and accurately. Over the twelve months ended March 31, 2025, approximately 71% of customer orders shipped within 2 business days of the order date and approximately 97% of customer orders shipped within 5 business days of the order date.

FFL Network

The manufacture, sale and purchase of firearms and ammunition are subject to extensive federal, state, local and foreign governmental laws. Due to these laws, firearms and ammunition cannot be shipped directly to consumers and must instead be delivered via dealers holding Federal Firearm Licenses (“FFLs”). FFL holders are responsible for satisfying legally required background checks and other required compliance procedures before customers can take possession of relevant products purchased, including execution and filing of ATF Form 4473 (Firearms Transaction Record) to document the purchase of a firearm from a licensed dealer.

Over time, we have assembled a vast network of approximately 42,000 FFL holders that spans across the country — representing more than one-third of the 127,665 active FFLs across the 50 states as of February 2025, according to February 2025 data published by the ATF, available at https://www.atf.gov/file/200511/download.

The vast majority of firearms purchased through our eCommerce platform (approximately 95% of total firearms sales in 2024 and 2023) are delivered to our customers’ choice of network FFL holders for pickup. Our eCommerce platform allows customers to easily select their closest network FFL holder with whom to complete their background check paperwork and pick up their order, thereby streamlining regulatory compliance while also delivering an enhanced customer experience.

To join our network, each FFL holder must submit an application to GrabAGun, including a copy of its Federal Firearms License and we verify the validity of the license using the ATF’s online “FFLEZCheck” system. Once the validity of the license is verified, the FFL holder is added to our network and becomes available for customers to select at checkout on our eCommerce platform. As detailed further below, there are additional validation steps performed by our eGunbook regulatory management system any time a firearm is transacted through a network FFL holder to confirm the selected FFL is valid at the time of shipment.

GrabAGun does not pay any fees to, and does not receive any fees from, our network of FFL holders. Each FFL holder has its own fee structure to charge the customer at the time the customer completes their background check and picks up their order from the FFL holder.

GrabAGun also holds a Type 1 FFL and a Special Occupational Taxpayer (SOT) License for retail firearm sales, as we have a counter location at our facility in Coppell, Texas, where customers can pick up firearms directly from GrabAGun in its capacity as the FFL holder of record, though these transactions represent only a small fraction (approximately 5% of total firearms sales in 2024 and 2023) of our total firearms sales.

eGunbook Regulatory Management System

Our eGunbook regulatory management system is a proprietary software solution designed to manage the entire lifecycle of firearms transactions for GrabAGun, which we believe is the first of its kind to receive ATF approval.

When a customer purchases firearms on our eCommerce platform for delivery via a third-party network FFL holder, our proprietary eGunbook regulatory compliance software verifies that the selected FFL is still active and the operating location of the FFL holder. If an error is detected, the item is placed on hold awaiting remediation by a customer service representative (“CSR”) with the end customer. For example, if the selected FFL for a customer’s order is no longer active, the system will generate an error triggering the CSR remediation process. The CSR will then contact the customer to determine the best course of action — typically, this entails updating the order to select a different FFL holder whose license is verified as still being active. After the order is updated, the order will go back through the full compliance process and must pass all validation steps prior to being shipped.

After order barcodes and shipping labels are generated, an outbound check employee verifies the order barcode and serial number of the firearm. The regulatory system processes this information and generates a “Pass” or “Fail” designation. Similar to the FFL validation, this integration feeds the ATF-sourced FFL addresses directly to the order and confirms the FFL is active. The address on the FFL is crosschecked against the address on the shipping label produced by the shipping software. At this point the serial number is checked to make sure that the firearm shipper correctly and completely marked the firearm as disposed to the FFL holder on the order. The order number and barcode are referenced against order data to ensure the physical firearm that was marked disposed by the user was the correct firearm the customer bought. The regulatory compliance system then validates against selection at checkout to make sure the shipper selected the correct FFL holder. The order number is sent via application programming interface (“API”) to the shipping software to obtain and transmit tracking information both to GrabAGun and to the customer. The third-party FFL holder is responsible for the legal compliance of the transfer of the firearm to the customer, including running the required background checks on the customer and the execution and filing of ATF Form 4473.

If a customer is picking up a firearm from GrabAGun as the FFL holder of record at our Coppell, Texas location, GrabAGun is responsible for the legal compliance of the transfer of the firearm to the customer. Our eGunbook regulatory management system simplifies the management of critical ATF documentation, streamlining workflows, enhancing accuracy and minimizing the risk of non-compliance. The software generates any regulatory forms required in connection with the sale, including the Form 4473, and automatically files and stores all regulatory data. The system also integrates directly with the FBI’s National Instant Criminal Background Check System (NCIS) to electronically process the required customer background checks.

Artificial Intelligence

Our software-driven infrastructure integrates artificial intelligence (broadly defined as the simulation of human intelligence in machines that are programmed to think, reason, learn, or make decisions) (“AI”) into critical workflows across our eCommerce platform and back-end systems-most notably in inventory analysis, customer pricing, product data management, marketing campaigns and customer service.

Our New Inventory Program (NIP) analyzes and synthesizes large datasets, including publicly available information sourced from across the internet and private operational data derived from our proprietary inventory and order management systems. These data inputs inform the system’s decision-making capabilities related to inventory purchasing and dynamic customer pricing across our catalog of over 78,000 SKUs.

With respect to inventory purchasing, NIP uses a proprietary algorithm to generate a ranking score for each product calculated based on a set of inputs, including order history, current product costs, and historical vendor feed data. The system then compares the ranking score against order history over the last 90 days to recommend a minimum threshold of units to purchase for each product. This data-driven process enables us to allocate purchasing resources efficiently and prioritize inventory procurement based on anticipated demand and margin performance.

With respect to customer pricing, NIP retrieves competitor pricing information through API calls to certain third-party price aggregator websites based on each product’s Universal Product Code, a standardized 12-digit retail identifier. The system’s Product Margin Optimization (“PMO”) algorithm analyzes competitor pricing to optimize our own product pricing strategy. When our base price for a product is substantially below prevailing competitor pricing, PMO recommends a price increase above the base price to enhance margin while maintaining competitiveness. When our base price exceeds competitor pricing, PMO recommends a lower price, subject to established floor limits, to increase transaction volume. PMO operates on a real-time basis: it refreshes immediately upon the re-optimization of an individual product, is triggered upon the sale of any product, and reviews the entire catalog every 30 minutes for internal cost or inventory quantity changes. This continuous monitoring and adjustment capability ensures that our product pricing remains dynamic, competitive, and optimized at all times.

For product data and content management on our eCommerce platform, our system automates and refines product listing content by continually learning from new product additions and historical adjustments to product data. We leverage a third-party AI service, which is trained on a combination of internal operational data and publicly available external data, to assist in generating and optimizing product page content. This integration enables our system to produce listing content that is accurate, comprehensive, and tailored to enhance customer engagement across our eCommerce platform.

To enhance customer engagement further, we employ a third-party AI service that uses customer data analytics to provide personalized recommendations and targeted marketing to our customers, including replenishment suggestions based on buying history and ongoing sales promotions. In customer service, we use a third-party AI chatbot service which we have integrated with our order management system to respond to common customer inquiries, including order status, shipping updates, and product questions. The system’s responses are trained by our customer service team and are continually refined as the system learns from new customer requests and inquiries that are received.

Addressable Market

Based on reports released in September 2024 (“Online Gun & Ammunition Sales in the U.S.”) and October 2024 (“Gun & Ammunition Stores in the U.S.”), respectively, by independent industry research publisher IBISWorld (together, the “IBISWorld Reports”), we believe that the aggregate revenues generated by the U.S. firearms and ammunition retail market in 2024 may have totaled as much as $25 billion. This estimate is based on information contained in the IBISWorld Reports, as further described below, and management’s general industry knowledge and familiarity. The October IBISWorld Report (Gun & Ammunition Stores) includes an estimate that aggregate revenues from firearms and ammunition sales in the U.S. during 2024 would reach $21.9 billion; the September 2024 IBISWorld Report (Online Gun & Ammunition Sales) includes an estimate that aggregate 2024 revenues from online firearms and ammunitions sales in the U.S. would reach $3.4 billion. Consolidating these two estimates, GrabAGun management concluded that U.S. firearms and ammunition retail sales may have totaled as much as $25 billion, in the aggregate, during calendar year 2024. As the IBISWorld Reports contain estimates, not final 2024 results, so too is the consolidated $25 billion figure a market estimate, informed by management beliefs and general industry knowledge; however, it is possible that actual 2024 aggregate revenues from the U.S. firearms and ammunition retail sector were less than, equal to, or greater than this estimated number, and readers should not interpret estimated market data as necessarily indicative of GrabAGun’s current, present or future performance (and readers should read carefully all of the information contained in this proxy statement/prospectus, including the information contained under “Risk Factors”).

As an eCommerce retailer of firearms products, we believe that GrabAGun is particularly well-positioned to take advantage of the addressable market for sales of firearms, ammunition and accessories in the United States, particularly in view of the general market trends towards online shopping. The guns and ammunitions market in the U.S. today remains highly fragmented, and most firearms products are currently bought in person at brick-and-mortar sporting goods and specialty gun stores, or at pawn shops and gun shows. However, the online firearms retail segment has seen significant expansion, which is a trend that GrabAGun management believes will continue (see, e.g., the September 2024 IBISWorld Report, which reflects that annual revenues from online gun and ammunition sales in the U.S. increased by approximately 8.8% between 2019 and 2024, and, according to information contained in such report, are expected to grow by a further 3.2% between 2024 and 2029). Readers are cautioned that the information in the IBISWorld Reports was prepared independently and has not been confirmed by GrabAGun, Colombier or Pubco. Further, readers are cautioned to read carefully the sections of this proxy statement/prospectus entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

In addition, certain demographic trends indicate that online retailers may have an advantage in capturing the growing market of younger firearm buyers. According to a report published in the Annals of Internal Medicine (the “AIM Report”) addressing gun ownership and firearms purchases in the United States between 2019-2021, the percentage of gun owners aged 18-29 during this period was 12.0%; the percentage of gun owners aged 30-44 was 25.0%; the percentage of gun owners aged 45-49 was 29.8% and the percentage of gun owners aged 60 and older was 33.2%.

Notably, the AIM Report also showed that, among new gun owners between 2019 and 2021, 23.8% were aged 18-29, nearly double this age cohort’s overall representation among gun owners during the same period, and 36.8% were between the ages of 30-44, which was also significantly higher than the cohort’s overall representation among gun owners between 2019-2021.

We believe that GrabAGun’s eCommerce platform is particularly well-suited to meet the needs and expectations of younger consumers, many of whom are tech-savvy and accustomed to mobile shopping.

Our Growth Strategy

Our objective is to pursue a multi-factored growth strategy to become the market leader in the online firearms and ammunitions industry. The GrabAGun Members determined to pursue the proposed Business Combination with Colombier because of the belief that, through the Business Combination, we may develop business and advisory relationships and attract financial resources, investors, customers and publicity to GrabAGun that will help the company achieve our goals.

Our growth strategy includes the following key initiatives:

Build a Technology-Driven 2A Ecosystem through Sector Consolidation.    At GrabAGun, our vision is to modernize and unify the firearms industry by combining sector consolidation with a technology-forward approach, creating a seamless and scalable 2A ecosystem that benefits manufacturers, distributors, retailers, and consumers alike. The firearms and ammunition industry has historically been slow to adopt digital transformation. By applying cutting-edge technology to fragmented and outdated parts of the supply chain, we can drive efficiency, improve compliance, and enhance the overall customer experience. Through our software-driven infrastructure that integrates artificial intelligence and automation into critical workflows across our eCommerce platform and back-end systems, we are eliminating bottlenecks and creating a more transparent, data-driven industry.

At the core of this strategy is 2A Sector consolidation. We intend to pursue strategic acquisitions of eCommerce retailers, distributors, and importers of firearms, ammunition and related accessories, if and to the extent attractive opportunities arise in the future.

By consistently leveraging our expertise, technological innovations, and deep industry relationships, GrabAGun is able to enhance logistics and customer engagement within our existing operations. These improvements have driven greater efficiency and profitability for our existing operations, and we believe we can replicate this success across other businesses in the firearms and ammunition supply chain in the future, should opportunities to do so arise (though no such opportunities are currently being pursued). If we do successfully identify and consummate future acquisitive transactions, we aim to utilize GrabAGun’s technology-driven approach to unlock similar operational and financial benefits as we grow.

Enhance our Advertising and Marketing Strategies.    Including with the support of Colombier Acquisition Corp. II and the expertise and broad social presence of our Consultant, Donald J. Trump Jr., we are positioned for accelerated growth, leveraging strategic initiatives to strengthen our presence in the firearms and ammunition eCommerce sector. As a lifelong outdoorsman, avid hunter, and unwavering supporter of the Second Amendment, Donald J. Trump Jr. brings a deep understanding of the firearms industry, a strong connection to the firearms community, and the ability to amplify our brand visibility on a national scale.

As we move forward, we plan to accelerate our digital marketing efforts to expand our reach within the firearms and ammunition industry. By utilizing social media, online advertising, and third-party endorsements — including social influencers, brand ambassadors and others — we aim to grow our loyal community of outdoor and shooting sports enthusiasts.

One of the key reasons for pursuing this business combination with Colombier is that we believe that going public through the proposed Business Combination offers us the opportunity to attract greater publicity and visibility for our company and product offerings.

In the future, including over the course of partnering with Colombier in connection with the proposed Business Combination and, assuming the Closing, transitioning to becoming a national securities exchange-listed public company, we aim to further expand our business, leveraging the experience and reach of our advisors, consultants and other business relationships we may establish as a public company to continue to serve the next generations of 2A enthusiasts.

Current Firearms, Ammunition and Accessories Product Offerings

At GrabAGun, we take pride in offering what we believe to be one of the most extensive and diverse selections of firearms, ammunition, and accessories in the industry. With a catalog featuring over 78,000 products, we cater to gun enthusiasts, hunters, competitive shooters, law enforcement professionals, and responsible firearms owners looking for high-quality products at competitive prices. Our inventory spans six main categories — handguns, long guns, ammunition, magazines, optics and accessories — with over 250 further subcategories that cover a broad spectrum of firearms, gear, and shooting essentials.

We offer firearms across all price points, from budget-friendly options to high-end custom models. Additionally, we stock an extensive lineup of specialty firearms, including competition handguns, tactical carbines, and high-performance long-range rifles for precision shooters. Our vast selection of accessories, optics, and gear ensures that our customers can customize and optimize their firearms for any purpose — whether for self-defense, recreational shooting, or professional use. Our team stays up to date with the latest firearm releases, trends, and innovations, ensuring that our inventory includes new arrivals, exclusive releases, and limited-edition models. We work closely with top manufacturers and have long-established relationships with firearms distributors, which management believes enables us to provide the latest firearms and best ammunition deals as soon as they hit the market, so our customers have access to the most advanced firearms technology available.

A description of each of our product categories and representative offerings is set forth below.

Handguns

Handguns are our largest revenue contributor, generating approximately $42.6 million and $41.0 million, or 46% and 43%, of our total revenues in the years ended December 31, 2024, and 2023, respectively. We expect sales of our handgun offerings to continue to generate the largest portion of our total revenues in 2025. This category includes pistols and revolvers designed for personal defense, sport shooting and collecting. Generally, our handguns are priced from $150 to $5,000.

For the year ended December 31, 2024, our top selling handguns consisted of the following items, none of which represented more than 10% of sales within this product category:

•        Smith & Wesson Shield Plus (30 Super Carry), a compact and optics-ready handgun chambered in 30 Super Carry, featuring a 3.1-inch barrel and high-capacity magazines for reliable performance.

•        Springfield Armory Hellcat Pro OSP, a versatile 9-millimeter pistol equipped with an optics-ready slide, a Viridian green dot sight and a sleek design for concealed carry.

•        Canik TTI Combat, a tactical 9-millimeter handgun with a striking bronze finish ideal for competitive shooters and tactical enthusiasts.

•        Ruger LCP Max 75th Anniversary Edition, a commemorative .380 Automatic Colt Pistol (ACP) celebrating Ruger’s 75th anniversary, blending classic design with modern functionality.

•        CZ Scorpion 3+ Micro, a compact 9-millimeter pistol-caliber carbine with mobile lock (M-LOK) compatibility offering versatility for tactical and recreational use.

For the year ended December 31, 2023, our top selling handguns consisted of Smith & Wesson Shield Plus (30 Super Carry); CZ Scorpion 3+ Micro; and Springfield Armory Hellcat Pro OSP (noted above); as well as Kel-Tec P17, a lightweight and affordable .22 long rifle (LR) pistol suited for target shooting and plinking; and Kel-Tec P50, a unique 5.7 x 28 millimeter pistol with a 50-round capacity combining futuristic aesthetics with practical innovation.

Long Guns

Long guns accounted for approximately $31.5 million and $31.5 million, or 34% and 33%, of our total revenues in the years ended December 31, 2024 and 2023, respectively. This category includes rifles and shotguns designed for hunting, sport shooting and tactical applications. Generally, our long guns are priced from $85 to $17,000.

For the year ended December 31, 2024, our top selling long guns consisted of the following items, none of which represented more than 10% of sales within this product category:

•        Marlin 45-70 Stainless Lever Action, a timeless lever-action rifle with stainless steel construction and a laminated stock ideal for rugged outdoor use.

•        Radical Firearms AR-15, a durable and tactical AR-15 rifle chambered in 5.56 NATO (a standard cartridge for NATO forces), featuring an M-LOK handguard for modularity.

•        Smith & Wesson M&P FPC Folding Carbine, a 9-millimeter folding carbine designed for portability and convenience without sacrificing performance.

•        CZ Scorpion 3 Carbine, a precision 9-millimeter carbine with a sleek design, M-LOK compatibility and a 16.3-inch barrel for enhanced accuracy.

•        Rock Island Armory TM22 Lite, a lightweight .22 LR rifle suitable for plinking, training and small game hunting.

For the year ended December 31, 2023, our top selling long guns consisted of Smith & Wesson M&P 15 Sport II, a dependable 5.56 NATO rifle with an optics-ready design favored for sport shooting and tactical use; Marlin 45-70 Stainless Lever Action and Smith & Wesson M&P FPC Folding Carbine (noted above); as well as Kel-Tec Sub-2000, a compact and innovative 9-millimeter carbine compatible with Glock 17 magazines and offering folding capabilities; and Kel-Tec KSG Shotgun, a tactical 12-gauge shotgun with a compact bullpup design and high magazine capacity.

Ammunition

Ammunition contributed approximately $9.5 million and $13.8 million, or 10% and 14%, of our total revenues in the years ended December 31, 2024 and 2023, respectively. We offer a variety of calibers and types of ammunition to meet the diverse needs of shooters and hunters. Generally, our ammunition is priced from $10 to $2,500.

For the year ended December 31, 2024, our top selling ammunition consisted of the following items, none of which represented more than 10% of sales within this product category:

•        STV Scorpio Brass .223 Rem, a reliable .223 Remington ammunition ideal for training, target shooting and hunting.

•        CCI Blazer Loose Bulk 9mm, high-volume 9-millimeter full metal jacket (FMJ) rounds in bulk packaging suited for range practice.

•        Hornady American Gunner Rifle Ammo, a premium rifle ammunition known for accuracy and reliability.

•        Magtech Steel Case 9mm, an affordable steel-cased 9-millimeter FMJ ammo for training and recreational use.

•        CCI Speer Blazer Brass 9mm, trusted brass-cased 9-millimeter FMJ rounds suitable for a variety of applications.

For the year ended December 31, 2023, our top selling ammunition consisted of Magtech 9mm 115gr FMC, a high-quality FMJ 9-millimeter cartridge offering dependable accuracy and performance for shooters of all levels; CCI Blazer Brass 9mm (noted above); and CCI Blazer Brass 124gr 9mm, heavier 9-millimeter rounds providing enhanced stopping power ideal for self-defense and tactical use; PMC XP193 .223 Ammo, high-performance .223 Remington ammunition suited for AR-15 platforms and precision shooting; and Winchester USA 5.56 Ammo, dependable 5.56 NATO cartridges designed for sport shooting and training with FMJ bullets.

Magazines

Magazines accounted for approximately $3.8 million and $4.1 million, or 4%, of our total revenues for each of the years ended December 31, 2024 and December 31, 2023. A magazine is a device that holds ammunition and feeds it into a fire chamber. Magazines provide essential reliability and capacity for firearm operations. Our magazines are priced from $5 to $500.

For the year ended December 31, 2024, our top selling magazines consisted of the following items, none of which represented more than 10% of sales within this product category:

•        Magpul D-60 Drum Magazine, a 60-round drum magazine for AR-15 platforms known for its reliability and high capacity.

•        Ruger 10/22 BX-25 Magazine, a durable high-capacity magazine designed specifically for the Ruger 10/22 rifle.

•        Magpul PMAG MOE 30-Round Magazine, a trusted 30-round magazine for AR-15 users offering lightweight durability and dependable feeding.

•        Smith & Wesson M&P 9mm Magazine, a 17-round magazine compatible with Smith & Wesson M&P 9-millimeter pistols.

•        RWB AR-15 Drum Magazine, a 100-round drum magazine for AR-15 platforms ideal for extended shooting sessions.

For the year ended December 31, 2023, our top-selling magazines consisted of Magpul D-60 Drum Magazine; Magpul PMAG MOE 30-Round Magazine; Ruger 10/22 BX-25 Magazine; and RWB AR-15 Drum Magazine (noted above); as well as KCI Glock Magazine, a 33-round extended magazine designed for Glock pistols ideal for tactical use.

Optics

Gun optics, which are devices used with handguns and long guns to enhance shooting accuracy by providing precision aiming solutions from red dot sights to thermal imaging scopes, accounted for approximately $1.9 million and $2.0 million, or 2%, of our total revenues for the years ended December 31, 2024 and December 31, 2023. Optics are priced generally from $10 to $8,000.

Our top selling optics in 2024 and 2023 consisted of the following items, none of which represented more than 10% of sales within this product category:

•        Canik Mecanik MO3 Red Dot Sight, a high-performance 6 MOA red dot (a red dot sight is measured in minutes of angle) designed for fast and accurate target acquisition ideal for tactical and competitive shooting.

•        Trijicon RMR RD Red Dot, a durable and advanced red dot sight featuring a 3.25 MOA dot and segmented ring for improved precision.

•        Sig Sauer Romeo 5 Red Dot, a compact and lightweight 2 MOA red dot sight offering exceptional clarity and battery life.

•        Pard SA32 Thermal Scope, a cutting-edge thermal imaging scope with multi-reticle options and 3-7x magnification suited for hunting and tactical use.

•        Canik Mecanik MO1 Mini Red Dot, a compact 3 MOA red dot sight designed for concealed carry pistols featuring an RMS-C footprint for compatibility.

Accessories

Accessories contributed approximately $3.8 million and $4.0 million, or 4%, of our total revenues for each of the years ended December 31, 2024 and December 31, 2023. Accessories represent a diverse category that includes holsters, cleaning supplies, firearm modifications and gear to enhance shooting experiences. Accessories provide critical support for firearms owners. Accessories are priced from $5 to $6,000.

We classify our GrabAGun gift card as an accessory. It is redeemable on any of our products and is the top-selling accessory each year. Other top selling accessories for the years ended December 31, 2024 and 2023 consisted of the following items, none of which represented more than 10% of sales within this product category:

•        SB Tactical SBTEVO-G2 Side Folding Brace, a premium brace for CZ Scorpion firearms enhancing stability and portability.

•        Springfield Armory Hellcat Threaded Barrel with Compensator, a high-performance threaded barrel that reduces recoil and improves precision.

•        Magpul PRS Gen3 Stock, a precision stock for AR platforms offering extensive adjustability for enhanced shooting comfort.

•        SB Tactical SBA4 Pistol Brace, a versatile brace designed for AR pistols featuring five adjustable positions for optimal comfort.

•        Franklin Armory Gen 3 Binary Trigger, an innovative trigger system allowing binary firing for increased efficiency.

Our Customer Base

We offer a large selection of firearms, ammunition and related accessories to suit sportsmen and enthusiasts of all ages, backgrounds and experience levels through our easy-to-use business-to-consumer eCommerce platform, subject to applicable laws and regulations, including without limitation, minimum age requirements.

To ensure compliance with these regulations, our eCommerce platform includes an age verification step requiring visitors to confirm they are at least 18 years old and a checkout process that requires customers to agree to terms and conditions affirming they are legally permitted to purchase and possess the items in their order.

Firearms purchased on our platform are delivered to Federal Firearms License (FFL) holders, where the customer must pass a federally mandated background check and complete ATF Form 4473 (Firearms Transaction Record) to document the purchase of a firearm from a licensed dealer before taking possession of the firearm from the applicable FFL. Each FFL holder is licensed by the ATF and is responsible for ensuring compliance with all applicable federal, state and local laws when transferring a firearm to an individual. The vast majority of firearms purchased on our platform are shipped to third-party FFL holders selected by the customer at checkout. If the customer selects a third-party FFL location, we ship the firearm ordered by the customer directly to the FFL selected by the customer. The customer will then complete the necessary firearm transfer and background check procedures at that location. We also sell firearms direct to customers from our store-front location in Coppell, Texas, and customers have the option to select our store-front as the pickup location for firearms purchased via our platform – in these cases, GrabAGun is the FFL holder of record responsible for the legal compliance of the transfer to the customer, including the required firearm transfer documentation and background check procedures. For more information regarding government regulations affecting our business, see “Information About GrabAGun — Government Regulations and Compliance”, beginning on page 199 of this proxy statement/prospectus.

No single customer has accounted for more than 1% of our sales during either of the past two fiscal years.

In 2024 and 2023, approximately 170,000 and 190,000 customers, respectively, purchased products through our eCommerce platform, and there are currently approximately 1.3 million registered users with accounts on our site. For purposes of the foregoing metrics, (i) a “customer” is defined as a unique email address used to complete one or more purchase transactions on our eCommerce website during the applicable period and (ii) a “registered user” is defined as a login account on our eCommerce website tied to a unique email address.

Our nationwide customer base supports a broader product assortment than a typical retail store offering. We provide real time transparency on in-stock products with optional restock updates via email. Further, through our relationships with firearms and ammunition distributors, we are able to provide competitive pricing for our customers. We also provide our customers with GrabAQuote®, which provides custom pricing via email to interested customers on selected items.

GrabAGun customers have the opportunity to apply for our “Shoot Now Pay Later” consumer financing option powered by Credova Financial, LLC, a provider of point-of-sale financing solutions. Customers that choose to finance a purchase do so via Credova’s platform, which has been integrated with GrabAGun’s website, thus maximizing convenience to customers. Under our merchant agreement with Credova, when Credova’s services are used to process a sale (each, a “Credova Financed Transaction”), the customer enters into a financing agreement with an originating bank providing for a loan to the customer to finance the sale, and the customer makes payments on the loan directly to the originating bank in accordance with the financing agreement. For each Credova Financed Transaction, Credova facilitates payment from the originating bank to GrabAGun in the amount of the Credova Financed Transaction, net of accrued merchant fees payable by GrabAGun to Credova on account of the Credova Financed Transaction and amounts related to refunds or adjustments. These payments from the originating bank are processed on a periodic basis within five business days for every Credova Financed Transaction. For each of the years ended December 31, 2024, and 2023, sales financed via Credova represented approximately 4% of total sales transactions, generating approximately 8% of total revenues.

Firearms Manufacturers and Distributors

GrabAGun does not manufacture the products it sells. Instead, we source our products through 13 active wholesale firearms distributors and some direct from manufacturers (referred to herein as our “vendor partners”). With this model, we are able to offer products from an extensive selection of 2,000 firearms manufacturers, including well-established manufacturers such as Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock. For the year ended December 31, 2024, we purchased approximately 97% of the products we sold from wholesale distributors and the remaining 3% directly from firearms manufacturers, measured by product cost.

Purchases from our largest distributors, Sports South, LLC, Big Rock Sports, LLC and Bill Hicks & Co, Ltd., represented approximately 26%, 13% and 10%, respectively, of total purchases in 2024 by product cost. In addition, sales of products manufactured by Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, whether purchased directly from these manufacturers or from a wholesale distributor, represented approximately 8%, 8%, 5% and 3%, respectively, of our 2024 sales. This broad portfolio of firearms manufacturers and distributors enables us to offer customers significant options in sporting firearms, ammunition and accessories and meet customer demand for the products that best meet their needs. Although we have long-established relationships with many of our vendor partners, we generally do not maintain long-term contracts with them, as is typical in the markets in which we compete, although we may do so from time to time. Instead, purchases from our vendor partners are generally made by means of standard purchase orders that specify only prices and quantities for the products purchased and payment terms, with no additional material terms or conditions. As of May 30, 2025, GrabAGun does not have any “material contracts” (as defined in Item 601(b)(1) of Regulation S-K) with any firearms manufacturers or distributors.

We have long-established relationships with firearms distributors, which we view as a key factor in our ability to maintain an up-to-date and robust product inventory. Management believes the firearms distributors that we work with prioritize our orders for high-demand products during supply shortages and also hold inventory on our behalf. GrabAGun does not provide any payment or other compensation to distributors for priority fulfillment; rather, it is management’s view that our priority status is a function of GrabAGun’s high volume and long-established relationship with distributors. In addition, our vendor-integrated inventory management systems allow us to place smaller orders more frequently. We believe our value proposition to firearms distributors as a direct connection to consumers enables us to evolve our product offerings and grow our relationships as consumer demand grows and changes.

Inventory Management and Facilities

Our New Inventory Program (NIP) is a proprietary inventory and order management software solution that enables seamless fulfillment and data management, industry leading pricing and attractive margins. NIP is integrated with our supplier data to provide near real-time pricing and inventory levels, updated automatically approximately every two minutes. Our inventory and order management software optimizes displayed price across bulk buy discounts and supply and demand dynamics.

Our inventory and order management systems provide customers with access to local FFL holders and verifies regulatory data in our eGunbook regulatory management system. Our system maintains records of network FFL holders and allows customers to easily select their closest licensee with whom to complete their background check paperwork and pick up their order.

We operate one warehouse, located in Coppell, Texas, which is over 18,000 square feet in size. Our warehouse and inventory management system logs inventory costs, quantities and locations within the warehouse, assigns warehouse inventory to orders and tasks to warehouse employees and manages returns and logs all data for auditing purposes. Leveraging our distribution and logistics capabilities, we handle and ship approximately 175,000 orders annually on an aggregate basis from our warehouse.

We also have drop-shipment arrangements with many of our firearms distributors, in which products are shipped directly to FFL holders or customers rather than being processed by us, saving both time and shipping costs. These arrangements represented approximately 30% and 35% of total sales in 2024 and 2023, respectively. All categories of products in GrabAGun’s catalog can be distributed through drop-shipment arrangements; however, certain manufacturers have policies that do not permit delivery of their products to be fulfilled via drop-shipment. These manufacturers require instead that retailers inventory their products and fulfill orders directly. Manufacturers that currently do not permit drop-shipment include Smith & Wesson Brands, Ruger & Co., Glock, Springfield Armory, Beretta, and Heckler & Koch, among others. This list is not exhaustive and is subject to change from time to time as manufacturers change their existing policies or adopt new ones. We sell products from these manufacturers using our standard inventory fulfillment model rather than drop-shipment.

We believe that the location of our distribution center allows us to efficiently ship products to FFL holders and provide timely access to our principal distributors. We believe that our logistics and configuration capabilities delivered by our custom software, highly skilled and certified team enable us to meet or beat our customers’ expectations.

We believe competitive sources of supply are available in substantially all the product categories that we offer.

Marketing Strategy

Firearms retailers operate under stringent advertising restrictions that significantly limit the promotion of firearms products through traditional channels such as television, radio, print media and some social media outlets that disallow the advertisement of the sale of firearms as a matter of policy. As a result, digital engagement in other forms, such as through email marketing and other direct to consumer channels, including the use of brand ambassadors, promoters, and direct marketing efforts that also properly use direct outreach methodologies, including social media posts and email, and other forms of online communication has become increasingly important for retailers in our industry.

Our marketing strategy leverages diverse traffic sources, email marketing, and artificial intelligence to maximize engagement and sales. Google Analytics data on our website’s traffic sources over the twelve months ended March 31, 2025 reveals that (i) 37% of sessions originated from email marketing campaigns (“email-driven traffic”), (ii) 32% of sessions originated from organic unpaid search engine results (“organic traffic”), (iii) 18% of sessions originated from unknown sources (“direct traffic”), (iv) 10% of sessions originated from sites other than major search engines (“referral traffic”), and (v) 3% of sessions originated from SMS marketing campaigns (“SMS-driven traffic”). Google Analytics data on revenue generated from completed transactions on our website over the twelve months ended March 31, 2025 attributes 37% of revenue generated during this period to organic traffic, 32% to email-driven traffic, 17% to referral traffic, 8% to SMS-driven traffic and 3% to other traffic. Notably, 32% of revenue is attributed to sessions initiated from email marketing campaigns.

Email marketing plays a pivotal role, with our sending over one million automated emails daily. These emails inform customers about product availability, price drops and personalized recommendations based on previous activity. Additionally, we distribute daily and weekly newsletters to over 1.3 million subscribers, sharing curated content. This effort has resulted in strong email engagement rates. Over the twelve months ended March 31, 2025, we sent approximately 881 million emails which generated approximately 125,000 transactions and an estimated $56.5 million in revenue, with a 1.25% click-through rate (the percentage of emails sent that generated a click) and a 29.5% open rate (the percentage of emails sent that are opened by the recipient). We estimate that e-mail generated average order value (AOV) exceeded general AOV by approximately $37 per order during this period (with estimated email-generated AOV at $454 and general AOV at $417).

To enhance customer engagement further, we employ a third-party AI service which we have integrated with our eCommerce platform to power additional campaign communications across four areas: operations, revisits, targeted outreach and customer relations. Operationally, we utilize abandoned cart emails, abandoned browse notifications, low inventory alerts and new product arrival updates to retain interest and encourage purchases. For revisit campaigns, we send back-in-stock alerts, price drop notifications and welcome series emails to re-engage customers.

Targeted campaigns include win-back messages for customers who have not purchased within 30 to 120 days, evergreen recommendations for first-time buyers, and AI-driven replenishment suggestions based on buying history and ongoing sales promotions. Customer relations are nurtured through personalized loyalty emails and post-purchase store review requests to maintain long-term connections and drive additional engagement.

This multi-faceted strategy highlights our commitment to leveraging data-driven insights and personalized communication to drive revenue and foster customer loyalty.

Information Technology

IT Systems

We maintain customized IT and unified communication systems that enhance our ability to provide prompt, efficient and expert service to our customers. In addition, these systems enable centralized management of key functions, including purchasing, inventory management, billing and collection of accounts receivable, sales, distribution and financial accounting and reporting. Our systems provide us with thorough and detailed information regarding key aspects of our business. These capabilities help us to continuously enhance productivity, ship customer orders quickly and efficiently, respond appropriately to industry changes and provide high quality customer service. We believe our eCommerce website and software tools, which provide electronic order processing and advanced features, such as order tracking, reporting and asset management, make it easy for customers to transact business with us and ultimately strengthen our customer relationships.

Protection of Proprietary Technology

We regard our software as proprietary and rely primarily on a combination of copyright, trademark and trade secret laws of general applicability, employee confidentiality and invention assignment agreements, distribution and vendor software protection agreements and other intellectual property protection methods to safeguard our technology and software. We have not applied for patents on any of our technology. We also rely upon our efforts to design new software, and upon improvements to existing software, to maintain a competitive position in the industry.

We currently hold United States trademark registrations for the “GrabAGun”, “Shoot Now Pay Later” and “GrabAQuote” names. Our registered trademarks have an indefinite life as long as we continue to use them for the goods and/or services they are registered for, subject to periodically filing with the U.S. Trademark Office certain maintenance documents and paying required maintenance fees. We are not aware of any claims or infringement or other challenges to our rights in these marks. In addition, we own registrations for domain names, including grabagun.com and variations thereon, for certain of our primary trademarks.

Cybersecurity

Risk Management and Strategy

As an eCommerce company, we are acutely aware of the importance of robust cybersecurity measures in safeguarding our information assets, operational integrity and reputation. Our approach to cybersecurity risk management is integrated into our broader risk management framework and overseen by our managing members.

We have established comprehensive processes to assess, identify and manage material risks from cybersecurity threats. These processes include continuous evaluation of potential threats, regular security assessments of third-party service providers and stringent monitoring procedures to mitigate risks related to data breaches and other security incidents. We periodically engage third-party consultants, legal advisors and audit firms to evaluate and assess our risk management systems and assist in the remediation of potential cybersecurity incidents, as necessary.

Our Information Security Program is designed to protect personal and proprietary information in compliance with federal and state requirements. This program aims to:

•        ensure the security and confidentiality of employee and customer personal information, as well as our proprietary information;

•        protect against anticipated threats or hazards to the security or integrity of such information; and

•        prevent unauthorized access to, use of, or transfer of such information, thereby protecting our company, employees and customers from potential harm or inconvenience.

We use a variety of tools and services, including network monitoring, vulnerability assessments and tabletop exercises, to enhance our cybersecurity posture. Our incident response plan is comprehensive, detailing procedures for preparing for, detecting, responding to and recovering from cybersecurity incidents. This plan includes processes for triaging, assessing the severity of, escalating, containing, investigating and remediating cybersecurity incidents, while ensuring compliance with relevant legal obligations.

In addition to internal measures, we manage cybersecurity risks associated with third-party suppliers, particularly those with access to our systems or confidential data. We perform due diligence on critical third-party suppliers and monitor identified cybersecurity threats. We require these suppliers to contractually agree to manage their cybersecurity risks according to our standards or to submit to cybersecurity audits conducted by our agents.

We regularly engage third-party experts to conduct information security testing, including penetration testing, on our systems and infrastructure. Our information security program undergoes periodic external assessments aligned with the National Institute of Standards and Technology Cybersecurity Framework and the Payment Card Industry Data Security Standard. This alignment helps us identify, assess, and manage cybersecurity risks relevant to our business.

We are not currently aware of any risks from cybersecurity threats that have materially affected or are reasonably likely to materially affect our company, including our business strategy, results of operations or financial condition. However, we cannot provide assurance that these threats will not result in such an impact in the future. For more information regarding risks relating to information technology and cybersecurity, see “Risk Factors — Risks Related to GrabAGun — Breaches of data security and the failure to protect our information technology systems from cybersecurity threats could adversely impact our business.”

Cyber Oversight and Internal Procedures

Our managing members oversee our cybersecurity risk management. They receive reports as requested from management, including senior IT leadership and third parties, on cybersecurity matters. Additionally, the managing members are kept informed about cybersecurity risks as part of our overall enterprise risk management program and through regular business updates.

Senior IT leaders and a compliance officer are responsible for developing and implementing appropriate cybersecurity programs and ensuring our compliance with applicable laws and regulations. These leaders, equipped with relevant degrees, certifications and extensive work experience, are informed by their cybersecurity teams about ongoing efforts to prevent, detect, mitigate and remediate cybersecurity incidents.

Information regarding cybersecurity risks is communicated through various channels, including direct discussions between key leaders and our management, and reports to the managing members. The managing members regularly receive updates from our compliance officer and senior IT leadership on the status of our cybersecurity measures and any significant developments.

Our commitment to cybersecurity is a fundamental aspect of our operational strategy, ensuring the protection of our information assets, the continuity of our operations and the trust of our stakeholders.

Competition

The competition among retailers that sell firearms and ammunition is highly fragmented, intensely competitive and continually evolving. We compete with many retail formats, including traditional brick and mortar sporting goods and specialty gun stores, pawn shops and gun shows, and other online retailers. We seek to attract customers by offering a wide range of products that enable us to address the needs of all customers, from first-time buyers to long-term sportsmen and enthusiasts. We believe our online presence gives us a competitive advantage over our physical store competitors, as it allows us to better serve our customers with wider and deeper product offerings and the ability to shop with us at any time. Additionally, major retailers of outdoor goods such as Walmart and Dick’s Sporting Goods no longer sell firearms and ammunition in any of their stores, insulating us from this potential competition.

FFL holders in our network vary widely in their core business models. Some operate solely to conduct transfers, while others, such as hardware stores or pawn shops, provide FFL services as a complement to unrelated primary businesses. Still other FFL holders in our network are full-scale brick-and-mortar retailers or online firearms retailers that also have physical locations where they offer FFL services, whose core operations may compete more directly with ours. While certain retail-focused FFLs may view our platform as a competitor, we believe that many choose to remain in our network despite these concerns because it provides revenue from background check processing and opportunities to engage with customers within their target demographic. Although some FFLs have exited the network due to competitive considerations, such instances have been rare and, to date, have not had a material adverse impact on the size or performance of our FFL network.

Government Regulations and Compliance

Regulations Relating to Firearms and Ammunition

The manufacture, sale and purchase of firearms and ammunition are subject to extensive federal, state, local and foreign governmental laws. We are subject to the rules and regulations of the ATF and various state and international agencies that control the manufacture, export, import, distribution and sale of firearms, explosives and ammunition. Such regulations may adversely affect demand for our products by imposing limitations that increase the costs or limit the availability of our products.

The various laws and regulations governing the sale and purchase of firearms in the United States include restrictions on sales of firearms to certain individuals, including federal law prohibiting the sale of firearms to convicted felons, individuals adjudicated as mentally ill, and those subject to restraining orders for domestic violence, among others, pursuant to 18 U.S.C. § 922(g). Additionally, the Gun Control Act of 1968 sets minimum age requirements, generally prohibiting federally licensed dealers from selling handguns to individuals under 21 and long guns to individuals under 18. These restrictions are enforced by the ATF, and may be further supplemented by additional requirements or restrictions imposed by state and local laws.

The ATF oversees the enforcement of nationwide firearms legislation through very strict regulations. For each sale of a firearm by an FFL holder, the agency requires paperwork recording the transaction to be completed, a background check to be conducted and that records of the transaction be held by the FFL holder for as long as the FFL holder holds the license.

The vast majority of firearms purchased through our eCommerce platform are delivered to our customers’ choice of third-party network FFL holders for pickup. For any firearms delivered for pickup to network FFL holders, the selected FFL holder is responsible for the legal compliance of the transfer of the firearm to the customer, including the execution of the ATF Form 4473 (Firearms Transaction Record) to document the purchase of a firearm from a licensed dealer, as well as the required background checks of the customer.

When a customer purchases firearms on our eCommerce platform for delivery via a third-party network FFL holder, our proprietary eGunbook regulatory compliance software verifies that the selected FFL is still active and the operating location of the FFL holder. If an error is detected, the item is placed on hold awaiting remediation by a CSR with the end customer. For example, if the selected FFL for a customer’s order is no longer active, the system will generate an error triggering the CSR remediation process. The CSR will then contact the customer to determine the best course of action — typically, this entails updating the order to select a different FFL holder whose license is verified as still being active. After the order is updated, the order will go back through the full compliance process and must pass all validation steps prior to being shipped.

After order barcodes and shipping labels are generated, an outbound check employee verifies the order barcode and serial number of the firearm. The regulatory system processes this information and generates a “Pass” or “Fail” designation. Similar to the FFL validation, this integration feeds the ATF-sourced FFL addresses directly to the order and confirms the FFL is active. The address on the FFL is crosschecked against the address on the shipping label produced by the shipping software. At this point the serial number is checked to make sure that the firearm shipper correctly and completely marked the firearm as disposed to the FFL holder on the order. The order number and barcode are referenced against order data to ensure the physical firearm that was marked disposed by the user was the correct firearm the customer bought. The regulatory compliance system then validates against selection at checkout to make sure the shipper selected correct FFL holder. The order number is sent via API to the shipping software to obtain and transmit tracking information both to GrabAGun and to the customer.

GrabAGun also holds a Type 1 FFL and a Special Occupational Taxpayer (SOT) License for retail firearm sales. We have a pickup counter location at our offices in Coppell, Texas, where customers can pick up firearms directly from GrabAGun in its capacity as the FFL holder of record. If a customer is picking up a firearm from GrabAGun as the FFL holder of record, GrabAGun is responsible for the legal compliance of the transfer of the firearm to the customer. Our eGunbook regulatory management system simplifies the management of critical ATF documentation, streamlining workflows, enhancing accuracy and minimizing the risk of non-compliance. The software generates any regulatory forms required in connection with the sale, including the Form 4473, and automatically files and stores all regulatory data. The system also integrates directly with the FBI’s National Instant Criminal Background Check System (NCIS) to electronically process the required background checks of the customer.

State and local laws and regulations may place additional restrictions or prohibitions on firearm ownership and transfer. These laws and regulations vary significantly from jurisdiction to jurisdiction. Some states or other governmental entities have enacted, and others are considering, laws restricting or prohibiting the ownership, use, sale or importation of certain categories of firearms, ammunition, ammunition feeding devices, or all of these products. For example, certain states have adopted restrictions on the sale of modern sporting rifles, and other states are considering adopting similar laws. Several states require internal or external locking mechanisms for firearms sold in their jurisdictions. Some states mandate, or are considering mandating, certain design features based on perceived safety or other grounds. California maintains a roster of handguns that are certified for sale in the state.

In connection with the Business Combination, after the Closing, Pubco and GrabAGun will provide written notice to the ATF of a change of control, as required by 27 C.F.R. 478.54, and designate a qualified individual as a Responsible Person, as such term is defined by the ATF.

Other Regulations Affecting our Business

We must also comply with various federal, state and local regulations, including regulations relating to consumer products and consumer protection, advertising and marketing, labor and employment, data protection and privacy, intellectual property, the environment and tax. Ensuring our compliance with these various laws and regulations and keeping abreast of changes to the legal and regulatory landscape present in the firearms and ammunition industry may cause us to expend considerable resources.

For more information regarding legal and regulatory risks affecting our business, see “Risk Factors — Risks Related to GrabAGun — Legal and Regulatory Risks”, beginning on page 67 of this proxy statement/prospectus.

Human Capital

As of May 30, 2025, we had a total of 34 employees, 33 of whom were employed on a full-time basis. Of our employees other than Messrs. Nemati, Vittitow and Hilty, eleven are engaged in shipping and logistics, nine in customer service, four in operations, three in regulatory compliance, two in product entry/marketing, one in information technology and one in accounting. None of our employees are represented by a union in collective bargaining with us. We believe that our employee relations are good.

Our human capital proposition is centered around a team-oriented work environment that promotes a culture that fosters engagement, hard work, a desire to win and accountability. At our core, we strive to attract, develop and retain employees that want to be a part of a dynamic workforce centered around delivering new products to our passionate user base.

Our compensation and benefits programs provide a package designed to attract, retain and motivate employees. In addition to competitive base salaries and discretionary bonuses, we offer comprehensive benefit options including paid time off, retirement savings plans, medical and prescription drug benefits, dental and vision benefits, life and long-term disability insurance, health savings accounts, flexible spending accounts, and parental leave.

Properties

We lease our principal executive offices in an office park located in Coppell, Texas. These offices house our administrative offices, pickup counters, call center and a warehouse, where we house our inventory and direct to consumer fulfillment operations. The facility includes security features such as retractable steel security doors, internal and external cameras accessible from the cloud, 24-hour/seven days a week monitored alarm and safety film on all glass. All employees at this site are background checked and cleared to work with firearms. This facility consists of a total of 18,081 square feet of space. Our lease expires in February 2026, with optional monthly renewals thereafter. We currently pay rent for these offices at a monthly rate of $20,370.06.

We believe our leased properties are well maintained, suitable for our business and occupy sufficient space to meet our current and foreseeable operating needs.

Legal Proceedings

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF GRABAGUN

The following “Management’s Discussion and Analysis of Financial Condition and Results of Operations” should be read in conjunction with the “Information about GrabAGun” section and GrabAGun’s unaudited financial statements as of March 31, 2025 and for the three months ended March 31, 2025 and 2024, and GrabAGun’s audited financial statements as of and for the years ended December 31, 2024 and 2023 and other information included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. GrabAGun’s and Pubco’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this proxy statement/prospectus. Additionally, GrabAGun’s historical results are not necessarily indicative of the results that may be expected for GrabAGun or for Pubco in any future period. Amounts are presented in U.S. dollars. Unless the context otherwise requires, all references in this section to “we,” “our,” “us” or “GrabAGun” refers to the business of Metroplex Trading Company LLC (doing business as GrabAGun.com), a Texas limited liability company prior to the consummation of the Business Combination, which will be the business of Pubco and its subsidiaries following the consummation of the Business Combination.

Overview

GrabAGun is a multi-brand eCommerce retailer of firearms, ammunition and related accessories, which we offer for sale on our website. Our broad selection of product offerings ranges from carry handguns and sporting long guns to an assortment of firearm ammunition, magazines and optics. We source these products from more than 2,000 leading and emerging brands such as Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, for whom we serve as a non-exclusive online sales partner. Our firearms products are purchased by customers online through our eCommerce site and delivered to the customers’ choice of over 42,000 federal firearm licensed dealers or, with respect to most accessories and other eligible products, delivered directly to customers. Our collaborative business relationships and multi-brand vendor strategy enable us to offer more than 78,000 products, which we believe to be one of the most expansive product assortments currently offered among firearms and ammunition industry retailers. We generated approximately $93.1 million and $96.3 million in net revenues for the years ended December 31, 2024, and December 31, 2023, respectively, and have positive net income for both years. For the three months ended March 31, 2025 and 2024, we generated $23.3 million and $26.6 million in net revenues, respectively, and had positive net income for both periods.

Our goal is to have our customers, regardless of whether they are first-time buyers or long-term sportsmen and enthusiasts, view us as an extension of their Second Amendment (“2A”) right and a trusted source to buy and own a firearm for recreational target shooting, hunting, home and personal defense, and other lawful purposes. Further, we believe our digital-forward, mobile-accessible eCommerce platform supported by our proprietary tech stack makes GrabAGun well positioned to continue to capture the business of the growing group of technology-savvy and younger customers who expect the convenience and seamless customer experience we offer to purchasers of firearms, ammunition and related accessories. In the future, including over the course of partnering with Colombier in connection with the proposed Business Combination, we aim to further expand our business, leveraging the experience and reach of our advisors, consultants and other business relationships we may establish as a public company to continue to serve the next generations of 2A enthusiasts.

Recent Developments

Business Combination

On January 6, 2025, GrabAGun entered in the Merger Agreement with Colombier, Pubco and Pubco’s wholly owned subsidiaries formed for purposes of effecting the proposed Business Combination. The Business Combination which is the subject of the Merger Agreement will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, Colombier will be treated as the “acquired” company for financial reporting purposes and GrabAGun will be treated as the “acquirer”. The Colombier Board has unanimously approved the transaction and each of the GrabAGun Members has approved the transaction and, simultaneously with the execution of the Merger Agreement, entered into Seller Support Agreements. The transaction will require the approval of Colombier shareholders and the GrabAGun Members prior to the Closing.

The transaction is subject to other customary closing conditions and is currently expected to be consummated during the second half of calendar year 2025. At the Closing, Colombier will merge with Purchaser Merger Sub, with Colombier continuing as the surviving entity and as a wholly owned subsidiary of Pubco, and GrabAGun will merge with Company Merger Sub, with GrabAGun continuing as the surviving entity and as a wholly owned subsidiary of Pubco. Pubco will carry on the business of GrabAGun, which will be Pubco’s sole operating subsidiary immediately after the Business Combination is consummated.

Key Factors Affecting Our Performance

Our results of operations and our ability to grow our business over time could be impacted by a number of factors and trends that affect our industry generally, as well as new offerings of products and services we may acquire or seek to acquire in the future. Additionally, our business is concentrated in certain markets, putting us at risk of region-specific disruptions such as adverse economic, regulatory, political, and other conditions; we are also subject to certain seasonal risks. See “Risk Factors” elsewhere in this proxy statement/prospectus for further discussion of risks affecting our business. We believe the factors discussed below are key to our success.

Vendor partner relationships

All of the firearms, ammunition and related accessories offered on our eCommerce platform are supplied by wholesale distributors and original manufacturers (referred to herein as our “vendor partners”). Although we have long-established relationships with many of our vendor partners, we generally do not maintain long-term contracts with them, as is typical in the markets in which we compete, although we may do so from time to time. Instead, purchases from our vendor partners are generally made by means of standard purchase orders that specify only prices and quantities for the products purchased and payment terms, with no additional material terms or conditions. A reduction in vendor partner programs or our failure to timely react to changes in vendor partner programs could have an adverse effect on our business, results of operations or cash flows. In addition, a reduction in the amount or a change in the terms of credit granted to us by our vendor partners could increase our need for, and the cost of, working capital and could have an adverse effect on our business, results of operations or cash flows.

From time to time, vendor partners may terminate or limit our ability to sell some or all of their products or change the terms and conditions that apply to our purchases of their products. For example, there is no assurance that, as our vendor partners continue to sell directly to end users and through distributors and resellers, they will not limit or curtail the availability of their products to eCommerce retailers like us. Any such termination or limitation or the implementation of such changes could have a negative impact on our business, results of operations or cash flows.

We purchase the firearms and ammunition products offered on our eCommerce platform directly from both wholesale distributors and original manufacturers. For the year ended December 31, 2024, we purchased approximately 97% of the products we sold from wholesale distributors and the remaining 3% directly from firearms manufacturers, measured by product cost. Although we purchase from a diverse vendor base, in 2024, the products we purchased from wholesale distributors Sports South, LLC, Big Rock Sports, LLC and Bill Hicks & Co, Ltd. (our three largest wholesale distributor partners during calendar year 2024 by product cost), represented approximately 26%, 13% and 10%, respectively, of total purchases during 2024 by product cost. In addition, sales of products manufactured by Smith & Wesson Brands, Sturm, Ruger & Co., Sig Sauer and Glock, whether purchased directly from these manufacturers or from a wholesale distributor, represented approximately 8%, 8%, 5% and 3%, respectively, of our 2024 sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, or the diminished availability of their products, including due to backlogs for their products, could reduce the supply and impact the cost of products we sell and negatively impact our competitive position.

Further, the sale, spin-off or combination of any of our key vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom we do not currently have a commercial relationship or whose products we do not sell, or our inability to develop relationships with new and emerging vendors and vendors from which we have not historically purchased products offered on our eCommerce platform, could have an adverse impact on our business, results of operations or cash flows.

Vendor partner offerings and competitiveness

The firearms and ammunition industry is characterized by rapid innovation and the frequent introduction of new and enhanced firearms, ammunition, and related accessories, as well as non-firearms products that appeal to outdoor enthusiasts. We have been and will continue to be dependent on innovations in these products, as well as the acceptance of those innovations by customers. Also, customers may delay spending while they evaluate new firearms-related products. A decrease in the rate of innovation, a lack of acceptance of innovations by our customers or delays in spending by our customers could have an adverse effect on our business, results of operations or cash flows.

In addition, if we are unable to anticipate and expand our capabilities to keep pace with changes in new firearms, ammunition and related accessories, for example by providing appropriate training to our sales personnel to enable them to effectively sell and deliver such new offerings to customers, our business, results of operations or cash flows could be adversely affected.

We also are dependent upon our vendor partners for the development and marketing of firearms, ammunition and related accessories to compete effectively with the firearms, ammunition and related accessories of vendors whose products we do not currently offer or that we are unable to offer on our eCommerce platform. To the extent that a vendor’s offering that is in high demand is not available to us for resale on our platform, and there is not a competitive offering from another vendor available to us, or if we are unable to develop relationships with new vendors that we have not historically worked with, our business, results of operations or cash flows could be adversely impacted.

Exposure to potential product liability, warranty liability, or personal injury claims and litigation

The products sold on our eCommerce platform are used in activities and situations that may involve risk of personal injury and death. Any improper or illegal use by customers of firearms or ammunition sold on our eCommerce platform could potentially expose us to product liability, warranty liability and personal injury claims and litigation relating to the use or misuse of products sold on our website, including allegations of a failure to warn of dangers inherent in the product or activities associated with the product, negligence and strict liability. If successful, any such claims could have a material adverse effect on our reputation, business, operating results and financial condition. Defects in products sold on our platform may also result in a loss of sales, recall expenses, delay in market acceptance and damage to our reputation and increased warranty costs, which could have a material adverse effect on our business, operating results and financial condition. Although we maintain product liability insurance in amounts that we believe are reasonable, we may not be able to maintain such insurance on acceptable terms, if at all, in the future and product liability claims may exceed the amount of insurance coverage or may not be covered by our insurance policies. In addition, our reputation may be adversely affected by such claims, whether or not successful, including potential negative publicity about our products.

We may also incur losses due to lawsuits, including potential class action suits, relating to our policies on the sale of firearms and ammunition, our performance of background checks on firearms and ammunition purchases and compliance with other sales laws and regulations as mandated by state and federal laws, including lawsuits by municipalities or other organizations attempting to recover costs from retailers of firearms and ammunition.

Supply chain and logistics

Our business depends on the timely supply of firearms, ammunition and related accessories in order to meet the demands of our customers. Manufacturing interruptions or delays, including as a result of the financial instability or bankruptcy of manufacturers, significant labor disputes such as strikes, natural disasters (which may increase in number or severity as a result of climate change), political or social unrest, armed conflict, pandemics or other public health crises, or other adverse occurrences affecting any of our suppliers’ facilities could disrupt our supply chain. We have not experienced but could in the future experience product constraints due to the failure of suppliers to accurately forecast customer demand, or to manufacture sufficient quantities of products to meet customer demand, among other reasons. Additionally, the relocation of key distributors utilized in our purchasing model could increase our need for, and the cost of, working capital and have an adverse effect on our business, results of operations or cash flows.

We generally ship firearms products to firearms and ammunition dealers (or, with respect to most accessories and other eligible products, to) our customers), by FedEx, United Parcel Service and other commercial delivery services and invoice customers for delivery charges. If we are unable to pass on to our customers future increases in the cost of commercial delivery services (including those that may result from an increase in fuel or personnel costs or a need to use higher cost delivery channels during periods of increased demand), our profitability could be adversely affected. Additionally, strikes, inclement weather, natural disasters or other service interruptions by such shippers or periods of increased demand for delivery services could materially and adversely affect our ability to deliver or receive products on a timely basis.

If our warehouse and fulfillment operations were to be seriously damaged or disrupted by a natural disaster, which may increase in number or severity as a result of climate change, or other adverse occurrence, including disruption related to political or social unrest, we could utilize another facility or third-party distributors to ship products to firearm and ammunition dealers and our customers. However, this may not be sufficient to avoid interruptions in our business and may not enable us to meet all of the needs of our customers and would cause us to incur incremental operating costs.

Components of Results of Operations

Net Revenues

To date, substantially all of our revenue has been generated from retail sales, including drop-ship sales arrangements for both firearm and non-firearm products. A smaller percentage of revenue to date has been generated from the sale of gift cards, firearm transfer fees, and background check services for products not purchased through our platform.

Most of our sales are single performance obligation arrangements for retail sale transactions directly from our website or mobile app for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale. Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to our customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. Sales tax amounts collected from customers that are assessed by government agencies are excluded from revenue. Customers generally have the option to return non-firearm products within 30 days of purchase. Revenue is recognized net of estimated returns, which are calculated based on historical returns and expected future market conditions.

See Note 3 to our unaudited financial statements for the three months ended March 31, 2025 and 2024 as well as our audited annual financial statements for the years ended December 31, 2024 and 2023 included elsewhere in this proxy statement/prospectus for more information concerning our revenue recognition policies within the section entitled “Summary of Significant Accounting Policies.”

Cost of Goods Sold

Cost of goods sold consists of all product-related costs (inclusive of vendor rebates, related inventory reserves, and credit card processor fees), as well as costs to receive and warehouse products. These costs include internal quality assessments of products purchased from vendors, in addition to packing and shipping products ordered by customers. These costs exclude depreciation expenses related to property and equipment as we do not manufacture our products. Additionally, we primarily rely on delivery carriers, FedEx and UPS, for the delivery of our products. In the event of an interruption or disruption in the delivery capabilities of FedEx or UPS, we may not be able to obtain an alternative delivery service without incurring material additional costs and substantial delays for the delivery of our products, which could adversely impact our business and operating results. We expect our cost of goods sold as a percentage of revenue to decrease over time as we continue to grow and scale our business.

Operating Expenses

Our operating expenses consist of (i) sales and marketing expenses and (ii) general and administrative expenses. The most significant component of our operating expenses are personnel-related costs, such as salaries, benefits, and bonuses. As we continue to invest significant resources into supporting our growth, we anticipate that operating expenses will increase in absolute dollar amounts while decreasing as a percentage of net revenues over time.

Sales and Marketing Expenses

Sales and marketing expenses consist primarily of salaries, benefits, bonuses, consultant fees, and direct marketing costs related to the promotion of our eCommerce platform and product offerings. We expect, going forward, these expenses to grow in absolute dollar amounts as we continue to expand our marketing efforts, scale our operations, and increase brand awareness, but decline as a percentage of net revenues over time. Our inability to scale our expenses could negatively impact gross margin and profitability.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel-related costs, including salaries, benefits, bonuses, travel, and other administrative-related expenses for personnel engaged in executive, finance, legal, human resources, and other administrative functions. Other significant costs include information technology, professional services, insurance, amortization of capitalized software, depreciation of property and equipment, and lease expense related to our warehouse. In the future, assuming the consummation of the proposed Business Combination, we also expect to incur increased expenses related to audit, legal, regulatory, and tax-related services associated with maintaining compliance with exchange listing and SEC requirements, director and officer insurance premiums, and investor relations costs associated with operating as a public company. As a result, we expect that general and administrative expenses will increase in absolute dollars in future periods but decline as a percentage of net revenues over time. Our inability to scale our expenses could negatively impact gross margin and profitability.

Other Income

Other income consists of interest earned on our cash balance, in addition to the Employee Retention Tax Credit (“ERTC”) received during the years ended December 31, 2024 and 2023.

Results of Operations

The results of operations presented below should be reviewed in conjunction with our unaudited financial statements for the three months ended March 31, 2025 and 2024 and audited annual financial statements for the years ended December 31, 2024 and 2023 included elsewhere in this proxy statement/prospectus.

Comparison of the three months ended March 31, 2025 and 2024

The following table sets forth our results of operations for the periods presented (in thousands, except percentages):

	Three Months Ended March 31,		$ Change	% Change
	2025	2024
Net revenues	$23,331	$26,600	$(3,269)	(12)%
Cost of goods sold	21,068	24,509	(3,441)	(14)%
Gross profit	2,263	2,091	172	8%

Operating expenses:
Sales and marketing	140	152	(12)	(8)%
General and administrative	2,058	1,252	806	64%
Total operating expenses	2,198	1,404	794	57%
Income from operations	65	687	(622)	(91)%
Other income	53	73	(20)	(27)%
Net income	$118	$760	$(642)	(84)%

Net Revenues

Net revenues decreased by $3.3 million or 12%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The decrease was primarily driven by fluctuations within the firearm and non-firearm product categories, as outlined below:

•        Firearm sales decreased by $0.7 million or 3%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. This decrease was primarily due to an 11% decrease in average sales price, partially offset by a 9% increase in sales volume.

•        Non-firearm sales decreased by $2.6 million or 41%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. This decrease was primarily driven by a 50% reduction in sales volume of non-firearm products, partially offset by a 17% increase in average sales prices.

Cost of Goods Sold

Cost of goods sold decreased by $3.4 million or 14%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The decrease was primarily driven by a decrease in net revenues during the three months ended March 31, 2025.

Gross profit increased by $0.2 million or 8%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase was primarily driven by a 9% increase in firearm sales volume.

Sales and Marketing Expense

Sales and marketing expense decreased by a nominal amount or 8%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The decrease was primarily driven by reduced spending on the Company’s marketing activities.

General and Administrative Expense

General and administrative expense increased by $0.8 million or 64%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The increase was primarily driven by a $0.8 million increase in legal and professional fees from $18,000 during Q1 2024 to $0.8 million for Q1 2025. This increase largely resulted from first-year audit fees and non-recurring costs incurred in preparation for the Business Combination that were not otherwise deferred.

Other Income

Other income decreased by a nominal amount or 27%, for the three months ended March 31, 2025, compared to the three months ended March 31, 2024. The decrease was primarily driven by lower interest income earned on daily cash sweep balances held in cash in the prior period.

Comparison of the years ended December 31, 2024 and 2023

The following table sets forth our results of operations for the periods presented (in thousands, except percentages):

	Year Ended December 31,		$ Change	% Change
	2024	2023
Net revenues	$93,122	$96,283	$(3,161)	(3)%
Cost of goods sold	83,621	86,168	(2,547)	(3)%
Gross profit	9,501	10,115	(614)	(6)%

Operating expenses:
Sales and marketing	543	709	(166)	(23)%
General and administrative	5,062	5,236	(174)	(3)%
Total operating expenses	5,605	5,945	(340)	(6)%
Income from operations	3,896	4,170	(274)	(7)%
Other income	405	167	238	143%
Net income	$4,301	$4,337	$(36)	(1)%

Net Revenues

Net revenues decreased by $3.2 million or 3%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily driven by the shorter calendar 2024 holiday shopping season relative to other years, in addition to the impact of inflation influencing customer purchases, as well as fluctuations within the firearm and non-firearm product categories, as outlined below:

•        Firearm sales increased by $1.5 million or 2%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. This increase was primarily due to a 2% increase in average sales prices, partially offset by a 0.4% decrease in sales volume.

•        Non-firearm sales decreased by $4.7 million or 20%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. This decrease was primarily driven by a 33% reduction in sales volume of non-firearm products, partially offset by a 20% increase in average sales prices of non-firearm products.

Cost of Goods Sold

Cost of goods sold decreased by $2.5 million or 3%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily driven by a decrease in net revenues during the year ended December 31, 2024.

Gross profit decreased by $0.6 million or 6%, for the year ended December 31, 2024 compared to the year ended December 31, 2023. The decrease was primarily driven by a 33% reduction in the sales volume of non-firearm products.

Sales and Marketing Expense

Sales and marketing expense decreased by $0.2 million or 23%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily attributable to reduced spending on the Company’s marketing activities.

General and Administrative Expense

General and administrative expense decreased by $0.2 million or 3%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The decrease was primarily driven by a reduction in headcount, partially offset by an increase in professional services spend.

Other Income

Other income increased by $0.2 million or 143%, for the year ended December 31, 2024, compared to the year ended December 31, 2023. The increase was primarily related to the ERTC received in the current year, coupled with higher interest income earned on daily cash sweep balances held in cash.

Key Business Metrics, Selected Financial Data and Non-GAAP Reconciliation

We monitor a number of financial and non-financial measures and ratios on a regular basis in order to track the progress of our business and make adjustments as necessary. We believe that the most important of these measures and ratios include the following:

•        Net income:    A primary measure of overall profitability.

•        Margin:    Gross profit margin, in dollar terms and as a percentage of net revenues, analyzed overall and by product category to assess profitability.

In addition to these metrics, management utilizes Adjusted EBITDA and Adjusted EBITDA margin, non-GAAP financial measures, to supplement GAAP measures of performance as a tool to evaluate our historical financial and operational performance, identify trends affecting our business, and formulate business plans and make strategic decisions. Management believes that Adjusted EBITDA provides users of our financial information with useful supplemental information that enables a better comparison of our performance across periods. We believe Adjusted

EBITDA provides visibility to the underlying continuing operating performance by excluding the impact of non-cash expenses, including depreciation, amortization, and certain non-recurring costs, as management does not believe these expenses are representative of our core earnings. We also provide Adjusted EBITDA margin, which is calculated as Adjusted EBITDA divided by revenue.

The non-GAAP financial measures have not been calculated in accordance with GAAP and should be considered in addition to results prepared in accordance with GAAP and should not be considered as a substitute for, or superior to, GAAP results. We caution investors that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Adjusted EBITDA is not a liquidity measure and should not be considered as discretionary cash available to us to reinvest in the growth of our business or to distribute to stockholders or as a measure of cash that will be available to us to meet our obligations.

We define Adjusted EBITDA as net income excluding non-cash expenses, including depreciation and amortization, and certain non-recurring costs. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.

The following table reconciles our GAAP and non-GAAP financial measures for the three months ended March 31, 2025 and 2024 (in thousands, except percentages):

	Three Months Ended March 31,
	2025	2024
Net revenue	$23,331	$26,600
Cost of goods sold	21,068	24,509
Gross profit	2,263	2,091
% gross profit	10%	8%

Net income	$118	$760
Add back:
Depreciation and amortization	51	87
Non-recurring costs(1)	453	—
Adjusted EBITDA	$622	$847
% Adjusted EBITDA margin	3%	3%

The following table reconciles our GAAP and non-GAAP financial measures for the years ended December 31, 2024 and 2023 (in thousands, except percentages):

	Year Ended December 31,
	2024	2023
Net revenues	$93,122	$96,283
Cost of goods sold	83,621	86,168
Gross profit	9,501	10,115
% gross profit	10%	11%

Net income	$4,301	$4,337
Add back:
Depreciation and amortization	309	359
Non-recurring costs(1)	101	—
Adjusted EBITDA	$4,711	$4,696
% Adjusted EBITDA margin	5%	5%

____________

(1)      Non-recurring costs consist of third-party accounting and consulting fees incurred in preparation for the Business Combination that are not otherwise deferred.

Liquidity and Capital Resources

Historically, we have financed operations primarily through cash generated from operating activities. Based on our current operating plans, we believe that the estimated net proceeds we realize from the Merger, along with our existing cash and cash equivalent balance as of the date of this proxy statement/prospectus, will be sufficient to fund our projected operating expenses and capital expenditure requirements for at least twelve months following the date the unaudited financial statements for the three months ended March 31, 2025 and 2024 included elsewhere in this proxy statement/prospectus are available to be issued. This estimate is based on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than anticipated.

As of March 31, 2025 and 2024, the Company had a cash and cash equivalent balance of $7.4 million and $7.9 million, respectively. Excess cash is primarily invested in overnight cash sweeps, which offer high liquidity and strong credit ratings. Following the consummation of the Business Combination, we do not currently anticipate needing to raise additional capital in the near term if the Minimum Cash Condition in the Merger Agreement is satisfied and based on our current expectations with respect to cash to be generated from our operations. However, our liquidity needs will be dependent both on the performance of our business and on the amount of proceeds we realize through the Merger. If we do not realize sufficient proceeds from the Merger to carry out our business plan or if our business does not perform as we expect, we may be required to pursue additional financing or take other measures to improve our liquidity. See “Risk Factors — GrabAGun may require additional funding to finance its operations, but adequate additional financing may not be available when it needs it, on acceptable terms or, at all.” By focusing on competitive pricing and operational efficiency, we seek to maximize customer satisfaction and lifetime value while maintaining strong profit margins. The digital-first approach also allows our company to scale efficiently and serve a nationwide customer base with ease.

Our future capital requirements will depend on many factors, including:

•        the cost and timing of developing or enhancing products and services;

•        the achievement of expanding operations in the United States or internationally;

•        our ability to capitalize on expanding consumer market demographics within the industry;

•        the cost associated with hiring, training, and/or retaining employees;

•        our ability to forecast demand and respond to changes in market conditions, including the seasonal nature of the business;

•        our investments in our operational infrastructure, including supply-chain management and AI-driven information management systems; and

•        our ability to acquire complementary businesses, products, or technologies.

Our operating results are influenced by the seasonality of outdoor sporting activities, which can have an impact on the timing of costs and revenue. Unseasonable weather or deviations from typical seasonal weather patterns may potentially impact our financial position, results of operations, and cash flows.

For example, shipments of ammunition for hunting are typically high between the months of June and September in order to meet consumer demand for the fall hunting season and holidays. However, the seasonality of our sales trends may evolve over time, unexpectedly, or based on factors outside the control of the Company. These seasonal fluctuations in consumer behavior or demand may reduce our cash on hand, result in fluctuations of inventory levels, and ultimately may require us to raise additional capital through either debt or equity financing arrangement in order to fund our working capital needs.

Comparison of the three months ended March 31, 2025 and 2024

The following table summarizes our cash flows for the periods presented (in thousands, except percentages):

	Three Months Ended March 31,		$ Change	% Change
	2025	2024
Net cash provided by (used in) operating activities	$633	$(1,555)	$2,188	141%
Net cash used in investing activities	(82)	(38)	(44)	(116)%
Net cash used in financing activities	(1,020)	(1,660)	640	39%
Net decrease in cash	$(469)	$(3,253)	$2,784	86%

Operating Activities

Net cash provided by operating activities was $0.6 million for the three months ended March 31, 2025, compared to net cash used in operating activities of $1.6 million for the three months ended March 31, 2024. The increase in cash provided by operating activities was primarily driven by an increase in payables and the addition of deferred transaction costs related to the Mergers, offset by changes in the inventory balance.

Investing Activities

Net cash used in investing activities was $0.1 million for the three months ended March 31, 2025, compared to $38,000 for the three months ended March 31, 2024, and consisted primarily of additions to capitalized software.

Financing Activities

Net cash used in financing activities was $1.0 million for the three months ended March 31, 2025, compared to $1.7 million for the three months ended March 31, 2024. The decrease was entirely driven by lower distributions to owners during the current period.

Comparison of the years ended December 31, 2024 and 2023

The following table summarizes our cash flows for the periods presented (in thousands, except percentages):

	Year Ended December 31,		$ Change	% Change
	2024	2023
Net cash provided by operating activities	$1,719	$4,764	$(3,045)	(64)%
Net cash used in investing activities	(150)	(147)	(3)	2%
Net cash used in financing activities	(4,420)	(2,600)	(1,820)	70%
Net increase (decrease) in cash	$(2,851)	$2,017	$(4,868)	(241)%

Operating Activities

Net cash provided by operating activities was $1.7 million for the year ended December 31, 2024, compared to $4.8 million for the year ended December 31, 2023. The decrease in cash provided by operating activities was primarily attributable to decrease in payables, changes in inventory balance, the addition of deferred transaction costs related to the Merger, and a reduction in unearned revenue over prior year.

Investing Activities

Net cash used in investing activities was $0.2 million for the year ended December 31, 2024, compared to $0.1 million for the year ended December 31, 2023 and consisted entirely of additions to capitalized software.

Financing Activities

Net cash used in financing activities was $4.4 million for the year ended December 31, 2024, compared to $2.6 million for the year ended December 31, 2023. The increase was entirely attributable to higher distributions to owners during the current year.

Off-Balance Sheet Arrangements

As of March 31, 2025 and through the date of this proxy statement/prospectus, we do not have any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Critical Accounting Policies and Estimates

Our unaudited and audited annual financial statements and the related notes thereto included elsewhere in this proxy statement/prospectus are prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenues, expenses, and related disclosures. We continually evaluate these estimates and assumptions, basing them on historical experience and various other factors we consider reasonable under the circumstances. Actual results may differ from these estimates due to different assumptions or conditions.

While our significant accounting policies are described in more detail in Note 3 to GrabAGun’s unaudited interim financial statements for the three months ended March 31, 2025 and 2024 and audited annual financial statements for the years ended December 31, 2024 and 2023 included elsewhere in this proxy statement/prospectus, we believe that the accounting policies discussed below are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. Critical accounting policies and estimates are those that we consider the most important to the portrayal of our balance sheet and results of operations because they require our most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effects of matters that are inherently uncertain.

Revenue Recognition

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration to which we expect to be entitled in exchange for corresponding goods or services. Substantially all of our sales are single performance obligation arrangements for retail sale transactions directly from our website for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale.

Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. As we ship large volumes of packages through multiple carriers, actual delivery dates may not always be available; as such, we estimate delivery dates based on historical data.

Certain revenues earned by us require judgment to determine if revenue should be recorded gross as principal or net of related costs as an agent, including drop-ship arrangements and third-party shipping and handling costs. For drop-ship arrangements, we have concluded that the Company acts as the principal in the transaction because it maintains control over the product throughout the order process, including directing the shipment, determining the price, and bearing inventory risk. We have determined the Company is the principal in transactions involving shipping and handling costs, as these services are integrated into the fulfillment of the customer’s order and are part of its performance obligation to deliver the product to the customer’s desired location. As such, we have concluded that we are acting as the principal and revenue is recorded gross in net revenues and cost of goods sold within the statements of operations. Sales tax amounts collected from customers that are assessed by a governmental authority are excluded from revenue.

Generally, customers may return non-firearm products within 30 days of purchase. Revenue is recognized net of expected returns, which we estimate using historical return patterns and our expectation of future returns. Sales returns reserve totaled $0.3 million and $0.4 million as of the three months ended March 31, 2025 and 2024, respectively, and is included in accrued expenses and other current liabilities within the balance sheets.

Additionally, we sell gift cards, which do not have expiration dates, and do not deduct non-usage fees from outstanding gift card balances. Gift card sales represent an open performance obligation for the future delivery of promised goods or services to be provided by us and is considered a liability to be subsequently recognized as revenue upon redemption by the customer, which is typically within one year of issuance. Over time, a portion of the outstanding balance of gift cards will not be redeemed by the customer, which is referred to as “breakage”. Revenue is recognized for expected breakage over time in proportion to the pattern of redemption by customers to the extent that breakage revenue is not immaterial. The determination of the gift card breakage is based on historical redemption patterns. As of March 31, 2025 and 2024, unredeemed gift card balances were immaterial.

Because we sell firearms direct to consumers from our store-front location and because we receive firearm shipments from other sellers which we provide to the consumer at our store-front location, we are subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF requires entities that physically transfer firearms to consumers to hold a Federal Firearm License (“FFL”) and to perform certain transfer and background check procedures prior to transferring the firearm to the consumer. Consequently, we are required to hold an FFL and provide our customers with the option to select our location for completing the required firearm transfer and background check procedures. Customers may also select any of a number of other FFL locations that are listed within the United States. If the customer selects a non-Company FFL location, we ship the firearm ordered by the customer directly to the FFL selected by the customer. The customer then completes the necessary firearm transfer and background check procedures at that location. Because we are listed as an FFL location to process firearm transfer and background check procedures, we occasionally receive firearms not purchased from our website for which we have responsibility to complete the necessary transfer and background check procedures prior to transferring the firearm to the consumer. In these cases, we charge a fee for the transfer and background check procedures. Revenue is recognized at a point in time when the transfer and background check procedures are completed.

Inventory, net

Inventories, which consist primarily of finished firearms and non-firearms goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method and includes the cost of goods and related freight costs, if any.

We record adjustments to inventories, which are reflected in cost of goods sold, if the cost of specific inventory items on hand exceeds the amount that we expect to realize from the ultimate sale or disposal of the inventory. A provision is recorded to reduce the cost of inventories to the estimated net realizable values, if necessary. No provision was recognized during the three months ended March 31, 2025 and 2024.

In addition, we record an estimated reserve amount for the net realizable value of expected future inventory returns related to our sale returns reserve. The inventory returns reserve balance was $0.3 million as of March 31, 2025 and December 31, 2024, and is included in inventory, net within the balance sheets.

Capitalized Software, net

We capitalize certain costs related to the development of our internal-use software, development of our website application, and implementation of certain hosting arrangements related to service contracts in accordance with ASC 350-40, “Intangibles — Goodwill and Other”. These costs consist primarily of internal and external labor and are capitalized during the application development stage, meaning when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. We also capitalize costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software. Capitalized costs are included in capitalized software, net within the balance sheets. Amortization of internal-use software costs is recorded on a straight-line basis over the estimated useful life and begins once the project is substantially complete and the software is ready for its intended purpose. Useful lives range from one to five years, and amortization is included within general and administrative expenses within the statements of operations.

Recent Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations, and cash flows is included in Note 3 to GrabAGun’s unaudited financial statements for the three months ended March 31, 2025 and 2024 and audited annual financial statements for the years ended December 31, 2024 and 2023 included elsewhere in this proxy statement/prospectus.

Emerging Growth Company and Smaller Reporting Company Status

As an emerging growth company under the JOBS Act, we can take advantage of an extended transition period for complying with new or revised accounting standards. We may elect to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we can adopt the new or revised standard at the time private companies adopt the new or revised standard and may do so until such time that we either irrevocably elect to opt out of such extended transition period or no longer qualify as an emerging growth company. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the consolidated financial statements (auditor discussion and analysis), or (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. We will continue to remain an emerging growth company until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of its first sale of common equity securities pursuant to an effective registration statement; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer as defined in Rule 12b-2 under the Exchange Act.

We are also a smaller reporting company as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

DESCRIPTION OF SECURITIES OF Pubco

The following summary of the material terms of Pubco’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read the Proposed Charter and Proposed Bylaws in their entirety for a complete description of the rights and preferences of Colombier’s securities following the Business Combination. The Proposed Charter is described in “The Charter Proposal (Proposal 3),” and the full text of the Proposed Charter and Proposed Bylaws are attached as Annex C and Annex D to this proxy statement/prospectus, respectively.

General

The Current Charter authorizes 551,000,000 shares, consisting of (a) 500,000,000 Colombier Ordinary Shares, including (i) 500,000,000 Colombier Class A Ordinary Shares, and (ii) 50,000,000 Colombier Class B Ordinary Shares, and (b) 1,000,000 Colombier Preference Shares.

Upon completion of the Business Combination, pursuant to the Proposed Charter, the authorized capital stock of Pubco will consist of 210,000,000 shares, consisting of (i) 200,000,000 shares of Pubco Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, each having a par value of $0.0001 per share.

It is anticipated that, immediately after the Closing of the Business Combination, Pubco expects to have approximately 31,550,000 shares of Pubco Common Stock outstanding immediately after the consummation of the Business Combination, assuming no public shareholders exercise their redemption rights in connection with the Business Combination. Following consummation of the Business Combination, Pubco is not expected to have any preferred stock outstanding.

Common Stock

Voting Rights

Following the Business Combination, holders of shares of Pubco Common Stock will be entitled to one vote for each share of Pubco Common Stock held on all matters properly submitted to a vote of shareholders except as otherwise expressly provided by the Proposed Charter or as provided by law. Following the Business Combination (assuming that no public shareholders exercise their redemption rights in connection with the Business Combination and the other assumptions described above), Pubco directors, executive officers, and beneficial owners of 5% or greater of Pubco outstanding Common Stock and their respective affiliates will hold 32.64% of the voting power in the aggregate.

Pubco has not provided for cumulative voting for the election of directors in the Proposed Charter. Accordingly, holders of at least a majority of the voting power of then-outstanding shares of Pubco Common Stock entitled to vote in the election of directors, voting together as a single class, will be able to elect all of Pubco directors.

To the maximum extent permitted by the TBOC, but subject to the rights, if any, of the holders of preferred stock, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter then outstanding is sufficient to approve, authorize, adopt, or to otherwise cause Pubco to take, or affirm Pubco’s taking of, any action that is recommended to the shareholders by the Pubco Board and for which applicable law requires a shareholder vote, including without limitation (i) any disposition or sale of all or substantially all of the Corporation’s assets, (ii) any plan of merger, consolidation or exchange, (iii) any dissolution of Pubco, (iv) certain amendments to the Proposed Charter or (v) any other “fundamental business transaction” as defined in the TBOC; provided, however, that the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock will be required to (A) remove directors for cause and (B) amend provisions of the Proposed Charter related to amendments to the Proposed Bylaws, the size of the Pubco Board, the classification of the Pubco Board, the appointment and removal of directors, the inability of shareholders to act by written consent (unless unanimous) and the authority to call special meetings of shareholders.

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of shares of Pubco Common Stock are entitled to receive dividends out of funds legally available if the Pubco Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that the Pubco Board may determine. Stock dividends with respect to each class of Pubco Common Stock may only be paid with shares of stock of the same class of common stock.

No Preemptive or Similar Rights

Pubco Common Stock or preferred stock is not entitled to preemptive rights, nor are any shares subject to redemption or sinking fund provisions. The Pubco Board may authorize the issuance of, and Pubco may issue, shares of any class of Pubco, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of Pubco.

Right to Receive Liquidation Distributions

Upon Pubco liquidation, dissolution or winding-up, the assets legally available for distribution to Pubco shareholders would be distributed among the holders of the then outstanding Common Stock pro rata in accordance with the number of shares of Pubco Common Stock held by each such holder, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of and the payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Preferred Stock

The Proposed Charter provides that shares of preferred stock may be issued from time to time in one or more series. The Pubco Board will be authorized, subject to limitations prescribed by law, to fix by resolution the number of shares to be included in each such series of preferred stock and the designation, powers, preferences and relative participation, optional or other rights, if any, and any qualifications, limitations and restrictions thereof, of any wholly unissued series of preferred stock. The Pubco Board will be able to, without shareholder approval, issue preferred stock with voting powers and other rights that could have structural defense effects. The ability of the Pubco Board to issue preferred stock without shareholder approval could have the effect of delaying, deferring or preventing a change of control of Pubco or the removal of Pubco’s existing management. Pubco has no preferred stock outstanding at the date hereof and, following consummation of the Business Combination, Pubco is not expected to have any preferred stock outstanding. Although Pubco does not currently intend to issue any shares of preferred stock, there are no assurances that Pubco will not do so in the future. No shares of preferred stock are being issued or registered in the Business Combination.

Warrants

In connection with the Colombier Merger, the Colombier Warrants will no longer be outstanding and will automatically be cancelled in exchange for the right to receive, at the Closing, substantially equivalent Warrants of Pubco, with the terms described below.

Public Warrants

Each Public Warrant will entitle the registered holder to purchase one share of Pubco Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the Closing. The Public Warrants will expire five years after the Closing of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

Pubco will not be obligated to deliver any shares of Pubco Common Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of Pubco Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying Pubco’s obligations described below with respect to registration. No warrant will be exercisable and Pubco will not be obligated to issue shares of Pubco Common Stock upon exercise of a warrant unless the Pubco Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Pubco be required to net cash settle any warrant.

Pubco will register the shares of Pubco Common Stock issuable upon exercise of the Public Warrants at this time.

Once the Public Warrants become exercisable, Pubco may call the warrants for redemption:

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•        if, and only if, the reported last sale price of the Pubco Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the Public Warrants become redeemable by Pubco, Pubco may not exercise its redemption right if the issuance of shares of common stock upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or Pubco is unable to effect such registration or qualification.

We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Pubco issues a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the Pubco Common Stock may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

If Pubco calls the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” Pubco’s management will consider, among other factors, its cash position, the number of warrants that are outstanding and the dilutive effect on its shareholders of issuing the maximum number of shares of Pubco Common Stock issuable upon the exercise of its warrants. If Pubco’s management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If Pubco’s management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Pubco Common Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to Pubco it does not need the cash from the exercise of the warrants after the Closing. If Pubco calls its Public Warrants for redemption and our management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Private Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

In the event Pubco determines to redeem the Public Warrants, holders of its redeemable warrants would be notified of such redemption as described in Pubco’s warrant agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (the “Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Redemption Date to the registered holders of the redeemable warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC.

A holder of a Public Warrant may notify Pubco in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Pubco Common Stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of Pubco Common Stock is increased by a stock dividend payable in shares of Pubco Common Stock, or by a split-up of shares of Pubco Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Pubco Common Stock. A rights offering to holders of Pubco Common Stock entitling holders to purchase shares of Pubco Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Pubco Common Stock equal to the product of (i) the number of shares of Pubco Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pubco Common Stock) and (ii) one (1) minus the quotient of (x) the price per share of the Pubco Common Stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for Pubco Common Stock, in determining the price payable for Pubco Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Pubco Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Pubco Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pubco Common Stock on account of such shares of Pubco Common Stock (or other shares of our capital stock into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Pubco Common Stock in connection with the Closing of the Business Combination, (d) to satisfy the redemption rights of the holders of Pubco Common Stock in connection with a shareholder vote to amend and restate the Current Charter (i) for an Extension or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, or (e) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Pubco Common Stock in respect of such event.

If the number of outstanding shares of Pubco Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Pubco Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Pubco Common Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Pubco Common Stock.

Whenever the number of shares of Pubco Common Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Pubco Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Pubco Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Pubco Common Stock (other than those described above or that solely affects the par value of such shares of Pubco Common Stock), or in the case of any merger or consolidation of Pubco with or into another corporation (other than a consolidation or merger in which Pubco is the continuing corporation and that does not result in any reclassification or reorganization of

Pubco’s outstanding shares of Pubco Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which Pubco is dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our Pubco Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised that person’s warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Pubco Common Stock in such a transaction is payable in the form of Pubco Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on per share consideration minus the Black-Scholes warrant value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.

The Public Warrants and the Private Warrants were issued in registered form under the Colombier Warrant Agreement. You should review a copy of the Colombier Warrant Agreement, which has been publicly filed with the SEC and which you can find in the list of exhibits to this registration statement, for a complete description of the terms and conditions applicable to the warrants. The Colombier Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Pubco Common Stock and any voting rights until they exercise their warrants and receive shares of Pubco Common Stock. After the issuance of shares of Pubco Common Stock upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.

No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Pubco will, upon exercise, round down to the nearest whole number of shares of Pubco Common Stock to be issued to the warrant holder.

Private Warrants

Except as described below, the Private Warrants will have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. The Private Warrants (including the Pubco Common Stock issuable upon exercise of the Private Warrants) will not be transferable, assignable or salable until 30 days after the Closing (except, among certain other limited exceptions to our officers and directors and other persons or entities affiliated with Sponsor) and they will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Warrants will be subject to the same terms and conditions as the Public Warrants, and among other matters, be redeemable by Pubco and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of Pubco Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Pubco Common Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Pubco Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Transfer Agent and Warrant Agent

The transfer agent for the Pubco Common Stock and warrant agent for the warrants will be Continental Stock Transfer & Trust Company. Pubco will agree to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Structural Defense Provisions

The Proposed Charter and the Proposed Bylaws following this offering could have the effect of delaying, deferring or discouraging certain transactions, including those involving another person seeking to acquire control of Pubco. These provisions, which are summarized below, are expected to discourage, among other things, certain types of coercive takeover practices and inadequate takeover bids and encourage persons seeking to acquire control of Pubco to first negotiate with the Pubco Board. We believe that the benefits of increased protection of Pubco’s potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire Pubco because negotiation of these proposals could result in an improvement of their terms.

Among other things, the Proposed Charter and the Proposed Bylaws include provisions regarding:

•        the ability of the Pubco Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without shareholder approval, which could be used to significantly dilute the ownership of a hostile acquirer and may include super voting, special approval, dividend or other rights or preferences superior to the rights of Pubco’s common stock;

•        the limitation of the liability of, and the indemnification of, Pubco’s directors and officers;

•        the ability of the Pubco Board to determine the number of directors;

•        all vacancies of the Pubco Board, including up to two newly created directorships during the period between any two successive annual meetings of shareholders, may be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum, which prevents shareholders from being able to fill vacancies and newly created directorships on the Pubco Board (unless, pursuant to the TBOC, a special meeting of the shareholders is called to fill such directorships or vacancies, or if the Pubco Board elects to wait until the next annual meeting of the shareholders to fill such directorships or vacancies);

•        shareholders representing ownership of at least a majority of the outstanding shares of capital stock of Pubco entitled to vote is required to call a special meeting of shareholders, otherwise a special meeting of shareholders may be called only by the Pubco Board, the chairperson of the Pubco Board, Pubco’s chief executive officer or Pubco’s president, which could limit or delay the ability of shareholders to force consideration of a proposal or to take action, including the removal of directors;

•        provisions providing that directors of Pubco may only be removed for cause, at a shareholder meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon;

•        provisions that, subject to the rights of holders of any outstanding series of preferred stock, prohibit shareholders of Pubco from taking any action by consent in lieu of a meeting of shareholders unless such action is by unanimous written consent;

•        controlling the procedures for the conduct and scheduling of board of directors and shareholder meetings;

•        the requirement for the affirmative vote of holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of the Proposed Charter or certain provisions of the Proposed Bylaws, each of which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Pubco Board and also may inhibit the effectuation of amendments meant to facilitate certain transactions by an acquiror or otherwise that the Pubco Board deems undesirable;

•        the ability of the Pubco Board to unilaterally amend the bylaws, which may allow the Pubco Board to take additional actions to prevent certain transactions that the Pubco Board deems undesirable; and

•        advance notice procedures with which shareholders must comply to nominate candidates to the Pubco Board or to propose matters to be acted upon at a shareholders’ meeting, which could preclude shareholders from bringing matters before annual or special meetings of shareholders and delay changes in the Pubco Board and also may discourage or deter a solicitation of proxies to elect a slate of directors favorable to certain transactions or otherwise attempting to obtain control of Pubco.

Additionally, as a publicly held Texas corporation, Pubco will be subject to the provisions of Section 21.606 of the TBOC regulating corporate takeovers. In general, Section 21.606 prohibits a publicly held Texas corporation from engaging, under certain circumstances, in a business combination with an affiliated shareholder, or any affiliate or associate of the affiliated shareholder, for a period of three years following the date the person became an affiliated shareholder unless:

•        prior to the date of the transaction, the Pubco Board approved either the business combination or the transaction that resulted in the shareholder becoming an affiliated shareholder; or

•        at or subsequent to the date of the transaction, the business combination is approved by the Pubco Board and authorized at an annual or special meeting of Pubco’s shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the affiliated shareholder at a meeting of Pubco’s shareholders called for that purpose not less than six months after the affiliated shareholder’s share acquisition date.

Generally, a business combination includes a merger, share exchange, asset or stock sale, or other transaction resulting in a financial benefit to the affiliated shareholder. An affiliated shareholder is generally broadly defined as a person who, together with affiliates and associates, owns or, within three years prior to the determination of affiliated shareholder status did own, 20% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to discourage takeovers with respect to transactions the Pubco Board does not approve in advance. We also anticipate that Section 21.606 may also discourage certain attempts that might result in a premium over the market price for the shares of common stock held by shareholders.

These provisions of Texas law and the structural defense provisions in the Proposed Charter and the Proposed Bylaws, alone or together, could delay or prevent certain transactions and changes in control or changes in the Pubco Board or management.

Corporate Opportunities

Subject to the limitations of the TBOC and applicable law, the Proposed Charter will, among other things, provide that (i) a director on the Pubco Board shall have no duty to refrain from competing directly or indirectly with Pubco and (ii) if any director on the Pubco Board becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director solely in his or her capacity as Pubco’s director), that director will have no duty to communicate or offer that opportunity to Pubco, and in each case such director shall not be liable to Pubco or its shareholders for breach of any fiduciary duty.

Proposed Charter and Restated Bylaw Provisions

The Proposed Charter and the Proposed Bylaws will include a number of structural defense provisions, as described above, that may have the effect of, among other things, deterring certain transactions, or delaying or preventing changes in control of Pubco management team or changes in the Pubco Board or Pubco governance or policy, including the following:

Issuance of Undesignated Preferred Stock

Pubco anticipates that after the filing of the Proposed Charter, the Pubco Board will have the authority, without further action by the shareholders, to issue up to 10,000,000 shares of undesignated preferred stock with the designation, powers, preferences and relative participation, optional or other rights, if any, designated from time to time by the Pubco Board may fix by resolution. The existence of authorized but unissued shares of preferred stock enables the Pubco Board to render more difficult or to discourage an attempt to obtain control of Pubco by means of a merger, tender offer, proxy contest or otherwise.

Exclusive forum for certain lawsuits

The Proposed Charter requires that, unless Pubco consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of its current or former directors, officers, or other employees to Pubco or its shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the TBOC, or the certificate of formation or bylaws, (iv) any other action asserting a claim related to or involving Pubco that is governed by the internal affairs doctrine or (v) any action asserting an “internal entity claim” as that term is defined in the TBOC, will be the Texas Federal Court or, if the Texas Federal Court lacks jurisdiction for such action, the Texas Business Court (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas). The Proposed Charter also requires, to the fullest extent permitted by applicable law, the federal district courts of the United States to be the exclusive forum for the resolution of any complaint asserting a cause of action under the Securities Act or Exchange Act. The exclusive forum provision will be applicable to the fullest extent permitted by applicable law, subject to certain exceptions. TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF PUBCO AND EACH OTHER PERSON WHO IS BOUND BY THE PROPOSED CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE PROPOSED CHARTER AND THE PROPOSED BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS. Although we believe these provisions benefit us by providing increased consistency in the application of Texas law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against Pubco’s directors, officers, employees and shareholders although Pubco shareholders will not be deemed to have waived Pubco’s compliance with federal securities laws and the rules and regulations thereunder.

Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, (i) the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction, and (ii) unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the rules and regulations promulgated thereunder. However, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce a duty or liability created by the Securities Act or the rules and regulations thereunder and, accordingly, we cannot be certain that a court would enforce the federal district courts of the United States as the exclusive forum for the resolution of any complaint asserting a cause of action arising under U.S. federal securities laws, including the Securities Act and the Exchange Act.

Special meeting of shareholders

The Proposed Bylaws provide that special meetings of the shareholders of Pubco may be called only by the chairman of Pubco board, the Chief Executive Officer, the president (to the extent required by TBOC), the Pubco board pursuant to a resolution adopted by a majority of the board, or by the shareholders of Pubco holding not less than 50% (or the highest percentage of ownership that may be set under the TBOC) of Pubco’s then outstanding shares of capital stock entitled to vote at such meeting. The threshold required for shareholders to call a special meeting may delay the ability of the shareholders of Pubco to force consideration of a proposal or for holders controlling a majority of Pubco’s capital stock to take any action, including the removal of directors.

Advance notice requirements for shareholder proposals and director nominations

The Proposed Bylaws provide that shareholders seeking to bring business before Pubco’s annual meeting of shareholders, or to nominate candidates for election as directors at Pubco’s annual meeting of shareholders, must provide timely notice of their intent in writing. To be timely, a shareholder’s notice will need to be received by the company secretary at Pubco’s principal executive offices not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of shareholders. Pursuant to Rule 14A-8 of the Exchange Act, proposals seeking inclusion in Pubco’s annual proxy statement must comply with the notice periods contained therein. The Proposed Bylaws also specify certain requirements as to the form and content of a shareholders’ meeting. These provisions may preclude Pubco’s shareholders from bringing matters before Pubco’s annual meeting of shareholders or from making nominations for directors at Pubco’s annual meeting of shareholders.

Action by written consent

The Proposed Charter provides that the shareholders of Pubco may act by written consent only if all holders of shares entitled to vote on such action adopt a resolution by unanimous written consent. This may deter action by written consent or lengthen the amount of time required to take shareholder actions. As a result, even a holder controlling a majority of Pubco’s capital stock would not be able to amend the Proposed Bylaws or remove directors without holding a meeting of our shareholders called in accordance with the Proposed Bylaws.

Board of Directors

All directors elected at annual meetings of shareholders of Pubco following the effectiveness of the Proposed Charter will be elected for terms ending on the next annual meeting of shareholders or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal. The Proposed Charter and the Proposed Bylaws provide that the authorized number of directors may be changed only by resolution of the board of directors. Subject to the terms of any preferred stock, any or all of the directors may be removed only for cause, at a shareholder meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon. Any vacancy on the Pubco Board, including up to two newly created directorships during the period between any two successive annual meetings of shareholders resulting from an enlargement of the Pubco Board, may be filled only by the affirmative vote of a majority of Pubco’s directors then in office (even if less than a quorum), unless pursuant to the TBOC, a special meeting of the shareholders is called to fill such directorships or vacancies, or if the Pubco Board elects to wait until the next annual meeting of the shareholders to fill such directorships or vacancies.

Limitation on Liability

To the fullest extent permitted by the TBOC and applicable law, a director of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, including for a breach of fiduciary duty as a director. To the fullest extent permitted by the TBOC and applicable law, as the same exists as of the effective date of the Proposed Charter or may thereafter be amended from time to time, an officer of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the officer’s capacity as an officer, including for a breach of fiduciary duty as an officer.

Waiver of Jury Trial

TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF PUBCO AND EACH OTHER PERSON WHO IS BOUND BY THE PROPOSED CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE PROPOSED CHARTER AND THE PROPOSED BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS.

Listing of Securities

Colombier Ordinary Shares and Public Warrants are currently listed on the NYSE under the symbols “CLBR” and “CLBR.WS,” respectively. It is currently expected that after the Closing, the shares of Pubco Common Stock and Public Warrants will be listed on the NYSE under the symbols “PEW” and “PEWW,” respectively.

COMPARISON OF SHAREHOLDER RIGHTS

Companies incorporated in the Cayman Islands are governed by the Companies Act. The Companies Act differs from laws applicable to U.S. corporations and their shareholders. A description of the differences between the laws of the Cayman Islands and Texas law is set forth below. If the Business Combination is completed, GrabAGun Members will become shareholders of Pubco, and their rights will be governed by the TBOC, assuming the Charter Proposal is approved by the Colombier shareholders at the Colombier Extraordinary General Meeting. The Proposed Charter is attached to this proxy statement/prospectus as Annex C, and the Proposed Bylaws of Colombier is attached to this proxy statement/prospectus as Annex D.

The table below summarizes the material differences between the current rights of Colombier shareholders under the Companies Act, the Current Charter and bylaws, and the rights of Pubco shareholders, post-Closing, under the TBOC, the Proposed Charter and Proposed Bylaws of Pubco, each as amended, as applicable, and as in effect immediately following the Business Combination.

While Colombier believes that the summary tables cover the material differences between the rights of its shareholders prior to the Business Combination and the rights of its shareholders following the Business Combination, these summary tables may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus for a more complete understanding of the differences between being a shareholders of Colombier before the Business Combination and being a shareholder of Pubco after the Business Combination. Colombier has attached as Annex C to this proxy statement/prospectus a copy of the proposed Amended Charter, and attached as Annex D to this proxy statement/prospectus a copy of the form of Pubco Proposed Bylaws, and will send copies of the documents referred to in this proxy statement/prospectus to you upon your request. See the section entitled “Where You Can Find More Information” in this proxy statement/prospectus.

Current Colombier Rights Versus Pubco Rights Post-Merger

Provision	Colombier	Pubco (Post-Closing)
Authorized Capital Stock

The Current Charter authorizes 551,000,000 shares, consisting of (a) 550,000,000 ordinary shares, including (i) 500,000,000 Colombier Ordinary Shares, and (ii) 50,000,000 Colombier Class B Ordinary Shares, and (b) 1,000,000 Colombier Preference Shares. As of the date of this proxy statement/prospectus, no Colombier Preference Shares are outstanding.

Pubco will be authorized to issue 210,000,000 shares of capital stock, consisting of (i) 200,000,000 shares of Common Stock and (ii) (b) 10,000,000 shares of undesignated preferred stock, each having a par value of $0.0001 per share.

Upon consummation of the Business Combination and assuming no shares of Colombier Ordinary Shares are redeemed, we expect there will be approximately 31,550,000 shares of Pubco Common Stock. Following consummation of the Business Combination, Pubco is not expected to have any preferred stock outstanding.

Increasing or Decreasing Authorized Capital Stock, Including Number of Unissued Shares of a Series of Preferred Stock

Subject to the Companies Act, under the Current Charter (subject to Article 10 (relating to the variation of rights of shares)), the Company may: (i) by Ordinary Resolution, increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine, or (ii) by Ordinary Resolution, cancel any shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled, or (iii) by Special Resolution, reduce its share capital or any capital redemption reserve fund.

Under the TBOC, once stock has been issued, the board cannot unilaterally increase or decrease the authorized capital stock without shareholder approval, and there is no express exception for forward stock splits.

Provisions Specific to a Blank Check Company	Under the Current Charter, Article 49 sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The Proposed Charter omits the provisions previously included as Article 49 in the Current Charter in their entirety because, upon consummation of the Business Combination, Pubco will not be a blank check company. In addition, the provisions requiring that the proceeds from the IPO be held in a trust account until a business combination or liquidation of Colombier and the terms governing Colombier’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination and thus will be omitted.

Provision	Colombier	Pubco (Post-Closing)
Number of Directors

The Current Charter provides that the number of directors of Colombier, shall be no less than one person, provided however that subject to the requirement to have at least one director Colombier may by ordinary resolution increase or reduce the limits in the number of directors.

The number of directors of Pubco in the Proposed Bylaws shall be one or more directors. The precise number of directors shall be fixed from time to time solely by resolution of the Pubco Board.
Composition of the Board of Directors

Under the Current Charter, Article 27 sets out the composition of the Board of Directors, dividing the Board into three (3) classes, as nearly equal in number as possible and designated Class I, Class II and Class III. The Colombier Board is authorized to assign members of the board already in office to Class I, Class II or Class III. At each succeeding annual meeting of the shareholders of Colombier, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, retirement, disqualification or removal.

The Proposed Charter does not provide for a classified board.
Appointment of Directors

Under the Current Charter, Colombier may by ordinary resolution of the holders of the Colombier Class B Ordinary Shares appoint any person to serve as a director. For the avoidance of doubt, prior to the closing of a business combination, holders of Colombier Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

At Pubco’s annual meeting, the shareholders elect directors, each of whom shall hold office until his or her successor is elected and qualified, or until his or her earlier resignation, death, disqualification or removal. When a quorum is present, the vote required for election of a director shall be by a plurality of the votes cast by shareholders present in person or represented by proxy at the meeting and entitled to vote thereon.

Removal of Directors

Under the Current Charter, Colombier may by ordinary resolution of the holders of the Colombier Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of a business combination, holders of Colombier Class A Ordinary Shares shall have no right to vote on the appointment or removal of any director.

The Proposed Charter provides that directors may be removed only for cause, at a shareholder meeting called for that purpose, and only by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon.

Provision	Colombier	Pubco (Post-Closing)

Under the TBOC, subject to the exceptions discussed below or as otherwise provided by the certificate of formation or bylaws of a corporation, the holders of a majority of shares then entitled to vote at an election of directors may remove a director or the entire board of directors with or without cause.

Unless the certificate of formation provides otherwise, if a Texas corporation’s directors serve staggered terms, a director may only be removed for cause.

Board of Directors Vacancies

Under the Current Charter, vacancies on the Board occurring between annual and extraordinary general meetings can only be filled by vote of a majority of the remaining members of the Board, although less than a quorum, or by a sole remaining director.

The Proposed Charter provides that, except as otherwise required by the TBOC, director vacancies shall be filled only (1) by a vote of a majority of the remaining members of the board of directors (even if less than a quorum) or (2) by a sole remaining director. Additionally, the Pubco Board may not fill more than two vacancies caused by an increase in the size of the board of directors during the period between any two successive annual meetings of shareholders, and any directors appointed or elected by the board of directors or shareholders to fill a vacancy can only serve until the next annual meeting of the shareholders (or special meeting called to elect directors).

Action by Written Consent

The Current Charter provides that a resolution to be passed either as an Ordinary Resolution or a Special Resolution at a general meeting, also includes a unanimous written resolution of the shareholders of the Company.

Under the TBOC, shareholders are required to have the option to act by written consent in lieu of a meeting, and so the Proposed Charter provides that, subject to the rights of holders of any outstanding series of Preferred Stock, shareholders may act by unanimous written consent in lieu of a meeting.

Provision	Colombier	Pubco (Post-Closing)
Calling of Special Shareholder Meetings

The Current Charter provides that the directors, the chief executive officer or the chairman of the board of directors of the Company may call general meetings, and that the shareholders shall not have the ability to call general meetings.

Shareholders who, at the date of deposit of a requisition, hold not less than ten per cent in par value of the issued shares in the capital of the Company which as at that date carry the right to vote, may requisition a general meeting provided such requisition states the objects of the meeting and is signed by the requisitionists. If the directors do not within 21 days from the date of deposit of the requisition duly proceed to convene a general meeting to be held within a further 21 days, the requisitionists (or any of them representing more than half of the total voting rights of all of the requisitionists) may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said 21 day period.

The Proposed Charter provides that special shareholder meetings may be called by the Board of Directors, the chairperson of the Board of Directors, the chief executive officer, the president, or by shareholders holding 50% (or the highest percentage of ownership that may be set under the TBOC) of the shares entitled to vote on the proposed action of such meeting. Under the TBOC, the president of a corporation is required to have the right to call a shareholder meeting as are shareholders holding a specified percentage of the shares entitled to vote at such meeting. We have acknowledged that statutory right in the Proposed Charter.

Indemnification

The Current Charter provides that a director or officer of Colombier shall be indemnified out of the assets of Colombier against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions as a director or officer, as applicable, unless such liability (if any) that they may incur arises through that person’s actual fraud, willful neglect or willful default.

The Proposed Charter authorizes the indemnification of directors and officers to the fullest extent permitted by Texas law as it exists or may be amended from time to time.

Provision	Colombier	Pubco (Post-Closing)
Waiver of Jury Trial	The Current Charter does not contain a waiver of trial by jury.

TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF PUBCO AND EACH OTHER PERSON WHO IS BOUND BY THE PROPOSED CHARTER IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE OF THE PROPOSED CHARTER AND THE PROPOSED BYLAWS TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF PUBCO WILL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, SUCH WAIVER PROVISIONS.

Quorum

The Current Charter provides that the holders of one third of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum for any meeting of the shareholders.

The Proposed Bylaws provide that the quorum for any meeting of the shareholders is, in person or by proxy, holders of record of shares of stock that would constitute a majority of the votes if all the issued and outstanding shares of stock entitled to vote at such meeting were present and voted.

Provision	Colombier	Pubco (Post-Closing)
Voting

The Current Charter provides that holders of Colombier Class A Ordinary Shares and holders of Colombier Class B Ordinary Shares will vote together as a single class on all matters (subject to the Variation of Rights of Shares Article, the Appointment and Removal of Directors Article, and the Transfer by Way of Continuation Article). Each Colombier Ordinary Share will have one vote on all such matters. If the share capital of Colombier is divided into different classes, the rights of such a class may not be varied except by a vote of that affected class, which shall not be less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class or by consent in writing of the holders of not less than two thirds of the issued shares of that class (other than with respect to a waiver of the provisions of the Class B Ordinary Share Conversion Article, which shall only require the consent in writing of the holders of a majority of the issued Colombier Class B Ordinary Shares).

Except as otherwise required by law or the charter of Pubco, holders of Common Stock are entitled to vote on each matter submitted to a vote of shareholders and shall be entitled to one (1) vote for each share of Common Stock and held of record by such holder as of the record date for determining shareholders entitled to vote on such matter.

Except as otherwise required by law, holders of common stock shall not be entitled to vote on any amendment to the Proposed Charter (including any filed certificate of designation) that relates solely to the designation, powers, preferences and relative participation, optional or other rights, if any, or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Proposed Charter (including any filed certificate of designation) or pursuant to the TBOC.

Under the TBOC, certain matters subject to a shareholder vote, including amendments to the Proposed Charter, dissolution and “fundamental business transactions” such as mergers, interest exchanges, conversions or sales of substantially all assets, require a default vote of 2/3 of the shareholders of each class, unless the charter specifies a lower voting threshold. The Proposed Charter contains language setting the default voting thresholds at a majority of the outstanding shares of stock entitled to vote on the matter standard, including for “fundamental business transactions”, unless a different standard is specified elsewhere. The Proposed Bylaws contain language setting the default voting thresholds at a majority of the outstanding shares of stock entitled to vote on the matter standard for “fundamental business transactions” and provide that in all matters other than a fundamental business transaction or a contested election of directors, the voting threshold is the affirmative vote of the majority of outstanding shares of stock present in person or proxy at a shareholders meeting having a quorum and entitled to vote on the subject matter. Directors are elected by a plurality of the votes cast.

Provision	Colombier	Pubco (Post-Closing)
Stockholder Vote for Sales, Leases, Exchanges or Other Dispositions

Under Cayman Islands law, the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a Cayman Islands exempted company is at the discretion of the board of directors of the Company (subject to any additional approvals set out in a company’s articles of association or other governance documentation (such as a shareholders’ agreement)). The Current Charter does not include any approvals relating to such disposals.

Under the TBOC, generally the sale, lease, exchange or other disposition of all, or substantially all, of the property and assets of a Texas corporation requires the approval of the holders of at least two-thirds of the outstanding shares of the corporation entitled to vote, unless the corporation’s certificate of formation sets a lower threshold (which may not be less than a majority of the voting shares).

No such approval is required, however, if the transaction is made in the usual and regular course of a Texas corporation’s business. Under Texas law, even the transfer of substantially all of a corporation’s assets in such a manner that the corporation continues directly or indirectly to engage in one or more businesses is deemed not to be a transaction requiring shareholder approval under the TBOC.

Limitation of Liability of Directors and Officers

The Current Charter provides that a director or officer of Colombier shall be indemnified out of the assets of Colombier against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions as a director or officer, as applicable, unless such liability (if any) that they may incur arises through that person’s actual fraud, willful neglect or willful default.

Under the TBOC, a Texas corporation is permitted to provide that a director is not liable, or is liable only to the extent provided by the certificate of formation, to the corporation or its shareholders for monetary damages for an act or omission by the person in the person’s capacity as a director.

The TBOC does not, however, permit any limitation of the liability of a director for: (i) a breach of the duty of loyalty to the corporation or its shareholders; (ii) an act or omission not in good faith that constitutes a breach of duty of the person to the corporation or involves intentional misconduct or a knowing violation of law; (iii) a transaction from which the director obtains an improper benefit, regardless of whether the benefit resulted from an action taken within the scope of the person’s duties; or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute (such as wrongful distributions).

The TBOC also provides, however, that for a corporation with a class or series of voting shares listed on a national securities exchange or a corporation that has made an affirmative election to be governed by Section 21.419 of the TBOC regarding

Provision	Colombier	Pubco (Post-Closing)

presumptions concerning compliance by directors and officers with their duties, neither the corporation nor any of the corporation ’s shareholders will have a cause of action against any director or officer for breach of duty with respect to the making, authorization, or performance of the contract or transaction because the director or officer (A) had the managerial official relationship or financial interest in an entity transacting with the corporation or (B) signed a unanimous written consent authorizing, or voted in board or committee meetings approving, the aforementioned transaction, in each case unless a claimant rebuts the presumptions set forth in Section 21.419(c) of the TBOC and proves that (1) such director or officer’s act or omission constituted a breach of one or more of such person’s duties as a director or officer and (2) the breach involved fraud, intentional misconduct, an ultra vires act or a knowing violation of law.

The charter of Pubco will provide that, to the fullest extent provided by law, no director or officer will be personally liable to Pubco or its shareholders for monetary damages for breach of fiduciary duty, except to the extent such exemption from liability or limitation thereof is not permitted under the TBOC.

To the fullest extent permitted by the TBOC and applicable law, a director of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, including for a breach of fiduciary duty as a director. To the fullest extent permitted by the TBOC and applicable law, as the same exists as of the effective date of the Proposed Charter or may thereafter be amended from time to time, an officer of Pubco will not be liable to Pubco or its shareholders for monetary damages for any act or omission in the officer’s capacity as an officer, including for a breach of fiduciary duty as an officer.

Provision	Colombier	Pubco (Post-Closing)
Corporate Opportunities

To the extent allowed by law, no individual serving as a director or officer of Colombier shall have any duty, except and to the extent expressly assumed by contract, to refrain from engaging, directly or indirectly, in the same or similar business activities or lines of business as the Company. Colombier renounces any expectancy that any of the directors or officers of Colombier will offer any such corporate opportunity of which he or she may become aware to Colombier.

The TBOC permits a Texas entity to renounce, in its certificate of formation or by action of its board of directors, an interest or expectancy of the entity in, or an interest or expectancy of the entity in being offered an opportunity to participate in, specified business opportunities or a specified class or category of business opportunities presented to the entity or one or more of its managerial officials or owners.

Subject to the limitations of the TBOC and applicable law, the Proposed Charter will, among other things, provide that (i) a director on the Pubco Board shall have no duty to refrain from competing directly or indirectly with Pubco and (ii) if any director on the Pubco Board becomes aware of a potential business opportunity, transaction or other matter (other than one expressly offered to that director solely in his or her capacity as Pubco’s director), that director will have no duty to communicate or offer that opportunity to Pubco, and in each case such director shall not be liable to Pubco or its shareholders for breach of any fiduciary duty.

Interested Party Transaction Approvals

The Current Charter provides that: (1) a director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a director, (2) a director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company, (3) no person shall be disqualified from the office of director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any director shall be in any way

The TBOC provides that an otherwise valid and enforceable contract or transaction between a corporation and (1) one or more directors or officers, or one or more affiliates or associates of one or more directors or officers, of the corporation; or (2) an entity or other organization in which one or more directors or officers, or one or more affiliates or associates of one or more directors or officers, of the corporation: (A) is a managerial official; or (B) has a financial interest is valid and enforceable, and is not void or voidable, notwithstanding such relationship or interest if any one of the following conditions is satisfied: (1) the material facts as to the applicable relationship or interest and as to the contract or transaction are disclosed to or known by: (A) the corporation’s board of directors or a committee of the board of directors, and the board of directors or committee in good faith authorizes the contract or transaction by the approval of the majority of the disinterested directors or committee members, regardless of whether the disinterested directors

Provision	Colombier	Pubco (Post-Closing)

interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to the Company for any profit realized by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established, with a director being at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

A general notice that a director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interest in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

or committee members constitute a quorum; or (B) the shareholders entitled to vote on the authorization of the contract or transaction, and the contract or transaction is specifically approved in good faith by a vote of the shareholders; or (2) the contract or transaction is fair to the corporation when the contract or transaction is authorized, approved, or ratified by the board of directors, a committee of the board of directors, or the shareholders.

If at least one of the above conditions is satisfied, neither the corporation nor any of the corporation’s shareholders will have a cause of action against any of the corporation’s directors or officers for breach of duty with respect to the making, authorization, or performance of the contract or transaction because the person had an applicable relationship or interest.

Choice of Forum

The Current Charter provides that unless Colombier consents in writing to the selection of an alternative forum, the courts of the Cayman Islands shall have exclusive jurisdiction over any claim or dispute arising out of or in connection with the amended and restated memorandum of association of Colombier, the amended and restated articles of association of Colombier or otherwise related in any way to each Colombier shareholder’s shareholding in Colombier, including but not limited to (i) any derivative action or proceeding brought on behalf of Colombier, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any current or former director, officer or other employee of Colombier to Colombier or Colombier’s shareholders, (iii) any

Unless Pubco consents in writing to the selection of an alternative forum, the Proposed Charter sets forth that the sole and exclusive forum for (i) any derivative action or proceeding brought on its behalf, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any of its current or former directors, officers, or other employees to Pubco or its shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against Pubco or any current or former director, officer or other employee of Pubco arising pursuant to any provision of the TBOC, or the certificate of formation or bylaws, (iv) any other action asserting a claim related to or involving Pubco that is governed by the internal affairs doctrine or (v) any action asserting an “internal entity claim” as that term is defined in the TBOC, shall be the Texas Federal Court or, if the Texas Federal Court lacks

Provision	Colombier	Pubco (Post-Closing)

action asserting a claim arising pursuant to any provision of the Companies Act, the amended and restated memorandum of association or the amended and restated articles of association (in each case, of Colombier), or (iv) any action asserting a claim against Colombier governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States of America).

jurisdiction for such action, the Texas Business Court (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas). The Proposed Charter also provides that the federal district courts of the United States of America will be, to the fullest extent permitted by applicable law, the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.

Amendment to Charter and Bylaws

The Current Charter requires a separate or specific vote for:

•   Amendments that relate solely to the terms of one or more outstanding series of preferred shares or another series of ordinary shares;

•   Amendments that would alter or change the powers, preferences or relative, participating, optional or other or special rights of the Colombier Class B Ordinary Shares, require a separate class vote or written consent of the holders of a majority of the Colombier Class B Ordinary Shares then outstanding;

•   Amendments to the provisions of the Current Charter related to the requirements for Colombier’s initial business combination, redemption rights, distributions from the trust account, certain share issuances, transactions with affiliates, minimum value of target, which prior to the consummation of Colombier’s initial business combination require the affirmative vote of holders of at least two-thirds of all then outstanding Colombier Ordinary Shares and Colombier Preference Shares (if any); and

Under the Proposed Charter:

•   Holders of shares of Pubco Common Stock are not entitled to vote on any amendment to the Proposed Charter that relate solely to the rights, powers, preferences (or the qualifications, limitations or restrictions thereof) or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon;

•   Amendments to the provisions of the Proposed Charter related to amendments to the Proposed Bylaws, the size of the Board of Directors, the classification of the Board of Directors, the appointment and removal of directors, the inability of shareholders to act by written consent (unless unanimous) and the authority to call special meetings of shareholders each require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the total voting power of all the then outstanding shares of stock of Pubco entitled to vote thereon, voting together as a single class;

Provision	Colombier	Pubco (Post-Closing)

•   Amendments to the provisions of the Current Charter related to the limitation of director liabilities shall not adversely affect any right or protection of a director of Colombier in respect of any act or omission occurring prior to the time of such amendment.

•   Subject to the rights of the holders of any series of Preferred Stock, amendments increasing or decreasing the number of authorized shares of Common Stock may be approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of Pubco entitled to vote thereon, irrespective of the provisions of Section 21.364(d) of the TBOC, and no vote of the holders of the Common Stock voting separately as a class shall be required therefor; and

•   Amendments to the provisions of the Current Charter related to the limitation of director liabilities shall not adversely affect any right or protection of a director of Pubco in respect of any act or omission occurring prior to the time of such amendment.

Pre-Suit Demand in Derivative Suits

As a general rule, a minority shareholder of a Cayman Islands exempted company cannot bring an action with respect to wrongs done to that company as this will be for the company to pursue. However, in limited circumstances, the Cayman Islands courts will permit a minority shareholder to commence a derivative action in the name of the company. These situations include (a) where there has been a wrong (such as a breach of duty) done to the company and the wrongdoer in question are in control of the company and are preventing it from acting or (b) where the act complained of is illegal or ultra vires and cannot be ratified by its members.

Texas is a universal demand jurisdiction. Under the TBOC, the focus is on harm to the corporation. A shareholder may not institute a derivative proceeding until the 91st day after the date a written demand is filed with the corporation stating with particularity the act, omission, or other matter that is the subject of the claim or challenge and requesting that the corporation take suitable action.

The foregoing waiting period is not required or, if applicable, shall terminate if: (1) the shareholder has been notified that the demand has been rejected by the corporation; (2) the corporation is suffering irreparable injury; or (3) irreparable injury to the corporation would result by waiting for the expiration of the 90-day period.

Provision	Colombier	Pubco (Post-Closing)
A shareholder may have a direct right of action against the company where the individual rights personal to that shareholder have been infringed or are about to be infringed.
Stock Ownership Requirement for Derivative Suits; Jury Trials

As noted above, as a general rule, an action for a wrong done to the company may not be brought by a minority shareholder of a Cayman Islands exempted company, save in very limited circumstances. However, if those circumstances exist, the person who brings those proceedings must own stock in the company.

Under the TBOC, a shareholder may not institute or maintain a derivative proceeding unless: (1) the shareholder was a shareholder of the corporation at the time of the transaction in question, or became a shareholder by operation of law originating from a person that was a shareholder at the time of the transaction in question; (2) the shareholder fairly and adequately represents the interests of the corporation in enforcing the right of the corporation; and (3) for a corporation (A) with common shares listed on a national securities exchange or a corporation that has made an affirmative election to be governed by Section 21.419 of the TBOC regarding presumptions concerning compliance by directors and officers with their duties and (B) has 500 or more shareholders, at the time the derivative proceeding is instituted, the shareholder beneficially owns a number of the common shares sufficient to meet the required ownership threshold to institute a derivative proceeding in the right of the corporation identified in the corporation’s certificate of formation or bylaws, provided that the required ownership threshold does not exceed three percent of the outstanding shares of the corporation.

Under Texas law, in civil cases, a party generally has a right to a jury trial to determine questions of fact if the party timely demands a jury and pays the jury fee.

Provision	Colombier	Pubco (Post-Closing)
Dissent and Appraisal Rights

Under the Companies Act, save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from a merger or consolidation is entitled to payment of the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which they might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful. No such dissent rights shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange at the expiry date of the period allowed under the Companies Act for written notice of an election to dissent.

Under the TBOC, except for the limited classes of mergers, consolidations, sales and asset dispositions for which no shareholder approval is required under Texas law, shareholders of Texas corporations with voting rights have dissenters’ rights in the event of a merger, consolidation, interest exchange, conversion, sale, lease, exchange or other disposition of all, or substantially all, the property and assets of the corporation. However, under certain circumstances set forth in the TBOC, a shareholder of a Texas corporation has no dissenters’ rights with respect to any plan of merger or conversion in which there is a single surviving or new domestic or foreign corporation, or with respect to any plan of exchange.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes set forth information regarding the beneficial ownership of (i) Colombier, as of May 29, 2025 (the “Ownership Date”), prior to the consummation of the Business Combination, and (ii) Pubco, as of immediately following the completion of the Business Combination, assuming that no Public Shares are redeemed (“No Redemptions Scenario”), and, alternatively, that 8,951,173 Public Shares are redeemed in connection with the Business Combination (“Contractual Maximum Redemptions Scenario”), with respect to:

•        each person known by Colombier to be the beneficial owner of more than 5% of the outstanding shares of the Colombier Ordinary Shares or shares of Pubco Common Stock on the Ownership Date;

•        each current executive officer of Colombier and each member of the Colombier Board, and all such executive officers and directors as a group; and

•        each person who will become an executive officer or director of Pubco upon consummation of the Transactions, and all such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of Colombier Ordinary Shares pre-Business Combination is based on 21,250,000 Ordinary Shares issued and outstanding as of May 29, 2025.

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by existing shareholders of Colombier in Pubco will be different.

Unless otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned securities.

Pre-Business Combination Beneficial Ownership Table of Colombier

	Colombier Class A Ordinary Shares		Colombier Class B Ordinary Shares		Approximate Percentage of Outstanding Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Officers and Directors prior to the Transactions:
Colombier Sponsor II LLC(2)(3)	—	—	4,250,000	100.0%	20.0%
Omeed Malik(2)(3)	—	—	4,250,000	100.0%	20.0%
Joe Voboril(3)	—	—	—	—	—
Andrew Nasser(3)	—	—	—	—	—
Jordan Cohen(3)	—	—	—	—	—
Ryan Kavanaugh(3)	—	—	—	—	—
Chris Buskirk(3)	—	—	—	—	—
Candice Willoughby(3)	—	—	—	—	—
Michael Seifert(3)	—	—	—	—	—
All executive officer and, directors as a group (8 individuals)(2)(3)	—	—	4,250,000	100.0%	20.0%

	Colombier Class A Ordinary Shares		Colombier Class B Ordinary Shares		Approximate Percentage of Outstanding Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
Other Greater than 5% Shareholders
Decagon Asset Management LLP(4)	1,016,770	6.0%			4.8%
Sculptor Parties(6)	1,455,873	8.6%			6.9%
Harraden Circle Investments, LLC(7)	1,227,550	7.2%			5.8%

____________

(1)      Unless otherwise noted, the business address of each of the following entities or individuals is c/o 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480.

(2)      Interests shown consist solely of Sponsor Shares. Such shares will automatically convert into Colombier Class A Ordinary Shares concurrently with or immediately following the Closing of the Business Combination and may be earlier converted in accordance with the terms of the Current Charter.

(3)      The Sponsor, is the record holder of the shares reported herein. Omeed Malik, our Chief Executive Officer and Chairman, is the manager of Omeed Malik Advisors LLC, the managing member of the Sponsor and has voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor. All of Colombier’s officers and directors are members of the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)      According to a Schedule 13G filed with the SEC on May 15, 2025, by (i) Decagon Asset Management LLP (“Decagon”), and (ii) Benjamin John Durham (“Mr. Durham”) who indirectly controls Decagon. The address of the principal business office for Decagon and Mr. Durham is 5 Swallow Place, London, W1B 2AF, United Kingdom.

(5)      According to a Schedule 13G/A filed with the SEC on November 14, 2024 by (i) Sculptor Capital LP, a Delaware limited partnership (“Sculptor”), (ii) Sculptor Capital Holding Corporation, a Delaware corporation that serves as the general partner of Sculptor (“SCHC”), (iii) Sculptor Capital Management, Inc., a Delaware limited liability company and a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor (“SCU”), (iv) Sculptor Master Fund, Ltd., a Cayman Islands company and Sculptor is its investment adviser (“SCMF”) and (v) Sculptor Special Funding, LP, a Cayman Islands exempted limited partnership that is wholly owned by SCMF (“NRMD”). Sculptor is the principal investment manager to a number of private funds and discretionary accounts (the “Accounts” and collectively with Sculptor, SCHC, SCU, SCMF and NRMD, the “Sculptor Parties”). The Units reported therein are held in the Accounts managed by Sculptor. The address of the principal business office for Sculptor, SCHC and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The address of the registered offices for SCMF is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The address of the registered office of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.

(6)      According to a Schedule 13G filed with the SEC on May 15, 2025, by i) Harraden Circle Investors, LP (“Harraden Fund”), ii) Harraden Circle Special Opportunities, LP (“Harraden Special Op Fund”), iii) Harraden Circle Investors GP, LP (“Harraden GP”); iv) Harraden Circle Investors GP, LLC (“Harraden LLC”); v) Harraden Circle Investments, LLC (“Harraden Adviser”); and vi) Frederick V. Fortmiller, Jr. (“Mr. Fortmiller”). The Class A Ordinary Shares are directly beneficially owned by Harraden Fund and Harraden Special Op Fund. Harraden GP is the general partner to Harraden Fund and Harraden Special Op Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund, Harraden Special Op Fund and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the shares reported therein directly beneficially owned by Harraden Fund and Harraden Special Op Fund. The address of the principal business office of each is 299 Park Avenue, 21st Floor, New York, NY 10171.

The following table and accompanying footnotes set forth information regarding the beneficial ownership of (i) Colombier, as of the Ownership Date prior to the consummation of the Business Combination, and (ii) Pubco, as of immediately following the completion of the Business Combination, with respect to the Persons identified in the narrative disclosure preceding the tabular disclosure immediately above. The expected beneficial ownership of shares of Pubco Common Stock immediately following completion of the Business Combination are presented assuming two scenarios:

•        Assuming No Redemptions:    This presentation assumes that no Public Shareholders exercise redemption rights with respect to their Public Shares at or prior to the consummation of the Business Combination. As the Sponsor waived its redemption rights with regard to Sponsor Shares, only redemptions by Public Shareholders are considered for purposes of this presentation.

•        Assuming Contractual Maximum Redemptions:    In addition to the assumptions described in the “No Redemptions” scenario, this presentation assumes that 8,871,924 Public Shares are redeemed upon consummation of the Business Combination for aggregate Redemption Payments of $93.7 million, assuming a redemption price of $10.56 per share (based on $179.5 million contained in the Trust Account as of March 31, 2025), which represents the maximum number of Public Shares that could be redeemed in connection with the Closing while still enabling the parties to satisfy the condition contained in the Merger Agreement, which is waivable by Colombier and GrabAGun, that, at the Closing, after (i) giving effect to the completion and payment of Redemptions and payment of Colombier Transaction Expenses and (ii) payment of the Aggregate Cash Consideration to GrabAGun Members required under the terms of the Merger Agreement, gross cash or cash equivalents delivered to Pubco at the Closing will equal or exceed $30 million. The “contractual maximum redemption scenario” represents the maximum number of Public Shares that may be redeemed while satisfying the Minimum Cash Condition, taking into account the assumptions described above. In the event that aggregate cash and cash equivalents delivered to Pubco at Closing is insufficient to meet the Minimum Cash Condition, a condition to the Closing would not be met and the Business Combination may not be consummated.

Both scenarios assume that there will be an aggregate of 21,250,000 Colombier Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for shares of Pubco Common Stock upon completion of the Business Combination.

Both scenarios also assume that, at the Closing, (i) 10,000,000 shares of Pubco Common Stock will be issued to the GrabAGun Members in the GrabAGun Merger and (ii) 300,000 shares of Pubco Common Stock will be issued to the GrabAGun Consultant pursuant to the Consulting Agreement.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to Colombier Ordinary Shares or shares of Pubco Common Stock owned by such shareholders.

Post-Business Combination Beneficial Ownership Table of Pubco

	(Assuming no redemptions by Colombier shareholders)		(Assuming Contractual Maximum Redemptions by Colombier shareholders)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock	% of Common Stock	Number of Shares of Common Stock	% of Common Stock
Officers and Directors After the Transactions:
Colombier Sponsor II LLC(2)(3)	9,250,000	25.3%	9,250,000	33.4%
Marc Nemati	2,500,000	7.9%	2,500,000	11.0%
Matthew Vittitow	2,500,000	7.9%	2,500,000	11.0%
Justin C. Hilty	2,500,000	7.9%	2,500,000	11.0%
Chris Cox	—	—	—	—
Blake Masters	—	—	—	—
Donald J. Trump Jr.	300,000	1.0%	300,000	1.3%
Colion Noir	—	—	—	—
Dusty Wunderlich	—	—	—	—
All Pubco directors and executive officers as a group (8 individuals)	7,800,000	24.7%	7,800,000	34.4%
Greater than Five Percent Holders:
Brent Cossey	2,500,000	7.9%	2,500,000	11.0%
Harraden Circle Investments, LLC(5)	1,227,550	3.9%	1,227,550	5.4%
Sculptor Parties(6)	1,455,873	4.6%	1,455,873	6.4%

____________

(1)      Unless otherwise indicated, the business address of each of the following entities or individuals will be c/o Pubco, 200 East Beltline Road, Suite 403, Coppell, Texas 75019.

(2)      The Sponsor is the record holder of the shares reported herein. Omeed Malik, Colombier’s Chief Executive Officer and Chairman, is the manager of Omeed Malik Advisors LLC, the managing member of the Sponsor and has voting and investment discretion with respect to the securities held of record by the Sponsor and may be deemed to have beneficial ownership of the securities held directly by the Sponsor. All of Colombier’s officers and directors are members of the Sponsor. Each such person disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(3)      Includes 5,000,000 shares of Pubco Common Stock issuable upon exercise of Private Warrants, which are exercisable within 60 days of the Closing of the Business Combination.

(4)      According to a Schedule 13G filed with the SEC on February 13, 2025, by (i) Decagon Asset Management LLP (“Decagon”), and (ii) Benjamin John Durham (“Mr. Durham”) who indirectly controls Decagon. The address of the principal business office for Decagon and Mr. Durham is 5 Swallow Place, London, W1B 2AF, United Kingdom.

(5)      According to a Schedule 13G filed with the SEC on May 15, 2025, by i) Harraden Circle Investors, LP (“Harraden Fund”), ii) Harraden Circle Special Opportunities, LP (“Harraden Special Op Fund”), iii) Harraden Circle Investors GP, LP (“Harraden GP”); iv) Harraden Circle Investors GP, LLC (“Harraden LLC”); v) Harraden Circle Investments, LLC (“Harraden Adviser”); and vi) Frederick V. Fortmiller, Jr. (“Mr. Fortmiller”). The Class A Ordinary Shares are directly beneficially owned by Harraden Fund and Harraden Special Op Fund. Harraden GP is the general partner to Harraden Fund and Harraden Special Op Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund, Harraden Special Op Fund and other high net worth individuals. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the shares reported therein directly beneficially owned by Harraden Fund and Harraden Special Op Fund. The address of the principal business office of each is 299 Park Avenue, 21st Floor, New York, NY 10171.

(6)      According to a Schedule 13G/A filed with the SEC on November 14, 2024 by (i) Sculptor Capital LP, a Delaware limited partnership (“Sculptor”), (ii) Sculptor Capital Holding Corporation, a Delaware corporation that serves as the general partner of Sculptor (“SCHC”), (iii) Sculptor Capital Management, Inc., a Delaware limited liability company and a holding company that is the sole shareholder of SCHC and the ultimate parent company of Sculptor (“SCU”), (iv) Sculptor Master Fund, Ltd., a Cayman Islands company and Sculptor is its investment adviser (“SCMF”) and (v) Sculptor Special Funding, LP, a Cayman Islands exempted limited partnership that is wholly owned by SCMF (“NRMD”). Sculptor is the principal investment manager to a number of private funds and discretionary accounts (the “Accounts” and collectively with Sculptor, SCHC, SCU, SCMF and NRMD, the “Sculptor Parties”). The Units reported therein are held in the Accounts managed by Sculptor. The address of the principal business office for Sculptor, SCHC and SCU is 9 West 57 Street, 39 Floor, New York, NY 10019. The address of the registered offices for SCMF is c/o State Street (Cayman) Trust, Limited, 1 Nexus Way — Suite #5203, PO Box 896, Helicona Courtyard, Camana Bay, Grand Cayman, KY1-1103, Cayman. The address of the registered office of NRMD is c/o MaplesFS Limited, P.O. Box 1093, Queensgate House, Grand Cayman, KY1-1102, Cayman Islands.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Executive Officers and Directors After the Business Combination

Upon the consummation of the Business Combination, the business and affairs of Pubco will be managed by or under the direction of the Pubco Board.

The following table sets forth the name, age and position of each of the expected directors and executive officers of Pubco upon consummation of the Business Combination:

Name	Age	Position
Executive Officers
Marc Nemati	37	President, Chief Executive Officer and Chairman of the Board
Matthew Vittitow	48	Chief Operating Officer and Director
Justin C. Hilty	49	Chief Financial Officer
Non-Employee Directors
Chris Cox	54	Director
Blake Masters	38	Director
Colion Noir	41	Director
Donald J. Trump Jr.	47	Director
Dusty Wunderlich	44	Director
Kelly Reisdorf	46	Director
Andrew J. Keegan	41	Director

Information regarding the executive officers and directors following the Business Combination is set forth below:

Executive Officers

Marc Nemati will become the President, Chief Executive Officer and Chairman of the Board of Pubco upon consummation of the Business Combination. He has been a member of GrabAGun since 2011 and has served as GrabAGun’s President since October 2023 and its Chief Executive Officer since September 2024 and previously was its Chief Information Officer. In these positions, Mr. Nemati guides GrabAGun, providing day-to-day operational leadership of the company’s product lines and eCommerce activities. As a software engineer by training, Mr. Nemati has pioneered ground-up software solutions for virtually every business process, enabling GrabAGun’s highly efficient scalability. GrabAGun has developed under Mr. Nemati industry-leading software for inventory management, operations management and regulatory compliance. Mr. Nemati spearheaded the development of the first federally government-approved, electronically stored background check process. Prior to joining GrabAGun, Mr. Nemati held senior software engineering positions at IBM, focused on developing software solutions for IBM’s global enterprise retail and consumer products clients, from 2008 to 2016. Mr. Nemati received both a B.S. degree in Computer Science and an M.S. degree in Security Engineering from Southern Methodist University.

Mr. Nemati brings extensive knowledge of the firearms industry to GrabAGun and a deep background in technology, eCommerce and engineering, making him well qualified as a member of the Board.

Matthew Vittitow will become the Chief Operating Officer of Pubco upon consummation of the Business Combination. He has served as GrabAGun’s Chief Operating Officer since 2010 and is a co-founder of the company. Mr. Vittitow has been instrumental in fueling the growth and stability of GrabAGun by leveraging his background in technology and operations management to contribute to developing best-in-industry operating procedures and efficiencies. From 2001 to 2013, Mr. Vittitow served as a software implementation manager at Fidelity National Information Services, Inc., a financial services technology solutions provider. Mr. Vittitow received a B.S. degree in Business Computer Information Systems from the University of North Texas and an M.B.A. from the University of Oklahoma.

Mr. Vittitow’s nearly 15 years of experience operating in the firearms eCommerce business environment makes him well-qualified as a member of the Board.

Justin C. Hilty will become the Chief Financial Officer of Pubco upon the consummation of the Business Combination. He has served as GrabAGun’s Chief Financial Officer since 2010 and is a co-founder of the company. Mr. Hilty has managed GrabAGun’s financial, accounting and banking activities since inception. From 2007 to 2010, he served as a vice president at Comerica Bank, where he worked with the bank’s largest commercial customers to structure tax advantaged leases, and from 1994 to 2007, he worked in the commercial finance department of Citigroup, where he participated in underwriting commercial equipment financing. Mr. Hilty received a B.S. degree in Accounting from the University of Texas at Arlington.

Non-Employee Directors

Chris Cox, director nominee of Pubco, has been the President of Capitol 6 Advisors LLC, a consulting firm that provides long-range strategic public policy and public affairs consulting, crisis management and brand positioning services, since July 2019 and the President of Caliber Contact, a company providing campaign services, since April 2023. Mr. Cox served various roles at the National Rifle Association of America (“NRA”), most recently as the Executive Director of the NRA’s Institute for Legislative Action from April 2002 to July 2019. Mr. Cox has appeared on a variety of national news programs and networks, including Fox News Sunday, Tucker Carlson Tonight, Hannity, The Kelly File with Megyn Kelly, This Week with George Stephanopoulos, CNN, ABC, NBC and CBS. He has been published in The New York Times, the Washington Post, and other publications and was a primetime speaker during the 2016 Republican National Convention. Mr. Cox is a graduate of Rhodes College in Memphis.

Mr. Cox’s extensive experience in the legislative field for gun rights and public affairs makes him well-qualified as a member of the Board.

Blake Masters, director nominee of Pubco, has been a director of PSQ Holdings, Inc. since July 2023. Mr. Masters is a successful entrepreneur and venture capital investor. Mr. Masters co-founded Judicata, Inc., a legal intelligence software company, in 2012 and served as its co-founder until 2014. From February 2018 to March 2022, Mr. Masters was the Chief Operating Officer of Thiel Capital, an investment firm that specializes in the technology sector. From July 2015 to March 2022, Mr. Masters also served as the President of the Thiel Foundation, a nonprofit that promotes science and innovation, and currently serves on the foundation’s board of directors. Mr. Masters was Arizona’s GOP nominee for the U.S. Senate in 2022. In 2014, Mr. Masters co-authored with Peter Thiel, the book “Zero to One: Notes on Startups, or How to Build the Future,” which quickly became a #1 New York Times bestseller in the U.S., selling more than 3 million copies globally. Mr. Masters received his J.D. from Stanford Law School and his B.S. degree in Political Science from Stanford University.

Mr. Masters’ deep background in technology growth companies as an entrepreneur and investor makes him well-qualified as a member of the Board.

Collins Iyare Idehen Jr., director nominee of Pubco, professionally known as Colion Noir, is an attorney, Second Amendment rights advocate, and influential media personality. Mr. Noir’s legal practice in Texas is focused on Second Amendment rights. Mr. Noir’s commentary on gun rights led to his collaboration with the National Rifle Association (“NRA”) in 2013. In May 2014, he hosted the web series “NOIR,” combining his legal expertise with his passion for firearms to engage a broad audience. Beyond his work with the NRA, Mr. Noir has established a significant digital presence. Through his YouTube channel, he provides insightful commentary on firearm-related topics, legal analyses, and discussions on constitutional rights. Mr. Noir’s contributions extend to traditional media as well. His media appearances include guest spots on platforms such as “The Joe Rogan Experience” and HBO’s “Real Time with Bill Maher,” where he discusses topics ranging from gun rights to broader social issues. Mr. Noir received his Bachelor of Arts in Political Science from the University of Houston, followed by a Juris Doctor from the Thurgood Marshall School of Law at Texas Southern University.

Mr. Noir’s established voice in the discourse on gun rights and constitutional freedoms makes him well-qualified as a member of the Board.

Donald J. Trump Jr., director nominee of Pubco, has served as a Partner at 1789 Capital, an investment firm that provides financing to companies in the budding EIG economy, since November 2024. Mr. Trump has served as an Executive Vice President at The Trump Organization since September 2001, where he helps oversee the company’s extensive real estate portfolio, media and other business interests around the globe. Over the course of his career, Mr. Trump has played a critical role in many of the company’s most successful real estate development projects, including the Trump International Hotel & Tower in Chicago, Trump International Hotel in Washington D.C. and many others. Mr. Trump’s involvement in those projects was extensive, ranging from the initial deal evaluation stage, analysis and pre-development planning to construction, branding, marketing, operations, sales, and leasing. Mr. Trump has also spearheaded efforts to further expand the Trump brand globally and has overseen large segments of The Trump Organization’s commercial leasing business involving properties such as Trump Tower on Fifth Avenue and 40 Wall Street in downtown Manhattan. Since December 2024, Mr. Trump has served on the board of directors of PSQ Holdings, Inc. (NYSE: PSQH). Since December 2024, Mr. Trump has served as a consultant to GrabAGun. Since March 2024, Mr. Trump has served on the board of directors of Trump Media & Technology Group Corp. (NASDAQ: DJT). In addition to his real estate interests, Mr. Trump is an accomplished and sought-after speaker. He has spoken extensively throughout the United States and around the world and maintains an influential social media presence. He was also featured as an advisor on the highly acclaimed NBC shows “The Apprentice” and the “The Celebrity Apprentice.” Mr. Trump received his bachelor’s degree in Finance and Real Estate from the Wharton School of Finance at the University of Pennsylvania.

Mr. Trump’s extensive business experience makes him well qualified to serve as a member of the Board.

Dusty Wunderlich, director nominee of Pubco, has been a director of PSQ Holdings, Inc. (NYSE: PSQH) (“PublicSq.”) since March 2024 and has served as its Chief Strategy Officer since June 2024. Prior to joining the board of PublicSq., he served as Chief Executive Officer and a director of Credova Holdings, Inc. (“Credova”), a provider of point-of-sale financing solutions, from September 2020 until its acquisition by PublicSq. in March 2024. Mr. Wunderlich was managing member of Red Rock Armory, LLC, an investment firm, from January 2021 until March 2024, and was managing member of ALMC, LLC, a consulting firm, from May 2017 to August 2020. Prior to that, Mr. Wunderlich served as Chief Executive Officer of Bristlecone, Inc., a provider of point-of-sale financing solutions, from 2014 to 2017, and as Principal of DCA Partners, a boutique investment banking and private equity firm, from 2011 to 2013. Mr. Wunderlich received both a bachelor’s degree in finance and economics and an MBA from Missouri State University.

Mr. Wunderlich’s extensive experience in the financial technology, commercial lending, and capital markets industries makes him well-qualified as a member of the Board.

Kelly Reisdorf, director nominee of Pubco, has served as the Chief Executive Officer of USA Shooting Inc., the national governing body for Olympic shooting sports under the United States Olympic & Paralympic Committee (USOPC), since March 2024. In this capacity, she oversees all strategic, operational, and financial aspects of the organization, including elite athlete development programs, national team operations, revenue generation, stakeholder relations, and compliance with USOPC and international federation requirements. Ms. Reisdorf has served as the Chief Executive Officer of Atlas Advisory Group LLC, a strategic communications firm specializing in crisis support, special situations, shareholder activist scenarios, corporate governance, and restructuring/turnaround activities since December 2022 and is a founder of the firm. From April 2015 to December 2022, Ms. Reisdorf served various roles at Vista Outdoor Inc., which was a New York Stock Exchange-listed company with a portfolio of multiple brands across the outdoor recreation and shooting sports industry. She served as the Chief Communications Officer and General Manager of Vista Outdoor from April 2018 to December 2022, overseeing communications, government affairs, and investor relations functions. Ms. Reisdorf holds a Bachelor of Arts in Business Administration from Bethel University and a Master of Business Administration with a concentration in Accounting from Capella University. She is currently pursuing a Ph.D. in Public Policy at Liberty University, where her doctoral research focuses on Chinese Affairs and their implications for global policy.

Ms. Reisdorf’s extensive experience operating in the outdoor recreation and shooting sports industry and knowledge of the broad range of products used in the industry makes her well-qualified as a member of the Board.

Andrew J. Keegan, director nominee of Pubco, has served since November 2024 as the Chief Financial Officer of Revelyst Inc., a designer and manufacturer of outdoor products. Until its acquisition by a private equity firm in January 2025, Revelyst was a New York Stock Exchange-listed company. Revelyst was spun off in November 2024 from Vista Outdoor Inc., where Mr. Keegan previously served in various roles from February 2015 to November 2024. Vista Outdoor was a New York Stock Exchange-listed company with a portfolio of multiple brands across the outdoor recreation and shooting sports industry. He served as the Chief Financial Officer of Vista Outdoor from November 2022 to November 2024. Mr. Keegan served as the Director of SEC Reporting at Alliant Techsystems Inc. (ATK), the

predecessor of Vista Outdoor, from October 2012 to February 2015. Mr. Keegan began his career as an accountant at Deloitte in its audit department from 2006 to 2012, auditing both publicly traded and privately held companies. Mr. Keegan received his bachelor’s degree in accounting and management from St. John’s University.

Mr. Keegan’s extensive experience in finance, accounting and treasury and knowledge of the outdoor recreation and shooting sports industry makes him well-qualified as a member of the Board. He also brings transactional expertise in mergers and acquisitions and capital markets.

Board Composition

Effective upon the Closing, the Pubco Board will consist of nine directors, at least five of whom will be required to qualify as an independent director under NYSE rules. All directors elected at annual meetings of shareholders following the effectiveness of the Proposed Charter will be elected for terms expiring at the next annual meeting of shareholders or until the election and qualification of their respective successors in office, subject to their earlier death, resignation or removal.

When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Pubco Board to satisfy its oversight responsibilities effectively in light of its business and structure, the Pubco Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.

Director Independence

As a result of the Pubco Common Stock and Pubco Warrants being listed on the NYSE following consummation of the Business Combination, Pubco will be required to comply with the applicable rules of such exchange in determining whether a director is independent. It is anticipated that immediately after the Closing, each of Chris Cox, Andrew J. Keegan, Blake Masters, Colion Noir and Kelly Reisdorf will qualify as “independent” as defined under the applicable NYSE rules, and the Pubco Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and NYSE relating to director independence requirements. In making these determinations, the Pubco Board will examine information provided by the directors and Pubco with regard to each director’s business and personal activities and relationships as they may relate to Pubco and its management, including the beneficial ownership of capital stock by each nonemployee director and the transactions involving them as described in the section entitled “Certain Relationships and Related Party Transactions.”

In addition, Pubco will be subject to the rules of the SEC and NYSE relating to the membership, qualifications and operations of its board committees, as discussed below.

Board Committees

The Pubco Board will direct the management of its business and affairs, as provided by Texas law, and will conduct its business through meetings of the board of directors and standing committees. Pubco will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.

In addition, from time to time, special committees may be established under the direction of the Pubco Board when the Pubco Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of Pubco’s committee charters will be posted on its website, www.grabagun.com, as required by applicable SEC and the NYSE rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.

Audit Committee

Upon the consummation of the Business Combination, it is anticipated that Pubco’s audit committee will consist of Andrew J. Keegan (chair), Blake Masters and Kelly Reisdorf. Prior to the Closing, the Pubco Board will have determined that each of these individuals meets the independence requirements of the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the NYSE and that Mr. Keegan qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the NYSE rules. Each member of Pubco’s audit committee will meet the requirements for financial literacy under the applicable NYSE rules. In making this determination, the Pubco Board will examine each audit committee member’s formal education and previous and current experience in financial and accounting roles.

The primary purpose of the audit committee is to discharge the responsibilities of the Pubco Board with respect to Pubco’s accounting, financial, and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of the audit committee are expected to include, among other things:

•        appointing, compensating, retaining, evaluating, terminating and overseeing Pubco’s independent registered public accounting firm;

•        discussing with Pubco’s independent registered public accounting firm their independence from management;

•        reviewing with Pubco’s independent registered public accounting firm the scope and results of their audit;

•        setting the compensation of the independent auditor;

•        pre-approving all audit and permissible non-audit services to be performed by Pubco’s independent registered public accounting firm;

•        overseeing the financial reporting process and discussing with management and Pubco’s independent registered public accounting firm the interim and annual financial statements that Pubco files with the SEC;

•        reviewing and monitoring Pubco’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•        establishing policies regarding the hiring of employees or former employees of the independent auditor;

•        preparing the audit committee report required by SEC rules;

•        discussing generally the type and presentation of information to be disclosed in Pubco’s earnings press releases;

•        reviewing and discussing Pubco’s management and independent auditor Pubco’s quarterly financial statements;

•        coordinating the Pubco Board’s oversight of Pubco’s internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•        coordinating the Pubco Board’s oversight of the performance of Pubco’s internal audit function;

•        discussing Pubco’s policies with respect to risk assessment and risk management, including guidelines and policies to govern the process by which Pubco’s exposure to risk is handled;

•        reviewing and discussing with management Pubco’s major risk exposures, including financial, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational risks, and the steps Pubco takes to prevent, detect, monitor and actively manage such exposures;

•        establishing policies regarding the hiring of employees or former employees of the independent auditor;

•        establishing procedures for (i) the receipt, retention and treatment of complaints received by Pubco regarding accounting, internal accounting controls or auditing matters; and (ii) the confidential, anonymous submission by employees of Pubco of concerns regarding questionable accounting or auditing matters;

•        reviewing Pubco’s policies and procedures for reviewing and approving “related party transactions”;

•        discussing with Pubco’s General Counsel (i) any legal matters that may have a material impact on Pubco’s financial statements, accounting policies, compliance with applicable laws and regulations and (ii) any material reports, notices or inquiries received from regulators or governmental agencies; and

•        reviewing and approving Pubco’s entry into swaps and adopting and reviewing annually a policy related to Pubco’s use of non-financial end-user exception, to the extent applicable.

The composition and function of the audit committee will comply with applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules.

Compensation Committee

Upon the consummation of the Business Combination, it is anticipated that Pubco’s compensation committee will consist of Kelly Reisdorf (chair), Chris Cox and Blake Masters. Each of these individuals are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. Prior to the Closing, the Pubco Board will have determined that each of such directors is “independent” as defined under the applicable NYSE listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities are expected to include, among other things:

•        reviewing and approving corporate goals and objectives relevant to the compensation of Pubco’s Chief Executive Officer, evaluating the performance of Pubco’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the Pubco Board regarding the compensation of Pubco’s Chief Executive Officer;

•        reviewing and setting or making recommendations to the Pubco Board regarding the compensation of Pubco’s other executive officers;

•        reviewing and setting or making recommendations to the Pubco Board regarding the compensation of Pubco’s senior executives;

•        making recommendations to the Pubco Board regarding the compensation of Pubco’s directors;

•        reviewing and approving or making recommendations to the Pubco Board regarding Pubco’s incentive compensation and equity-based plans and arrangements;

•        exercising all rights, authority and functions of the Pubco Board under all of Pubco’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder;

•        reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure if and to the extent then required by SEC rules;

•        preparing the compensation committee report if and to the extent then required by SEC rules; and

•        appointing and overseeing any compensation consultants, legal counsel or other advisors.

The composition and function of its compensation committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and the NYSE listing rules.

Nominating and Corporate Governance Committee

Upon the consummation of the Business Combination, it is anticipated that Pubco’s nominating and corporate governance committee will consist of Colion Noir (chair), Chris Cox and Kelly Reisdorf. Prior to the Closing, the Pubco Board will have determined that each of such directors is “independent” as defined under the applicable listing standards of the NYSE. The nominating and corporate governance committee’s responsibilities are expected to include, among other things:

•        identifying individuals qualified to become members of the Pubco Board, consistent with criteria approved by the Pubco Board;

•        recommending to the Pubco Board the nominees for election to the Pubco Board at annual meetings of Pubco’s shareholders;

•        approving the criteria for selecting nominees for directors to Pubco;

•        retaining and terminating any search firm to be used to identify director nominees, including authority to approve search firm’s fees and other retention terms;

•        reviewing the composition of each committee of the Pubco Board and making recommendations to the Pubco Board for changes or rotation of committee members, the creation of additional committees and changes to committee charters;

•        developing and recommending to the Pubco Board a set of corporate governance guidelines;

•        reviewing the Pubco Board’s leadership structure;

•        overseeing an evaluation of the Pubco Board and its committees; and

•        overseeing a review of the Pubco Board on succession planning for executive officers.

The composition and function of the nominating and corporate governance committee will comply with all applicable requirements of the Sarbanes-Oxley Act, SEC rules and regulations and NYSE listing rules.

Compensation Committee Interlocks and Insider Participation

None of the intended members of Pubco’s compensation committee has ever been an executive officer or employee of Pubco. None of Pubco’s intended executive officers currently serve, or have served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers that will serve as a member of the Pubco Board or compensation committee.

Role of the Pubco Board in Risk Oversight/Risk Committee

Upon the consummation of Business Combination, one of the key functions of the Pubco Board will be informed oversight of Pubco’s risk management process. The Pubco Board does not anticipate having a standing risk management committee but rather anticipates administering this oversight function directly through the Pubco Board as a whole, as well as through various standing committees of the Pubco Board that address risks inherent in their respective areas of oversight. For example, the Pubco Board audit committee will be responsible for overseeing the management of risks associated with Pubco’s financial reporting, operational, privacy and cybersecurity, competition, legal, regulatory, compliance and reputational matters; and Pubco’s compensation committee will oversee the management of risks associated with our compensation policies and programs.

Oversight of Cybersecurity Risks

Pubco will face a number of risks, including cybersecurity risks and those other risks described under the section entitled “Risk Factors” included in this proxy statement/prospectus. The audit committee will be responsible for overseeing the steps management has taken with respect to cybersecurity risk exposure. As part of this oversight, the audit committee will receive regular reports from management of Pubco on cybersecurity risk exposure and the actions management has taken to limit, monitor or control such exposures at its regularly scheduled meetings. Management will work with third-party service providers to maintain appropriate controls. We believe this division of responsibilities is the most effective approach for addressing Pubco’s cybersecurity risks and that the Pubco Board leadership structure supports this approach.

Limitation on Liability and Indemnification of Directors and Officers

The Proposed Charter, which will be effective upon consummation of the Business Combination, contains provisions that, to the fullest extent permitted by Texas law, eliminate the personal liability of Pubco’s directors and, to the extent the TBOC is amended to provide for such, certain officers for monetary damages resulting from breaches of certain fiduciary duties as a director or officer. The Proposed Charter and Pubco’s bylaws require Pubco to indemnify and advance expenses to, to the fullest extent permitted by applicable law, its directors, officers and agents. Pubco plans to maintain a directors’ and officers’ insurance policy pursuant to which Pubco’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. Finally, the Proposed Charter and Pubco’s bylaws prohibit any retroactive changes to the rights or protections or increasing the liability of any director or officer in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

In addition, Pubco will enter into separate indemnification agreements with Pubco’s directors, officers, and certain employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Texas Business Organizations Code. These agreements, among other things, require Pubco to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Pubco’s directors or officers or any other company or enterprise to which the person provides services at Pubco’s request.

We believe these provisions in the Proposed Charter and Pubco’s bylaws are necessary to attract and retain qualified persons as directors and officers for Pubco following the completion of the Business Combination.

Corporate Governance Guidelines and Code of Business Conduct

The Pubco Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and standards applicable. In addition, the Pubco Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of Pubco’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on the Corporate Governance portion of Pubco’s website at www.grabagun.com. Information contained on or accessible through Pubco’s website is not a part of this proxy statement/prospectus, and the inclusion of Pubco’s website address in this proxy statement/prospectus is an inactive textual reference only. Pubco intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.

EXECUTIVE COMPENSATION OF GrabAGun

Executive Compensation prior to the Business Combination

Unless otherwise indicated or the context otherwise requires, references in this section of the proxy statement/prospectus to “GrabAGun,” “we,” “us” or “our” refers to GrabAGun prior to the consummation of the Business Combination. The following discussion and analysis of the compensation arrangements of our Named Executive Officers for the fiscal year ended December 31, 2024 should be read together with the compensation tables and related disclosures provided below and in conjunction with GrabAGun’s financial statements and related notes appearing elsewhere in this proxy statement/prospectus. Compensation information included in the following discussion is presented in actual dollar amounts.

Because we are an emerging growth company within the meaning of the Securities Act, we have opted to comply with the executive compensation rules applicable to “emerging reporting companies,” when detailing the executive compensation of our executives, as such term is defined under the Exchange Act. This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer and our two most highly compensated executive officers (other than our principal executive officer). These three individuals are referred to as our “named executive officers” or “NEOs.”

Other than as set forth in the table and described more fully below, during the fiscal year ended December 31, 2024, GrabAGun did not pay any fees to, make any equity awards or non-equity awards to, or pay any other compensation to the named executive officers. The compensation reported in this summary compensation table below is not necessarily indicative of how we will compensate our named executive officers in the future. In connection with the Business Combination, each of our NEOs has executed a new employment agreement, contingent and effective upon the consummation of the Business Combination, as discussed below, which agreements provide for increased base salaries and target annual bonus opportunities. We expect that we will continue to review, evaluate and modify our compensation framework as a result of becoming a publicly-traded company, and our compensation program following the consummation of the Business Combination could vary significantly from our historical practices.

The NEOs of GrabAGun are as follows:

Name	Principal Position
Marc Nemati	President, Chief Executive Officer and Chairman of the Board
Matthew Vittitow	Chief Operating Officer and Co-Founder
Justin C. Hilty	Chief Financial Officer and Co-Founder

Summary Compensation Table

Name and Position	Years	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Marc Nemati,	2024	180,000	—	—	—	1,105,000	1,285,000
President and Chief Executive Officer	2023	180,000	—	—	—	650,000	830,000
Matthew Vittitow,	2024	180,000	—	—	—	1,105,000	1,285,000
Chief Operating Officer	2023	180,000	—	—	—	650,000	830,000
Justin C. Hilty,	2024	180,000	—	—	—	1,105,000	1,285,000
Chief Financial Officer	2023	180,000	—	—	—	650,000	830,000

____________

(1)      The “All Other Compensation” column represents all distributions made to Messrs. Nemati, Vittitow and Hilty in the presented time periods when our company was a limited liability company. The distributions of profits to Messrs. Nemati, Vittitow and Hilty were based upon their allocable share of membership interest income. There were no other distributions made to Messrs. Nemati, Vittitow and Hilty during these periods.

The compensation structure for Messrs. Nemati, Vittitow and Hilty, in light of the fact they have traditionally received only a salary of $180,000 and no bonuses or equity-based awards, is focused on increasing the equity value of GrabAGun as their primary compensation is in the value of their ownership interests in the company.

GrabAGun has not entered into written employment agreements with any of its officers.

There were no outstanding equity awards of GrabAGun as of December 31, 2024.

Retirement Benefits

Our NEOs are eligible to participate in our 401(k) plan, which is a defined contribution plan offered to all of our full-time employees. There are no other retirement benefit arrangements covering our NEOs.

Termination and Change in Control Benefits

The material terms of the contracts with each of our NEOs are summarized above, including the payments to NEOs at, following, or in connection with the resignation, change in control, or other termination of an NEO.

Executive Compensation After the Business Combination

Employment Agreements

Effective upon the closing of the Business Combination, each of Marc Nemati, Matthew Vittitow and Justin C. Hilty entered into an employment agreement with us (the “Employment Agreements”). The Employment Agreements with Messrs. Nemati, Vittitow and Hilty extend for a period of three years, with automatic renewal for one year upon expiration. Pursuant to these Employment Agreements, Messrs. Nemati, Vittitow and Hilty have agreed to devote all of their time, attention and ability, to our business as our President and Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, respectively. The Employment Agreements provide that Messrs. Nemati, Vittitow and Hilty will receive an initial base salary during 2025 at an annual rate of $550,000, $425,000 and $425,000, respectively, for services rendered in such positions, with annual base salary increases as reviewed and adjusted by the Pubco Board. In addition, each executive is entitled to receive annual cash bonuses based on the financial results for the fiscal year or such other performance goals established by the Pubco Board (or Compensation Committee) in consultation with the executive. The cash bonuses range from up to 50% of the executive’s annual base salary for Messrs. Vittitow and Hilty to up to 100% of the executive’s annual base salary for Mr. Nemati. In addition, the Employment Agreements provide that, subject to the approval of the Pubco Board, Messrs. Nemati, Vittitow and Hilty will be granted awards under the Incentive Plan of 200,000, 100,000 and 100,000 RSUs (before any change in capitalization that may occur between the Closing and the date of grant), respectively, to vest over three years in twelve equal quarterly installments, subject to the executive’s continued performance of service for Pubco through each vesting date. We have agreed to pay or reimburse each executive for all reasonable business expenses in the ordinary course of performing his duties, subject to customary practices and policies as are in effect with respect to travel, entertainment and other business-related activities.

The Employment Agreements also provide for termination by us upon death or “Disability” of the executive (defined as physical or mental illness or disability that prevents the executive from performing his duties for a period of more than three consecutive months or for periods aggregating more than 26 weeks) or for “Cause,” which includes (i) engagement in any conduct that materially affects the business interests or reputation of Pubco or its affiliates (excluding poor performance or failure to meet Pubco objectives), (ii) breach of the Non-Competition and Non-Solicitation Agreement executed by the executive in favor of GrabAGun and Pubco and their respective subsidiaries, (iii) willful and repeated failure to perform in any material respect, the executive’s duties to Pubco under his Employment Agreement (following written notice, if susceptible to cure), (iv) fraud or embezzlement, or willful misconduct with respect to Pubco or its affiliates, (vi) material breach of his Employment Agreement or material breach of Pubco policies (following written notice, if susceptible to cure), or (vi) conviction of, or plea of guilty or nolo contendere to, a misdemeanor relating to Pubco or its affiliates, any crime involving dishonesty or moral turpitude, or any felony.

In the event any of the Employment Agreements are terminated by us without “Cause” or by the executive for “Good Reason” other than during a Change in Control Period (as defined below), the executive will be entitled to receive (i) the executive’s then-current annual base salary for the greater of (x) two years for Mr. Nemati and one year for Messrs. Vittitow and Hilty, and (y) the remaining duration of the three-year initial employment period, (ii) a lump sum payment equal to 100% of the target annual bonus for the year in which the termination occurs, (iii) the amount of any annual bonus not yet paid for a full calendar year and (iv) COBRA health continuation for up to 18 months (collectively, “Severance Benefits”). “Good Reason” includes resignation because of (i) material diminution of the executive’s position, duties or responsibilities, (ii) decrease in the executive’s base salary or bonus opportunity, (iii) involuntary relocation of work location by more than 25 miles from Pubco’s offices in Coppell, Texas or (iv) a material breach by Pubco of its obligations under the Employment Agreement.

In the event any of the Employment Agreements are terminated by us without “Cause” or by the executive for “Good Reason”, in either case within the period beginning three months before and ending twelve months after a “Change in Control” (as defined in the Employment Agreements) (the “Change in Control Period”), the executive will be entitled to receive, in lieu of the Severance Benefits described above, (i) a lump sum payment of (x) three years of base salary and (y) an amount equal to 150% of his target bonus for the year of termination (or, if higher, the executive’s target bonus immediately prior to the “Change in Control”), (ii) a lump sum payment equal to 100% of his target bonus for the year of termination (or, if higher, the executive’s target bonus immediately prior to the “Change in Control”) pro-rated based on the number of days he was employed during the calendar year in which his termination occurs, and (iii) COBRA health continuation for up to two years. In addition, all of the executive’s then-unvested equity awards (including any stock options or RSUs) will vest and become fully exercisable or non-forfeitable as of the later of the date of the “Change in Control” and the executive’s termination date.

The Employment Agreements also contain a Section 280G limited cutback, in which each of Messrs. Nemati, Vittitow and Hilty are entitled to receive the greater of (x) the best net after-tax amount of any payments that are subject to the excise tax imposed by Section 4999 of the Code, calculated in a manner consistent with Section 280G of the Code, and (y) the amount of parachute payments such executive would be entitled to receive if they were reduced to an amount equal to one dollar less than the amount at which the executive becomes subject to excise tax imposed by Section 4999 of the Code.

The Employment Agreements also provide that Pubco will indemnify each of Messrs. Nemati, Vittitow and Hilty to the fullest extent permitted by law and/or our governing certificate of formation, bylaws and other organizational documents against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that the executive is or was an employee, officer, or director of Pubco, and that we will maintain directors and officers liability insurance and will pay the expenses incurred in defending any proceeding referenced in the foregoing in advance of its final disposition.

We currently maintain $5.0 million key-man life insurance policies in respect of the lives of each of Messrs. Nemati, Vittitow and Hilty for the benefit of GrabAGun.

The Employment Agreements also incorporate by reference the terms of the Non-Competition and Non-Solicitation Agreements previously executed by the executives in favor of GrabAGun and Pubco and their respective subsidiaries (the “Covered Parties”). Pursuant to these agreements, the executives agreed for a period of three years after the Closing not to compete with the Covered Parties and not to solicit the employees and customers of the Covered Parties. Each executive also agreed not to disparage the Covered Parties and to customary confidentiality requirements.

Consulting Agreement

Effective as of December 31, 2024, GrabAGun entered into a Consulting Agreement (the “Consulting Agreement”) with Donald J. Trump Jr. to serve as a strategic consultant. Pursuant to the Consulting Agreement, Mr. Trump’s consulting services include (a) assisting GrabAGun with the development and execution of marketing strategies to promote GrabAGun’s mission and products, and increase brand awareness and customer engagement, (b) identifying and cultivating partnerships with like-minded for-profit and nonprofit organizations to expand GrabAGun’s reach and impact, (c) advising GrabAGun and its creative team in developing compelling campaigns and materials that align with GrabAGun’s brand, values and goals, (d) participating in speaking and media engagements, serving as a spokesperson for GrabAGun to effectively communicate GrabAGun’s mission and initiatives, and (e) working closely with and advising GrabAGun’s Chief Executive Officer and executive team to assist GrabAGun with the development and execution of its strategic plan. The term of the Consulting Agreement extends for one year and is automatically renewable on a month-to-month basis until either party provides timely written notice of their intention not to renew the agreement. As compensation for Mr. Trump’s consulting services, Mr. Trump received an award of restricted member interest units in GrabAGun, which only vest upon the closing of the Business Combination and settle in the form of 300,000 newly issued shares of Pubco common stock, which shares do not entitle Mr. Trump to any portion of the Aggregate Cash Consideration. The Consulting Agreement contains customary representations and warranties by both GrabAGun and Mr. Trump and mutual confidentiality and indemnification obligations.

DIRECTOR COMPENSATION

Non-Employee Director Compensation

GrabAGun is a member managed limited liability company with four membership interest holders. GrabAGun does not maintain a board of directors. No compensation was paid to GrabAGun Members in the years ended December 31, 2024 or 2023 for serving in any capacity analogous to a board of directors.

Director Compensation After the Business Combination

We anticipate that upon the Closing, the Pubco Board will approve the 2025 non-employee director compensation program. Under this director compensation program, Pubco will pay non-employee directors a cash retainer for service on the Pubco Board and for service on each committee of which the director is a member. The chairperson of each committee will receive higher retainers for such service. These fees are expected to be payable in arrears in four equal quarterly installments on the last day of each calendar quarter, provided that the amount of such payment will be prorated for any portion of such quarter that the director is not serving on the Pubco Board and no fee will be payable in respect of any period prior to the completion of the Business Combination.

In addition, under the director compensation program, it is expected that each non-employee director will receive, upon his or her initial election or appointment to the Pubco Board, an initial equity award under the Incentive Plan in the form of RSUs with a value of $[•], based on the fair market value of Pubco’s common stock on the grant date. Further, it is expected that on the date of the annual meeting of shareholders, each non-employee director then serving on the Pubco Board who has not received an initial equity award in the 12-month period preceding the date of the annual meeting, will receive an annual equity award under the Incentive Plan in the form of RSUs with a value of $[•], based on the closing price of the common stock on the last business day preceding the grant date. Initial equity awards and annual equity awards are expected to vest on the first anniversary of the grant date (provided that any initial equity award granted to a non-employee director of Pubco as of immediately following the Closing is expected to vest on the first anniversary of the Closing) subject to the non-employee director’s service as a director through the vesting date (unless otherwise provided at the time of grant). Each initial equity award and annual equity award is also expected to accelerate in full upon a change in control of Pubco.

Member Annual Fee
Compensation
Annual Board Cash Retainer	$50,000
Additional Retainers for Committee Chairs
• Audit Committee	$15,000
• Compensation Committee	$10,000
• Nominating and Corporate Governance Committee	$10,000
Additional Retainers for Committee Members
• Audit Committee	$10,000
• Compensation Committee	$5,000
• Nominating and Corporate Governance Committee	$5,000
Additional Retainer for Board Chair or Lead Independent Director	$25,000
Annual Equity Award (non-employee directors)	$125,000
Initial Equity Award (non-employee directors)	$150,000

Pubco will also reimburse non-employee directors for reasonable travel and other expenses incurred in connection with attending meetings of the Pubco Board and any committee of the Pubco Board on which they serve.

We believe that equity compensation helps to further align the interests of our directors with those of our shareholders because the value of directors’ share ownership will rise and fall with that of our other shareholders. No equity awards will include any form of “gross-up payment” to cover taxes. Additionally, there is a limit on the number of shares of Pubco Common Stock granted to each non-employee director such that the fair market value of equity-based awards and the amount of any cash-based awards granted to a non-employee director during any calendar year will not exceed $[•].

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Colombier

In September 2023, the Sponsor paid $25,000 to cover certain expenses on Colombier’s behalf in consideration of 4,312,500 Sponsor Shares. On November 20, 2023, Colombier effected a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Colombier Class B Ordinary Shares for each Colombier Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate of 4,312,500 Sponsor Shares (up to 562,500 shares of which were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised), for a purchase price of approximately $0.006 per share. The number of Sponsor Shares outstanding was determined based on the expectation that the total size of the IPO would be a maximum of 17,250,000 Units if the underwriters’ over-allotment option was exercised in full, and therefore that such Sponsor Shares would represent approximately 20% of the outstanding shares after the IPO. On November 24, 2023, simultaneously with the closing of the IPO, the underwriters partially exercised the over-allotment option to purchase an additional 2,000,000 Units. In connection with the partial exercise of the over-allotment option and the expiration of the over-allotment option, 62,500 Colombier Class B Ordinary Shares were forfeited for no consideration.

Pursuant to the Private Warrant Subscription Agreement, the Sponsor purchased an aggregate of 5,000,000 Private Warrants, at a price of $1.00 per Private Warrant, for an aggregate purchase price of $5,000,000, in the Private Placement that closed simultaneously with the IPO. Each Private Warrant entitles the holder thereof to purchase one Colombier Class A Ordinary Share at $11.50 per share, subject to adjustment as set forth in the Private Warrant Subscription Agreement. The Private Warrants are identical to the Public Warrants included as part of the Units sold in the IPO, subject to certain limited exceptions. If Colombier does not complete the initial business combination by February 24, 2026 (or such other date as approved by the Colombier shareholders), the Private Warrants will expire worthless. The Private Warrants are subject to the transfer restrictions set forth in the Warrant Subscription Agreement.

Pursuant to the Administrative Services Agreement, Colombier currently utilizes office space at 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480 from Farvahar, an affiliate of the Sponsor. Colombier pays such Sponsor affiliate $10,000 per month for office space and secretarial and administrative support services provided to members of Colombier’s management team; upon completion of the initial business combination or liquidation, Colombier will cease paying these monthly fees. As of March 31, 2025, Colombier has paid $180,000 pursuant to the Administrative Services Agreement.

In addition, pursuant to the Services and Indemnification Agreement, Colombier pays OJJA, an affiliate of the Sponsor, $60,000 per month for the services of Colombier’s Chief Executive Officer, Chief Financial Officer, Chief Investment Officer and Chief Operating Officer; upon completion of the initial business combination or liquidation, Colombier will cease paying these monthly fees. As of March 31, 2025, Colombier has paid $1,040,000 pursuant to the Services and Indemnification Agreement.

The Sponsor, executive officers and directors, or any of their respective affiliates, are reimbursed for any out-of-pocket expenses incurred in connection with activities on Colombier’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Colombier’s Audit Committee reviews on a quarterly basis all payments that were made to the Sponsor, officers, directors or Colombier’s or their affiliates. Any such payments prior to an initial business combination will be made from funds (i) held outside the Trust Account and (ii) from Permitted Withdrawals.

On September 27, 2023, the Sponsor loaned Colombier an aggregate of up to $300,000 to cover expenses related to the IPO pursuant to the IPO Promissory Note. This loan was non-interest bearing and payable on the earlier of December 31, 2024, or the date on which Colombier consummated the IPO. The outstanding balance of $196,319 was repaid at the closing of the IPO on November 24, 2023, and borrowings under the IPO Promissory Note are no longer available.

Colombier expects to fund its working capital requirements prior to the time of the initial business combinations with Permitted Withdrawals from the interest earned on the Trust Account, subject to an annual limit of $1,000,000, and Permitted Withdrawals to pay taxes. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Colombier’s officers and directors may, but are not obligated to, loan Colombier funds as may be required under Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants at a price of $1.00 per warrant at the option of the lender. Such warrants would be identical to the Private Warrants, including as to exercise price, exercisability and exercise period. The terms of such Working Capital Loans by the Sponsor or its affiliates, or Colombier’s officers and directors, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There are no Working Capital Loans outstanding as of December 31, 2024.

Prior to the completion of the initial business combination, Colombier does not expect to seek loans from parties other than the Sponsor or an affiliate of the Sponsor as Colombier does not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

Any of the foregoing payments to the Sponsor, repayments of loans from the Sponsor or repayments of Working Capital Loans to the initial business combination will be made using funds (i) held outside the Trust Account or (ii) from Permitted Withdrawals, as applicable.

After the initial business combination, members of Colombier’s management team who remain with us may be paid consulting, management or other fees from the combined company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the proxy solicitation or tender offer materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider the initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation.

Colombier entered into a Registration Rights Agreement, dated as of November 20, 2023, with respect to the Sponsor Shares, Private Placement Warrants and any warrants that may be issued upon conversion of any Working Capital Loans (and any underlying Colombier Class A Ordinary Shares). Pursuant to such agreement, holders of such securities have registration rights to require us to register a sale of any of its securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that Colombier register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of an initial business combination. Colombier will bear the expenses incurred in connection with the filing of any such registration statements.

GrabAGun

Except as disclosed below, since January 1, 2022, there have been no transactions, nor any currently proposed transactions, to which GrabAGun was a participant or will be a participant, in which:

•        the amounts involved exceeded or will exceed $120,000; and

•        any of GrabAGun’s members, executive officers or holders of more than 5% of GrabAGun’s voting securities, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Under a merchant agreement between GrabAGun and Credova Financial, LLC, Credova provides a consumer financing option enabling GrabAGun customers to finance their purchases, for which Credova is paid a merchant fee on account of completed sale transactions utilizing Credova financing (“Credova Financed Transactions”). For the years ended December 31, 2024, and December 31, 2023, respectively, Credova Financed Transactions represented approximately 4% of GrabAGun’s total sales transactions, generating approximately 8% of GrabAGun’s total revenues. Credova is a wholly owned subsidiary of PSQ Holdings, Inc. (“PublicSq.”). Dusty Wunderlich is the President of Credova and a member of the PublicSq. board of directors (“PSQ Board”); each of Donald J. Trump Jr. and Blake Masters are also PSQ Board members and each of Messrs. Wunderlich, Trump and Masters are expected to become members of the Pubco Board after the consummation of the Business Combination, assuming the approval by Colombier shareholders of the director election proposal. For more information concerning the Credova relationship, see the section entitled “Information About GrabAGun — Our Customer Base.”

Compensation arrangements for GrabAGun’s named executive officers are described elsewhere in this joint proxy statement/prospectus.

Policies for Approval of Related Person Transactions

The GrabAGun Members review and approve transactions with related persons GrabAGun’s current policy with respect to approval of related person transactions is not in writing.

Upon the Closing, Pubco will adopt a written related person transaction policy that sets forth policies and procedures for the review and approval or ratification of related person transactions.

Voting Agreements

In connection with the Business Combination, GrabAGun and Colombier entered into voting agreements with the Sponsor and the GrabAGun Members. For more information, please see “The Business Combination Proposal — The Merger Agreement — Seller Support Agreement” of this proxy statement/prospectus.

APPRAISAL RIGHTS

Colombier shareholders do not have appraisal or dissenters’ rights in connection with the Business Combination under the Companies Act.

LEGAL MATTERS

Certain legal matters relating to the validity of the common stock to be issued hereunder will be passed upon for Pubco by Baker Botts L.L.P., Houston, Texas.

EXPERTS

The audited financial statements of Pubco, as of December 31, 2024 and for the period from December 30, 2024 (inception) through December 31, 2024, included in this proxy statement/prospectus, have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Colombier, as of December 31, 2024 and 2023 and for the years ended December 31, 2024 and for the period from September 27, 2023 (inception) through December 31, 2023, included in this proxy statement/prospectus, have been so included in reliance upon the report of WithumSmith+Brown, PC, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The financial statements of Metroplex Trading Company LLC (dba GrabAGun.com) as of December 31, 2024, and 2023, and for each of the two years in the period ended December 31, 2024, included in this proxy statement/prospectus have been audited by Weaver and Tidwell, L.L.P., an independent registered public accounting firm, as set forth in their report thereon. Such financial statements are included in reliance upon the report given on their authority as experts in accounting and auditing.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for Colombier’s securities is Continental Stock Transfer & Trust Company.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS

Pursuant to the rules of the SEC, Colombier and servicers that it employs to deliver communications to Colombier shareholders are permitted to deliver to two or more shareholders sharing the same address a single copy of this proxy statement/prospectus. Upon written or oral request, Colombier will deliver a separate copy of this proxy statement/prospectus to any shareholder at a shared address to which a single copy of this proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Shareholders receiving multiple copies of this proxy statement/prospectus may likewise request that Colombier deliver single copies of Colombier’s proxy statement in the future. Shareholders may notify Colombier of their requests by calling or writing Colombier at its principal executive offices at c/o Colombier Acquisition Corp. II, 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480, (561) 805-3588. Following the Business Combination, communications should be sent to GrabAGun at 200 East Beltline Road, Suite 403, Coppell, TX 75019.

SUBMISSION OF SHAREHOLDER PROPOSALS

The Colombier Board is aware of no other matter that may be brought before the Colombier Extraordinary General Meeting.

FUTURE SHAREHOLDER PROPOSALS

For any proposal to be considered for inclusion in Pubco’s proxy statement and form of proxy for submission to the shareholders at Pubco’s 2026 annual meeting of shareholders, assuming consummation of the Business Combination, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and the Bylaws. Since the 2026 annual meeting would be Pubco’s first annual meeting of shareholders, such proposals must be received by Pubco a reasonable time before it begins to print and mail the 2026 annual meeting proxy materials in order to be considered for inclusion in such proxy materials for the 2026 annual meeting.

In addition, if the Business Combination is consummated, the Proposed Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to Pubco not later than the close of business on the 90th day nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of shareholders. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. Pubco’s Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.

SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with the Colombier Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Omeed Malik, Chief Executive Officer, c/o Colombier Acquisition Corp. II, 214 Brazilian Avenue, Suite 200-J, Palm Beach, FL 33480. Following the Business Combination, such communications should be sent to 200 East Beltline Road, Suite 403, Coppell, TX 75019. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

WHERE YOU CAN FIND MORE INFORMATION

Pubco has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.

Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, which includes exhibits incorporated by reference from other filings made with the SEC.

If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Colombier Extraordinary General Meeting, you should contact Colombier by telephone or in writing at the following address and telephone number:

Omeed Malik
c/o Colombier Acquisition Corp. II
214 Brazilian Avenue, Suite 200-J
Palm Beach, FL 33480
(561) 805-3588

You may also obtain these documents by requesting them in writing or by telephone from Colombier’s proxy solicitation agent, Sodali, at the following address and telephone number:

Sodali & Co.
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Tel: (800) 662-5200 (toll-free) or
(203) 658-9400 (banks and brokers can call collect)
Email: aact.info@investor.sodali.com

If you are a shareholder of Colombier and would like to request documents, please do so by [•], 2025, in order to receive them before the Colombier Extraordinary General Meeting. If you request any documents from Colombier, Colombier will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement/prospectus relating to Colombier has been supplied by or on behalf of Colombier, and all such information relating to GrabAGun has been supplied by or on behalf of GrabAGun. Information provided by either Colombier or GrabAGun, or their respective representatives, does not constitute any representation, estimate or projection of any other party. Colombier’s website is www.colombierspac.com and GrabAGun’s website is www.grabagun.com. The information on these websites is neither incorporated by reference into this proxy statement/prospectus, or into any other filings with, or into any other information furnished or submitted to, the SEC.

This document is a proxy statement of Colombier for the Colombier Extraordinary General Meeting and constitutes a prospectus of Pubco under the Securities Act with respect to the shares of Pubco Common Stock to be issued to GrabAGun’s members under the Merger Agreement. Colombier has not authorized anyone to give any information or make any representation about the Business Combination, Colombier or GrabAGun that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Page
COLOMBIER ACQUISITION CORP. II
Financial Statements:
Condensed Balance Sheets as of March 31, 2025 (Unaudited) and December 31, 2024	F-3
Unaudited Condensed Statement of Operations for the Three Months Ended March 31, 2025 and 2024	F-4
Unaudited Condensed Statement of Changes in Shareholders’ Deficit for the Three Months Ended March 31, 2025 and 2024	F-5
Unaudited Condensed Statement of Cash Flows for the Three Months Ended March 31, 2025 and 2024	F-6
Notes to Unaudited Condensed Financial Statements	F-7
Financial Statements:
Report of Independent Registered Public Accounting Firm	F-24
Balance Sheets as of December 31, 2024 and 2023	F-25
Statements of Operations for the year ended December 31, 2024 and for the period from September 27, 2023 (Inception) through December 31, 2023	F-26
Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2024 and for the period from September 27, 2023 (Inception) through December 31, 2023	F-27
Statements of Cash Flows for the year ended December 31, 2024 and for the period from September 27, 2023 (Inception) through December 31, 2023	F-28
Notes to Financial Statements	F-29

COLOMBIER ACQUISITION CORP. II
CONDENSED BALANCE SHEETS

	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets
Cash	$442,670	$905,040
Prepaid insurance	143,105	198,520
Prepaid expenses	131,296	142,033
Total Current assets	717,071	1,245,593
Marketable securities held in Trust Account	179,494,845	177,634,717
TOTAL ASSETS	$180,211,916	$178,880,310
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$2,115,119	$734,555
Total Current liabilities	2,115,119	734,555
Deferred underwriting fee payable	5,950,000	5,950,000
TOTAL LIABILITIES	8,065,119	6,684,555

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A Ordinary Shares subject to possible redemption, 17,000,000 shares at redemption value of $10.56 and $10.45 per share at March 31, 2025 and December 31, 2024, respectively	179,494,845	177,634,717

SHAREHOLDERS’ DEFICIT

Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding at March 31, 2025 and December 31, 2024 (excluding 17,000,000 shares subject to possible redemption)	425	425
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 4,250,000 shares issued and outstanding at March 31, 2025 and December 31, 2024	—	—
Additional paid-in capital	—	—
Accumulated deficit	(7,348,473)	(5,439,387)
TOTAL SHAREHOLDERS’ DEFICIT	(7,348,048)	(5,438,962)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$180,211,916	$178,880,310

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLOMBIER ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENT OF OPERATIONS

	For the Three Months Ended March 31,
	2025	2024
General and administrative expenses	$1,909,086	$568,619
Loss from operations	(1,909,086)	(568,619)

Other income:
Interest earned on marketable securities held in Trust Account	1,860,128	2,228,698
Total other income	1,860,128	2,228,698

Net (loss) income	$(48,958)	$1,660,079

Weighted average shares outstanding of Class A ordinary shares	17,000,000	17,000,000
Basic and diluted net (loss) income per ordinary share, Class A ordinary shares	$(0.00)	$0.08
Weighted average shares outstanding of Class B ordinary shares	4,250,000	4,250,000
Basic and diluted net (loss) income per ordinary share, Class B ordinary shares	$(0.00)	$0.08

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLOMBIER ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ DEFICIT

FOR THE THREE MONTHS ENDED MARCH 31, 2025

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2025	4,250,000	$425	$—	$(5,439,387)	$(5,438,962)
Accretion for Class A Ordinary Shares subject to possible redemption	—	—	—	(1,860,128)	(1,860,128)
Net loss	—	—	—	(48,958)	(48,958)
Balance – March 31, 2025	4,250,000	$425	$—	$(7,348,473)	$(7,348,048)

FOR THE THREE MONTHS ENDED MARCH 31, 2024

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – January 1, 2024	4,250,000	$425	$—	$(3,563,136)	$(3,562,711)
Accretion for Class A Ordinary Shares subject to possible redemption	—	—	—	(2,085,155)	(2,085,155)
Net income	—	—	—	1,660,079	1,660,079
Balance – March 31, 2024	4,250,000	$425	$—	$(3,988,212)	$(3,987,787)

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLOMBIER ACQUISITION CORP. II
UNAUDITED CONDENSED STATEMENT OF CASH FLOWS

	For the Three Months Ended March 31,
	2025	2024
Cash Flows from Operating Activities:
Net (loss) income	$(48,958)	$1,660,079
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(1,860,128)	(2,228,698)
Changes in operating assets and liabilities:
Prepaid expenses	10,737	(6,068)
Prepaid insurance	55,415	55,415
Accounts payable and accrued expenses	1,380,564	10,145
Net cash used in operating activities	(462,370)	(509,127)

Cash Flows from Financing Activities:
Payment of offering costs	—	(716)
Net cash used in financing activities	—	(716)

Net Change in Cash	(462,370)	(509,843)
Cash – Beginning of period	905,040	1,292,907
Cash – End of period	$442,670	$783,064

The accompanying notes are an integral part of these unaudited condensed financial statements.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Colombier Acquisition Corp. II (the “Company”) was incorporated in the Cayman Islands on September 27, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

In December 2024, GrabAGun Digital Holdings Inc. (the “Pubco”) was formed for the sole purpose of effecting a business combination between the Company and Metroplex Trading Company, LLC, (dba GrabAGun), a Texas limited liability company (“GrabAGun”). The Company and GrabAGun were both issued 500 shares, which constitutes 50% ownership of Pubco by both the Company and GrabAGun. Pubco was analyzed and determined to be a variable interest entity as it lacks sufficient equity at risk to sustain its operations. The Company does not have unilateral control of Pubco as all significant decisions require consent from the Company and GrabAGun. As such, the Company will account for its investment in Pubco using the equity method in accordance with Accounting Standards Codification (“ASC”) 323-10, “Investments — Equity Method and Joint Ventures”. As of March 31, 2025 and December 31, 2024, the investment balance was immaterial.

On January 6, 2025, the Company entered into a Business Combination Agreement (“GrabAGun Business Combination Agreement”) with GrabAGun, Pubco, Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Target Merger Sub”) and, upon execution of a joinder, a to-be-formed Cayman Islands exempted company to be named “Gauge II Merger Sub Corp.” (“Purchaser Merger Sub”).

As of March 31, 2025, the Company had not commenced operations. All activity for the period from September 27, 2023 (inception) through March 31, 2025 relates to (i) the Company’s formation and the Company’s initial public offering consummated on November 24, 2023 (the “Initial Public Offering” or “IPO”), which is described below, and (ii) subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination, at the earliest, and generates non-operating income in the form of interest income on permitted investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement on Form S-1 (File Nos. 333-274902 and 333-275674) for the Company’s Initial Public Offering was declared effective on November 20, 2023 (the “IPO Registration Statement”). On November 24, 2023, the Company consummated the Initial Public Offering of 17,000,000 units (the “Units” and, with respect to the shares of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), included in the Units, the “Public Shares”), which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $170,000,000 (see Note 3). Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of 5,000,000 Private Placement Warrants (the “Private Placement Warrants”) to Colombier Sponsor II LLC (the “Sponsor”) at a price of $1.00 per Private Placement Warrant, or $5,000,000 in the aggregate (see Note 4). Each Unit consists of one Public Share and one-third of one redeemable warrant (each a “Public Warrant,” and together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.

Transaction costs amounted to $9,002,207 consisting of $2,550,000 of cash underwriting fee, $5,950,000 of deferred underwriting fee (see additional discussion in Note 6), and $502,207 of other offering costs.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes paid or payable on income earned on the Trust Account) at the time of execution of the definitive agreement for such Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on November 24, 2023, an amount of $170,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States and invested in U.S. Treasury Department (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct Treasury obligations, and (no later than 24 months after the closing of the Initial Public Offering) will be held as cash or cash items, including in a demand deposit account at a bank, until the earlier of: (i) the completion of a Business Combination and (ii) the liquidation of the funds held in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.45 per Public Share, as of March 31, 2025, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, in addition to any Permitted Withdrawals (as defined below). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of such a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Sponsor has agreed to waive redemption rights with respect to any Founder Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the completion of the Business Combination.

The Company has until February 24, 2026, or until such earlier liquidation date as the Company’s board of directors (the “Board”) may approve, to complete a Business Combination (the “Combination Period”). The Company may also hold a shareholder vote at any time to amend the Amended and Restated Memorandum to modify the Combination Period. The Company will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $1,000,000, and to pay its taxes (“Permitted Withdrawals”), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein.

On April 1, 2024 and December 4, 2024, the Company withdrew $1,000,000 from the Trust Account as a Permitted Withdrawal for working capital purposes.

The underwriters of the Initial Public Offering have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Liquidity, Capital Resources and Going Concern

As of March 31, 2025, the Company had cash of $442,670 held outside of the Trust Account and working capital deficit of $1,398,048. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

From interest earned on the Trust Account, the Company can withdraw, as Permitted Withdrawals, (i) up to $1,000,000 annually, to fund working capital requirements in connection with completing a Business Combination and (ii) funds to pay its taxes. As of March 31, 2025, $2,000,000 had been removed from the Trust Account for the first annual and second annual permitted working capital withdrawal. As of March 31, 2025, no additional amounts are permitted to be withdrawn from the trust account.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay such Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There were no Working Capital Loans outstanding as of March 31, 2025 and December 31, 2024.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern”, as of March 31, 2025, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year from the date of the accompanying unaudited condensed financial statements. Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently February 24, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company, which raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of Combination Period.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of Management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s December 31, 2024 Annual Report on Form 10-K as filed with the SEC on March 10, 2025. The interim results for the three months ended March 31, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying unaudited condensed financial statements with those of another public company that (i) is neither an emerging growth company nor an emerging growth company and (ii) has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with GAAP requires the Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying unaudited condensed financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $442,670 and $905,040 in cash as of March 31, 2025 and December 31, 2024, respectively. The Company had no cash equivalents as of March 31, 2025 and December 31, 2024.

Marketable Securities Held in Trust Account

As of March 31, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in Treasury securities. All of the Company’s investments held in the Trust Account are presented on the accompanying unaudited condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying unaudited condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company has withdrawn $2,000,000 from the Trust Account as of the March 31, 2025 and December 31, 2024.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”) addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between the Class A Ordinary Shares and the Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Warrants and then to the Class A Ordinary Shares. Offering costs allocated to the Class A Ordinary Shares were charged to temporary equity and offering costs allocated to the Warrants were charged to shareholders’ equity, as Public Warrant and Private Placement Warrants, after Management’s evaluation, are accounted for under equity treatment in the accompanying unaudited condensed financial statements.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying unaudited condensed balance sheets, primarily due to their short-term nature.

Class A Ordinary Shares Subject to Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities From Equity”, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., the Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at March 31, 2025 and December 31, 2024, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying unaudited condensed balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid-in-capital (to the extent available) and accumulated deficit.

At March 31, 2025 and December 31, 2024, the Class A Ordinary Shares subject to possible redemption reflected in the accompanying unaudited condensed balance sheets are reconciled in the following table:

Class A Ordinary Shares subject to possible redemption, December 31, 2023	$170,000,000
Plus:
Accretion of carrying value to redemption value	7,634,717
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$177,634,717
Plus:
Accretion of carrying value to redemption value	1,860,128
Class A Ordinary Shares subject to possible redemption, March 31, 2025	$179,494,845

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented in the accompanying unaudited condensed financial statements.

Warrant Instruments

The Company accounts for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Ordinary Shares (as defined in Note 7) and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the warrant agreement, dated November 20, 2023, the Company entered into with Continental Stock Transfer & Trust Company (“Continental”) in connection with the Initial Public Offering (the “Warrant Agreement”), the Management concluded that the Public Warrants and Private Placement Warrants issued pursuant to such Warrant Agreement qualify for equity accounting treatment.

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, Warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the accompanying unaudited condensed statements of operations.

Net (Loss) Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net (loss) income per Ordinary Share is computed by dividing net (loss) income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from (loss) income per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted (loss) income per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the three months ended March 31, 2025 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 10,666,667 Class A Ordinary Shares in the aggregate. As a result, diluted net income per Ordinary Share is the same as basic net (loss) income per Ordinary Share for the periods presented.

The following table reflects the calculation of basic and diluted net (loss) income per Ordinary Share:

	For the Three Months Ended March 31,
	2025		2024
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net (loss) income per Ordinary Share
Numerator:
Allocation of net (loss) income, as adjusted	$(39,166)	$(9,792)	$1,328,063	$332,016

Denominator:
Basic and diluted weighted average Ordinary Shares outstanding	17,000,000	4,250,000	17,000,000	4,250,000
Basic and diluted net (loss) income per Ordinary Share	$(0.00)	$(0.00)	$0.08	$0.08

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Recent Accounting Pronouncements

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying unaudited condensed financial statements.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,000,000 Units, which included a partial exercise by the underwriter of their over-allotment option in the amount of 2,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7).

On January 9, 2024, the Company announced that, commencing on January 11, 2024, the holders of the Units may elect to separately trade the Public Shares and the Public Warrants included in the Units. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Any Units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “CLBR.U.” The Public Shares and the Public Warrants now trade on the NYSE under the symbols “CLBR” and “CLBR.WS,” respectively. Holders of the Units will need to have their brokers contact Continental, the Company’s transfer agent, in order to separate the Units into Public Shares and Public Warrants.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $5,000,000 in the aggregate, in the Private Placement. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 27, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 3,737,500 Class B Ordinary Shares (as defined in Note 7) (the “Founder Shares”). On November 20, 2023, the Company effected a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate of 4,312,500 Founder Shares. The Founder Shares included an aggregate of up to 562,500 Class B Ordinary Shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding Ordinary Shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering). On November 24, 2023, as a result of the underwriters’ election to partially exercise their over-allotment option and their decision to forfeit the remaining option, 62,500 Founder Shares were forfeited resulting in the Sponsor holding 4,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

On November 17, 2023, the Sponsor awarded equity incentives in connection with services to the Sponsor and/or the Company. The equity incentives represent the Founder Shares owned by the Sponsor as of November 17, 2023, the date of issuance. The equity incentives to the Management and the Company’s directors are in the scope of ASC 718. Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 1,459,000 Founder Shares granted to the Company’s directors and members of Management was $3,603,730 or $2.47 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of March 31, 2025, the Company determined that a Business Combination is not considered probable, and, therefore, no share-based compensation expense has been recognized. The fair value was determined using a Probability-Weighted Expected Return Method, discounted for lack of marketability, with a volatility of 3.8%, risk-free rate of 4.89% and an implied discount for lack of marketability of 1.25% as of the valuation date of November 17, 2023.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as disclosed herein) until the earlier of: (i) six months following the consummation of a Business Combination; or (ii) subsequent to the consummation of a Business Combination, the date on which the Company consummates a transaction that results in all of its shareholders having the right to exchange their shares for cash, securities, or other property.

Promissory Note — Related Party

On September 27, 2023, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). This loan is non-interest bearing and was payable on the earlier of December 31, 2024, or the date on which the Company consummates the Initial Public Offering. The outstanding balance of $196,319 was repaid at the closing of the Initial Public Offering on November 24, 2023, and borrowings under the IPO Promissory Note are no longer available.

Administrative Support Agreements

The Company entered into an agreement, commencing on November 20, 2023, through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of Management (the “Administrative Services Agreement”). For the three months ended March 31, 2025, the Company paid $40,000 in connection with the Administrative Services Agreement, of which $30,000 is reflected in general and administrative expenses in the accompanying statements of operations and $10,000 is reflected in prepaid expenses on the accompanying condensed balance sheets to be applied to 2025 Administrative Services Agreement fees. For the three months ended March 31, 2024, the Company paid $30,000 in connection with such agreement and is reflected in general and administrative expenses in the accompanying unaudited condensed statement of operations.

In addition, the Company also entered into an agreement, commencing on November 20, 2023, through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor, $60,000 per month for the services of the Chief Executive Officer, Chief Financial Officer, Chief Investment Officer, and Chief Operating Officer (the “Services and Indemnification Agreement”). For the three months ended March 31, 2025, the Company paid $240,000 in connection with the Services and Indemnification Agreement, of which $180,000 is reflected in general and administrative expenses in the accompanying unaudited condensed statements of operations and $60,000 is reflected in prepaid expenses on the accompanying unaudited condensed balance sheets to be applied to 2025 Services and Indemnification Agreement fees. For the three months ended March 31, 2024, the Company paid $180,000 in connection with such agreement and is reflected in general and administrative expenses in the accompanying unaudited condensed statement of operations.

Related Party Loans

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans as may be required on a non-interest bearing basis. If the Company completes the initial Business Combination, the Company will repay such Working Capital Loans. In the event that the initial

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There are no Working Capital Loans outstanding as of March 31, 2025 and December 31, 2024.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the conflict in the Middle East. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the conflict in the Middle East and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the conflict in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

Registration Rights

The holders of the Founder Shares, the Private Placement Warrants and any warrants that may be issued upon conversion of any Working Capital Loans (and any Class A Ordinary Shares (i) issuable upon the exercise of the Private Placement Warrants, (ii) underlying the warrants that may be issued upon conversion of Working Capital Loans and (iii) issuable upon conversion of the Founder Shares) have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement, dated as of November 20, 2023. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Underwriting Agreement

The underwriters of the Initial Public Offering had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,250,000 Units to cover over-allotments, if any. On November 24, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to partially exercise the over-allotment option to purchase an additional 2,000,000 Units at a price of $10.00 per Unit. The underwriters determined to forfeit the remaining 250,000 Units.

The underwriters were entitled to a cash underwriting fee of $0.15 per Unit, or $2,550,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $5,950,000 in the aggregate, will be payable to the underwriters as a deferred underwriting fee. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement, dated November 20, 2023, by and between the Company and BTIG, LLC, as representative of the several underwriters of the Initial Public Offering. Up to $0.30 per Unit of the $0.35 at the sole discretion of the Company may be reallocated for expenses in connection with its initial Business Combination and working capital needs post the initial Business Combination. Any such reduction of the deferred underwriting fee shall reduce proportionately the deferred underwriting fee to the underwriters and will also reduce proportionately the amount payable to Roth Capital Partners, LLC (“Roth”) under the Financial Advisory Services Agreement (as defined and described below).

Advisory Agreement

On November 20, 2023, pursuant to the Financial Advisory Services Agreement by and between the Company and Roth (the “Financial Advisory Services Agreement”), the Company engaged Roth to provide consulting and advisory services in connection with the Initial Public Offering. Roth represented the Company’s interests only, was independent of the underwriters and was not a party to any securities purchase agreement with the Company, the underwriters, or investors in relation to the Initial Public Offering. Roth did not participate (within the meaning of the Financial Industry Regulatory Authority (“FINRA”) Rule 5110(j)(16)) in the Initial Public Offering; acted as an independent financial advisor (within the meaning of FINRA Rule 5110(j)(9)), and it did not act as an underwriter in connection with the Initial Public Offering. Under the Financial Advisory Services Agreement, Roth’s fee was $510,000, payable upon the closing of the Initial Public Offering. A deferred fee of up to $1,190,000 will be paid to Roth at the closing of the Business Combination. This deferred fee will only be paid to Roth if the Company completes a Business Combination. Roth’s fees in both cases will be offset from the underwriting fees already recorded between the cash underwriting fee of $2,550,000 and the deferred underwriting fee of $5,950,000, resulting in no additional incremental fee already recorded by the Company.

On April 17, 2025, the Company entered into a Capital Market Advisory Agreement with BTIG (“BTIG Agreement”). Pursuant to the BTIG Agreement, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the BTIG Agreement, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

On April 18, 2025, the Company entered into a Capital Market Advisory Agreement with Roth Capital Partners (“Roth Agreement”). Pursuant to the Roth Agreement, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the Roth Agreement, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Agreement

On January 6, 2025, the Company entered into GrabAGun Business Combination Agreement with GrabAGun, Pubco, Target Merger Sub and Purchaser Merger Sub. Pursuant to the GrabAGun Business Combination Agreement and subject to the terms and conditions set forth therein, (i) Purchaser Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Colombier Merger”) and, as a result of which, each issued and outstanding security of the Company immediately prior to the effective time of the Colombier Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of the Company shall receive substantially equivalent securities of Pubco, (ii) Target Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of GrabAGun shall receive shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Common Stock”). As a result of the Mergers and other transactions contemplated by the GrabAGun Business Combination Agreement, the Company and GrabAGun will become wholly-owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the GrabAGun Business Combination Agreement, and Pubco will become a publicly traded company.

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of March 31, 2025 and December 31, 2024, there were no preferred shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. At March 31, 2025 and December 31, 2024, there were no Class A Ordinary Shares issued or outstanding, excluding 17,000,000 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share (the “Class B Ordinary Shares, and together with the Class A Ordinary Shares, the “Ordinary Shares”). Holders of the Class B Ordinary Shares are entitled to one vote for each share. On September 27, 2023, the Company issued 3,737,500 Class B Ordinary Shares to the Sponsor for $25,000 as Founder Shares. On November 20, 2023, the Company effected a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate of 4,312,500 Founder Shares. The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding Ordinary Shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering). On November 24, 2023, as a result of the underwriters’ election to partially exercise their over-allotment option, 62,500 Founder Shares were forfeited resulting in the Sponsor holding 4,250,000 Founder Shares. The remaining Founder Shares are no long subject to forfeiture.

Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all other matters submitted to a vote of shareholders, except as (i) described below and (ii) required by law.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of a Business Combination, and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis (unless otherwise provided in the Business Combination agreement), subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A Ordinary Shares outstanding after such conversion, including the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

In addition, only holders of Class B Ordinary Shares will have the right to vote on the appointment of directors prior to the completion of the Company’s initial Business Combination and on a vote to continue the Company in a jurisdiction outside the Cayman Islands. Holders of Public Shares are also not entitled to vote on the appointment of directors prior to the completion of the Company’s initial Business Combination.

Warrants

As of March 31, 2025 and December 31, 2024, there are 10,666,667 Warrants (5,666,667 Public Warrants and 5,000,000 Private Placement Warrants) issued and outstanding. Each whole Public Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of Class A Ordinary Shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60 business days after the closing of the initial Business Combination), warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Warrants become exercisable, the Company may call the Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

•        upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and

•        if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in the IPO Registration Statement) on each of 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-Day Redemption Period.

If and when the Warrants become redeemable by the Company for cash, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants being sold as part of the Units in the Initial Public Offering.

The Company accounts for the 10,666,667 Warrants issued in connection with the Initial Public Offering and the Private Placement (including 5,666,667 Public Warrants and 5,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2025 and December 31, 2024:

	March 31, 2025	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$179,494,845	$179,494,845	$—	$—
	December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$177,634,717	$177,634,717	$—	$—

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s chief operating officer decision maker (“CODM”) has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	March 31, 2025	March 31, 2024
Trust Account	$179,494,845	$173,085,155
Cash	$442,670	$783,064
	For the Three Months Ended March 31, 2025	For the Three Months Ended March 31, 2024
General and administrative expenses	$1,909,086	$568,619
Interest earned on the Trust Account	$1,860,128	$2,228,698

COLOMBIER ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
MARCH 31, 2025

NOTE 9 — SEGMENT INFORMATION (cont.)

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the accompanying unaudited condensed financial statements were issued. Based upon this review, other than described as below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying unaudited condensed financial statements.

On April 17, 2025, the Company entered into a Capital Market Advisory Agreement with BTIG (“BTIG Agreement”). Pursuant to the BTIG Agreement, BTIG may receive a fee of $1,500,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the BTIG Agreement, BTIG is entitled to reimbursement of the BTIG Reimbursable Expenses up to a total aggregate amount of $25,000 (provided that the BTIG Engagement Letter is not earlier terminated in accordance with its terms by BTIG for convenience or Colombier for cause), and such reimbursement is payable only if the Business Combination is consummated.

On April 18, 2025, the Company entered into a Capital Market Advisory Agreement with Roth Capital Partners (“Roth Agreement”). Pursuant to the Roth Agreement, Roth may receive a fee of $1,000,000, and such fee is payable at the closing of the Business Combination only if Colombier completes an initial business combination. In addition, pursuant to the Roth Agreement, Roth is entitled to reimbursement of the Roth Reimbursable Expenses up to a total aggregate amount of $5,000, and such reimbursement is payable only if the Business Combination is consummated.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Colombier Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Colombier Acquisition Corp. II (the “Company”) as of December 31, 2024 and 2023, the related statements of operations, changes in shareholders’ deficit, and cash flows for the year ended December 31, 2024 and for the period from September 27, 2023 (inception) through December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the year ended December 31, 2024 and for the period from September 27, 2023 (inception) through December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 24, 2026, then the Company will cease all operations except for the purpose of liquidating. The date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to Colombier Acquisition Corp. II in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Colombier Acquisition Corp. II is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2023.

New York, New York
March 10, 2025

PCAOB ID Number 100

COLOMBIER ACQUISITION CORP. II
BALANCE SHEETS

	December 31, 2024	December 31, 2023
ASSETS
Current assets
Cash	$905,040	$1,292,907
Prepaid insurance	198,520	222,270
Prepaid expenses	142,033	22,816
Total Current assets	1,245,593	1,537,993
Long term prepaid insurance	—	197,912
Marketable securities held in Trust Account	177,634,717	170,856,457
TOTAL ASSETS	$178,880,310	$172,592,362

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$734,555	$119,357
Accrued offering costs	—	85,716
Total Current liabilities	734,555	205,073
Deferred underwriting fee payable	5,950,000	5,950,000
TOTAL LIABILITIES	6,684,555	6,155,073

COMMITMENTS AND CONTINGENCIES (Note 6)

Class A Ordinary Shares subject to possible redemption, 17,000,000 shares at redemption value of $10.45 and $10.00 per share at December 31, 2024 and 2023, respectively	177,634,717	170,000,000

SHAREHOLDERS’ DEFICIT

Preferred shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023	—	—
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; none issued and outstanding at December 31, 2024 and 2023 (excluding 17,000,000 and 17,000,000 shares subject to possible redemption), respectively	—	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 4,250,000 and 4,250,000 shares issued and outstanding(1) at December 31, 2024 and 2023, respectively	425	425
Additional paid-in capital	—	—
Accumulated deficit	(5,439,387)	(3,563,136)
TOTAL SHAREHOLDERS’ DEFICIT	(5,438,962)	(3,562,711)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$178,880,310	$172,592,362

____________

(1)      On November 20, 2023, the Company effectuated a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate of 4,312,500 Class B Ordinary Shares. On November 24, 2023, as a result of the underwriters’ election to partially exercise their over-allotment option, 62,500 Founder Shares were forfeited resulting in the Sponsor holding 4,250,000 Founder Shares (see Note 5).

The accompanying notes are an integral part of these financial statements.

COLOMBIER ACQUISITION CORP. II
STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2024	For the Period from September 27, 2023 (Inception) Through December 31, 2023
General and administrative expenses	$3,019,794	$441,961
Loss from operations	(3,019,794)	(441,961)

Other income:
Interest earned on marketable securities held in Trust Account	8,778,260	856,457
Total other income, net	8,778,260	856,457

Net income	$5,758,466	$414,496

Weighted average shares outstanding of Class A Ordinary Shares	17,000,000	6,621,053

Basic and diluted net income per Ordinary Share, Class A Ordinary Shares	$0.27	$0.04

Weighted average shares outstanding of Class B Ordinary Shares	4,250,000	3,944,737

Basic and diluted net income per Ordinary Share, Class B Ordinary Shares	$0.27	$0.04

The accompanying notes are an integral part of these financial statements.

COLOMBIER ACQUISITION CORP. II AND SUBSIDARY
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2024 AND
FOR THE PERIOD FROM SEPTEMBER 27, 2023 (INCEPTION) THROUGH DECEMBER 31, 2023

	Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount
Balance – September 27, 2023 (inception)	—	$—	$—	$—	$—
Issuance of Ordinary Shares	4,312,500	432	24,568	—	25,000
Sale of 5,000,000 Public Warrants	—	—	5,000,000	—	5,000,000
Fair value of Private Placement Warrants at issuance	—	—	776,333	—	776,333
Allocated value of transaction costs to Public and Private Placement Warrants	—	—	(55,393)	—	(55,393)
Forfeiture of Founder Shares	(62,500)	(7)	7	—	—
Accretion for Class A Ordinary Shares to redemption amount	—	—	(5,745,515)	(3,977,632)	(9,723,147)
Net income	—	—	—	414,496	414,496
Balance – December 31, 2023	4,250,000	425	—	(3,563,136)	(3,562,711)
Accretion for Class A Ordinary Shares to redemption amount	—	—		(7,634,717)	(7,634,717)
Net income	—	—	—	5,758,466	5,758,466
Balance – December 31, 2024	4,250,000	$425	$—	$(5,439,387)	$(5,438,962)

The accompanying notes are an integral part of these financial statements.

COLOMBIER ACQUISITION CORP. II
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31, 2024	For the Period from September 27, 2023 (Inception) Through December 31, 2023
Cash Flows from Operating Activities:
Net income	$5,758,466	$414,496
Adjustments to reconcile net income to net cash used in operating activities:
Formation and operation expenses paid by Sponsor	—	84,729
Interest earned on marketable securities held in Trust Account	(8,778,260)	(856,457)
Changes in operating assets and liabilities:
Prepaid expenses	(119,217)	(22,816)
Prepaid insurance	221,662	(420,182)
Accounts payable and accrued expenses	615,198	119,357
Net cash used in operating activities	(2,302,151)	(680,873)

Cash Flows from Investing Activities:
Investment of cash into Trust Account	—	(170,000,000)
Cash withdrawn from Trust Account for working capital purposes	2,000,000	—
Net cash provided by (used in) investing activities	2,000,000	(170,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	167,450,000
Proceeds from sale of Private Placements Warrants	—	5,000,000
Repayment of Promissory Note – related party	—	(196,319)
Payment of offering costs	(85,716)	(279,901)
Net cash (used in) provided by financing activities	(85,716)	171,973,780

Net Change in Cash	(387,867)	1,292,907
Cash – Beginning of period	1,292,907	—
Cash – End of period	$905,040	$1,292,907

Non-Cash Investing and Financing Activities:
Offering costs included in accrued offering costs	$—	$85,716
Deferred offering costs paid by Sponsor in exchange for issuance of Class B Ordinary Shares	$—	$25,000
Promissory note – related party	$—	$196,319
Deferred underwriting fee payable	$—	$5,950,000
Forfeiture of Founder Shares	$—	$7

The accompanying notes are an integral part of these financial statements.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Colombier Acquisition Corp. II (the “Company”) was incorporated in the Cayman Islands on September 27, 2023. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Business Combination”). The Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

In December 2024, GrabAGun Digital Holdings Inc. (the “Pubco”) was formed for the sole purpose of effecting a business combination between the Company and Metroplex Trading Company LLC, (dba GrabAGun). The Company and GrabAGun were both issued 500 shares, which constitutes 50% ownership of Pubco by both the Company and GrabAGun. Pubco was analyzed and determined to be a variable interest entity as it lacks sufficient equity at risk to sustain its operations. The Company does not have unilateral control of Pubco as all significant decisions require consent from the Company and GrabAGun. As such, the Company will account for its investment in Pubco using the equity method in accordance with Accounting Standards Codification (“ASC”) 323-10, “Investments — Equity Method and Joint Ventures”. As of December 31, 2024, the investment balance was immaterial.

As of December 31, 2024, the Company had not commenced operations. All activity for the period from September 27, 2023 (inception) through December 31, 2024 relates to (i) the Company’s formation and the Company’s initial public offering consummated on November 24, 2023 (the “Initial Public Offering” or “IPO”), which is described below, and (ii) subsequent to the Initial Public Offering, identifying a target company for a Business Combination. The Company will not generate any operating revenues prior to the completion of the Business Combination, at the earliest, and generates non-operating income in the form of interest income on permitted investments from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement on Form S-1 (File Nos. 333-274902 and 333-275674) for the Company’s Initial Public Offering was declared effective on November 20, 2023 (the “IPO Registration Statement”). On November 24, 2023, the Company consummated the Initial Public Offering of 17,000,000 units (the “Units” and, with respect to the shares of the Company’s Class A ordinary shares, par value $0.0001 per share (the “Class A Ordinary Shares”), included in the Units, the “Public Shares”), which included the partial exercise by the underwriters of their over-allotment option in the amount of 2,000,000 Units, at $10.00 per Unit, generating gross proceeds of $170,000,000 (see Note 3). Simultaneously with the closing of the Initial Public Offering, the Company consummated the private sale (the “Private Placement”) of 5,000,000 Private Placement Warrants (the “Private Placement Warrants”) to Colombier Sponsor II LLC (the “Sponsor”) at a price of $1.00 per Private Placement Warrant, or $5,000,000 in the aggregate (see Note 4). Each Unit consists of one Public Share and one-third of one redeemable warrant (each a “Public Warrant,” and together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share.

Transaction costs amounted to $9,002,207 consisting of $2,550,000 of cash underwriting fee, $5,950,000 of deferred underwriting fee (see additional discussion in Note 6), and $502,207 of other offering costs.

The Company’s management (“Management”) has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the Private Placement, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete a Business Combination with one or more target businesses that together have an aggregate fair market value of at least 80% of the value of the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes paid or payable on income earned on the Trust Account) at the time of execution of the definitive agreement for such Business Combination. The Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

Following the closing of the Initial Public Offering, on November 24, 2023, an amount of $170,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement was placed in a trust account (the “Trust Account”), located in the United States and invested in U.S. Treasury Department (“Treasury”) obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct Treasury obligations, and (no later than 24 months after the closing of the Initial Public Offering) will be held as cash or cash items, including in a demand deposit account at a bank, until the earlier of: (i) the completion of a Business Combination and (ii) the liquidation of the funds held in the Trust Account, as described below.

The Company will provide its holders of the outstanding Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account ($10.45 per Public Share, as of December 31, 2024, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations, in addition to any Permitted Withdrawals (as defined below). There will be no redemption rights upon the completion of a Business Combination with respect to the Warrants. The Public Shares subject to redemption were recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering in accordance with the Financial Accounting Standards Board (“FASB”) ASC Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”).

The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon consummation of such a Business Combination and, if the Company seeks shareholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other reasons, the Company will, pursuant to its amended and restated memorandum and articles of association (the “Amended and Restated Memorandum”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or do not vote at all.

Notwithstanding the above, if the Company seeks shareholder approval of a Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Memorandum provides that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.

The Sponsor has agreed to waive redemption rights with respect to any Founder Shares and any Public Shares it may acquire during or after the Initial Public Offering in connection with the completion of the Business Combination.

The Company has until February 24, 2026, or until such earlier liquidation date as the Company’s board of directors (the “Board”) may approve, to complete a Business Combination (the “Combination Period”). The Company may also hold a shareholder vote at any time to amend the Amended and Restated Memorandum to modify the Combination Period. The Company will provide the Public Shareholders with the opportunity to redeem all or a portion

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

of their Public Shares upon the completion of the initial Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of our initial Business Combination, including interest earned on the funds held in the Trust Account (net of amounts withdrawn to fund the Company’s working capital requirements, subject to an annual limit of $1,000,000, and to pay its taxes (“Permitted Withdrawals”), divided by the number of then outstanding Public Shares, subject to the limitations and on the conditions described herein.

On April 1, 2024 and December 4, 2024, the Company withdrew $1,000,000 from the Trust Account as a Permitted Withdrawal for working capital purposes and as of December 31, 2024, $2,000,000 had been removed from the Trust Account for the first annual and second annual permitted working capital withdrawal.

The underwriters of the Initial Public Offering have agreed to waive their rights to their deferred underwriting commission held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or Business Combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share due to reductions in the value of the Trust Account assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”).

Liquidity, Capital Resources and Going Concern

As of December 31, 2024, the Company had cash of $905,040 held outside of the Trust Account and working capital of $511,038. The Company will use such funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, and structure, negotiate and complete a Business Combination.

From interest earned on the Trust Account, the Company can withdraw, as Permitted Withdrawals, (i) up to $1,000,000 annually, to fund working capital requirements in connection with completing a Business Combination and (ii) funds to pay its taxes. As of December 31, 2024, $2,000,000 in Permitted Withdrawals had been removed from the Trust Account for working capital purposes.

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required on a non-interest bearing basis (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company will repay such Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

identical to the Private Placement Warrants. Other than as set forth above, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There were no Working Capital Loans outstanding as of December 31, 2024 and 2023.

In connection with the Company’s assessment of going concern considerations in accordance with ASC 205-40, “Going Concern”, as of December 31, 2024, the Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.

The Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the accompanying issued. Management plans to address this uncertainty through a Business Combination. If a Business Combination is not consummated by the end of the Combination Period, currently February 24, 2026, there will be a mandatory liquidation and subsequent dissolution of the Company, which raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after the Combination Period. The Company intends to complete the initial Business Combination before the end of the Combination Period. However, there can be no assurance that the Company will be able to consummate any Business Combination by the end of Combination Period.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commissions (the “SEC”).

Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the accompanying financial statements with those of another public company that (i) is neither an emerging growth company nor an emerging growth company and (ii) has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.

Making estimates requires Management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the accompanying financial statements, which Management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $905,040 and $1,292,907 in cash as of December 31, 2024 and 2023, respectively. The Company had no cash equivalents as of December 31, 2024 and 2023.

Marketable Securities Held in Trust Account

As of December 31, 2024 and 2023, substantially all of the assets held in the Trust Account were held in money market funds, which are invested primarily in Treasury securities. All of the Company’s investments held in the Trust Account are presented on the accompanying balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. The Company has withdrawn $2,000,000 from the Trust Account as of the December 31, 2024.

Offering Costs

The Company complies with the requirements of FASB ASC Topic 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. FASB ASC Topic 470-20, “Debt with Conversion and Other Options” (“ASC 470-20”) addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. The Company applies this guidance to allocate Initial Public Offering proceeds from the Units between the Class A Ordinary Shares and the Warrants, using the residual method by allocating Initial Public Offering proceeds first to assigned value of the Warrants and then to the Class A Ordinary Shares. Offering costs allocated to the Class A Ordinary Shares were charged to temporary equity and offering costs allocated to the Warrants were charged to shareholders’ equity, as Public Warrant and Private Placement Warrants, after Management’s evaluation, are accounted for under equity treatment in the accompanying financial statements.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Redemption

The Public Shares contain a redemption feature that allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with FASB ASC Topic 480-10-S99, “Distinguishing Liabilities From Equity”, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Public Shares sold as part of the Units in the Initial Public Offering were issued with other freestanding instruments (i.e., the Public Warrants) and as such, the initial carrying value of Public Shares classified as temporary equity are the allocated proceeds determined in accordance with ASC 470-20. The Company recognizes changes in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at December 31, 2024 and 2023, Class A Ordinary Shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the accompanying balance sheets. The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable shares are affected by charges against additional paid-in-capital (to the extent available) and accumulated deficit.

At December 31, 2024 and 2023, the Class A Ordinary Shares subject to possible redemption reflected in the accompanying balance sheets are reconciled in the following table:
Gross proceeds	$170,000,000
Less:
Proceeds allocated to Public Warrants	(776,333)
Class A Ordinary Shares issuance costs	(8,946,814)
Plus:
Remeasurement of carrying value to redemption value	9,723,147
Class A Ordinary Shares subject to possible redemption, December 31, 2023	170,000,000
Plus:
Remeasurement of carrying value to redemption value	7,634,717
Class A Ordinary Shares subject to possible redemption, December 31, 2024	$177,634,717

Income Taxes

The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”), which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. Management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2024 and 2023, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented in the accompanying financial statements.

Warrant Instruments

The Company accounts for Warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Ordinary Shares (as defined in Note 7) and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. Upon review of the warrant agreement, dated November 20, 2023, the Company entered into with Continental Stock Transfer & Trust Company (“Continental”) in connection with the Initial Public Offering (the “Warrant Agreement”), the Management concluded that the Public Warrants and Private Placement Warrants issued pursuant to such Warrant Agreement qualify for equity accounting treatment.

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation — Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments, including share option grants, Warrants and restricted share grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments, excluding restricted shares, are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the accompanying statements of operations.

Net Income Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Income and losses are shared pro rata to the shares. Net income per Ordinary Share is computed by dividing net income by the weighted average number of Ordinary Shares outstanding for the period. Accretion associated with the redeemable Ordinary Shares is excluded from income per Ordinary Share as the redemption value approximates fair value.

The calculation of diluted income per Ordinary Share does not consider the effect of the Warrants issued in connection with the (i) Initial Public Offering, (ii) the exercise of the over-allotment option and (iii) Private Placement, since the average price of the Ordinary Shares for the year ended December 31, 2024 was less than the exercise price and therefore, the inclusion of such Warrants under the Treasury stock method would be anti-dilutive and the exercise is contingent upon the occurrence of future events. The Warrants are exercisable to purchase 10,666,667 Class A Ordinary Shares in the aggregate. As of December 31, 2024 and 2023, the Company did not have any dilutive securities

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

or other contracts that could, potentially, be exercised or converted into Ordinary Shares and then share in the earnings of the Company. As a result, diluted net income per Ordinary Share is the same as basic net income per Ordinary Share for the periods presented.
	For the Year Ended December 31, 2024		For the Period from September 27, 2023 (Inception) Through December 31, 2023
	Class A Ordinary Shares	Class B Ordinary Shares	Class A Ordinary Shares	Class B Ordinary Shares
Basic and diluted net income per Ordinary Share
Numerator:
Allocation of net income, as adjusted	$4,606,773	$1,151,693	$259,744	$154,752

Denominator:
Basic and diluted weighted average Ordinary Shares outstanding	17,000,000	4,250,000	6,621,053	3,944,737
Basic and diluted net income per Ordinary Share	$0.27	$0.27	$0.04	$0.04

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which exceed the Federal Deposit Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Recent Accounting Pronouncements

In June 2016, the FASB issued Accounting Standards Update (“ASU”) Topic 2016-13 — “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13, as of November 24, 2023. There was no effect from such adoption to the accompanying financial statements.

In August 2020, the FASB issued ASU Topic 2020-06, “Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40)” (“ASU 2020-06”), to simplify certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted ASU 2020-06, as of September 27, 2023 (inception). There was no effect from such adoption to the accompanying financial statements.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures.” The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the accompanying financial statements.

NOTE 3 — INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering, the Company sold 17,000,000 Units, which included a partial exercise by the underwriter of their over-allotment option in the amount of 2,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Public Share and one-third of one Public Warrant. Each whole Public Warrant entitles the holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable 30 days after the completion of the initial Business Combination and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7).

On January 9, 2024, the Company announced that, commencing on January 11, 2024, the holders of the Units may elect to separately trade the Public Shares and the Public Warrants included in the Units. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. Any Units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the symbol “CLBR.U.” The Public Shares and the Public Warrants now trade on the NYSE under the symbols “CLBR” and “CLBR.WS,” respectively. Holders of the Units will need to have their brokers contact Continental, the Company’s transfer agent, in order to separate the Units into Public Shares and Public Warrants.

NOTE 4 — PRIVATE PLACEMENT

Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, or $5,000,000 in the aggregate, in the Private Placement. Each whole Private Placement Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment (see Note 7). A portion of the proceeds from the Private Placement was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.

NOTE 5 — RELATED PARTY TRANSACTIONS

Founder Shares

On September 27, 2023, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 3,737,500 Class B Ordinary Shares (as defined in Note 7) (the “Founder Shares”). On November 20, 2023, the Company effected a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

of 4,312,500 Founder Shares. The Founder Shares included an aggregate of up to 562,500 Class B Ordinary Shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding Ordinary Shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering). On November 24, 2023, as a result of the underwriters’ election to partially exercise their over-allotment option and their decision to forfeit the remaining option, 62,500 Founder Shares were forfeited resulting in the Sponsor holding 4,250,000 Founder Shares. The remaining Founder Shares are no longer subject to forfeiture.

On November 17, 2023, the Sponsor awarded equity incentives in connection with services to the Sponsor and/or the Company. The equity incentives represent the Founder Shares owned by the Sponsor as of November 17, 2023, the date of issuance. The equity incentives to the Management and the Company’s directors are in the scope of ASC 718. Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 1,459,000 Founder Shares granted to the Company’s directors and members of Management was $3,603,730 or $2.47 per share. The Founders Shares were granted subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founders Shares is recognized only when the performance condition is probable of occurrence under the applicable accounting literature in this circumstance. As of December 31, 2024, the Company determined that a Business Combination is not considered probable, and, therefore, no share-based compensation expense has been recognized. The fair value was determined using a Probability-Weighted Expected Return Method, discounted for lack of marketability, with a volatility of 3.8%, risk-free rate of 4.89% and an implied discount for lack of marketability of 1.25% as of the valuation date of November 17, 2023.

The Sponsor has agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as disclosed herein) until the earlier of: (i) six months following the consummation of a Business Combination; or (ii) subsequent to the consummation of a Business Combination, the date on which the Company consummates a transaction that results in all of its shareholders having the right to exchange their shares for cash, securities, or other property.

Promissory Note — Related Party

On September 27, 2023, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to a promissory note (the “IPO Promissory Note”). This loan is non-interest bearing and was payable on the earlier of December 31, 2024, or the date on which the Company consummates the Initial Public Offering. The outstanding balance of $196,319 was repaid at the closing of the Initial Public Offering on November 24, 2023, and borrowings under the IPO Promissory Note are no longer available.

Administrative Support Agreements

The Company entered into an agreement, commencing on November 20, 2023, through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services provided to members of Management (the “Administrative Services Agreement”). For the year ended December 31, 2024, the Company has paid $130,000, in connection with the Administrative Services Agreement, of which $120,000 is reflected in general and administrative expenses in the accompanying statements of operations and $10,000 is reflected in prepaid expenses on the accompanying balance sheets to be applied to 2025 fees. For the period from September 27, 2023 (inception) through December 31, 2023, the Company has paid $20,000 in connection with the administrative service agreement and is reflected in general and administrative expenses in the accompanying statement of operations.

In addition, the Company also entered into an agreement, commencing on November 20, 2023, through the earlier of the Company’s consummation of a Business Combination and its liquidation, pursuant to which the Company pays an affiliate of the Sponsor, $60,000 per month for the services of the Chief Executive Officer, Chief Financial Officer,

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 5 — RELATED PARTY TRANSACTIONS (cont.)

Chief Investment Officer, and Chief Operating Officer (the “Services and Indemnification Agreement”). For the year ended December 31, 2024, the Company has paid $780,000 in connection with the Services and Indemnification Agreement, of which $720,000 is reflected in general and administrative expenses in the accompanying statements of operations and $60,000 is reflected in prepaid expenses on the accompanying balance sheets to be applied to 2025 fees. For the period from September 27, 2023 (inception) through December 31, 2023, the Company has paid $80,000 in connection with the administrative service agreement and is reflected in general and administrative expenses in the accompanying statement of operations.

Related Party Loans

In order to finance transaction costs in connection with the initial Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company Working Capital Loans as may be required on a non-interest bearing basis. If the Company completes the initial Business Combination, the Company will repay such Working Capital Loans. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay such Working Capital Loans, but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants, at a price of $1.00 per warrant at the option of the lender, upon consummation of the initial Business Combination. The warrants would be identical to the Private Placement Warrants. Other than as set forth above, the terms of such loans by the Company’s officers and directors, if any, have not been determined and no written agreements exist with respect to such Working Capital Loans. There are no Working Capital Loans outstanding as of December 31, 2024 and 2023.

NOTE 6 — COMMITMENTS AND CONTINGENCIES

Risks and Uncertainties

The United States and global markets are experiencing volatility and disruption following the geopolitical instability resulting from the ongoing Russia-Ukraine conflict and the recent escalation of the conflict in the Middle East. In response to the ongoing Russia-Ukraine conflict, the North Atlantic Treaty Organization (“NATO”) deployed additional military forces to eastern Europe, and the United States, the United Kingdom, the European Union and other countries have announced various sanctions and restrictive actions against Russia, Belarus and related individuals and entities, including the removal of certain financial institutions from the Society for Worldwide Interbank Financial Telecommunication payment system. Certain countries, including the United States, have also provided and may continue to provide military aid or other assistance to Ukraine and to Israel, increasing geopolitical tensions among a number of nations. The invasion of Ukraine by Russia and the escalation of the conflict in the Middle East and the resulting measures that have been taken, and could be taken in the future, by NATO, the United States, the United Kingdom, the European Union, Israel and its neighboring states and other countries have created global security concerns that could have a lasting impact on regional and global economies. Although the length and impact of the ongoing conflicts are highly unpredictable, they could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions and increased cyber-attacks against U.S. companies. Additionally, any resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets.

Any of the above-mentioned factors, or any other negative impact on the global economy, capital markets or other geopolitical conditions resulting from the Russian invasion of Ukraine, the escalation of the conflict in the Middle East and subsequent sanctions or related actions, could adversely affect the Company’s search for an initial Business Combination and any target business with which the Company may ultimately consummate an initial Business Combination.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 6 — COMMITMENTS AND CONTINGENCIES (cont.)

Registration Rights

The holders of the Founder Shares, the Private Placement Warrants and any warrants that may be issued upon conversion of any Working Capital Loans (and any Class A Ordinary Shares (i) issuable upon the exercise of the Private Placement Warrants, (ii) underlying the warrants that may be issued upon conversion of Working Capital Loans and (iii) issuable upon conversion of the Founder Shares) have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement, dated as of November 20, 2023. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggyback” registration rights with respect to registration statements filed subsequent to the completion of an initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters of the Initial Public Offering had a 45-day option from the date of the Initial Public Offering to purchase up to an additional 2,250,000 Units to cover over-allotments, if any. On November 24, 2023, simultaneously with the closing of the Initial Public Offering, the underwriters elected to partially exercise the over-allotment option to purchase an additional 2,000,000 Units at a price of $10.00 per Unit. The underwriters determined to forfeit the remaining 250,000 Units.

The underwriters were entitled to a cash underwriting fee of $0.15 per Unit, or $2,550,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or $5,950,000 in the aggregate, will be payable to the underwriters as a deferred underwriting fee. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes an initial Business Combination, subject to the terms of the underwriting agreement, dated November 20, 2023, by and between the Company and BTIG, LLC, as representative of the several underwriters of the Initial Public Offering. Up to $0.30 per Unit of the $0.35 at the sole discretion of the Company may be reallocated for expenses in connection with its initial Business Combination and working capital needs post the initial business combination, after the satisfaction of redemptions in connection with an initial business combination. Any such reduction of the deferred underwriting fee shall reduce proportionately the deferred underwriting fee to the underwriters and will also reduce proportionately the amount payable to Roth Capital Partners, LLC (“Roth”) under the Financial Advisory Services Agreement (as defined and described below).

Advisory Agreement

On November 20, 2023, pursuant to the Financial Advisory Services Agreement by and between the Company and Roth (the “Financial Advisory Services Agreement”), the Company engaged Roth to provide consulting and advisory services in connection with the Initial Public Offering. Roth represented the Company’s interests only, was independent of the underwriters and was not a party to any securities purchase agreement with the Company, the underwriters, or investors in relation to the Initial Public Offering. Roth did not participate (within the meaning of the Financial Industry Regulatory Authority (“FINRA”) Rule 5110(j)(16)) in the Initial Public Offering; acted as an independent financial advisor (within the meaning of FINRA Rule 5110(j)(9)), and it did not act as an underwriter in connection with the Initial Public Offering. Under the Financial Advisory Services Agreement, Roth’s fee was $510,000, payable upon the closing of the Initial Public Offering. A deferred fee of up to $1,190,000 will be paid to Roth at the closing of the Business Combination. This deferred fee will only be paid to Roth if the Company completes a Business Combination. Roth’s fees in both cases will be offset from the underwriting fees already recorded between the cash underwriting fee of $2,550,000 and the deferred underwriting fee of $5,950,000, resulting in no additional incremental fee already recorded by the Company.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7 — SHAREHOLDERS’ DEFICIT

Preferred Shares

The Company is authorized to issue 1,000,000 preferred shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board. As of December 31, 2024 and 2023, there were no preferred shares issued or outstanding.

Class A Ordinary Shares

The Company is authorized to issue a total of 500,000,000 Class A Ordinary Shares at par value of $0.0001 per share. Holders of Class A Ordinary Shares are entitled to one vote for each share. At December 31, 2024 and 2023, there were no shares of Class A Ordinary Shares issued or outstanding, excluding 17,000,000 Class A Ordinary Shares subject to possible redemption.

Class B Ordinary Shares

The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 per share (the “Class B Ordinary Shares, and together with the Class A Ordinary Shares, the “Ordinary Shares”). Holders of the Class B Ordinary Shares are entitled to one vote for each share. On September 27, 2023, the Company issued 3,737,500 Class B Ordinary Shares to the Sponsor for $25,000 as Founder Shares. On November 20, 2023, the Company effected a share capitalization in the form of a share dividend of approximately 0.15384615 fully paid Class B Ordinary Shares for each Class B Ordinary Share in issue, resulting in the Sponsor holding an aggregate of 4,312,500 Founder Shares. The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Founder Shares will equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding Ordinary Shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering). On November 24, 2023, as a result of the underwriters’ election to partially exercise their over-allotment option, 62,500 Founder Shares were forfeited resulting in the Sponsor holding 4,250,000 Founder Shares. The remaining Founder Shares are no long subject to forfeiture.

Holders of Class A Ordinary Shares and Class B Ordinary Shares vote together as a single class on all other matters submitted to a vote of shareholders, except as (i) described below and (ii) required by law.

The Class B Ordinary Shares will automatically convert into Class A Ordinary Shares concurrently with or immediately following the consummation of a Business Combination, and may be converted at any time prior to the Business Combination, at the option of the holder, on a one-for-one basis (unless otherwise provided in the Business Combination agreement), subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A Ordinary Shares or equity-linked securities are issued or deemed issued in connection with the Business Combination, the number of Class A Ordinary Shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of Class A Ordinary Shares outstanding after such conversion, including the total number of Class A Ordinary Shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination, excluding any Class A Ordinary Shares or equity-linked securities or rights exercisable for or convertible into Class A Ordinary Shares issued, or to be issued, to any seller in the Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

In addition, only holders of Class B Ordinary Shares will have the right to vote on the appointment of directors prior to the completion of the Company’s initial Business Combination and on a vote to continue the Company in a jurisdiction outside the Cayman Islands. Holders of Public Shares are also not entitled to vote on the appointment of directors prior to the completion of the Company’s initial Business Combination.

Warrants

As of December 31, 2024 and 2023, there are 10,666,667 Warrants (5,666,667 Public Warrants and 5,000,000 Private Placement Warrants) issued and outstanding. Each whole Public Warrant entitles the registered holder to purchase one Class A Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the initial Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of Class A Ordinary Shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of the initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC a post-effective amendment to the IPO Registration Statement or a new registration statement covering the registration, under the Securities Act, of the Class A Ordinary Shares issuable upon exercise of the Warrants and thereafter will use our commercially reasonable efforts to cause the same to become effective within 60 business days following the initial Business Combination and to maintain a current prospectus relating to the Class A Ordinary Shares issuable upon exercise of the Warrants, until the expiration of the Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the Class A Ordinary Shares issuable upon exercise of the Warrants is not effective by the sixtieth (60 business days after the closing of the initial Business Combination), warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption.

Once the Warrants become exercisable, the Company may call the Warrants for redemption for cash:

•        in whole and not in part;

•        at a price of $0.01 per Warrant;

•        upon not less than 30 days’ prior written notice of redemption (the “30-Day Redemption Period”) to each warrant holder; and

•        if, and only if, the closing price of the Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like and for certain issuances of Class A Ordinary Shares and equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination as described elsewhere in the IPO Registration Statement) on each of 20 trading days within a 30-trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders and there is an effective registration statement under the Securities Act covering the Class A Ordinary Shares issuable upon exercise of the Warrants and a current prospectus relating to those Class A Ordinary Shares is available throughout the 30-Day Redemption Period.

If and when the Warrants become redeemable by the Company for cash, the Company may exercise the redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 7 — SHAREHOLDERS’ DEFICIT (cont.)

The Private Placement Warrants (including the Class A Ordinary Shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants being sold as part of the Units in the Initial Public Offering.

The Company accounts for the 10,666,667 Warrants issued in connection with the Initial Public Offering and the Private Placement (including 5,666,667 Public Warrants and 5,000,000 Private Placement Warrants) in accordance with the guidance contained in ASC 815-40. Such guidance provides that the Warrants described above are not precluded from equity classification. Equity-classified contracts are initially measured at fair value (or allocated value). Subsequent changes in fair value are not recognized as long as the contracts continue to be classified in equity.

NOTE 8 — FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects Management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:

Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:

Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

The following tables presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2024 and 2023:

	December 31, 2024	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$177,634,717	$177,634,717	$—	$—
	December 31, 2023	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$170,856,457	$170,856,457	$—	$—

The Public Warrants were valued using a Monte Carlo model. The Public Warrants have been classified within shareholders’ deficit and will not require remeasurement after issuance. At November 24, 2023, a fair value of $0.137 per Public Warrant was determined.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 8 — FAIR VALUE MEASUREMENTS (cont.)

The following table presents the quantitative information regarding market assumptions used in the valuation of the Public Warrants:

November 24, 2023
Market price of Public Shares	$9.954
Term (years)	2.52
Risk-free rate	4.74%
Volatility	3.8%

Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers for the year ended December 31, 2024 and from the period from September 27, 2023 (inception) through December 31, 2023.

NOTE 9 — SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker, or group, in deciding how to allocate resources and assess performance.

The Company’s CODM has been identified as the Chief Financial Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews several key metrics included in net income or loss and total assets, which include the following:

	December 31, 2024	December 31, 2023
Trust Account	$177,634,717	$170,856,457
Cash	$905,040	$1,292,907
	For the Year Ended December 31, 2024	For the Period from September 27, 2023 (Inception) Through December 31, 2023
General and administrative expenses	$3,019,794	$441,961
Interest earned on the Trust Account	$8,778,260	$856,457

The CODM reviews interest earned on the Trust Account to measure and monitor shareholder value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the Trust Agreement.

COLOMBIER ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2024

NOTE 9 — SEGMENT INFORMATION (cont.)

General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

NOTE 10 — SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the accompanying financial statements.

On January 6, 2025, the Company and GrabAGun issued a joint press release announcing the execution of a definitive Business Combination Agreement dated as of January 6, 2025, with GrabAGun Digital Holdings Inc., the Pubco formed in connection with the consummation of the transactions contemplated by the Business Combination Agreement, Gauge II Merger Sub LLC, a Texas limited liability company and a GrabAGun Merger Sub, and, upon execution of a joinder, a to-be-formed Cayman Islands exempted company to be named Colombier Merger Sub and a wholly-owned subsidiary of Pubco.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
BALANCE SHEETS
(IN THOUSANDS)

	March 31, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$7,418	$7,887
Inventory, net	6,320	4,771
Deferred transaction costs	1,035	252
Prepaid expenses and other current assets	440	582
Total current assets	15,213	13,492

Capitalized software, net	433	404
Property and equipment, net	30	28
Operating lease right-of-use asset	208	263
Other assets	56	44
Total assets	$15,940	$14,231

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$11,602	$8,687
Operating lease liability, current	218	233
Accrued expenses and other current liabilities	889	1,079
Unearned revenue	2,216	2,274
Total current liabilities	14,925	12,273

Operating lease liability, non-current	—	41
Total liabilities	14,925	12,314

Commitments and Contingencies (Note 8)

Members’ Capital:
Members’ capital (100 Units outstanding)	1,015	1,917
Total members’ capital	1,015	1,917
Total liabilities and members’ capital	$15,940	$14,231

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF OPERATIONS (Unaudited)
(IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)

	For the Three Months Ended March 31,
	2025	2024
Net revenues	$23,331	$26,600
Cost of goods sold	21,068	24,509
Gross profit	2,263	2,091

Operating expenses:
Sales and marketing	140	152
General and administrative	2,058	1,252
Total operating expenses	2,198	1,404
Income from operations	65	687

Other income:
Other income, net	53	73
Total other income	53	73

Net income	$118	$760

Weighted average participating membership interest units, basic and diluted	100	100
Net income per participating membership interest unit, basic and diluted	$1,180	$7,600

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL (Unaudited)
(IN THOUSANDS, EXCEPT UNIT AMOUNTS)

	Total Members’ Capital
	Units	Amount
Balance, December 31, 2023	100	$2,036
Net income	—	760
Capital distributions	—	(1,660)
Balance, March 31, 2024	100	$1,136
	Total Members’ Capital
	Units	Amount
Balance, December 31, 2024	100	$1,917
Net income	—	118
Capital distributions	—	(1,020)
Balance, March 31, 2025	100	$1,015

The accompanying notes are an integral part of these unaudited financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF CASH FLOWS (Unaudited)
(IN THOUSANDS)

	For the three months ended March 31,
	2025	2024
Operating activities:
Net income	$118	$760
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	5	4
Amortization of software development costs	46	83
Amortization of right-of-use asset	55	51
Sales return allowance	73	117
Inventory returns reserve	59	65
Changes in operating assets and liabilities:
Inventory, net	(1,608)	(319)
Deferred transaction costs	(783)	—
Prepaid expenses and other current assets	142	(46)
Other assets	(12)	1
Accounts payable	2,915	(1,043)
Operating lease liability	(56)	(49)
Accrued expenses and other current liabilities	(263)	(242)
Unearned revenue	(58)	(937)
Net cash provided by (used in) operating activities	633	(1,555)

Investing activities:
Purchase of property and equipment	(7)	—
Additions to capitalized software	(75)	(38)
Net cash used in investing activities	(82)	(38)

Financing activities:
Capital distributions to owners	(1,020)	(1,660)
Net cash used in financing activities	(1,020)	(1,660)

Net change in cash	(469)	(3,253)
Cash and cash equivalents at beginning of period	7,887	10,738
Cash and cash equivalents at end of period	$7,418	$7,485

The accompanying notes are an integral part of these financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.      ORGANIZATION AND DESCRIPTION OF BUSINESS

Metroplex Trading Company LLC dba GrabAGun.com (“GrabAGun” or the “Company”) is a multi-brand eCommerce retailer of firearms, ammunition and related accessories. The Company’s firearm products are ordered and paid for by customers online through the Company’s eCommerce site and mobile app and are delivered to them on-premises through their choice of federal firearm licensed dealers nationwide. The Company’s network of localized firearm dealers perform background checks on firearms purchasers and complete sales forms as mandated by federal and state firearm regulations.

The Company aims to simplify the firearms and ammunition purchasing process for its customers through, among other things, enhanced selection, procurement and regulatory compliance assistance. The Company also offers “Shoot Now, Pay Later” financing options through Credova, providing qualifying customers with more flexible payment schedules, as further described below. The Company does not manufacture products; however, the Company’s multi-brand product offerings and long-term relationships with its vendor partners enable the Company to provide the breadth and diversity of products to best address each customer’s specific needs. The Company has developed industry-leading solutions for supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enhance the Company’s ability to provide seamless logistics and a streamlined experience for its customers.

The Company began doing business as “GrabAGun.com” in 2010 and is headquartered in Coppell, Texas.

Business Combination Agreement

On January 6, 2025, the Company entered into a definitive Business Combination Agreement (the “Merger”) with Colombier Acquisition Corp. II (“Colombier”), along with its subsidiaries. GrabAGun Digital Holdings Inc. (“Pubco”) was formed in connection with the consummation of the transactions contemplated by the Business Combination Agreement, whereby Colombier and GrabAGun will become wholly-owned subsidiaries of Pubco. As disclosed in the Company’s December 31, 2024 financial statements as a subsequent event, the Merger remains subject to certain closing conditions, including shareholder approvals, regulatory reviews, and other customary requirements. The total Merger consideration is expected to be $150.0 million, consisting of $100.0 million of Pubco Common Stock and $50.0 million in cash. Gross cash proceeds to Pubco following the completion of the transaction, net of redemption payments and transaction costs, are expected to equal or exceed $30.0 million. As of March 31, 2025, the transaction remains on track for completion, subject to the satisfaction of all conditions described in the Business Combination Agreement. This transaction will result in both Colombier and GrabAGun becoming wholly-owned subsidiaries of Pubco, which will subsequently be publicly traded.

2.      LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been funds from operating activities. The Company reported operating income for the three months ended March 31, 2025 and 2024 and had positive cash flows from operations of $0.6 million for the three months ended March 31, 2025. As of March 31, 2025, the Company had aggregate cash and cash equivalents of $7.4 million and positive net working capital of $0.3 million.

Management believes that the Company’s existing cash resources and working capital items will be sufficient to fund operations for at least the twelve months following the issuance of these financial statements. In addition, management believes that the Company will be able to obtain additional third-party debt or equity financing to support future operations, if necessary.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented in U.S. dollars, which represent the Company’s reporting currency. Unless otherwise noted, dollars are in thousands.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In December 2024, Pubco was formed for the sole purpose of effecting a business combination between the Company and Colombier. The Company and Colombier were both issued 500 shares, which constitutes 50% ownership of Pubco by both the Company and Colombier. Pubco was analyzed and determined to be a variable interest entity as it lacks sufficient equity at risk to sustain its operations. The Company does not have unilateral control of Pubco as all significant decisions require consent from the Company and Colombier. As such, the Company will account for its investment in Pubco using the equity method in accordance with ASC 323-10, “Investments — Equity Method and Joint Ventures”. As of March 31, 2025 and December 31, 2024, the investment balance was immaterial.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include those related to revenue recognition, vendor rebates, depreciable lives of fixed assets and capitalized software, allowance for sales returns, and incremental borrowing rates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. Receivables from third-party financial institutions for credit card transactions and the Company’s Shoot Now Pay Later (“SNPL”) program are included as they typically settle within five days or less and are recorded at the expected realizable value, net of any fees owed to the credit card processor and the financing entity.

The Company has established an allowance for expected credit losses based upon its analysis of aged receivables and economic conditions. Past-due receivable balances are written off when the Company’s collection efforts have been unsuccessful in collecting the amounts due. As of March 31, 2025 and December 31, 2024, the Company has determined that substantially all amounts are collectible, and an allowance was not considered necessary.

	March 31, 2025	December 31, 2024
Cash	$6,792	$6,917
Receivables from third-party financial institutions for credit card transactions	515	884
Receivables from third-party financial institutions for SNPL program	111	86
Cash and Cash Equivalents	$7,418	$7,887

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and receivables. The Company’s cash is held at financial institutions where account balances may at times exceed federally insured limits of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts. The Company has historically not experienced any significant losses related to the collection of its receivables. Additionally, the Company has no financial instruments with off-balance sheet risk of loss.

Customer Concentration

As of March 31, 2025 and December 31, 2024, no customers accounted for more than 10% of accounts receivable. For the three months ended March 31, 2025 and 2024, no customers accounted for more than 10% of revenues.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Vendor Concentration

The Company purchases firearms and ammunition products included on its website directly from both manufacturers and wholesale distributors. While the Company sources products from a diverse vendor base, during the three months ended March 31, 2025 and 2024, purchases from the Company’s four largest wholesale distributors for each year collectively accounted for approximately 56% and 63% of total cost of goods sold, respectively.

Inventory, net

Inventories, which consist primarily of finished firearms and non-firearms goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method and includes the cost of goods and related freight costs, if any.

The Company records adjustments to its inventories, which are reflected in cost of goods sold, if the cost of specific inventory items on hand exceeds the amount that the Company expects to realize from the ultimate sale or disposal of the inventory. A provision is recorded to reduce the cost of inventories to the estimated net realizable values, if necessary. No provision was recognized during the three months ended March 31, 2025 and 2024.

In addition, the Company records an estimated reserve amount for the net realizable value of expected future inventory returns related to the Company’s sale returns reserve. The inventory returns reserve balance was $0.3 million for the three months ended March 31, 2025 and for the year ended December 31, 2024, and is included in inventory, net within the balance sheets.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s planned Merger (refer to Note 1 for more information). The Company capitalized deferred transaction costs prior to the close of the Merger and included within the balance sheets. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon closing of the Merger. The deferred transaction costs were $1.0 million as of March 31, 2025 and $0.3 million as of December 31, 2024. In the event that the planned Merger is terminated, any deferred transaction costs will be immediately recognized in operating expenses within the statements of operations.

Capitalized Software, net

The Company capitalizes certain costs related to the development of its internal-use software, development of its website application, and implementation of certain hosting arrangements related to service contracts in accordance with ASC 350-40, “Intangibles — Goodwill and Other”. These costs consist primarily of internal and external labor and are capitalized during the application development stage, meaning when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. The Company also capitalizes costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software. Capitalized costs are included in capitalized software, net within the balance sheets. Amortization of internal-use software costs is recorded on a straight-line basis over the estimated useful life and begins once the project is substantially complete and the software is ready for its intended purpose. Useful lives range from one to five years, and amortization is included within general and administrative expenses within the statements of operations.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over an asset’s estimated useful life as follows:

Useful life
Furniture and fixtures	7 years
Computers, hardware and software	5 years
Leasehold improvements	Shorter of remaining useful life or lease term
Equipment	10 years

Maintenance and repairs are charged to operating expense when incurred; additions and improvements that Note to increase the useful life of the asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected as other income or expense in the statements of operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, such as property and equipment, capitalized software, and operating lease right-of-use (“ROU”) asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, the Company will perform a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset or asset group in question to the carrying amount. If the undiscounted cash flows used in the test for recoverability are less than the asset or asset group’s carrying amount, the Company will determine the fair value of the asset or asset group and recognize an impairment loss if the carrying amount exceeds its fair value. No impairment charges were recorded on any long-lived assets during the three months ended March 31, 2025 and 2024.

Leases

The Company primarily leases real estate property under a non-cancelable operating lease agreement. On the lease commencement date, the Company recognizes an ROU asset representing its right to use the underlying asset for the lease term on the balance sheet along with the related lease liability representing its obligation to make lease payments arising from the lease. The ROU asset consists of: 1) the amount of the initial lease obligation; 2) any lease payments made to the lessor at or before the lease commencement date, minus any lease incentives received; and 3) any initial direct cost incurred by the Company. Initial direct costs are incremental costs of a lease that would not have been incurred if the lease had not been obtained and are capitalized as part of the ROU asset. The lease obligation equals the present value of the future cash payments discounted using the rate implicit in the lease whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate, which is determined by utilizing management judgment based on information available at lease commencement. Lease payments can include fixed payments, variable payments that depend on an index or rate known at the commencement date, and extension option payments or purchase options which the Company is reasonably certain to exercise. In the determination of the lease term, the Company considers the existence of extension or termination options and the probability of those options being exercised.

Operating lease expense equals the total cash payments recognized on a straight-line basis over the lease term and are reflected in general and administrative expenses within the statements of operations. The amortization of the right-of-use asset is calculated as the straight-line lease expense less the accretion of the interest on the lease obligation each period. The lease obligation is reduced by the cash payment less interest each period.

The Company’s operating lease is included in the operating lease ROU asset and lease liability within the balance sheets. The Company has no finance leases.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Fair Value of Financial Instruments

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

To measure the fair value of assets and liabilities, the Company uses the following fair value hierarchy based on three levels of inputs:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities
Level 2 —

Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 —	Unobservable inputs are used when little or no market data is available.

For financial assets and liabilities, including cash and cash equivalents, prepaid expenses and other current assets, other assets, accounts payable, and accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

Vendor Rebates

From time to time, depending on marketing programs offered by vendors, the Company is eligible for rebates based on volume purchases and other parameters determined by vendors. The Company records the rebates as a reduction to the cost of inventory. The Company records such rebates throughout the fiscal year based on actual results achieved on a year-to-date basis and its expectation that purchase levels and other parameters will be met to earn the rebates.

Revenue Recognition

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration to which the Company expects to be entitled in exchange for corresponding goods or services. Substantially all of the Company’s sales are single performance obligation arrangements for retail sale transactions directly from the Company’s website or mobile app for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale.

Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. As the Company ships large volumes of packages through multiple carriers, actual delivery dates may not always be available; as such, the Company estimates delivery dates based on historical data.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross as principal or net of related costs as an agent, including drop-ship arrangements and third-party shipping and handling costs. For drop-ship arrangements, the Company has concluded that it acts as the principal in the transaction because it maintains control over the product throughout the order process, including directing the shipment, determining the price, and bearing inventory risk. The Company has determined it is the principal in transactions involving shipping and handling costs, as these services are integrated into the fulfillment of the customer’s order and are part of its performance obligation to deliver the product to the customer’s desired location. As such, the Company has concluded

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

that it is acting as the principal, and revenue is recorded gross in net revenues and cost of goods sold within the statements of operations. Sales tax amounts collected from customers that are assessed by a governmental authority are excluded from revenue.

Generally, customers may return non-firearm products within 30 days of purchase. Revenue is recognized net of expected returns, which the Company estimates using historical return patterns and its expectation of future returns. The Company’s sales returns reserve totaled $0.3 million as of March 31, 2025 and $0.4 million as of December 31, 2024, and is included in accrued expenses and other current liabilities within the balance sheets.

Gift Card Sales

Additionally, the Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales represent an open performance obligation for the future delivery of promised goods or services to be provided by the Company and is considered a liability to be subsequently recognized as revenue upon redemption by the customer, which is typically within one year of issuance. Over time, a portion of the outstanding balance of gift cards will not be redeemed by the customer, which is referred to as “breakage”. Revenue is recognized for expected breakage over time in proportion to the pattern of redemption by customers to the extent that breakage revenue is not immaterial. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. As of March 31, 2025 and December 31, 2024, unredeemed gift card balances were immaterial.

Transfer and Background Check Procedures

Because the Company sells firearms direct to consumers from its store-front location and because the Company receives firearm shipments from other sellers which the Company provides to the consumer at the Company’s store-front location, the Company is subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF requires entities that physically transfer firearms to consumers to hold a Federal Firearm License (“FFL”) and to perform certain transfer and background check procedures prior to transferring the firearm to the consumer. Consequently, the Company is required to hold an FFL and provide its customers with the option to select the Company’s location for completing the required firearm transfer and background check procedures. Customers may also select any of a number of other FFL locations that are listed within the United States. If the customer selects a non-Company FFL location, the Company ships the firearm ordered by the customer directly to the FFL selected by the customer. The customer then completes the necessary firearm transfer and background check procedures at that location. Because the Company is listed as an FFL location to process firearm transfer and background check procedures, the Company occasionally receives firearms not purchased from its website for which it has responsibility to complete the necessary transfer and background check procedures prior to transferring the firearm to the consumer. In these cases, the Company charges a fee for the transfer and background check procedures. Revenue is recognized at a point in time when the transfer and background check procedures are completed.

Unearned Revenue

Unearned revenue is recorded when payments are received or due in advance of completing performance obligations, which primarily relates to the timing difference between the customer order date and the delivery date to the customer’s desired location, as each customer is required to pay for its order at the time purchase. The Company’s unearned revenue balance within its balance sheets as of March 31, 2025 and December 31, 2024 totaled $2.2 million and $2.3 million, respectively. These balances are recognized as revenue upon transfer of control, which is typically within the first month of the following fiscal period.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Disaggregated Revenue Information

The following table represents a disaggregation of revenue by category. The Company notes that revenue recognition processes are consistent between each category as substantially all of the Company’s sales consist of retail sale transactions directly from its website.

	Three months ended March 31
	2025	2024
Firearm Sales	$19,602	$20,252
Non-Firearm Sales	3,729	6,348
Total Sales	$23,331	$26,600

Cost of Goods Sold

Cost of goods sold includes all product related costs (inclusive of vendor rebates, related inventory reserves, and credit card processor fees) and consists of costs to receive and warehouse products. These costs include internal quality assessments of products purchased from vendors, in addition to packing and shipping products ordered by customers. These costs exclude depreciation expense related to property and equipment as the Company does not manufacture any products sold to customers.

Income Taxes

The Company is a limited liability company but has elected to be treated as an S corporation for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Net Income per Unit

Basic net income per membership interest unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net income per membership interest unit is computed similar to basic net income per unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive. There were no dilutive member units issued or outstanding for the three months ended March 31, 2025 and 2024; as such, there is no difference between basic net income per unit and diluted net income for the three months ended March 31, 2025 and 2024.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which introduced key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 on January 1, 2024. The adoption of this standard did not have a material impact on the Company’s financial statements but resulted in expanded disclosures within the segment reporting footnote.

In December 2023, FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which provides qualitative and quantitative updates to rate reconciliation and income taxes paid disclosures. The amendments enhance the transparency of income tax disclosures by requiring consistent categories, greater disaggregation of information within the rate reconciliation, and jurisdiction-specific disaggregation of income taxes paid. The Company adopted ASU 2023-09 effective January 1, 2025, applying the amendments prospectively as allowed under the guidance. The adoption of ASU 2023-09 did not have a material impact on the Company’s financial statements for the three months ended March 31, 2025.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). This update provides clarifying guidance by adding an illustrative example demonstrating the application of the scope guidance in paragraph 718-10-15-3, which determines whether profits interest and similar awards should be accounted for in accordance with Topic 718, Compensation — Stock Compensation. The amendments under ASU 2024-01 are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The Company adopted ASU 2024-01 effective January 1, 2025, using the prospective adoption method, whereby the amendments apply only to profits interest and similar awards granted or modified after the adoption date. The adoption did not result in a material impact on the Company’s financial statements.

Accounting Pronouncements Not Yet Adopted

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which is intended to improve the disclosures of expenses by providing more detailed information about the types of expenses in commonly presented expense captions. Additionally, in January 2025, the FASB issued ASU 2025-01, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”), to clarify the effective date of ASU 2024-03. The standard requires breaking down expenses into specific categories, such as employee compensation and costs related to depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. This ASU also requires disclosure of the total amount of selling expense and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for the Company beginning in fiscal year 2027 and interim periods beginning in fiscal year 2028, either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statement disclosures.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

4.      SIGNIFICANT BALANCE SHEET COMPONENTS

Capitalized software, net

Capitalized software, net consisted of the following:

	March 31, 2025
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,058	$980	$78
Internal-use software	938	583	355
Total capitalized software	$1,996	$1,563	$433
	December 31, 2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,021	$965	$56
Internal-use software	900	552	348
Implementation costs	13	13	—
Total capitalized software	$1,934	$1,530	$404

Additions to capitalized software were $0.1 million and $0.2 million for the three months ended March 31, 2025 and year ending December 31, 2024, respectively.

Amortization expense was $0.1 million for the three months ended March 31, 2025 and 2024, and is included in general and administrative expenses.

As of March 31, 2025, estimated future amortization expense is expected as follows:

Estimates for the year
Remainder of 2025	$124
2026	126
2027	89
2028	61
2029	31
Thereafter	2
Total capitalized software, net	$433

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following:

	March 31, 2025	December 31, 2024
Sales return estimate	$335	$409
Accrued professional services	217	314
Accrued credit card payable	280	356
Accrued shipping liability	52	—
Other accrued liabilities	5	—
Total accrued expenses and other current liabilities	$889	$1,079

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

5.      MEMBERS’ CAPITAL

The Company has 100 total units of membership interest that are held by four members. Each member equally shares a pro rata ownership percentage in the Company’s capital, profits, losses, and distributions. As of March 31, 2025 and December 31, 2024, 100 membership interest units were issued and outstanding.

6.      LEASES

The Company leases certain office and warehouse space under a single long-term, non-cancelable operating lease. This lease includes one or more options to renew the lease term or terminate the lease. The exercise of these options is at the Company’s discretion and is therefore included in the determination of the lease term when it is reasonably certain the Company will exercise such options. As the Company’s lease does not contain a readily determinable implicit rate, the Company determined the present value of the lease liability using its incremental borrowing rate at the lease commencement date. The Company’s lease is classified as an operating lease.

As of March 31, 2025, future payments associated with the Company’s operating lease liability were as follows:

Three months ending March 31,	Amount
Remainder of 2025	$183
2026	41
2027	—
2028	—
2029	—
Thereafter	—
Total minimum lease payment	$224
Less: amount representing interest	(6)
Present value of operating lease obligations	$218

Operating lease liability, current	218
Operating lease liability, non-current	—
Total operating lease liability	$218

The remaining lease term and discount rate related to the Company’s ROU asset and lease liability for its operating lease was as follows:

	March 31, 2025	December 31, 2024
Remaining lease term (in years)	0.91	1.16
Discount rate	6.12%	6.12%

Supplemental information concerning the cash flow impact arising from the Company’s lease recorded in the Company’s statements of cash flows is detailed in the following table for the three months ended March 31, 2025 and 2024:

	2025	2024
Cash paid for amounts included in the measurement of lease liability	$59	$56

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

7.      RESTRICTED MEMBER INTEREST UNITS

On January 6, 2025, the Company granted restricted member interest units (“RUs”) to a consultant, valued at $2.9 million as of the date of grant. The RUs include a performance vesting condition tied to the consummation of the proposed Merger. Upon the close of the Merger, the RUs will be settled in the form of 300,000 Class A Common Shares of Pubco, otherwise they will be forfeited if the Merger is not completed.

The Company determined that these awards fall within the scope of ASC 718, “Compensation — Stock Compensation”. For the three months ended March 31, 2025, the Company did not recognize compensation costs related to the RUs since the performance condition was determined to be “not probable.” Compensation costs will be recognized in the period when it is determined that the performance condition becomes probable or is satisfied. The Company will continue to evaluate the probability or satisfaction of the performance condition each reporting period.

8.      SEGMENT INFORMATION

The Company operates as a single operating segment. The Company’s chief operating decision maker is one individual and has the role of Chief Executive Officer (the “CODM”). The CODM reviews financial information including operating results and assets on a company-wide basis, accompanied by disaggregated information about the Company’s revenue. For information about how the Company derives revenue, as well as the Company’s accounting policies, refer to Note 3.

The CODM uses multiple measures of performance including net income to assess performance, evaluate cost optimization, and allocate financial, capital and personnel resources. Asset information is not presented as the CODM does not use asset information for purposes of making operating decisions, allocating resources, and evaluating financial performance.

The following table sets forth significant expense categories and other specified amounts included in net income that are reviewed by the CODM, or are otherwise regularly provided to the CODM, for the three months ended March 31, 2025 and 2024:

	Three months ended March 31
	2025	2024
Net revenues	$23,331	$26,600
Less:
Inventory and product costs	20,077	23,753
Depreciation and amortization expense	51	87
Other costs and expenses(1)	3,138	2,073
Interest income	(53)	(73)
Net income	$118	$760

____________

(1)      Other costs and expenses primarily consists of employee compensation expense, legal and professional services, shipping expenses, payment processing fees, and program and web development expenses.

As of March 31, 2025 and December 31, 2024, all of the Company’s property and equipment were maintained in the United States. For the three months ended March 31, 2025 and 2024, all of the Company’s revenues and expenses were generated and incurred in the United States.

9.      COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matter will not have a material adverse effect on the financial position or results of operations of the Company.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO UNAUDITED FINANCIAL STATEMENTS

9.      COMMITMENTS AND CONTINGENCIES (cont.)

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred, and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In April 2021, the Company entered into a transaction advisory service agreement to facilitate potential corporate transactions, including mergers, acquisitions, and restructurings. Under the agreement, the Company is obligated to pay the advisor a tiered fee based on the transaction value, ranging from 2% to 5%, with a minimum fee of $1.5 million. The terms of the transaction fee were renegotiated in January 2025, in anticipation of the Merger with Colombier. Under the terms of the amended agreement, the Company will pay a fixed fee of $2.5 million to the advisor if the transaction is consummated. As of March 31, 2025 and December 31, 2024, no amounts related to this contingent obligation have been recognized in the financial statements.

There were no other commitments and contingencies as of March 31, 2025 and December 31, 2024

10.    SUBSEQUENT EVENTS

The Company has evaluated subsequent events through May 28, 2025, which is the date the financial statements were available to be issued.

On April 17, 2025, Colombier entered into a Capital Market Advisory Agreement with BTIG (“BTIG”), under which BTIG may receive a fee of $1.5 million, payable at the closing of the Merger. On April 18, 2025, Colombier entered into a similar agreement with Roth Capital Partners (“Roth”), under which Roth may receive a fee of $1 million, also payable at the closing of the Merger. Subsequent to the execution of these agreements, the Company agreed to pay 50% of each advisory fee as a shared transaction expense, totaling $1.25 million. As of March 31, 2025, no amounts related to these contingent obligations have been recognized in the financial statements.

Report of Independent Registered Public Accounting Firm

Board of Directors and Members of

Metroplex Trading Company LLC (dba GRABAGUN.COM)

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Metroplex Trading Company LLC (dba GRABAGUN.com) (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, changes in members’ capital, and cash flows for each of the two years in the period ended December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the entity’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/S/ WEAVER AND TIDWELL, L.L.P.

We have served as the Company’s auditor since 2024.

Little Falls, New Jersey

March 15, 2025, except for the revisions to the revenue recognition policy in Note 3 of the financial statements to include the Company’s assessment of control for drop-ship arrangements, as to which the date is April 28, 2025.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
BALANCE SHEETS
(IN THOUSANDS)

	December 31,
	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,887	$10,738
Inventory, net	4,771	4,204
Deferred transaction costs	252	—
Prepaid expenses and other current assets	582	840
Total current assets	13,492	15,782

Capitalized software, net	404	547
Property and equipment, net	28	44
Operating lease right-of-use asset	263	473
Other assets	44	21
Total assets	$14,231	$16,867

Liabilities and Members’ Capital
Current liabilities:
Accounts payable	$8,687	$10,770
Operating lease liability, current	233	208
Accrued expenses and other current liabilities	1,079	949
Unearned revenue	2,274	2,630
Total current liabilities	12,273	14,557

Operating lease liability, non-current	41	274
Total liabilities	12,314	14,831

Commitments and Contingencies (Note 8)

Members’ Capital:
Members’ capital (100 Units outstanding)	1,917	2,036
Total members’ capital	1,917	2,036
Total liabilities and members’ capital	$14,231	$16,867

The accompanying notes are an integral part of these financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT UNIT AND PER UNIT AMOUNTS)

	Year Ended December 31,
	2024	2023
Net revenues	$93,122	$96,283
Cost of goods sold	83,621	86,168
Gross profit	9,501	10,115

Operating expenses:
Sales and marketing	543	709
General and administrative	5,062	5,236
Total operating expenses	5,605	5,945
Income from operations	3,896	4,170

Other income:
Other income, net	405	167
Total other income	405	167

Net income	$4,301	$4,337

Weighted average participating membership interest units, basic and diluted	100	100
Net income per participating membership interest unit, basic and diluted	$43,010	$43,370

The accompanying notes are an integral part of these financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF CHANGES IN MEMBERS’ CAPITAL
(IN THOUSANDS, EXCEPT UNIT AMOUNTS)

	Total Members’ Capital
	Units	Amount
Balance, December 31, 2022	100	$299
Net income	—	4,337
Capital distributions	—	(2,600)
Balance, December 31, 2023	100	$2,036
Net income	—	4,301
Capital distributions	—	(4,420)
Balance, December 31, 2024	100	$1,917

The accompanying notes are an integral part of these financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	Year Ended December 31,
	2024	2023
Operating activities:
Net income	$4,301	$4,337
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	16	26
Amortization of software development costs	293	333
Amortization of right-of-use asset	210	201
Sales return allowance	97	48
Inventory returns reserve	51	(13)
Changes in operating assets and liabilities:
Inventory, net	(617)	(342)
Deferred transaction costs	(252)	—
Prepaid expenses and other current assets	258	(374)
Other assets	(23)	3
Accounts payable	(2,084)	167
Operating lease liability	(208)	(192)
Accrued expenses and other current liabilities	32	89
Unearned revenue	(355)	481
Net cash provided by operating activities	1,719	4,764

Investing activities:
Additions to capitalized software	(150)	(147)
Net cash used in investing activities	(150)	(147)

Financing activities:
Capital distributions to owners	(4,420)	(2,600)
Net cash used in financing activities	(4,420)	(2,600)

Net change in cash	(2,851)	2,017
Cash and cash equivalents at beginning of year	10,738	8,721
Cash and cash equivalents at end of year	$7,887	$10,738

Supplemental cash flow disclosures:
Cash paid for interest	$—	$—

Supplemental disclosures of non-cash investing and financing activities:
Increase of operating lease right-of-use asset and liability due to remeasurement in connection with lease amendment	$—	$639

The accompanying notes are an integral part of these financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

1.      ORGANIZATION AND DESCRIPTION OF BUSINESS

Metroplex Trading Company LLC dba GrabAGun.com (“GrabAGun” or the “Company”) is a leading multi-brand eCommerce retailer of firearms, ammunition and related accessories. The Company’s firearm products are ordered and paid for by customers online through the Company’s eCommerce site and mobile app and are delivered to them on-premises through their choice of federal firearm licensed dealers nationwide. The Company’s network of localized firearm dealers perform background checks on firearms purchasers and complete sales forms as mandated by federal and state firearm regulations.

The Company aims to simplify the firearms and ammunition purchasing process for its customers through, among other things, enhanced selection, procurement and regulatory compliance assistance. The Company also offers, through Credova “Shoot Now, Pay Later” financing options, qualifying customers more flexible payment schedules, as further described below. The Company does not manufacture products; however, the Company’s multi-brand product offerings and long-term relationships with its vendor partners enable the Company to provide the breadth and diversity of products to best address each customer’s specific needs. The Company has developed industry-leading solutions for supply chain management, combining dynamic inventory and order management with AI-powered pricing and demand forecasting. These advancements enhance the Company’s ability to provide seamless logistics and a streamlined experience for its customers.

The Company began doing business as “GrabAGun.com” in 2010 and is headquartered in Coppell, Texas.

2.      LIQUIDITY AND GOING CONCERN

Historically, the Company’s primary sources of liquidity have been funds from operating activities. The Company reported operating income for the years ended December 31, 2024 and 2023 and had positive cash flows from operations of $1.7 million for the year ended December 31, 2024. As of December 31, 2024, the Company had aggregate cash and cash equivalents of $7.9 million and positive net working capital of $1.2 million.

Management believes that the Company’s existing cash resources and working capital items will be sufficient to fund operations for at least the twelve months following the issuance of these financial statements. In addition, management believes that the Company will be able to obtain additional third-party debt or equity financing to support future operations, if necessary.

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The financial statements are presented in U.S. dollars, which represent the Company’s reporting currency. Unless otherwise noted, dollars are in thousands.

In December 2024, GrabAGun Digital Holdings Inc. (the “Pubco”) was formed for the sole purpose of effecting a business combination between the Company and Colombier Acquisition Corp. II (“Colombier”). The Company and Colombier were both issued 500 shares, which constitutes 50% ownership of Pubco by both the Company and Colombier. Pubco was analyzed and determined to be a variable interest entity as it lacks sufficient equity at risk to sustain its operations. The Company does not have unilateral control of Pubco as all significant decisions require consent from the Company and Colombier. As such, the Company will account for its investment in Pubco using the equity method in accordance with ASC 323-10, “Investments — Equity Method and Joint Ventures”. As of December 31, 2024, the investment balance was immaterial.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures of assets and liabilities as of the balance sheet date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Such estimates include those related to revenue recognition, vendor rebates, depreciable lives of fixed assets and capitalized software, allowance for sales returns, and incremental borrowing rates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying values of cash and cash equivalents approximate their fair values due to the short-term nature of these instruments. Receivables from third-party financial institutions for credit card transactions and the Company’s Shoot Now Pay Later (“SNPL”) program are included as they typically settle within five days or less and are recorded at the expected realizable value, net of any fees owed to the credit card processor and the financing entity.

The Company has established an allowance for expected credit losses based upon its analysis of aged receivables and economic conditions. Past-due receivable balances are written off when the Company’s collection efforts have been unsuccessful in collecting the amounts due. As of December 31, 2024 and 2023, the Company has determined that substantially all amounts are collectible and an allowance was not considered necessary.

	2024	2023
Cash	$6,917	$8,974
Receivables from third-party financial institutions for credit card transactions	884	1,585
Receivables from third-party financial institutions for SNPL program	86	179
Cash and Cash Equivalents	$7,887	$10,738

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash and cash equivalents and receivables. The Company’s cash is held at financial institutions where account balances may at times exceed federally insured limits of $250,000. The Company has not experienced losses on these accounts, and management believes the Company is not exposed to significant risks on such accounts. The Company has historically not experienced any significant losses related to the collection of its receivables. Additionally, the Company has no financial instruments with off-balance sheet risk of loss.

Customer Concentration

As of and for the year ended December 31, 2024 and 2023, no customers accounted for more than 10% of receivables and revenues.

Vendor Concentration

The Company purchases firearms and ammunition products included on its website directly from both manufacturers and wholesale distributors. While the Company sources products from a diverse vendor base, during the years ended December 31, 2024 and 2023, purchases from the Company’s four largest wholesale distributors for each year collectively accounted for approximately 59% and 69% of total cost of goods sold, respectively.

Inventory, net

Inventories, which consist primarily of finished firearms and non-firearms goods, are valued at the lower of cost or net realizable value. Cost is determined using the weighted-average cost method and includes the cost of goods and related freight costs, if any.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company records adjustments to its inventories, which are reflected in cost of goods sold, if the cost of specific inventory items on hand exceeds the amount that the Company expects to realize from the ultimate sale or disposal of the inventory. A provision is recorded to reduce the cost of inventories to the estimated net realizable values, if necessary. No provision was recognized during the year ended December 31, 2024 and 2023.

In addition, the Company records an estimated reserve amount for the net realizable value of expected future inventory returns related to the Company’s sale returns reserve. The inventory returns reserve balance was $0.3 million and $0.4 million as of December 31, 2024 and December 31, 2023, respectively, and is included in inventory, net within the balance sheets.

Deferred Transaction Costs

Deferred transaction costs consist of direct legal, accounting, filing and other fees and costs directly attributable to the Company’s planned Merger (refer to Note 9 for more information). The Company capitalized deferred transaction costs prior to the close of the Merger and included within the balance sheets. The Company will reclassify the deferred transaction costs related to the Merger to additional paid-in capital to offset the proceeds received upon closing of the Merger. The deferred transaction costs were $0.3 million as of December 31, 2024. In the event that the planned Merger is terminated, any deferred transaction costs will be immediately recognized in operating expenses within the statements of operations.

Capitalized Software, net

The Company capitalizes certain costs related to the development of its internal-use software, development of its website application, and implementation of certain hosting arrangements related to service contracts in accordance with ASC 350-40, “Intangibles — Goodwill and Other”. These costs consist primarily of internal and external labor and are capitalized during the application development stage, meaning when the research stage is complete, and management has committed to a project to develop software that will be used for its intended purpose. The Company also capitalizes costs incurred during subsequent efforts to significantly upgrade and enhance the functionality of the software. Capitalized costs are included in capitalized software, net within the balance sheets. Amortization of internal-use software costs is recorded on a straight-line basis over the estimated useful life and begins once the project is substantially complete and the software is ready for its intended purpose. Useful lives range from one to five years, and amortization is included within general and administrative expenses within the statements of operations.

Property and Equipment, net

Property and equipment is stated at cost less accumulated depreciation. Depreciation is recorded on a straight-line basis over an asset’s estimated useful life as follows:

Useful life
Furniture and fixtures	7 years
Computers, hardware and software	5 years
Leasehold improvements	Shorter of remaining useful life or lease term
Equipment	10 years

Maintenance and repairs are charged to operating expense when incurred; additions and improvements that increase the useful life of the asset are capitalized. Upon disposition, the cost and related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected as other income or expense in the statements of operations.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets, such as property and equipment, capitalized software, and operating lease right-of-use (“ROU”) asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment are present, the Company will perform

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

a recoverability test by comparing the sum of the estimated undiscounted future cash flows attributable to the asset or asset group in question to the carrying amount. If the undiscounted cash flows used in the test for recoverability are less than the asset or asset group’s carrying amount, the Company will determine the fair value of the asset or asset group and recognize an impairment loss if the carrying amount exceeds its fair value. No impairment charges were recorded on any long-lived assets during the years ended December 31, 2024 and 2023.

Leases

The Company primarily leases real estate property under a non-cancelable operating lease agreement. On the lease commencement date, the Company recognizes an ROU asset representing its right to use the underlying asset for the lease term on the balance sheet along with the related lease liability representing its obligation to make lease payments arising from the lease. The ROU asset consists of: 1) the amount of the initial lease obligation; 2) any lease payments made to the lessor at or before the lease commencement date, minus any lease incentives received; and 3) any initial direct cost incurred by the Company. Initial direct costs are incremental costs of a lease that would not have been incurred if the lease had not been obtained and are capitalized as part of the ROU asset. The lease obligation equals the present value of the future cash payments discounted using the rate implicit in the lease whenever that rate is readily determinable. If the rate implicit in the lease is not readily determinable, the Company uses its incremental borrowing rate, which is determined by utilizing management judgment based on information available at lease commencement. Lease payments can include fixed payments, variable payments that depend on an index or rate known at the commencement date, and extension option payments or purchase options which the Company is reasonably certain to exercise. In the determination of the lease term, the Company considers the existence of extension or termination options and the probability of those options being exercised.

Operating lease expense equals the total cash payments recognized on a straight-line basis over the lease term and are reflected in general and administrative expenses within the statements of operations. The amortization of the right-of-use asset is calculated as the straight-line lease expense less the accretion of the interest on the lease obligation each period. The lease obligation is reduced by the cash payment less the interest each period.

The Company’s operating lease is included in the operating lease ROU asset and lease liability within the balance sheets. The Company has no finance leases.

Fair Value of Financial Instruments

Fair value is defined as the price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date.

To measure fair value of assets and liabilities, the Company uses the following fair value hierarchy based on three levels of inputs:

Level 1 —	Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.
Level 2 —

Observable inputs other than quoted prices included within Level 1, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; and inputs other than quoted prices that are observable or are derived principally from, or corroborated by, observable market data by correlation or other means.

Level 3 —	Unobservable inputs are used when little or no market data is available.

For financial assets and liabilities, including cash and cash equivalents, prepaid expenses and other current assets, other assets, accounts payable, and accrued expenses and other current liabilities, the carrying value approximates fair value due to the relatively short maturity period of these balances.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Vendor Rebates

From time to time, depending on marketing programs offered by vendors, the Company is eligible for rebates based on volume purchases and other parameters determined by vendors. The Company records the rebates as a reduction to the cost of inventory. The Company records such rebates throughout the fiscal year based on actual results achieved on a year-to-date basis and its expectation that purchase levels and other parameters will be met to earn the rebates.

Revenue Recognition

Revenue is recognized upon satisfaction of all contractual performance obligations and transfer of control to the customer and is measured as the amount of consideration to which the Company expects to be entitled in exchange for corresponding goods or services. Substantially all of the Company’s sales are single performance obligation arrangements for retail sale transactions directly from the Company’s website or mobile app for which the transaction price is equivalent to the stated price of the product or service, net of any stated discounts applicable at a point in time. Each sales transaction results in an implicit contract with the customer to deliver a product or service at the point of sale.

Revenue from retail sales, including sales in which products ordered from distributors are shipped directly to customers (“drop-ship” sales arrangements), is recognized upon delivery of merchandise to the customer’s desired location. As the Company ships large volumes of packages through multiple carriers, actual delivery dates may not always be available; as such, the Company estimates delivery dates based on historical data.

Certain revenues earned by the Company require judgment to determine if revenue should be recorded gross as principal or net of related costs as an agent, including drop-ship arrangements and third-party shipping and handling costs. For drop-ship arrangements, the Company has concluded that it acts as the principal in the transaction because it maintains control over the product throughout the order process, including directing the shipment, determining the price, and bearing inventory risk. The Company has determined it is the principal in transactions involving shipping and handling costs, as these services are integrated into the fulfillment of the customer’s order and are part of its performance obligation to deliver the product to the customer’s desired location. As such, the Company has concluded that it is acting as the principal and revenue is recorded gross in net revenues and cost of goods sold within the statements of operations. Sales tax amounts collected from customers that are assessed by a governmental authority are excluded from revenue.

Generally, customers may return non-firearm products within 30 days of purchase. Revenue is recognized net of expected returns, which the Company estimates using historical return patterns and its expectation of future returns. The Company’s sales returns reserve totaled $0.4 million and $0.5 million as of the years ended December 31, 2024 and 2023, respectively, and is included in accrued expenses and other current liabilities within the balance sheets.

Gift Card Sales

Additionally, the Company sells gift cards, which do not have expiration dates, and does not deduct non-usage fees from outstanding gift card balances. Gift card sales represent an open performance obligation for the future delivery of promised goods or services to be provided by the Company and is considered a liability to be subsequently recognized as revenue upon redemption by the customer, which is typically within one year of issuance. Over time, a portion of the outstanding balance of gift cards will not be redeemed by the customer, which is referred to as “breakage”. Revenue is recognized for expected breakage over time in proportion to the pattern of redemption by customers to the extent that breakage revenue is not immaterial. The determination of the gift card breakage is based on the Company’s specific historical redemption patterns. As of December 31, 2024 and 2023, unredeemed gift card balances were immaterial.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Transfer and Background Check Procedures

Because the Company sells firearms direct to consumers from its store-front location and because the Company receives firearm shipments from other sellers which the Company provides to the consumer at the Company’s store-front location, the Company is subject to regulation by the Bureau of Alcohol, Tobacco, Firearms and Explosives (“ATF”). The ATF requires entities that physically transfer firearms to consumers to hold a Federal Firearm License (“FFL”) and to perform certain transfer and background check procedures prior to transferring the firearm to the consumer. Consequently, the Company is required to hold an FFL and provide its customers with the option to select the Company’s location for completing the required firearm transfer and background check procedures. Customers may also select any of a number of other FFL locations that are listed within the United States. If the customer selects a non-Company FFL location, the Company ships the firearm ordered by the customer directly to the FFL selected by the customer. The customer then completes the necessary firearm transfer and background check procedures at that location. Because the Company is listed as an FFL location to process firearm transfer and background check procedures, the Company occasionally receives firearms not purchased from its website for which it has responsibility to complete the necessary transfer and background check procedures prior to transferring the firearm to the consumer. In these cases, the Company charges a fee for the transfer and background check procedures. Revenue is recognized at a point in time when the transfer and background check procedures are completed.

Unearned Revenue

Unearned revenue is recorded when payments are received or due in advance of completing performance obligations, which primarily relates to the timing difference between the customer order date and the delivery date to the customer’s desired location, as each customer is required to pay for its order at the time purchase. The Company’s unearned revenue balance within its balance sheets as of December 31, 2024 and 2023 totaled $2.3 million and $2.6 million, respectively. These balances are recognized as revenue upon transfer of control, which is typically within the first month of the following fiscal year.

Disaggregated Revenue Information

The following table represents a disaggregation of revenue by category. The Company notes that revenue recognition processes are consistent between each category as substantially all of the Company’s sales consist of retail sale transactions directly from its website.

	Year Ended December 31
	2024	2023
Firearm Sales	$74,032	$72,546
Non-Firearm Sales	19,090	23,737
Total Sales	$93,122	$96,283

Cost of Goods Sold

Cost of goods sold includes all product related costs (inclusive of vendor rebates, related inventory reserves, and credit card processor fees) and consists of costs to receive and warehouse products. These costs include internal quality assessments of products purchased from vendors, in addition to packing and shipping products ordered by customers. These costs exclude depreciation expense related to property and equipment as the Company does not manufacture any products sold to customers.

Advertising and Marketing

Advertising and marketing costs are expensed when incurred and totaled $0.5 million and $0.7 million for the years ended December 31, 2024 and 2023, respectively. These costs are included in the statements of operations as sales and marketing expenses.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company is a limited liability company but has elected to be treated as an S corporation for federal and state tax purposes with all income tax liabilities and benefits of the Company being passed through to the members. As such, no recognition of federal or state income taxes for the Company has been provided for in the accompanying financial statements.

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes”, which prescribes a recognition threshold and measurement process for accounting for uncertain tax positions and also provides guidance on various related matters such as derecognition, interest, penalties and disclosures required. The Company does not have any entity-level uncertain tax positions. The Company files income tax returns in the U.S. federal jurisdictions and various state jurisdictions. Generally, the Company is subject to examination by U.S. federal (or state and local) income tax authorities for three years from filing a tax return.

Employee Retention Credits

The Company has accounted for Employee Retention Credits (“ERC”) as a government grant which analogizes to International Accounting Standards (“IAS”) 20, “Accounting for Government Grants and Disclosure of Government Assistance” (“IAS 20”). IAS 20 indicates that income is recognized when there is reasonable assurance the grant will be received and all necessary qualifying conditions, as stated under the ERC program, are met. Under IAS 20, income is recognized on a systematic basis over the periods in which the entity recognizes as expenses the related costs for which the grant is intended to compensate. The Company has elected to account for the credits on a gross basis within other income within the statements of operations; the ERCs totaled $0.2 million and zero for the years ended December 31, 2024 and 2023, respectively.

Interest Income

Interest income consists of interest earned on the Company’s overnight cash sweeps. The Company recognizes the interest income from overnight cash sweeps in other income on the statements of operations.

Net Income per Unit

Basic net income per membership interest unit is computed by dividing net income attributable to members by the weighted average number of member units outstanding during the reporting period. Diluted net income per membership interest unit is computed similar to basic net income per unit except that the denominator is increased to include the number of additional member units that would have been outstanding if the potential member unit equivalents had been issued and if the additional member units were dilutive. There were no dilutive member units issued or outstanding for the years ended December 31, 2024 and 2023; as such, there is no difference between basic net income per unit and diluted net income for the years ended December 31, 2024 and 2023.

Recent Accounting Pronouncements

Accounting Pronouncements Recently Adopted

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments” (“ASU 2016-13”), which replaced the current incurred loss impairment methodology for measurement of credit losses on financial instruments, including the Company’s receivables, with a methodology (the “current expected credit losses model” or “CECL model”) that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. Under the CECL model, the allowance for losses on financial assets measured at amortized cost reflects management’s estimate of credit losses over the remaining expected life of such assets. The Company adopted ASU 2016-13 as of January 1, 2023 using the modified retrospective method, and the adoption did not have a material impact on its financial statements.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures” (“ASU 2023-07”), which introduced key amendments to enhance disclosures for public entities’ reportable segments. The amendments require disclosure of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”) and included within each reported measure of segment profit or loss, an amount and description of its composition for other segment items to reconcile to segment profit or loss, and the title and position of the entity’s CODM. The amendments also expand the interim segment disclosure requirements. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted and requires retrospective application to all prior periods presented in the financial statements. The Company adopted ASU 2023-07 on January 1, 2024. The adoption of this standard did not have a material impact on the Company’s financial statements but resulted in expanded disclosures within the segment reporting footnote.

Accounting Pronouncements Not Yet Adopted

In December 2023, the FASB issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures” (“ASU 2023-09”), which provides qualitative and quantitative updates to the rate reconciliation and income taxes paid disclosures, among others, in order to enhance the transparency of income tax disclosures, including consistent categories and greater disaggregation of information in the rate reconciliation and disaggregation by jurisdiction of income taxes paid. The amendments in ASU 2023-09 are effective for fiscal years beginning after December 15, 2024, with early adoption permitted. The amendments should be applied prospectively; however, retrospective application is also permitted. The Company is currently in the process of evaluating the impact on its financial statements.

In March 2024, the FASB issued ASU 2024-01, “Compensation — Stock Compensation (Topic 718): Scope Application of Profits Interest and Similar Awards” (“ASU 2024-01”). This guidance is intended to improve U.S. GAAP by adding an illustrative example to demonstrate how an entity should apply the scope guidance in paragraph 718-10-15-3 to determine whether profits interest and similar awards (“profits interest awards”) should be accounted for in accordance with Topic 718, Compensation — Stock Compensation. The amendments in ASU 2024-01 are effective for annual periods beginning after December 15, 2024, and interim periods within those annual periods. The amendments in ASU 2024-01 should be applied either (1) retrospectively to all prior periods presented in the financial statements or (2) prospectively to profits interest and similar awards granted or modified on or after the date at which the entity first applies the amendments. The Company is currently evaluating this guidance but does not expect the adoption to have a material impact on its financial statements.

In November 2024, the FASB issued ASU 2024-03, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses” (“ASU 2024-03”), which is intended to improve the disclosures of expenses by providing more detailed information about the types of expenses in commonly presented expense captions. Additionally, in January 2025, the FASB issued ASU 2025-01, “Income Statement — Reporting Comprehensive Income — Expense Disaggregation Disclosures (Subtopic 220-40): Clarifying the Effective Date” (“ASU 2025-01”), to clarify the effective date of ASU 2024-03. The standard requires breaking down expenses into specific categories, such as employee compensation and costs related to depreciation and amortization, as well as a qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. This ASU also requires disclosure of the total amount of selling expense and, in annual reporting periods, an entity’s definition of selling expenses. ASU 2024-03 is effective for the Company beginning in fiscal year 2027 and interim periods beginning in fiscal year 2028, either prospectively to financial statements issued for reporting periods after the effective date or retrospectively to all prior periods presented in the financial statements. Early adoption is permitted. The Company is currently evaluating the impact of adopting this ASU on its financial statement disclosures.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

4.      SIGNIFICANT BALANCE SHEET COMPONENTS

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Software licenses	$330	$310
Prepaid expenses	120	61
Other current assets	132	469
Total prepaid expense and other current assets	$582	$840

Property and equipment, net

Property and equipment, net consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Furniture and fixtures	$44	$44
Computer, hardware and software	104	104
Total property and equipment	$148	$148
Less: Accumulated depreciation	(120)	(104)
Total property and equipment, net	$28	$44

Depreciation expense was immaterial for the years ended December 31, 2024 and 2023 and is included in general and administrative expenses.

Capitalized software, net

Capitalized software, net consisted of the following as of December 31, 2024 and 2023:

	2024
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,021	$965	$56
Internal-use software	900	552	348
Implementation costs	13	13	—
Total capitalized software	$1,934	$1,530	$404
	2023
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Website development	$1,018	$801	$217
Internal-use software	753	426	327
Implementation costs	13	10	3
Total capitalized software	$1,784	$1,237	$547

Additions to capitalized software were $0.2 million for the years ended December 31, 2024 and 2023, respectively.

Amortization expense was $0.3 million for the years ended December 31, 2024 and 2023, respectively, and is included in general and administrative expenses.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

4.      SIGNIFICANT BALANCE SHEET COMPONENTS (cont.)

Annual estimated amortization of capitalized software, net for the next five fiscal years is as follows:

Year Ending December 31,	Estimates for the year
2025	$157
2026	111
2027	74
2028	46
2029	16
Thereafter	—
Total capitalized software, net	$404

Accrued expenses and other current liabilities

Accrued expenses and other current liabilities consisted of the following as of December 31, 2024 and 2023:

	2024	2023
Accrued state taxes	$—	$44
Sales return estimate	409	506
Accrued professional services	314	—
Accrued credit card payable	356	399
Total accrued expenses and other current liabilities	$1,079	$949

5.      MEMBERS’ CAPITAL

The Company has 100 total units of membership interest that are held by four members. Each member equally shares a pro rata ownership percentage in the Company’s capital, profits, losses, and distributions. As of December 31, 2024 and 2023, 100 membership interest units were issued and outstanding.

6.      LEASES

The Company leases certain office and warehouse space under a single long-term, non-cancelable operating lease. This lease includes one or more options to renew the lease term or terminate the lease. The exercise of these options is at the Company’s discretion and is therefore included in the determination of the lease term when it is reasonably certain the Company will exercise such options. As the Company’s lease does not contain a readily determinable implicit rate, the Company determined the present value of the lease liability using its incremental borrowing rate at the lease commencement date. The Company’s lease is classified as an operating lease.

In February 2023, the Company amended its current lease to extend the term from March 1, 2023 through February 28, 2026, with all other material terms remaining the same. The Company remeasured the ROU asset, lease liability, and straight-line rent expense to reflect the impact of this amendment.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

6.      LEASES (cont.)

As of December 31, 2024, future payments associated with the Company’s operating lease liability were as follows:

Year Ending December 31,	Amount
2025	$242
2026	41
2027	—
2028	—
2029	—
Thereafter	—
Total minimum lease payment	$283
Less: amount representing interest	(9)
Present value of operating lease obligations	$274

Operating lease liability, current	233
Operating lease liability, non-current	41
Total operating lease liability	$274

The remaining lease term and discount rate related to the Company’s ROU asset and lease liability for its operating lease was as follows as of December 31, 2024 and 2023:

	2024	2023
Remaining lease term (in years)	1.16	2.16
Discount rate	6.12%	6.12%

Supplemental information concerning the cash flow impact arising from the Company’s lease recorded in the Company’s statements of cash flows is detailed in the following table for the years ended December 31, 2024 and 2023:

	2024	2023
Cash paid for amounts included in the measurement of lease liability	$231	$220

7.      SEGMENT INFORMATION

The Company operates as a single operating segment. The Company’s chief operating decision maker is one individual and has the role of Chief Executive Officer (the “CODM”). The CODM reviews financial information including operating results and assets on a company-wide basis, accompanied by disaggregated information about the Company’s revenue. For information about how the Company derives revenue, as well as the Company’s accounting policies, refer to Note 3.

The CODM uses multiple measures of performance including net income to assess performance, evaluate cost optimization, and allocate financial, capital and personnel resources. Asset information is not presented as the CODM does not use asset information for purposes of making operating decisions, allocating resources, and evaluating financial performance.

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

7.      SEGMENT INFORMATION (cont.)

The following table sets forth significant expense categories and other specified amounts included in net income that are reviewed by the CODM, or are otherwise regularly provided to the CODM, for the years ended December 31, 2024 and 2023:

	Year Ended December 31
	2024	2023
Net revenues	$93,122	$96,283
Less:
Inventory and product costs	80,729	83,272
Depreciation and amortization expense	309	359
Other costs and expenses(1)	8,023	8,483
Interest Income	(240)	(168)
Net income	$4,301	$4,337

____________

(1)      Other costs and expenses primarily consists of employee compensation expense, shipping expenses, payment processing fees, and program and web development expenses.

As of December 31, 2024 and 2023, all of the Company’s property and equipment were maintained in the United States. For the years ended December 31, 2024 and 2023, all of the Company’s revenues and expenses were generated and incurred in the United States.

8.      COMMITMENTS AND CONTINGENCIES

Litigation

From time to time, the Company may become involved in various litigation and administrative proceedings relating to claims arising from its operations in the normal course of business. Management believes that the ultimate resolution of any such matter will not have a material adverse effect on the financial position or results of operations of the Company.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

In April 2021, the Company entered into a transaction advisory service agreement to facilitate potential corporate transactions, including mergers, acquisitions, and restructurings. Under the agreement, the Company is obligated to pay the advisor a tiered fee based on the transaction value, ranging from 2% to 5%, with a minimum fee of $1.5 million. The terms of the transaction fee were renegotiated subsequent to December 31, 2024. Refer to Note 9 for additional information.

There were no other commitments and contingencies as of December 31, 2024 and 2023.

9.      SUBSEQUENT EVENTS

The Company has evaluated subsequent events through March 15, 2025, which is the date the financial statements were available to be issued.

On January 6, 2025, the Company entered into a Business Combination Agreement with Colombier Acquisition Corp. II (“Colombier”, “CAC”, or the “Parent”), Colombier II Merger Sub Inc., a wholly owned subsidiary of Colombier (“Purchaser Sub” or “Purchaser CAC”), and Colombier II Merger Sub LLC, a wholly owned subsidiary of Colombier (“Merger Sub”), The Parties intend to effect the merger therein, (i) Purchaser Merger Sub will merge with

METROPLEX TRADING COMPANY LLC (dba GrabAGun.com)
NOTES TO FINANCIAL STATEMENTS

9.      SUBSEQUENT EVENTS (cont.)

and into Colombier, with Colombier continuing as the surviving entity (the “Colombier Merger”) and, as a result of which, each issued and outstanding security of Colombier immediately prior to the effective time of the Colombier Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of Colombier shall receive substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of GrabAGun shall receive shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Common Stock”). As a result of the Mergers and other transactions contemplated by the Business Combination Agreement, Colombier and GrabAGun will become wholly-owned subsidiaries of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement, and Pubco will become a publicly traded company.

The aggregate consideration to be delivered to the equity holders of GrabAGun as of the effective time (collectively, the “Sellers”) will be $150.0 million (such amount, the “Merger Consideration”) consisting of: (i) a number of newly issued shares of Pubco Common Stock equal $100.0 million divided by $10.00 (the “Aggregate Stock Consideration”) plus (ii) an amount of cash equal to $50.0 million (the “Aggregate Cash Consideration”). Each Seller will be entitled to receive its pro rata portion of the Aggregate Stock Consideration and the Aggregate Cash Consideration. Upon the Closing, the gross cash and cash equivalents delivered to Pubco in connection with the transactions contemplated by the Business Combination Agreement after payments to Sellers to pay the Aggregate Cash Consideration and, including funds remaining in the trust account (after giving effect to the completion and payment of the Redemption and payment of the Colombier Transaction Expenses, but excluding the payment of the GrabAGun’s transaction expenses) and the aggregate amount of any transaction financing, shall equal or exceed $30.0 million.

In January 2025, the Company granted restricted member interest units, consisting of membership interests of the Company, to a consultant that includes a performance vesting condition that relates to the close of the proposed Business Combination to be settled in the form of 300,000 Class A Common Shares of Pubco. The units will be forfeited if the Business Combination is not consummated. On the grant date of January 6, 2025, the restricted member interest units are valued at $2.9 million. Until the Business Combination has closed, the Company considers the likelihood of the performance condition being met as “not probable”; as such, the Company will not recognize any compensation cost within its statements of operations until that time.

In January 2025, in anticipation of the merger with Colombier, the Company amended an existing transaction advisory service agreement. Under the terms of the amended agreement, the Company will pay a fixed fee of $2.5 million to the advisor if the transaction is consummated. As of December 31, 2024 and 2023, no amounts related to this contingent obligation have been recognized in the financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	MARCH 31, 2025	DECEMBER 31, 2024
	(Unaudited)
ASSETS
Total Current Assets	$—	$—
TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$33,342	$890
Due to related party	6,452	—
TOTAL LIABILITIES	39,794	890

Commitments and Contingencies

STOCKHOLDER’S DEFICIT
Common stock, $0.0001 par value; 5,000,000 shares authorized, 1,000 issued and outstanding	—	—
Additional paid-in capital	100	100
Stock subscription receivable	(100)	(100)
Accumulated deficit	(39,794)	(890)
Total Stockholder’s Deficit	(39,794)	(890)
TOTAL LIABILITIES AND STOCKHOLDER’S DEFICIT	$—	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

General and administrative expenses	$38,904
Loss from operations	(38,904)

Net loss	$(38,904)

Weighted average shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(38.90)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S DEFICIT

	Common Stock		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholder’s Deficit
	Shares	Amount
Balance – January 1, 2025	1,000	$—	$100	$(100)	$(890)	$(890)
Net loss	—	—	—	—	(38,904)	(38,904)
Balance – March 31, 2025	1,000	$—	$100	$(100)	$(39,794)	$(39,794)

The accompanying notes are an integral part of these condensed consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

Cash Flows from Operating Activities:
Net loss	$(38,904)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	32,452
Due to related party	6,452
Net cash used in operating activities	—

Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GrabAGun Digital Holdings Inc. (the “Company” or “Holdings”) was incorporated in Texas on December 30, 2024. The Company was formed for the purpose of merging with Colombier Acquisition Corp. II (“Colombier II”) prior to the transactions contemplated in the Merger Agreement, as defined below, to facilitate the consummation of the Business Combination.

On December 30, 2024, the Company formed Gauge II Merger Sub LLC and was issued 1,000 shares for consideration of $100, which represents 100% ownership of Gauge II Merger Sub LLC.

On February 4, 2025, Gauge II Merger Sub Corp. was formed. The Company received 1 share of Gauge II Merger Sub Corp. for a consideration of $1.

Proposed Business Combination

On January 6, 2025, Colombier Acquisition Corp. II, a Cayman Islands exempted company, entered into a Business Combination Agreement with Metroplex Trading Company, LLC (d/b/a GrabAGun), a Texas limited liability company, GrabAGun Digital Holdings Inc., a Texas corporation fifty-percent owned by Colombier II and fifty-percent owned by GrabAGun (“Pubco”), Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) and, upon execution of a joinder, a to-be-formed Cayman Islands exempted company to be named “Gauge II Merger Sub Corp.” (“Purchaser Merger Sub”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions, (i) Purchaser Merger Sub will merge with and into Colombier II, with Colombier II continuing as the surviving entity (the “Colombier Merger”) and, as a result of which, each issued and outstanding security of Colombier II immediately prior to the effective time of the Colombier Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of Colombier II shall receive substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of GrabAGun shall receive shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Common Stock”). As a result of the Mergers and other transactions contemplated by the Business Combination Agreement, Colombier II and GrabAGun will become wholly-owned subsidiary of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement, and Pubco will become a publicly traded company.

Liquidity and Going Concern

For the three months ended March 31, 2025, the Company reported net loss of $38,904. As of March 31, 2025, the Company had an aggregate cash of $0 and a working capital deficit of $39,794.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. If the Business Combination is not consummated by February 24, 2026 (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and potential dissolution if the Business Combination is not consummated by the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principals of Consolidation

The consolidated financial statements include the accounts of GrabAGun Digital Holdings Inc. and Gauge II Merger Sub LLC, (collectively referred to as the “Company”). All significant inter-company balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

On December 30, 2024, the Company issued 500 shares of common stock to Colombier II and GrabAGun, respectively, for a consideration of $50, respectively. As of March 31, 2025 and December 31, 2024, $100 related to the issuances of the common stock was unpaid and is reflected within the accompanying condensed consolidated balance sheets as a stock subscription receivable.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2025

NOTE 3. RELATED PARTY TRANSACTIONS (cont.)

On December 30, 2024, the Company formed Gauge II Merger Sub LLC and was issued 1,000 shares for consideration of $100, which represents 100% ownership of Gauge II Merger Sub LLC.

On February 4, 2025, Gauge II Merger Sub Corp. was formed. The Company received 1 share of Gauge II Merger Sub Corp. for a consideration of $1.

As of March 31, 2025 and December 31, 2025, $6,452 and $0, respectively, were paid by a related party to cover certain expenses and are reflected as a due to related party in the accompanying condensed consolidated balance sheets.

NOTE 4. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. At March 31, 2025 and December 31, 2024, there are 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM, or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

For the three months ended March 31, 2025
General and administrative expenses	$38,904

Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis.

NOTE 6. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheets date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, that would have required adjustment or disclosure in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and the Board of Directors of
GrabAGun Digital Holdings, Inc:

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of GrabAGun Digital Holdings Inc. and Subsidiary (the “Company”) as of December 31, 2024, and the related consolidated statements of operations, changes in stockholders’ deficit, and cash flows for the period from December 30, 2024 (inception) to December 31, 2024, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024, and the results of its operations and its cash flows for the period from December 30, 2024 to December 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Parent is unable to raise additional funds to alleviate liquidity needs and complete a business combination by February 24, 2026, then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2025.

New York, New York

March 21, 2025

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2024

ASSETS
Total Current Assets	—
TOTAL ASSETS	$—

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$890
TOTAL LIABILITIES	890

Commitments and Contingencies

STOCKHOLDERS’ DEFICIT
Common stock, $0.0001 par value; 5,000,000 shares authorized, 1,000 issued and outstanding	$—
Additional paid-in capital	100
Stock subscription receivable	(100)
Accumulated deficit	(890)
Total Stockholders’ Deficit	(890)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$—

The accompanying notes are an integral part of these consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Operating expenses	$890
Loss from operations	(890)

Net loss	$(890)

Weighted average shares of common stock outstanding, basic and diluted	1,000
Basic and diluted net loss per share of common stock	$(0.89)

The accompanying notes are an integral part of these consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

	Common Stock		Additional Paid-in Capital	Stock Subscription Receivable	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount
Balance – December 30, 2024 (inception)	—	$—	$—	$—	$—	$—
Issuance of common stock	1,000	—	100	(100)	—	—
Net loss	—	—	—	—	(890)	(890)
Balance – December 31, 2024	1,000	$—	$100	$(100)	$(890)	$(890)

The accompanying notes are an integral part of these consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

Cash Flows from Operating Activities:
Net loss	$(890)
Adjustments to reconcile net loss to net cash used in operations:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	890
Net cash provided by (used in) operating activities	—

Net Change in Cash	—
Cash – Beginning of period	—
Cash – End of period	$—

The accompanying notes are an integral part of these consolidated financial statements.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

GrabAGun Digital Holdings Inc. (the “Company” or “Holdings”) was incorporated in Texas on December 30, 2024. The Company was formed for the purpose of merging with Colombier Acquisition Corp. II (“Colombier II”) prior to the transactions contemplated in the Merger Agreement, as defined below, to facilitate the consummation of the Business Combination.

On December 30, 2024, the Company formed Gauge II Merger Sub LLC and was issued 1,000 shares for consideration of $100, which represents 100% ownership of Gauge II Merger Sub LLC.

Proposed Business Combination

On January 6, 2025, Colombier Acquisition Corp. II, a Cayman Islands exempted company, entered into a Business Combination Agreement with Metroplex Trading Company LLC (d/b/a GrabAGun), a Texas limited liability company, GrabAGun Digital Holdings Inc., a Texas corporation fifty-percent owned by Colombier II and fifty-percent owned by GrabAGun (“Pubco”), Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) and, upon execution of a joinder, a to-be-formed Cayman Islands exempted company to be named “Gauge II Merger Sub Corp.” (“Purchaser Merger Sub”).

Pursuant to the Business Combination Agreement and subject to the terms and conditions, (i) Purchaser Merger Sub will merge with and into Colombier II, with Colombier II continuing as the surviving entity (the “Colombier Merger”) and, as a result of which, each issued and outstanding security of Colombier II immediately prior to the effective time of the Colombier Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of Colombier II shall receive substantially equivalent securities of Pubco, (ii) Company Merger Sub will merge with and into GrabAGun, with GrabAGun continuing as the surviving entity (the “GrabAGun Merger”, and together with the Colombier Merger, the “Mergers”), and as a result of which each issued and outstanding security of GrabAGun immediately prior to the effective time of the GrabAGun Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of GrabAGun shall receive shares of common stock, par value $0.0001 per share, of Pubco (“Pubco Common Stock”). As a result of the Mergers and other transactions contemplated by the Business Combination Agreement, Colombier II and GrabAGun will become wholly-owned subsidiary of Pubco, all upon the terms and subject to the conditions set forth in the Business Combination Agreement, and Pubco will become a publicly traded company.

Liquidity and Going Concern

For the period from December 30, 2024 (inception) through December 31, 2024, the Company reported net loss of $890. As of December 31, 2024, the Company had an aggregate cash of $0 and a working capital deficit of $890.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. If the Business Combination is not consummated by February 24, 2026 (the “Combination Period”), then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and potential dissolution if the Business Combination is not consummated by the Combination Period raise substantial doubt about the Company’s ability to continue as a going concern.

As a result of the above, in connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s (“FASB”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that the Company’s liquidity condition raises substantial doubt about the Company’s ability to continue as a going concern through twelve months from the date these financial statements are available to be issued. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).

Principals of Consolidation

The consolidated financial statements include the accounts of GrabAGun Digital Holdings Inc. and Gauge II Merger Sub LLC, (collectively referred to as the “Company”). All significant inter-company balances have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future events. Accordingly, the actual results could differ significantly from those estimates.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of shares outstanding for the period. For purposes of calculating diluted loss per share, the denominator includes both the weighted average number of shares outstanding during the period and the number of common share equivalents if the inclusion of such common share equivalents is dilutive.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. RELATED PARTY TRANSACTIONS

On December 30, 2024, the Company issued 500 shares of common stock to Colombier II and GrabAGun, respectively, for a consideration of $50, respectively. As of December 31, 2024, $100 related to the issuances of the common stock was unpaid and is reflected within the accompanying consolidated balance sheet as a stock subscription receivable.

GRABAGUN DIGITAL HOLDINGS INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE PERIOD FROM DECEMBER 30, 2024 (INCEPTION) THROUGH DECEMBER 31, 2024

NOTE 3. RELATED PARTY TRANSACTIONS (cont.)

On December 30, 2024, the Company formed Gauge II Merger Sub LLC and was issued 1,000 shares for consideration of $100, which represents 100% ownership of Gauge II Merger Sub LLC.

NOTE 4. STOCKHOLDER’S DEFICIT

Common Stock

The Company is authorized to issue 5,000,000 shares of common stock with a par value of $0.0001 per share. At December 31, 2024, there are 1,000 shares of common stock issued and outstanding. Each share of common stock entitles the holder to one vote.

NOTE 5. SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise that engage in business activities from which it may recognize revenues and incur expenses, and for which separate financial information is available that is regularly evaluated by the CODM, or group, in deciding how to allocate resources and assess performance.

The CODM has been identified as the Chief Executive Officer, who reviews the assets, operating results, and financial metrics for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that there is only one reportable segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statement of operations as net income or loss. When evaluating the Company’s performance and making key decisions regarding resource allocation, the CODM reviews the below key metric included in net income or loss:

For the period from December 30, 2024 (inception) through December 31, 2024
Operating expenses	$890

Operating expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination or similar transaction within the business combination period. The CODM also reviews operating expenses to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. Operating expenses, as reported on the statement of operations, are the significant segment expenses provided to the CODM on a regular basis

NOTE 6. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, the Company did not identify any subsequent events, other than the below, that would have required adjustment or disclosure in these financial statements.

On February 4, 2025, Gauge II Merger Sub Corp. was formed. The Company received 1 share of Gauge II Merger Sub Corp. for a consideration of $1.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

Colombier Acquisition Corp. II,

as the Purchaser,

GrabAGun Digital Holdings Inc.,
as Pubco,

Gauge II Merger Sub LLC,
as Company Merger Sub,

and

Metroplex Trading Company LLC (d/b/a GrabAGun),
as the Company

and, upon execution of a joinder hereto, the other Parties hereto

Dated as of January 6, 2025

Annex A Page Nos.
I. MERGER	A-2
1.1. The Purchaser Merger	A-2
1.2. The Company Merger	A-3
1.3. Effective Time	A-3
1.4. Effect of the Mergers	A-3
1.5. Governing Documents	A-3
1.6. Directors, Officers and Managers of the Surviving Subsidiaries	A-4
1.8. Merger Consideration	A-4
1.9. Effect of Purchaser Merger on Issued Securities of the Purchaser and Purchaser Merger Sub	A-4
1.10. Effect of Company Merger on Issued Securities of the Company and Company Merger Sub	A-5
1.11. Effect of Mergers on Issued and Outstanding Securities of Pubco	A-5
1.12. Exchange Procedures	A-5
1.13. Tax Consequences	A-6
1.14. Taking of Necessary Action; Further Action	A-6

II. CLOSING	A-6
2.1. Closing	A-6

III. representations and warranties of the Purchaser	A-6
3.1. Organization and Standing	A-6
3.2. Authorization; Binding Agreement	A-6
3.3. Governmental Approvals	A-7
3.4. Non-Contravention	A-7
3.5. Capitalization	A-7
3.6. SEC Filings and Purchaser Financials	A-8
3.7. Absence of Certain Changes	A-9
3.8. Compliance with Laws	A-9
3.9. Actions; Orders; Permits	A-9
3.10. Taxes and Returns	A-9
3.11. Employees and Employee Benefit Plans	A-10
3.12. Properties	A-10
3.13. Material Contracts	A-10
3.14. Transactions with Affiliates	A-11
3.15. Investment Company Act	A-11
3.16. Finders and Brokers	A-11
3.17. Certain Business Practices	A-11
3.18. Insurance	A-11
3.19. Purchaser Trust Account	A-11
3.20. Exclusivity of Representations	A-12
3.21. Information Supplied	A-12

IV. RESERVED	A-12

v. representations and warranties of THE COMPANY	A-12
5.1. Organization and Standing	A-12
5.2. Authorization; Binding Agreement	A-13
5.3. Capitalization	A-13
5.4. Subsidiaries	A-14
5.5. Governmental Approvals	A-14
5.6. Non-Contravention	A-14

Annex A-i

Annex A Page Nos.
5.7. Financial Statements	A-14
5.8. Absence of Certain Changes	A-15
5.9. Compliance with Laws	A-15
5.10. Company Permits	A-15
5.11. Litigation	A-16
5.12. Material Contracts	A-16
5.13. Intellectual Property	A-17
5.14. Taxes and Returns	A-19
5.15. Real Property	A-20
5.16. Personal Property	A-20
5.17. Title to and Sufficiency of Assets	A-20
5.18. Employee Matters	A-20
5.19. Benefit Plans	A-21
5.20. Environmental Matters	A-23
5.21. Transactions with Related Persons	A-24
5.22. Insurance	A-24
5.23. Books and Records	A-24
5.24. Top Customers and Suppliers	A-25
5.25. Certain Business Practices	A-25
5.26. Privacy and Data Security	A-25
5.27. Investment Company Act	A-26
5.28. Finders and Brokers	A-26
5.29. Independent Investigation	A-26
5.30. Information Supplied	A-26

VI. COVENANTS	A-27
6.1. Access and Information	A-27
6.2. Conduct of Business of the Company	A-27
6.3. Conduct of Business of the Purchaser	A-30
6.4. Additional Financial Information	A-31
6.5. the Purchaser Public Filings	A-32
6.6. No Solicitation; Change in Recommendation	A-32
6.7. No Trading	A-33
6.8. Notification of Certain Matters	A-34
6.9. Efforts	A-34
6.10. Tax Matters	A-35
6.11. Further Assurances	A-36
6.12. The Registration Statement	A-36
6.13. Company Member Meeting	A-37
6.14. Public Announcements	A-37
6.15. Confidential Information	A-38
6.16. Documents and Information	A-39
6.17. Post-Closing Board of Directors and Executive Officers	A-39
6.18. Indemnification of Officers and Directors; Tail Insurance	A-39
6.19. Trust Account Proceeds	A-40
6.20. Transaction Financing	A-40
6.21. ATF Change of Control	A-40
6.22. Qualification to do Business	A-40
6.23. Purchaser Merger Sub	A-41

Annex A-ii

Annex A Page Nos.
VII. Closing conditions	A-41
7.1. Conditions of Each Party’s Obligations	A-41
7.2. Conditions to Obligations of the Company	A-42
7.3. Conditions to Obligations of the Purchaser	A-43
7.4. Frustration of Conditions	A-44

VIII. TERMINATION AND EXPENSES	A-44
8.1. Termination	A-44
8.2. Effect of Termination	A-45
8.3. Fees and Expenses	A-45

Ix. WAIVERS and releases	A-46
9.1. Waiver of Claims Against Trust	A-46

x. MISCELLANEOUS	A-47
10.1. Notices	A-47
10.2. Binding Effect; Assignment	A-47
10.3. Third Parties	A-47
10.4. Governing Law; Jurisdiction	A-47
10.5. WAIVER OF JURY TRIAL	A-48
10.6. Specific Performance	A-48
10.7. Severability	A-48
10.8. Amendment	A-48
10.9. Waiver	A-48
10.10. Entire Agreement	A-48
10.11. Interpretation	A-49
10.12. Counterparts	A-49
10.13. Legal Representation	A-49

XI DEFINITIONS	A-50
11.1. Certain Definitions	A-50
11.2. Section References	A-59

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A	Form of Joinder
Exhibit B	Form of Seller Support Agreement
Exhibit C	Form of Lock-Up Agreement
Exhibit D	Insider Letter Amendment
Exhibit E	Pubco Stockholder Agreement
Exhibit F	Form of Amended Registration Rights Agreement

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BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of January 6, 2025 by and among (i) Colombier Acquisition Corp. II, a Cayman Islands exempted company registered with limited liability and share capital (together with its successors (as defined below), the “Purchaser”), (ii) GrabAGun Digital Holdings Inc., a Texas corporation fifty-percent owned by the Purchaser and fifty-percent owned by the Company (“Pubco”), (iii) upon execution of a Joinder hereto, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of Pubco to be named “Gauge II Merger Sub Corp.” (“Purchaser Merger Sub”), (iv) Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub” and together with Purchaser Merger Sub, the “Merger Subs”), and (v) Metroplex Trading Company LLC (d/b/a GrabAGun), a Texas limited liability company (together with its successors, the “Company”). The Purchaser, Pubco, Company Merger Sub and the Company are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”, and after the date hereof, the term “Party” shall include Purchaser Merger Sub after entry into a Joinder.

RECITALS:

A. The Company is an eCommerce retailer of firearms, ammunition and related accessories and other outdoor enthusiast products (the “Company Business”);

B. Pubco is a newly incorporated Texas corporation that is fifty-percent owned by the Purchaser and fifty-percent owned by the Company, and Pubco owns all of the issued and outstanding equity interests of Company Merger Sub, which is a newly organized entity formed for the sole purpose of effecting the Mergers (as defined below);

C. Upon its incorporation, Purchaser Merger Sub will be a newly incorporated Cayman Islands exempted company limited by shares that will be wholly owned by Pubco and incorporated for the sole purpose of effecting the Purchaser Merger (as defined herein) and is expected to sign a joinder agreement in substantially the form of Exhibit A hereto (a “Joinder”) as promptly as practicable after its formation;

D. Upon the terms and subject to the conditions set forth herein, the Parties desire and intend to effect a business combination transaction pursuant to which (i) Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”) and as a result of which each issued and outstanding security of the Purchaser immediately prior to the effective time of the Purchaser Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of the Purchaser shall receive substantially equivalent securities of Pubco and (ii) Company Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Company Merger”, and together with Purchaser Merger, the “Mergers”), and as a result of which each issued and outstanding security of the Company immediately prior to the effective time of the Company Merger shall no longer be outstanding and shall automatically be cancelled in exchange for which the security holders of the Company shall receive shares of common stock of Pubco and (iii) as a result of which Mergers, the Purchaser and the Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company;

E. The boards of directors of Pubco and the Purchaser (and upon Purchaser Merger Sub’s execution of a Joinder, the board of directors of Purchaser Merger Sub will have) each (i) determined that the respective Mergers to which they are a party are fair, advisable and in the best interests of their respective companies and stockholders or shareholders, as applicable, (ii) approved this Agreement and the transactions contemplated hereby, including, with respect to Pubco and the respective Mergers to which they are a party, upon the terms and subject to the conditions set forth herein, and (iii) determined to recommend to their respective stockholders or shareholders, as relevant, the approval and adoption of this Agreement and the transactions contemplated hereby, including, with respect to Pubco, and the respective Mergers to which they are a party (in case of the recommendation of the board of directors of the Purchaser, the “Purchaser Board Recommendation”);

F. Simultaneously with the execution and delivery of this Agreement, the Purchaser has received voting and support agreements in the form attached as Exhibit B hereto (collectively, the “Seller Support Agreements”) signed by the Company and the Sellers with respect to the Company Interests (as defined herein) held by them sufficient to approve the adoption of this Agreement and approve the Company Merger and the other transactions contemplated by this Agreement;

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G. Simultaneously with the execution and delivery of this Agreement, the Sellers have each entered into a Lock-Up Agreement with Pubco and the Purchaser, the form of which is attached as Exhibit C hereto (each, a “Lock-Up Agreement”);

H. Simultaneously with the execution and delivery of this Agreement, the Purchaser, the Company, Pubco and the IPO Underwriter have entered into an amendment to the Insider Letter Agreement with the Sponsor and the Purchaser’s directors and officers, a copy of which is attached as Exhibit D hereto (the “Insider Letter Amendment”), pursuant to which, among other matters, (a) effective as of the Closing, Pubco shall assume and be assigned the rights and obligations of Purchaser under the Insider Letter and (b) the Founder Shares will be released from the transfer restrictions applicable therein on the date on which the VWAP of the shares of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period beginning on the day of Closing;

I. Simultaneously with the execution and delivery of this Agreement, the Purchaser and the Company have entered into a Stockholder Agreement, a copy of which is attached as Exhibit E hereto (the “Pubco Stockholder Agreement”), pursuant to which, among other matters, (a) the Purchaser and the Company, as the stockholders of Pubco, agreed that Pubco, the Company Merger Sub and the Purchaser Merger Sub will not engage in any business activities other than as contemplated by this Agreement and have no assets or liabilities except in connection with the Transactions, (b) if this Agreement is terminated prior to Closing, the Purchaser and the Company shall cause Pubco to be dissolved and (c) each of the Purchaser and the Company agreed not to take any action with respect to Pubco without the consent of the other, not to be unreasonably withheld;

J. Promptly following the date hereof, the Purchaser, Pubco and the Company intend to enter into Non-Competition and Non-Solicitation Agreements in favor of Pubco and the Company with each of Marc Nemati, Matt W. Vittitow, Justin C. Hilty and Brent W. Cossey (collectively, the “Non-Competition Agreements”) each of which will be effective as of Closing and will provide for a restricted period from the Closing until the third anniversary of the Closing Date;

K. Simultaneously with the Closing, Purchaser, Pubco, the Sponsor and the Sellers, will execute and deliver an amendment and restatement of the Founder Registration Rights Agreement, the form of which is attached as Exhibit F hereto (the “Amended Registration Rights Agreement”), to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement, have such rights apply to the shares Pubco Common Stock, and to provide Sellers with registration rights thereunder;

L. Promptly following the date hereof, Pubco intends to enter into employment agreements with each of Marc Nemati, Matt W. Vittitow and Justin C. Hilty (collectively, the “Employment Agreements”), each of which shall be mutually satisfactory between the Purchaser and the applicable individual, and in each case to be effective as of Closing;

M. The Parties hereby agree and acknowledge that for U.S. federal income Tax purposes, the Mergers are intended to qualify as an exchange described in Section 351 of the Code, and each of the Parties acknowledges and agrees that each is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Mergers do not qualify under Section 351 of the Code (as defined herein); and

N. Certain capitalized terms used herein are defined in Article XI hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 The Purchaser Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Companies Act (Revised) of the Cayman Islands (as amended, the “Act”), Purchaser Merger Sub and the Purchaser shall consummate the Purchaser Merger, pursuant to which Purchaser Merger Sub shall be merged with and into the Purchaser, following which the separate corporate existence of the Purchaser Merger Sub shall cease and the Purchaser shall continue as the surviving company in the

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Purchaser Merger. The Purchaser as the surviving company after Purchaser Merger is hereinafter sometimes referred to as “Purchaser Surviving Subsidiary” (provided, that references to the Purchaser for periods after the Effective Time shall include Purchaser Surviving Subsidiary).

1.2 The Company Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and in accordance with the applicable provisions of the Business Organizations Code of the State of Texas (as amended, the “TBOC”), Company Merger Sub and the Company shall consummate the Company Merger, pursuant to which Company Merger Sub shall be merged with and into the Company, following which the separate limited liability company existence of Company Merger Sub shall cease and the Company shall continue as the surviving limited liability company in the Company Merger. The Company as the surviving limited liability company after the Company Merger is hereinafter sometimes referred to as “Company Surviving Subsidiary” (provided, that references to the Company for periods after the Effective Time shall include Company Surviving Subsidiary), and together with Purchaser Surviving Subsidiary, the “Surviving Subsidiaries”.

1.3 Effective Time. Subject to the conditions of this Agreement, the Parties shall (i) cause the Purchaser Merger to be consummated by executing a plan of merger (the “Purchaser Merger Plan of Merger”) approved by the directors and by special resolutions of the members (“Special Resolution”) of the Purchaser and Purchaser Merger Sub, in such form as is required by, and executed in accordance with, the relevant provisions of the Act, and filing the Purchaser Merger Plan of Merger, together with the Special Resolution and all such other documents required to effect the Purchaser Merger pursuant to the Act with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided in Section 233 of the Act (the “Purchaser Merger Documents”), and take such other actions as may be required in accordance with the applicable provisions of the Act to effect the Purchaser Merger, and (ii) cause the Company Merger to be consummated by filing a certificate of merger in form and substance reasonably acceptable to the Company and the Purchaser (the “Company Certificate of Merger”) with the Secretary of State of the State of Texas in accordance with the applicable provisions of the TBOC, with each of the Mergers to be consummated and effective simultaneously at 5:00 p.m. New York City time on the Closing Date or at such other date and/or time as may be agreed in writing by the Company and the Purchaser and specified in each of the Purchaser Merger Plan of Merger and the Company Certificate of Merger (the “Effective Time”).

1.4 Effect of the Mergers. At the Effective Time, the effect of the Mergers shall be as provided in this Agreement and the applicable provisions of the Act, the TBOC and other applicable Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) the rights, the property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Purchaser and the Purchaser Merger Sub, shall immediately vest in the Purchaser Surviving Subsidiary and the Purchaser Surviving Subsidiary shall become liable for and subject, in the same manner as the Purchaser and the Purchaser Merger Sub, to all mortgages, charges or security interests, and all contracts, obligations, claims, debts, and liabilities of each of Purchaser and Purchaser Merger Sub, and (ii) all the property, rights, agreements, privileges, powers and franchises of Company Merger Sub shall vest in Company Surviving Subsidiary and all debts, liabilities, obligations and duties of Company Merger Sub shall become the debts, liabilities, obligations and duties of Company Surviving Subsidiary. All the rights and obligations of the Purchaser and Purchaser Merger Sub, and all rights and obligations of the Company and Company Merger Sub, under this Agreement and the Ancillary Documents from and after the Effective Time shall become the rights and obligations of Purchaser Surviving Subsidiary and Company Surviving Subsidiary, respectively.

1.5 Governing Documents. At the Effective Time, (i) the amended and restated memorandum and articles of association of the Purchaser Surviving Subsidiary, which will be substantially in the form of the memorandum and articles of association of Purchaser Merger Sub, as in effect immediately prior to the Effective Time, as set out in the Purchaser Merger Plan of Merger, will be the amended and restated memorandum and articles of association of the Purchaser Surviving Subsidiary; (ii) the name of the Purchaser Surviving Subsidiary shall be such name as reasonably determined by Pubco as provided in the Purchaser Merger Plan of Merger, and (ii) each of the certificate of formation and operating agreement of Company Merger Sub shall become the certificate of formation and operating agreement of Company Surviving Subsidiary, respectively, except that the name of Company Surviving Subsidiary in such certificate of formation and operating agreement shall be “GrabAGun LLC.”

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1.6 Directors, Officers and Managers of the Surviving Subsidiaries. At the Effective Time, (i) the board of directors and executive officers of Purchaser Surviving Subsidiary shall be the board of directors and executive officers of Pubco, after giving effect to Section 6.17, each to hold office in accordance with the amended and restated memorandum and articles of association of the Purchaser Surviving Subsidiary, and (ii) the managing members and executive officers of Company Surviving Subsidiary shall be designated by the Company, each to hold office in accordance with the organizational documents of the Company Surviving Subsidiary until their successors are duly elected or appointed and qualified or their earlier death, resignation, or removal.

1.7 [Reserved].

1.8 Merger Consideration.

(a) The aggregate consideration to be paid to holders of the Company Interests as of the Effective Time (collectively, the “Sellers”) pursuant to the Company Merger shall be equal to One Hundred and Fifty Million U.S. Dollars ($150,000,000) (such amount, the “Merger Consideration”) consisting of: (i) a number of newly issued shares of Pubco Common Stock equal to One Hundred Million U.S. Dollars ($100,000,000) divided by Ten U.S. Dollars ($10.00) (the “Aggregate Stock Consideration”) plus (ii) an amount of cash equal to Fifty Million U.S. Dollars ($50,000,000) (the “Aggregate Cash Consideration”). At the Effective Time, the Company Interests (excluding the Excluded Interests, if any), issued and outstanding as of immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right for each Seller to receive its Pro Rata Cash Consideration and its Pro Rata Stock Consideration.

1.9 Effect of Purchaser Merger on Issued and Outstanding Securities of the Purchaser and Purchaser Merger Sub. At the Effective Time, by virtue of the Purchaser Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Purchaser Public Units. At the Effective Time, each issued and outstanding Purchaser Public Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share and one-third (1/3) of one Purchaser Public Warrant in accordance with the terms of the applicable Purchaser Public Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of this Section 1.9 below.

(b) Purchaser Ordinary Shares. At the Effective Time, each issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.9(d) below, but including those described in Section 1.9(a) above) shall be converted automatically into and thereafter represent the right to receive one share of Pubco Common Stock.

(c) Purchaser Warrants. At the Effective Time, each issued and outstanding Purchaser Public Warrant shall be converted into one Pubco Public Warrant and each issued and outstanding Purchaser Private Warrant shall be converted into one Pubco Private Warrant. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire shares of Pubco Common Stock in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Public Warrants or Pubco Private Warrants remain outstanding, a sufficient number of shares of Pubco Common Stock for delivery upon the exercise of such Pubco Public Warrants or Pubco Private Warrants, as applicable.

(d) Treasury Shares. At the Effective Time, if there are any shares of the Purchaser that are owned by the Purchaser as treasury shares or by any direct or indirect Subsidiary of the Purchaser, such shares shall be canceled and extinguished without any conversion thereof or payment therefor.

(e) Purchaser Merger Sub Ordinary Shares. At the Effective Time, each Purchaser Merger Sub Ordinary Share issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of Purchaser Surviving Subsidiary, with the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding shares of Purchaser Surviving Subsidiary.

Annex A-4

1.10 Effect of Company Merger on Issued Securities of the Company and Company Merger Sub. At the Effective Time, by virtue of the Company Merger and without any action on the part of any Party or the holders of securities of any Party:

(a) Company Interests. At the Effective Time, each Company Interest issued and outstanding immediately prior to the Effective Time (other than the Company Interests described in Section 1.10(b) below) will be cancelled and cease to exist in exchange for the right to receive the Pro Rata Stock Consideration and the Pro Rata Cash Consideration as described in Section 1.8. As of the Effective Time, each holder of Company Interests shall cease to have any other rights with respect to the Company Interests, except as otherwise required under applicable Law.

(b) Treasury Interests. At the Effective Time, if there are any equity securities of the Company that are owned by the Company in treasury immediately prior to the Effective Time, such equity interests (collectively, the “Excluded Interests”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(c) Company Convertible Securities. Any outstanding Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and terminated and cease to represent a right to acquire, be exchanged for or convert into Company Interests.

(d) Company Merger Sub Interests. At the Effective Time, each membership interest of Company Merger Sub outstanding immediately prior to the Effective Time shall be converted into an equal number of membership interests of Company Surviving Subsidiary, with the same rights, powers and privileges as the membership interests so converted and shall constitute the only equity interests in Company Surviving Subsidiary.

1.11 Effect of Mergers on Issued and Outstanding Securities of Pubco. At the Effective Time, by virtue of the Mergers and without any action on the part of any Party or the holders of securities of any Party, all of the shares of Pubco issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof or payment therefor.

1.12 Exchange Procedures.

(a) Pubco, the Purchaser and the Company shall appoint Continental Stock Transfer & Trust Company or another mutually agreeable bank or trust company, to act as exchange agent (“Exchange Agent”) for the distribution of the Merger Consideration to the Sellers pursuant to this Section 1.12 and an exchange agent agreement in form and substance mutually agreeable to the Purchaser and the Company.

(b) As soon as reasonably practicable after the SEC Approval Date, the Company will, or will cause the Exchange Agent to, deliver to each Seller a letter of transmittal (and any instructions related thereto) in form and substance reasonably acceptable to the Purchaser and the Company (the “Letter of Transmittal”) to be completed and executed by such Person. The Letter of Transmittal will contain, among other things, customary representations of each Seller, including due authority, valid ownership, title and interest, absence of encumbrances (other than Permitted Liens set forth on Schedule 5.17), a general release and waiver for any pre-Closing claims against the Parties and ability to engage in the Transactions.

(c) Immediately prior to the Effective Time, (i) Pubco will deliver or cause to be delivered to the Exchange Agent a number of shares of Pubco Common Stock equal to the Aggregate Stock Consideration to be issued to the Sellers at Closing and (ii) the Purchaser will deliver or cause to be delivered to the Exchange Agent an amount of cash equal to the Aggregate Cash Consideration to be distributed to the Sellers at Closing. The Exchange Agent will be deemed to be the agent for the Sellers for the purpose of receiving the Merger Consideration, and delivery of the Aggregate Cash Consideration and Aggregate Stock Consideration to the Exchange Agent will be deemed to be delivery to the Sellers at the Effective Time, with respect to the Merger Consideration. Until they are distributed, the shares of Pubco Common Stock held by the Exchange Agent will be deemed to be outstanding from and after the Effective Time but the Exchange Agent will not vote those shares or exercise any rights of a stockholder with regard to such shares. If any dividends or distributions are paid with respect to shares of Pubco Common Stock while they are held by the Exchange Agent, the Exchange Agent will hold the dividends or distributions, uninvested, until shares of Pubco Common Stock are distributed to the applicable Sellers, at which time the Exchange Agent will distribute the dividends or distributions that have been paid with regard to those shares of Pubco Common Stock to such former Sellers.

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(d) Each Seller shall be entitled to receive from the Exchange Agent (i) the Pro Rata Stock Consideration via electronic book entry and (ii) the Pro Rata Cash Consideration, in each case, to which such Seller is entitled under Section 1.8 in respect of each Seller’s Company Interests, as soon as reasonably practicable after the Effective Time but subject to the delivery by each Seller to the Exchange Agent of the following items (collectively, the “Transmittal Documents”): (i) a properly completed and duly executed Letter of Transmittal, (ii) a spousal consent and (iii) such other documents as may be reasonably required by Pubco and the Company.

(e) Notwithstanding anything to the contrary contained herein, no fraction of a share of Pubco Common Stock will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Pubco Common Stock (after aggregating all fractional shares of Pubco Common Stock that otherwise would be received by such holder) shall instead have the number of shares of Pubco Common Stock issued to such Person rounded down in the aggregate to the nearest whole share of Pubco Common Stock.

1.13 Tax Consequences. It is intended by the Parties that the Mergers shall, collectively, constitute a transaction described in Section 351 of the Code.

1.14 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Purchaser Surviving Subsidiary with all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of each of the Purchaser and the Purchaser Merger Sub, or Company Surviving Subsidiary with full right, title and possession to all assets, property, rights, agreements, privileges, powers and franchises of Company Merger Sub, the then current officers and directors of Purchaser Surviving Subsidiary and Pubco, and the then officers and the then managers of Company Surviving Subsidiary shall take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement and the Purchaser Merger Plan of Merger.

Article II
CLOSING

2.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), counsel to the Purchaser, 1345 Avenue of the Americas, New York, NY 10105, on a date and at a time to be agreed upon by the Purchaser and the Company, which date shall be no later than the second (2nd) Business Day after all the Closing conditions to this Agreement have been satisfied or waived, or at such other date, time or place (including remotely) as the Purchaser and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article III
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

Except as set forth in (i) the disclosure schedules delivered by the Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR, the Purchaser represents and warrants to the Company, as follows:

3.1 Organization and Standing. The Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. The Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. The Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents, as currently in effect. The Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

3.2 Authorization; Binding Agreement. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform the Purchaser’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject

Annex A-6

to obtaining the Required Purchaser Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of the Purchaser and (b) other than the Required Purchaser Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in the Agreement, on the part of the Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Purchaser is a party shall be when delivered, duly and validly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”).

3.3 Governmental Approvals. Except as otherwise described on Schedule 3.3, no Consent of or with any Governmental Authority, on the part of the Purchaser is required to be obtained or made in connection with the execution, delivery or performance by the Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by the Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with NYSE or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.4 Non-Contravention. Except as otherwise described on Schedule 3.4, the execution and delivery by the Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by the Purchaser of the transactions contemplated hereby and thereby, and compliance by the Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Purchaser’s Organizational Documents, (b) contravene or conflict with or constitute a violation of any provisions of Law or Order binding upon or applicable to the Purchaser, (c) subject to obtaining the Consents from Governmental Authorities referred to in Section 3.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Purchaser or any of its properties or assets, or (d) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (c) or (d) that would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.5 Capitalization.

(a) The Purchaser’s authorized share capital is $55,100, comprised of: (i) 550,000,000 Purchaser Ordinary Shares, consisting of 500,000,000 Purchaser Class A Ordinary Shares, par value $0.0001 per share, of which 17,000,000 Purchaser Class A Ordinary Shares are issued and outstanding as of the date of this Agreement, and 50,000,000 Purchaser Class B Ordinary Shares, par value $0.0001 per share, of which 4,250,000 Purchaser Class B Ordinary Shares are issued and outstanding as of the date of this Agreement, and (ii) 1,000,000 Purchaser Preference Shares, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement. All outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Act, the Purchaser’s Organizational Documents or any Contract to which the Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws.

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(b) Except as set forth on Schedule 3.5(a) or Schedule 3.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued shares of the Purchaser or (B) obligating the Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for such shares, or (C) obligating the Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of the Purchaser to repurchase, redeem or otherwise acquire any shares of the Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth on Schedule 3.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which the Purchaser is a party with respect to the voting of any shares of the Purchaser.

(c) All Indebtedness of the Purchaser as of the date of this Agreement is disclosed on Schedule 3.5(c). No Indebtedness of the Purchaser contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Purchaser or (iii) the ability of the Purchaser to grant any Lien on its properties or assets.

(d) Since the date of formation of the Purchaser, and except as contemplated by this Agreement, the Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the Purchaser’s board of directors has not authorized any of the foregoing.

3.6 SEC Filings and Purchaser Financials.

(a) The Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement and the Purchaser has not taken any action prohibited by Section 402 of SOX regarding this Section 3.6(a). Except to the extent available on the SEC’s web site through EDGAR, the Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Purchaser’s annual reports on Form 10-K for each fiscal year of the Purchaser beginning with the first year the Purchaser was required to file such a form, (ii) the Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that the Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of the Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). As of their respective dates, the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, (A) the Purchaser Public Units, the Purchaser Class A Ordinary Shares, and the Purchaser Public Warrants are listed on NYSE, (B) the Purchaser has not received any written deficiency notice from NYSE relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on NYSE, (D) such Purchaser Securities are in compliance with all of the applicable corporate governance rules of NYSE and (E) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to any SEC Reports.

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(b) The Purchaser maintains disclosure controls and procedures required by Rules 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Purchaser and other material information required to be disclosed by the Purchaser in the reports and other documents that it files or furnishes under the Exchange Act is made known on a timely basis to the individuals responsible for the preparation of the Purchaser’s SEC filings and other public disclosure documents.

(c) The financial statements and notes of the Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(d) Except to the extent reflected or reserved against in the Purchaser Financials, the Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that are not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since the Purchaser’s formation in the ordinary course of business. The Purchaser has no off-sheet balance sheet arrangements.

(e) There are no outstanding loans or other extensions of credit made by the Purchaser to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Purchaser.

3.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth on Schedule 3.7, the Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (b) since September 30, 2024 through the date of this Agreement, not been subject to a Material Adverse Effect on the Purchaser.

3.8 Compliance with Laws. The Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on the Purchaser, and the Purchaser has not received written notice alleging any violation of applicable Law in any material respect by the Purchaser.

3.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of the Purchaser, threatened material Action to which the Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on the Purchaser. There is no material Action that the Purchaser has pending against any other Person. The Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. The Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect, except where the failure to hold such Consent or for such Consent to be in full force and effect would not reasonably be expected to have a Material Adverse Effect on the Purchaser.

3.10 Taxes and Returns.

(a) The Purchaser has timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are accurate and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 3.10(a) sets forth each jurisdiction where the Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations or other proceedings pending against the Purchaser in respect of any Tax, and the Purchaser has not been notified in writing of any proposed Tax claims or assessments against the Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon

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any of the Purchaser’s assets, other than Permitted Liens. The Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by the Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return. The Purchaser has complied in all material respects with all applicable Laws relating to Tax. There is no Action currently pending or, to the Knowledge of the Purchaser, threatened against the Purchaser by a Governmental Authority in a jurisdiction where the Purchaser does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. The Purchaser is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Purchaser, orally by any Tax authority that any such audit is contemplated or pending. The Purchaser does not have any Liability or potential Liability for the Taxes of another Person that is not adequately reflected in the Purchaser Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Purchaser is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Purchaser or Pubco with respect to any period following the Closing Date. The Purchaser has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(b) Since the date of its incorporation, the Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any material Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any material Tax Liability or refund.

(c) To the Knowledge of the Purchaser, there are no facts or circumstances that would reasonably be expected to prevent the Mergers from qualifying as an exchange described in Section 351 of the Code.

(d) There will be no Taxes due or payable by or on behalf of the Purchaser or Pubco in connection with or resulting from the Redemption.

3.11 Employees and Employee Benefit Plans. The Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

3.12 Properties. The Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. The Purchaser does not own or lease any material real property or material Personal Property.

3.13 Material Contracts.

(a) Except as set forth on Schedule 3.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which the Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which creates or imposes a Liability greater than $250,000 (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business, (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against the Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (iii) the Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by the Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract, and (iv) to the Knowledge of the Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by the Purchaser under any Purchaser Material Contract.

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3.14 Transactions with Affiliates. Schedule 3.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between the Purchaser and any (a) present or former director, officer or employee or Affiliate of the Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than ten percent (10%) of the Purchaser’s outstanding capital stock as of the date hereof.

3.15 Investment Company Act. The Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

3.16 Finders and Brokers. Except as set forth on Schedule 3.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Purchaser, the Company or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Purchaser.

3.17 Certain Business Practices.

(a) Neither the Purchaser, nor, to the Knowledge of the Purchaser, any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of the Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of the Purchaser are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Purchaser with respect to the any of the foregoing is pending or, to the Knowledge of the Purchaser, threatened.

(c) None of the Purchaser or any of its directors or officers, or, to the Knowledge of the Purchaser, any other Representative acting on behalf of the Purchaser is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and the Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

3.18 Insurance. Schedule 3.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Purchaser relating to the Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All such insurance policies are in full force and effect, and to the Knowledge of the Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by the Purchaser.

3.19 Purchaser Trust Account. As of December 31, 2024, the Trust Account had a balance of $177,611,732.72. Such monies are invested solely in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms (subject to the Enforceability Exceptions) and has not been amended or modified. The Purchaser has complied in all material respects with the terms of the Trust Agreement and is not in material breach thereof or material default thereunder and there does not exist under the Trust

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Agreement any event which, with the giving of notice or the lapse of time, would constitute such a material breach or material default by the Purchaser or, to the Knowledge of the Purchaser, by the Trustee. There are no separate contracts, agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) between the Purchaser and the Trustee that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate in any material respect and/or that would entitle any Person (other than the underwriters of the IPO, Public Shareholders who shall have elected to redeem their Purchaser Class A Ordinary Shares pursuant to the Purchaser Organizational Documents (or in connection with an extension of Purchaser’s deadline to consummate a Business Combination) or Governmental Authorities for Taxes) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except as described in the Trust Agreement and the IPO Prospectus. There are no Actions pending or, to the knowledge of Purchaser, threatened with respect to the Trust Account.

3.20 Independent Investigation. The Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company for the Registration Statement; and (b) neither the Company nor its Representatives has made any representation or warranty as to the Company, or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto, or with respect to the information provided by or on behalf of the Company for the Registration Statement.

3.21 Information Supplied. None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, if such information is revised by any subsequently filed amendment or supplement to the Registration Statement prior to the time the Registration Statement is declared effective by the SEC, this clause (a) shall solely refer to the time of such subsequent revision or supplement). None of the information supplied or to be supplied by the Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Purchaser makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Article IV
[RESERVED]

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to the Purchaser on the date hereof (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to the Purchaser, as follows:

5.1 Organization and Standing. The Company is a limited liability company duly incorporated, validly existing and in good standing under the Laws of the State of Texas and has all requisite limited liability power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Subsidiary of the Company is a corporation or other entity duly organized, validly existing and in good standing under the Laws

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of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority, as applicable, to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed and in good standing in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates to the extent that the character of the property owned, or leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or in good standing can be cured without material cost or expense. Schedule 5.1 lists all jurisdictions in which the Company is qualified to conduct business and all names other than its legal name under which the Company does business. The Company has provided to the Purchaser accurate and complete copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries, each as amended to date and as currently in effect. The Company is not in violation of any provision of its Organizational Documents.

5.2 Authorization; Binding Agreement. The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Company Member Approval. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by the Required Company Member Approval in accordance with the Company Operating Agreement, the TBOC, any other applicable Law or any Contract to which the Company or any of its equity holders is a party or by which it or its securities are bound, and no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. The Seller Support Agreements delivered by the Company include holders of Company Interests representing at least the Required Company Member Approval, and such Seller Support Agreements are in full force and effect.

5.3 Capitalization.

(a) All of the issued and outstanding Company Interests are set forth on Schedule 5.3(a), along with the beneficial and record owners thereof, all of which Company Interests and other equity interests are owned free and clear of any Liens other than the Permitted Liens set forth on Schedule 5.17(a) and those imposed under the Company Operating Agreement. The issued and outstanding Company Interests constitute all of the outstanding equity interests of the Company. All of the outstanding Company Interests and other equity interests of the Company have been duly authorized, are fully paid and non-assessable and not in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBOC, any other applicable Law, the Company Operating Agreement or any Contract to which the Company is a party or by which it or its securities are bound. The Company does not directly or indirectly hold any Company Interests or other equity interests of the Company in its treasury. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. The rights, privileges and preferences of the Company Interests are as stated in the Company Operating Agreement and as provided by the TBOC.

(b) There are no Company Convertible Securities, or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or any of its equity holders is a party or bound relating to any equity securities of the Company, whether or not outstanding. There are no issued, reserved for issuance, outstanding or authorized option, restricted unit award, restricted interest award, profits interest, profit participation, equity appreciation, phantom equity, or equity-based award or similar rights with respect to the Company. Except as set forth on Schedule 5.3(b), there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company Operating Agreement, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any equity interests or securities of the Company, nor has the Company granted any registration rights to any Person with respect to the Company’s equity securities. All of the Company’s securities have been granted, offered, sold and issued in compliance with all applicable securities Laws. As

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a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable and no rights in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Since January 1, 2024, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the members of the Company have not authorized any of the foregoing.

5.4 Subsidiaries. The Company does not have, and has never had, any Subsidiaries.

5.5 Governmental Approvals. Except as otherwise described on Schedule 5.5, no Consent of or with any Governmental Authority on the part of the Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as are expressly contemplated by this Agreement or (b) pursuant to Antitrust Laws.

5.6 Non-Contravention. Except as otherwise described on Schedule 5.6, the execution and delivery by the Company of this Agreement and each Ancillary Document to which the Company is or is required to be a party or otherwise bound, and the consummation by the Company of the transactions contemplated hereby and thereby and compliance by the Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of the Company’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 5.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to the Company or any of its material properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by the Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien upon any of the properties or assets of the Company, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract.

5.7 Financial Statements.

(a) True and correct copies of the (i) reviewed financial statements of the Company as of and for each of the twelve (12) months ended December 31, 2022 and December 31, 2023, consisting of the reviewed balance sheet of the Company as of December 31, 2022 and December 31, 2023 and the related reviewed income statement, changes in members’ equity and statement of cash flows for each of the applicable twelve (12) months then ended, and (ii) unaudited financial statements of the Company for the ten (10) months ended October 31, 2024, consisting of the unaudited balance sheet balance sheet of the Company for the ten (10) months ended October 31, 2024 and the related unaudited income statement, and, in each case, the related notes thereto (the “Unaudited Financials”), have been provided to the Purchaser. The Unaudited Financials (including the notes thereto) (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company, as at the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

(b) The Company maintains accurate books and records reflecting its assets and Liabilities and maintains proper and adequate internal accounting controls that provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of the Company and to maintain accountability for the Company’s assets, (iv) access to the Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of the Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with

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applicable Laws. The Company has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company. In the past five (5) years, neither the Company nor its Representatives has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

(c) The Company does not have any Indebtedness other than the Indebtedness set forth on Schedule 5.7(c), which schedule sets forth the amounts (including principal and any accrued but unpaid interest or other obligations) with respect to such Indebtedness. Except as disclosed on Schedule 5.7(c), no Indebtedness of the Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company, or (iii) the ability of the Company to grant any Lien on its properties or assets.

(d) The Company is not subject to any Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with GAAP), except for those that are either (i) adequately reflected or reserved on or provided for in the balance sheet of the Company and its Subsidiaries as of December 31, 2023 and contained in the Company Financials or (ii) not material and that were incurred after October 31, 2024 in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law).

(e) All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Company (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to the Company arising from its business.

5.8 Absence of Certain Changes. Except as set forth on Schedule 5.8, since December 31, 2023, the Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 6.2(b) (without giving effect to Schedule 6.2) if such action were taken on or after the date hereof without the consent of the Purchaser.

5.9 Compliance with Laws.

(a) Since January 1, 2022, the Company is not, and has not been, in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received, since January 1, 2022, any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or affected.

(b) The Company is not, and has not been, in material conflict or material non-compliance with, or in material default or violation of, nor has the Company received any written or, to the Knowledge of the Company, oral notice of any material conflict or non-compliance with, or material default or violation of, any Law applicable to the import, export, manufacture, use, transportation, possession, or transfer of firearms or other defense articles, including without limitation, the Gun Control Act of 1968 (chapter 44 of title 18, United States Code), the National Firearms Act of 1934 (chapter 53 of title 26, United States Code), and the Arms Export Control Act (22 U.S.C. § 2778), as well as all implementing regulations thereto (collectively, the “Firearms Regulations”).

5.10 Company Permits.

(a) The Company (and its employees who are legally required to be licensed by a Governmental Authority in order to perform his or her duties with respect to his or her employment with the Company), holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties (collectively, the “Company Permits”). The Company has made available to the Purchaser true, correct and complete copies of all material Company Permits, all of which material Company Permits are listed on Schedule 5.10(a). All of the Company Permits are in full force and effect, and no suspension or cancellation of any of the Company Permits is pending or, to the Company’s Knowledge, threatened. The Company is not in violation in any material respect of the terms of any Company Permit, and the Company has not received any written or, to the Knowledge of the Company, oral notice of any Actions relating to the revocation or modification, of any Company Permit.

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(b) Each individual set forth on Schedule 5.10(b) has been designated by the Company as an individual possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of the Company insofar as they pertain to firearms (a “Responsible Person”) and qualifies as a Responsible Person. No event has occurred, and no condition or circumstance exists, that could result in the disqualification, revocation or modification of the status of the individuals set forth on Schedule 5.10(b) as Responsible Persons.

5.11 Litigation. There is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, and no such Action has been brought or, to the Company’s Knowledge, threatened in the past five (5) years; or (b) Order now pending or outstanding or that was rendered by a Governmental Authority in the past five (5) years, in either case of (a) or (b) by or against the Company, its current or former directors, managers, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders of the Company must be related to the Company’s business, equity securities or assets), its business, equity securities or assets. The items listed on Schedule 5.11, if finally determined adversely to the Company, will not have, either individually or in the aggregate, a Material Adverse Effect upon the Company. In the past five (5) years, none of the current or former officers, senior management, managers or directors of the Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

5.12 Material Contracts.

(a) Schedule 5.12(a) sets forth a true, correct and complete list of, and the Company has made available to the Purchaser (including written summaries of oral Contracts), true, correct and complete copies of, each Contract to which the Company is a party or by which the Company, or any of its properties or assets are bound or affected (each Contract required to be set forth on Schedule 5.12(a), a “Company Material Contract”) that:

(i) contains covenants that limit the ability of the Company (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture (other than the Company Operating Agreement);

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of the Company having an outstanding principal amount in excess of $25,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $50,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of the Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of the Company, its business or material assets;

(vii) by its terms, individually or with all related Contracts, resulted, during the twelve (12)-month period prior to the date hereof, in aggregate payments or receipts to or by the Company under such Contract or Contracts of at least $50,000 or $100,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Company to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $100,000;

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(x) is between the Company and any directors, officers or employees of the Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Company to make any capital commitment or expenditure in excess of $50,000 (including pursuant to any joint venture);

(xii) relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which the Company has outstanding obligations (other than customary confidentiality obligations);

(xiii) provides another Person (other than any manager, director or officer of the Company) with a power of attorney;

(xiv) relates to the development, ownership, licensing or use of any Intellectual Property by, to or from the Company, other than Off-the-Shelf Software; or

(xv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant.

(b) With respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions), (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract, (iii) the Company is not in breach or default in any material respect, and, to the Knowledge of the Company, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by the Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by the Company, under such Company Material Contract; (v) the Company has not received written or, to the Knowledge of the Company, oral notice of an intention by any party to any such Company Material Contract that provides for a continuing obligation by any party thereto to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Company in any material respect; and (vi) the Company has not waived any material rights under any such Company Material Contract.

5.13 Intellectual Property.

(a) Schedule 5.13(a)(i) sets forth: (i) any and all U.S. and foreign registered Patents, Trademarks, Copyrights and Internet Assets and applications for registration of the same owned by the Company or otherwise used or held for use by the Company in which the Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates and (ii) all material unregistered Intellectual Property owned by the Company. Schedule 5.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $50,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which the Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from the Company, if any. The Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Company Registered IP and material unregistered Intellectual Property currently owned and used by the Company. All Company Registered IP and material unregistered Intellectual Property is owned exclusively by the

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Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP, and the Company has recorded assignments of all Company Registered IP with any applicable Intellectual Property offices or Governmental Authorities.

(b) The Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to the Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Company as presently conducted. The Company has performed all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and the Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor, to the Knowledge of the Company, has any event occurred that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of the Company, the continued use by the Company of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of the Company. Any and all registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by the Company are valid, in force and in good standing with all required fees and maintenance and/or renewal fees having been paid with no Actions pending to the Knowledge of the Company. The Company is not party to any Contract that requires the Company to assign to any Person all of its rights in any Intellectual Property developed by the Company under such Contract.

(c) The Company is not a party to any licenses, sublicenses and other agreements or permissions under which the Company is the licensor of any Intellectual Property.

(d) No Action is pending or, to the Company’s Knowledge, threatened against the Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense, or that otherwise relates to, any Intellectual Property currently owned, licensed, used or held for use by the Company, nor, to the Knowledge of the Company, is there any reasonable basis for any such Action. Except as described in Schedule 5.13(d), the Company has not received any written or, to the Knowledge of the Company, oral notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of the Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which the Company is a party or its otherwise bound that (i) restrict the rights of the Company to use, transfer, license or enforce any Intellectual Property owned by the Company, (ii) restrict the conduct of the business of the Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by the Company. To the Knowledge of the Company, the Company is not currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by the Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the business of the Company. Except as described in Schedule 5.13(d), to the Company’s Knowledge, no third party is currently, or in the past five (5) years has been, infringing upon, misappropriating or otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by the Company (“Company IP”) in any material respect.

(e) All Company IP was created by employees of the Company working within the scope of their employment, and as such, the Company is the owner under law of such Company IP. No current or former officers, employees or independent contractors of the Company have claimed any ownership interest in any Intellectual Property owned by the Company. To the Knowledge of the Company, there has been no violation of the Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by the Company. The Company has made available to the Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to the Company. To the Company’s Knowledge, none of the employees of the Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s commercially reasonable efforts to promote the interests of the Company, or that would materially conflict with the business of the Company as presently conducted or contemplated to be conducted. The Company has taken reasonable security measures in order to protect the secrecy, confidentiality and value of the material Company IP.

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(f) To the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data (including personally identifiable information) in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company.

(g) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of any Company IP License. To the Knowledge of the Company, following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Company’s rights under such Contracts or Company IP Licenses to the same extent that the Company would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay in the absence of such transactions.

5.14 Taxes and Returns.

(a) The Company has or will have timely filed, or caused to be timely filed, all federal, state, local and foreign income and other material Tax Returns required to be filed by it (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, or caused to be paid, all material Taxes required to be paid, other than such Taxes for which adequate reserves in the Company Financials have been established. The Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no Action currently pending or, to the Knowledge of the Company, threatened against the Company by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) Except as set forth on Schedule 5.14(c) of the Company Disclosure Schedules, the Company is not being audited by any Tax authority or has been notified in writing or, to the Knowledge of the Company, orally by any Tax authority that any such audit is contemplated or pending. There are no claims, assessments, audits, examinations, investigations or other Actions pending against the Company in respect of any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon the Company’s assets, other than Permitted Liens.

(e) The Company has collected or withheld all Taxes in excess of $10,000 in the aggregate currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

(f) The Company does not have any outstanding waivers or extensions of any applicable statute of limitations to assess any amount of Taxes. There are no outstanding requests by the Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) The Company has not made any change in accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) The Company has not participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) The Company does not have any Liability or potential Liability for the Taxes of another Person that is not adequately reflected in the Company Financials (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by Contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which is not the sharing of Taxes). The Company is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose

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which is not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on the Company with respect to any period following the Closing Date.

(j) The Company has not requested, nor is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) The Company is an “S corporation” within the meaning of Section 1361(a)(1) of the Code.

(l) To the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to prevent the Mergers from qualifying as an exchange described in Section 351 of the Code.

5.15 Real Property. Schedule 5.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by the Company for the operation of the business of the Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to the Purchaser a true and complete copy of each of the Company Real Property Leases, and in the case of any oral Company Real Property Lease, a written summary of the material terms of such Company Real Property Lease. The Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to the Enforceability Exceptions. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default on the part of the Company or, to the Knowledge of the Company, any other party under any of the Company Real Property Leases, and the Company has not received notice of any such condition. The Company does not own and has never owned any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

5.16 Personal Property. There is no item of Personal Property which is currently owned, used or leased by the Company with a book value or fair market value of greater than Twenty-Five Thousand Dollars ($25,000). The operation of the Company’s business as it is now conducted or presently proposed to be conducted is not in any material respect dependent upon the right to use the Personal Property of Persons other than the Company, except for such Personal Property that is owned, leased or licensed by or otherwise contracted to the Company.

5.17 Title to and Sufficiency of Assets. The Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the most recent balance sheet included in the Company Financials and (d) Liens set forth on Schedule 5.17(a). The assets (including Intellectual Property rights and contractual rights) of the Company constitute all of the assets, rights and properties that are used in the operation of the businesses of the Company as it is now conducted or that are used or held by the Company for use in the operation of the business of the Company, and taken together, are adequate and sufficient for the operation of the business of the Company as currently conducted.

5.18 Employee Matters

(a) The Company is not a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of the Company, and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. There are no unresolved labor controversies (including unresolved employee, consultant or independent contractor claims, grievances and/or disputes, whether raised internally with the Company or through a representative, including any harassment, age or other discrimination, or retaliation claims, wage and hour claims, and any other claims arising under local, state or federal labor and employment laws), that are pending or, to the Knowledge of the Company, threatened between the Company and Persons employed by or providing services as independent contractors to the Company. No current officer or employee of the Company has provided the Company written or, to the Knowledge of the Company, oral notice of his or her plan to terminate his or her employment with the Company.

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(b) The Company (i) is and for the last six (6) years has been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, legally-required trainings and notices, health and safety and wages and hours, and other Laws relating to discrimination, harassment, retaliation, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or, to the Knowledge of the Company, oral notice that there is any pending Action involving unfair labor practices against the Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the Knowledge of the Company, threatened against the Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) Schedule 5.18(c) hereto sets forth a complete and accurate list as of the date hereof of all employees of the Company showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Company)), (ii) any bonus, commission or other remuneration other than salary paid during the fiscal year ending December 31, 2023, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the fiscal year ended December 31, 2023. Except as set forth on Schedule 5.18(c), (A) no employee is a party to a written employment Contract with the Company and each is employed “at will”, and (B) the Company has paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and the Company does not have any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written or, to the Company’s Knowledge, oral agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth on Schedule 5.18(c), the Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with the Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to the Purchaser by the Company.

(d) There are no independent contractors (including consultants) currently engaged by the Company.

(e) To the Knowledge of the Company, since January 1, 2024, the Company has investigated all workplace harassment (including sexual harassment), discrimination, retaliation, and workplace violence written claims, if any, relating to current and/or former employees of the Company or third parties who interacted with current and/or former employees of the Company. With respect to each such written claim with merit, the Company has taken remedial action. Further, since January 1, 2024 no written allegations or, to the Knowledge of the Company, oral allegations of sexual harassment have been made to the Company against any individual in his or her capacity as director or an executive officer of the Company.

5.19 Benefit Plans.

(a) Set forth on Schedule 5.19(a) is a true and complete list of each Benefit Plan of the Company (each, a “Company Benefit Plan”). With respect to each Company Benefit Plan, there are no funded benefit obligations for which contributions have not been made or properly accrued and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with GAAP on the Company Financials. The Company is not, and has never in the past been, a member of a “controlled group” for purposes of Section 414(b), (c), (m) or (o) of the Code, nor does the Company have any Liability with respect to any collectively-bargained for plans, whether or not subject to the provisions of ERISA. No statement, either written or oral, has been made by the Company to any Person with regard to any Company Benefit Plan that was not in accordance with the Company Benefit Plan in any material respect.

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(b) Each Company Benefit Plan is and has been operated at all times in compliance with all applicable Laws in all material respects, including ERISA and the Code. Each Company Benefit Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code (i) has been determined by the IRS to be so qualified (or is based on a prototype plan which has received a favorable opinion letter) during the period from its adoption to the date of this Agreement and (ii) its related trust has been determined to be exempt from taxation under Section 501(a) of the Code or the Company has requested an initial favorable IRS determination of qualification and/or exemption within the period permitted by applicable Law. No fact exists which could adversely affect the qualified status of such Company Benefit Plans or the exempt status of such trusts.

(c) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of the Company, the Company has provided to the Purchaser accurate and complete copies, if applicable, of: (i) all Company Benefit Plan texts and agreements and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), (ii) all summary plan descriptions and material modifications thereto, (iii) the three (3) most recent Forms 5500, if applicable, and annual report, including all schedules thereto, (iv) the most recent annual and periodic accounting of plan assets, (v) the three (3) most recent nondiscrimination testing reports, (vi) the most recent determination letter received from the IRS, if any, (vii) the most recent actuarial valuation, and (viii) all material communications with any Governmental Authority.

(d) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and all applicable Laws, including the Code and ERISA, (ii) no breach of fiduciary duty that could reasonably be expected to result in Liability to the Company has occurred, (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration), (iv) no prohibited transaction, as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could reasonably be likely to result in liability to the Company, excluding transactions effected pursuant to a statutory or administration exemption; (v) no filing has been made with respect to any Company Benefit Plan under any voluntary correction program; (vi) there has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, any change in participation or coverage under, any Company Benefit Plan that would materially increase the expense of maintaining such Company Benefit Plan above the level of expense incurred with respect to such Company Benefit Plan for the most recent full fiscal year included in the Company Financials; and (vii) all contributions and premiums due through the Closing Date have been made in all material respects as required under all applicable Laws, including the Code and ERISA or have been fully accrued in all material respects on the Company Financials.

(e) During the six (6) year period preceding the Effective Time, neither the Company nor any of its ERISA Affiliates has maintained, contributed to, sponsored, had an obligation to contribute to or any Liability, whether absolute or contingent, with respect to (i) a “defined benefit plan” (as defined in Section 414(j) of the Code), (ii) a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) a “multiple employer plan” (as described in Section 413(c) of the Code). No Company Benefit Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company nor any ERISA Affiliate has incurred any Liability or otherwise could have any Liability, contingent or otherwise, under Title IV of ERISA and no condition presently exists that is expected to cause such Liability to be incurred. No Company Benefit Plan will become a multiple employer plan with respect to the Company immediately after the Closing Date. The Company currently does not maintain and has never maintained, and is not required currently and has never been required to contribute to or otherwise participate in, a multiple employer welfare arrangement or voluntary employees’ beneficiary association as defined in Section 501(c)(9) of the Code.

(f) There is no arrangement under any Company Benefit Plan with respect to any employee that would result in the payment of any amount that by operation of Sections 280G or 162(m) of the Code would not be deductible by the Company and no arrangement exists pursuant to which the Company will be required to “gross up” or otherwise compensate any person because of the imposition of any excise tax on a payment to such person.

(g) With respect to each Company Benefit Plan which is a “welfare plan” (as described in Section 3(1) of ERISA): (i) no such plan provides medical or death benefits with respect to current or former employees of the Company beyond their termination of employment (other than coverage mandated by Law, which is paid solely by such employees); and (ii) there are no reserves, assets, surplus or prepaid premiums under any such plan. The Company has complied with the provisions of Section 601 et seq. of ERISA and Section 4980B, 4980D, 4980H, 6721 and 6722 of the Code.

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(h) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation, (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any individual, or (iii) result in or satisfy a condition to the payment of compensation that would, in combination with any other payment, result in an “excess parachute payment” within the meaning of Section 280G of the Code. The Company has not incurred any Liability for any Tax imposed under Chapter 43 of the Code or civil liability under Section 502(i) or (l) of ERISA.

(i) Except to the extent required by Section 4980B of the Code or similar state Law, the Company does not provide health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(j) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any Liability to the Surviving Subsidiaries or Pubco, or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

(k) Each Company Benefit Plan that is subject to Section 409A of the Code (each, a “Section 409A Plan”) as of the Closing Date is indicated as such on Schedule 5.19(k). No equity-based awards have been issued or granted by the Company that are, or are subject to, a Section 409A Plan. Each Section 409A Plan has been administered in compliance, and is in documentary compliance, with the applicable provisions of Section 409A of the Code, the regulations thereunder and other official guidance issued thereunder. The Company does not have any obligation to any employee or other service provider with respect to any Section 409A Plan that may be subject to any Tax under Section 409A of the Code, and No payment to be made under any Section 409A Plan is, or to the Knowledge of the Company will be, subject to the penalties of Section 409A(a)(1) of the Code. There is no Contract or plan to which the Company is a party or by which it is bound to compensate any employee, consultant or director for any Taxes or interest imposed pursuant to Section 409A of the Code.

(l) Each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of all applicable Laws and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Foreign Pension Plan have been timely made. The Company has not incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

5.20 Environmental Matters.

(a) The Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could adversely affect such continued compliance with Environmental Laws and Environmental Permits or require capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) The Company is not the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. The Company has not assumed, contractually or by operation of Law, any Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against the Company or any assets of the Company alleging either or both that the Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) The Company has not manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws. No fact, circumstance, or condition exists in respect of the Company or any property

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currently or formerly owned, operated, or leased by the Company or any property to which the Company arranged for the disposal or treatment of Hazardous Materials that could reasonably be expected to result in the Company incurring any material Environmental Liabilities.

(e) There is no investigation of the business, operations, or currently owned, operated, or leased property of the Company or, to the Company’s Knowledge, previously owned, operated, or leased property of the Company pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any Liens under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of the Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to the Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed in respect of the currently or previously owned, leased, or operated properties of the Company.

5.21 Transactions with Related Persons. Neither the Company nor any of its Affiliates, nor any officer, director, manager, employee, trustee or beneficiary of the Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with the Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 5.21, the Company does not have outstanding any Contract or other arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of the Company. The assets of the Company do not include any receivable or other obligation from a Related Person, and the liabilities of the Company do not include any payable or other obligation or commitment to any Related Person.

5.22 Insurance.

(a) Schedule 5.22(a) lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by the Company relating to the Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Company are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. The Company does not have any self-insurance or co-insurance programs. In the past five (5) years, the Company has not received any notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) There is no individual insurance claim in excess of $25,000 made by the Company in the past five (5) years. The Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be material to the Company. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. The Company has not made any claim against an insurance policy as to which the insurer is denying coverage.

5.23 Books and Records. All of the financial books and records of the Company are complete and accurate in all material respects and have been maintained in the ordinary course consistent with past practice and in accordance with applicable Laws in all material respects.

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5.24 Top Customers and Suppliers. Schedule 5.24 lists, by dollar volume received or paid, as applicable, for each of (a) the twelve (12) months ended on December 31, 2023 and (b) the from January 1, 2024 through the most recent balance sheet date, the ten (10) largest customers of the Company (the “Top Customers”) and the ten (10) largest suppliers of goods or services to the Company (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of the Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, intends to cancel or otherwise terminate, any material relationships of such Person with the Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened to stop, decrease or limit materially, or intends to modify materially its material relationships with the Company or intends to stop, decrease or limit materially its products or services to the Company or its usage or purchase of the products or services of the Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer intends to refuse to pay any amount due to the Company or seek to exercise any remedy against the Company, (iv) the Company has not within the past two (2) years been engaged in any material dispute with any Top Supplier or Top Customer, and (v) to the Company’s Knowledge, the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will not adversely affect the relationship of the Company with any Top Supplier or Top Customer.

5.25 Certain Business Practices.

(a) Neither the Company, nor any of its officers, managers or directors or, to the Company’s Knowledge, any other Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or (iii) made any other unlawful payment. Since January 1, 2021, neither the Company, nor any of its officers, managers or directors or, to the Company’s Knowledge, any other Representatives acting on their behalf, has directly or knowingly indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Company or assist the Company in connection with any actual or proposed transaction.

(b) The operations of the Company are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions that govern the operations of the Company, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority that have jurisdiction over the Company, and no Action involving the Company with respect to the any of the foregoing is pending or, to the Knowledge of the Company, threatened.

(c) Neither the Company nor any of its directors, managers or officers, or, to the Knowledge of the Company, any other Representatives acting on its behalf the Company is currently (i) identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, the U.S. Department of State, or other applicable Governmental Authority; (ii) organized, resident, or located in, or a national of a comprehensively sanctioned country; or (iii) in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled, by a person identified in (i) or (ii); and the Company has not, directly or, knowingly, indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any country comprehensively sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC or the U.S. Department of State in the last five (5) fiscal years.

5.26 Privacy and Data Security.

(a) Except as described in Schedule 5.26(a), Company, and, to Knowledge of the Company, all vendors, processors, or other third parties acting for or on behalf of the Company in connection with the Processing of Personal Information or that otherwise have been authorized to have access to Personal Information in the possession or control of the Company, comply and at all times in the past three (3) years have complied, in all material respects with all of the following: (i) Privacy Laws; (ii) the Company Privacy and Data Security Policies; and (iii) any Contract requirements or terms of use concerning the Processing of Personal Information to which the Company is a party or otherwise bound as of the date hereof (“Privacy Agreements”). To the Knowledge of the Company, the operation of the business of the Company has not and does not violate any right to privacy or publicity of any third person under applicable Law.

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(b) The Company has delivered or made available to the Purchaser true, complete, and correct copies of all Company Privacy and Data Security Policies.

(c) To the Knowledge of the Company, no Person has obtained unauthorized access to Personal Information in the possession of the Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data, and no written or, to the Knowledge of the Company, oral complaint relating to an improper use or disclosure of, or a breach in the security of, any such information or data has been received by the Company (a “Security Incident”). The Company has not notified and, to Knowledge of the Company, there have been no facts or circumstances that would require the Company to notify, any Governmental Authority or other Person of any Security Incident.

(d) Except as described in Schedule 5.26(d), in the past three (3) years, the Company has not received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person, and there has not been any audit, investigation, enforcement action (including any fines or other sanctions), or other Action, (i) relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Agreements, or any Person’s individual privacy rights involving Personal Information in the possession or control of the Company, or held or Processed by any vendor, processor, or other third party for or on behalf of the Company; (ii) prohibiting or threatening to prohibit the transfer of Personal Information to any place; or (iii) permitting or mandating any Governmental Authority to investigate, requisition information from, or enter the premises of, the Company, and, to the Knowledge of the Company, there are no facts or circumstances that would reasonably be expected to give rise to any of the foregoing.

(e) The Company has at all times in the past three (3) years implemented and maintained, and required all vendors, processors, or other third parties that Process any Personal Information for or on behalf of the Company to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs consistent with Privacy Agreements.

5.27 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

5.28 Finders and Brokers. Except as set forth on Schedule 5.28, the Company has not incurred and will not incur any Liability for any brokerage, finder’s or other fee or commission in connection with the transactions contemplated hereby.

5.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Purchaser, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto; and (b) neither the Purchaser nor any of its Representatives have made any representation or warranty as to the Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

5.30 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority or stock exchange with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to the Purchaser’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release

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and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Purchaser or its Affiliates.

Article VI
COVENANTS

6.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 8.1 or the Closing (the “Interim Period”), subject to Section 6.15, the Company shall give, and shall cause its Representatives to give, the Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information in the Company’s or its Representatives’ possession (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Company, as the Purchaser or its Representatives may reasonably request regarding the Company and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Company’s Representatives to reasonably cooperate with the Purchaser and its Representatives in their investigation; provided, however, that the Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Company.

(b) During the Interim Period, subject to Section 6.15, the Purchaser shall give, and shall cause its Representatives to give, the Company and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to the Purchaser or its Subsidiaries, as the Company or its Representatives may reasonably request regarding the Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Purchaser’s Representatives to reasonably cooperate with the Company and its Representatives in their investigation; provided, however, that the Company and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the Purchaser or any of its Subsidiaries.

6.2 Conduct of Business of the Company.

(a) Unless the Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.2, the Company shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Company and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.
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(b) Without limiting the generality of Section 6.2(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents, during the Interim Period, without the prior written consent of the Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities, other than distributions to the holders of the Company Interests in an aggregate amount not to exceed such amount(s) set forth on Schedule 6.2(b)(iii);

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $75,000 individually or $125,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business and those items set forth on Schedule 6.2(b)(iv)), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $75,000 individually or $125,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%) of an annual salary or more than an additional Five Dollars ($5.00) per hour for an hourly salary, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee or other service provider, or materially increase other benefits of employees generally, or grant, accelerate the vesting, lapsing or restrictions or payment or in any way amend, modify or supplement the terms of any equity or equity-based or phantom equity award, or forgive any loans or issue any loans to any service provider (other than in connection with a qualified retirement plan), or hire any new employee or engage any new independent contractor (who is a natural person) with target annual cash compensation in excess of $200,000, or enter into, establish, materially amend or terminate any Company Benefit Plan (except for the Post-Closing Equity Plan) with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vii) transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP (excluding non-exclusive licenses of Company IP to Company customers in the ordinary course of business consistent with past practice), or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) renew, terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

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(x) fail to maintain or renew any Permits necessary for the conduct of the Company Business, including federal firearm licenses issued pursuant to the Gun Control Act, 18 USC 921 et seq. and special occupational taxpayer stamps issued pursuant to the National Firearms Act, 26 USC 5849 et seq.;

(xi) establish any Subsidiary or enter into any new line of business;

(xii) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xiii) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting with the Company’s outside auditors;

(xiv) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Company or its Affiliates) not in excess of $50,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials;

(xv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xvi) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvii) make capital expenditures in excess of $100,000 (individually for any project (or set of related projects) or $250,000 in the aggregate);

(xviii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xix) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $75,000 individually or $125,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xx) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xxi) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(xxii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxiii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other liabilities other than in the ordinary course of business consistent with past practice;

(xxiv) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxv) authorize or agree to do any of the foregoing actions.

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6.3 Conduct of Business of the Purchaser.

(a) Unless the Company shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or the Ancillary Documents or as set forth on Schedule 6.3, the Purchaser shall, and shall cause its Subsidiaries to, (i) conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to the Purchaser and its Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 6.3, nothing in this Agreement shall prohibit or restrict the Purchaser from: (i) extending, in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”); (ii) incurring costs and expenses in connection with the Extension; (iii) approving any other matters required in connection with the Extension and (iv) redeeming the Class A Ordinary Shares held by its Public Shareholders as those Public Shareholders request in connection with the Extension pursuant to the Purchaser Organizational Documents; and no consent of any other Party shall be required in connection therewith; provided, however, that the Purchaser shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on any disclosures related to preceding subsections (i)-(iv) which make reference to the Company that the Purchaser intends to file or furnish with the SEC in advance of such filing or furnishing.

(b) Without limiting the generality of Section 6.3(a) and except as contemplated by the terms of this Agreement or the Ancillary Documents (including the Extension) or as set forth on Schedule 6.3, during the Interim Period, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), the Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, restricted stock units, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities; provided that nothing herein shall prevent the Purchaser from entering into any Transaction Financing pursuant to Section 6.20;

(iii) split, reverse split, combine, subdivide, exchange, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $500,000 in the aggregate, make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 6.3(b)(iv) shall not prevent the Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement (including any Transaction Financing) and the costs and expenses necessary for an Extension);

(v) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to the Purchaser;

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(vii) renew, terminate, waive or assign any material right under any Purchaser Material Contract or enter into any Contract that would be a Purchaser Material Contract, in any case outside of the ordinary course of business;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage substantially similar to that which is currently in effect;

(xi) revalue any of its material assets or make any material change in accounting methods, principles or practices, except to the extent required to comply with GAAP and after consulting the Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any Action relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, the Purchaser or its Subsidiary) not in excess of $100,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $100,000 individually for any project (or set of related projects) or $250,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers);

(xvi) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xvii) enter into any agreement, understanding or arrangement with respect to the voting of Purchaser Securities;

(xviii) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xix) authorize or agree to do any of the foregoing actions.

6.4 Additional Financial Information.

(a) The Company shall deliver the audited financial statements of the Company as of and for each of the twelve (12) months ended December 31, 2023 and December 31, 2024, consisting of the audited balance sheet of the Company as of December 31, 2023 and December 31, 2024, and the related audited income statement, changes in members’ equity and statement of cash flows for the twelve (12) months then ended, and the related notes thereto, audited by a PCAOB qualified auditor in accordance with PCAOB auditing standards (the “Audited Financials” and together with the Unaudited Financials, the “Company Financials”) to the Purchaser as soon as practicable after the date of this Agreement but no later than March 15, 2025 (the “Audit Delivery Date”). The Audited Financials (i) shall be prepared in accordance with GAAP, (ii) shall fairly present, in all material respects, the financial position, results of operations, members’ deficit and cash flows of the Company, (iii) shall be (A) certified as audited in accordance with GAAP and the standards of the PCAOB by a PCAOB qualified auditor upon the filing of the initial Registration Statement/Proxy, (B) shall contain an unqualified report of the Company’ auditors, and (C) shall be substantially identical in all material respects to the Unaudited Financial Statements from the same period and (iv) shall comply

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in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of delivery (including Regulation S-X or Regulation S-K, as applicable).

(b) During the Interim Period, within thirty (30) calendar days following the end of each calendar month, each three-month quarterly period and each fiscal year, the Company shall deliver to the Purchaser an unaudited income statement and an unaudited balance sheet of the Company for the period from December 31, 2024 through the end of such calendar month, quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the financial position and results of operations of the Company as of the date or for the periods indicated, in accordance with GAAP, subject to year-end audit adjustments and excluding footnotes (collectively, the “Interim Financial Information”). From the date hereof through the Closing Date, the Company will also promptly deliver to the Purchaser copies of any audited financial statements of the Company that the Company’ certified public accountants may issue.

6.5 Purchaser Public Filings. During the Interim Period, the Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Closing to maintain the listing of the Purchaser Public Units, Purchaser Class A Ordinary Shares, and Purchaser Public Warrants on NYSE; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on NYSE only the Pubco Common Stock and the Pubco Public Warrants.

6.6 No Solicitation; Change in Recommendation .

(a) For purposes of this Agreement:

(i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction,

(ii) an “Alternative Transaction” means (A) with respect to the Company and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale or acquisition by a Person (or group of Persons) of (x) all or any material part of the business or assets of the Company (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Company, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to the Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving the Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company and the Purchaser, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, or otherwise change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Purchaser Board Recommendation (in the case of the Purchaser and Merger Sub) (a “Change in Recommendation”) (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party or (vii) agree or resolve to do any of the foregoing.

(c) Each Party shall notify the other Parties as promptly as practicable (and in any event within 48 hours) in writing of the receipt by such Party or any of its Representatives of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or

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negotiations that would reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates in connection with any Acquisition Proposal, specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral), as applicable, and the identity of the party making such inquiry, proposal, offer or request for information. Each Party shall keep the other Parties promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

(d) Notwithstanding anything in this Section 6.6 or otherwise in this Agreement to the contrary, if, at any time prior to (but not after) obtaining the Required Purchaser Shareholder Approval, the board of directors of the Purchaser determines in good faith, after consultation with its outside legal counsel that a Material Adverse Effect on the Company has occurred on or after the date of this Agreement and, as a result, the failure to make a Change in Recommendation would be inconsistent with the fiduciary duties of the board of directors of the Purchaser under applicable Law, the Purchaser’s board of directors may, prior to obtaining the Required Purchaser Shareholder Approval, make a Change in Recommendation; provided that Purchaser will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) Purchaser delivers to the Company a written notice (a “Change in Recommendation Notice”) advising the Company that its board of directors proposes to take such action and containing the material facts underlying its board of directors’ determination that a Material Adverse Effect on the Company has occurred, and (ii) at or after 5:00 p.m., New York City time, on the fifth (5th) Business Day immediately following the day on which the Change in Recommendation Notice is delivered (such period from the time the Change in Recommendation Notice is delivered until 5:00 p.m. New York City time on the fifth (5th) Business Day immediately following the day on which the Change in Recommendation Notice is delivered (it being understood that any material development with respect to a Material Adverse Effect on the Company shall require a new notice but with an additional three (3) Business Day period from the date of such notice), the “Change in Recommendation Notice Period”), the board of directors of the Purchaser reaffirms in good faith (after consultation with its outside legal counsel and taking into account any adjustments in the terms and conditions of this Agreement offered by the Company as described in the following sentence) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, the Purchaser will use its reasonable best efforts to cause its Representatives to, during the Change in Recommendation Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

(e) Notwithstanding anything to the contrary contained in this Agreement, during a Change in Recommendation Notice Period, the obligations of the Purchaser and/or the Purchaser Board to give notice for or to convene a meeting, to make a recommendation, or, except as required by applicable Law, to make filings with the SEC with respect to the proposals contemplated herein shall be tolled to the extent reasonably necessary until such time as Purchaser has filed an update to the Registration Statement with the SEC (which Purchaser shall file as promptly as practicable after the Change in Recommendation by the Purchaser Board), and in the event a filing and/or notice for a meeting was made prior to the Change in Recommendation Notice Period, the Purchaser shall be permitted to adjourn such meeting and to amend such filing as necessary in order to provide sufficient time for the shareholders to consider any revised recommendation. To the fullest extent permitted by applicable Law, Purchaser’s obligations to establish a record date for, duly call, give notice of, convene and hold the Purchaser Shareholder Meeting shall not be affected by any Change in Recommendation by the Purchaser Board.

(f) Notwithstanding anything to the contrary herein, nothing in this Section 6.6 shall limit the Purchaser’s and its Representatives’ ability to (A) have discussions with third parties and provide such third parties confidential information in connection with a Transaction Financing and (B) negotiate or enter into a letter of intent, agreement in principle, term sheet or definitive agreement relating to any Transaction Financing to be consummated at Closing.

6.7 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and NYSE promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable

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foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of the Purchaser (other than to engage in the Mergers in accordance with Article I), communicate such information to any third party, take any other action with respect to the Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to the Closing set forth in Article VII not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

6.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its reasonable best efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 6.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, at such Party’s sole cost and expense, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person, (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences, (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto, and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers,

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filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval that are required in connection with the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement as may be required. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each of Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts.

(e) At the request of the Purchaser, the Company shall make the members of its management reasonably available to participate in management presentations, “road shows,” rating agency presentations, meetings with financing sources and similar events in connection with obtaining the approval of the Purchaser shareholders, any “share recycling” efforts by the Purchaser and/or the obtaining of any debt or equity financing (including Transacting Financing) or the obtaining of ratings or Governmental Authority and other third party approvals.

6.10 Tax Matters.

(a) Each of the Parties shall use its reasonable best efforts to cause the Mergers to qualify as an exchange described in Section 351 of the Code. None of the Parties shall (and each of the Parties shall cause their respective Subsidiaries not to) take any action, or fail to take any action, that could reasonably be expected to cause the Mergers to fail to qualify as an exchange described in Section 351 of the Code. The Parties intend to report and, except to the extent otherwise required by Law, shall report, for federal income tax purposes, the Mergers as an exchange described in Section 351 of the Code.

(b) Any and all transfer, documentary, sales, use, stamp, registration and other similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) (i) incurred in connection with the Company Merger will be paid by the Company when due, and the Company will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and (ii) incurred in connection with the Purchaser Merger will be paid by the Purchaser when due, and the Purchaser will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

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(c) Any and all Taxes of or on behalf of the Purchaser or Pubco incurred in connection with the Redemption will be paid by the Purchaser or Pubco when due, and the Purchaser or Pubco will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes.

6.11 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

6.12 The Registration Statement.

(a) As promptly as practicable after the date hereof, the Purchaser, Pubco and the Company shall prepare with the reasonable assistance, cooperation and reasonable best efforts of the Company, and file with the SEC a registration statement on Form S-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of (x) the Pubco Common Stock to be issued under this Agreement to the holders of Purchaser Ordinary Shares and to the Sellers pursuant to the Mergers and (y) the Pubco Public Warrants, which Registration Statement will also contain a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Purchaser Special Meeting and providing the Public Shareholders an opportunity in accordance with the Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Class A Ordinary Shares redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from the Purchaser shareholders to vote, at an extraordinary general meeting of the Purchaser shareholders to be called and held for such purpose (the “Purchaser Special Meeting”), in favor of resolutions approving (i) the adoption and approval of this Agreement, the Ancillary Documents and the transactions contemplated hereby or referred to herein, including the Mergers (and, to the extent required, the issuance of any shares in connection with Transaction Financing, if any), by the holders of Purchaser Ordinary Shares in accordance with the Purchaser’s Organizational Documents, the Act and the rules and regulations of the SEC and NYSE, (ii) the authorization and approval of the Purchaser Merger Plan of Merger and other Purchaser Merger Documents by way of special resolution pursuant to the Act, (iii) adoption and approval of a new equity incentive plan for Pubco in a form mutually satisfactory to the Purchaser and the Company (the “Incentive Plan” or “Post-Closing Equity Plan”), and which will provide for awards for a number of shares of Pubco Common Stock equal to twelve percent (12%) of the aggregate number of shares of Pubco Common Stock issued and outstanding immediately after the Closing (after giving effect to the Redemption), as further set forth in the Incentive Plan, (iv) the appointment of the members of the Post-Closing Pubco Board in accordance with Section 6.17 hereof, (v) the approval of an amendment to the Insider Letter, effective upon the Closing, pursuant to which the Founder Shares will be released from transfer restrictions set forth therein on the date on which the VWAP of shares of Pubco Common Stock is greater than or equal to $15.00 for any twenty (20) Trading Days within any thirty (30) consecutive Trading Day period beginning on the day of Closing (the “Insider Letter Amendment Approval”), (vi) such other matters (or, to the extent applicable, excluding such approval matters) as the Company and the Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Mergers and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Purchaser Shareholder Approval Matters”), and (vii) the adjournment of the Purchaser Special Meeting to a later date or dates, if necessary or desirable in the reasonable determination of the Purchaser. If on the date for which the Purchaser Special Meeting is scheduled, the Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Purchaser Shareholder Approval, whether or not a quorum is present, the Purchaser may make one or more successive postponements or adjournments of the Purchaser Special Meeting. Postponements or adjournments of the Purchaser Special Meeting for any other reason shall require the Company’s prior written consent (not to be unreasonably withheld, conditioned or delayed). In connection with the Registration Statement and any amended and supplements thereto, the Purchaser, Pubco and the Company will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in the Purchaser’s Organizational Documents, the Act and the rules and regulations of the SEC and NYSE. The Company shall promptly provide the Purchaser and Pubco with such information concerning the Company and their stockholders,

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officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading.

(b) Purchaser, Pubco and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Purchaser Special Meeting and the Redemption. Each of the Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, the Purchaser, Pubco and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. The Purchaser, Pubco and the Company shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to the Purchaser shareholders and the Sellers, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and the Purchaser’s Organizational Documents.

(c) Each of Pubco, the Purchaser and the Company shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use its commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. The Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that the Purchaser, Pubco, or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Purchaser Special Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, and the Purchaser shall consider in good faith any such comments timely made under the circumstances.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and being declared effective by the SEC (the “SEC Approval Date”), the Purchaser and Pubco shall distribute the Registration Statement to the Purchaser’s shareholders and the Sellers, and, pursuant thereto, shall call the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents and the Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement or as otherwise agreed upon by the Purchaser and the Company.

(e) The Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of NYSE, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Purchaser Special Meeting and the Redemption.

6.13 Company Member Meeting. As promptly as practicable after the Registration Statement has become effective and been distributed by Pubco, the Company will call a meeting of its members in order to obtain the Required Company Member Approval (the “Company Special Meeting”), and the Company shall use its reasonable best efforts to solicit from the holders of the Company Interests proxies in favor of the Required Company Member Approval prior to such Company Special Meeting, and to take all other actions necessary or advisable to secure the Required Company Member Approval, including enforcing the Seller Support Agreements.

6.14 Public Announcements.

(a) The Parties agree that during the Interim Period no public release, statement, filing, announcement or other public communication concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby, including the existence or status thereof, shall be issued by any Party or any of its Affiliates without the prior written consent of the Purchaser and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or

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regulations of any securities exchange, in which case the applicable Party shall use commercially reasonably efforts to allow the Purchaser, Pubco and the Company, reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Purchaser and the Company shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, the Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement). The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, the Purchaser shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

6.15 Confidential Information.

(a) The Company hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Affiliates and Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder, enforcing their rights hereunder or thereunder, or in furtherance of their authorized duties on behalf of the Purchaser or its Subsidiaries), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without the Purchaser’s prior written consent; and (ii) in the event that the Company or any of its Affiliates or Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide the Purchaser to the extent legally permitted with prompt written notice of such requirement so that the Purchaser or an Affiliate thereof may seek, at the Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 6.15(a), and (B) in the event that such protective Order or other remedy is not obtained, or the Purchaser waives compliance with this Section 6.15(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company shall, and shall cause its Affiliates and Representatives to, promptly deliver to the Purchaser or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Company and its Affiliates and Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Purchaser Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

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(b) The Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that the Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article VIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 6.15(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 6.15(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised in writing by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at the Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the Purchaser and its Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Company Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement. Notwithstanding the foregoing, the Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws.

6.16 Documents and Information. After the Closing Date, Pubco shall, and shall cause its Subsidiaries (including the Company) to, until the seventh (7th) anniversary of the Closing Date, retain all books, records and other documents pertaining to the business of the Purchaser and the Company in existence on the Closing Date.

6.17 Post-Closing Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of the Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of nine (9) individuals. Immediately after the Closing, the Parties shall take all necessary action to designate and appoint to the Post-Closing Pubco Board (i) two (2) persons designated by the Purchaser prior to the Closing (the “Purchaser Directors”) and (ii) seven (7) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least five (5) of whom shall be required to qualify as an independent director under NYSE rules. At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such Purchaser Director.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer, chief financial officer and chief operating officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person(s) identified by the Company shall serve in such role or roles).

6.18 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors, managers, members and officers of the Company, the Purchaser, Purchaser Merger Sub, Company Merger Sub and Pubco and each Person who served as a director, officer, manager, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of the Purchaser, Purchaser Merger Sub, Company Merger Sub, Pubco or the Company (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and the Purchaser,

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Pubco, any Merger Sub or the Company, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law.

(b) For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco and the Surviving Subsidiaries to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of the Purchaser, Purchaser Merger Sub, Company Merger Sub and Pubco to the extent permitted by applicable Law. The provisions of this Section 6.18 shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(c) For the benefit of the directors and officers of the Purchaser, the Purchaser shall obtain a “tail” insurance policy, which shall be maintained and paid as set forth in Section 6.18 (d), that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “Purchaser D&O Tail Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Purchaser’s existing policy or, if substantially equivalent insurance coverage is unavailable, the best available coverage.

(d) Pubco and the Surviving Subsidiaries shall maintain the Purchaser D&O Tail Insurance, in full force and effect, and continue to honor the obligations thereunder, and Pubco and the Surviving Subsidiaries shall timely pay or caused to be paid all premiums with respect to the Purchaser D&O Tail Insurance.

6.19 Trust Account Proceeds. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds from any Transaction Financing shall first be used to pay in the following order: (a) the Aggregate Cash Consideration, (b) the Purchaser’s accrued and unpaid Expenses, (c) the Purchaser’s deferred Expenses (including cash amounts payable to the IPO Underwriter and any legal fees) of the IPO, (d) any loans owed by the Purchaser to the Sponsor for any Expenses (including deferred Expenses) or other administrative costs and expenses incurred by or on behalf of the Purchaser or Extension Expenses, and (e) any other unpaid Transaction Expenses of the Company as of the Closing. Such Expenses, as well as any Expenses that are required to be paid by delivery of the Pubco Securities, will be paid at the Closing. Any remaining cash will be used for working capital and general corporate purposes of Pubco and the Surviving Subsidiaries.

6.20 Transaction Financing.

(a) Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser may, but shall not be required to, enter into financing agreements (“Financing Agreements”) for one or more Transaction Financings on such terms and structuring, and using such strategy, placement agents and approach as the Purchaser and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed). Purchaser may also, but shall not be required to, enter into agreements and consummate other backstop, non-redemption or similar agreements to effect a Transaction Financing, as defined herein, as the Purchaser and the Company shall reasonably agree (with the Company’s agreement thereto not to be unreasonably withheld, conditioned or delayed).

(b) If Purchaser elects to seek Transaction Financing in any form, Purchaser, the Company and Pubco shall, and shall cause their respective Representatives to cooperate with each other and their respective Representatives in connection with such Transaction Financing and Financing Agreements and the Company and Pubco will use their respective reasonable best efforts to cause such Transaction Financing to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser).

6.21 ATF Change of Control Filing. Pubco and the Company shall, as promptly as practicable after the Closing Date but no later than 30 days after the Closing Date, give written notice to the ATF of a change of control, as required by 27 C.F.R.§478.54. Pubco and the Company shall, as promptly as practicable after the Closing Date, designate a qualified individual as a Responsible Person, as such term is defined in 18 U.S.C. 841(s).

6.22 Qualification to do Business. The Company hereby agrees that it shall, as promptly as practicable after the date of this Agreement but no later than the Closing Date, obtain foreign qualifications to do business in each jurisdiction in which it reasonably determines it is required to do so.

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6.23 Purchaser Merger Sub. As promptly as practicable following the date of this Agreement, Pubco shall cause Purchaser Merger Sub to be formed solely for the purpose of engaging in the Transactions. Purchaser Merger Sub shall be a wholly-owned subsidiary of Pubco. Promptly after Pubco receives the stamped memorandum and articles of association following the formation of Purchaser Merger Sub from the applicable Governmental Authority, Pubco shall (i) cause Purchaser Merger Sub to execute and deliver to the Purchaser and the Company a Joinder, pursuant to which, among other things, Purchaser Merger Sub shall (A) become a party to this Agreement as of the date thereof and (B) agree to be bound by the terms, covenants and other provisions of this Agreement applicable to it as a Party and shall assume all rights and obligations applicable to Purchaser Merger Sub hereunder, with the same force and effect as if originally named herein, and (ii) deliver to the Purchaser and the Company evidence of Purchaser Merger Sub’s adoption and approval of this Agreement and the Transactions in form and substance reasonably acceptable to the Purchaser and the Company.

Article VII
CLOSING CONDITIONS

7.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Mergers and the other transactions described herein shall be subject to the satisfaction or written waiver (where permissible) by the Company and the Purchaser of the following conditions:

(a) Required Purchaser Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of the Purchaser at the Purchaser Special Meeting in accordance with the Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Purchaser Shareholder Approval”).

(b) Required Company Member Approval. The Company Special Meeting shall have been held in accordance with the TBOC and the Company Operating Agreement, and at such meeting, the requisite vote of the holders of Company Interests (including any separate class or series vote that is required, whether pursuant to the Company Operating Agreement, any stockholder agreement or otherwise) shall have authorized, approved and consented to, the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which the Company is or is required to be a party or bound, and the consummation of the transactions contemplated hereby and thereby, including the Company Merger (the “Required Company Member Approval”).

(c) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(d) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the transactions contemplated by this Agreement shall have been obtained or made.

(e) No Adverse Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) Net Tangible Assets Test. (i) The Purchaser or Pubco shall have consolidated net tangible assets of at least $5,000,001 (as calculated and determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) either immediately prior to the Closing (after giving effect to the Redemption) or upon the Closing after giving effect to the Mergers, the Redemption and any Transaction Financing, or (ii) upon the Closing, Pubco otherwise is exempt from the provisions of Rule 419 promulgated under the Exchange Act (i.e. one of several exclusions from the “penny stock” rules of the SEC applies and the Purchaser relies on another exclusion).

(g) Gross Cash Proceeds. Upon the Closing, the gross cash and cash equivalents delivered to Pubco in connection with the Transactions after payments to Sellers to pay the Aggregate Cash Consideration and including (i) funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption and payment of Purchaser’s Transaction Expenses but excluding the payment of the Company’s Transaction Expenses), and (ii) the aggregate amount of any Transaction Financing, shall equal or exceed Thirty Million Dollars ($30,000,000).

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(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 6.17.

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and no stop order or similar order shall be in effect with respect to the Registration Statement.

(j) Pubco Charter Amendment. Prior to the Closing, Pubco shall have amended and restated its certificate of incorporation in a form satisfactory to the Purchaser and the Company (the “Amended Pubco Charter”).

(k) NYSE Listing. The shares of Pubco Common Stock and the Pubco Public Warrants shall have been approved for listing on NYSE upon the Closing.

7.2 Conditions to Obligations of the Company. In addition to the conditions specified in Section 7.1, the obligations of the Company to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Company) of the following conditions: isting

(a) Representations and Warranties. (i) the Purchaser Fundamental Representations shall be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 3.5(a) shall be true and correct in all respects (except for de minimis inaccuracies) on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects (except for de minimis inaccuracies) as of such earlier date), (iii) the representation and warranty set forth in Section 3.7(b) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (iv) the other representations and warranties of the Purchaser in Article III (other than the Purchaser Fundamental Representations and the representations and warranties set forth in the first sentence of Section 3.5(a) and Section 3.7(b)) shall be true and correct (without giving effect to any limitations as to “materiality” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Purchaser Material Adverse Effect.

(b) Agreements and Covenants. The Purchaser shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Insider Letter Amendment. The Insider Letter Amendment shall be in full force and effect as of the Closing.

(d) Amended and Restated Registration Rights Agreement. The Purchaser and the Sponsor shall have executed the Amended and Restated Registration Rights Agreement.

(e) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of the Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.2(a) and 7.2(b).

(ii) Secretary Certificate. The Purchaser shall have delivered to the Company a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of the Purchaser’s Organizational Documents as in effect as of the Closing Date prior to the Effective Time, (B) the resolutions of the board of directors of each of the Purchaser, Pubco, and Purchaser Merger Sub authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that

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the Required Purchaser Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which the Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. The Purchaser shall have delivered to the Company a good standing certificate (or similar documents applicable for such jurisdictions) for each of the Purchaser and Pubco certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Purchaser’s or Pubco’s jurisdiction of organization and from each other jurisdiction in which the Purchaser or Pubco is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

7.3 Conditions to Obligations of the Purchaser. In addition to the conditions specified in Section 7.1, the obligations of the Purchaser to consummate the Mergers and the other transactions contemplated by this Agreement are subject to the satisfaction or written waiver (by the Purchaser) of the following conditions:

(a) Representations and Warranties. (i) the Company Fundamental Representations shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) in all material respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), (ii) the representations and warranties set forth in the first sentence of Section 5.3(a) shall be true and correct in all respects on and as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, and (iii) the representations and warranties of the Company set forth in Article V (other than the Company Fundamental Representations and the representations and warranties set forth in the first sentence of Section 5.3(a) shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth herein) in all respects on and as of the date of this Agreement and on and as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is expressly made as of an earlier date, in which case such representation and warranty shall be true and correct in all respects as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually and in the aggregate has not had a Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to the Company since the date of this Agreement which is uncured and continuing.

(d) Certain Ancillary Documents. Each Non-Competition Agreement, each Employment Agreement, each Lock-Up Agreement and the Insider Letter Amendment shall be in full force and effect as of the Closing.

(e) Amended and Restated Registration Rights Agreement. The Sellers shall have executed the Amended and Restated Registration Rights Agreement.

(f) Closing Deliveries.

(i) Officer Certificate. The Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 7.3(a), 7.3(b) and 7.3(c)

(ii) Secretary Certificate. The Company shall have delivered to the Purchaser a certificate executed by the Company’s secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of the Company Operating Agreement as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the requisite resolutions of the Company’s managers and the Sellers authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which the Company is or is required to be a party or bound, and the consummation of the Mergers and the other transactions contemplated hereby and thereby, and the adoption of the Surviving Company Subsidiary Organizational Documents, and recommending the approval and adoption of the same by the holders of Company Interests at a duly called meeting

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of members, (C) evidence that the Required Company Member Approval has been obtained and (D) the incumbency of officers of the Company authorized to execute this Agreement or any Ancillary Document to which the Company is or is required to be a party or otherwise bound.

(iii) Good Standing. The Company shall have delivered to the Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for the Company certified as of a date no earlier than thirty (30) days prior to the Closing Date from the proper Governmental Authority of the Company’s jurisdiction of organization and from each other jurisdiction in which the Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Transmittal Documents. Pubco shall have received from each Seller the Transmittal Documents, each in form reasonably acceptable for transfer on the books of the Company.

(v) Resignations. Subject to the requirements of Section 5.18, the Purchaser shall have received written resignations, effective as of the Closing, of each of the directors and officers of the Company as requested by the Purchaser prior to the Closing.

(g) Purchaser Merger Sub. Purchaser Merger Sub shall have been formed and shall have duly executed and delivered to the Purchaser a Joinder.

7.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, the Company or Seller) failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article VIII
TERMINATION AND EXPENSES

8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of the Purchaser and the Company;

(b) by written notice by the Purchaser or the Company if any of the conditions to the Closing set forth in Article VII have not been satisfied or waived by the date that is August 1, 2025 (the “Outside Date”); provided, however, that the Outside Date may be extended as mutually agreed by the Purchaser and the Company; provided, further, the right to terminate this Agreement under this Section 8.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates of any representation, warranty, covenant or obligation under this Agreement was the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either the Purchaser or the Company to the other if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to a Party if the failure by such Party or its Affiliates to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to the Purchaser, if (i) there has been a material breach by the Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement or if any representation or warranty of the Purchaser shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Purchaser or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if at such time the Company is in material uncured breach of this Agreement;

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(e) by written notice by the Purchaser to the Company, if (i) there has been a material breach by the Company of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided by the Purchaser or (B) the Outside Date; provided, that the Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if at such time the Purchaser is in material uncured breach of this Agreement;

(f) by written notice by the Purchaser to the Company, if there shall have been a Material Adverse Effect on the Company following the date of this Agreement which is uncured and continuing;

(g) by written notice by either the Purchaser or the Company to the other, if the Purchaser Special Meeting is held (including any adjournment or postponement thereof) and has concluded, the Purchaser’s shareholders have duly voted, and the Required Purchaser Shareholder Approval was not obtained; or

(h) by written notice by Purchaser to the Company, if the Company has not delivered the Audited Financials to Purchaser on or before the Audit Delivery Date.

8.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 8.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 8.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 6.14, 6.15, 8.3, 9.1, Article X and this Section 8.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 9.1). Without limiting the foregoing, and except as provided in Sections 8.3 and this Section 8.2 (but subject to Section 9.1) and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 10.6, the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 8.1.

8.3 Fees and Expenses. Subject to Section 6.19 and Section 9.1, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses; provided that (i) if the Closing occurs, all expenses incurred by the Purchaser and by the Company will be paid or reimbursed by Pubco from the Trust Account, the Transaction Financing, or other cash sources available to Pubco or its Subsidiaries at the Closing, subject to Section 7.1(g), (ii) all costs and expenses (including the filing fee) of preparing and filing any required notices under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any other Antitrust Laws shall be split equally between the Purchaser and the Company and (iii) all costs and expenses of Pubco shall be split equally between the Purchaser and the Company.

8.4 Survival. The representations and warranties of the Parties contained in this Agreement or in any certificate or instrument delivered by or on behalf of the Parties or their respective Representatives pursuant to this Agreement shall not survive the Closing, and from and after the Closing, the Parties and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against the Parties or their respective Representatives with respect thereto. The covenants and agreements made by the Parties and their respective Representatives in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such covenants or agreements, shall not survive the Closing, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

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Article IX
WAIVERS AND RELEASES

9.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company hereby represents and warrants that it has read the IPO Prospectus and understands that the Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by the Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Purchaser’s public shareholders (including overallotment shares acquired by the Purchaser’s underwriters) (the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, the Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Class A Ordinary Shares in connection with (i) the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”), (ii) an amendment to the Purchaser’s Organizational Documents to extend the Purchaser’s deadline to consummate a Business Combination or (iii) an amendment to other provisions of the Purchaser’s Organizational Documents relating to Public Shareholders’ rights or pre-Business Combination activity, (b) to the Public Shareholders if the Purchaser fails to consummate a Business Combination within twenty-four (24) months after the closing of the IPO (or 27 months after the closing of the IPO if Purchaser has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within twenty-four (24) months after the closing of the IPO), subject to extension by an amendment to the Purchaser’s Organizational Documents, (c) with respect to any interest earned on the amounts held in the Trust Account, (i) as necessary to fund Purchaser’s working capital requirements, subject to an annual limit of $1,000,000, (ii) to pay any taxes and (iii) up to $100,000 in dissolution expenses, and (d) to the Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of the Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company hereby agrees on behalf of itself and its Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company nor any of its Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Purchaser or any of its Representatives, on the one hand, and the Company or any of its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to herein as, the “Released Claims”). The Company, on behalf of itself and its Affiliates, hereby irrevocably waives any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Purchaser or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Purchaser or its Affiliates). The Company agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Purchaser and its Affiliates to induce the Purchaser to enter in this Agreement, and the Company further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company or any of its respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Purchaser or its Representatives, the Company hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that the Company or any of its respective Affiliates commences Action based upon, in connection with, relating to or arising out of any matter relating to the Purchaser or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Purchaser and its Representatives, as applicable, shall be entitled to recover from the Company and its Affiliates, as applicable, the associated legal fees and costs in connection with any such Action, in the event the Purchaser or its Representatives, as applicable, prevails in such Action. This Section 9.1 shall survive termination of this Agreement for any reason and continue indefinitely.

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Article X
MISCELLANEOUS

10.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by electronic means (including email), with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) three (3) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Purchaser, Pubco, Company Merger Sub or
Purchaser Merger Sub at or prior to the Closing, to:

Colombier Acquisition Corp. II
214 Brazilian Avenue, Suite 200-J
Palm Beach, FL 33480
Attn: Omeed Malik
Email:

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: David Landau, Esq.; Meredith Laitner, Esq.
Telephone No.: (212) 370-1300
Email: dlandau@egsllp.com;
mlaitner@egsllp.com

If to the Company or the Company Surviving Subsidiary, to:

Metroplex Trading Company LLC
200 East Beltline Road, Suite 403
Coppell, TX 75019
Attn: Marc Nemati, President & CEO
Telephone No.: 972-552-7246
Email: marc@grabagun.com

with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attn: Spencer G. Feldman, Esq.
Telephone No.: (212) 451-2300
Email: SFeldman@olshanlaw.com

If to Pubco after the Closing, to: GrabAGun Digital Holdings Inc. 200 East Beltline Road, Suite 403 Coppell, TX 75019 Attn: Marc Nemati, President & CEO Telephone No.: 972-552-7246 Email: marc@grabagun.com with a copy (which will not constitute notice) to:

Olshan Frome Wolosky LLP
1325 Avenue of the Americas, 15th Floor
New York, New York 10019
Attn: Spencer G. Feldman, Esq.
Telephone No.: (212) 451-2300
Email: SFeldman@olshanlaw.com

10.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Purchaser, Pubco and the Company, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

10.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 6.18, which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

10.4 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof, provided that matters that as a matter of the laws of the Cayman Islands are required to be governed by the laws of the Cayman Islands (including, without limitation, in respect of the Purchaser Merger and the fiduciary duties that may apply to the directors and officers of the Parties) shall be governed by and construed in accordance with, the laws of the Cayman Islands, without regard to laws that may be applicable under conflicts of laws principles that would cause the application of the laws of any jurisdiction other than the Cayman Islands to such matters. All Actions arising out of or relating to

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this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Courts for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Courts. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 10.1. Nothing in this Section 10.4 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

10.5 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

10.6 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

10.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

10.8 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the Purchaser and the Company.

10.9 Waiver. The Purchaser on behalf of itself and its Affiliates and the Company on behalf of itself and its Affiliates, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

10.10 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits and schedules attached hereto, which exhibits and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of

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the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

10.11 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule” and “Exhibit” are intended to refer to Sections, Articles, Schedules and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form, including with respect to the Purchaser its shareholders or stockholders under the Act or TBOC, as then applicable, or its Organizational Documents. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to the Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of the Purchaser and its Representatives and the Purchaser and its Representatives have been given access to the electronic folders containing such information. The rights and obligations of Purchaser Merger Sub under this Agreement shall not be effective until execution and delivery by Purchaser Merger Sub of a Joinder. Without limiting the foregoing, notwithstanding anything to the contrary contained in this Agreement, in the event that prior to Purchaser Merger Sub’s execution and delivery of a Joinder, a Party seeks to take an action, omission, waiver or amendment that requires the consent, approval or agreement of Purchaser Merger Sub under this Agreement, the consent, approval or agreement of Purchaser Merger Sub shall not be required for purposes of this Agreement to take such action, omission, waiver or amendment.

10.12 Counterparts. This Agreement and each Ancillary Document may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

10.13 Legal Representation. The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented the Purchaser and/or the Sponsor in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, and has also represented the Purchaser and/or its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be

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permitted in the future, after Closing, to represent one or more of the Sponsor or its respective Affiliates in connection with matters in which such Persons are adverse to Pubco, the Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, the Purchaser, the Company or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed a client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or the Surviving Subsidiaries; provided, further, that nothing contained herein shall be deemed to be a waiver by the Purchaser or any of its Affiliates (including, after the Effective Time, Pubco, the Surviving Subsidiaries, and their respective Affiliates) of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

Article XI
DEFINITIONS

11.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate or the Purchaser prior to the Closing

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit, and the other agreements, certificates and instruments to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement.

“ATF” means the United States Bureau of Alcohol, Tobacco, Firearms & Explosives.

“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, phantom equity, option, restricted stock, restricted stock unit, equity purchase or other equity-based compensation plan, employment or consulting, severance, change in control, retention or termination pay, employee or consultant loan program, vacation, sick, or other bonus, deferred compensation plan or practice, hospitalization or other medical, life, death, disability or other insurance, fringe benefit, welfare, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, Foreign Pension Plan, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA (including any similar plan subject to laws of a jurisdiction outside of the United States), maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or former employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York and Texas are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York and Texas are generally open for use by customers on such day.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

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“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning the Company or any of its Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by the Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company or its Representatives to the Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any equity securities of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any equity securities of the Company (but excluding any Company Interests).

“Company Fundamental Representations” means the representations and warranties specified in Section 5.1 (Organization and Standing), Section 5.2 (Authorization; Binding Agreement); Section 5.3(a) (other than the first sentence of Section 5.3(a)) (Capitalization); Section 5.3(b)(Capitalization); Section 5.6 (Non-Contravention); and Section 5.28 (Finders and Brokers).

“Company Interests” means the issued and outstanding membership interests of the Company, each as represented by a Sharing Percentage.

“Company Operating Agreement” means that certain Amended and Restated Company Agreement of Metroplex Trading Company LLC dated as of January 1, 2020.

“Company Privacy and Data Security Policies” means all of the Company’ past or present, internal or public-facing policies, notices, and statements concerning the privacy, security, or Processing of Personal Information, including written information security policies.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, including but not limited to mask works, textual works, visual, pictorial, or graphical works, or compilations of data or other information and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

Annex A-51

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC. Section 9601 et. seq., the Resource Conservation and Recovery Act, 42 USC. Section 6901 et. seq., the Toxic Substances Control Act, 15 USC. Section 2601 et. seq., the Federal Water Pollution Control Act, 33 USC. Section 1151 et seq., the Clean Air Act, 42 USC. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 USC. Section 111 et. seq., Occupational Safety and Health Act, 29 USC. Section 651 et. seq. (to the extent it relates to exposure to Hazardous Substances), the Asbestos Hazard Emergency Response Act, 15 USC. Section 2601 et. seq., the Safe Drinking Water Act, 42 USC. Section 300f et. seq., the Oil Pollution Act of 1990 and analogous state acts.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each person (as defined in Section 3(9) of ERISA) which together with the Company or any of its Subsidiaries would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Expenses” shall mean all fees, costs and expenses, including all out-of-pocket expenses (including all such fees, costs and expenses with respect to counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates, exchange listings, SEC filings, compliance with the Hart Scott Rodino Antitrust Improvements Act of 1976 and obtaining the Purchaser D&O Tail Insurance), incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of the transactions contemplated hereby and thereby. With respect to the Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination and any costs and expenses necessary for an Extension (such expenses, “Extension Expenses”). With respect to the Company, the Expenses of the Company shall include any payments relating to the Employment Agreements due at or prior to the Closing.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than social security or social insurance) established or maintained outside of the United States by the Company or any one or more of its Affiliates primarily for the benefit of employees of the Company or one or more of its Affiliates residing outside the United States, which plan, fund or other program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 20, 2023, by and among Purchaser, Sponsor and the other “Holders” named therein.

“Founder Shares” means an aggregate of 4,250,000 Purchaser Class B Ordinary Shares which were issued to the Sponsor in a private placement transaction.

“Fraud Claim” means any claim based in whole or in part upon fraud, willful misconduct or intentional misrepresentation.

Annex A-52

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person under leases that should be classified as capital leases in accordance with GAAP, (e) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (f) all obligations of such Person in respect of acceptances issued or created, (g) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) all obligations secured by an Lien on any property of such Person, (i) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (j) all obligation described in clauses (a) through (i) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss. For the avoidance of doubt, charges to a credit card that do not accrue interest shall not constitute Indebtedness.

“Insider Letter Agreement” means that certain letter agreement, dated as of November 20, 2023, by and among Purchaser, its officers and directors and the Sponsor.

“Intellectual Property” means all intangible property and embodiments thereof and rights therein, including, but not limited to Patents, Trademarks, Copyrights, Internet Assets, Trade Secrets and any and all other rights, including but not limited to proprietary rights, relating to intangible property anywhere in the world, and all registrations and applications related to any of the foregoing and analogous rights thereto anywhere in the world.

“Internet Assets” means any and all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“IPO” means the initial public offering of the Purchaser Public Units (and any successor equity thereto) pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of the Purchaser, dated as of November 20, 2023, and filed with the SEC on November 22, 2023 (File No. 333-274902 and 333-275674).

“IPO Underwriter” means BTIG, LLC.

“IRS” means the U.S. Internal Revenue Service (or any successor Governmental Authority).

“Knowledge” means, with respect to (i) the Company, the actual knowledge of the executive officers, managers or directors of the Company, after reasonable inquiry consistent with their respective job duties and functions or (ii) any other Party, (A) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry consistent with their respective job duties and functions, or (B) if a natural person, the actual knowledge of such Party after reasonable inquiry consistent with their respective job duties and functions.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

Annex A-53

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest, attachment, right of first refusal, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

“Loss” means any and all losses, obligations, penalties, amounts paid in settlement, damages (including consequential damages), amounts paid in settlement, costs and expenses (including reasonable expenses of investigation, court costs and attorneys’ fees and expenses), diminution in value, Taxes, Liens and interest, in each case arising out of or related to any Action, Order or other Liability.

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires, weather conditions, natural or man-made disasters, emergencies, calamities, epidemics, pandemics, disease outbreaks, other acts of God or other force majeure events in the United States or other political conditions or natural disasters; (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein); (vi), with respect to the Purchaser, the consummation and effects of the Redemption (or any redemption in connection with the Extension) and (vii) with respect to the Company, any action taken by the Company at the written request of the Purchaser, provided that any such action is taken by the Company in accordance with the express terms of such request; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to the Purchaser, the amount of the Redemption (or any redemption in connection with the Extension, if any) or the failure to obtain the Required Purchaser Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to the Purchaser.

“NYSE” means The New York Stock Exchange.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement, memorandum and articles of association or similar organizational documents, in each case, as amended and/or restated.

Annex A-54

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, reexamined patents or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, divided, continued, abandoned, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, filings, accreditations, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit or operational expenses, in each case arising in the ordinary course of business, (e) Liens arising under this Agreement or any Ancillary Document, and (f) those Liens set forth on Schedule 5.17.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, exempted company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Information” means any information that either directly or indirectly identifies or, alone or in combination with any other information, could reasonably be used to identify, locate, or contact a natural Person, or that relates or links to, or is reasonably linkable to an identified or identifiable individual, including name, street address, telephone number, email address, identification number issued by a Governmental Authority, credit card number, bank information, customer or account number, online identifier, device identifier, IP address, browsing history, search history, or other website, application, or online activity or usage data, location data, biometric data, medical or health information, or any other information that is considered “personally identifiable information,” “personal information,” or “personal data” under applicable Law, and all data associated with any of the foregoing that are or could reasonably be used to develop a profile or record of the activities of a natural Person across multiple websites or online services, to predict or infer the preferences, interests, or other characteristics of a natural Person, or to target advertisements or other content or products or services to a natural Person.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Privacy Laws” means all applicable Laws, Orders, and binding guidance issued by any Governmental Authority concerning the privacy, security, or Processing of Personal Information (including Laws of jurisdictions where Personal Information was collected), including, as applicable, data breach notification Laws, consumer protection Laws, Laws concerning requirements for website and mobile application privacy policies and practices, Social Security number protection Laws, data security Laws, and Laws concerning email, text message, or telephone communications. Without limiting the foregoing, Privacy Laws include: the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, the Children’s Online Privacy Protection Act, the California Consumer Privacy Act of 2018, as amended by the California Privacy Rights Act of 2020, the Computer Fraud and Abuse Act, the Electronic Communications Privacy Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Health Insurance Portability and Accountability Act of 1996, as amended and supplemented by the Health Information Technology for Economic and Clinical Health Act of the American Recovery and Reinvestment Act of 2009, the Gramm-Leach-Bliley Act, the Family Educational Rights and Privacy Act, the GDPR, and all other similar international, federal, state, provincial, and local Laws.

Annex A-55

“Pro Rata Cash Consideration” means an amount of cash equal to (a) the Aggregate Cash Consideration, multiplied by (b) the Sharing Percentage as expressed as a fraction.

“Pro Rata Stock Consideration” means a number of shares (or fractions thereof) of Pubco Common Stock equal to (a) the Aggregate Stock Consideration multiplied by (b) the Sharing Percentage as expressed as a fraction.

“Processing” means any operation performed on Personal Information or that relevant Privacy Laws include in the definition of processing, processes, or process, including the collection, creation, receipt, access, use, handling, recording, compilation, analysis, organizing, monitoring, maintenance, retention, storage, holding, transmission, transfer, protection, disclosure, amendment, distribution, erasure, destruction, or disposal of Personal Information.

“Pubco Common Stock” means the shares of common stock, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Private Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Public Warrants” means one whole warrant entitling the holder thereof to purchase one (1) share of Pubco Common Stock at a price of $11.50 per share.

“Pubco Securities” means the Pubco Common Stock and the Pubco Warrants, collectively.

“Pubco Warrants” means Pubco Private Warrants and Pubco Public Warrants, collectively.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning the Purchaser or any of their respective Representatives; provided, however, that the Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company or any of its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Purchaser or its Representatives to the Company or any of its Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such the Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, the Purchaser Confidential Information will include the confidential or proprietary information of the Company.

“Purchaser Fundamental Representations” means the representations and warranties specified in Section 3.1 (Organization and Standing), Section 3.2 (Authorization; Binding Agreement); Section 3.4 (Non-Contravention); Section 3.5(a) (other than the first sentence of Section 3.5(a)) (Capitalization); Section 3.5(b) (Capitalization); and Section 3.16 (Finders and Brokers).

“Purchaser Merger Sub Ordinary Shares” means the ordinary shares, par value $1.00 per share, of Purchaser Merger Sub.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively.

“Purchaser Organizational Documents” means, the Amended and Restated Memorandum and Articles of Association of Purchaser filed with the Cayman Registrar on November 21, 2023 and as they may be amended and/or restated from time to time.

“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of the Purchaser.

Annex A-56

“Purchaser Private Warrants” means one (1) whole warrant that was issued to the Sponsor in a private placement that closed simultaneously with the IPO, with each whole warrant entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by the Purchaser’s underwriter) consisting of one Purchaser Class A Ordinary Share and one-third (1/3) of one Purchaser Public Warrant.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each the Purchaser Public Unit, entitling the holder thereof to purchase one (1) Purchaser Class A Ordinary Share at a purchase price of $11.50 per share.

“Purchaser Securities” means Purchaser Public Units, Purchaser Ordinary Shares, the Purchaser Preference Shares and Purchaser Warrants, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Sharing Percentage” means a Seller’s interest in the Company as set forth on Exhibit A to the Company Operating Agreement.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, libraries, repositories, tools and databases.

“SOX” means the U.S. Sarbanes-Oxley Act of 2002, as amended.

“Sponsor” means Colombier Sponsor II LLC, a Delaware limited liability company.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

Annex A-57

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, tax collected at source, equalization levy, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Trading Day” means any day on which shares of Pubco Common Stock are actually traded on the principal securities exchange or securities market on which the Pubco Common Stock are then traded.

“Transaction Expenses” means all fees and expenses of any of the Company incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of the Company, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of the Company at or after the Closing pursuant to any agreement to which the Company is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby, including all employment, payroll, and other applicable Taxes on such payments and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Purchaser or the Company in connection with the Merger or the other transactions contemplated by this Agreement.

“Transaction Financing” means a capital raising transaction in connection with the Transactions structured as one or a combination of common equity, preferred equity, convertible equity or debt, non-redemption or backstop arrangements with respect to the Trust Account, a committed equity facility, debt facility, and/or other sources of cash or cash equivalents, in each case, whether such investment is into Purchaser, the Company or Pubco.

“Transactions” means the transactions contemplated by this Agreement or the Ancillary Documents, including the Mergers.

“Trust Account” means the trust account established by the Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 20, 2023, as it may be amended, by and between the Purchaser and the Trustee, as well as any other agreements entered into related to or governing the Trust Account.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by

Annex A-58

Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, consolidation, recapitalization or other similar transaction during such period.

11.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
Acquisition Proposal	6.6(a)
Act	1.1
Agreement	Preamble
Aggregate Cash Consideration	1.8(a)
Aggregate Stock Consideration	1.8(a)
Alternative Transaction	6.6(a)
Amended Pubco Charter	7.2(j)
Antitrust Laws	6.9(b)
Audit Delivery Date	6.4(a)
Audited Financials	6.4(a)
Business Combination	9.1
Cayman Registrar	1.3
Change in Recommendation	6.6(b)
Change in Recommendation Notice	6.6(d)
Change in Recommendation Notice Period	6.6(d)
Closing	2.1
Closing Date	2.1
Closing Filing	6.14(b)
Closing Press Release	6.14(b)
Company	Preamble
Company Benefit Plan	5.19(a)
Company Business	Recitals
Company Certificate of Merger	1.3
Company Directors	6.17(a)
Company Disclosure Schedules	Article IV
Company Financials	6.4(a)
Company Interests	11.1
Company IP	5.13(d)
Company IP Licenses	5.13(a)
Company Material Contracts	5.12(a)
Company Merger	Recitals
Company Merger Sub	Preamble
Company Permits	5.10
Company Real Property Leases	5.15
Company Registered IP	5.13(a)
Company Special Meeting	6.13
Company Surviving Subsidiary	1.2

Annex A-59

Term	Section
D&O Indemnified Persons	6.18(a)
Effective Time	1.3
EGS	2.1
Employment Agreement	Recital
Enforceability Exceptions	3.2
Environmental Permits	5.20(a)
Exchange Agent	1.12(a)
Excluded Interests	1.10(b)
Extension	6.3(a)
Extension Expenses	11.1
Financing Agreement	6.20(a)
Firearms Regulations	5.9(b)
Federal Securities Laws	6.7
Incentive Plan	6.12(a)
Insider Letter Amendment Approval	6.12(a)
Interim Period	6.1(a)
Joinder	Recitals
Letter of Transmittal	1.12(b)
Lock-Up Agreement	Recitals
Merger Consideration	1.8(a)
Merger Subs	Preamble
Non-Competition Agreement	Recitals
Off-the-Shelf Software	5.13(a)
Outside Date	8.1(b)
Party(ies)	Preamble
Post-Closing Equity Plan	6.12(a)
Post-Closing Pubco Board	6.17(a)
Privacy Agreement	5.26(a)
Proxy Statement	6.12(a)
Pubco	Preamble
Pubco Stockholder Agreement	Recitals
Public Certifications	3.6(a)
Public Shareholders	9.1
Purchaser	Preamble
Purchaser Board Recommendation	Recitals
Purchaser D&O Tail Insurance	6.18(c)
Purchaser Directors	6.17(a)
Purchaser Disclosure Schedules	Article III
Purchaser Financials	3.6(b)
Purchaser Material Contract	3.13(a)
Purchaser Merger	Recitals
Purchaser Merger Documents	1.3
Purchaser Merger Sub	Preamble
Purchaser Merger Plan of Merger	1.3
Purchaser Shareholder Approval Matters	6.12(a)
Purchaser Special Meeting	6.12(a)
Purchaser Surviving Subsidiary	1.1
Redemption	6.12(a)
Registration Statement	6.12(a)
Related Person	5.21

Annex A-60

Term	Section
Released Claims	9.1
Required Company Member Approval	7.1(b)
Required Purchaser Shareholder Approval	7.1(a)
Responsible Person	5.10(b)
SEC Approval Date	6.12(d)
SEC Reports	3.6(a)
Section 409A Plan	5.19(k)
Security Incident	5.26(c)
Sellers	1.8(a)
Signing Filing	6.14(b)
Signing Press Release	6.14(b)
Special Resolution	1.3
Specified Courts	10.4
Surviving Subsidiaries	1.2
Top Customers	5.24
Top Suppliers	5.24
Transmittal Documents	1.12(d)
TBOC	1.2
Unaudited Financials	5.7(a)

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS}

Annex A-61

IN WITNESS WHEREOF, each Party hereto has caused this Business Combination Agreement to be signed and delivered as of the date first written above.

The Purchaser:
COLOMBIER ACQUISITION CORP. II
By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	Chief Executive Officer
Pubco:
GRABAGUN DIGITAL HOLDINGS INC.
By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	President and Chief Executive Officer
Company Merger Sub:
GAUGE II MERGER SUB LLC
By: GrabAGun Digital Holdings Inc., its sole member
By:	/s/ Omeed Malik
	Name:	Omeed Malik
	Title:	President and Chief Executive Officer
The Company:
METROPLEX TRADING COMPANY LLC
By:	/s/ Marc Nemati
	Name:	Marc Nemati
	Title:	President and Chief Executive Officer

Annex A-62

Annex B

PLAN OF MERGER

Annex B-1

Annex C

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
of
GrabAGun Digital Holdings Inc.

___________________________________________

Pursuant to the provisions the Texas Business Organizations Code, as amended (the “TBOC”), including Sections 3.051, 3.057, 3.059 and 21.056 of the TBOC and the Bylaws, as amended and restated (the “Bylaws”), of GrabAGun Digital Holdings Inc., a Texas corporation (the “Corporation”), the Corporation hereby adopts this Amended and Restated Certificate of Formation (this “Certificate of Formation”).

1.      The name of the Corporation is: GrabAGun Digital Holdings Inc.

2.      Each new amendment made by this Certificate of Formation has been made in accordance with the provisions of the TBOC.

3.      Each new amendment made by this Certificate of Formation has been approved in the manner required by the TBOC and the governing documents of the Corporation, including the Bylaws.

4.      This Certificate of Formation (a) accurately states the text of the certificate of formation being restated and each amendment to the certificate of formation being restated that is in effect, as further amended by this Certificate of Formation and (b) does not contain any other change in the certificate of formation being restated except information omitted under TBOC Section 3.059(b).

5.      The certificate of formation being restated and all amendments and supplements thereto are hereby amended and restated by the attached Certificate of Formation.

*        *        *        *        *

Annex C-1

AMENDED AND RESTATED
CERTIFICATE OF FORMATION
of
GrabAGun Digital Holdings Inc.

(giving effect to all amendments through [EFFECTIVE DATE])

___________________________________________

The undersigned, for purposes of this Amended and Restated Certificate of Formation (as amended from time to time, including the terms of any Preferred Stock Designation (as defined herein), this “Certificate of Formation”) of GrabAGun Digital Holdings Inc., a Texas corporation (the “Corporation”), organized and existing under provisions of the Texas Business Organizations Code, as amended (the “TBOC”), does hereby certify as follows:

ARTICLE I
entity Name and type

The name of the corporation is GrabAGun Digital Holdings Inc. (the “Corporation”) and the Corporation is a for-profit business corporation.

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Texas is 1999 Bryan Street, Suite 900, Dallas, Texas 75201-3136. The name of its registered agent at such address is CT Corporation System. The initial mailing address of the Corporation is 200 East Beltline Road, Suite 403, Coppell, Texas 75019.

ARTICLE III
PURPOSE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the Texas Business Organizations Code or any applicable successor act thereto, as the same may be amended from time to time (the “TBOC”).

ARTICLE IV
CAPITAL STOCK

Section 4.1     Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is two hundred and ten million (210,000,000) shares, consisting of (i) two hundred million (200,000,000) shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) ten million (10,000,000) shares of preferred stock, par value of $0.0001 per share (the “Preferred Stock”).

Section 4.2     Increase or Decrease in Authorized Capital Stock. The number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of at least a majority in voting power of all shares of outstanding stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), irrespective of the provisions of Section 2.364(d) of the TBOC, voting together as a single class, except as may be required by the TBOC, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote by any holders of one or more series of Preferred Stock is required by the express terms of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Section 4.3 of this ARTICLE IV.

Section 4.3     Preferred Stock.

(a)     The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance duly adopted by the Board of Directors of the Corporation (the “Board”), and authority to do so is hereby expressly vested in the Board. The Board is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions and to set forth in a certificate of designations filed pursuant to the TBOC (any such certificate, a “Preferred Stock Designation”) the number of shares to be included in each such series and the designation, powers, preferences, and relative participation, optional or other rights, if any, of the shares

Annex C-2

of each such series and the qualifications, limitations, and restrictions thereof, if any, of any wholly unissued series of Preferred Stock. The authority of the Board with respect to each series shall include, but shall not be limited to and shall not require (unless otherwise required by applicable law), determination of the following:

(1)    the designation of the series, which may be by distinguishing number, letter or title;

(2)    the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(3)    the amounts or rates at which dividends will be payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative, partially cumulative or noncumulative;

(4)    the dates on which dividends, if any, shall be payable;

(5)    the redemption rights and price or prices, if any, for shares of the series, and whether the shares are redeemable, subject to Section 21.303 and 21.304 of the TBOC;

(6)    the terms and amount of any sinking fund, if any, provided for the purchase or redemption of shares of the series;

(7)    the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(8)    whether the shares of the series shall be convertible into or exchangeable for, shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices, rate or rates or assets exchangeable therefor, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(9)    restrictions on the issuance of shares of the same series or any other class or series;

(10)  the voting rights, if any, of the holders of shares of the series; and

(11)  any other powers, preferences and relative, participating, optional or other special rights of each series of Preferred Stock, and any qualifications, limitations or restrictions of such shares,

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock.

Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to any other series of Preferred Stock to the extent permitted by law.

(b)    The Board is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Formation or the resolution of the Board originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. If no shares of a series are outstanding, the Board may delete by resolution such series and any reference to such series in this Certificate of Formation.

Annex C-3

Section 4.4     Common Stock.

(a)     Ranking. All preferences, voting powers, relative participating, optional, or other special rights and privileges, and qualifications, limitations, or restrictions of the Common Stock are expressly made are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

(b)    Voting.

(1)    Each holder of shares of Common Stock shall be entitled to one vote for each such share of Common Stock held upon each matter properly submitted to a vote of the shareholders on which the holders of shares of Common Stock are entitled to vote. Except as otherwise provided by law or this Certificate of Formation, and subject to the rights of the holders of Preferred Stock, at any annual or special meeting of the shareholders the holders of shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the shareholders. Notwithstanding any other provision of this Certificate of Formation to the contrary, except as otherwise required by law, the holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Formation (including any Preferred Stock Designation) that relates solely to the terms, number of shares, powers, designations, preferences, or relative participating, optional or other special rights (including, without limitation, voting rights), or to qualifications, limitations or restrictions thereon, of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Formation (including, without limitation, any Preferred Stock Designation) or pursuant to the TBOC.

(2)    To the maximum extent permitted by applicable law, but subject to the rights, if any, of the holders of Preferred Stock as specified in this Certificate of Formation (including, without limitation, any Preferred Stock Designation), and further except as may be otherwise provided in this Certificate of Formation or in the Bylaws and the provisions of ARTICLE IX of this Certificate of Formation, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter shall be sufficient to approve, authorize, adopt, or to otherwise cause the Corporation to take, or affirm the Corporation’s taking of, any action that is recommended to shareholders by the Board and for which applicable law requires a shareholder vote, including without limitation (i) any disposition or sale of all or substantially all of the Corporation’s assets, (ii) any plan of merger, consolidation or exchange, (iii) any dissolution of the Corporation, (v) any amendment of this Certificate of Formation (other than as set forth in ARTICLE IX) or (vi) any other “fundamental business transaction” as defined in the TBOC. This Section 4.4(b)(2) shall not apply to any action or shareholder vote authorized or required by any addition, amendment or modification to applicable law that becomes effective after the date of execution of this Certificate of Formation if and to the extent a Bylaw adopted by the Board so provides. Any repeal, amendment or modification of any such Bylaw so adopted shall require the same vote of shareholders as would be required to approve the action or vote subject to such Bylaw had the first sentence of this Section 4.4(b)(2) not applied to such action or vote.

(c)     Dividends. Subject to the rights of the holders of Preferred Stock, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in such dividends and distributions.

Section 4.5     No Preemptive Rights. No share of Common Stock or Preferred Stock shall entitle any holder thereof to any preemptive or preferential right to purchase or subscribe for (i) any shares of any class or series of stock of the Corporation, whether now or hereafter authorized, or (ii) any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such shareholder. The Board may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.

Annex C-4

ARTICLE V
BOARD OF DIRECTORS

Section 5.1     General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.2     Number of Directors; Election; Term.

(a)     Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the total number of authorized directors constituting the Board shall be fixed solely by resolution of the Board.

(b)    Subject to the rights of holders of any series of Preferred Stock with respect to the election of directors, each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal.

(c)     Elections of directors of the Corporation need not be by written ballot unless the Bylaws of the Corporation so provide.

(d)    No shareholder will be permitted to cumulate votes for the election of directors of the Corporation or for any other purpose.

Section 5.3     Vacancies and Newly Created Directorships. Subject to the rights of holders of any series of Preferred Stock, and except as otherwise required by the TBOC, vacancies occurring on the Board for any reason and newly created directorships resulting from any increase in the authorized number of directors shall be filled only by (a) by the Board at any meeting of the Board by the affirmative vote of a majority of the remaining directors then in office (even if the remaining directors constitute less than a quorum of the Board), or (b) by a sole remaining director. Except as otherwise required by the TBOC, a person so elected or appointed by the Board to fill a vacancy or newly created directorship shall hold office for the remainder of the term to which the director has been selected and until his or her successor shall be duly elected and qualified, or until such Director’s earlier death, resignation, or removal.

Section 5.4     Removal. Subject to the rights of holders of any series of Preferred Stock with respect to the election or removal of directors, any director or the entire Board may be removed at any time only for cause, at a meeting called for that purpose, by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock. Except as applicable law otherwise provides, for purposes of this Section 5.4, “cause” for the removal of a director shall be deemed to exist only if the director whose removal is proposed: (i) has been convicted of a felony by a court of competent jurisdiction (and that conviction is no longer subject to direct appeal); (ii) has been found to have been grossly negligent or guilty of willful misconduct in the performance of his duties to the Corporation in any matter of substantial importance to the Corporation by (a) the affirmative vote of at least 80% of the directors then in office at any meeting of the Board called for that purpose or (b) a court of competent jurisdiction (and that finding is no longer subject to direct appeal); or (iii) has been adjudicated by a court of competent jurisdiction to be mentally incompetent, which mental incompetency directly affects his ability to serve as a director of the Corporation. A reduction in the authorized number of directors does not remove any director from office prior to the expiration of the director’s term of office.

Section 5.5     Committees. Pursuant to the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law.

Section 5.6     Amendments to the Bylaws. In furtherance and not in limitation of the powers conferred by statute, the Board is hereby expressly authorized to adopt, alter, amend or repeal the bylaws of the Corporation without the assent or vote of the shareholders, including without limitation the power to fix, from time to time, the number of directors that shall constitute the whole Board, subject to the right of the shareholders to alter, amend, or repeal the bylaws made by the Board.

Annex C-5

ARTICLE VI
ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

Section 6.1     Action by Written Consent. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all holders of the outstanding shares of stock of the Corporation entitled to vote on such matter. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

Section 6.2     Advance Notice. Advance notice of shareholder nominations for election of directors and other business to be brought by shareholders at any meeting of shareholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 6.3     Special Meetings. Except as otherwise expressly provided by the terms of any series of Preferred Stock permitting the holders of such series of Preferred Stock to call a special meeting of the holders of such series, special meetings of shareholders of the Corporation may be called only (a) by one or more record shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the TBOC) of the outstanding shares of stock entitled to vote at such special meeting and who have complied with the requirements set forth in the Bylaws or (b) by the Board, the Chairman of the Board, the Chief Executive Officer, or (to the extent required by the TBOC) the President of the Corporation. A special meeting of shareholders may not be called by any other person. The Board may postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the shareholders.

ARTICLE VII
LIMITATION ON LIABILITY; INDEMNIFICATION

Section 7.1     Limitation on Liability.

(a)     To the fullest extent permitted by the TBOC and applicable law, as the same exists or may hereafter be amended from time to time, a director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director’s capacity as a director, including for a breach of fiduciary duty as a director.

(b)    To the fullest extent permitted by the TBOC and applicable law, as the same exists or may hereafter be amended from time to time, an officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the officer’s capacity as an officer, including for a breach of fiduciary duty as an officer.

(c)     If the TBOC is amended after the effective date hereof to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBOC, as so amended. Any repeal or amendment of this Section 7.1 by the shareholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Formation inconsistent with this Section 7.1 shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision. The provisions of this Section 7.1 shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Section 7.1.

Section 7.2     Indemnification.

(a)     To the fullest extent permitted by the TBOC and applicable law, as it presently exists or may hereafter be amended from time to time, the Corporation is authorized to provide indemnification of (and advancement of expenses to) its directors, officers and agents of the Corporation (and any other persons to which the TBOC permits the Corporation to provide indemnification) through the Bylaws, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise.

Annex C-6

(b)    Neither any amendment nor repeal of this Section 7.2, nor the adoption of any provision of this Certificate of Formation inconsistent with this Section 7.2, shall eliminate or reduce the effect of this Section 7.2 in respect of any matter occurring, or any action or proceeding accruing or arising that, but for this Section 7.2, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE VIII
CORPORATE OPPORTUNITY

Section 8.1     Corporate Opportunity.

(a)     To the fullest extent permitted by the TBOC and applicable law, no director of the Corporation shall have any duty to refrain from (1) engaging in the same or similar activities or lines of business in which the Corporation is engaging or proposes to engage, (2) doing business with any client, customer or vendor of the Corporation, or (3) otherwise competing, directly or indirectly, with the Corporation or any Affiliated Company thereof and no director of the Corporation shall, to the fullest extent permitted by law, be deemed to have breached its fiduciary duties, if any, to the Corporation solely by reason of such director’s engaging in any such activity. Except as otherwise agreed in writing between the Corporation and the applicable director, in the event that a director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such director shall to the fullest extent permitted by law have fully satisfied and fulfilled its fiduciary duty with respect to such corporate opportunity, and the Corporation to the fullest extent permitted by the TBOC and applicable law renounces any interest or expectancy in such business opportunity and waives any claim that such business opportunity constituted a corporate opportunity that should have been presented to the Corporation or any Affiliated Company thereof, if such director acts in a manner consistent with the following policy: if such director acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Corporation and such director, such corporate opportunity shall belong to such director unless such opportunity was expressly offered to such director in its capacity as a director of the Corporation. In the case of any corporate opportunity in which the Corporation has renounced its interest and expectancy in the previous sentence, such director shall to the fullest extent permitted by law not be liable to the Corporation or its shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that such director acquires or seeks such corporate opportunity for itself, directs such corporate opportunity to another person, or otherwise does not communicate information regarding such corporate opportunity to the Corporation.

(b)    For purposes of this ARTICLE VIII, (1) “Affiliated Company,” in respect of the Corporation, shall mean any entity controlled by the Corporation (for the purposes of this definition, “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities, by agreement or otherwise) and (2) “corporate opportunities” shall include, but not be limited to, business opportunities that the Corporation is financially able to undertake, which are, from their nature, in the line of the Corporation’s business, are of practical advantage to it and are opportunities in which the Corporation, but for subsection (a) of this ARTICLE VIII, would have an interest or a reasonable expectancy.

(c)     To the fullest extent permitted by law, any person holding, purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this ARTICLE VIII.

ARTICLE IX
AMENDMENT

The Corporation reserves the right to restate this Certificate of Formation and to amend, alter, change, or repeal any provision contained in this Certificate of Formation (including any rights, preferences or other designations of Preferred Stock) in the manner now or hereafter prescribed by this Certificate of Formation and the TBOC; and all rights, preferences and privileges herein conferred upon shareholders by and pursuant to this Certificate of Formation in its present form or as hereafter amended are granted subject to the right reserved in this ARTICLE IX. Notwithstanding any other provision of this Certificate of Formation, and in addition to any other vote that may be required by law or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision of this Certificate of Formation inconsistent with the purpose and intent of, Section 4.3 of ARTICLE IV, ARTICLE V, ARTICLE VII or this ARTICLE IX (including, without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article).

Annex C-7

ARTICLE X
EXCLUSIVE FORUM

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any current or former director, officer or other employee of the Corporation arising pursuant to any provision of the TBOC or this Certificate of Formation or the bylaws (in each case, as they may be amended from time to time), (iv) any action asserting a claim related to or involving the Corporation that is governed by the internal affairs doctrine, or (v) any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC, shall be the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or if the Federal Court lacks jurisdiction for such action, the Texas Business Court in the First Business Court Division (“Texas Business Court”) of the State of Texas (or if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas); and provided further this sentence shall not apply to any direct claims under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended. Subject to the preceding sentence, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this ARTICLE X.

ARTICLE XI
WAIVER OF JURY TRIAL

TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF THE CORPORATION AND EACH OTHER PERSON WHO IS BOUND BY THE CERTIFICATE OF FORMATION IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE HEREOF TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF THIS ARTICLE XI.

[Signature Page Follows]

Annex C-8

IN WITNESS WHEREOF, this Certificate of Formation has been executed by a duly authorized officer of this Corporation on this ___ day of _____ 2025.

GrabAGun Digital Holdings Inc., a Texas corporation

By:
Name:
Title:

Annex C-9

Annex D

AMENDED AND RESTATED BYLAWS

OF
GRABAGUN DIGITAL HOLDINGS INC.

a Texas corporation

___________________________________________

ARTICLE I — BUSINESS AND PURPOSE

Section 1.1          Purpose. The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the TBOC.

Section 1.2         Powers. In the performance of its business, the Corporation shall have all powers granted by the TBOC. Specifically, and without limitation, the Corporation shall have the power to engage generally in any and all phases of the business of owning, holding, managing, controlling, acquiring, purchasing, disposing of, or otherwise dealing in or with any interest or rights in any real or personal property. The foregoing shall include but is not limited to the power to invest and trade in the securities markets including without limitation the right to buy, sell, trade, barter, or otherwise exchange, acquire, and dispose of stocks, bonds, commodities, futures, options, puts, calls (including naked puts and calls), or other vehicles of public or private companies, mutual funds, or other entities, whether such be for the Corporation’s own account or on the account of a customer or client of the Corporation; where the Corporation engages in such activities on behalf of a client or customer, said transactions may be conducted through banking or brokerage accounts in the Corporation’s own name or in the name of said client or customer. The business and purpose shall include the conducting and engaging in such activities as is necessary or useful in connection with the foregoing.

ARTICLE II — OFFICES

Section 2.1          Registered Office. The registered office and registered agent of the Corporation shall be set forth in the Certificate of Formation and may be changed by resolution of the Board, upon making the appropriate filing with the Texas Secretary of State.

Section 2.2          Other Offices. The Corporation may also have an office or offices or place or places of business within or without the State of Texas as the Board may from time to time designate.

ARTICLE III — MEETING OF SHAREHOLDERS

Section 3.1          Place of Meetings. All meetings of the shareholders shall be held at the principal place of business of the Corporation or at such other place within or outside the State of Texas as may be designated by the Board or officer calling the meeting. If authorized by the Board, and subject to any guidelines and procedures adopted by the Board, shareholders not physically present at a shareholders’ meeting may participate in the meeting by means of remote communication and may be considered present in person and may vote at the meeting, whether held at a designated place or solely by means of remote communication, subject to the conditions imposed by applicable law and the Board.

Section 3.2          Annual Meetings. The annual meeting of the shareholders shall be held at the principal place of business of the Corporation or at such other place within or outside of Texas (or may not be held at any place, but may instead be held solely by means of remote communication if so decided by the Board or as may otherwise be set in the notice of the meeting, in its sole discretion), on such date and at such time as shall be determined from time to time by the Board, for the purpose of electing directors and for transacting other proper business. Failure to designate a time for the annual meeting or to hold the annual meeting at the designated time shall not work a dissolution of the Corporation.

Section 3.3          Special Meetings.

(a)         Special meetings of the shareholders for any purpose or purposes, other than those required by statute, may be called at any time only by the Board, the Chairman of the Board, the Chief Executive Officer or (to the extent required by the TBOC) the President or as otherwise provided in the Certificate of Formation. Special meetings of shareholders shall only be called by the Corporation upon the request of the shareholders made in accordance with Section 3.3(b) below. Except as set forth in this Section 3.3, no other person may call a special meeting of shareholders. Special meetings of the shareholders shall be held at the principal place of business of the Corporation or at such other

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place within or outside of Texas (or may not be held at any place, but may instead be held solely by means of remote communication if so decided by the Board in its sole discretion), on such date and at such time as shall be determined from time to time by the Board, for the purpose set forth in the Corporations notice of meeting.

(b)         A special meeting of the shareholders shall be called by the Corporation following the receipt by the Secretary of a written demand in proper written form for a special meeting of the shareholders (a “Special Meeting Request”) from one or more record shareholders representing ownership of at least fifty percent (50%) (or the highest percentage of ownership that may be set under the TBOC) (the “Requisite Percentage”) of the outstanding shares of stock entitled to vote at such meeting (the “Requisite Holders”) if such Special Meeting Request complies with the requirements set forth in this Section 3.3(b). A Special Meeting Request shall only be valid if it is signed and dated by each of the Requisite Holders (or their duly authorized agents) and if such request sets forth all information required in Section 3.4(a)(2). If a Special Meeting Request complies with this Section 3.3, the Board may fix a record date (in accordance with Section 3.6 herein). If the Board, within ten (10) days after the date on which a valid Special Meeting Request is received, fails to adopt a resolution fixing the record date, the record date shall be the close of business on the tenth (10th) day after the first date on which the Special Meeting Request is received by the Secretary. The Board shall also establish the place (if any), date and time of the special meeting of shareholders requested in such Special Meeting Request. Only matters that are stated in the Special Meeting Request shall be brought before and acted upon during the special meeting of shareholders called according to the Special Meeting Request; provided, however, that nothing herein shall prohibit the Board from submitting any matters to the shareholders at any special meeting of shareholders called by the shareholders pursuant to this Section 3.3(b). Requisite Holders may revoke a Special Meeting Request by written revocation delivered to the Corporation at any time prior to the special meeting of shareholders; provided, however, the Board shall have the sole discretion to determine whether to proceed with the special meeting of shareholders following such written revocation. Additionally, a Requisite Holder whose signature (or authorized agent’s signature) appears on a Special Meeting Request may revoke such Requisite Holder’s participation in a Special Meeting Request at any time by written revocation delivered to the Secretary in the same manner as the Special Meeting Request and if, following any such revocation, the remaining Requisite Holders participating in the Special Meeting Request do not represent at least the Requisite Percentage, the Special Meeting Request shall be deemed revoked. Likewise, any reduction in percentage stock ownership of the Requisite Holders below the Requisite Percentage following delivery of the Special Meeting Request to the Secretary shall be deemed to be a revocation of the Special Meeting Request. If written revocations of requests for the special meeting have been delivered to the Secretary and the result is that shareholders (or their agents duly authorized in writing), as of the date of the Special Meeting Request, entitled to cast less than the Requisite Percentage have delivered, and not revoked, requests for a special meeting to the Secretary, the Secretary shall refrain from mailing the notice of the meeting and send to all requesting shareholders who have not revoked such requests a written notice of any revocation of a request for the special meeting or, if the notice of meeting has been mailed, the Secretary shall send to all requesting shareholders who have not revoked requests for a special meeting a written notice of any revocation of a request for the special meeting and of the Secretary’s intention to revoke the notice of the meeting, and shall thereafter revoke the notice of the meeting. Any request for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting. A Special Meeting Request shall not be valid (and thus the special meeting of shareholders requested pursuant to the Special Meeting Request will not be held) if (i) the Special Meeting Request relates to an item of business that is not a proper subject for shareholder action under applicable law; or (ii) the Special Meeting Request was made in a manner that involved a violation of Section 14(a) under the Exchange Act and the rules and regulations thereunder. In addition, if none of the Requisite Holders appears or sends a representative to present the business or nomination submitted by the shareholders in the Special Meeting Request to be conducted at the special meeting of shareholders, the Corporation need not conduct any such business or nomination for a vote at such special meeting of shareholders.

Section 3.4   Notice of Shareholder Business and Nominations.

(a)         Annual Meetings of Shareholders.

(1)         At an annual meeting of shareholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting of shareholders, nominations of persons for election to the Board of the Corporation and the proposal of other business must be brought (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto), (B) by or at the direction of the Board or any committee thereof, or (C) by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 3.4(a) is delivered to the

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Secretary of the Corporation and on the record date for the determination of shareholders entitled to vote at the annual meeting, who is entitled to vote at the meeting, and who complies with the notice procedures set forth in this Section 3.4(a). For the avoidance of doubt, clause (C) above shall be the exclusive means for a shareholder to make nominations and submit other business (other than matters properly included in the Corporation’s notice of meeting of shareholders a proxy statement under Rule 14a-8 of the Exchange Act) before an annual meeting of shareholders.

(2)         For any nominations or other business to be properly brought before an annual meeting by a shareholder pursuant to clause (C) of paragraph (a)(1) of this Section 3.4, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation at the Corporation’s principal executive offices, and any such proposed business (other than the nominations of persons for election to the Board) must constitute a proper matter for shareholder action at such meeting. To be timely, a shareholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than thirty (30) days prior to such anniversary date, notice by the shareholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above. Such shareholder’s notice shall set forth (A) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class or series and number of shares of stock that are owned beneficially and of record by such nominee as well as any derivative or synthetic instrument, convertible security, put, option, stock appreciation right, swap or similar contract, agreement, arrangement or understanding the value of or return on which is based on or linked to the value of or return on any shares of stock, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, such nominee, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such nominee with respect to securities of the Corporation, (v) all information relating to such nominee that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder, and (vi) such nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the shareholder proposes to bring before the meeting, (i) a brief description of the business desired to be brought before the meeting, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the Bylaws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting, and (iv) any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and any beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Corporation’s books, and of such beneficial owner, (ii) the class or series and number of shares of stock that are owned beneficially and of record by such shareholder and such beneficial owner as well as any derivative or synthetic instrument, convertible security, put, option, stock appreciation right, swap or similar contract, agreement, arrangement or understanding the value of or return on which is based on or linked to the value of or return on any shares of stock, (iii) a description of any agreement, arrangement, or understanding with respect to the nomination or proposal between or among such shareholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee, (iv) a description of any agreement, arrangement, or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the

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shareholder’s notice by, or on behalf of, such shareholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of stock, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such shareholder or such beneficial owner, with respect to securities of the Corporation, (v) a representation that the shareholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, (vi) a representation whether the shareholder or the beneficial owner, if any, intends or is part of a group that intends (I) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding stock required to approve or adopt the proposal or elect the nominee and/or (II) otherwise to solicit proxies or votes from shareholders in support of such proposal or nomination, and (vii) any other information relating to such shareholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

(3)         At the request of the Board, any person nominated by a shareholder for election or reelection as a director must furnish to the Secretary of the Corporation (A) that information required to be set forth in the shareholder’s notice of nomination of such person as a director as of a date subsequent to the date on which the notice of such person’s nomination was given and (B) such other information as may reasonably be required by the Corporation to determine the eligibility of such proposed nominee to serve as an independent director or audit committee financial expert of the corporation under applicable law, securities exchange rule or regulation, or any publicly-disclosed corporate governance guideline or committee charter of the Corporation and (C) that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee; in the absence of the furnishing of such information if requested, such shareholder’s nomination shall not be considered in proper form pursuant to this Section 3.4.

(4)         Notwithstanding anything in the second sentence of paragraph (a)(2) of this Section 3.4 to the contrary, in the event that the number of directors to be elected to the Board of the Corporation at the annual meeting is increased effective after the time period for which nominations would otherwise be due under paragraph (a)(2) of this Section 3.4, and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a shareholder’s notice required by this Section 3.4 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)         Special Meeting of Shareholders.

(1)         Only such business shall be conducted at a special meeting of shareholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board may be made at a special meeting of shareholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (A) by or at the direction of the Board or (B) provided that the Board has determined that directors shall be elected at such meeting, by any shareholder of the Corporation who is a shareholder of record at the time the notice provided for in this Section 3.4(b) is delivered to the Secretary of the Corporation and on the record date for the determination of shareholders entitled to vote at the special meeting, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 3.4(b).

(2)         In the event the Corporation calls a special meeting of shareholders for the purpose of electing one or more directors, any such shareholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the shareholder delivers a notice in the form as is required by paragraph (a)(2) of this Section 3.4 to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special

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meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

(c)         General.

(1)         Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such persons who are nominated in accordance with the procedures set forth in this Section 3.4 shall be eligible to be elected at an annual or special meeting of shareholders to serve as directors, and only such business shall be conducted at a meeting of shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3.4. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (A) to determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this Section 3.4, and (B) if any proposed nomination or business was not made or proposed in compliance with this Section 3.4, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 3.4, unless otherwise required by law, if the shareholder (or a qualified representative of the shareholder) does not appear at the annual or special meeting of shareholders to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 3.4, to be considered a qualified representative of the shareholder, a person must be a duly authorized officer, manager or partner of such shareholder or must be authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders.

(2)         A shareholder providing written notice required by this Section 3.4 shall update and supplement such notice in writing, if necessary, so that the information provided or required to be provided in such notice is true and correct in all material respects as of (i) the record date for the meeting and (ii) the date that is ten (10) business days prior to the meeting and, in the event of any adjournment or postponement thereof, ten (10) business days prior to such adjourned or postponed meeting. In the case of an update and supplement pursuant to clause (i) of this Section 3.4(c)(2), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days after the record date for the meeting. In the case of an update and supplement pursuant to clause (ii) of this Section 3.4(c)(2), such update and supplement shall be received by the Secretary at the principal executive offices of the Corporation not later than five (5) business days prior to the date for the meeting, and, in the event of any adjournment or postponement thereof, five (5) business days prior to such adjourned or postponed meeting.

(3)         For purposes of this Section 3.4, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press, or other national news service, or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14, or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder.

(4)         Notwithstanding the foregoing provisions of this Section 3.4, a shareholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder with respect to the matters set forth in this Section 3.4; provided, however, that any references in these Bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 3.4, and compliance with this Section 3.4 shall be the exclusive means for a shareholder to make nominations or submit other business (other than, as provided in the last sentence of (a)(1), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 3.4 shall be deemed to affect any rights (A) of shareholders to request inclusion of proposals or nominations in the Corporation’s proxy statement pursuant to applicable rules and regulations promulgated under the Exchange Act, or (B) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the Certificate of Formation.

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Section 3.5         Notice of Meetings. Notice of all shareholders’ meetings shall be given in writing by the Secretary or another officer of the Corporation authorized to give such notice, or in case of a special meeting duly requested by shareholders pursuant to Section 3.3 and for which the Secretary has refused to give notice, by the shareholders entitled to call such meeting. Notice of any shareholders’ meeting shall state the date and hour when and the place where it is to be held, if any (or, the means of remote communication, if any, by which shareholders may be deemed to be present in person and vote at such meeting), the record date for determining the shareholders entitled to vote at such meeting if such date is different from the record date for determining the shareholders entitled to notice of such meeting, and, in the case of a special meeting, the purpose or purposes for which such meeting is called. Subject to Section 9.3, and unless otherwise required by law, not more than sixty (60) nor less than ten (10) days (or such other period of time that may be set under the TBOC) prior to any such meeting, such notice shall be given to each shareholder entitled to vote at such meeting as of the record date for determining the shareholders entitled to notice of the meeting, directed by United States mail, postage prepaid, to such shareholder’s address as it appears upon the records of the Corporation. Without limiting the manner by which notices of meetings otherwise may be given effectively to shareholders, any such notice may be given by electronic transmission in accordance with applicable law. If mailed, such notice shall be deemed to be delivered when deposited in the U.S. mail addressed to the shareholder at the shareholder’s address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid.

Section 3.6          Record Date.

(a)         Record Date for Shareholder Meetings. The Board may fix a date, which date shall not be more than sixty (60) days nor less than ten (10) days preceding any meeting of shareholders, as the record date for the determination of the shareholders entitled to notice of such meeting, or the Board may close the stock transfer books for such purpose for a period of not less than ten nor more than 60 days prior to such meeting. If the Board so fixes a date, such date shall also be the record date for determining the shareholders entitled to vote at such meeting unless the Board determines, at the time it fixes such record date, that a later date at least ten (10) days before the date of such meeting shall be the date for making such determination. If no record date is fixed by the Board, the record date for determining shareholders entitled to notice of and to vote at a meeting of shareholders shall be at the close of business on the day next following the day on which notice is given. A determination of shareholders of record entitled to notice of or to vote at a meeting of shareholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for determination of shareholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for shareholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of shareholders entitled to vote in accordance with the provisions of Section 6.101 of the TBOC and this Section 3.6 at the adjourned meeting. In order that the Corporation may determine the shareholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the shareholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board may fix a record date, which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining shareholders for any such purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.

(b)         Record Date for Action by Shareholders Without a Meeting. So long as shareholders of the Corporation have the right to act by written consent in accordance with Section 3.9 and Section 6.1 of ARTICLE VI of the Certificate of Formation, for the purposes of determining the shareholders entitled to consent to corporate action without a meeting, the Board may fix a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board, and which record date shall not be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board. If no record date has been fixed by the Board, the record date for determining shareholders entitled to consent to corporate action without a meeting, when no prior action by the Board is required by applicable law, shall be the first date on which a consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with Section 6.102 of the TBOC. If no record date has been fixed by the Board and prior action by the Board is required by applicable law, the record date for determining shareholders entitled to consent to corporate action without a meeting shall be at the close of business on the day on which the Board adopts the resolution taking such prior action.

Section 3.7          List of Shareholders. The officer who has charge of the stock ledger of the Corporation shall prepare and make, not later than the 11th day before every meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting. The list shall be arranged in alphabetical order, showing the address of each shareholder, the number of shares of stock registered in the name of each shareholder and such other information

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as required by the TBOC. Such list shall be open to the examination of any shareholder for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting, during ordinary business hours, at the principal place of business of the Corporation. A list of shareholders entitled to vote at the meeting shall be produced and kept at the time and place, if any, of the meeting during the whole time thereof and may be examined by any shareholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the shareholders entitled to vote in person or by proxy at any meeting of shareholders.

Section 3.8          Voting. Except as may be otherwise required by law, the Certificate of Formation or these Bylaws, (a) every shareholder of record shall be entitled to one (1) vote for each share of stock held of record by such shareholder on the record date for determining the shareholders entitled to vote or act by written consent; (b) in all matters other than a “fundamental business transaction” (as defined in the TBOC) or a contested election of directors, the affirmative vote of the majority of outstanding shares of stock present in person or represented by proxy at a shareholders’ meeting having a quorum and entitled to vote on the subject matter shall be the act of the shareholders; (c) for a fundamental business transaction, the affirmative vote of the holders of at least a majority of the outstanding shares of stock entitled to vote on the matter shall be the act of the shareholders; and (d) in a contested election of directors, directors shall be elected by a plurality of the votes of the shares of stock present in person or represented by proxy at a shareholders’ meeting having a quorum and entitled to vote on the election of directors. No shareholder will be permitted to cumulate votes at any election of directors.

Section 3.9          Action by Written Consent. Subject to the rights of the holders of any series of preferred stock, any action required or permitted by the TBOC to be taken at any annual or special meeting of shareholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by all holders of the outstanding shares of stock of the Corporation entitled to vote on such matter. Any such action taken by written consent shall be delivered to the Corporation at its principal office.

Section 3.10        Proxies. At any meeting of the shareholders, any shareholder entitled to vote thereat may authorize another person or persons to act for such shareholder by proxy authorized by an instrument in writing or by transmission permitted by law filed in accordance with the procedure established for the meeting, but no proxy shall be voted or acted upon after 11 months from the date of its execution, unless the proxy provides for a longer period. Each proxy will be revocable unless expressly provided therein to be irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power. A written proxy may be in the form of a telegram, cablegram, or other means of electronic transmission which sets forth or is submitted with information from which it can be determined that the telegram, cablegram, or other means of electronic transmission was authorized by the person.

Section 3.11        Quorum. Except as may be otherwise required by law, the TBOC or the Certificate of Formation, at any meeting of the shareholders, the presence in person or by proxy of the holders of record of shares of stock that would constitute a majority of the votes if all the issued and outstanding shares of stock entitled to vote at such meeting were present and voted shall be necessary to constitute a quorum; provided, however, that, where a separate vote by a class or series of stock is required, a quorum shall consist of the presence in person or by proxy of the holders of record of shares of stock that would constitute a majority of votes of such class or series if all issued and outstanding shares of stock of such class or series entitled to vote at such meeting were present and voted. In the absence of a quorum and until a quorum is secured, either the chairman of the meeting or a majority of the votes cast at the meeting by shareholders who are present in person or by proxy may adjourn the meeting, from time to time, without further notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken. No business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted at the original meeting.

Section 3.12        Adjournment. Any meeting of shareholders may be adjourned at the meeting from time to time, either by the chairman of the meeting, for an announced proper purpose, or by the shareholders, for any purpose, to reconvene at a later time and at the same or some other place, if any, and by the same or other means of remote communication, if any, and, unless otherwise required by law, notice need not be given of any such adjourned meeting if the time and place, if any, or the means of remote communication, if any, thereof are announced at the meeting at which the adjournment is taken. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting

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shall be given to each shareholder of record entitled to vote at the meeting. If after the adjournment a new record date for shareholders entitled to vote is fixed for the adjourned meeting, the Board shall fix a new record date for notice of such adjourned meeting in accordance with the TBOC and Section 3.6 herein and shall give notice of the adjourned meeting to each shareholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. No business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted at the original meeting.

Section 3.13        Organization of Meetings. Meetings of shareholders shall be presided over by the chairman of the meeting, who shall be one of the following, here listed in the order of preference: (a) the Chairman of the Board; or (b) in the Chairman’s absence, the Chief Executive Officer; or (c) in the Chief Executive Officer’s absence, the President; or (d) in the President’s absence, a Vice President; or (d) in the absence of the foregoing officers, a chairman chosen by the shareholders at the meeting. The Secretary shall act as secretary of the meeting, but in such officer’s absence, the chairman of the meeting shall appoint a secretary of the meeting.

Section 3.14        Conduct of Meetings. Subject to and to the extent permitted by law, the Board may adopt by resolution such rules and regulations for the conduct of meetings of shareholders as it shall deem appropriate. Except to the extent inconsistent with law or such rules and regulations as adopted by the Board, the chairman of any meeting of shareholders shall have the right and authority to prescribe such rules, regulations, and procedures, and to do all such acts, as in the judgment of such chairman are appropriate for the proper conduct of the meeting. Such rules, regulations, or procedures, whether adopted by the Board or prescribed by the chairman of the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting and announcement of the date and time of the opening and closing of the polls for each matter upon which the shareholders will vote at the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders, their duly authorized proxies, or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants; and (f) appointment of inspectors of election and other voting procedures. Unless and to the extent determined otherwise by the Board or the chairman of the meeting, meetings of shareholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section 3.15        Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same right to vote shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally. Subsections (b) and (c) above shall not apply if the Secretary or other person tabulating votes on the Corporation’s behalf has a good faith belief, based on written information received regarding rights or obligations with respect to voting the jointly held shares, that reliance on subsection (b) or (c) above, as applicable, is unwarranted.

ARTICLE IV — BOARD OF DIRECTORS

Section 4.1          General Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board, except as may be otherwise provided in the TBOC or the Certificate of Formation. The Board may adopt such rules and procedures, not inconsistent with the Certificate of Formation, these Bylaws, or applicable law, as it may deem proper for the conduct of its meetings and the management of the Corporation.

Section 4.2          Number. Except as may be otherwise provided in the Certificate of Formation and subject to the rights of holders of any series of preferred stock, the entire Board shall consist of one (1) or more directors, the total number thereof shall be fixed from time to time solely by resolution of the Board. Each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. No decrease in the number of directors will have the effect of shortening the term of any incumbent director. Directors need not be shareholders of the Corporation.

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Section 4.3          Resignations and Vacancies.

(a)         Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the director. A resignation is effective when the resignation is received by the Corporation unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Acceptance of such resignation shall not be necessary to make it effective. A director’s resignation is irrevocable when it takes effect, but is revocable before it takes effect unless the notice of revocation expressly states that it is irrevocable. Unless otherwise provided in the Certificate of Formation or these Bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

(b)         Subject to the rights of holders of any series of preferred stock with respect to the election and appointment of directors, and except as otherwise required by the TBOC, vacancies occurring on the Board for any reason and newly created directorships resulting from an increase in the authorized number of directors shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even if the remaining directors constitute less than a quorum of the Board), or a sole remaining director, at any meeting of the Board. A person so elected or appointed by the Board to fill a vacancy or newly created directorship shall hold office for the remainder of the term to which the director has been selected and until the next election of the class for which such director shall have been assigned by the Board and until his or her successor shall be duly elected and qualified, or until such director’s earlier death, resignation, or removal.

Section 4.4          Meetings. The Board may by resolution provide for regular meetings to be held at such times and places as it may determine, and such meetings may be held without further notice. Special meetings of the Board may be called by the Chairman, the Chief Executive Officer, the President, or by not less than a majority of the directors then in office. Subject to Section 9.3, notice of the time and place of such meeting shall be given by or at the direction of the person or persons calling the meeting, and shall be delivered personally, telephoned, or sent by electronic mail or facsimile, to each director at least twenty-four (24) hours prior to the time of the meeting, or sent by First Class United States mail, postage prepaid, to each director at such director’s address as shown on the records of the Corporation, in which case such notice shall be deposited in the United States mail no later than the fourth (4th) business day preceding the day of the meeting. Unless otherwise specified in the notice of a special meeting, any and all business may be transacted at such meeting. Meetings of the Board, both regular and special, may be held either within or outside the State of Texas. Unless otherwise restricted by the Certificate of Formation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

Section 4.5          Action Without a Meeting. Any action required or permitted by the TBOC to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all the directors or all members of the committee, as the case may be, consent thereto in writing or by electronic transmission, and such writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee, as the case may be.

Section 4.6         Quorum. At any meeting of the Board, the presence of the greater of (x) a majority of the directors then in office and (y) one-third (1/3) of the total number of directors, shall be necessary to constitute a quorum for the transaction of business. Notwithstanding the foregoing, if at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without further notice if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken.

Section 4.7          Vote Necessary to Act and Participation by Conference Telephone. The vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board, except as may otherwise be provided by law, the Certificate of Formation, or these Bylaws. Participation in a meeting by conference telephone or similar means by which all participating directors can hear each other shall constitute presence in person at such meeting.

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Section 4.8          Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Formation or these Bylaws, the Board shall have the authority to fix the compensation of directors.

Section 4.9          Executive and Other Committees.

(a)         The Board may by resolution designate an Executive Committee and/or one or more other committees, each committee to consist of two (2) or more directors, except that the Executive Committee, if any, shall consist of not less than (3) directors. Any such committee, to the extent provided in such resolution or in these Bylaws, shall have and may exercise the powers and authority of the Board in the management of the business and affairs of the Corporation, except in reference to powers or authority expressly forbidden such committee by law (including Section 21.416(c) of the TBOC or any successor statute), and may authorize the seal of the corporation to be fixed to all papers that may require it.

(b)         During the intervals between meetings of the Board, the Executive Committee, unless restricted by resolution of the Board, shall possess and may exercise, under the control and direction of the Board, all of the powers of the Board in the management and control of the business of the Corporation to the fullest extent permitted by law. All action taken by the Executive Committee shall be reported to the Board at its first meeting thereafter and shall be subject to revision or rescission by the Board; provided, however, that rights of third parties shall not be affected by any such action by the Board.

(c)         If any member of any such committee other than the Executive Committee is absent or disqualified, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another director to act at the meeting in the place of any such absent or disqualified member.

(d)         Any such committee shall meet at stated times or on notice to all of its own number. It shall fix its own rules of procedure. A majority shall constitute a quorum, but the affirmative vote of a majority of the whole committee shall be necessary to act in every case.

Section 4.10        Removal. Except as prohibited by applicable law or as may be otherwise provided in the Certificate of Formation and subject to the rights of holders of any series of preferred stock, any director or the entire Board may be removed at any time only for cause by the affirmative vote of the holders of sixty-six and two-thirds percent (66 2/3%) of the voting power of the Voting Stock. A reduction in the authorized number of directors does not remove any director from office prior to the expiration of the director’s term of office.

Section 4.11        Chairman. The Board shall elect a Chairman from among the directors. The Chairman shall preside at all meetings of the Board and shall perform such other duties as may be directed by resolution of the Board or as otherwise set forth in these Bylaws.

ARTICLE V — OFFICERS

Section 5.1          Officers Generally. The Corporation shall have the Chief Executive Officer, the President, the Chief Financial Officer, the Secretary and the Treasurer, all of whom shall be chosen by the Board. The Corporation may also have one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers, and other officers and agents as the Board may deem advisable, all of whom shall be chosen by the Board. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. All officers shall hold office for one (1) year and until their successors are selected and qualified, unless otherwise specified by the Board; provided, however, that any officer shall be subject to removal at any time by Board and the Board may fill any vacant officer position. The officers shall have such powers and shall perform such duties, executive or otherwise, as from time to time may be assigned to them by the Board and, to the extent not so assigned, as generally pertain to their respective offices, subject to the control of the Board. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board.

Section 5.2          Duties of Officers.

(a)         Chief Executive Officer. The Chief Executive Officer shall preside at all meetings of the shareholders and at all meetings of the Board, unless the Chairman of the Board has been appointed and is present. Unless an officer has been appointed Chief Executive Officer of the Corporation, the President shall be the chief

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executive officer of the Corporation and shall, subject to the control of the Board, have general supervision, direction and control of the business and officers of the Corporation. To the extent that a Chief Executive Officer has been appointed and no President has been appointed, all references in these Bylaws to the President shall be deemed references to the Chief Executive Officer. The Chief Executive Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(b)         President. The President shall preside at all meetings of the shareholders and at all meetings of the Board (if a director), unless the Chairman of the Board or the Chief Executive Officer has been appointed and is present. Unless another officer has been appointed Chief Executive Officer of the corporation, the President shall be the chief executive officer of the Corporation and shall, subject to the control of the Board, have general supervision, direction and control of the business and officers of the Corporation. The President shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time.

(c)         Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the Corporation in such form and as often as required by the Board or the President. The Chief Financial Officer, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Chief Financial Officer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the President shall designate from time to time. To the extent that a Chief Financial Officer has been appointed and no Treasurer has been appointed, all references in these Bylaws to the Treasurer shall be deemed references to the Chief Financial Officer. The President may direct the Treasurer, if any, or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the President shall designate from time to time.

(d)         Secretary. The Secretary shall attend all meetings of the shareholders and of the Board and shall record all acts and proceedings thereof in the minute book of the Corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the shareholders and of all meetings of the Board and any committee thereof requiring notice. The Secretary shall perform all other duties provided for in these Bylaws and other duties commonly incident to the office and shall also perform such other duties and have such other powers, as the Board shall designate from time to time. The President may direct any Assistant Secretary or other officer to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board or the President shall designate from time to time.

(e)         Treasurer. Unless another officer has been appointed Chief Financial Officer of the Corporation, the Treasurer shall be the chief financial officer of the Corporation and shall keep or cause to be kept the books of account of the Corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board, the Chief Executive Officer or the President, and, subject to the order of the Board, shall have the custody of all funds and securities of the Corporation. The Treasurer shall perform other duties commonly incident to the office and shall also perform such other duties and have such other powers as the Board, the Chief Executive Officer or the President shall designate from time to time.

(f)          Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board or the Chief Executive Officer, or, if the Chief Executive Officer has not been appointed or is absent, the President shall designate from time to time.

(g)         Other Officers. Other officers of the Corporation shall have such powers and shall perform such duties as may be assigned by the Board.

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Section 5.3          Authority to Sign. The Board may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the Corporation any corporate instrument or document, or to sign on behalf of the Corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the Corporation. All checks and drafts drawn on banks or other depositaries on funds to the credit of the Corporation or in special accounts of the Corporation shall be signed by such person or persons as the Board shall authorize so to do. Unless authorized or ratified by the Board or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the Corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 5.4          Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the Corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board, or, in the absence of such authorization, by the Chairman of the Board, the Chief Executive Officer, the President, or any Vice President.

Section 5.5          Duties of Officers May Be Delegated. In case any officer is absent, or for any other reason that the Board may deem sufficient, the Chief Executive Officer or the President or the Board may delegate for the time being the powers or duties of such officer to any other officer or to any director.

ARTICLE VI — INDEMNIFICATION

Section 6.1          Indemnification.

(a)         Each person who was or is made a party to, or is threatened to be made a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative, arbitrative or investigative (hereinafter, a “proceeding”), by reason of the fact that (1) he or she is or was a director or officer of the Corporation or (2) is or was serving at the request of the Corporation as a director, officer, employee, or agent of another entity or organization, trust, joint venture or other enterprise, including service with respect to employee benefit plans (each such person in (2) to be referred to hereafter as a “delegate” and, together with each such person in (1), a “covered person”), whether the basis of such proceeding is alleged action in an official capacity as such director, officer, employee, or agent, or in any other capacity while serving as such director, officer, employee, or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the TBOC, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than the TBOC permitted the Corporation to provide prior to such amendment), against all expense, liability, and loss (including attorneys’ fees, judgments, arbitration awards, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, delegate or agent, and shall inure to the benefit of his or her heirs, executors, and administrators. The right to indemnification conferred in this ARTICLE VI shall be a contract right and shall include the right of a director or officer to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this ARTICLE VI or otherwise. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall be deemed to be a successful result as to such claim and shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to be in the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The covered person shall be deemed to have been found liable in respect of any proceeding only after such person shall have been so adjudged by the Court after exhaustion of all appeals therefrom. Such indemnification by the Corporation shall include any reasonable expenses actually incurred by such

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person in connection with such proceeding if the person is wholly successful, on the merits or otherwise, in defense of such proceeding. In the event that the covered person is not wholly successful, on the merits or otherwise, in such proceeding but is successful, on the merits or otherwise, as to any claim or issue in such proceeding, the Corporation shall indemnify such person against all expenses actually and reasonably incurred by the person or on the person’s behalf relating to each such claim or issue. To the extent that the covered person is, by reason of the covered person’s corporate status, a witness or otherwise participates in any proceeding at a time when such person is not named as a defendant or respondent in the proceeding, such person shall be indemnified against all expenses actually and reasonably incurred by such person or on such person’s behalf in connection therewith.

(b)         Expenses (including attorneys’ fees) reasonably incurred by a covered person in defending any Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding, without any determination as to the covered person’s entitlement to indemnification, upon receipt of (i) a written request therefor (together with documentation reasonably evidencing such expenses and any documentation as may be required by the TBOC), (ii) an undertaking by or on behalf of the covered person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this ARTICLE VI or the TBOC and (iii) a written affirmation by the covered person of such person’s good faith belief that such person has met the standard of conduct necessary for indemnification under the TBOC. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems reasonably appropriate and shall be subject to the Corporation’s expense guidelines.

(c)         Notwithstanding any other provision of this Article VI, the Corporation may indemnify and advance expenses to persons other than covered persons, including advisory directors, non-executive officers, employees, and agents of the Corporation, to the extent and in the manner provided by the TBOC or the Certificate of Formation.

(d)         If a claim under Sections 6.1(a), (b) or (c) is not paid in full by the Corporation within ninety (90) days after a written claim, together with reasonable evidence as to the amount of such claim, has been received by the Corporation, except in the case of a claim for advancement of expenses (including attorneys’ fees), in which case the applicable period shall be twenty (20) days, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys’ fees, of prosecuting such suit. It shall be a defense to any such suit, other than a suit brought to enforce a claim for expenses (including attorneys’ fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, that the claimant has not met the standards of conduct that make it permissible under the TBOC for the Corporation to indemnify the claimant for the amount claimed, but shall be presumed that the claimant is entitled to indemnification under this Section 6.1 and the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board or a committee thereof, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such suit that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the TBOC nor an actual determination by the Corporation (including the Board or a committee thereof, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the suit or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by a covered person to enforce a right to indemnification or to advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that such covered person is not entitled to such indemnification, or to such advancement of expenses, under this Article VI or otherwise, shall be on the Corporation.

(e)         The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VI shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Formation, bylaw, agreement, or vote of shareholders or disinterested directors, by contract, or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the TBOC or other applicable law.

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(f)          The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee, or agent of the Corporation or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability, or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the TBOC.

(g)         In the case of a claim for indemnification or advancement of expenses against the Corporation under this ARTICLE VI arising out of acts, events, or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee, or agent of any other enterprise at the request of the Corporation, may be entitled to indemnification or advancement of expenses pursuant to such other enterprise’s certificate of incorporation, bylaws, or other governing document, or a contractual agreement between the claimant and such entity, the claimant seeking indemnification or advancement of expenses hereunder shall first seek indemnification or advancement of expenses pursuant to any such governing document or agreement. To the extent that amounts to be paid in indemnification or advancement to a claimant hereunder are paid by such other enterprise, the claimant’s right to indemnification and advancement of expenses hereunder shall be reduced.

(h)         The rights to indemnification and advancement of expenses conferred by this Article VI shall continue as to a covered person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(i)          A covered person shall not be denied indemnification in whole or in part under this Article VI or otherwise by reason of the fact that such person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted or not expressly prohibited by the terms of the Certificate of Formation.

(j)          The person shall be presumed to be entitled to indemnification under this Article VI upon submission of a request to the Corporation for indemnification under Section 6.1(b) and the Corporation shall have the burden of proof in overcoming that presumption in reaching a determination contrary to that presumption.

(k)         WITHOUT LIMITING THE GENERALITY OF ANY OTHER PROVISION HEREUNDER, IT IS THE EXPRESS INTENT OF THIS ARTICLE VI THAT A PERSON BE INDEMNIFIED AND EXPENSES BE ADVANCED REGARDLESS OF SUCH PERSON’S ACTS OF NEGLIGENCE, GROSS NEGLIGENCE, INTENTIONAL OR WILLFUL MISCONDUCT OR THEORIES OF STRICT LIABILITY TO THE EXTENT THAT INDEMNIFICATION AND ADVANCEMENT OF EXPENSES IS ALLOWED PURSUANT TO THE TERMS OF THIS ARTICLE VI AND UNDER THE TBOC.

(l)          For purposes of this ARTICLE VI, references to the “Corporation” shall include, in addition to the Corporation, any successor corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this ARTICLE VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this ARTICLE VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this ARTICLE VI.

(m)        Neither any amendment, repeal or modification of this ARTICLE VI, nor the adoption of any provision of these Bylaws inconsistent with this ARTICLE VI, shall eliminate or adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or adoption.

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(n)         If this ARTICLE VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each director, officer or any other person indemnified pursuant to this ARTICLE VI as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative to the fullest extent permitted by any applicable portion of this ARTICLE VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII — SHARES OF STOCK

Section 7.1          Certificates. Shares of stock shall be represented by certificates, provided that the Board may provide by resolution that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Every holder of record of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman, the Chief Executive Officer, the President, the Chief Financial Officer, or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary, certifying the number of shares of stock owned by such holder. Any of or all the signatures on the certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

Section 7.2          Lost, Stolen, or Destroyed Stock Certificates; Issuance of New Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or the owner’s legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.3          Transfers. Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and, in the case of stock represented by certificate, upon the surrender of a properly endorsed certificate or certificates for a like number of shares. The Corporation shall have power to enter into and perform any agreement with any number of shareholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such shareholders in any manner not prohibited by the TBOC.

Section 7.4          Registered Shareholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Texas.

ARTICLE VIII — DIVIDENDS

Section 8.1          Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Formation and applicable law, if any, may be declared by the Board pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Formation and applicable law.

Section 8.2          Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the Board shall think conducive to the interests of the corporation, and the Board may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE IX — GENERAL MATTERS

Section 9.1          Fiscal Year. The fiscal year of the Corporation will end on December 31. Notwithstanding, the foregoing, the fiscal year shall be subject to change by the Board from time to time, subject to applicable law.

Section 9.2          Corporate Seal. The corporate seal, if any, shall be in such form as shall be prescribed and altered, from time to time, by the Board. The use of a seal or stamp by the Corporation on corporate documents is not necessary and the lack thereof shall not in any way affect the legality of a corporate document.

Section 9.3          Waiver of Notice of Meetings of Shareholders, Directors, and Committees. Any waiver of notice given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, and does object, at the beginning of such meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the shareholders, directors, or members of a committee of the Board need be specified in a waiver of notice.

Section 9.4          Books and Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be maintained on any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, the records so kept comply with Section 3.151 of the TBOC. The Corporation shall so convert any records so kept upon the request of any person entitled to inspect such records pursuant to applicable law.

Section 9.5          Forum for Adjudication of Disputes.

(a)         Unless the Corporation consents in writing to the selection of an alternative forum, the United States District Court for the Northern District of Texas, Dallas Division (the “Federal Court”) or, if the Federal Court lacks jurisdiction for such action, the Texas Business Court in the First Business Court Division (the “Texas Business Court”) of the State of Texas (or, if the Texas Business Court is not then accepting filings or determines that it lacks jurisdiction for such action, a Texas state district court of Dallas County, Texas) shall, to the fullest extent permitted by law, be the sole and exclusive forum for:

(1)         any derivative action or proceeding brought on behalf of the Corporation;

(2)         any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director, officer, employee, or shareholder of the Corporation to the Corporation or the Corporation’s shareholders;

(3)         any action asserting a claim arising pursuant to any provision of the TBOC, the Certificate of Formation, or these Bylaws (as either may be amended or restated from time to time);

(4)         any action asserting a claim governed by the internal affairs doctrine; or

(5)         any action asserting an “internal entity claim” as that term is defined in Section 2.115 of the TBOC.

If any action the subject matter of which is within the scope of this Section 9.5 is filed in a court other than a court located within the State of Texas (a “Foreign Action”) in the name of any shareholder, such shareholder shall be deemed to have consented to: (i) the personal jurisdiction of the state and federal courts located within the State of Texas in connection with any action brought in any such court to enforce this Section 9.5 (an “Enforcement Action”); and (ii) having service of process made upon such shareholder in any such Enforcement Action by service upon such shareholder’s counsel in the Foreign Action as agent for such shareholder. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5(a).

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(b)         Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 9.5(b).

(c)         If any provision of this Section 9.5 shall be held to be invalid, illegal, or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality, and enforceability of such provision in any other circumstance and of the remaining provisions of this Section 9.5 (including, without limitation, each portion of any sentence of this Section 9.5 containing any such provision held to be invalid, illegal, or unenforceable that is not itself held to be invalid, illegal, or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.

Section 9.6          Amendments to the Bylaws. Subject to the provisions of the Certificate of Formation, the Board is expressly empowered to adopt, amend or repeal the Bylaws of the Corporation. The shareholders also shall have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by the Certificate of Formation, any amendment or modification of Section 3.3, Section 3.4, Section 3.8, Section 3.9, Section 4.2, Section 4.3, Section 4.10, Section 6.1 and this Section 9.6 shall require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of the Voting Stock, voting together as a single class.

Section 9.7          WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY THE TBOC AND APPLICABLE LAW, AS THE SAME EXISTS OR MAY HEREAFTER BE AMENDED FROM TIME TO TIME, EACH SHAREHOLDER, EACH OTHER PERSON WHO ACQUIRES AN INTEREST IN ANY STOCK OF THE CORPORATION AND EACH OTHER PERSON WHO IS BOUND BY THE CERTIFICATE OF FORMATION IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY CONCERNING ANY “INTERNAL ENTITY CLAIM” AS THAT TERM IS DEFINED IN SECTION 2.115 OF THE TBOC. IF THE TBOC IS AMENDED AFTER THE EFFECTIVE DATE HEREOF TO AUTHORIZE THE INCLUSION OF ADDITIONAL PERSONS OR CLAIMS UNDER SUCH IRREVOCABLE WAIVER, THEN THE IRREVOCABLE WAIVER OF ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY INTERNAL ENTITY CLAIM SHALL BE EXPANDED TO THE FULLEST EXTENT PERMITTED BY THE TBOC, AS SO AMENDED. ANY PERSON OR ENTITY PURCHASING OR OTHERWISE ACQUIRING ANY INTEREST IN SHARES OF CAPITAL STOCK OF THE CORPORATION SHALL BE DEEMED TO HAVE NOTICE OF, AND KNOWINGLY AND INFORMEDLY CONSENTED AND ACQUIESCED TO, THE WAIVER PROVISIONS OF THIS SECTION 9.7.

Section 9.8          Standing to Institute or Maintain Derivative Proceeding. No shareholder or group of shareholders may institute or maintain a derivative proceeding brought on behalf of the Corporation against any director and/or officer of the Corporation in his or her official capacity, unless the shareholder or group of shareholders, at the time the derivative proceeding is instituted, beneficially owns a number of shares of Common Stock sufficient to meet an ownership threshold of at least three percent of the outstanding shares of the Corporation.

ARTICLE X — CONSTRUCTION AND DEFINED TERMS

Section 10.1        Construction. As appropriate in context, whenever the singular number is used in these Bylaws, the same includes the plural, and whenever the plural number is used in these Bylaws, the same includes the singular. As used in these Bylaws, each of the neuter, masculine, and feminine genders includes the other two genders. As used in these Bylaws, “include,” “includes,” and “including” shall be deemed to be followed by “without limitation”.

Section 10.2        Defined Terms. As used in these Bylaws,

“Affiliates” and “associates” shall have the meanings set forth in Rule 405 under the Securities Act.

“Board” means the board of directors of the Corporation.

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“Bylaws” means these bylaws of the Corporation, as the same may be amended from time to time.

“Certificate of Formation” means the Amended and Restated Certificate of Formation of the Corporation, as the same may be amended from time to time.

“Common Stock” means the common stock of the Corporation, par value $0.0001 per share.

“Corporation” means GrabAGun Digital Holdings Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“TBOC” means the Business Organizations Code of the State of Texas, as the same may be amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended.

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APPROVED AND ADOPTED on ________ ___, 2025.

(Secretary Signature)

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Annex E

GRABAGUN DIGITAL HOLDINGS INC.

2025 Stock Incentive Plan

1.           Purpose

The purpose of this 2025 Stock Incentive Plan (the “Plan”) of GrabAGun Digital Holdings Inc., a Texas corporation (the “Company”), is to advance the interests of the Company’s stockholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s stockholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”).

2.           Eligibility

All of the Company’s employees, officers and directors, as well as consultants and advisors to the Company (as the terms consultants and advisors are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards (as defined below) under the Plan. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Stock (as defined in Section 7), Restricted Stock Units (as defined in Section 7) and Other Stock-Based Awards (as defined in Section 8). Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

3.           Administration and Delegation

(a)         Administration by Board of Directors. The Plan will be administered by the Board. The Board shall have the authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan, and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award. All actions and decisions by the Board with respect to the Plan and any Awards shall be made in the Board’s discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)         Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board or the Delegated Persons referred to in Section 3(c) to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee or such Delegated Persons.

(c)         Delegation to Delegated Persons. Subject to any requirements of applicable law (including as applicable Sections 21.157(d) and 21.168(e) of the Texas Business Organizations Code, as amended), the Board may, by resolution, delegate to one or more persons (including officers of the Company) or bodies (such persons or bodies, the “Delegated Persons”) the power to grant Awards (subject to any limitations under the Plan) to eligible service providers of the Company and to exercise such other powers under the Plan as the Board may determine, provided that the Board shall fix: (i) the maximum number of Awards, and the maximum number of shares issuable upon exercise thereof, that may be issued by such Delegated Persons, (ii) the time period during which such Awards, and during which the shares issuable upon exercise thereof, may be issued, and (iii) the minimum amount of consideration (if any) for which such Awards may be issued, and a minimum amount of consideration for the shares issuable upon exercise thereof; and provided further, that no Delegated Person shall be authorized to grant Awards to itself; and provided

Annex E-1

further, that no Delegated Person shall be authorized to grant Awards to any “executive officer” of the Company (as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), or to any “officer” of the Company (as defined by Rule 16a-1(f) under the Exchange Act).

4.           Stock Available for Awards

(a)         Number of Shares; Share Counting.

(1)         Authorized Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to such number of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) as is equal to twelve percent (12%) of the outstanding shares of Common Stock, determined immediately following the closing of the transactions contemplated by the Business Combination Agreement, dated as of January 6, 2025, by and among Colombier Acquisition Corp. II, the Company, Gauge II Merger Sub LLC, Metroplex Trading Company LLC (d/b/a GrabAGun) and Gauge II Merger Sub Corp. (the “Closing).

Subject to adjustment under Section 9, up to ______ of the shares of Common Stock available for issuance under the Plan may be issued as Incentive Stock Options (as defined in Section 5(b)) under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares or treasury shares.

(2)         Share Counting. For the purpose of counting the number of shares available for the grant of Awards under the Plan under this Section 4(a):

(A)        all shares of Common Stock covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants an SAR in tandem with an Option for the same number of shares of Common Stock and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)         to the extent a Restricted Stock Unit award may be settled only in cash, no shares shall be counted against the shares available for the grant of Awards under the Plan;

(C)         if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Common Stock not being issued (including as a result of an SAR or Restricted Stock Unit that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Stock Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of an SAR, the number of shares counted against the shares available under the Plan shall be the full number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(D)        shares of Common Stock delivered (by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase shares of Common Stock upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Awards (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards.

(b)         Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other stock, or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a)(1) or any sublimit contained in the Plan, except as may be required by reason of Section 422 and related provisions of the Code.

(c)         Limit on Awards to Non-Employee Directors. The maximum aggregate amount of cash and value (calculated based on grant date fair value for financial reporting purposes) of Awards granted in any calendar year to any individual non-employee director in his or her capacity as a non-employee director shall not exceed $750,000;

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provided, however, that such maximum aggregate amount shall not exceed $950,000 in any calendar year for any individual non-employee director in such non-employee director’s initial year of service; and provided, further, however, that fees paid by the Company on behalf of any non-employee director in connection with regulatory compliance and any amounts paid to a non-employee director as reimbursement of an expense shall not count against the foregoing limit. The Board may make additional exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the Board may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation. For the avoidance of doubt, this limitation shall not apply to cash or Awards granted to the non-employee director in his or her capacity as an advisor or consultant to the Company.

5.           Stock Options

(a)         General. The Board may grant options to purchase Common Stock (each, an “Option”) and determine the number of shares of Common Stock to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable.

(b)         Incentive Stock Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall only be granted to employees of the Company, any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Stock Option shall be designated a “Nonstatutory Stock Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option or if the Company converts an Incentive Stock Option to a Nonstatutory Stock Option.

(c)         Exercise Price. The Board shall establish the exercise price of each Option or the formula by which such exercise price will be determined. The exercise price shall be specified in the applicable option agreement. The exercise price shall be not less than 100% of the Grant Date Fair Market Value (as defined below) of the Common Stock on the date the Option is granted; provided that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Grant Date Fair Market Value on such future date. “Grant Date Fair Market Value” of a share of Common Stock for purposes of the Plan will be determined as follows:

(1)         if the Common Stock trades on a national securities exchange, the closing sale price (for the primary trading session) on the date of grant; or

(2)         if the Common Stock does not trade on any such exchange, the average of the closing bid and asked prices on the date of grant as reported by an over-the-counter marketplace designated by the Board; or

(3)         if the Common Stock is not publicly traded, the Board will determine the Grant Date Fair Market Value for purposes of the Plan using any measure of value it determines to be appropriate (including, as it considers appropriate, relying on appraisals) in a manner consistent with the valuation principles under Section 409A of the Code or any successor provision thereto, and the regulations thereunder (“Section 409A”), except as the Board may expressly determine otherwise.

For any date that is not a trading day, the Grant Date Fair Market Value of a share of Common Stock for such date will be determined by using the closing sale price or average of the bid and asked prices, as appropriate, for the immediately preceding trading day and with the timing in the formulas above adjusted accordingly. The Board can substitute a particular time of day or other measure of “closing sale price” or “bid and asked prices” if appropriate because of exchange or market procedures or can use weighted averages either on a daily basis or such longer period, in each case to the extent permitted by Section 409A.

The Board shall determine the Grant Date Fair Market Value for purposes of the Plan, and all Awards are conditioned on the Participant’s agreement that the Board’s determination is conclusive and binding even though others might make a different determination.

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(d)         Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable Option agreement; provided, however, that no Option will be granted with a term in excess of ten (10) years.

(e)         Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic, and which may be provided to a third-party equity plan administrator) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Shares of Common Stock subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)          Payment Upon Exercise. Common Stock purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)         in cash or by check, payable to the order of the Company;

(2)         except as may otherwise be provided in the applicable Option agreement or approved by the Board, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company funds sufficient to pay the exercise price and any required tax withholding;

(3)         to the extent provided for in the applicable Option agreement or approved by the Board, by delivery (either by actual delivery or attestation) of shares of Common Stock owned by the Participant valued at their fair market value (valued in the manner determined or approved by the Board), provided (i) such method of payment is then permitted under applicable law, (ii) such Common Stock, if acquired directly from the Company, was owned by the Participant for such minimum period of time, if any, as may be established by the Board and (iii) such Common Stock is not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)         to the extent provided for in the applicable Nonstatutory Stock Option agreement or approved by the Board, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the fair market value of the Common Stock (valued in the manner determined or approved by the Board) on the date of exercise;

(5)         to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board by payment of such other lawful consideration as the Board may determine; or

(6)         by any combination of the above permitted forms of payment, to the extent approved by the Board.

(g)         Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding Option granted under the Plan to provide an exercise price per share that is lower than the then-current exercise price per share of such outstanding Option, (2) cancel any outstanding option (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current exercise price per share of the cancelled option, (3) cancel in exchange for a cash payment any outstanding Option with an exercise price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board) or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the New York Stock Exchange or any other exchange or marketplace on which the Company stock is listed or traded (the “Exchange”).

(h)         No Reload Options. No Option granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional Options in connection with any exercise of the original Option.

(i)          No Dividend Equivalents. No Option shall provide for the payment or accrual of dividend equivalents.

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6.           Stock Appreciation Rights

(a)         General. The Board may grant Awards consisting of stock appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Common Stock or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock (valued in the manner determined or approved by the Board) over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)         Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Grant Date Fair Market Value of the Common Stock on the date the SAR is granted; provided that if the Board approves the grant of an SAR effective as of a future date, the measurement price shall be not less than 100% of the Grant Date Fair Market Value on such future date.

(c)         Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of ten (10) years.

(d)         Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

(e)         Limitation on Repricing. Unless such action is approved by the Company’s stockholders, the Company may not (except as provided for under Section 9): (1) amend any outstanding SAR granted under the Plan to provide a measurement price per share that is lower than the then-current measurement price per share of such outstanding SAR, (2) cancel any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan (other than Awards granted pursuant to Section 4(b)) covering the same or a different number of shares of Common Stock and having an exercise or measurement price per share lower than the then-current measurement price per share of the cancelled SAR, (3) cancel in exchange for a cash payment any outstanding SAR with a measurement price per share above the then-current fair market value of the Common Stock (valued in the manner determined or approved by the Board) or (4) take any other action under the Plan that constitutes a “repricing” within the meaning of the rules of the Exchange.

(f)          No Reload SARs. No SAR granted under the Plan shall contain any provision entitling the Participant to the automatic grant of additional SARs in connection with any exercise of the original SAR.

(g)         No Dividend Equivalents. No SAR shall provide for the payment or accrual of dividend equivalents.

7.           Restricted Stock; Restricted Stock Units

(a)         General. The Board may grant Awards entitling recipients to acquire shares of Common Stock (“Restricted Stock”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive shares of Common Stock or cash to be delivered as soon as practicable after the time such Award vests or on a deferred basis (“Restricted Stock Units”) (Restricted Stock and Restricted Stock Units are each referred to herein as a “Restricted Stock Award”).

(b)         Terms and Conditions for All Restricted Stock Awards. The Board shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)         Additional Provisions Relating to Restricted Stock.

(1)         Dividends. Any dividends (whether paid in cash, stock or property) declared and paid by the Company with respect to shares of Restricted Stock (“Unvested Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Unvested Dividends will be made no later than the end of the calendar year in which the dividends

Annex E-5

are paid to stockholders of that class of stock or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Stock. No interest will be paid on Unvested Dividends.

(2)         Stock Certificates/Issuance. The Company may require that any stock certificates issued in respect of shares of Restricted Stock, as well as dividends or distributions paid on such Restricted Stock, shall be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee) or, alternatively, that such shares be issued in book entry only, in the name of the Participant with appropriate transfer and forfeiture restrictions. At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions (or, to the extent the Restricted Stock was issued in book entry, remove the restrictions) to the Participant or if the Participant has died, to his or her Designated Beneficiary (as defined below).

(d)         Additional Provisions Relating to Restricted Stock Units.

(1)         Settlement. Upon the vesting of and/or lapsing of any other restrictions with respect to each Restricted Stock Unit, the Participant shall be entitled to receive from the Company (i.e., settlement) the number of shares of Common Stock specified in the Award agreement or (if so provided in the applicable Award agreement or otherwise determined by the Board) an amount of cash equal to the fair market value (valued in the manner determined or approved by the Board) of such number of shares or a combination thereof. The Board may provide that settlement of Restricted Stock Units shall be deferred, on a mandatory basis or at the election of the Participant, in a manner that complies with Section 409A of the Code.

(2)         Voting Rights. A Participant shall have no voting rights with respect to any Restricted Stock Units.

(3)         Dividend Equivalents. The Award agreement for Restricted Stock Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding shares of Common Stock (“Dividend Equivalents”). Dividend Equivalents may be settled in cash and/or shares of Common Stock, as provided in the Award agreement, and shall be subject to the same restrictions on transfer and forfeitability as the Restricted Stock Units with respect to which paid. No interest will be paid on Dividend Equivalents.

8.           Other Stock-Based Awards

(a)         General. The Board may grant other Awards of shares of Common Stock, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other property (“Other Stock-Based Awards”). Such Other Stock-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock-Based Awards may be paid in shares of Common Stock or cash, as the Board shall determine.

(b)         Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Stock-Based Award, including any purchase price applicable thereto.

(c)         Dividend Equivalents. The Award agreement for an Other Stock-Based Award may provide Participants with the right to receive Dividend Equivalents. Dividend Equivalents will be credited to an account for the Participant, may be settled in cash and/or shares of Common Stock as set forth in the Award agreement and shall be subject to the same restrictions on transfer and forfeitability as the Other Stock-Based Award with respect to which paid. No interest will be paid on Dividend Equivalents.

9.           Adjustments for Changes in Common Stock and Certain Other Events

(a)         Changes in Capitalization. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Common Stock other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, and the number and class of securities available for issuance under the Plan that may be issued as Incentive Stock Options under the Plan to employees of the Company as provided

Annex E-6

in Section 5(b), (ii) the share counting rules set forth in Section 4(a)(2), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding award of Restricted Stock and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Stock Unit award and each outstanding Other Stock-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing, in the event the Company effects a split of the Common Stock by means of a stock dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the shares of Common Stock acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such stock dividend.

(b)         Reorganization Events.

(1)         Definition. A “Reorganization Event” shall mean: (a) any merger or consolidation of the Company with or into another entity as a result of which all of the Common Stock of the Company is converted into or exchanged for the right to receive cash, securities or other property or is cancelled, (b) any transfer or disposition of all of the Common Stock of the Company for cash, securities or other property pursuant to a share exchange or other transaction or (c) any liquidation or dissolution of the Company.

(2)         Consequences of a Reorganization Event on Awards Other than Restricted Stock.

(A)        In connection with a Reorganization Event, the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards other than Restricted Stock on such terms as the Board determines (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant):

(i)          provide that such Awards shall be assumed, or substantially equivalent Awards shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof),

(ii)         upon written notice to a Participant, provide that all of the Participant’s unvested Awards will be forfeited immediately prior to the consummation of such Reorganization Event and/or that all of the Participant’s unexercised Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice,

(iii)        provide that outstanding Awards shall become exercisable, realizable or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event,

(iv)        in the event of a Reorganization Event under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (A) the number of shares of Common Stock subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (B) the excess, if any, of (I) the Acquisition Price over (II) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, provided, that if the Acquisition Price per share (as determined by the Board) does not exceed the exercise price of such Award, then the Award shall be canceled without any payment of consideration therefor,

(v)         provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings), and

(vi)        any combination of the foregoing.

In taking any of the actions permitted under this Section 9(b)(2)(A), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically.

Annex E-7

(B)         Notwithstanding the terms of Section 9(b)(2)(A), in the case of outstanding Restricted Stock Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Stock Unit agreement provides that the Restricted Stock Units shall be settled upon a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A)(i) and the Restricted Stock Units shall instead be settled in accordance with the terms of the applicable Restricted Stock Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (iii), (iv) or (v) of Section 9(b)(2)(A) if the Reorganization Event constitutes a “change in control event” as defined under Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Stock Units pursuant to clause (i) of Section 9(b)(2)(A), then the unvested Restricted Stock Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(C)         For purposes of Section 9(b)(2)(A)(i), an Award (other than Restricted Stock) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each share of Common Stock subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Reorganization Event is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determines to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Reorganization Event.

(D)        The Board may impose a limitation on the ability of Participants holding Options and/or SARs to exercise their Awards for the minimum number of days prior to the closing of the Reorganization Event as is reasonably necessary to facilitate the orderly closing of the Reorganization Event. The Company shall provide reasonable notice to Participants of any such limitation on exercise.

(3)         Consequences of a Reorganization Event on Restricted Stock. Upon the occurrence of a Reorganization Event other than a liquidation or dissolution of the Company, the repurchase and other rights of the Company with respect to outstanding Restricted Stock shall inure to the benefit of the Company’s successor and shall, unless the Board determines otherwise, apply to the cash, securities or other property which the Common Stock was converted into or exchanged for pursuant to such Reorganization Event in the same manner and to the same extent as they applied to such Restricted Stock; provided, however, that the Board may provide for termination or deemed satisfaction of such repurchase or other rights under the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, either initially or by amendment, or provide for forfeiture of such Restricted Stock if issued at no cost. Upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Stock or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Stock then outstanding shall automatically be deemed terminated or satisfied.

10.         General Provisions Applicable to Awards

(a)         Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by a Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that, except with respect to Awards subject to Section 409A and Incentive Stock Options, the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof

Annex E-8

if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Common Stock subject to such Award to such proposed transferee; provided, further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)         Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)         Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment or service, authorized leave of absence or other change in the employment or other service status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights or receive any benefits under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(d)         Withholding. The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Common Stock under an Award. The Company may elect to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board, a Participant may satisfy the tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their fair market value (valued in the manner determined or approved by the Company); provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal, state and local tax purposes, including payroll taxes, that are applicable to such supplemental taxable income), except that, to the extent that the Company is able to retain shares of Common Stock having a fair market value (determined by, or in a manner approved by, the Company) that exceeds the statutory minimum applicable withholding tax without financial accounting implications or the Company is withholding in a jurisdiction that does not have a statutory minimum withholding tax, the Company may retain such number of shares of Common Stock (up to the number of shares having a fair market value equal to the maximum individual statutory rate of tax (determined by, or in a manner approved by, the Company)) as the Company shall determine to be necessary to satisfy the tax liability associated with any Award. Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(e)         Amendment of Award. Except as otherwise provided in Sections 5(g) and 6(e) with respect to repricings and Section 11(d) with respect to actions requiring stockholder approval, the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(f)          Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have

Annex E-9

been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(g)         Acceleration. The Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free from some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

11.         Miscellaneous

(a)         No Right to Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b)         No Rights as Stockholder; Clawback Policy. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be issued with respect to an Award until becoming the record holder of such shares. In accepting an Award under the Plan, a Participant agrees to be bound by any clawback policy the Company has in effect or may adopt in the future.

(c)         Effective Date and Term of Plan. The Plan shall become effective, subject to stockholder approval, upon the Closing (the date on which the Closing occurs, “Effective Date”). No Awards shall be granted under the Plan after the expiration of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

(d)         Amendment of Plan. The Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require stockholder approval under the rules of the Exchange may be made effective unless and until the Company’s stockholders approve such amendment. In addition, if at any time the approval of the Company’s stockholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Stock Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(d) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon stockholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if stockholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Common Stock) prior to such stockholder approval.

(e)         Authorization of Sub-Plans (including for Grants to non-U.S. Employees). The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(f)          Compliance with Section 409A. If and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees to be bound, such portion
Annex E-10

of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A) (the “New Payment Date”), except as Section 409A may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranties and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A but do not to satisfy the conditions of that section.

(g)         Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument such individual executes in his or her capacity as a director, officer, employee or agent of the Company. The Company will indemnify and hold harmless each director, officer, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(h)         Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the State of Texas.

Annex E-11

Annex F

AMENDMENT TO LETTER AGREEMENT

THIS AMENDMENT TO LETTER AGREEMENT (this “Amendment”) is made and entered into as of January 6, 2025, and shall be effective as of the Closing (defined below), by and among (i) Colombier Acquisition Corp. II, a Cayman Islands exempted company registered with limited liability and share capital (“Company” or the “Purchaser”), (ii) Colombier Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), (iii) BTIG, LLC (“BTIG”), (iv) GrabAGun Digital Holdings Inc., a Texas corporation (“Pubco”), (v) Metroplex Trading Company LLC (d/b/a GrabAGun), a Texas limited liability company (the “Target Company”), and (vi) the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team and who, along with the Sponsor and other transferees of the applicable Company securities, is referred to as an “Insider” pursuant to the terms of the Letter Agreement (as defined below). Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Letter Agreement (as defined below) (and if such term is not defined in the Original Letter Agreement, then in the Business Combination Agreement (as defined below)).

RECITALS

WHEREAS, Company, the Sponsor and the other undersigned Insiders are parties to that certain Letter Agreement, dated as of November 20, 2023 (the “Original Letter Agreement” and, as amended by this Amendment, the “Letter Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Ordinary Shares that they may have in connection with the consummation of the proposed Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (although they will be entitled to liquidating distributions from the trust account with respect to any Offering Shares), (iii) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination for which the Company seeks approval, and (iv) certain transfer restrictions with respect to the Founder Shares, Private Placement Warrants and Working Capital Warrants (and the Ordinary Shares underlying such Private Placement Warrants and Working Capital Warrants);

WHEREAS, on or about the date hereof, the Company, Pubco, the Target Company and Gauge II Merger Sub LLC, a Texas limited liability company and a wholly-owned subsidiary of Pubco (“Company Merger Sub”) entered into that certain Business Combination Agreement (the “Business Combination Agreement”) and, following the date hereof, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of Pubco to be named “Gauge II Merger Sub Corp.” (“Purchaser Merger Sub”) shall execute a joinder to the Business Combination Agreement and become a party thereto;

WHEREAS, pursuant to the Business Combination Agreement, subject to the terms and conditions thereof, among other matters, upon the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”): (a) in accordance with the Companies Act (Revised) of the Cayman Islands (the “Companies Act”), Purchaser Merger Sub will merge with and into the Purchaser, with the Purchaser continuing as the surviving entity (the “Purchaser Merger”) and each issued and outstanding security of the Purchaser immediately prior to the effective time of the Purchaser Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent Pubco security; (b) in accordance with the Business Organizations Code of the State of Texas (“TBOC”) Company Merger Sub will merge with and into the Target Company, with the Target Company continuing as the surviving entity (the “Company Merger” and together with the Purchaser Merger, the “Mergers”) and each issued and outstanding security of the Target Company immediately prior to the effective time of the Company Merger shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of shares of common stock of Pubco; and (c) as a result of the Mergers, among other matters, the Purchaser and the Target Company will become wholly-owned subsidiaries of Pubco and Pubco will become a publicly traded company, all in accordance with the applicable provisions of the Companies Act and TBOC;

WHEREAS, the parties hereto desire to amend the Original Letter Agreement (i) to add Pubco and the Target Company as parties to the Letter Agreement, (ii) to revise the terms thereof in order to reflect the transactions contemplated by the Business Combination Agreement, including without limitation the issuance of shares of Pubco Common Stock and Pubco Warrants in exchange for the Company’s Ordinary Shares and Warrants, respectively, and (iii) to amend the terms of the lock-up set forth in Section 5 of the Original Agreement; and

Annex F-1

WHEREAS, pursuant to Section 13 of the Original Letter Agreement, the Original Letter Agreement can be amended with the written consent of all parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Addition of Pubco and the Target Company as Parties to the Letter Agreement. The parties hereby agree to add Pubco and the Target Company as parties to the Letter Agreement. The parties further agree that, from and after the Closing, (i) all of the rights and obligations of the Company under the Letter Agreement shall be, and hereby are, assigned and delegated to Pubco as if it were the original “Company” party thereto, and (ii) all references to the Company under the Letter Agreement relating to periods from and after the Closing shall instead be a reference to Pubco. By executing this Amendment, Pubco hereby agrees to be bound by and subject to all of the terms and conditions of the Letter Agreement, as amended by this Amendment, from and after the Closing as if it were the original “Company” party thereto.

2.           Amendments to the Letter Agreement. The Parties hereby agree to the following amendments to the Letter Agreement:

(a)         The defined terms in this Amendment, including without limitation in the preamble and recitals hereto, and the definitions incorporated by reference from the Business Combination Agreement, are hereby added to the Letter Agreement as if they were set forth therein.

(b)         The parties hereby agree that (i) the terms “Offering Shares,” “Class A Ordinary Shares,” “Class B Ordinary Shares,” “Ordinary Shares,” and “Founder Shares”, as used in the Letter Agreement shall include without limitation any and all shares of Pubco Common Stock into which any such securities will convert in the Mergers, and (ii) the terms “Private Placement Warrants” and “Working Capital Warrants” shall include without limitation any and all Pubco Private Warrants into which such securities will convert in the Mergers. The parties further agree that from and after the Closing, any reference in the Letter Agreement to the terms “Private Placement Warrants” and “Working Capital Warrants” will instead refer to Pubco Private Warrants (and any warrants of Pubco or any successor entity issued in consideration of or in exchange for any of such warrants).

(c)         Effective upon the Closing, Section 5(a) of the Original Letter Agreement is hereby deleted in its entirety and replaced with the following:

“(a)        any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (i) six months after the completion of an initial Business Combination, (ii)  subsequent to the consummation of an initial Business Combination, the first date upon which the shares of Pubco Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 Trading Days within any 30-Trading Day period or (iii) subsequent to the consummation of an initial Business Combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities, or other property (the “Founder Shares Lock-up Period”). “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period; and”

Annex F-2

3.           Effectiveness. Notwithstanding anything to the contrary contained herein, this Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

4.           Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Letter Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Letter Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the Original Letter Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Letter Agreement, as amended by this Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the Original Letter Agreement, including without limitation Section 13 thereof.

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Annex F-3

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Amendment to Letter Agreement as of the date first above written.

Sincerely,
COLOMBIER SPONSOR II LLC By: Omeed Malik Advisors LLC, Managing Member
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	Manager
COLOMBIER ACQUISITION CORP. II
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	Chief Executive Officer
GrabAGun Digital Holdings Inc.
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	President and Chief Executive Officer
METROPLEX TRADING COMPANY LLC
By:	/s/ Marc Nemati
Name:	Marc Nemati
Title:	President and Chief Executive Officer

{Signature Page to Amendment to Letter Agreement}

Annex F-4

/s/ Omeed Malik
Name:	Omeed Malik
/s/ Joe Voboril
Name:	Joe Voboril
/s/ Andrew Nasser
Name:	Andrew Nasser
/s/ Jordan Cohen
Name:	Jordan Cohen
/s/ Ryan Kavanaugh
Name:	Ryan Kavanaugh
/s/ Chris Buskirk
Name:	Chris Buskirk
/s/ Candice Willoughby
Name:	Candice Willoughby
/s/ Michael Seifert
Name:	Michael Seifert

Accepted and agreed:

BTIG, LLC

By:	/s/ Paul Wood
Name:	Paul Wood
Title:	Managing Director.

{Signature Page to Amendment to Letter Agreement}

Annex F-5

SECOND AMENDMENT TO LETTER AGREEMENT

THIS SECOND AMENDMENT TO LETTER AGREEMENT (this “Second Amendment”) is made and entered into as of March 17, 2025, and shall be effective as of the Closing, by and among (i) Colombier Acquisition Corp. II, a Cayman Islands exempted company registered with limited liability and share capital (the “Company”), (ii) Colombier Sponsor II LLC, a Delaware limited liability company (the “Sponsor”), (iii) BTIG, LLC (“BTIG”), (iv) GrabAGun Digital Holdings Inc., a Texas corporation (“Pubco”), (v) Metroplex Trading Company LLC (d/b/a GrabAGun), a Texas limited liability company (the “Target Company”) and (vi) the undersigned individuals, each of whom is a member of the Company’s board of directors and/or management team and who, along with the Sponsor and other transferees of the applicable Company securities, is referred to as an “Insider”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the First Amended Letter Agreement (as defined below) and, if such term is not defined in the First Amended Letter Agreement, then in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, the Company, the Sponsor and the other undersigned Insiders are parties to that certain Letter Agreement, dated as of November 20, 2023 (the “Original Letter Agreement” and, as amended by the First Amendment (as defined below) and this Second Amendment and as may be further amended, supplemented, modified and/or restated from time to time, the “Letter Agreement”), pursuant to which the Sponsor and the undersigned Insiders agreed, among other matters, to (i) waive their redemption rights with respect to their Ordinary Shares that they may have in connection with the consummation of the proposed Business Combination, (ii) waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares (although they will be entitled to liquidating distributions from the trust account with respect to any Offering Shares), (iii) vote any Ordinary Shares owned by it, him or her in favor of any proposed Business Combination for which the Company seeks approval, and (iv) certain transfer restrictions with respect to the Founder Shares, Private Placement Warrants and Working Capital Warrants (and the Ordinary Shares underlying such Private Placement Warrants and Working Capital Warrants);

WHEREAS, on January 6, 2025, the Company, Pubco, the Target Company and certain other parties thereto entered into that certain Business Combination Agreement (the “Business Combination Agreement”);

WHEREAS, the parties to the Original Letter Agreement entered into that certain Amendment to Letter Agreement, dated as of January 6, 2025 (the “First Amendment”, and the Original Letter Agreement as amended by the First Amendment, the “First Amended Letter Agreement”) with BTIG, Pubco and the Target Company (i) to add Pubco and the Target Company as parties to the Original Letter Agreement, (ii) to revise the terms thereof in order to reflect the transactions contemplated by the Business Combination Agreement and (iii) to amend the terms of the lock-up set forth in Section 5 of the Original Letter Agreement;

WHEREAS, the parties to the Original Letter Agreement desire to amend the First Amended Letter Agreement upon the terms and subject to the conditions set forth herein to correct a error set forth in Section 5 thereof; and

WHEREAS, pursuant to Section 13 of the First Amended Letter Agreement, the First Amended Letter Agreement can be amended with the written consent of all parties thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.           Amendment to the First Amended Letter Agreement. The Parties hereby agree to the following amendments to the First Amended Letter Agreement:

(a)         The first sentence of clause (a) of Section 5 of the First Amended Letter Agreement is hereby deleted in its entirety and replaced with the following:

“(a)        any Founder Shares (the “Founder Shares Lock-up”) until the earlier of (i) six months after the completion of an initial Business Combination, (ii)  subsequent to the consummation of an initial Business Combination, the first date upon which the VWAP of the shares of Pubco Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like)

Annex F-6

for any 20 Trading Days within any 30-Trading Day period or (iii) subsequent to the consummation of an initial Business Combination, the date on which Pubco consummates a transaction which results in all of its shareholders having the right to exchange their shares for cash, securities, or other property (the “Founder Shares Lock-up Period”).”

2.           Effectiveness. Notwithstanding anything to the contrary contained herein, this Second Amendment shall become effective upon the Closing. In the event that the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, this Second Amendment and all rights and obligations of the parties hereunder shall automatically terminate and be of no further force or effect.

3.           Miscellaneous. Except as expressly provided in this Second Amendment, all of the terms and provisions in the First Amended Letter Agreement are and shall remain in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the First Amended Letter Agreement, or any other right, remedy, power or privilege of any party thereto, except as expressly set forth herein. Any reference to the Letter Agreement in the First Amended Letter Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Letter Agreement, as amended by this Second Amendment (or as the Letter Agreement may be further amended or modified in accordance with the terms thereof and hereof). The terms of this Second Amendment shall be governed by, enforced and construed and interpreted in a manner consistent with the provisions of the First Amended Letter Agreement, including without limitation Section 13 thereof.

{REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGES FOLLOW}

Annex F-7

IN WITNESS WHEREOF, each party hereto has signed or has caused to be signed by its officer thereunto duly authorized this Second Amendment to the First Amended Letter Agreement as of the date first above written.

Sincerely,
COLOMBIER SPONSOR II LLC By: Omeed Malik Advisors LLC, Managing Member
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	Manager
COLOMBIER ACQUISITION CORP. II
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	Chief Executive Officer
GrabAGun Digital Holdings Inc.
By:	/s/ Omeed Malik
Name:	Omeed Malik
Title:	President and Chief Executive Officer
METROPLEX TRADING COMPANY LLC
By:	/s/ Marc Nemati
Name:	Marc Nemati
Title:	President and Chief Executive Officer

Annex F-8

/s/ Omeed Malik
Name:	Omeed Malik
/s/ Joe Voboril
Name:	Joe Voboril
/s/ Andrew Nasser
Name:	Andrew Nasser
/s/ Jordan Cohen
Name:	Jordan Cohen
/s/ Ryan Kavanaugh
Name:	Ryan Kavanaugh
/s/ Chris Buskirk
Name:	Chris Buskirk
/s/ Candice Willoughby
Name:	Candice Willoughby
/s/ Michael Seifert
Name:	Michael Seifert

Accepted and agreed:

BTIG, LLC

By:	/s/ Paul Wood
Name:	Paul Wood
Title:	Managing Director.

[Signature Page to First Amendment to Registration Rights Agreement]

Annex F-9

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Pubco’s amended and restated certificate of incorporation will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Texas Business Organizations Code, and Pubco’s bylaws will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the Texas Business Organizations Code.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Pubco will enter into indemnification agreements with directors, officers, and some employees containing provisions which are in some respects broader than the specific indemnification provisions contained in the Texas Business Organizations Code. The indemnification agreements will require Colombier, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statements Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
2.1#

Business Combination Agreement, dated as of January 6, 2025, by and among Colombier, GrabAGun, Pubco, Company Merger Sub and, upon execution of a joinder, Purchaser Merger Sub (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025, and also included in Annex A)

3.1	Amended and Restated Memorandum and Articles of Association of Colombier, as currently in effect (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)
3.2*	Form of Amended and Restated Certificate of Formation of Pubco, to become effective upon the Business Combination (included in Annex C)
3.3*	Form of Amended and Restated Bylaws of Pubco, to be effective upon the Business Combination (included in Annex D)
4.1	Form of Specimen Unit Certificate (incorporated herein by reference to Colombier’s Form S-1/A filed on November 14, 2023)
4.2	Form of Specimen Class A Ordinary Share Certificate (incorporated herein by reference to Colombier’s Form S-1/A filed on November 14, 2023)
4.3	Form of Specimen Warrant Certificate (incorporated herein by reference to Colombier’s Current Report on Form 10-K filed on March 25, 2024)
4.4

Warrant Agreement, dated November 20, 2023, by and between Colombier and Continental Stock Transfer & Trust Company, as warrant agent (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)

5.1**	Form of Opinion of Baker Botts L.L.P.
8.1**	Form of Federal Tax Opinion of Ellenoff Grossman and Schole LLP
10.1

Form of Letter Agreement, dated November 20, 2023, by and among Colombier, its officers, directors and the Sponsor (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)

10.2

Investment Management Trust Agreement, dated November 20, 2023, between Colombier and Continental Stock Transfer & Trust Company, as trustee (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)

10.3

Registration Rights Agreement, dated November 20, 2023, by and among Colombier and certain security holders (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)

10.4

Form of Amended Registration Rights Agreement, by and among Colombier, Pubco, the Sponsor and the GrabAGun Members (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)

10.5	Administrative Support Agreement, dated November 20, 2023, between Colombier and the Sponsor (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on November 27, 2023)

Exhibit Number	Description of Exhibit
10.6	Promissory Note issued to the Sponsor, dated September 27, 2023 (incorporated herein by reference to Colombier’s Form S-1/A filed on October 6, 2023, as amended)
10.7*†	2025 Stock Incentive Plan (included as Annex D)
10.8

Form of Seller Support Agreement, dated as of January 6, 2025, by and among Colombier, GrabAGun and each of the GrabAGun Members (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)

10.9

Form of Lock-Up Agreement, dated as of January 6, 2025, by and among Pubco, Colombier and each of the GrabAGun Members (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)

10.10

Insider Letter Amendment, dated as of January 6, 2025, by and among Colombier, the Sponsor, IPO Underwriter, Pubco, GrabAGun, Colombier’s officers and directors (at the time of the IPO) and the Sponsor (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)

10.11**

Amendment to Insider Letter Amendment, dated as of March 16, 2025, by and among Colombier, the Sponsor, IPO Underwriter, Pubco, GrabAGun, Colombier’s officers and directors (at the time of the IPO) and the Sponsor.

10.12

Form of Non-Competition and Non-Solicitation Agreement, dated as of January 6, 2025, by and among Pubco, Colombier, and each of the GrabAGun Members (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)

10.13	Shareholders’ Agreement, dated as of January 6, 2025, by and among Pubco, Colombier and GrabAGun (incorporated herein by reference to Colombier’s Current Report on Form 8-K filed on January 8, 2025)
10.14*	Form of Employment Agreement by and between Pubco and Marc Nemati
10.15*	Form of Employment Agreement by and between Pubco and Matthew Vittitow
10.16*	Form of Employment Agreement by and between Pubco and Justin C. Hilty
10.17*	Form of Pubco Director and Officer Indemnification Agreement
21.1**	List of Subsidiaries
23.1*	Consent of WithumSmith+Brown, PC., independent registered public accounting firm of Colombier.
23.2*	Consent of WithumSmith+Brown, PC., independent registered public accounting firm of Pubco.
23.3*	Consent of Weaver and Tidwell, L.L.P., independent registered public accounting firm of GrabAGun.
23.4**	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
23.5**	Consent of Ellenoff Grossman and Schole LLP (included in Exhibit 8.1)
24.1**	Power of Attorney (included on the signature page of this registration statement)
99.1**	Consent of Matthew Vittitow
99.2**	Consent of Donald J. Trump Jr.
99.3**	Consent of Dusty Wunderlich
99.4**	Consent of Blake Masters
99.5**	Consent of Chris Cox
99.6**	Consent of Colion Noir
99.7**	Consent of Kelly Reisdorf
99.8**	Consent of Andrew J. Keegan
99.9*	Preliminary Proxy Card
101.INS	Inline XBRL Instance Document
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.SCH	Inline XBRL Taxonomy Extension Schema Document
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	Inline XBRL Taxonomy Extension Labels Linkbase Document
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)
107**	Filing Fee Table

____________

†        Indicates management contract or compensatory plan or arrangement.

#        Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601. The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*        Filed herewith.

**      Previously filed

***    To be filed by amendment.

Item 22. Undertakings.

(a)     The undersigned registrant hereby undertakes as follows:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining any liability under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.     The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(7)    That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned pursuant to the foregoing provisions, or otherwise, the undersigned has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned of expenses incurred or paid by a director, officer or controlling person of the undersigned in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Palm Beach, Florida on the 30th day of May, 2025.

GrabAGun Digital Holdings Inc.
By:	/s/ Omeed Malik
Name: Omeed Malik
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Omeed Malik	Chief Executive Officer and Director	May 30, 2025
Omeed Malik	(Principal Executive Officer)
*	Chief Financial Officer	May 30, 2025
Joe Voboril	(Principal Financial and Accounting Officer)
*	Director	May 30, 2025
Marc Nemati
* Pursuant to Power of Attorney
By:	/s/ Omeed Malik
Attorney-in-fact

SIGNATURES

Pursuant to the requirements of the Securities Act, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Coppell, Texas on the 30th day of May, 2025.

Metroplex Trading Company LLC
By:	/s/ Marc Nemati
Name: Marc Nemati
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Name	Position	Date
/s/ Marc Nemati	Member	May 30, 2025
Marc Nemati	(Principal Executive Officer)
*	Member	May 30, 2025
Justin C. Hilty	(Principal Financial and Accounting Officer)
*	Member	May 30, 2025
Matthew Vittitow
*	Member	May 30, 2025
Brent Cossey
* Pursuant to Power of Attorney
By:	/s/ Marc Nemati
Attorney-in-fact